As filed with the Securities and Exchange Commission on December 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DENALI HOLDING INC.

(Exact name of registrant as specified in its charter)

Delaware	3571	80-0890963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Dell Way

Round Rock, Texas 78682

(512) 728-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Rothberg, Esq.

Senior Vice President, General Counsel and Secretary

Dell Inc.

One Dell Way

Round Rock, Texas 78682

(512) 728-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Janet B. Wright, Esq. Vice President — Corporate, Securities & Finance Counsel Dell Inc. One Dell Way Round Rock, Texas 78682 (512) 728-7800

Richard Capelouto, Esq.

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 251-5000

and

Christopher R. May, Esq.

Simpson Thacher & Bartlett LLP

600 Travis Street,

Suite 5400

Houston, Texas 77002

(713) 821-5650

	Richard J. Parrino, Esq. Kevin K. Greenslade, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5530	Paul T. Dacier, Esq. Executive Vice President, General Counsel and Assistant Secretary EMC Corporation 176 South Street Hopkinton, Massachusetts 01748 (508) 435-1000	Margaret A. Brown, Esq. Laura P. Knoll, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 573-4800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Class V Common Stock, par value $0.01 per share	222,966,450 shares(1)(2)	N/A	$4,029,032,051.97	$405,723.53
Class C Common Stock, par value $0.01 per share	(5)	N/A	N/A	N/A

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Class V Common Stock”), of Denali Holding Inc. (“Denali”) as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents the maximum number of shares of Class V Common Stock to be issuable pursuant to the merger described in the enclosed proxy statement/prospectus.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1), Rule 457(f)(3) and Rule 457(c) under the Securities Act as follows: (i) the product of (A) $26.04, the average of the high and low sales prices per share of the common stock, par value $0.01 per share (“EMC common stock”), of EMC Corporation (“EMC”), as quoted on the New York Stock Exchange on December 7, 2015, and (B) 2,029,739,069, the estimated maximum possible number of shares of EMC common stock that may be canceled and exchanged in the merger, including the total number of shares of EMC common stock issuable under outstanding EMC equity awards, less (ii) the estimated amount of cash that would be paid by Denali in exchange for such maximum possible number of shares of EMC common stock (which equals $48,815,224,609.45).
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.
(5)	This registration statement registers an indeterminate number of shares of common stock, par value $0.01 per share (“Class C Common Stock”) issuable upon conversion of the Class V Common Stock, at the option of the registrant, into shares of Class C Common Stock in accordance with the terms of the Class V Common Stock. No additional consideration would be paid by the holders of Class V Common Stock upon a conversion of the Class V Common Stock into Class C Common Stock. Accordingly, no separate fee is paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 14, 2015

[●], 2016

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear EMC Corporation Shareholders:

EMC Corporation, referred to as EMC, and Denali Holding Inc., referred to as Denali, have entered into an Agreement and Plan of Merger, dated as of October 12, 2015, referred to as the merger agreement, under which a wholly owned subsidiary of Denali will be merged with and into EMC, and EMC will continue as a wholly owned subsidiary of Denali, which transaction is referred to as the merger. If the merger is completed, EMC shareholders will receive, in exchange for each share of EMC common stock owned immediately prior to the merger, (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of common stock of Denali designated as Class V Common Stock, par value $0.01 per share, equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to represent approximately 65% of EMC’s current interest in the VMware business, which currently consists of approximately 343 million shares of common stock of VMware, Inc. The shares of EMC common stock are listed on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “EMC.” Denali will apply for listing of the Class V Common Stock on the NYSE under the symbol “[●].” The shares of Class V Common Stock will begin trading following the completion of the merger.

EMC will hold a special meeting of its shareholders to vote on certain matters in connection with the proposed merger. Attendance at the special meeting will be limited as more fully described in the accompanying proxy statement/prospectus.

EMC shareholders are cordially invited to attend the special meeting of EMC shareholders. The special meeting will be held at [●] (Eastern Time), on [●], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748. At the special meeting, EMC shareholders will be asked to approve the merger agreement. In addition, EMC shareholders will be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

We cannot complete the merger without the approval of the merger by EMC shareholders. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, a number of related transactions and agreements, and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus (and any documents incorporated by reference into the accompanying proxy statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 35 of the accompanying proxy statement/prospectus.

We hope to see you at the special meeting and look forward to the successful completion of the merger.

Sincerely,

[/s/ Joseph M. Tucci]

Joseph M. Tucci

Chairman of the Board and Chief Executive Officer

EMC Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2016 and is first being mailed to EMC shareholders on or about [●], 2016.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business, financial and other information about EMC from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing, via email or by telephone from EMC or Denali at the following addresses and telephone numbers:

Denali Holding Inc. One Dell Way Round Rock, Texas 78682 Attention: Investor Relations Email: investor_relations@dell.com Telephone: (512) 728-7800	EMC Corporation 176 South Street Hopkinton, Massachusetts 01748 Attention: Investor Relations Email: emc_ir@emc.com Telephone: (508) 435-1000

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated, EMC’s proxy solicitor, toll-free at (888) 750-5834 or collect at (212) 750-5833. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so no later than five business days before the date of the special meeting of shareholders (which is [●], 2016) to receive them before the special meeting.

See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

EMC CORPORATION

176 South Street

Hopkinton, Massachusetts 01748

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2016

[●], 2016

To the Shareholders of EMC Corporation:

A special meeting of shareholders of EMC Corporation, a Massachusetts corporation, referred to as EMC, will be held at [●] (Eastern Time), on [●], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748. At the special meeting, shareholders will be asked to take the following actions:

•	to approve the Agreement and Plan of Merger, dated as of October 12, 2015, as it may be amended from time to time, referred to as the merger agreement, among Denali Holding Inc., a Delaware corporation, referred to as Denali, Dell Inc., a Delaware corporation, referred to as Dell, Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Denali, referred to as Merger Sub, and EMC, pursuant to which Merger Sub will be merged with and into EMC, and EMC will continue as a wholly owned subsidiary of Denali (which transaction is referred to as the merger) (a copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus);

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

EMC will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The EMC board of directors has fixed the close of business on [●], 2016 as the record date for the special meeting. Only holders of record of EMC common stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Attendance at the special meeting will be limited to EMC shareholders as of the record date and to guests of EMC, as more fully described under “Special Meeting of EMC Shareholders—Date, Time and Location” beginning on page 150 of the accompanying proxy statement/prospectus. If you are a shareholder and plan to attend, you MUST pre-register for the special meeting no later than [●], 2016, by visiting [www.emc.com/specialmeeting] and completing the registration form. Shareholders who come to the special meeting, but have not registered electronically, will also be required to present evidence of stock ownership as of [●], 2016. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, referred to as a nominee or intermediary, typically in the form of your most recent monthly statement. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

Approval of the merger agreement requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of EMC common stock represented at the special meeting and entitled to vote thereon.

Under the Massachusetts Business Corporation Act, referred to as the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA subject to certain exceptions. For the reasons described in the accompanying proxy statement/prospectus, EMC has concluded that EMC shareholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and EMC and Denali reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger. Any shareholder seeking to assert appraisal rights should carefully review the procedures described in the accompanying proxy statement/prospectus. A copy of the applicable provisions of the MBCA is attached as Annex C to the accompanying proxy statement/prospectus.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by the record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 35 of the accompanying proxy statement/prospectus. If you have any questions concerning the merger, the merger agreement, the non-binding, advisory vote on the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help submitting a proxy to have your shares of EMC common stock voted, please contact EMC’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

[/s/ Paul T. Dacier]

Paul T. Dacier

Executive Vice President, General Counsel and

Assistant Secretary

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Denali with the U.S. Securities and Exchange Commission, constitutes a prospectus of Denali under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Class V Common Stock to be issued to EMC shareholders as consideration in the merger. This proxy statement/prospectus also constitutes a proxy statement for EMC under Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the special meeting of EMC shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information. The mailing of this proxy statement/prospectus to EMC shareholders will not create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Denali has been provided by Denali and information contained in this proxy statement/prospectus regarding EMC has been provided by EMC.

Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:

•	“Class V Common Stock” refers to the series of Denali common stock, par value $0.01 per share, designated as Class V Common Stock;

•	“Dell” refers to Dell Inc., a Delaware corporation, or, as the context requires, to Dell Inc. and its consolidated subsidiaries;

•	“Dell International” refers to Dell International LLC, a Delaware limited liability company and wholly owned subsidiary of Dell;

•	“Denali” refers to Denali Holding Inc., a Delaware corporation, before the closing on October 29, 2013 of the going-private transaction referred to in this proxy statement/prospectus, and Denali Holding Inc. or, as the context requires, to Denali Holding Inc. and its consolidated subsidiaries from and after such closing;

•	“Denali bylaws” refers to the Amended and Restated Bylaws of Denali Holding Inc., which will be amended and restated prior to the effective time of the merger;

•	“Denali certificate” refers to the Fourth Amended and Restated Certificate of Incorporation of Denali Holding Inc., which will be amended and restated and filed with the Secretary of State of the State of Delaware prior to the effective time of the merger;

•	“Denali Intermediate” refers to Denali Intermediate, Inc., a Delaware corporation;

•	“Denali Tracking Stock Policy” refers to the Tracking Stock Policy Statement regarding DHI Group and Class V Group Matters, a copy of which is attached as Annex B to this proxy statement/prospectus;

•	“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;

•	“DHI Group common stock” refers collectively to the series of Denali common stock, each with a par value $0.01 per share, designated as Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock;

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•	“DOJ” refers to the U.S. Department of Justice;

•	“EMC” refers to EMC Corporation, a Massachusetts corporation;

•	“EMC articles” refers to the Restated Articles of Organization of EMC;

•	“EMC bylaws” refers to the Amended and Restated Bylaws of EMC;

•	“EMC common stock” refers to EMC common stock, par value $0.01 per share;

•	“Evercore” refers to Evercore Group L.L.C.;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refers to [●];

•	“FTC” refers to the U.S. Federal Trade Commission;

•	“GAAP” refers to U.S. Generally Accepted Accounting Principles;

•	“going-private agreement” refers to the Agreement and Plan of Merger, dated as of February 5, 2013, as amended, pursuant to which the going-private transaction of Dell was effected;

•	“going-private consideration” refers to the consideration paid to the public stockholders of Dell in connection with the going-private transaction of Dell;

•	“going-private transaction” refers to the acquisition of Dell by Denali on October 29, 2013 in which the public stockholders of Dell received cash for their shares of Dell common stock;

•	“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Internal Revenue Code” refers to the U.S. Internal Revenue Code of 1986, as amended;

•	“MBCA” refers to the Massachusetts Business Corporation Act;

•	“MD stockholders” refers to Michael S. Dell and the Susan Lieberman Dell Separate Property Trust and any person to whom either of them would be permitted to transfer any equity securities of Denali under the Denali certificate;

•	“merger” refers to the merger of Merger Sub with and into EMC, as a result of which the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of October 12, 2015, as it may be amended from time to time, among Denali, Dell, Merger Sub and EMC, a copy of which is attached as Annex A to this proxy statement/prospectus;

•	“merger consideration” refers to the consideration, per share of EMC common stock, to be received by EMC shareholders in the merger, consisting of:

•	$24.05 in cash, without interest, and

•	a number of shares of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (1) 222,966,450 by (2) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares;

•	“Merger Sub” refers to Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Denali;

- ii -

•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC;

•	“MSD Partners” means MSD Partners, L.P. and its affiliates (other than Michael S. Dell for so long as Michael S. Dell serves as the chief executive officer of Denali);

•	“MSD Partners stockholders” refers to MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company and any person to whom either of them would be permitted to transfer any equity securities of Denali under the Denali certificate;

•	“Nasdaq” refers to the Nasdaq Stock Market;

•	“NYSE” refers to the New York Stock Exchange;

•	“Pivotal” refers to Pivotal Software, Inc., a Delaware corporation;

•	“record date” refers, as to the EMC shareholders entitled to receive notice of, and to vote at, the special meeting of EMC shareholders, the close of business on [●], 2016;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“Silver Lake Partners” refers to Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles;

•	“SLP stockholders” refers to Silver Lake Partners III, L.P., a Delaware limited partnership, Silver Lake Technology Investors III, L.P., a Delaware limited partnership, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P. and any person to whom any of them would be permitted to transfer any equity securities of Denali under the Denali certificate;

•	“Temasek” refers to an affiliate of Temasek Holdings (Private) Limited;

•	“VMware” refers to VMware, Inc., a Delaware corporation;

•	“VMware common stock” refers to Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of VMware;

•	“VMware intercompany notes” refers to (1) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (2) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (3) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC; and

•	“we,” “our” or “us” refers to Denali, Dell or EMC, as the context requires.

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- viii -

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QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and matters to be addressed at the special meeting. These questions and answers may not address all questions that may be important to EMC shareholders. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Questions and Answers Regarding the Merger and the Special Meeting

Q:	Why am I receiving this proxy statement/prospectus?

A:	This proxy statement/prospectus serves as both a proxy statement of EMC for the special meeting of EMC shareholders to be held to obtain shareholder approval of the merger agreement and take the other actions described in this document, and as a prospectus of Denali relating to its offering of the Class V Common Stock to be issued to EMC shareholders as merger consideration pursuant to the merger agreement.

Denali and EMC have agreed to a merger, pursuant to which EMC shareholders will receive the merger consideration described in this proxy statement/prospectus and EMC will become a wholly owned subsidiary of Denali and will no longer be a publicly held corporation. In order to complete the merger, EMC shareholders must approve the merger agreement.

EMC is holding a special meeting of shareholders to obtain the shareholder approval necessary to approve the merger agreement. In addition, EMC shareholders will also be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. EMC’s named executive officers are identified under “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers.”

Your vote is very important. We encourage you to submit a proxy as soon as possible to have your shares of EMC common stock voted.

Q:	What will EMC shareholders receive in the merger?

A:	If the merger is completed, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of whole shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. Based on the number of shares of EMC common stock we currently expect will be issued and outstanding immediately prior to completion of the merger, we estimate that EMC shareholders will receive in the merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

Q:	What is the Class V Common Stock?

A:

The Class V Common Stock, a type of common stock commonly referred to as a tracking stock (as described below), is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to represent approximately 65% of EMC’s current interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares of Class V Common Stock authorized to be issued under the Denali certificate initially will have a one-to-one relationship to the number of shares of VMware common stock currently owned by EMC.

Q:	What are your expectations about how the Class V Common Stock will correlate to VMware Class A common stock?

A:	The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business. While investors may look to the market price of the VMware Class A common stock as a relevant benchmark for the Class V Common Stock, the market prices of the two stocks may not be directly correlated due to the different characteristics of the two securities.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, EMC shareholders will not receive any consideration for their shares of EMC common stock, and EMC will remain an independent public company with EMC common stock being traded on the NYSE. In addition, in certain circumstances, EMC or Denali may be required to pay a termination fee to the other party following the termination of the merger agreement. See “The Merger Agreement—Termination Fees.”

Q:	If I am an EMC shareholder, how will I receive the merger consideration to which I am entitled?

A:	After receiving proper documentation from you, following the effective time of the merger, the exchange agent will forward to you Class V Common Stock, the cash portion of the merger consideration and any cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of shares of EMC common stock for shares of Class V Common Stock and cash, see “Proposal 1: Approval of the Merger Agreement—Exchange of Shares in the Merger.”

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at [●] (Eastern Time), on [●], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of EMC common stock as of the record date, the close of business on [●], 2016, are entitled to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were [●] shares of EMC common stock outstanding. Each outstanding share of EMC common stock is entitled to one vote.

Q:	Who may attend the special meeting?

A:	Attendance at the special meeting will be limited to EMC shareholders as of the record date and to pre-approved guests of EMC. All shareholder guests must be pre-approved by EMC and will be limited to spouses, persons required for medical assistance and properly authorized representatives of EMC shareholders as of the record date. If you are a shareholder and plan to attend, you MUST pre-register for the special meeting no later than [●], 2016, by visiting [www.emc.com/specialmeeting] and completing the registration form.

Shareholders who come to the special meeting, but have not registered electronically, will also be required to present evidence of stock ownership as of [●], 2016. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, typically in the form of your most recent monthly statement. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

The special meeting is a private business meeting. In accordance with the EMC bylaws, EMC’s chairman of the board of directors or other presiding officer has the right and authority to adjourn the special meeting and to determine and maintain the rules, regulations and procedures for the conduct of the special meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the special meeting. Failure to abide by the special meeting rules will not be tolerated and may result in expulsion from the special meeting. A copy of the special meeting rules will be provided to all properly pre-registered shareholders and guests. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you have a disability, EMC can provide reasonable assistance to help you participate in the special meeting. If you plan to attend the special meeting and require assistance, please write or call EMC’s Office of the Secretary no later than [●], 2016, at 176 South Street, Hopkinton, Massachusetts 01748, telephone number (508) 435-1000.

Q:	What are EMC shareholders being asked to vote on?

A:	EMC shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement, pursuant to which Merger Sub will be merged with and into EMC, and as a result of which, the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali;

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The approval of the merger agreement by EMC shareholders is a condition to the obligations of Denali and EMC to complete the merger. Approval of the other proposals is not a condition to the completion of the merger.

Q:	Are there any important risks about the merger or Denali’s business of which I should be aware?

A:	Yes, there are important risks involved. Before making any decision on whether and how to vote, you are urged to read the section “Risk Factors” carefully and in its entirety.

Q:	How does the EMC board of directors recommend that EMC shareholders vote?

A:	The EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interests of EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed merger.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement.

The EMC board of directors also unanimously recommends that EMC shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. For information about these proposals, see “Proposal 1: Approval of the Merger Agreement—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors,” “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” and “Proposal 3: Adjournment of Special Meeting of EMC Shareholders.”

Q:	How do I vote?

A:	You may vote in person at the special meeting or you may designate another person—your proxy—to vote your shares of EMC common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares voted even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you are a shareholder of record for the special meeting, then you can have your shares voted at the special meeting in person or by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the special meeting is [●] (Eastern Time) on [●], 2016.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from your nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you hold shares of EMC common stock through your participation in the EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan, your voting instructions must be received by the plan trustee by [●] (Eastern Time) on [●], 2016, for the trustee to vote your shares. You may not vote these shares in person at the special meeting.

Q:	What is a “broker non-vote”?

A:	Under NYSE rules, brokers and other nominees may use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. A “broker non-vote” occurs on an item when a nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Q:	What EMC shareholder vote is required for (1) the approval of the merger agreement, (2) the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and (3) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, and what happens if I abstain or fail to vote?

A:	The following are the vote requirements:

•	Approval of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting is required to approve the merger agreement. Accordingly, an abstention or failure to vote or a broker non-vote will have the same effect as a vote “AGAINST” the approval of the merger agreement.

•	Non-Binding, Advisory Approval of Compensation Payments: The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger. Abstentions and broker non-votes are not considered votes cast and, therefore, will have no effect on the proposal.

•	Adjournment of Special Meeting of EMC Shareholders: The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. Abstentions and broker non-votes are not considered votes cast and, therefore, will have no effect on the proposal.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the shares of EMC common stock outstanding on the record date entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Q:	If my shares are held in “street name” by my bank, brokerage firm, dealer, trust company or other nominee will my bank, brokerage firm, dealer, trust company or other nominee automatically vote my shares for me?

A:	No. Your bank, brokerage firm, dealer, trust company or other nominee will not vote your shares if you do not provide your bank, brokerage firm, dealer, trust company or other nominee with a signed voting instruction form with respect to your EMC common stock. Therefore, you should instruct your bank, brokerage firm, dealer, trust company or other nominee to vote your EMC common stock by following the directions your bank, brokerage firm, dealer, trust company or other nominee provides.

Because banks, brokerage firms, dealers, trust companies and other nominees do not have discretionary voting authority with respect to any of the proposals at the special meeting, if a beneficial owner of EMC common stock held in “street name” does not give voting instructions to the bank, brokerage firm, dealer, trust company or other nominee for any proposals, then those shares will not be counted as votes cast for or against any of the proposals and will not be counted for purposes of determining whether a quorum is present at the special meeting.

If you hold shares of EMC common stock through your participation in the EMC Corporation 401(k) Savings Plan and you do not give instructions about how your shares are to be voted, the plan trustee will vote your shares in the same manner, proportionally, as it votes the other shares of EMC for which proper and timely instructions of other plan participants have been received by the plan trustee. If you hold shares of EMC common stock through your participation in the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan and do you not give instructions about how your shares are to be voted, the plan trustee may not vote your shares at all.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the EMC common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors. The EMC board of directors has recommended that such proxy cards be voted “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Q:	Is my vote important?

A:	Yes, your vote is very important. The merger cannot be completed without the approval of the merger agreement by EMC shareholders.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement.

Q:	May I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your voting instructions at any time before your shares are voted at the special meeting.

If you are a holder of record as of the record date, you may revoke your proxy by:

•	sending a signed, written notice stating that you revoke your proxy to the Corporate Secretary, at EMC’s offices at 176 South Street, Hopkinton, Massachusetts 01748, Attention: Office of the Secretary, that bears a date later than the date of the proxy you want to revoke and is received by the EMC Office of the Secretary prior to the special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [●], 2016, or by mailing a later-dated, new proxy card that is received by [●] prior to the special meeting; or

•	attending the special meeting (or, if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your voting instructions or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Q:	What happens if I transfer my shares of EMC common stock before the special meeting?

A:	The record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of EMC common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting. However, if you are an EMC shareholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of EMC common stock through the effective time of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form sent to you by your nominee or intermediary. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please sign and return each set separately in order to ensure that all of your shares are voted.

Q:	How do I obtain the voting results from the special meeting?

A:	Preliminary voting results will be announced at the special meeting, and will be set forth in a press release that EMC intends to issue after the special meeting. The press release will be available on the EMC website at www.emc.com. Final voting results for the special meeting will be published in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. A copy of this Current Report on Form 8-K will be available after filing with the SEC on the EMC website and at www.sec.gov.

Q:	What will happen if any or all of the proposals to be considered at the special meeting are not approved?

A:	As a condition to the completion of the merger, EMC shareholders must approve the merger agreement. Completion of the merger is not conditioned or dependent upon the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger. Nor is completion of the merger conditioned upon the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. Additionally, if the merger agreement is terminated by EMC or Denali where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting, EMC will reimburse Denali for all reasonable out-of-pocket expenses incurred by Denali, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate maximum amount of $50 million.

Q:	May EMC shareholders exercise appraisal rights instead of receiving the per share merger consideration for shares of EMC common stock?

A:	Under the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under “Appraisal Rights of EMC Shareholders,” EMC has concluded that EMC shareholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and EMC and Denali reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger.

Under Part 13 of the MBCA, EMC shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting deliver to EMC a written notice of intent to demand payment for such shareholders’ shares of EMC common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

These procedures are summarized under “Appraisal Rights of EMC Shareholders.” In addition, the text of Part 13 of the MBCA is reproduced in its entirety as Annex C to this proxy statement/prospectus.

Q:	Why are EMC shareholders being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger?

A:	The SEC has adopted rules that require EMC to seek a non-binding, advisory vote on the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger.

Q:	What happens if the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger is not approved?

A:	Approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger is not a condition to the completion of the merger. The vote is a non-binding, advisory vote. If EMC shareholders approve the merger and the merger is completed, EMC will be obligated to pay all or a portion of this compensation to its named executive officers in connection with the completion of the merger or certain terminations of employment following the merger, even if EMC shareholders do not approve this proposal.

Q:	What are the material U.S. federal income tax consequences of the merger to EMC shareholders?

A:	It is anticipated that the merger will generally be treated as an exchange by EMC shareholders of shares of EMC common stock for common stock of Denali and cash in a transaction described in Section 351 of the Internal Revenue Code (except to the extent treated as a redemption, as described below).

The closing of the merger is conditioned upon the receipt by each of EMC and Denali, respectively, of an opinion from its tax counsel that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali.

Assuming the receipt and accuracy of such opinions and subject to the discussion below regarding cash provided by EMC, the exchange of shares of EMC common stock for common stock of Denali and cash generally should be treated as an exchange described in Section 351 of the Internal Revenue Code. U.S. holders of EMC common stock who receive cash and Class V Common Stock in the merger should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Class V Common Stock and the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in the exchange for shares of EMC common stock exceeds the holder’s adjusted basis in such shares of EMC common stock, and (2) the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in such exchange for shares of EMC common stock. However, to the extent that cash in the merger is considered to be provided by EMC, (1) the exchange of such cash for EMC common stock should be treated as a redemption of EMC common stock for the cash provided by EMC and (2) to the extent so treated, a U.S. holder of EMC common stock would recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of such holder’s EMC common stock deemed redeemed in such redemption.

The treatment of any cash received instead of a fractional share interest in Class V Common Stock is discussed in “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—Cash in Lieu of Fractional Shares.”

While we believe that, for U.S. federal income tax purposes, Class V Common Stock should be treated as common stock of Denali, there are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published rulings of the U.S. Internal Revenue Service, referred to as the IRS, directly addressing the characterization of stock with characteristics similar to the Class V Common Stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. Accordingly, no assurance can be given that the treatment of the Class V Common Stock as common stock of Denali, if contested, would be sustained by a court.

If the Class V Common Stock were not treated as common stock of Denali, the U.S. federal income tax consequences of the merger to U.S. holders of EMC common stock would differ from those described above. For a more detailed discussion of the material U.S. federal income tax consequences of the merger and the Class V Common Stock, see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.”

EMC shareholders are urged to consult their tax advisors to determine the U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as estate, gift, state, local or non-U.S. tax consequences.

Q:	When do you expect to complete the merger?

A:

As of the date of this proxy statement/prospectus, it is not possible to estimate accurately the closing date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Denali’s and EMC’s obligations to complete the merger. Denali and EMC, however, expect the merger to close during the second or third quarter of Denali’s fiscal year ending February 3, 2017 (within the months of May to October 2016). Because the completion of the merger is conditioned on receipt of governmental approvals and the satisfaction of other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. The merger agreement provides for an outside date of December 16, 2016 for consummation of the merger. For more information regarding the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	What will happen to outstanding EMC equity awards in the merger?

A:	Each currently outstanding EMC stock option will become vested and fully exercisable for a reasonable period of time prior to the effective time of the merger. Each EMC stock option that remains outstanding immediately prior to the effective time of the merger will be automatically exercised immediately prior to the effective time of the merger on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding will reduce the number of shares of EMC common stock otherwise issuable. Each such holder of a net exercised EMC stock option shall thereafter be entitled to receive the merger consideration with respect to the net number of shares of EMC common stock issued upon such net exercise. Except for a limited number of restricted stock units that may be granted following the date of the merger agreement and that will continue in effect as cash awards following the effective time of the merger, each EMC restricted stock unit outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The merger agreement provides that Denali may agree with individual award recipients to different equity treatment with respect to awards made prior to the execution of the merger agreement; no such agreements were in effect as of the date of this proxy statement/prospectus. See “Proposal 1: Approval of The Merger Agreement—Treatment of EMC Equity Awards” for additional information about the treatment of EMC equity awards under the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes, please submit your proxy as promptly as possible, so that your shares may be represented and voted at the special meeting. To submit a proxy or to vote your shares of EMC common stock, do so by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares in street name, please instruct your nominee or intermediary to vote your shares by following the instructions that the nominee or intermediary provides to you with these materials. Your nominee or intermediary will vote your shares of EMC common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction card used by your nominee or intermediary to see if you may submit voting instructions using the telephone or Internet.

Q:	Should I send in my EMC stock certificates now?

A:	No. EMC shareholders should not send in their stock certificates at this time. After the completion of the merger, Denali’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of EMC common stock for the merger consideration. The shares of Class V Common Stock you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “Proposal 1: Approval of the Merger Agreement—Exchange of Shares in the Merger.”

Q:	How will the merger be financed?

A:	The merger will be financed with a combination of equity and debt financing and cash on hand. Denali has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Goldman Sachs, Deutsche Bank, and RBC Capital Markets, for the purpose of financing the merger and refinancing certain existing indebtedness of Denali and EMC. The obligations of the lenders under Denali’s debt financing commitments are subject to a number of customary conditions. Denali’s debt financing commitments will terminate upon the earlier of the termination of the merger agreement in accordance with its terms and December 16, 2016. In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion in the case of EMC) at the closing of the merger for the purpose of financing the transactions contemplated by the merger agreement.

Q:	Does Denali expect to use any of VMware’s cash flows and debt capacity to repay indebtedness incurred by Denali in connection with the merger?

A:	No. The credit structure and plans for servicing the indebtedness of Denali and its subsidiaries after completion of the merger are based entirely on anticipated proceeds from sales of non-core businesses attributable to the DHI Group, operating cash flows attributable to the DHI Group, if any, and working capital improvements by the DHI Group and do not rely on VMware’s cash flows or debt capacity.

Q:	Will the Class V Common Stock issued to EMC shareholders at the time of the completion of the merger be traded on an exchange?

A:	Yes. It is a condition to the closing of the merger that the shares of Class V Common Stock to be issued to EMC shareholders in the merger be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance.

Q:	If I am an EMC shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the special meeting, or desire additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

or

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Attention: Investor Relations

Email: emc_ir@emc.com

Telephone: (508) 435-1000

Q:	Where can I find more information about Denali and EMC?

A:	You can find more information about Denali and EMC from the sources described under “Where You Can Find More Information.”

Questions and Answers Regarding Denali’s Proposed Tracking Stock Structure

Q:	What is a tracking stock?

A:	A tracking stock is a separate class or series of a company’s common stock that is intended to reflect the economic performance of a defined set of assets and liabilities, usually consisting of a specific business or subsidiary.

Q:	What will be the series of common stock of Denali?

A:	The series of common stock of Denali will be the Class V Common Stock and the DHI Group common stock.

•	The Class V Common Stock is initially intended to track the performance of a portion of Denali’s economic interest in the VMware business after the merger. EMC’s interest in the VMware business currently consists of approximately 343 million shares of VMware common stock. The approximately 223 million shares of Class V Common Stock issuable to EMC shareholders as merger consideration (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) will represent approximately 65% of the shares of Class V Common Stock authorized to be issued under the Denali certificate and, as a result, are intended to represent 65% of EMC’s current economic interest in the VMware business. The number of shares of Class V Common Stock authorized to be issued under the Denali certificate initially will have a one-to-one relationship to the number of shares of VMware common stock currently owned by EMC.

•	The DHI Group common stock, which is comprised of four series of common stock, is intended to track the performance of Denali as a whole excluding the interest in the Class V Group to be represented by outstanding shares of Class V Common Stock. Following the merger, we expect the DHI Group common stock initially will include an interest in approximately 35% of EMC’s current economic interest in the VMware business.

•	The assets and liabilities of Denali that are intended to be tracked by the authorized Class V Common Stock, which initially will consist solely of Denali’s economic interest in the VMware business as of the closing of the merger, are referred to as the Class V Group, and the remaining assets and liabilities of Denali that are intended to be tracked by DHI Group common stock (including a retained interest in the Class V Group), are referred to as the DHI Group.

Q:	How are Denali’s interests aligned with the interests of the holders of Class V Common Stock?

A:	After the completion of the merger, Denali will be the largest stockholder of VMware. The owners of DHI Group common stock, which includes Michael S. Dell and the SLP stockholders, will have an economic interest in the approximately 35% of the VMware shares owned by Denali at closing that are not attributed to outstanding shares of Class V Common Stock. As a result, at the completion of the merger, the owners of DHI Group common stock will have an economic interest in approximately 28% of the VMware business. We believe this significant ownership interest by Denali in VMware provides a significant incentive for Denali to promote success at VMware and an alignment of Denali’s interests with the interests of the holders of the Class V Common Stock.

Q:	What is the Capital Stock Committee and what function will it serve in our tracking stock structure?

A:	Denali will create a standing committee of the Denali board of directors known as the Capital Stock Committee, and the Denali board of directors will not be permitted to take certain actions with respect to the Class V Common Stock without the approval of the Capital Stock Committee, including with respect to any changes to the policies governing the relationship between the DHI Group and the Class V Group. The Capital Stock Committee will consist of at least three members, the majority of whom must qualify as independent under the rules of the NYSE. Under such Denali board policies, if such independent directors are granted equity compensation by Denali, approximately half of the value at grant of all such compensation will consist of Class V Common Stock or options to purchase Class V Common Stock.

Q:	What will be the voting rights of the series of stock of Denali after the merger?

A:	Holders of Class V Common Stock will vote together with the DHI Group common stock as a single class except in certain limited circumstances under which the holders of Class V Common Stock will have the right to vote as a separate class and except in the election of Denali’s Group II Directors and Group III Directors, as described under “Description of Denali Capital Stock Following the Merger—Voting Rights.”

Each holder of record of Class V Common Stock and Class C Common Stock will be entitled to one vote per share of Class V Common Stock or Class C Common Stock, as applicable. Holders of Class A Common Stock and Class B Common Stock will be entitled to 10 votes per share of Class A Common Stock or Class B Common Stock, as applicable. Class D Common Stock will not vote on any matters except to the extent required under Delaware law. Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled.

The Class V Common Stock is common stock of Denali and will not vote on matters brought before the shareholders of VMware.

Q:	Who will control Denali following the merger?

A:

After the completion of the merger, by reason of their ownership of substantially all of the Class A Common Stock, the MD stockholders and the MSD Partners stockholders will have the ability to elect all of the Group I Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors, and all of the Group II Directors, who will have an aggregate of 7 of the 13 total votes on the Denali board of directors. By reason of their ownership of all of the Class B Common Stock, the SLP stockholders will have the ability to elect all of the Group III Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors. Immediately following the completion of the merger, Michael S. Dell is expected to be the sole Group II Director and will therefore be entitled to cast a majority of the votes entitled to be cast by all Denali directors and thereby approve any matter submitted to the Denali board of directors other than any matter that also requires approval of the Capital Stock Committee or the audit committee. Immediately following the completion of the merger, Egon Durban and Simon Patterson are expected to be the sole Group III Directors. By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by the holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class V Common Stock, voting together as a single class, the MD stockholders and the MSD Partners stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of Denali common stock voting together as a single class. Through their control of Denali, the MD stockholders and the MSD Partners stockholders will, subject to limited exceptions and certain consent rights of the SLP stockholders and to any required approval of the audit committee or the Capital Stock Committee, be able to control actions to be taken by Denali, including the election of directors of VMware and Denali’s other subsidiaries, and, subject to certain exceptions requiring separate class votes, amendments to Denali’s organizational documents and the approval of significant corporate transactions. Denali’s directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders and not just to holders of a particular series of shares. In addition,

Denali intends to form an executive committee of its board of directors consisting entirely of a Group II Director and a Group III Director (neither of whom are expected to be independent directors) and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee. See “Management of Denali After the Merger.”

Q:	Will the Class V Common Stock be listed on an exchange?

A:	Yes. The Class V Common Stock is expected to be listed on the NYSE. The Class V Common Stock will be freely transferable and will trade just like other publicly listed common stocks.

Q:	What kind of financial information will be publicly available in the future?

A:	Upon the completion of the merger, the Class V Common Stock will be registered under the Exchange Act and Denali will be required to file periodic reports, proxy statements and other information with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q that will include consolidated financial information for Denali as a whole and segment information with financial results for Denali’s VMware business segment, much like the segment information that EMC currently reports for its VMware Virtual Infrastructure segment in its SEC filings. In addition, VMware will remain a public company and will continue to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC and issue periodic press releases and updates just as it does currently.

Q:	Will the Class V Common Stock pay a dividend?

A:	VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay cash dividends on the Class V Common Stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could but is not required to distribute some or all of that amount to the holders of Class V Common Stock. The after-tax amount of any dividends paid on the VMware common stock owned by Denali that is attributable to the Class V Group, but not thereafter distributed by Denali to the holders of Class V Common Stock, would be allocated to the assets tracked by the Class V Common Stock. Any determination to reallocate or use such amounts for any purpose other than to pay dividends on the Class V Common Stock may be made only upon approval of the Capital Stock Committee. For as long as Denali files consolidated U.S. federal income tax returns with VMware, Denali would not be subject to U.S. federal income tax on dividends received on the VMware common stock.

Q:	Will VMware become part of Denali’s consolidated group for U.S. federal income tax purposes?

A:	Denali intends to seek to maintain a sufficient direct or indirect ownership interest in VMware to enable Denali to consolidate with VMware for U.S. federal income tax purposes. As a result, consistent with the practice of EMC, Denali may from time to time acquire, directly or indirectly, additional shares of VMware to the extent necessary to maintain U.S. federal income tax consolidation.

Q:	Does Denali intend to repurchase Class V Common Stock after the completion of the merger?

A:	Following the completion of the merger, Denali intends to consider opportunities to repurchase shares of Class V Common Stock from time to time. Any such repurchases will be subject to Denali’s ability to generate free cash flow (through operations, assets sales or otherwise), to Denali’s objective of reducing its indebtedness in the first 18-24 months after completion of the merger and achieving an investment-grade rating for such indebtedness, to restrictions in Denali’s debt instruments, to the existence of sufficient lawfully available funds for such repurchases and to market conditions and other factors. Denali’s debt facilities are expected initially to permit up to $3 billion of such repurchases and other types of restricted payments, which amount may increase over time based on Denali’s net income and other factors.

Q:	What happens if VMware issues additional shares of common stock?

A:	An issuance of additional common stock by VMware would dilute the ownership of all existing VMware common stockholders, including Denali. Similarly, the economic interest in the VMware business tracked by the Denali Class V Common Stock would be diluted on a pro rata basis.

Q:	How liquid will the Class V Common Stock be?

A:	The Class V Common Stock is expected to have approximately 223 million shares outstanding, compared to the current public float of 79 million shares of VMware common stock, consisting of VMware shares not owned by EMC. We believe that this larger public float will provide greater liquidity to holders of Class V Common Stock.

Q:	Will the Class V Common Stock have exposure to credit risk at Denali?

A:	Yes. Holders of DHI Group common stock and Class V Common Stock will be stockholders of a single company and subject to all risks associated with an investment in Denali and all of our businesses, assets and liabilities. The DHI Group common stock and Class V Common Stock do not have ownership interests in either group and do not entitle their holders to any special rights to receive specific assets of either group. Denali believes the merger will have a neutral or positive impact on Dell’s current corporate debt ratings. Since the completion of its going-private transaction in October 2013, Dell has generated significant free cash flow (defined as cash flows from operations minus capital expenditures), reduced its aggregate indebtedness by approximately $2.5 billion (and Denali has reduced its aggregate indebtedness by $4.5 billion) and improved its corporate debt ratings.

Q:	Can Denali allocate assets and liabilities to the Class V Common Stock that would not initially be part of the Class V Group?

A:	Yes. However, pursuant to the Denali certificate and Denali Tracking Stock Policy, any allocation of assets or liabilities to the Class V Group would need to be in exchange for assets and liabilities having an equivalent fair value, as determined by the Denali board of directors with the approval of the Capital Stock Committee, a majority of whom will be independent directors.

Q:	Why is a tracking stock being used to finance the acquisition of EMC?

A:	The Class V Common Stock gives the shareholders of EMC the opportunity to benefit from any value creation from any revenue synergies of the Class V Group with Dell. Collectively, EMC shareholders indirectly own approximately 81% of VMware as of the date of this proxy statement/prospectus. Upon the completion of the merger, EMC shareholders will receive shares of Class V Common Stock that will be publicly traded and that are intended to track, in the aggregate, an approximately 53% economic interest in the VMware business (assuming no change to the percentage economic interest of EMC in the VMware business prior to the completion of the merger and that EMC shareholders either are not entitled to or do not properly exercise appraisal rights).

Owning EMC’s interest in the VMware business is a fundamental part of Denali’s strategic rationale for this transaction. VMware’s success is important to the business strategy of a merger combining Dell and EMC, and Denali believes it will be in the best interests of its common stockholders after the merger to retain a large economic interest in the VMware business. Additionally, given constraints on the amount of cash financing available for the transaction, the issuance of the Class V Common Stock enables Denali to pay a higher purchase price for EMC than it could in a transaction consisting entirely of 100% cash consideration.

Q:	How common is tracking stock? Do other tracking stocks exist? When was the last time a tracking stock was issued?

A:	Tracking stocks have been utilized many times in the past, including by such blue chip companies as The Walt Disney Company, General Motors, Liberty Media, AT&T and Georgia Pacific, and most recently by Fidelity National Financial, Inc. in June 2014. Additionally, on November 12, 2015, Liberty Media announced that its board of directors authorized its management to pursue a reclassification of its common stock into three new tracking stock groups. While not as common as certain other financing structures, tracking stocks are not a new structure.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus in order to fully understand the merger, the merger agreement and the other related transactions and agreements. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet. Each item in this summary refers to the beginning page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See page 72)

Denali Holding Inc.

Denali Holding Inc., referred to as Denali, is a holding company that conducts its business operations through Dell Inc., referred to as Dell, and Dell’s direct and indirect wholly owned subsidiaries.

Denali was incorporated in the state of Delaware on January 31, 2013 in connection with the going-private transaction of Dell in October 2013. Denali is owned by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake (a global private equity firm), investment funds affiliated with MSD Partners, L.P. (an investment firm that was formed by the principals of MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family), members of Dell’s management and other investors. As of December 1, 2015, Mr. Dell and his wife’s trust beneficially owned approximately 71% of Denali’s voting securities, the investment funds associated with Silver Lake Partners beneficially owned approximately 24% of Denali’s voting securities, and the other stockholders beneficially owned approximately 5% of Denali’s voting securities.

Denali’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Denali’s website address is www.dell.com. Denali’s website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus.

Dell Inc.

Dell is a leading global information technology company that designs, develops, manufactures, markets, sells and supports a wide range of products and services. Dell was incorporated in the state of Delaware in 1984 and is an indirect wholly owned subsidiary of Denali.

Dell’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Dell’s website address is www.dell.com. Dell’s website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus.

Universal Acquisition Co.

Universal Acquisition Co., referred to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Denali. Merger Sub was incorporated on October 8, 2015, solely for the purpose of effecting the merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800.

EMC Corporation

EMC Corporation, referred to as EMC, including its subsidiaries and affiliates, is a company that manages a federation of businesses, each of which plays a vital role in the transformation of IT. These businesses enable customers to build cloud-based infrastructures for existing applications while at the same time helping customers build and run new applications. EMC was incorporated in Massachusetts in 1979.

EMC common stock is listed on the NYSE under the trading symbol “EMC.” EMC’s principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748, its telephone number is (508) 435-1000, and its website is www.emc.com. The information contained in, or that can be accessed through, EMC’s website is not intended to be incorporated into this proxy statement/prospectus.

Special Meeting of EMC Shareholders (See page 150)

General

The special meeting will be held at [●] (Eastern Time), on [●], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748. At the special meeting, EMC shareholders will vote on:

•	the approval of the merger agreement;

•	the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The approval of the merger agreement by EMC shareholders is a condition to the obligations of Denali and EMC to complete the merger.

Record Date

The EMC board of directors has fixed the close of business on [●], 2016, as the record date for determination of the EMC shareholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only EMC shareholders of record on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

As of the record date, there were [●] shares of EMC common stock outstanding and entitled to vote at the special meeting, held by approximately [●] holders of record. Each outstanding share of EMC common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Quorum

A majority of the outstanding shares of EMC common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Required Vote

The required number of votes for the matters to be voted upon at the special meeting depends on the particular proposal to be voted upon:

Proposal		Vote Necessary*
Proposal 1	Approval of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date

Proposal 2	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

Proposal 3	Adjournment of Special Meeting of EMC Shareholders	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

*	Under the rules of the NYSE, if you hold your shares of EMC common stock in street name, your nominee or intermediary may not vote your shares without instructions from you on non-routine matters. Therefore, without your voting instructions, your broker may not vote your shares on Proposal 1, Proposal 2 or Proposal 3. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, and will have no impact on Proposal 2 or Proposal 3. Broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting. If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the EMC common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors. The EMC board of directors has recommended that such proxy cards be voted “FOR” Proposal 1, Proposal 2 and Proposal 3.

Share Ownership of and Voting by EMC Directors and Executive Officers

At the record date, EMC’s directors and executive officers and their affiliates beneficially owned and had the right to vote [●] shares of EMC common stock at the special meeting, which represents [●]% of the shares of EMC common stock entitled to vote at the special meeting.

It is expected that EMC’s directors and executive officers will vote their shares “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The Merger and the Merger Agreement (See pages 156 and 229)

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the MBCA and the DGCL, at the effective time of the merger, Merger Sub will merge with and into EMC. As a result of the merger, the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali. The merger will not be completed without the approval of the merger agreement by EMC shareholders.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see “Proposal 1: Approval of The Merger Agreement” and “The Merger Agreement.”

As of the date of this proxy statement/prospectus, it is not possible to accurately estimate the closing date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Denali’s and EMC’s obligations to complete the merger; however, Denali and EMC expect the merger to close during the second or third quarter of Denali’s fiscal year ending February 3, 2017 (within the months of May to October 2016). Because the completion of the merger is conditioned on receipt of governmental approvals and the satisfaction of other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. The merger agreement provides for an outside date of December 16, 2016 for consummation of the merger.

What EMC Shareholders Will Receive in the Merger (See page 156)

If the merger is completed, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. Based on the number of shares of EMC common stock we currently expect will be issued and outstanding immediately prior to completion of the merger, we estimate that EMC shareholders will receive in the merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to represent approximately 65% of EMC’s current interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares of Class V Common Stock authorized to be issued under the Denali certificate initially will have a one-to-one relationship to the number of shares of VMware common stock currently owned by EMC.

EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors (See page 173)

After consideration and consultation with its advisors, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interests of, EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed merger.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement. For the factors considered by the EMC board of directors in reaching this decision, see “Proposal 1: Approval of the Merger Agreement—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors.”

In addition, the EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. See “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” and “Proposal 3: Adjournment of Special Meeting of EMC Shareholders” for a more detailed discussion of the recommendation.

Opinions of EMC’s Financial Advisors (See page 178)

Opinion of Morgan Stanley

At the meeting of the board of directors of EMC on October 11, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of EMC common stock.

The full text of Morgan Stanley’s written opinion, dated as of October 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus under the caption “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley” is qualified in its entirety by reference to the full text of Morgan Stanley’s written opinion.

The full text of Morgan Stanley’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Morgan Stanley in connection with its opinion.

Opinion of Evercore

At a meeting of the board of directors of EMC held to evaluate the merger on October 11, 2015, Evercore rendered its oral opinion to the board of directors of EMC, subsequently confirmed by delivery of a written opinion, that, as of October 11, 2015, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of EMC common stock that are entitled to receive such consideration in the merger is fair, from a financial point of view, to such holders of EMC common stock.

The full text of Evercore’s written opinion, dated as of October 11, 2015, which sets forth, among other things, the factors considered, procedures followed, assumptions made, and qualifications and limitations on the scope of review undertaken by Evercore in connection with its opinion, is attached as Annex E to this proxy statement/prospectus and is incorporated herein in its entirety by reference.

The full text of Evercore’s written opinion should be read carefully in its entirety for a description of the factors considered, procedures followed, assumptions made, and qualifications and limitations on the scope of review undertaken by Evercore in connection with its opinion. Evercore’s opinion was addressed to, and provided for the information and benefit of, the EMC board of directors in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the EMC board of directors or to any other persons in respect of the merger, including as to how any holder of EMC common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which EMC might engage or the merits of the underlying decision by EMC to engage in the merger. The summary of Evercore’s opinion set forth in this proxy statement/prospectus under the caption “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors—Opinion of Evercore” is qualified in its entirety by reference to the full text of Evercore’s written opinion.

Financing of the Merger (See page 203)

The merger will be financed with a combination of equity and debt financing and cash on hand. Denali has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Goldman Sachs, Deutsche Bank, and RBC Capital Markets, for the purpose of financing the merger and refinancing certain existing indebtedness. The obligations of the lenders under Denali’s debt financing commitments are subject to a number of customary conditions. Denali’s debt financing commitments will terminate upon the earlier of the termination of the merger agreement in accordance with its terms and December 16, 2016. In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion in the case of EMC) at the closing of the merger for the purpose of financing the transactions contemplated by the merger agreement.

For more information on the financing of the merger, see “Proposal 1: Approval of the Merger Agreement—Financing of the Merger,” “The Merger Agreement—Denali Cash on Hand” and “The Merger Agreement—Liquidation of Investments; Cash Transfers” and “The Merger Agreement—Common Stock Purchase Agreements.”

Interests of Certain EMC Directors and Officers (See page 211)

The EMC board of directors and its compensation committee have designed the director and executive compensation programs of EMC, in consultation with independent outside compensation experts, with a view towards attracting and retaining qualified candidates and taking into account, among other things, the compensation practices of EMC peers and competitors for such qualified candidates and market compensation practices generally. However, in considering the recommendation of the EMC board of directors with respect to the approval of the merger agreement, you should be aware that the executive officers and directors of EMC have certain interests in the merger that may be different from, or in addition to, the interests of EMC shareholders generally. The EMC board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that EMC shareholders vote to approve the merger agreement at the special meeting. These interests include, among others:

•	Restricted stock units held by officers and directors will vest immediately prior to the closing (with performance restricted stock units vesting at the target level of performance) and the shares subject to those awards will receive Class V Common Stock, the cash portion of the merger consideration and any cash in lieu of fractional shares in the same manner as other outstanding shares of EMC common stock; and

•	Unvested EMC stock options held by EMC officers will vest and become fully exercisable prior to consummation of the transaction and options held by officers and directors that are unvested immediately prior to the merger will be automatically exercised on a net exercise basis, such that shares of EMC common stock otherwise issuable pursuant to the stock options with a value equal to the aggregate exercise price and applicable tax withholding are used to satisfy those obligations; the shares of EMC common stock issuable upon the exercise of such stock options will receive Class V Common Stock, the cash portion of the merger consideration and any cash in lieu of fractional shares in the same manner as other outstanding shares.

The treatment of EMC equity awards described above is in accordance with the terms of EMC’s governing equity compensation plans.

In addition, the executive officers of EMC are parties to change in control severance agreements that provide severance benefits if there is both (1) a change in control of EMC (which will occur upon the merger) and (2) the executive’s employment is terminated by EMC without cause or if the executive terminates his or her employment for good reason, in each case within 24 months following a change in control. In the case of such a qualifying termination following consummation of the transaction, the officer would receive cash severance equal to a specified multiple (between 2 and 2.99) times the sum of the executive’s annual base salary and target annual bonus, a lump sum cash severance payment equal to the executive’s prorated annual bonus for the year of termination assuming target performance and certain other benefits.

See the section of this proxy statement/prospectus titled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers” for a more detailed description of the interests of EMC’s executive officers and directors.

Management of Denali After the Merger (See page 129)

Denali’s business and affairs will be managed under the direction of the Denali board of directors. Pursuant to the Denali certificate, as described under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Board of Directors—Number, Election and Removal of Directors and Filling Vacancies,” and the Denali stockholders agreement, as described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement,” the Denali board of directors will consist of three classes, the Group I directors, referred to as the Group I Directors, the Group II directors, referred to as the Group II Directors, and the Group III directors, referred to as the Group III Directors.

After completion of the merger, by reason of their ownership of substantially all of the Class A Common Stock, the MD stockholders and the MSD Partners stockholders will have the ability to elect all of the Group I Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors, and all of the Group II Directors, who will have an aggregate of 7 of the 13 total votes on the Denali board of directors. By reason of their ownership of all of the Class B Common Stock, the SLP stockholders will have the ability to elect all of the Group III Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors. Immediately following the completion of the merger Michael S. Dell is expected to be the sole Group II Director and will therefore be entitled to cast a majority of the votes entitled to be cast by all Denali directors and thereby approve any matter submitted to the Denali board of directors other than any matter that also requires approval of the Capital Stock Committee or the audit committee. Immediately following the completion of the merger, Egon Durban and Simon Patterson are expected to be the sole Group III Directors. Denali’s directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders and not just to holders of a particular series of shares. By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by the holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class V Common Stock, voting together as a single class, the MD stockholders and the MSD Partners stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of Denali common stock voting together as a single class.

Through their control of Denali, the MD stockholders and the MSD Partners stockholders will, subject to any required approval of the audit committee or the Capital Stock Committee, certain special voting rights of the Class V Common Stock over actions that affect the Class V Common Stock and certain consent rights of the Denali stockholders described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights—Special Voting Rights of the Class V Common Stock” and “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” be able to control actions to be taken by Denali, including the election of directors of Denali’s subsidiaries, including VMware, amendments to Denali’s organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of our assets, distributions of our assets, the incurrence of indebtedness and any incurrence of liens on Denali’s assets.

In addition, Denali intends to form an executive committee of its board of directors consisting entirely of Group II Directors and Group III Directors (none of whom are expected to be independent directors) and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee.

Regulatory Approvals Required for the Merger (See page 220)

Under the merger agreement, unless waived by the parties (subject to applicable law), the merger may not be consummated until (1) the parties have filed a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated; and (2) the approval or clearance of the merger has been granted by relevant antitrust authorities in Australia, Brazil, Canada, China, the European Union, India, Israel, Japan, Mexico, Russia, South Africa, South Korea, Switzerland, Taiwan and Turkey.

If the merger is not consummated by December 16, 2016 or if a governmental authority in the U.S. or a jurisdiction in which Denali, EMC or any of their respective subsidiaries has material operations has adopted any law or regulation prohibiting or rendering the consummation of the merger permanently illegal or has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree or ruling has become final and nonappealable, either party has the right to terminate the merger agreement as described under “The Merger Agreement—Termination.”

Material U.S. Federal Income Tax Consequences of the Merger (See page 221)

It is anticipated that the merger will generally be treated as an exchange by EMC shareholders of shares of EMC common stock for common stock of Denali and cash in a transaction described in Section 351 of the Internal Revenue Code (except to the extent treated as a redemption, as described below).

The closing of the merger is conditioned upon the receipt by each of EMC and Denali, respectively, of an opinion from its tax counsel that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali.

Assuming the receipt and accuracy of such opinions and subject to the discussion below regarding cash provided by EMC, the exchange of shares of EMC common stock for common stock of Denali and cash generally should be treated as an exchange described in Section 351 of the Internal Revenue Code. U.S. holders of EMC common stock who receive cash and Class V Common Stock in the merger should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Class V Common Stock and the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in the exchange for shares of EMC common stock exceeds the holder’s adjusted basis in such shares of EMC common stock, and (2) the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in such exchange for shares of EMC common stock. However, to the extent that cash in the merger is considered to be provided by EMC, (i) the exchange of such cash for EMC common stock should be treated as a redemption of EMC common stock for the cash provided by EMC and (ii) to the extent so treated, a U.S. holder of EMC common stock would recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of such holder’s EMC common stock deemed redeemed in such redemption.

The treatment of any cash received instead of a fractional share interest in Class V Common Stock is discussed in “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—Cash in Lieu of Fractional Shares.”

While we believe that, for U.S. federal income tax purposes, Class V Common Stock should be treated as common stock of Denali, there are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to the Class V Common Stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. Accordingly, no assurance can be given that the treatment of the Class V Common Stock as common stock of Denali, if contested, would be sustained by a court. If the Class V Common Stock were not treated as common stock of Denali, the U.S. federal income tax consequences of the merger to U.S. holders of EMC common stock would differ from those described above.

For a more detailed discussion of the material U.S. federal income tax consequences of the merger and the Class V Common Stock, see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.”

EMC shareholders are urged to consult their tax advisors to determine the U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as estate, gift, state, local or non-U.S. tax consequences.

Accounting Treatment (See page 225)

The merger will be accounted for using the purchase method of accounting under GAAP. Under this method of accounting, Denali will record the assets acquired and liabilities assumed of EMC as of the effective time of the merger at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill which will not be amortized for financial accounting purposes, but will be evaluated annually for impairment. Financial statements of Denali issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of EMC. See “Proposal 1: Approval of the Merger Agreement—Accounting Treatment.”

Listing of Shares of Class V Common Stock and Delisting and Deregistration of EMC Common Stock (See page 226)

Under the terms of the merger agreement, Denali is required to use its reasonable best efforts to cause the shares of Class V Common Stock to be issued in the merger to be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, prior to the closing of the merger. Such approval for listing is a condition to EMC’s obligations to complete the merger, subject to official notice of issuance. Accordingly, application will be made to have the shares of Class V Common Stock to be issued in the merger approved for listing on the NYSE under the symbol “[●].”

If the merger is completed, there will no longer be any publicly held shares of EMC common stock. Accordingly, EMC common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger (See page 227)

In connection with the merger, purported stockholders of EMC and VMware have to date filed thirteen putative shareholder class action lawsuits against various combinations of EMC, its current and former directors, VMware, certain of VMware’s directors, Denali, Dell and Merger Sub, among other defendants. Eleven of the lawsuits generally allege, among other things, that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger, by, among other things, failing to maximize shareholder value, and agreeing to provisions in the merger agreement that favor Dell and discourage competing bids, and that there were various conflicts of interest in the proposed transaction. These lawsuits further allege that various combinations of defendants aided and abetted the EMC directors in the alleged breach of their fiduciary duties. The two other lawsuits generally allege that EMC, in its capacity as the majority shareholder of VMware, and individual defendants who are directors of EMC, VMware, or both, breached their fiduciary duties to minority shareholders of VMware in connection with the merger by, among other things, entering into and/or approving a merger that favors the interests of EMC and Dell at the expense of the minority shareholders. One of such lawsuits further alleges that certain defendants aided and abetted these alleged breaches of fiduciary duties. The lawsuits seek, among other things, injunctive relief enjoining the merger, rescission of the merger if consummated, an award of fees and costs, and/or an award of damages. The Business Litigation Session of the Massachusetts Superior Court consolidated nine of the lawsuits pending in the Massachusetts Superior Court and granted EMC and its directors’ motion to dismiss such actions. The plaintiffs in those actions may appeal the dismissal. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. See the section “Proposal 1: Approval of the Merger Agreement—Litigation Related to the Merger” for more information about the lawsuits related to the merger that have been filed prior to the date of this proxy statement/prospectus.

Solicitation of Acquisition Proposals (See page 239)

Until 11:59 p.m. (Eastern Time) on December 11, 2015, EMC was permitted to solicit proposals relating to alternative transactions, subject to the conditions and limitations contained in the merger agreement.

Except as expressly permitted in the merger agreement, after December 11, 2015, EMC and its subsidiaries are not permitted to solicit alternative transactions, engage in discussions or negotiations with respect to, or provide nonpublic information to any person in connection with, any alternative transaction proposal. However, prior to the approval of the merger agreement by EMC shareholders, in response to a bona fide written acquisition proposal from a person that is not an affiliate of EMC that the EMC board of directors determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal, EMC may, subject to compliance with the merger agreement, (1) furnish information or data with respect to EMC and its subsidiaries to the person that is not an affiliate of EMC making such acquisition proposal, and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

If the EMC board of directors concludes in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized recognition) that such an acquisition proposal constitutes a superior proposal, the EMC board of directors would be permitted to make a change of recommendation with respect to the approval of the merger agreement by EMC shareholders or terminate the merger agreement to enter into an alternative acquisition agreement in response to an acquisition proposal. However, the EMC board of directors would not be permitted to take such action unless EMC has complied with the conditions and limitations in the merger agreement with respect to the solicitation of alternative acquisition proposals (which include an obligation to negotiate in good faith with Denali to amend the terms and conditions of the merger agreement in such a manner as would permit the EMC board of directors or EMC to not take such action).

Completion of the Merger is Subject to Certain Conditions (See page 249)

The obligations of each of Denali and EMC to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by EMC shareholders;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that makes illegal or prohibits the consummation of the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act and any other antitrust law of certain other jurisdictions, and all consents under any such other antitrust law having been obtained; and

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part.

The obligation of Denali to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of EMC being true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the merger agreement, together with the receipt by Denali of a certificate executed by EMC’s chief executive officer or chief financial officer to such effect;

•	EMC having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing, and having performed in all respects the obligation to make available a certain amount of cash prior to the closing, together with the receipt by Denali of a certificate executed by EMC’s chief executive officer or chief financial officer to such effect;

•	the absence of a material adverse effect on EMC since the date of the merger agreement, together with the receipt by Denali of a certificate executed by EMC’s chief executive officer or chief financial officer to such effect;

•	Denali having received a tax opinion from Simpson Thacher & Bartlett LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to EMC referred to below.

The obligation of EMC to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Denali, Dell and Merger Sub being true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the merger agreement, together with the receipt by EMC of a certificate executed by Denali’s chief executive officer or chief financial officer to such effect;

•	Denali having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing, and having performed in all respects the obligation to make available a certain amount of cash prior to the closing, together with the receipt by EMC of a certificate executed by Denali’s chief executive officer or chief financial officer to such effect;

•	EMC having received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to Denali referred to above; and

•	the approval for listing by the NYSE or Nasdaq, subject to official notice of issuance, of the Class V Common Stock.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Termination of the Merger Agreement (See page 250)

The merger agreement may be terminated at any time by Denali or EMC prior to the effective time of the merger, whether before or after the receipt of the EMC shareholder approval, under the following circumstances:

•	by mutual written consent;

•	if the merger is not consummated on or before December 16, 2016;

•	if any governmental entity of competent jurisdiction located in the United States or certain other jurisdictions has deemed applicable to the merger any law that prohibits or makes permanently illegal the consummation of the merger or issued a final and nonappealable order permanently enjoining or otherwise prohibiting the merger;

•	if EMC shareholders vote on and fail to approve the merger agreement at the special meeting;

•	subject to cure rights, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties of the other party such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied;

The merger agreement may also be terminated at any time by Denali prior to the effective time of the merger if EMC has materially breached the shareholder recommendation or non-solicitation provisions of the merger agreement:

The merger agreement may also be terminated at any time by EMC prior to the effective time of the merger:

•	if prior to obtaining the EMC shareholder approval of the merger agreement, as permitted by and in compliance with the terms of the merger agreement, EMC enters into a binding agreement providing for a superior proposal; or

•	if all of the conditions to Denali’s obligation to consummate the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing so long as such conditions would be satisfied if the closing date were the date of termination of the merger agreement) at the time the closing is required to occur pursuant to the merger agreement, and, subject to the terms and conditions set forth in the merger agreement regarding such termination, Denali and Merger Sub fail to complete the closing as required by the merger agreement.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except that (1) no such termination will relieve EMC from any liability for damages for fraud or willful and material breach by EMC of the merger agreement, up to a maximum aggregate amount of $4 billion, suffered by Denali, Dell or Merger Sub and (2) certain provisions of the merger agreement, including those relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Under the Merger Agreement (See page 252)

Except as expressly provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the following circumstances:

EMC will be obligated to pay a termination fee, referred to as the EMC termination fee, of $2.5 billion to Denali if:

•

the merger agreement is terminated by Denali, at a time when (1) the EMC board of directors or any committee thereof shall have made a change of recommendation, (2) EMC shall have willfully and materially breached or willfully and materially failed to perform in any material respect its obligations or agreements with respect to the solicitation of alternative acquisition proposals or its obligation to convene the EMC shareholder meeting, (3) EMC shall have failed to include its recommendation that EMC shareholders vote for the approval of the merger agreement in this proxy statement/prospectus,

(4) an alternative acquisition proposal has been publicly announced and the EMC board of directors has failed to issue a press release that expressly reaffirms its recommendation that EMC shareholders vote for the approval of the merger agreement within ten business days of receipt of a written request by Denali to provide such reaffirmation, (5) any tender offer or exchange offer is commenced with respect to the outstanding shares of EMC common stock, and the EMC board of directors shall not have recommended that EMC’s shareholders reject such tender offer or exchange offer and not tender their EMC common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, or (6) EMC or the EMC board of directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the foregoing actions;

•	the merger agreement is terminated by EMC if permitted by and in compliance with the terms of the merger agreement, prior to obtaining its shareholder approval, to enter into an alternative acquisition agreement with respect to a superior proposal, except that, if such alternative acquisition agreement was entered into prior to 11:59 p.m. (Eastern Time) on December 11, 2015, then the EMC termination fee shall instead be $2 billion; or

•	an alternative acquisition proposal has been made to EMC or directly to the EMC shareholders or shall have become publicly known or any person has publicly announced an intention to make an acquisition proposal and the merger agreement is terminated by Denali or EMC because the EMC shareholders vote on and fail to approve the merger agreement at the special meeting or by Denali because of EMC’s breach or failure to perform any of its covenants or agreements in the merger agreement or the failure of any of EMC’s representations and warranties to be true and correct, and, within 12 months of such termination, EMC enters into a definitive agreement for an alternative acquisition proposal or consummates the transactions contemplated by an alternative transaction proposal, except that references to 20% in the definition of alternative acquisition proposal will be deemed to be references to 50% and references to “or any significant subsidiary of EMC” and “or any of its significant subsidiaries” shall be deemed to refer only to VMware.

If the merger agreement is terminated by (1) EMC or Denali where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting or (2) Denali where EMC breached or failed to perform any of its covenants or agreements in the merger agreement or any inaccuracy of any of the representations or warranties of EMC, such that (subject to cure provisions) the conditions to Denali’s obligations to complete the merger would not be satisfied, then EMC will reimburse Denali for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Denali, Merger Sub or their respective affiliates, and all out-of-pocket fees and expenses of financing sources for which Denali, Merger Sub or their affiliates may be responsible) incurred by Denali, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate maximum amount of $50 million.

Denali and Dell will be obligated to pay a termination fee, referred to as the reverse termination fee, of $4 billion to EMC if:

•	the merger agreement is terminated by EMC due to Denali’s, Dell’s or Merger Sub’s breach or failure to perform any of its covenants or agreements in the merger agreement (subject to any cure provisions) or the inaccuracy of the representations and warranties of any of them related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock (subject to any cure provisions);

•

the merger agreement is terminated by EMC in a circumstance where all of the conditions to Denali’s obligation to consummate the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing of the merger so long as such conditions would be satisfied if the closing date of the merger were the date of termination of the merger agreement) at the time the closing of the merger is required to occur pursuant to the merger agreement, and, subject to the terms and conditions set forth in the merger agreement regarding such termination, Denali and Merger Sub fail to complete the closing as required by the merger agreement, except that if the merger agreement is terminated by EMC as described in this paragraph and at such time (1) EMC has made available the target amount of cash on hand that EMC is required to make available under the merger agreement and has otherwise complied with its obligations relating to making such cash available (see “The Merger Agreement—Liquidation of Investments; Cash Transfers”), (2) the financing sources for Denali’s debt financing have confirmed that the debt financing will be funded in accordance with the terms thereof at the closing of the merger (assuming the substantially concurrent funding of the equity financing under the common stock purchase agreements with the existing Denali stockholder investors and the availability of the target amount of cash on hand to be made available by each of EMC and Denali), and (3) Denali and Dell do not make available the amount of cash on hand to be made available by Denali for the purpose of financing the transactions contemplated by the merger agreement (see “The Merger Agreement—Denali Cash on Hand”), then the reverse termination fee payable by Dell shall instead be $6 billion; or

•	the merger agreement is terminated by Denali where the merger was not consummated by the outside date in circumstances where EMC could have terminated the agreement due to a breach of covenants by Denali, Dell or Merger Sub or due to a breach of the representations and warranties of Denali, Dell or Merger Sub related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock.

Common Stock Purchase Agreements (See page 255)

Concurrently with the execution of the merger agreement, Denali entered into common stock purchase agreements, referred to as the common stock purchase agreements, with (1) Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P., referred to as the SLP investors, (2) Michael S. Dell and the Susan Lieberman Dell Separate Property Trust, referred to as the MD investors, (3) MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC, referred to as the MSD Partners investors and, together with the MD investors and the SLP investors, the existing Denali stockholder investors, and (4) an affiliate of Temasek Holdings (Private) Limited, which affiliate is referred to as Temasek and, together with the existing Denali stockholder investors, the common stock investors, pursuant to which the common stock investors agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $4.25 billion. See “The Merger Agreement—Common Stock Purchase Agreements” for more information about these agreements.

Description of Denali Capital Stock Following the Merger (See pages 275 and 294)

Class V Group and DHI Group

Following the merger, Denali will have five authorized series of common stock: Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, collectively referred to as the DHI Group common stock, and the Class V Common Stock. For purposes of the DHI Group common stock and the Class V Common Stock, Denali’s assets, liabilities and businesses will be divided into two groups:

•	the “Class V Group,” which initially will be comprised of Denali’s post-closing economic interest in the VMware business; and

•	the “DHI Group,” which will be comprised of the remainder of Denali’s businesses, as well as a retained interest in a portion of the Class V Group, which we refer to as the “inter-group interest in the Class V Group.”

The shares of Class V Common Stock issued in the merger will represent a percentage interest in the Class V Group equal to the “Outstanding Interest Fraction” as of such date, which Denali expects will initially be equal to approximately 65%, and the DHI Group initially will have a retained interest in the remainder of the Class V Group, which Denali expects will initially be the remaining approximately 35%.

Dividends

VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay dividends on shares of Class V Common Stock or DHI Group common stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could but is not required to distribute some or all of that amount to the holders of Class V Common Stock. Should the Denali board of directors decide to declare any dividends, funds available for dividends on the DHI Group common stock and the Class V Common Stock will be limited to the lesser of the amount that would be legally available under Delaware law for the payment of dividends on the stock of such group if the group were a separate corporation and an amount equal to the funds legally available for the payment of dividends for Denali as a whole.

The Denali board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, prior dividends received on the VMware common stock owned by Denali, or any other factor.

Voting Rights

Holders of Class V Common Stock will be entitled to one vote per share of Class V Common Stock. Holders of Class A Common Stock and Class B Common Stock will be entitled to 10 votes per share of Class A Common Stock or Class B Common Stock, as applicable, and holders of Class C Common Stock will be entitled to one vote per share of Class C Common Stock. Class D Common Stock will not vote on any matters except to the extent required under Delaware law. Immediately following the completion of the merger, it is expected that the aggregate number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled.

On matters for which holders of Class V Common Stock are entitled to vote, such holders will vote together with holders of DHI Group common stock as a single class except that, under certain limited circumstances, holders of Class V Common Stock will have the right to vote as a separate class, including (1) to approve certain changes to the Denali certificate that (i) would adversely alter or change the powers, preferences or special rights of the shares of Class V Common Stock or (ii) would change or alter certain restrictions on corporate actions, (2) to approve any merger or business combination pursuant to which (i) the holders of Denali common stock would not own at least 50% of the voting power of the surviving corporation and (ii) the holders of Class V Common Stock would not receive the same type of consideration as the other series of common stock in an aggregate amount equal to or greater in value than the proportion of the aggregate fair market value of the outstanding Class V Common Stock to the aggregate fair market value of the other outstanding series of Denali common stock and (3) to amend or repeal the provisions in the Denali bylaws that establish the Capital Stock Committee of the Denali board of directors.

In addition, the Group II Directors of Denali will be elected solely by the holders of Class A Common Stock voting as a separate class and the Group III Directors of Denali will be elected solely by the holders of Class B Common Stock voting as a separate class.

Capital Stock Committee

Denali will create a standing committee of the Denali board of directors known as the Capital Stock Committee, and the Denali board of directors will not be permitted to take certain actions with respect to the Class V Common Stock without the approval of the Capital Stock Committee, including with respect to any changes to the policies governing the relationship between the DHI Group and the Class V Group. The Capital Stock Committee will consist of at least three members, the majority of whom must qualify as independent under the rules of the NYSE. Under such Denali board policies, if such independent directors are granted equity compensation by Denali, approximately half of the value at grant of all such compensation will consist of Class V Common Stock or options to purchase Class V Common Stock.

Redemption for VMware Common Stock

Subject to the applicable provisions of the Denali certificate, at any time shares of common stock of VMware comprise all of the assets of the Class V Group, Denali may redeem all, but not less than all, of the outstanding shares of Class V Common Stock for a number of shares of common stock of VMware equal to the product of the Outstanding Interest Fraction and the number of shares of common stock of VMware attributed to the Class V Group.

Redemption for Securities of Class V Group Subsidiary

Subject to the applicable provisions of the Denali certificate, at any time a wholly owned subsidiary of Denali holds all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, Denali may redeem all, but not less than all, of the outstanding shares of Class V Common Stock for a number of shares of common stock of such subsidiary equal to the product of the Outstanding Interest Fraction and the number of outstanding shares of common stock of such subsidiary. Any shares of such subsidiary’s common stock to be so issued must be registered under all applicable U.S. securities laws and listed for trading on a U.S. securities exchange.

Dividend, Redemption or Conversion in Case of Class V Group Disposition

Subject to the applicable provisions of the Denali certificate, upon a disposition by Denali of all or “substantially all” of the assets attributed to the Class V Group (which means, for this purpose, assets representing at least 80% of the fair value of the total assets of the Class V Group), Denali will be required to:

•	pay a dividend to the holders of the outstanding shares of Class V Common Stock with a fair value equal to the “net proceeds” (as defined) of such disposition;

•	redeem a number of outstanding shares of the Class V Common Stock with an aggregate weighted average market value equal to the “net proceeds” of such disposition for cash or publicly traded securities with a fair value equal to such “net proceeds,” except that if such a disposition involves all of the assets attributed to the Class V Group, then all of the outstanding shares of Class V Common Stock may be redeemed for cash or publicly traded securities with such fair value; or

•	convert such number of outstanding shares of Class V Common Stock into a number of shares of Class C Common Stock (if such stock is publicly traded) based on the relative weighted average market values of both series of shares; or

•	effect any combination of such dividend, redemption or conversion.

Optional Conversion

At any time shares of Class C Common Stock are traded on a U.S. securities exchange, the Denali board of directors may convert all, but not less than all, shares of the Class V Common Stock into shares of Class C Common Stock at a premium to the weighted average market value of both series of shares, subject to the applicable provisions of the Denali certificate. Upon the occurrence of certain specified tax-related events, the Denali board of directors may convert shares of Class V Common Stock into Class C Common Stock without such a premium, subject to such shares of Class C Common Stock to be issued upon conversion having been registered under U.S. securities laws and being listed on a U.S. securities exchange. The Class C Common Stock is not currently listed on a U.S. securities exchange and Denali does not currently have any plans to do so.

Liquidation

In the event of a dissolution or liquidation and winding-up of Denali, after payment or provision for payment of the debts and liabilities of Denali and payment or provision for payment of any preferential amounts due to the holders of any other class or series of stock as to payments upon dissolution of Denali, the holders of DHI Group common stock and Class V Common Stock will be entitled to receive a proportionate interest in all of Denali’s assets, if any, remaining for distribution to holders of common stock in proportion to their respective number of “liquidation units” per share, subject to the applicable provisions of the Denali certificate.

The liquidation rights of the holders of the respective classes may not bear any relationship to the value of the assets attributed to the Class V Group or to changes in the relative value of the DHI Group common stock and the Class V Common Stock over time.

Comparison of Rights of Denali Stockholders and EMC Shareholders (See page 300)

EMC shareholders will have different rights once they become Denali stockholders due to their receipt of a tracking stock as well as differences between the organizational documents of Denali and EMC and differences between Delaware law, where Denali is incorporated, and Massachusetts law, where EMC is incorporated. See “Comparison of Rights of Denali Stockholders and EMC Shareholders” for a description of the differences.

Appraisal Rights of EMC Shareholders (See page 316)

Under the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under “Appraisal Rights of EMC Shareholders,” EMC has concluded that EMC shareholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and EMC and Denali reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger.

Under Part 13 of the MBCA, EMC shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting, deliver to EMC a written notice of intent to demand payment for such shareholders’ shares of EMC common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA will result in the loss of any appraisal rights. If you hold your shares of EMC common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section entitled “Appraisal Rights of EMC Shareholders” and the text of Part 13 of the MBCA reproduced in its entirety as Annex C to this proxy statement/prospectus for further information.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement/prospectus that are not historical in nature are forward-looking statements within the meaning of federal securities laws. When used in this proxy statement/prospectus and in documents incorporated by reference into this proxy statement/prospectus, forward-looking statements include, without limitation, statements regarding financial estimates, regulatory approvals and the expected timing, completion and effects of the merger, future financial and operating results, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.

These statements regarding future events or the future performance or results of the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the merger to be completed or, if completed, that could have an adverse effect on the results of operations, cash flows and financial position of the combined company and any anticipated benefits of the merger to Denali and EMC shareholders, include:

•	the failure to obtain necessary regulatory or other approvals for the merger, or if such approvals are obtained, the possibility that they may be subject to conditions that could reduce the expected benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on Denali;

•	the failure to obtain the necessary financing arrangements as set forth in the debt commitment letter and the common stock purchase agreements with the MD stockholders, the MSD Partners stockholders and the SLP stockholders, or the failure of the merger to close for any other reason;

•	the failure to satisfy required closing conditions or complete the merger in a timely manner;

•	the failure to obtain necessary EMC shareholder approvals for the approval of the merger agreement;

•	the effect of the announcement of the merger on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally;

•	the effect of restrictions placed on EMC’s or its subsidiaries’ business activities and the limitations put on EMC’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•	the possibility of delay or prevention of the merger by lawsuits challenging the merger filed against Denali, EMC and the members of the EMC board of directors;

•	the uncertainty of the trading price of the Class V Common Stock EMC shareholders will receive in the merger following the merger and differences in the trading value of the Class V Common Stock relative to the VMware Class A common stock;

•	the existence of interests of directors and officers of EMC in the merger that are different from, or in addition to, the interests of Denali and EMC shareholders generally;

•	the effect of the substantial additional indebtedness that Denali will incur in connection with the merger;

•	the likelihood that Denali’s actual results of operations and financial position after the merger will be materially different from those reflected in the Denali unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus;

•	the difference in rights provided to EMC shareholders under Massachusetts law, the EMC articles and the EMC bylaws, as compared to the rights EMC shareholders will obtain as Denali stockholders under Delaware law, the Denali certificate and the Denali bylaws;

•	the failure or delay in realizing expected synergies and other benefits from the merger;

•	risks related to diversion of management’s attention from Denali’s and EMC’s ongoing business operations due to the transaction;

•	the incurrence of significant pre- and post-transaction related costs in connection with the merger; and

•	the occurrence of any event giving rise to the right of a party to terminate the merger.

For a further discussion of these and other risks, contingencies and uncertainties applicable to Denali and EMC, see “Risk Factors” and EMC’s filings with the SEC incorporated by reference into this proxy statement/prospectus.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Except as provided by federal securities laws, neither Denali nor EMC is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to Denali or EMC or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Denali and EMC do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable federal securities law.

RISK FACTORS

In deciding whether to vote for the approval of the merger agreement, EMC shareholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this proxy statement/prospectus, including but not limited to, the matters addressed in “Cautionary Statements Regarding Forward-Looking Statements” and the matters discussed under “Item 1A. Risk Factors” of EMC’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated from time to time in EMC’s subsequent filings with the SEC, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the Internet.

Risk Factors Relating to the Merger

The merger is subject to the receipt of consents and clearances from certain regulatory authorities that may impose conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on Denali.

Before the merger can be completed, waiting periods must expire or terminate and applicable clearances must be obtained under applicable antitrust laws, including the HSR Act and the competition laws of the European Union and China, among others. In deciding whether to grant antitrust clearances, the relevant authorities will consider the effect of the merger on competition within their relevant jurisdictions. Although Denali and EMC have agreed in the merger agreement to use their reasonable best efforts to make certain governmental filings and, subject to certain limitations, obtain the required governmental authorizations, there can be no assurance that the relevant authorizations will be obtained.

The governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. The terms and conditions of approvals that are granted may impose requirements, limitations, costs or restrictions on the conduct of Denali’s and its subsidiaries’ businesses following the closing of the merger. Under the terms of the merger agreement, subject to certain conditions, Denali or its subsidiaries could be required to divest, hold separate or otherwise take actions that would limit their ownership or control, or their ability to retain or hold, directly or indirectly, businesses, assets, equity interests, product lines, properties or services (including those of EMC and its subsidiaries). Moreover, governmental authorities could seek to prevent or enjoin consummation of the merger, and under the terms of the merger agreement, subject to certain conditions, Denali and EMC have agreed to litigate or defend against any such proceeding involving governmental authorities. Additional information about each party’s commitments to take certain specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “Proposal 1: Approval of the Merger Agreement—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Governmental Approvals.”

There can be no assurance that regulators will not impose terms, conditions, requirements, limitations, costs or restrictions that would delay the closing of the merger, impose additional material costs on or limit the revenues of Denali, or limit some of the synergies and other benefits that Denali and EMC expect following the closing of the merger. In addition, neither Denali nor EMC can provide any assurance that any such terms, conditions, requirements, limitations, costs, or restrictions will not result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger or any modification to the transactions currently contemplated may adversely affect the synergies and other benefits that Denali expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

The merger is subject to a number of conditions to the obligations of both Denali and EMC to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the merger agreement.

The merger agreement contains a number of conditions to closing of the merger, including, among others:

•	approval of the merger agreement by EMC shareholders;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the approval for listing by the NYSE or Nasdaq of the Class V Common Stock issuable to EMC shareholders in the merger;

•	the absence of any law, order, judgment or other legal restraint issued or imposed by a court or other governmental entity that makes illegal or prohibits the closing of the merger;

•	the accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain qualifications;

•	performance by the other party of the obligations required to be performed by it at or prior to completion of the merger, including with respect to the delivery of a certain amount of cash on hand required to be delivered at the closing of the merger; and

•	the absence of a material adverse effect (as defined in “The Merger Agreement—Representations and Warranties”) since the date of the merger agreement.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Many of the conditions to closing of the merger are not within either Denali’s or EMC’s control, and neither company can predict when or if these conditions will be satisfied. The merger agreement provides for an outside date of December 16, 2016 for consummation of the merger, beyond which the merger agreement may be terminated by either party. Although Denali and EMC have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than Denali and EMC expect. Any delay in completing the merger may adversely affect the synergies and other benefits that Denali expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe. See the sections entitled “The Merger Agreement—Termination” for a discussion of the rights of each of Denali and EMC to terminate the merger agreement, and “The Merger Agreement—Conditions to the Merger” for a discussion of the conditions to closing of the merger.

Because the merger is subject to the approval of the merger agreement by EMC shareholders, failure to obtain this approval would prevent the closing of the merger.

Before the merger can be completed, EMC shareholders must approve the merger agreement. There can be no assurance that this approval will be obtained. Failure to obtain the required approvals within the expected time frame, or having to make significant changes to the structure, terms or conditions of the merger to obtain such approvals, may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may adversely affect the synergies and other benefits that Denali expects to achieve assuming the merger and the integration of the companies’ respective businesses are completed within the expected time period.

Uncertainties associated with the merger may cause a loss of Denali’s, EMC’s and VMware’s senior management personnel and other key employees, which could have an adverse effect on the results of operations, cash flows and financial position of Denali and EMC.

Denali and EMC and their respective subsidiaries (including VMware) are dependent on the continued availability and service of senior management personnel. Denali’s success after the merger will depend in part upon its ability and the abilities of its subsidiaries to retain and hire executive officers, other key senior management personnel and other key employees. The employees of Denali and EMC and their respective subsidiaries (including VMware) may experience uncertainty about their roles within Denali or EMC following the merger. This uncertainty may inhibit the ability to retain those executive officers, other key senior management personnel and other key employees following the merger. There can be no assurance that executive officers, other key senior management personnel and other key employees can be retained either prior to or following the closing of the merger to the same extent that Denali and EMC and their respective subsidiaries (including VMware) have previously been able to attract and retain their own employees. Any loss of such employees could have an adverse effect on the results of operations, cash flows and financial position of Denali and EMC.

The business relationships of Denali and EMC and their respective subsidiaries (including VMware) may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of Denali and EMC.

Parties with which Denali or EMC, or their respective subsidiaries (including VMware), do business may experience uncertainty associated with the merger and related transactions, including with respect to current or future business relationships with Denali, EMC, their respective subsidiaries (including VMware) or the combined business of Dell and EMC. Denali’s and EMC’s and their respective subsidiaries’ (including VMware’s) business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Denali, EMC, their respective affiliates or subsidiaries (including VMware) or the combined business of Dell and EMC. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Denali following the closing of the merger, including an adverse effect on Denali’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

The merger agreement subjects EMC to restrictions on its business activities.

The merger agreement subjects EMC to restrictions on its business activities and obligates EMC generally to use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice. These restrictions could prevent EMC from pursuing attractive business opportunities that arise prior to the completion of the merger, and could otherwise have an adverse effect on EMC’s (or, following completion of the merger, Denali’s) results of operations, cash flows and financial position.

Lawsuits have been filed and other lawsuits may be filed challenging the merger. An adverse ruling in any such lawsuit may delay the merger or prevent the merger from being completed.

Thirteen putative shareholder class action lawsuits have been filed against various combinations of EMC, its current and former directors, VMware, certain of VMware’s directors, Denali, Dell and Merger Sub, among other defendants. Eleven of the lawsuits generally allege, among other things, that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger, by, among other things, failing to maximize shareholder value, agreeing to provisions in the merger agreement that favor Dell and discourage competing bids, and that there were various conflicts of interest in the proposed transaction. These lawsuits further allege that various combinations of defendants aided and abetted the EMC directors in the alleged breach of their fiduciary duties. The two other lawsuits generally allege that EMC, in its capacity as the majority shareholder of VMware, and individual defendants who are directors of EMC, VMware, or both, breached their fiduciary duties to minority shareholders of VMware in connection with the merger by, among other things, entering into and/or approving a merger that favors the interests of EMC and Dell at the expense of the minority shareholders. One of such lawsuits further alleges that certain defendants aided and abetted these alleged breaches of fiduciary duties. The lawsuits seek, among other things, injunctive relief enjoining the merger, rescission of the merger if consummated, an award of fees and costs, and/or an award of damages. The Business Litigation Session of the

Massachusetts Superior Court consolidated nine of the lawsuits pending in the Massachusetts Superior Court and granted EMC and its directors’ motion to dismiss such actions. The plaintiffs in those actions may appeal the dismissal. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

See the section “Proposal 1: Approval of the Merger Agreement—Litigation Relating to the Merger” for more information about the lawsuits related to the merger that have been filed prior to the date of this proxy statement/prospectus. Lawsuits challenging the merger could prevent the merger from being completed, or could result in a material delay in, or the abandonment of, the merger.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect in the United States or certain other jurisdictions that prohibits consummation of the merger. Accordingly, if a plaintiff in any such jurisdiction is successful in obtaining an order that prohibits consummation of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

The merger consideration payable for each outstanding share of EMC common stock will be adjusted to reflect the number of shares of EMC common stock outstanding immediately prior to the merger, but will not be adjusted in the event of any change in EMC’s stock price prior to the closing of the merger.

In the merger, each share of EMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Denali, Merger Sub or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

Because the aggregate number of shares of Class V Common Stock that may be issued in the merger is fixed, the number of shares of Class V Common Stock to be issued for each share of EMC common stock will depend on the aggregate number of shares of EMC common stock outstanding at the time of the merger. Pursuant to the terms of the merger agreement, immediately prior to the merger, all EMC restricted stock units will fully vest (with performance vesting units vesting at the target level of performance), all unvested options will vest and all unexercised options will be automatically exercised on a “net exercise” basis. As a result, the aggregate number of shares of EMC common stock outstanding at the time of the merger (and therefore the number of shares of Class V Common Stock to be issued for each share of EMC common stock) will depend on (1) the number of unvested restricted stock units and options that are forfeited prior to the merger as a result of the termination of the relevant employee’s employment with EMC, (2) the number of vested options that are exercised prior to the merger and (3) the closing price of EMC’s common stock on the last trading day before completion of the merger.

222,966,450 shares of Class V Common Stock are issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) and are intended to represent approximately 65% of EMC’s current economic interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares issuable in the merger will not be adjusted for changes in the market price of EMC common stock between the date of signing the merger agreement and the completion of the merger.

Because there is no established trading market or market price of Class V Common Stock, the value of the merger consideration that EMC shareholders will receive in the merger is uncertain.

Though the cash portion of the merger consideration is known, the value of the stock portion of the merger consideration will depend on the market price of Class V Common Stock following the merger. While investors may look to the market price of the VMware Class A common stock as a relevant benchmark for the Class V Common Stock, the market prices of the two stocks may not be directly correlated due to the different characteristics of the two securities. The exchange ratio will not be adjusted for changes in the market price of EMC common stock between the date of the merger agreement and the completion of the merger. There will be a lapse of time between the date on which EMC shareholders vote on the approval of the merger agreement at the special meeting and the date on which EMC shareholders entitled to receive shares of Class V Common Stock in the merger receive those shares. The values of both EMC common stock and VMware Class A common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date the merger is completed and thereafter. Accordingly, at the time of the special meeting, the value of the stock portion of the merger consideration will not be known. Market reaction to the establishment of tracking stocks is unpredictable and Denali does not know how the market will react to the issuance of the Class V Common Stock. Until an orderly trading market develops for Class V Common Stock following the completion of the merger, the trading price of Class V Common Stock may fluctuate significantly.

Denali and EMC shareholders are urged to obtain current market quotations for shares of EMC common stock.

EMC’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of EMC shareholders generally.

Certain of the directors and executive officers of EMC have interests in the merger that are different from, or in addition to, the interests of EMC shareholders generally. These interests include, among others:

•	certain acceleration of and payment in respect of outstanding equity awards upon the completion of the merger;

•	pro-rata payment of 2016 annual bonus upon a qualifying termination of employment following the completion of the merger;

•	certain change in control and termination benefits under existing severance agreements in connection with certain termination events generally relating to an executive’s employment following the completion of the merger; and

•	certain commitments by Denali to indemnification, advancement of expenses and directors’ and officers’ insurance for executive officers and directors as provided in the merger agreement.

These interests may cause EMC’s directors and executive officers to view the proposals relating to the merger differently than EMC shareholders may view them. For further information, see “Proposal 1: Approval of the Merger Agreement—Interests of Certain Denali Directors and Officers” and “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers.”

The fairness opinions obtained by the EMC board of directors from its financial advisors will not reflect changes, circumstances, developments or events that may occur or may have occurred after the date of the opinions.

EMC has not obtained updated opinions in respect of the consideration to be paid to holders of EMC common stock in connection with the merger from its financial advisors, Morgan Stanley and Evercore, as of the date of this proxy statement/prospectus and does not expect to receive updated opinions prior to consummation of the merger. Changes in financial, economic, market and other conditions on which the opinions of Morgan Stanley and Evercore were based may significantly alter the value of Denali or EMC or the price of EMC common stock prior to consummation of the merger. The opinions of Morgan Stanley and Evercore do not speak as of the time the merger will be completed or as of any date other than the date of the respective opinion. Because Morgan Stanley and Evercore will not be updating their opinions, which were rendered on October 11, 2015, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is consummated. The recommendation of the EMC board that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, however, are made as of the date of this proxy statement/prospectus. The opinions of Morgan Stanley and Evercore are included as Annexes D and E to this proxy statement/prospectus, respectively. For a description of the opinions that the EMC board of directors received from Morgan Stanley and Evercore and a summary of the material financial analyses they provided to the EMC board of directors in connection with rendering such opinions, see “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors.”

The merger agreement includes restrictions on EMC’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that restrict EMC’s ability to pursue alternative acquisition proposals and limit the ability of EMC and Denali to terminate the merger agreement. The definition of “material adverse effect” is limited under the merger agreement. Certain events could materially and adversely affect Denali’s, EMC’s or their respective subsidiaries’ business, but not give rise to a right of termination under the merger agreement.

The merger agreement contains provisions that make it more difficult for EMC to sell its business to a party other than Denali. These provisions include a general prohibition on EMC soliciting any acquisition proposal or offer for a competing transaction, other than during the 60 day period following the date of the merger agreement. Further, there are only limited exceptions to EMC’s agreement that the EMC board of directors will not withdraw or modify in a manner adverse to Denali the recommendation of the EMC board of directors that EMC shareholders approve the merger agreement, and Denali generally has a limited right to match any competing acquisition proposals that may be made. Even if the EMC board of directors withdraws or qualifies its recommendation with respect to the merger agreement, in accordance with the terms and conditions of the merger agreement, EMC will nevertheless be required to submit the approval of the merger agreement to a vote by EMC shareholders at a special meeting, unless the merger agreement is terminated by Denali prior to the special meeting date in accordance with its terms.

In certain cases, upon termination of the merger agreement, EMC will be required to pay to Denali a termination fee of $2.5 billion (which, under certain circumstances, would be decreased to $2 billion). In addition, if the merger agreement is terminated in certain circumstances, EMC may be required to reimburse Denali’s expenses in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $50 million. EMC may also be liable to Denali for fraud or willful and material breaches of the merger agreement, up to a maximum of $4 billion.

For more information about the parties’ termination rights and the termination fee provisions, see “The Merger Agreement—Termination,” and “—Termination Fees.”

Failure to complete the merger could negatively impact EMC’s stock price and have an adverse effect on its results of operations, cash flows and financial position.

If the merger is not completed for any reason, including as a result of a failure of EMC shareholders to approve the merger agreement, the ongoing business of EMC may be adversely affected and, without realizing any of the benefits of having completed the merger, EMC would be subject to a number of risks, including the following:

•	EMC may experience negative reactions from the financial markets, including negative impacts on the price of EMC common stock;

•	EMC and its subsidiaries may experience negative reactions from their customers, regulators and employees, which may impair EMC’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties, joint venture partners and others to seek to change existing business relationships with EMC;

•	EMC will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	EMC may be required to pay a cash termination fee as set forth in the merger agreement;

•	the merger agreement places certain restrictions on the conduct of the business of EMC and its subsidiaries prior to the completion of the merger, which may prevent them from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger;

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by EMC management, which could result in the distraction of EMC’s management from ongoing business operations during the pendency of the merger; and

•	litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against EMC to perform its obligations under the merger agreement.

If the merger is not completed, the effects of the risks described above may occur and have an adverse impact on EMC’s results of operations, cash flows, financial position and stock price.

There is a lack of certainty regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock.

The closing of the merger is conditioned upon the receipt by each of EMC and Denali of an opinion from its tax counsel that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes the Class V Common Stock should be considered common stock of Denali. The opinions will rely on the facts as stated in the merger agreement, this proxy statement/prospectus and certain other documents, representations of EMC, Denali and others to be delivered at the time of closing, and customary assumptions. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the opinions and cause them to be invalid. The opinions will be based on current law in effect on the date of the opinions, and cannot be relied upon if such law changes with retroactive effect. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or on any court. The parties do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger and the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. There are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to those of the Class V Common Stock. Consequently, Denali cannot make any assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth under “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” or any of the tax consequences described in the tax opinions.

If the IRS were to be successful in any such contention, or if for any other reason the merger were to fail to qualify as an exchange described in Section 351 of the Internal Revenue Code or the Class V Common Stock were to fail to be treated as common stock of Denali, then:

•	each EMC shareholder would recognize gain or loss with respect to such shareholder’s shares of EMC common stock as a result of the merger equal to the difference between (1) the sum of the fair market value of the Class V Common Stock and cash received and (2) the shareholder’s basis in the EMC common stock exchanged;

•	EMC may be required to recognize gain for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the VMware common stock that is tracked by the Class V Common Stock over EMC’s basis in such VMware common stock, which liability would be allocated to the Class V Group pursuant to the Denali Tracking Stock Policy if such tax liability is imposed as a result of a change in tax law under certain circumstances, and would be allocated to the DHI Group in all other circumstances; and

•	Denali may no longer be able to file consolidated U.S. federal income tax returns that include VMware, which could require Denali to file amended tax returns and pay additional taxes.

The tax liabilities described in the second and third bullet points immediately above, if they arise, would be likely to have a material adverse effect on Denali and its subsidiaries. For additional information regarding the material U.S. federal income tax consequences of the merger and the Class V Common Stock, see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.”

No IRS ruling has been obtained with respect to the tax consequences of the merger or the issuance of Class V Common Stock.

The parties do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger and the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. Opinions of counsel are not binding on the IRS and the conclusions expressed in the opinions of the respective tax counsel of EMC and Denali could be challenged by the IRS.

Risk Factors Relating to the Combined Company

After the closing of the merger, Denali will be controlled by the MD stockholders, the MSD Partners stockholders and the SLP stockholders, whose interests may be different from the interests of the holders of Class V Common Stock.

After the completion of the merger, by reason of their ownership of substantially all of the Class A Common Stock, the MD stockholders and the MSD Partners stockholders will have the ability to elect all of the Group I Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors, and all of the Group II Directors, who will have an aggregate of 7 of the 13 total votes on the Denali board of directors. By reason of their ownership of all of the Class B Common Stock, the SLP stockholders will have the ability to elect all of the Group III Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors. Immediately following the completion of the merger, Michael S. Dell is expected to be the sole Group II Director and will therefore be entitled to cast a majority of the votes entitled to be cast by all Denali directors and thereby approve any matter submitted to the Denali board of directors other than any matter that also requires the separate approval of the Capital Stock Committee or the audit committee. Immediately following the completion of the merger, Egon Durban and Simon Patterson are expected to be the sole Group III Directors. Denali’s directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders and not just to holders of a particulars series of shares. By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by holders of Class A Common Stock, Class B

Common Stock, Class C Common Stock and Class V Common Stock, voting together as a single class, the MD stockholders and the MSD Partners stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of Denali common stock voting together as a single class.

Through their control of Denali, the MD stockholders and the MSD Partners stockholders will, subject to certain special voting rights of the Class V Common Stock related to actions that affect the Class V Common Stock and certain consent rights of Denali stockholders described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights—Special Voting Rights of the Class V Common Stock” and “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” be able to control actions to be taken by Denali, including the election of directors of Denali’s subsidiaries (including VMware and its subsidiaries), amendments to Denali’s organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of our assets, distributions of our assets, the incurrence of indebtedness and any incurrence of liens on Denali’s assets.

In addition, Denali intends to form an executive committee of its board of directors consisting entirely of Group II Directors and Group III Directors (none of whom are expected to be independent directors) and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee. The interests of the MD stockholders, the MSD Partners stockholders and the SLP stockholders may be materially different than the interests of the holders of Class V Common Stock and Denali’s other stakeholders. For example, Denali does not presently intend to pay cash dividends on the Class V Common Stock. Going forward, Denali will have the right to pay dividends on the shares of common stock of each series of common stock in equal or unequal amounts, and Denali may pay dividends on the shares of one series of common stock and not pay dividends on shares of common stock of another series.

So long as the MD stockholders, the MSD Partners stockholders and the SLP stockholders continue to own a significant amount of Denali’s combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions made by the Denali board of directors and, so long as the MD stockholders and the MSD Partners stockholders or the SLP stockholders own at least [●]% or [●]%, respectively, of all outstanding shares of Denali’s stock entitled to vote generally in the election of directors, such stockholders will be able to appoint individuals to Denali’s board of directors under the Denali stockholders agreement that Denali has entered into with them. See “Certain Relationships and Related Party Transactions—Denali Stockholders Agreement.”

In the ordinary course of their business activities, the MD stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates may engage in activities where their interests conflict with your interests or those of the combined company. Denali’s amended and restated certificate of incorporation will provide that none of the MD stockholders, the MSD Partners stockholders and the SLP stockholders, any of their respective affiliates or any director who is not employed by Denali (including any non-employee director who serves as one of Denali’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Denali operates. The MD stockholders, the MSD Partners stockholders and the SLP stockholders also may pursue acquisition opportunities that may be complementary to Denali’s business and, as a result, those acquisition opportunities may not be available to Denali. In addition, such stockholders may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Upon the listing of the shares of Class V Common Stock on the NYSE, Denali will be a “controlled company” within the meaning of NYSE rules and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements. Holders of Class V Common Stock will therefore not have the same protections afforded to stockholders of companies that are subject to such requirements.

After the closing of the merger, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will continue to control a majority of the combined voting power of all classes of Denali stock entitled to vote generally in the election of directors. As a result, Denali will be a “controlled company” within the meaning of NYSE corporate governance standards. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of the Class V Common Stock:

•	Denali have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	Denali have a compensation committee that is composed entirely of independent directors; and

•	Denali have a corporate governance and nominating committee that is composed entirely of independent directors.

Following the closing of the merger, Denali intends to utilize these exemptions. As a result, Denali does not expect that a majority of the directors on the Denali board of directors will be independent following the completion of the merger. In addition, Denali does not expect that any of the committees of the Denali board of directors will consist entirely of independent directors, other than the audit committee within one year of the listing date and the Capital Stock Committee. Accordingly, holders of Class V Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Denali is highly dependent on the services of Michael S. Dell, its Chief Executive Officer, and its success depends on the ability to attract, retain and motivate key employees.

Denali is highly dependent on the services of Michael S. Dell, its Chief Executive Officer and largest stockholder. If Denali loses the services of Mr. Dell, Denali may not be able to locate a suitable or qualified replacement and Denali may incur additional expenses to recruit a replacement, which could severely disrupt Denali’s business and growth. Further, Denali relies on key personnel, including other members of its executive leadership team, to support its business and increasingly complex product and services offerings. Denali may not be able to attract, retain and motivate the key professional, technical, marketing and staff resources needed.

Denali’s substantial level of indebtedness could adversely affect its financial condition.

As of July 31, 2015, Denali had approximately $14.8 billion in long-term debt principal outstanding, including current maturities. After the closing of the merger, Denali will have a substantial amount of indebtedness, which will require significant interest payments. After giving effect to the transactions contemplated by the merger agreement on a pro forma basis, Denali and its subsidiaries would have had approximately $59.4 billion of short-term and long-term indebtedness as of December 1, 2015 and estimated cash interest for the twelve months ended December 1, 2015 would have been approximately $2.6 billion. Denali and its subsidiaries would also have had an additional $1.15 billion available for borrowing under its senior secured revolving credit facility on such date (without giving effect to letters of credit outstanding) and approximately an additional $1.2 billion available for borrowing under its existing asset backed securities facility, referred to as the ABS facility, on such date.

Denali’s substantial level of indebtedness could have important consequences, including the following:

•	Denali must use a substantial portion of its cash flow from operations to pay interest and principal on its new senior credit facilities, senior secured notes and senior unsecured notes, referred to as the notes, and other indebtedness, which will reduce funds available to Denali for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•	Denali’s ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	Denali will be exposed to fluctuations in interest rates because Denali’s new senior credit facilities will have variable rates of interest;

•	Denali’s leverage may be greater than that of some of its competitors, which may put Denali at a competitive disadvantage and reduce Denali’s flexibility in responding to current and changing industry and financial market conditions; and

•	Denali may be unable to comply with financial and other restrictive covenants in its new senior credit facilities, the notes and other indebtedness that will limit Denali’s ability to incur additional debt, make investments and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on Denali’s business and prospects and could force us into bankruptcy or liquidation.

Denali and its subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in Denali’s and its subsidiaries’ credit facilities and the indentures governing the notes issued in connection with the transactions contemplated by the merger agreement. If new indebtedness is added to Denali’s and its subsidiaries’ debt levels as of the closing of the merger, the related risks that Denali now faces could intensify. Denali’s ability to access additional funding under Denali’s new revolving credit facility and the existing ABS facility will depend upon, among other things, the absence of a default under such facility, including any default arising from a failure to comply with the related covenants. If Denali is unable to comply with its covenants under its new revolving credit facility or the existing ABS facility, Denali’s liquidity may be adversely affected.

As of December 1, 2015, after giving effect to the transactions contemplated by the merger agreement on a pro forma basis, approximately $19.35 billion of Denali’s debt would have been variable rate debt and the effect of a 0.5% increase or decrease in interest rates would increase or decrease such total annual cash interest by approximately $73 million. Denali’s ability to meet expenses, to remain in compliance with its covenants under its debt instruments and to make future principal and interest payments in respect of its debt depends on, among other things, Denali’s operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. Denali is not able to control many of these factors. Given current industry and economic conditions, Denali’s cash flow may not be sufficient to allow Denali to pay principal and interest on its debt and meet its other obligations.

Denali may not be able to achieve its objective of reducing its indebtedness in the first 18-24 months after completion of the merger.

Denali has an objective of reducing its indebtedness in the first 18-24 months after completion of the merger and achieving an investment grade credit rating for such indebtedness. The cash necessary to achieve that objective is expected to come from dispositions of non-core businesses of the DHI Group, including EMC, cash flows from operations of the DHI Group and cash generated by reductions in the working capital needed to operate the DHI Group. Denali may not be able to generate the sale proceeds, operating cash flows and other cash necessary to accomplish this objective. Any failure of Denali to significantly reduce its indebtedness and achieve its objectives could result in a material reduction in the credit quality of Denali and adversely impact the value of the Class V Common Stock.

The Denali certificate designates a state court of the State of Delaware or the federal district court for the District of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Denali’s stockholders, which could limit the ability of the holders of Class V Common Stock to obtain a favorable judicial forum for disputes with Denali or with directors, officers or the controlling stockholders of Denali.

Under the Denali certificate, unless Denali consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Denali, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of Denali to Denali or Denali’s stockholders, (3) any action asserting a claim against Denali or any director or officer or stockholder of Denali arising pursuant to any provision of the DGCL or Denali certificate or Denali bylaws, or (4) any action asserting a claim against Denali or any director or officer or stockholder of Denali governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These provisions of the Denali certificate could limit the ability of the holders of the Class V Common Stock to obtain a favorable judicial forum for disputes with Denali or with directors, officers or the controlling stockholders of Denali, which may discourage such lawsuits against Denali and its directors, officers and stockholders. Alternatively, if a court were to find these provisions of its constituent documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Denali may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Denali and EMC.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Denali and EMC. There is a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. In addition, the businesses of Denali and EMC will continue to maintain a presence in Texas and Massachusetts, respectively. The substantial majority of these costs will be non-recurring expenses related to the merger (including financing of the merger), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to retain key employees. Denali and EMC will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s costs in connection with the financing of the merger. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs. Denali cannot identify the timing, nature and amount of all such expenses as of the date of this proxy statement/prospectus. However, any such expenses could affect Denali’s results of operations and cash flows from operations in the period in which such charges are recorded.

The combined company may not realize the anticipated synergies from the merger.

Although the combined company expects to achieve synergies as a result of the merger, including with respect to VMware, it may not succeed in doing so. The combined company’s ability to realize the anticipated synergies will depend on the successful integration of EMC’s business with that of Dell. Even if the combined company successfully integrates the Dell and EMC businesses, the integration may not result in the realization of the full benefits of the anticipated synergies or the realization of these benefits within the expected periods. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, benefits from the merger may be offset by costs incurred in integrating Dell and EMC, or regulatory authorities may impose adverse conditions on the combined company in connection with granting approval of the merger.

Failure to integrate EMC’s technology, solutions, products and services with those of Dell in an effective manner could reduce Denali’s profitability and delay or prevent realization of many of the potential benefits of the merger.

To obtain the benefits of the merger, Denali must integrate EMC’s technology, solutions, products and services with those of Dell in an effective manner. Denali may not be able to accomplish this integration quickly and efficiently. Denali may be required to spend additional time and money on operating compatibility that otherwise would be spent on developing and selling solutions, products and services. Denali’s business, financial condition and results of operations could be harmed if it does not integrate operations effectively or uses too many resources on integration efforts.

The time and effort required to be dedicated to the integration of Dell and EMC could divert the attention of Denali’s management from other business concerns or otherwise harm Denali’s business.

The integration process could result in the diversion of Denali management’s attention from other business concerns, in the disruption or interruption of, or the loss of momentum in, Denali’s business, or in inconsistencies in standards, controls, procedures and policies. Any of these impacts could adversely affect Denali’s ability to maintain relationships with its customers and employees or achieve the anticipated benefits of the merger, or could reduce Denali’s earnings or otherwise adversely affect its business and financial results.

Denali may be unable to use some or all of EMC’s net operating losses following the merger.

Based on current tax law, as of June 30, 2015, EMC had gross federal, state and foreign net operating losses, referred to as NOLs, of approximately $262 million, $562 million and $18 million, respectively. Until such NOLs expire, they can be used to reduce taxable income in future years. After the merger, Denali’s ability to use these tax attributes to offset future taxable income will be subject to significant limitations under Sections 382 and 383 and other provisions of the Internal Revenue Code. For this reason, Denali may be unable to use EMC’s NOLs after the merger in the amounts it projects or at all.

After the completion of the merger, former shareholders of EMC, a Massachusetts corporation, will be stockholders of Denali, a Delaware corporation.

The rights of holders of Class V Common Stock will be governed by Delaware corporate law and by the Denali certificate and Denali bylaws, as opposed to Massachusetts corporate law and the EMC articles and EMC bylaws. Consequently, the rights of such stockholders following the merger may vary in some respects from their rights as shareholders prior to the merger.

Risk Factors Relating to Denali, Dell and EMC

Risk Factors Relating to Denali and Dell

Competitive pressures may adversely affect Dell’s industry unit share position, revenue and profitability.

Dell operates in an industry in which there are rapid technological advances in hardware, software and service offerings. As a result, Dell faces aggressive product and price competition from both branded and generic competitors. Dell competes based on its ability to offer to its customers competitive integrated solutions that provide the most current and desired product and services features. There is a risk that Dell’s competitors may provide products that are less costly, perform better or include additional features that are not available with Dell’s products. There also is a risk that Dell’s product portfolios may quickly become outdated or that Dell’s market share may quickly erode. Further, efforts to balance the mix of products and services in order to optimize profitability, liquidity and growth may put pressure on Dell’s industry position.

As the technology industry continues to expand globally, there may be new and increased competition in different geographic regions. The generally low barriers to entry in the technology industry increase the potential for challenges from new industry competitors. There also may be increased competition from new types of products as the options for mobile and cloud computing solutions increase. In addition, companies with which Dell has strategic alliances may become competitors in other product areas or current competitors may enter into new strategic relationships with new or existing competitors, all of which may further increase the competitive pressures on Dell.

Reliance on vendors for products and components, many of whom are single-source or limited-source suppliers, could harm Dell’s business by adversely affecting product availability, delivery, reliability and cost.

Dell maintains several single-source or limited-source supplier relationships, including relationships with third-party software providers, either because multiple sources are not readily available or because the relationships are advantageous due to performance, quality, support, delivery, capacity or price considerations. A delay in the supply of a critical single- or limited-source product or component may prevent the timely shipment of the related product in desired quantities or configurations. In addition, Dell may not be able to replace the functionality provided by third-party software currently offered with its products if that software becomes obsolete, defective or incompatible with future product versions or is not adequately maintained or updated. Even where multiple sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm Dell’s operating results.

Dell obtains many of its products and all of its components from third-party vendors, many of which are located outside of the United States. In addition, significant portions of Dell’s products are assembled by contract manufacturers, primarily in various locations in Asia. A significant concentration of such outsourced manufacturing is currently performed by only a few of Dell’s contract manufacturers, often in single locations. Dell sells components to these contract manufacturers and generates large non-trade accounts receivables, an arrangement that would present a risk of uncollectibility if the financial condition of a contract manufacturer should deteriorate.

Although these relationships generate cost efficiencies, they limit Dell’s direct control over production. The increasing reliance on vendors subjects Dell to a greater risk of shortages and reduced control over delivery schedules of components and products, as well as a greater risk of increases in product and component costs. Because Dell maintains minimal levels of component and product inventories, a disruption in component or product availability could harm Dell’s ability to satisfy customer needs. In addition, defective parts and products from these vendors could reduce product reliability and harm Dell’s reputation.

If Dell fails to achieve favorable pricing from vendors, its profitability could be adversely affected.

Dell’s profitability is affected by its ability to achieve favorable pricing from vendors and contract manufacturers, including through negotiations for vendor rebates, marketing funds and other vendor funding received in the normal course of business. Because these supplier negotiations are continuous and reflect the evolving competitive environment, the variability in timing and amount of incremental vendor discounts and rebates can affect Dell’s profitability. The vendor programs may change periodically, potentially resulting in adverse profitability trends if Dell cannot adjust pricing or variable costs. An inability to establish a cost and product advantage, or determine alternative means to deliver value to customers, may adversely affect Dell’s revenue and profitability.

Adverse global economic conditions and instability in financial markets may harm Dell’s business and result in reduced net revenue and profitability.

As a global company with customers operating in a broad range of businesses and industries, Dell’s performance is affected by global economic conditions. Adverse economic conditions may negatively affect customer demand for Dell’s products and services. Such economic conditions could result in postponed or decreased spending amid customer concerns over unemployment, reduced asset values, volatile energy costs, geopolitical issues, the availability and cost of credit and the stability and solvency of financial institutions, financial markets, businesses, local and state governments and sovereign nations. Weak global economic conditions also could harm Dell’s business by contributing to product shortages or delays, insolvency of key suppliers, customer and counterparty insolvencies and increased challenges in managing Dell’s treasury operations. Any such effects could have a negative impact on Dell’s net revenue and profitability.

Dell’s results of operations may be adversely affected if it fails to successfully execute its growth strategy.

Dell’s growth strategy involves reaching more customers through new distribution channels, expanding relationships with resellers and augmenting select business areas through targeted acquisitions and other commercial arrangements. As more customers are reached through new distribution channels and expanded reseller relationships, Dell may fail to manage effectively the increasingly difficult tasks of inventory management and demand forecasting. The ability to implement this growth strategy depends on a successful transitioning of sales capabilities, the successful addition to the breadth of Dell’s solutions capabilities through selective acquisitions of other businesses and the effective management of the consequences of these strategic initiatives. If Dell is unable to meet these challenges, its results of operations could be adversely affected.

Dell faces risks and challenges in connection with its transformation to a scalable end-to-end technology solutions provider and its business strategy.

Dell expects its strategic transformation to a scalable end-to-end technology solutions provider to take more time and investment, and the investments it must make are likely to result in lower gross margins and raise its operating expenses and capital expenditures.

For fiscal 2015, Dell’s Client Solutions business generated 68% of Dell’s net revenue, and largely relied on PC sales. Moreover, revenue from Client Solutions absorbs Dell’s significant overhead costs and allows for scaled procurement. As a result, Client Solutions remains an important component in Dell’s broad transformation strategy. While Dell continues to rely on Client Solutions as a critical element of its business, Dell also anticipates an increasingly challenging demand environment in Client Solutions and intensifying market competition. Current challenges in Client Solutions stem from fundamental changes in the PC market, including a decline in worldwide revenues for desktop and laptop PCs and lower shipment forecasts for PC products due to a general lengthening of the replacement cycle for PC products and increasing interest in alternative mobile solutions. PC shipments worldwide declined 7.0% year-to-year in the second quarter of fiscal 2016, and further deterioration in the PC market may occur. Other challenges include declining margins as demand for PC products shifts from higher-margin premium products to lower-cost and lower-margin products, particularly in emerging markets, and significant and increasing competition from efficient and low-cost manufacturers and from manufacturers of innovative and higher-margin PC products. For example, the built-to-order model that Dell has historically used is losing competitiveness in an environment where profit pools are moving toward lower-margin segments primarily based on a build-to-stock model, and Dell also lacks a strong offering in tablets.

The challenges Dell faces in its transformation include low operating margin for the Enterprise Solutions Group, referred to as ESG, and, although Client Solutions drives pull-through revenue and cross-selling of ESG solutions, the potential for further margin erosion remains due to intense competition, including emerging competitive pressure from cloud services. Improving integration of Dell’s product and service offerings as well as its ability to cross-sell remain a work in progress, as Dell is in the early stages of integrating its products into solutions and thus far has limited overlap in the base of large customers for the Client Solutions business and the ESG and Dell services businesses. In addition, returns from Dell’s prior acquisitions have been mixed and will require additional investments to reposition the business for growth, while cross-selling synergies have not been achieved as anticipated. As a result of the foregoing challenges, Dell’s business, financial condition and results of operations may be adversely affected.

Dell may not successfully implement its acquisition strategy, which could result in unforeseen operating difficulties and increased costs.

Dell makes strategic acquisitions of other companies as part of its growth strategy. Dell could experience unforeseen operating difficulties in assimilating or integrating the businesses, technologies, services, products, personnel or operations of acquired companies, especially if Dell is unable to retain the key personnel of an acquired company. Further, future acquisitions may result in a delay or reduction of client sales for both Dell and the acquired company because of client uncertainty about the continuity and effectiveness of solutions offered by either company and may disrupt Dell’s existing business by diverting resources and significant management attention that otherwise would be focused on development of the existing business. Acquisitions may also negatively affect Dell’s relationships with strategic partners if the acquisitions are seen as bringing Dell into competition with such partners.

To complete an acquisition, Dell may be required to use substantial amounts of cash, engage in equity or debt financings or enter into credit agreements to secure additional funds. Such debt financings could involve restrictive covenants that could limit Dell’s capital-raising activities and operating flexibility. In addition, an acquisition may negatively affect Dell’s results of operations because it may expose Dell to unexpected liabilities, require the incurrence of charges and substantial indebtedness or other liabilities, have adverse tax consequences, result in acquired in-process research and development expenses, or in the future require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or fail to generate a financial return sufficient to offset acquisition costs.

If its cost efficiency measures are not successful, Dell may become less competitive.

Dell continues to focus on minimizing operating expenses through cost improvements and simplification of Dell’s structure. Certain factors may prevent the achievement of these goals, which may negatively affect Dell’s competitive position. For example, Dell may experience delays or unanticipated costs in implementing its cost efficiency plans, which could prevent the timely or full achievement of expected cost efficiencies.

Dell’s inability to manage solutions and product and services transitions in an effective manner could reduce the demand for Dell’s solutions, products and services and the profitability of Dell’s operations.

Continuing improvements in technology result in the frequent introduction of new solutions, products and services, improvements in product performance characteristics and short product life cycles. If Dell fails to effectively manage transitions to new solutions and offerings, the products and services associated with such offerings and customer demand for Dell’s solutions, products and services could diminish and Dell’s profitability could suffer.

Dell is increasingly sourcing new products and transitioning existing products through its contract manufacturers and manufacturing outsourcing relationships in order to generate cost efficiencies and better serve its customers. The success of product transitions depends on a number of factors, including the availability of sufficient quantities of components at attractive costs. Product transitions also present execution challenges and risks, including the risk that new or upgraded products may have quality issues or other defects.

Failure to deliver high-quality products and services could lead to loss of customers and diminished profitability.

Dell must identify and address quality issues associated with its products and services, many of which include third-party components. Although quality testing is performed regularly to detect quality problems and implement required solutions, failure to identify and correct significant product quality issues before the sale of such products to customers could result in lower sales, increased warranty or replacement expenses and reduced customer confidence, which could harm Dell’s operating results.

Dell’s ability to generate substantial non-U.S. net revenue is subject to additional risks and uncertainties.

Sales outside the United States accounted for approximately 50% of Dell’s consolidated net revenue for fiscal 2015. Dell’s future growth rates and success are substantially dependent on the continued growth of Dell’s business outside the United States. Dell’s international operations face many risks and uncertainties, including varied local economic and labor conditions, political instability, changes in the U.S. and international regulatory environments, and the impacts of trade protection measures, tax laws (including U.S. taxes on foreign operations), copyright levies and foreign currency exchange rates. Any of these factors could negatively affect Dell’s international business results and prospects for growth.

Dell’s profitability may be adversely affected by product, customer and geographic sales mix and seasonal sales trends.

Dell’s overall profitability for any period may be adversely affected by changes in the mix of products, customers and geographic markets reflected in sales for that period and by seasonal trends. Profit margins vary among products, services, customers and geographic markets. For instance, services offerings generally have a higher profit margin than consumer products. In addition, parts of Dell’s business are subject to seasonal sales trends. Among the trends with the most significant impact on Dell’s operating results, sales to government customers (particularly the U.S. federal government) are typically stronger in Dell’s third fiscal quarter, sales in Europe, the Middle East and Africa are often weaker in Dell’s third fiscal quarter, and consumer sales are typically strongest during Dell’s fourth fiscal quarter.

Dell may lose revenue opportunities and experience gross margin pressure if sales channel participants fail to perform as expected.

Dell relies on third-party distributors, retailers, systems integrators, value-added resellers and other sales channels to complement its direct sales organization in order to reach more end-users globally. Future operating results increasingly will depend on the performance of sales channel participants and on Dell’s success in maintaining and developing these relationships. Revenue and gross margins could be negatively affected if the financial condition or operations of channel participants weaken as a result of adverse economic conditions or other business challenges, or if uncertainty regarding the demand for Dell’s products causes channel participants to reduce their orders for Dell’s products. Further, some channel participants may consider the expansion of Dell’s direct sales initiatives to conflict with their business interests as distributors or resellers of Dell’s products, which could lead them to reduce their investment in the distribution and sale of Dell’s products, or to cease all sales of Dell’s products.

Dell’s financial performance could suffer from reduced access to the capital markets by Dell or some of its customers.

Dell may access debt and capital sources to provide financing for customers and to obtain funds for general corporate purposes, including working capital, acquisitions, capital expenditures and funding of customer receivables. In addition, Dell maintains customer financing relationships with some companies that rely on access to the debt and capital markets to meet significant funding needs. Any inability of these companies to access such markets could compel Dell to self-fund transactions with such companies or to forgo customer financing opportunities, which could harm Dell’s financial performance. The debt and capital markets may experience extreme volatility and disruption from time to time in the future, which could result in higher credit spreads in such markets and higher funding costs for Dell. Deterioration in Dell’s business performance, a credit rating downgrade, volatility in the securitization markets, changes in financial services regulation or adverse changes in the economy could lead to reductions in the availability of debt financing. In addition, these events could limit Dell’s ability to continue asset securitizations or other forms of financing from debt or capital sources, reduce the amount of financing receivables that Dell originates or negatively affect the costs or terms on which Dell may be able to obtain capital. Any of these developments could adversely affect Dell’s net revenue, profitability and cash flows.

Weak economic conditions and additional regulation could harm Dell’s financial services activities.

Dell’s financial services activities are negatively affected by adverse economic conditions that contribute to loan delinquencies and defaults. An increase in loan delinquencies and defaults would result in greater net credit losses, which may require Dell to increase its reserves for customer receivables. In addition, the implementation of new financial services regulation, or the application of existing financial services regulation in new countries where Dell expands its financial services and related supporting activities, could unfavorably impact the profitability and cash flows of Dell’s consumer financing activities.

Dell is subject to counterparty default risks.

Dell has numerous arrangements with financial institutions that include cash and investment deposits, interest rate swap contracts, foreign currency option contracts and forward contracts. As a result, Dell is subject to the risk that the counterparty to one or more of these arrangements will default, either voluntarily or involuntarily, on its performance under the terms of the arrangement. In times of market distress, a counterparty may default rapidly and without notice, and Dell may be unable to take action to cover its exposure, either because of lack of contractual ability to do so or because market conditions make it difficult to take effective action. If one of Dell’s counterparties becomes insolvent or files for bankruptcy, Dell’s ability eventually to recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable legal regime governing the bankruptcy proceeding. In the event of such default, Dell could incur significant losses, which could harm Dell’s business and adversely affect its results of operations and financial condition.

The exercise by customers of certain rights under their services contracts with Dell, or Dell’s failure to perform as it anticipates at the time it enters into services contracts, could adversely affect Dell’s revenue and profitability.

Many of Dell’s services contracts allow customers to take actions that may adversely affect Dell’s revenue and profitability. These actions include terminating a contract if Dell’s performance does not meet specified service levels, requesting rate reductions or contract termination, reducing the use of Dell’s services or terminating a contract early upon payment of agreed fees. In addition, Dell estimates the costs of delivering the services at the outset of the contract. If Dell fails to estimate such costs accurately and actual costs significantly exceed estimates, Dell may incur losses on the services contracts.

Loss of government contracts could harm Dell’s business.

Contracts with the U.S. federal, state and local governments and foreign governments are subject to future funding that may affect the extension or termination of programs and to the right of such governments to terminate contracts for convenience or non-appropriation. There is pressure on governments, both domestically and internationally, to reduce spending. Funding reductions or delays could adversely affect public sector demand for Dell’s products and services. In addition, if Dell violates legal or regulatory requirements, the applicable government could suspend or disbar Dell as a contractor, which would unfavorably affect Dell’s net revenue and profitability.

Dell’s business could suffer if Dell does not develop and protect its proprietary intellectual property or obtain or protect licenses to intellectual property developed by others on commercially reasonable and competitive terms.

If Dell or Dell’s suppliers are unable to develop or protect desirable technology or technology licenses, Dell may be prevented from marketing products, may have to market products without desirable features or may incur substantial costs to redesign products. Dell also may have to defend or enforce legal actions or pay damages if Dell is found to have violated the intellectual property of other parties. Although Dell’s suppliers might be contractually obligated to obtain or protect such licenses and indemnify Dell against related expenses, those suppliers could be unable to meet their obligations. Although Dell invests in research and development and obtains additional intellectual property through acquisitions, those activities do not guarantee that Dell will develop or obtain intellectual property necessary for profitable operations. Costs involved in developing and protecting rights in intellectual property may have a negative impact on Dell’s business. In addition, Dell’s operating costs could increase because of copyright levies or similar fees by rights holders and collection agencies in European and other countries.

Infrastructure disruptions could harm Dell’s business.

Dell depends on its information technology and manufacturing infrastructure to achieve its business objectives. Natural disasters, manufacturing failures, telecommunications system failures or defective or improperly installed new or upgraded business management systems could lead to disruptions in this infrastructure. Portions of Dell’s IT infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work. Such disruptions may prevent Dell’s ability to receive or process orders, manufacture and ship products in a timely manner or otherwise conduct business in the normal course. Further, portions of Dell’s services business involve the processing, storage and transmission of data, which would also be negatively affected by such an event. Disruptions in Dell’s infrastructure could lead to loss of customers and revenue, particularly during a period of heavy demand for Dell’s products and services. Dell also could incur significant expense in repairing system damage and taking other remedial measures.

Cyber attacks or other data security breaches that disrupt Dell’s operations or result in the dissemination of proprietary or confidential information about Dell, Dell’s customers or other third parties could disrupt Dell’s business, harm its reputation, cause Dell to lose clients and expose Dell to costly litigation.

Dell manages and stores various proprietary information and sensitive or confidential data relating to its operations. In addition, Dell’s outsourcing services and cloud computing businesses routinely process, store and transmit large amounts of data for Dell’s customers, including sensitive and personally identifiable information. Dell may be subject to breaches of the information technology systems it uses for these purposes. Experienced computer programmers and hackers may be able to penetrate Dell’s network security and misappropriate or compromise Dell’s confidential information or that of third parties, create system disruptions or cause shutdowns. Further, sophisticated hardware and operating system software and applications that Dell produces or procures from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of such systems.

The costs to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber incident could be significant. Remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential customers that may impede Dell’s sales, manufacturing, distribution or other critical functions. Dell could lose existing or potential customers for outsourcing services or other information technology solutions in connection with any actual or perceived security vulnerabilities in Dell’s products. In addition, breaches of Dell’s security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about Dell or its customers or other third parties could expose Dell, its customers or other third parties affected to a risk of loss or misuse of this information, result in litigation and potential liability for Dell, damage Dell’s brand and reputation or otherwise harm Dell’s business. Further, Dell relies in certain limited capacities on third-party data management providers whose possible security problems and security vulnerabilities may have similar effects on Dell.

Dell is subject to laws, rules and regulations in the United States and other countries relating to the collection, use and security of user data. Dell’s ability to execute transactions and to possess and use personal information and data in conducting its business subjects it to legislative and regulatory burdens that may require

Dell to notify customers or employees of a data security breach. Dell has incurred, and will continue to incur, significant expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

Failure to hedge effectively Dell’s exposure to fluctuations in foreign currency exchange rates and interest rates could adversely affect Dell’s financial condition and results of operations.

Dell utilizes derivative instruments to hedge its exposure to fluctuations in foreign currency exchange rates and interest rates. Some of these instruments and contracts may involve elements of market and credit risk in excess of the amounts recognized in Dell’s financial statements. If Dell is not successful in monitoring its foreign exchange exposures and conducting an effective hedging program, Dell’s foreign currency hedging activities may not offset the impact of fluctuations in currency exchange rates on its future results of operations and financial position.

The expiration of tax holidays or favorable tax rate structures, unfavorable outcomes in tax audits and other tax compliance matters, or adverse legislative or regulatory tax changes could result in an increase in Dell’s tax expense or Dell’s effective income tax rate.

Portions of Dell’s operations are subject to a reduced tax rate or are free of tax under various tax holidays that expire in whole or in part from time to time. Many of these holidays may be extended when certain conditions are met, or may be terminated if certain conditions are not met. If the tax holidays are not extended, or if Dell fails to satisfy the conditions of the reduced tax rate, then its effective tax rate would increase in the future. Dell’s effective tax rate also could increase if Dell’s geographic sales mix changes. In addition, any actions by Dell to repatriate non-U.S. earnings for which it has not previously provided for U.S. taxes may impact the effective tax rate.

The application of tax laws to Dell’s operations and past transactions involves some inherent uncertainty. Dell is continually under audit in various tax jurisdictions. Although Dell believes its tax positions are appropriate, Dell may not be successful in resolving potential tax claims that arise from these audits. An unfavorable outcome in certain of these matters could result in a substantial increase in Dell’s tax expense. In addition, Dell’s provision for income taxes could be affected by changes in the valuation of deferred tax assets.

Further, changes in tax laws (including laws relating to U.S. taxes on foreign operations) could adversely affect Dell’s operations and profitability. In recent years, numerous legislative, judicial and administrative changes have been made to tax laws applicable to Dell and companies similar to Dell. Additional changes to tax laws are likely to occur, and such changes may adversely affect Dell’s tax liability.

Dell’s profitability could suffer from any impairment of its portfolio investments.

Dell invests a significant portion of its available funds in a portfolio consisting primarily of debt securities of various types and maturities pending the deployment of these funds in Dell’s business. Dell’s earnings performance could suffer from any impairment of its investments. Dell’s portfolio securities generally are classified as available-for-sale and are recorded in Dell’s financial statements at fair value. If any such investments experience declines in market price and it is determined that such declines are other than temporary, Dell may have to recognize in earnings the decline in the fair market value of such investments below their cost or carrying value.

Unfavorable results of legal proceedings could harm Dell’s business and result in substantial costs.

Dell is involved in various claims, suits, investigations and legal proceedings that arise from time to time in the ordinary course of business, as well as in connection with its going-private transaction and the merger, including those described elsewhere in this proxy statement/prospectus. Additional legal claims or regulatory matters may arise in the future and could involve stockholder, consumer, regulatory, compliance, intellectual property, antitrust, tax and other issues on a global basis. Litigation is inherently unpredictable. Regardless of the merits of the claims, litigation may be both time-consuming and disruptive to Dell’s business. Dell could incur judgments or enter into settlements of claims that could adversely affect its operating results or cash flows in a particular period. In addition, Dell’s business, operating results and financial condition could be adversely affected if any infringement or other intellectual property claim made against it by any third party is successful, or if Dell fails to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions.

Denali will incur increased costs and become subject to additional regulations and requirements as a result of becoming a newly public company, and Denali’s management will be required to devote substantial time to new compliance matters, which could lower Denali’s profits or make it more difficult to run its business.

As a newly public company, Denali will incur significant legal, accounting and other expenses that it has not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. Denali will also incur costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Denali expects these rules and regulations to increase its legal and financial compliance costs and to make some activities more time-consuming and costly, although it is currently unable to estimate these costs with any degree of certainty. Denali’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements. These laws and regulations also could make it more difficult or costly for Denali to obtain certain types of insurance, including director and officer liability insurance, and Denali may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Denali to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers. Furthermore, if Denali is unable to satisfy its obligations as a public company, the Class V Common Stock could be subject to delisting and Denali could be subject to fines, sanctions and other regulatory action and potentially civil litigation.

As a public company, Denali will be obligated to develop and maintain proper and effective internal control over financial reporting and any failure to do so may adversely affect investor confidence in Denali and, as a result, the value of the Class V Common Stock.

Following a transition period afforded to companies that were not previously SEC reporting companies, Denali will be required by Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by management on, among other things, its assessment of the effectiveness of its internal control over financial reporting. The assessment will need to include disclosure of any material weaknesses identified by Denali’s management in Denali’s internal control over financial reporting. Denali also will be required to disclose significant changes made in its internal control procedures on a quarterly basis. In addition, Denali’s independent registered public accounting firm is required to express an opinion as to the effectiveness of Denali’s internal control over financial reporting beginning with the second annual report on Form 10-K. The process of designing, implementing and testing internal controls over financial reporting is time consuming, costly and complicated.

During the evaluation and testing process of its internal controls, if Denali identifies one or more material weaknesses in its internal control over financial reporting, Denali will be unable to assert that its internal control over financial reporting is effective. Denali may experience material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit Denali’s ability to report accurately its financial condition or results of operations. If Denali is unable to conclude that its internal control over financial reporting is effective, or if Denali’s independent registered public accounting firm determines Denali has a material weakness or significant deficiency in its internal control over financial reporting, Investors could lose confidence in the accuracy and completeness of its financial reports, the market price of the Class V Common Stock could decline, and Denali could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in its internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, also could restrict Denali’s future access to the capital markets.

Compliance requirements of current or future environmental and safety laws, or other regulatory laws, may increase costs, expose Denali and Dell to potential liability and otherwise harm Dell’s business.

Dell’s operations are subject to environmental and safety regulations in all areas in which Dell conducts business. Product design and procurement operations must comply with new and future requirements relating to climate change laws and regulations, materials composition, sourcing, energy efficiency and collection, recycling, treatment, transportation and disposal of electronics products, including restrictions on mercury, lead, cadmium, lithium metal, lithium ion and other substances. If Dell fails to comply with applicable rules and regulations regarding the transportation, source, use and sale of such regulated substances, Dell could be subject to liability. The costs and timing of costs under environmental and safety laws are difficult to predict, but could have an adverse impact on Dell’s business.

In addition, Denali and its subsidiaries are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business and are also subject to export controls, customs and economic sanctions laws and embargoes imposed by the U.S. Government. Violations of the Foreign Corrupt Practices Act or other anti-corruption laws or export control, customs or economic sanctions laws may result in severe criminal or civil sanctions and penalties, and Denali and its subsidiaries may be subject to other liabilities which could have a material adverse effect on Denali’s business, results of operations and financial condition.

In addition, Denali will be subject to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act intended to improve transparency and accountability concerning the supply of minerals originating from the conflict zones of the Democratic Republic of Congo or adjoining countries. Denali will incur costs to comply with the disclosure requirements of this law and may realize other costs relating to the sourcing and availability of minerals used in Dell’s products. Further, Denali may face reputational harm if Denali’s customers or other Denali stakeholders conclude that Denali is unable to sufficiently verify the origins of the minerals used in Dell’s products.

Armed hostilities, terrorism, natural disasters or public health issues could harm Dell’s business.

Armed hostilities, terrorism, natural disasters or public health issues, whether in the U.S. or abroad, could cause damage or disruption to Dell or Dell’s suppliers and customers, or could create political or economic instability, any of which could harm Dell’s business. For example, the earthquake and tsunami in Japan and severe flooding in Thailand which occurred during fiscal 2012 caused damage to infrastructure and factories that disrupted the supply chain for a variety of components used in Dell’s products. Any such future events could cause a decrease in demand for Dell’s products, make it difficult or impossible to deliver products or for suppliers to deliver components and could create delays and inefficiencies in Dell’s supply chain.

Risk Factors Relating to EMC

Denali’s and EMC’s businesses are and, when combined, will be subject to the risks described above. EMC is, and following the completion of the merger Denali will be, subject to the risks described in EMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated from time to time in EMC’s subsequent filings with the SEC, including those incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the Internet.

Risk Factors Relating to Denali’s Proposed Tracking Stock Structure

Holders of Class V Common Stock will be common stockholders of Denali and are, therefore, subject to risks associated with an investment in Denali as a whole.

Even though Denali will attribute, for financial reporting purposes, all of Denali’s consolidated assets, liabilities, revenue and expenses to either the DHI Group or the Class V Group in order to prepare the separate segment information in respect of each group, Denali will retain legal title to all of Denali’s assets, and Denali’s tracking stock capitalization will not limit Denali’s legal responsibility, or that of Denali’s subsidiaries, for their debts and liabilities. Holders of Class V Common Stock will not have special legal rights related to specific assets attributed to the Class V Group and, in any liquidation, holders of DHI Group common stock and holders of Class V Common Stock will be entitled to their proportionate interests in assets of Denali after payment or provision for payment of the debts and liabilities of Denali and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock based on their respective numbers of liquidation units. See “Description of Denali Capital Stock Following the Merger—Liquidation and Dissolution.”

Subject to the approval of the Capital Stock Committee, which will consist of a majority of independent directors, Denali could use shares of VMware common stock or other assets attributed to the Class V Group to satisfy liabilities attributed to the DHI Group.

Subject to the approval of the Capital Stock Committee, which will consist of a majority of independent directors, the assets attributed to the Class V Group are potentially subject to the liabilities attributed to the DHI Group, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to the DHI Group. While Denali’s proposed Denali Tracking Stock Policy provides that reallocations of assets between groups may result in the creation of inter-group debt or an inter-group interest or an offsetting reallocation of cash or other assets, no provision of the Denali certificate prevents Denali from satisfying liabilities of the DHI Group with assets of the Class V Group, and Denali’s creditors will not be limited by Denali’s tracking stock capitalization from proceeding against any assets they could have proceeded against if Denali did not have a tracking stock capitalization.

The Denali board of directors may not reallocate assets and liabilities between the DHI Group and the Class V Group without the approval of the Capital Stock Committee, which will consist of a majority of independent directors, but any such reallocation of assets and liabilities may make it difficult to assess the future prospects of either group based on its past performance.

The Denali board of directors may not allocate or reallocate assets and liabilities to one group or the other without the approval of the Capital Stock Committee, which will consist of a majority of independent directors. However, any such allocation or reallocation may be made without the approval of any of Denali’s stockholders in accordance with the Denali Tracking Stock Policy and the Denali certificate. See “Description of Denali Tracking Stock Policy.” Any such reallocation made by the Denali board of directors, as well as the existence of the right in and of itself to effect a reallocation, may impact the ability of investors to assess the future prospects of either group, including its liquidity and capital resource needs, based on its past performance. Stockholders may also have difficulty evaluating the liquidity and capital resources of each group based on past performance, as the Denali board of directors may use one group’s liquidity to fund the other group’s liquidity and capital expenditure requirements through the use of inter-group loans or other inter-group arrangements.

The market price of Class V Common Stock may not reflect the performance of the Class V Group as Denali intends.

Denali cannot make any assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of Denali’s interest in VMware and any other businesses, assets and liabilities that may be attributed to the Class V Group at any time. Holders of Class V Common Stock will be common stockholders of Denali as a whole and, as such, will be subject to all risks associated with an investment in Denali and all of Denali’s businesses, assets and liabilities, including the approximately $59.4 billion of short-term and long-term indebtedness that Denali is expected to have outstanding immediately following the merger. In addition, investors may discount the value of the Class V Common Stock because it is part of a common enterprise rather than a stand-alone entity.

The market price of Class V Common Stock may be volatile, could fluctuate substantially and could be affected by factors that do not affect traditional common stock.

Market reaction to the establishment of tracking stocks is unpredictable and Denali does not know how the market will react to the merger. In addition, given that the market price of Class V Common Stock tracks the performance of a more focused group of businesses, assets and liabilities than EMC common stock does, the market price of Class V Common Stock may be more volatile than the market price of EMC common stock has historically been. The market price of Class V Common Stock may be materially affected by, among other things:

•	actual or anticipated fluctuations in VMware’s operating results or in the operating results of any other businesses attributable to the Class V Group from time to time;

•	potential acquisition activity by Denali or the companies in which Denali invests;

•	adverse changes in the credit rating or credit quality of Denali and its subsidiaries;

•	issuances of additional debt or equity securities to raise capital by Denali or the companies in which Denali invests and the manner in which that debt or the proceeds of an equity issuance are attributed to each of the groups;

•	changes in financial estimates by securities analysts regarding Class V Common Stock or the companies attributable to either of Denali’s groups;

•	changes in market valuations of other companies engaged in similar lines of business;

•	the complex nature and the potential difficulties investors may have in understanding the terms of Denali’s Class V Common Stock, as well as concerns regarding the possible effect of certain of those terms on an investment in Denali’s stock; and

•	general market conditions.

In addition, until an orderly trading market develops for Class V Common Stock following the completion of the merger, the trading price of Class V Common Stock may fluctuate significantly.

There may not be an active trading market for shares of the Class V Common Stock, which may cause a decrease in the trading price of the shares of the Class V Common Stock and make it difficult to sell such shares.

Prior to the consummation of the merger, there will not be a public trading market for shares of the Class V Common Stock. It is possible that after the consummation of the merger, an active trading market will not develop or, if developed, that any market will be sustained. The market price of the Class V Common Stock may decline from time to time and you may not be able to sell your shares of Class V Common Stock at an attractive price or at all.

The market value of Class V Common Stock could be adversely affected by events involving the assets and businesses attributed to the DHI Group.

Because Denali will be the issuer of both DHI Group common stock and Class V Common Stock, an adverse market reaction to events relating to the assets and businesses attributed to the DHI Group, such as disclosure of earnings or announcements of new products or services, acquisitions or dispositions that the market does not view favorably, may have an adverse effect on the Class V Common Stock. Because Denali’s objective of reducing its indebtedness during the first 18-24 months after completion of the merger will be depend on cash generated by the DHI Group, any failure of the DHI Group to generate such cash could result in a material reduction in the credit quality of Denali and adversely impact the value of the Class V Common Stock. In addition, the incurrence of significant additional indebtedness by Denali or any of Denali’s subsidiaries on behalf of the DHI Group, including additional indebtedness incurred or assumed in connection with acquisitions of, or investments in, businesses, could affect Denali’s credit rating and that of Denali’s subsidiaries and, therefore, could increase the borrowing costs of Denali and its subsidiaries.

Denali may not pay dividends equally or at all on Class V Common Stock.

VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay cash dividends on the Class V Common Stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could but is not required to distribute some or all of that amount to the holders of Class V Common Stock. Going forward, Denali will have the right to pay dividends on the shares of common stock of each group in equal or unequal amounts, and Denali may pay dividends on the shares of common stock of one group and not pay dividends on shares of common stock of the other group. See “—Risk Factors Relating to the Combined Company—After the closing of the merger, Denali will be controlled by the MD stockholders, the MSDC stockholders and the SLP stockholders, whose interests may be different than the interests of the holders of Class V Common Stock.” In addition, any dividends or distributions on, or repurchases of, shares relating to either group will reduce Denali’s assets legally available to be paid as dividends on the shares relating to the other group.

Denali’s operations are conducted almost entirely through its subsidiaries and its ability to generate cash to make future dividend payments, if any, is highly dependent on the cash flows and the receipt of funds from its subsidiaries via dividends or intercompany loans. To the extent that Denali determines in the future to pay dividends on the DHI Group common stock or the Class V Common Stock, the terms of certain agreements governing Denali’s or its subsidiaries’ indebtedness, including the credit agreement governing the new revolving credit facility and any credit facilities of VMware, may significantly restrict the ability of Denali’s subsidiaries to pay dividends or otherwise transfer assets to Denali, as well as the ability of Denali to pay dividends to holders of its common stock. In addition, Delaware law may also impose requirements that may restrict Denali’s ability to pay dividends to holders of its common stock.

Denali’s tracking stock capital structure could create conflicts of interest, and the Denali board of directors may make decisions that could adversely affect only some holders of Denali’s common stock.

Denali’s tracking stock capital structure could give rise to circumstances where the interests of holders of stock of one group might diverge or appear to diverge from the interests of holders of stock of the other group. In addition, given the nature of their businesses, there may be inherent conflicts of interests between the DHI Group and the Class V Group. Denali’s groups are not separate entities and thus holders of DHI Group common stock and Class V Common Stock will not have the right to elect separate boards of directors. As a result, Denali’s officers and directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders as opposed to only holders of a particular group. Decisions deemed to be in the best interest of Denali and all of Denali’s stockholders may not be in the best interest of a particular group when considered independently. Examples include:

•	decisions as to the terms of any business relationships that may be created between the DHI Group and the Class V Group or the terms of any reallocations of assets between the groups;

•	decisions as to the allocation of corporate opportunities between the groups, especially where the opportunities might meet the strategic business objectives of both groups;

•	decisions as to operational and financial matters that could be considered detrimental to one group but beneficial to the other;

•	decisions as to the conversion of Class V Common Stock into Class C Common Stock, which the Denali board of directors may make in its sole discretion, so long as the Class C Common Stock is then traded on a U.S. securities exchange;

•	decisions regarding the increase or decrease of the inter-group interest that the DHI Group may own in the Class V Group from time to time;

•	decisions as to the internal or external financing attributable to businesses or assets attributed to either of Denali’s groups;

•	decisions as to the dispositions of assets of either of Denali’s groups; and

•	decisions as to the payment of dividends on the stock relating to either of Denali’s groups.

Ownership of DHI Group common stock and Class V Common Stock by Denali’s directors or officers may create or appear to create conflicts of interest.

With the exception of the three independent directors who will serve as Group I Directors (whose equity compensation by Denali must be approximately 50% in the form of Class V Common Stock or options to acquire Class V Common Stock based on value at the time of grant), it is expected that all or substantially all of the direct and indirect equity ownership in Denali of Denali’s directors and officers will consist of DHI Group common stock. Such ownership of DHI Group common stock by Denali’s directors and officers could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the holders of DHI Group common stock or Class V Common Stock.

The Denali board of directors may not change the Denali Tracking Stock Policy without the approval of the Capital Stock Committee, which will consist of a majority of independent directors. However, any such change following its implementation may be made to the detriment of either group without stockholder approval.

The Denali board of directors intends to adopt the Denali Tracking Stock Policy described in this proxy statement/prospectus to serve as guidelines in making decisions regarding the relationships between the DHI Group and the Class V Group with respect to matters such as tax liabilities and benefits, inter-group debt, inter-group interests, allocation and reallocation of assets, financing alternatives, corporate opportunities, payment of dividends and similar items. These policies also set forth the initial allocation of Denali’s businesses, assets and liabilities between them. See “Description of Denali Tracking Stock Policy.” These policies will not be included in the Denali certificate. The Denali board of directors may not change or make exceptions to these policies without the approval of the Capital Stock Committee, which will consist of a majority of independent directors. Because these policies relate to matters concerning the day-to-day management of Denali as opposed to significant corporate actions, such as a merger involving Denali or a sale of substantially all of Denali’s assets, no stockholder approval is required with respect to their adoption or amendment. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage one group while advantaging the other.

Holders of shares of stock relating to a particular group may not have any remedies if any action by Denali’s directors or officers has an adverse effect on only that stock.

Principles of Delaware law and the provisions of the Denali certificate may protect decisions of the Denali board of directors that have a disparate impact upon holders of shares of stock relating to a particular group. Under Delaware law, the Denali board of directors has a duty to act with due care and in the best interests of all stockholders. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of the corporation’s certificate of incorporation, a board of directors owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, Denali’s directors or officers may be required to make a decision that is viewed as adverse to the holders of shares relating to a particular group. Under the principles of Delaware law and the business judgment rule referred to above, Denali stockholders may not be able to successfully challenge decisions they believe have a disparate impact upon the stockholders of one of Denali’s groups if a majority of the Denali board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the Denali board of directors is acting in the best interest of Denali and all of Denali’s stockholders.

Denali may dispose of assets of the Class V Group without the approval of holders of the Class V Common Stock.

Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Denali taken as a whole, and the Denali certificate does not require a separate class vote in the case of a sale of a significant amount of assets attributed to any of Denali’s groups. As long as the assets attributed to the Class V Group proposed to be disposed of represent less than substantially all of Denali’s assets, Denali may approve sales and other dispositions of any amount of the assets attributed to such group without any stockholder approval.

If Denali disposes of all or substantially all of the assets attributed to the Class V Group (which means, for this purpose, assets representing 80% of the fair value of the total assets of the Class V Group as of such date, as determined by the Denali board of directors), Denali would be required, if the disposition is not an excluded transaction under the terms of the Denali certificate, to choose one or more of the following three alternatives:

•	declare and pay a dividend on the Class V Common Stock;

•	redeem shares of the Class V Common Stock in exchange for cash, securities or other property; and/or

•	so long as the Class C Common Stock is then traded on a U.S. securities exchange, convert all or a portion of the outstanding Class V Common Stock into Class C Common Stock.

See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition.”

In this type of a transaction, holders of the Class V Common Stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the Class V Group.

The Denali board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any group of Denali’s common stock.

Holders of Class V Common Stock may receive less consideration upon a sale of the assets attributed to the Class V Group than if such group were a separate company.

If the Class V Group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of Class V Common Stock would receive upon a sale of all or substantially all of the assets of the Class V Group. In addition, Denali cannot make any assurance that in the event of such a sale the per share consideration to be paid to holders of Class V Common Stock will be equal to or more than the per share value prior to or after the announcement of a sale of all or substantially all of the assets of the Class V Group. Further, there is no requirement that the consideration paid be tax-free to the holders of Class V Common Stock. Accordingly, if Denali sells all or substantially all of the assets attributed to the Class V Group, the value of Denali’s stockholders investment in Denali could decrease.

In the event of a liquidation of Denali, holders of Class V Common Stock will not have a priority with respect to the assets attributed to the Class V Group remaining for distribution to stockholders.

Under the Denali certificate, upon Denali’s liquidation, dissolution or winding up, holders of the Class V Common Stock will be entitled to receive, in respect of their shares of such stock, their proportionate interest in all of Denali’s assets, if any, remaining for distribution to holders of common stock in proportion to their respective number of “liquidation units” per share. Relative liquidation units will be based on the volume weighted average prices of the Class V Common Stock over the 10 trading day period commencing shortly after the initial filing of the Denali certificate. Hence, the assets to be distributed to a holder of Class V Common Stock upon a liquidation, dissolution or winding up of Denali will not be linked to the relative value of the assets attributed to the Class V Group at that time or to changes in the relative value of the DHI Group common stock and the Class V Common Stock over time.

The Denali board of directors may in its sole discretion elect to convert the Class V Common Stock into Class C Common Stock, thereby changing the nature of the investment.

The Denali certificate will permit the Denali board of directors, in its sole discretion, to convert all of the outstanding shares of Class V Common Stock into Class C Common Stock at such time as the Class C Common Stock is already traded on a U.S. securities exchange and the shares are converted at a ratio that provides the stockholders of the Class V Common Stock with the applicable conversion premium to which they are entitled. See “Description of Denali Capital Stock Following the Merger—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali.” A conversion would preclude the holders of Class V Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the Class V Group. Denali cannot predict the impact on the market value of Denali’s stock of (1) the Denali board of directors’ ability to effect any such conversion or (2) the exercise of this conversion right by Denali.

Holders of DHI Group common stock and Class V Common Stock will generally vote together and holders of Class V Common Stock will have limited separate voting rights.

Holders of DHI Group common stock and Class V Common Stock will vote together as a single class, except in certain limited circumstances prescribed by the Denali certificate and under Delaware law. Each share of Class V Common Stock and Class C Common Stock will have one vote per share. Each share of Class A Common Stock and Class B Common Stock will have ten votes per share. Class D Common Stock will not vote on any matters except to the extent required under Delaware law. In addition, the Group II Directors of DHI will be elected solely by the holders of Class A Common Stock voting as a separate class and the Group III Directors of DHI will be elected solely by the holders of Class B Common Stock voting as a separate class.

Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled. As a result, when holders of DHI Group common stock and Class V Common Stock vote together as a single class, holders of DHI Group common stock will be in a position to control the outcome of the vote even if the matter involves a conflict of interest among Denali’s stockholders or has a greater impact on one group than the other. See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights.”

Certain restrictions provided in the Denali certificate will lapse on the two-year anniversary of the closing of the merger which would allow Denali to cause VMware common stock to cease to be publicly listed and would prevent investors from using the market price of VMware Class A common stock as a relevant benchmark for the market price of the Class V Common Stock.

As described under “Description of Denali Capital Stock Following the Merger—Restrictions on Corporate Actions,” certain restrictions in the Denali certificate will prevent Denali from acquiring shares of VMware common stock for two years in circumstances in which the VMware common stock would cease to be listed on a

U.S. national securities, subject to certain exceptions related to tax consolidation. We expect that investors may look to the market price of the VMware Class A common stock as a relevant benchmark for the Class V Common Stock, although the market prices of the two stocks may not be directly correlated due to the different characteristics of the two securities. If Denali determined to take such actions following the expiration of such restrictions in the Denali certificate and the VMware Class A common stock ceased to publicly trade, investors would no longer be able to use the market prices of the VMware Class A common stock as a relevant benchmark for the market price of the Class V Common Stock, which may negatively impact the market price of Class V Common Stock or cause it to fluctuate significantly.

Holders of Class V Common Stock may not benefit from any potential premiums paid to the public holders of VMware common stock following the merger.

Denali or other persons may choose to purchase shares of VMware Class A common stock at a premium, and holders of Class V Common Stock would not be entitled to a similar premium for their shares of Class V Common Stock in such circumstances.

Denali’s capital structure, as well as the fact that the Class V Group is not an independent company, may inhibit or prevent acquisition bids for the Class V Group and may make it difficult for a third party to acquire Denali, even if doing so may be beneficial to Denali’s stockholders.

If the Class V Group were a separate independent company, any person interested in acquiring the Class V Group without negotiating with management could seek control of the group by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although Denali intends the Class V Common Stock to reflect the separate economic performance of the Class V Group, the group is not a separate entity and a person interested in acquiring only the Class V Group without negotiation with Denali’s management could obtain control of the group only by obtaining control of a majority in voting power of all of the outstanding shares of common stock of Denali. Even if Michael S. Dell and the SLP stockholders approved such an acquisition, the existence of shares of common stock relating to different groups could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to Denali’s.

Certain provisions of the Denali certificate and Denali bylaws may discourage, delay or prevent a change in control of Denali that a stockholder may consider favorable. These provisions include:

•	limiting who may call special meetings of stockholders;

•	establishing advance notice requirements for nominations of candidates for election to the Denali board of directors; and

•	the existence of authorized and unissued stock, including “blank check” preferred stock, which could be issued by the Denali board of directors without approval of the holders of Denali common stock to persons friendly to Denali’s then-current management, thereby protecting the continuity of Denali’s management, or which could be used to dilute the stock ownership of persons seeking to obtain control of Denali.

Further, as a Delaware corporation, Denali is also subject to provisions of Delaware law, which may deter a takeover attempt that its stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of Denali, including actions that its stockholders may deem advantageous, or negatively affect the trading price of its common stock, including the Class V Common Stock. These provisions could also discourage proxy contests and make it more difficult for Denali’s stockholders to elect directors of their choosing and to cause Denali to take other corporate actions that may be desired by its stockholders.

Denali’s board of directors is authorized to issue and designate shares of preferred stock in additional series without stockholder approval.

The Denali certificate will authorize Denali’s board of directors, without the approval of its stockholders, to issue 1.0 billion shares of preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of the Denali certificate, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with Denali’s series of common stock, including the Class V Common Stock, which may reduce its value.

You may be diluted in certain circumstances by the future issuance of additional Class V Common Stock.

After the consummation of the merger, we will have 120,058,858 shares of authorized but unissued Class V Common Stock. The Denali certificate authorizes Denali to issue these shares of Class V Common Stock from time to time on the terms and conditions established by the Denali board of directors, whether in connection with acquisitions or otherwise. The issuance of currently authorized but unissued shares of Class V Common Stock will not dilute your interest in the Class V Group. However, your percentage interest in the Class V Group may be diluted in certain circumstances only following such time as the Denali certificate is amended to increase the number of authorized shares of Class V Common Stock beyond 343,025,308.

Future sales, or the perception of future sales, by Denali or holders of Class V Common Stock in the public market could cause the market price for the Class V Common Stock to decline.

The sale of substantial amounts of shares of the Class V Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Class V Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Denali to sell equity securities in the future at a time and at a price that it deems appropriate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DENALI

The following tables present Denali’s selected historical consolidated financial data. On October 29, 2013, Denali acquired Dell in a transaction referred to as the going-private transaction. For the purposes of the consolidated financial data included in this proxy statement/prospectus for Denali, periods prior to October 29, 2013 reflect the financial position, results of operations and changes in financial position of Dell and its consolidated subsidiaries prior to the going-private transaction, referred to as the Predecessor, and periods beginning on or after October 29, 2013 reflect the financial position, results of operations and changes in financial position of Denali and its consolidated subsidiaries as a result of the going-private transaction, referred to as the Successor. For more information on the predecessor and successor periods, see Note 1 of the Notes to Consolidated Financial Statements of Denali.

The consolidated balance sheet data as of January 30, 2015 and January 31, 2014 and the results of operations and cash flow data for the year ended January 30, 2015, the period October 29, 2013 to January 31, 2014, the period February 2, 2013 to October 28, 2013 and the year ended February 1, 2013 have been derived from Denali’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated balance sheet data as of February 1, 2013 and February 3, 2012 and the results of operations and cash flow data for the fiscal years ended February 3, 2012 and January 28, 2011 have been derived from Dell’s audited financial statements included in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 filed with the SEC and not included or incorporated by reference herein. The consolidated balance sheet data as of January 28, 2011 have been derived from Dell’s audited financial statements included in Dell’s Annual Report on Form 10-K for the year ended February 3, 2012 filed with the SEC and not included or incorporated by reference herein. The consolidated balance sheet data as of July 31, 2015 and the results of operations and cash flow data for the six months ended July 31, 2015 and August 1, 2014 have been derived from Denali’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, Denali’s unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

The selected historical consolidated financial data presented below is not necessarily indicative of the results to be expected for any future period. The selected consolidated historical financial data does not reflect the capital structure of the combined company following the completion of the merger and related financings and is not indicative of results that would have been reported had such transactions occurred as of the dates indicated. The selected historical consolidated financial data presented below should be read in conjunction with Denali’s audited consolidated financial statements and accompanying notes, unaudited condensed consolidated financial statements and accompanying notes and the “Denali Unaudited Pro Forma Condensed Combined Financial Statements”, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Denali,” included elsewhere in this proxy statement/prospectus.

	Successor				Predecessor
	Six Months Ended July 31, 2015	Six Months Ended August 1, 2014	Fiscal Year Ended January 30, 2015	October 29, 2013 to January 31, 2014	February 2, 2013 to October 28, 2013	Fiscal Year Ended February 1, 2013	Fiscal Year Ended February 3, 2012(a)	Fiscal Year Ended January 28, 2011
	(in millions, except per share data)
Results of Operations and Cash Flow Data:
Net revenue	$27,537	$29,494	$58,119	$14,075	$42,302	$56,940	$62,071	$61,494
Gross margin	$4,705	$5,320	$10,208	$1,393	$7,991	$12,186	$13,811	$11,396
Operating income (loss)	$(368)	$(117)	$(422)	$(1,798)	$518	$3,012	$4,431	$3,433
Income (loss) before income taxes	$(771)	$(590)	$(1,346)	$(2,002)	$320	$2,841	$4,240	$3,350
Net income (loss)	$(769)	$(614)	$(1,221)	$(1,612)	$(93)	$2,372	$3,492	$2,635
Earnings (loss) per common share:
Basic	$(1.90)	$(1.52)	$(3.02)	$(4.06)	$(0.05)	$1.36	$1.90	$1.36
Diluted	$(1.90)	$(1.52)	$(3.02)	$(4.06)	$(0.05)	$1.35	$1.88	$1.35
Number of weighted-average shares outstanding:
Basic	405	404	404	397	1,755	1,745	1,838	1,944
Diluted	405	404	404	397	1,755	1,755	1,853	1,955
Net cash provided by operating activities	$732	$1,119	$2,551	$1,082	$1,604	$3,283	$5,527	$3,969

(a)	The fiscal year ended February 3, 2012 included 53 weeks.

The following table presents Denali’s selected historical consolidated balance sheet information as of the dates indicated:

	Successor			Predecessor
	July 31, 2015	January 30, 2015	January 31, 2014	February 1, 2013	February 3, 2012	January 28, 2011
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$6,294	$5,398	$6,449	$12,569	$13,852	$13,913
Total assets	$47,308	$48,192	$51,153	$47,540	$44,533	$38,599
Short-term debt	$3,543	$2,921	$3,063	$3,843	$2,867	$851
Long-term debt	$11,026	$11,234	$14,352	$5,242	$6,387	$5,146
Total stockholders’ equity	$1,865	$2,904	$4,014	$10,701	$8,917	$7,766

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EMC

The following table presents selected historical consolidated financial data for EMC as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, and as of and for the nine months ended September 30, 2015 and 2014.

The consolidated summary of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from EMC’s audited consolidated financial statements included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this proxy statement/prospectus. The consolidated summary of operations data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from EMC’s audited consolidated financial statements for such periods, which have not been incorporated into this document by reference.

The consolidated summary of operations data for the nine months ended September 30, 2015 and 2014 and the consolidated balance sheet data as of September 30, 2015 have been derived from EMC’s unaudited consolidated financial statements included in EMC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which is incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data as of September 30, 2014 has been derived from EMC’s unaudited consolidated financial statements for such period, which have not been incorporated into this document by reference.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in EMC’s Annual Report on Form 10-K for the year ended December 31, 2014 and EMC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

(in millions, except per share amounts)

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Summary of Operations Data:
Revenues	$17,689	$17,391	$24,440	$23,222	$21,714	$20,008	$17,015
Operating income	$1,748	$2,466	$4,037	$4,150	$3,964	$3,442	$2,683
Net income attributable to EMC Corporation	$1,219	$1,568	$2,714	$2,889	$2,733	$2,461	$1,900
Net income attributable to EMC Corporation per weighted average share, basic	$0.63	$0.77	$1.34	$1.39	$1.31	$1.20	$0.92
Net income attributable to EMC Corporation per weighted average share, diluted	$0.62	$0.76	$1.32	$1.33	$1.23	$1.10	$0.88
Weighted average shares, basic	1,945	2,033	2,028	2,074	2,093	2,056	2,056
Weighted average shares, diluted	1,963	2,065	2,059	2,160	2,206	2,229	2,148
Dividend declared per common share	$0.34	0.33	$0.45	$0.30	$—	$—	$—
Balance Sheet Data:
Working capital	$1,426	$4,284	$4,023	$5,479	$1,745	$1,179	$372
Total assets (2)	$45,345	$45,028	$45,859	$45,859	$37,962	$34,469	$30,833
Current obligations (1)	$1,970	$—	$—	$1,665	$1,652	$3,305	$3,215
Long-term obligations (2)	$5,474	$5,494	$5,469	$5,494	$—	$—	$—
Total shareholders’ equity	$21,955	$24,291	$23,525	$23,786	$23,524	$20,280	$18,634

(1)	Current obligations include commercial paper issued and outstanding at September 30, 2015 and the convertible debt and notes converted and payable, which were classified as current at December 31, 2013, 2012, 2011 and 2010.
(2)	During 2015, EMC retrospectively adopted the accounting guidance requiring the presentation of debt issuance costs to be presented in the balance sheet as a direct reduction from the carrying amount of the related debt liability rather than as an asset. This adoption is reflected in the table above as of September 30, 2015 and December 31, 2014. Reclassified debt issuance costs of $27 million and $32 million are not reflected in the above table as of September 30, 2014 and December 31, 2013, respectively.

SELECTED DENALI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The selected unaudited pro forma condensed combined financial data for the year ended January 30, 2015, and for the six months ended July 31, 2015, combines the historical consolidated statements of income of Denali and EMC, giving effect to the merger and related financing transactions as if they had occurred on February 1, 2014, the first day of the fiscal year ended January 30, 2015. The selected unaudited pro forma condensed combined statement of financial position data as of July 31, 2015, combines the historical consolidated statements of financial position of Denali and EMC, giving effect to the merger and related financing transactions as if they had occurred on July 31, 2015. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”

The selected unaudited pro forma condensed combined financial data is presented for informational purposes only. The selected unaudited pro forma condensed combined financial data does not purport to represent what the combined company’s results of operations or financial condition would have been had the merger actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The selected unaudited pro forma condensed combined financial data does not reflect any potential divestitures that may occur prior to, or subsequent to, the completion of the merger, cost savings that may be realized as a result of the merger, or any potential changes in compensation plans. Further, as explained in the notes accompanying the unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Statements,” the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial data is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the selected unaudited pro forma condensed financial data, which are described in those notes, are preliminary and may be revised.

	Pro forma
	Six Months Ended July 31, 2015		Fiscal Year Ended January 30, 2015
	(in millions, except per share data)
Combined Results of Operations Data:
Net revenue		$38,511		$80,118
Gross margin		$9,863		$20,808
Operating income (loss)		$(1,188)		$(1,257)
Income (loss) before income taxes		$(2,643)		$(4,574)
Net income (loss)		$(1,865)		$(2,871)
DHI Group Common Stock:
Earnings (loss) per share, basic	$		$
Earnings (loss) per share, diluted	$		$
Weighted average shares outstanding, basic		560		559
Weighted average shares outstanding, diluted		560		559
Net income (loss) attributable to DHI Group common stock	$		$
Class V Common Stock:
Earnings (loss) per share, basic	$		$
Earnings (loss) per share, diluted	$		$
Weighted average shares outstanding, basic		223		223
Weighted average shares outstanding, diluted		223		223
Net income (loss) attributable to Class V Common Stock	$		$

The following table presents Denali’s selected unaudited pro forma combined balance sheet data as of July 31, 2015:
	Pro forma
	July 31, 2015
	(in millions)
Combined Balance Sheet Data:
Cash and cash equivalents		$7,392
Total assets		$144,756
Short-term debt		$2,072
Long-term debt		$57,382
Total stockholders’ equity		$23,799

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth:

•	historical per share information of Denali for the six months ended July 31, 2015 and fiscal year ended January 30, 2015;

•	historical per share information of EMC for the six months ended June 30, 2015 and for the fiscal year ended December 31, 2014; and

•	unaudited pro forma per share information of the combined company for the six months ended July 31, 2015 and fiscal year ended January 30, 2015 after giving effect to the transactions contemplated by the merger agreement.

The pro forma net income and cash dividends per share information reflects the transactions contemplated by the merger agreement as if they had occurred on February 1, 2014, and the pro forma book value per share information reflects the transactions contemplated by the merger agreement as if they had occurred on July 31, 2015 or January 30, 2015, as applicable.

This information is based on, and should be read together with, the selected historical financial information, the unaudited pro forma condensed combined financial information and the historical financial statements of Denali included in this proxy statement/prospectus and the historical financial information that EMC has presented in its filings with the SEC that are incorporated herein by reference. See the section entitled “Where You Can Find More Information” for information on how you can obtain copies of EMC’s incorporated SEC filings or access them via the Internet. The unaudited pro forma combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger.

Six-Month Periods

	Denali (Six Months Ended July 31, 2015) (unaudited)	EMC (Six Months Ended June 30, 2015) (unaudited)	Unaudited Pro Forma Combined (Six Months Ended July 31, 2015) (unaudited)
Basic net income (loss) per common share	$(1.90)	$0.38	$
Diluted net income (loss) per common share	$(1.90)	$0.37	$
Cash dividends per share	—	$0.23		—
Book value per share	$4.85	$11.20	$

Fiscal Years

	Denali (Fiscal Year Ended January 30, 2015)	EMC (Fiscal Year Ended December 31, 2014)	Unaudited Pro Forma Combined (Fiscal Year Ended January 30, 2015) (unaudited)
Basic net income (loss) per common share	$(3.02)	$1.34	$
Diluted net income (loss) per common share	$(3.02)	$1.32	$
Cash dividends per share	—	$0.45		—
Book value per share	$7.30	$11.85	$

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Shares of EMC are currently listed and principally traded on the NYSE under the symbol “EMC.” The following table sets forth, for the periods indicated, the high and low sales price per share of EMC common stock as reported on the NYSE, and the dividends declared during such periods. Denali common stock is not publicly traded. Denali has never declared or paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future. In addition, Denali’s operations are conducted almost entirely through its subsidiaries and its ability to generate cash to make future dividend payments, if any, is highly dependent on the cash flows and the receipt of funds from its subsidiaries via dividends or intercompany loans. To the extent that Denali determines in the future to pay dividends on the DHI Group common stock or the Class V Common Stock, the terms of certain agreements governing Denali’s or its subsidiaries’ indebtedness, including the credit agreement governing the new revolving credit facility and any credit facilities of VMware, may significantly restrict the ability of Denali’s subsidiaries to pay dividends or otherwise transfer assets to Denali, as well as the ability of Denali to pay dividends to holders of its common stock. In addition, Delaware law may also impose requirements that may restrict Denali’s ability to pay dividends to holders of its common stock.

EMC	High	Low	Dividends
Fiscal year ending December 31, 2015
Third Quarter	$28.00	$22.66		$0.115
Second quarter	$27.73	$25.22		$0.115
First quarter	$30.05	$25.07		$0.115

Fiscal year ended December 31, 2014
Fourth quarter	$30.92	$26.11		$0.115
Third quarter	$30.18	$26.34		$0.115
Second quarter	$28.10	$24.92		$0.115
First quarter	$28.26	$23.47		$0.10

Fiscal year ended December 31, 2013
Fourth quarter	$25.84	$23.15		$0.10
Third quarter	$27.34	$23.25		$0.10
Second quarter	$25.38	$21.45		$0.10
First quarter	$25.75	$22.76	$	N/A

Fiscal year ended December 31, 2012
Fourth quarter	$27.89	$23.24		N/A
Third quarter	$28.18	$22.79		N/A
Second quarter	$29.98	$22.77		N/A
First quarter	$30.00	$21.60		N/A

The following table sets forth the closing price of EMC common stock on October 9, 2015, the last trading date prior to the public announcement of the transaction, and on December 11, 2015, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The market prices of EMC common stock will likely fluctuate between the date of this proxy statement/prospectus and the time of the special meeting and completion of the merger.

EMC Common Stock
October 9, 2015	$27.86
December 11, 2015	$25.91

THE COMPANIES

Denali Holding Inc.

Denali Holding Inc., referred to as Denali, is a holding company that conducts its business operations through Dell Inc., referred to as Dell, and Dell’s direct and indirect wholly owned subsidiaries.

Denali was incorporated in the state of Delaware on January 31, 2013 in connection with the going-private transaction of Dell in October 2013. Denali is owned by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake (a global private equity firm), investment funds affiliated with MSD Partners, L.P. (an investment firm that was formed by the principals of MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family), members of Dell’s management and other investors. As of December 1, 2015, Mr. Dell and his wife’s trust beneficially owned approximately 71% of Denali’s voting securities, the investment funds associated with Silver Lake Partners beneficially owned approximately 24% of Denali’s voting securities, and the other stockholders beneficially owned approximately 5% of Denali’s voting securities.

Denali’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Denali’s website address is www.dell.com. Denali’s website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus.

Dell Inc.

Dell is a leading global information technology company that designs, develops, manufactures, markets, sells and supports a wide range of products and services. Dell was incorporated in the state of Delaware in 1984 and is an indirect wholly owned subsidiary of Denali.

Dell’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Dell’s website address is www.dell.com. Dell’s website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus.

Universal Acquisition Co.

Universal Acquisition Co., referred to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Denali. Merger Sub was incorporated on October 8, 2015, solely for the purpose of effecting the merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800.

EMC Corporation

EMC Corporation, referred to as EMC, including its subsidiaries and affiliates, is a company that manages a federation of businesses, each of which plays a vital role in the transformation of IT. These businesses enable customers to build cloud-based infrastructures for existing applications while at the same time helping customers build and run new applications. EMC was incorporated in Massachusetts in 1979.

EMC common stock is listed on the NYSE under the trading symbol “EMC.” EMC’s principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748, its telephone number is (508) 435-1000, and its website is www.emc.com. The information contained in, or that can be accessed through, EMC’s website is not intended to be incorporated into this proxy statement/prospectus.

INFORMATION ABOUT DENALI AND DELL

Denali is a holding company that conducts its business operations through Dell and Dell’s direct and indirect wholly owned subsidiaries.

Business

Dell is a leading global information technology company that offers its customers a broad range of products and services. Dell built its reputation through listening to customers and developing solutions that meet their needs. Several years ago, Dell initiated a broad transformation of its operations with the goal of becoming the leading provider of scalable end-to-end technology solutions, and it remains focused on this strategy. The strategy is a multi-year plan, differentiated by Dell’s ability to bring practical innovation and efficient, simple, and affordable solutions to its customers. Dell seeks to build superior customer relationships through its direct business model and its network of channel partners, which includes value-added resellers, system integrators, distributors, and retailers. Dell believes it can react quickly to customer needs, invest in strategic solutions, and expand its go-to-market sales and marketing capabilities as it continues its transformation. Dell will continue to build strong capabilities to create a leading global technology company poised for long-term sustainable growth and innovation.

A key component of Dell’s strategic transformation is to continue shifting its product and services portfolio to offerings that provide higher-value and recurring revenue streams over time. As part of this strategy, Dell is continuing to expand and enhance its offerings through acquisitions and strategic investments that will complement its existing portfolio of solutions. These solutions include digital transformation, software-defined data centers, hybrid cloud, converged infrastructure, mobile and security. In addition, Dell’s extended warranty and delivery offerings, and software and peripherals, which are closely tied to the sale of its hardware products, are important value differentiators that it is able to offer its customers. Dell’s Client Solutions offerings are an important element of its strategy, and Dell believes that the strategic expansion of this business is critical to its long-term success.

Products and Services

Dell designs, develops, manufactures, markets, sells, and supports a wide range of products and services. Dell is currently organized into four product and services business units: Client Solutions; Enterprise Solutions Group; Dell Software Group; and Dell Services.

In the first quarter of Fiscal 2016, Dell redefined the categories within Client Solutions and Enterprise Solutions Group to reflect the way it currently organizes products and services within these business units. The commercial and consumer categories of client solutions consist of products designed to meet the needs of the relevant customer. We have not recast prior period amounts in the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus as it was not considered material. None of these changes impacted our consolidated or total business unit results.

Dell offers its products and services through the four following business units:

Client Solutions. Dell’s Client Solutions offerings include desktops, thin client products, notebooks, tablets and services that are closely tied to the sale of Client Solutions hardware offerings, and Client Solutions peripherals and third-party software related to the sale of these product offerings. Dell’s computing devices are designed with customer needs in mind. Dell’s offerings balance performance, manageability, design, and security. Dell believes that the strategic and profitable expansion of the Client Solutions offerings is critical to its long-term success.

•	Commercial—During fiscal 2015, Dell refreshed its commercial line of desktops and expanded its portfolio of commercial notebooks, tablets and mobility products. Dell also offers a variety of support and deployment services, customized configuration services, and extended warranty services, tailored to meet the wide-ranging needs of its commercial customers. These services are highly integrated with the sale and deployment of hardware for Dell’s commercial customers.

•	Consumer—Dell’s desktops, notebooks and mobility offerings provide strong performance, superior display and enhanced entertainment capabilities. In addition to these hardware offerings, Dell’s portfolio of solutions includes peripherals and other service offerings, such as support and extended warranty services, which are closely tied to the sale of consumer hardware.

•	Third-party software and after-point-of-sale peripherals—Dell sells a variety of Client Solutions third-party software and peripherals, including monitors, printers, and projectors.

Enterprise Solutions Group. Offerings by Dell’s Enterprise Solutions Group, referred to as ESG, include servers, networking, storage, services that are closely tied to the sale of ESG hardware offerings, and ESG-related peripherals and third-party software.

•	Servers and Networking—Dell’s servers are designed to offer customers affordable performance, reliability, and scalability. Dell’s offerings include high-performance rack, blade, tower, and hyperscale servers for Dell’s business customers as well as converged infrastructure that combines servers, storage and networking capabilities. During fiscal 2015, Dell enhanced its server portfolio with a number of new features that optimize performance, flexibility and manageability. Dell’s scalable networking solutions are designed to help companies meet growing demand in their IT environments. Dell’s networking solutions are also designed to lower data center operating costs and improve manageability in high-performance computing environments. Dell also provides services and third-party software and peripherals that are closely tied to the sale of servers and networking products.

•	Storage—Dell offers a comprehensive portfolio of advanced storage solutions, including storage area networks, network-attached storage, direct-attached storage, software-defined storage, and various data protection solutions. Dell’s storage offerings allow customers to grow capacity, add performance, and protect their data in a more economical manner. The flexibility and scalability offered by Dell’s storage systems help organizations optimize storage for diverse environments with varied IT requirements. During fiscal 2015, Dell continued to evolve its storage portfolio through enhancements across the entire portfolio, including advances in flash technology, new hyper-converged architectures, and software-defined storage offerings. Dell also provides services and third-party software and peripherals that are closely tied to the sale of storage products.

Dell Software Group. The Dell Software Group, referred to as DSG, offers systems management, security software solutions, and information management software. During fiscal 2015, Dell continued to enhance its software offerings, as Dell believes that software will continue to play an important role in its strategy to become the leading provider of scalable end-to-end technology solutions.

Dell Services. Dell Services offers a broad range of IT and business services, including infrastructure, cloud, applications, and business process services.

•	Infrastructure and cloud services—Infrastructure and cloud services may be performed under multi-year outsourcing arrangements, subscription services, or short-term consulting contracts. These services include infrastructure services, infrastructure consulting, and cloud computing. Dell is often responsible for defining the infrastructure technology strategies for Dell’s customers through the identification and delivery of new technology offerings and innovations that deliver value to its customers.

•

Applications and business process services—Applications services include such services as application development, modernization and maintenance, application migration and management services, package implementation, testing and quality assurance functions, business intelligence and data warehouse solutions, and application consulting services. Through its business process services, Dell assumes responsibility for certain customer business functions, including back office administration, call center management, and other technical and administration services.

Dell Financial Services

Dell offers or arranges various financing options and services for its commercial and consumer customers in the United States, Canada, Europe, and Mexico through Dell Financial Services, or DFS. DFS offers a wide range of financial services, including originating, collecting, and servicing customer receivables primarily related to the purchase of Dell products. DFS offers private label credit financing programs to qualified commercial and consumer customers and offers leases and fixed-term financing primarily to commercial customers. Financing through DFS is one of many sources of funding Dell’s customers may select. For additional information about Dell’s financing arrangements, see Note 5 of the Notes to the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus.

Product Development

Dell focuses on developing scalable technology solutions that incorporate highly desirable features and capabilities at competitive prices. It employs a collaborative approach to product design and development in which Dell’s engineers, with direct customer input, design innovative solutions and work with a global network of technology companies to architect new system designs, influence the direction of future development, and integrate new technologies into Dell’s products. Dell manages its research, development, and engineering, or RD&E, spending by targeting those innovations and products that Dell believes are most valuable to its customers and by relying on the capabilities of Dell’s strategic relationships. Through this collaborative, customer-focused approach, Dell strives to deliver new and relevant products to the market quickly and efficiently.

To further its goal of transforming its operations to become the leading provider of scalable end-to-end technology solutions, Dell has been investing in research and development activities that support its strategic initiatives. At January 30, 2015, Dell operated 18 global research and development centers, including the Dell Silicon Valley Research and Development Center. Dell’s total RD&E expenses were $1.2 billion, $1.3 billion, and $1.1 billion for fiscal 2015, fiscal 2014, and fiscal 2013, respectively. These investments reflect Dell’s commitment to research and development activities that support Dell’s initiatives to grow its enterprise solutions, services, and software offerings.

Manufacturing and Materials

Third parties manufacture the majority of the client products Dell sells under the Dell brand. Dell uses contract manufacturers and manufacturing outsourcing relationships as part of its strategy to enhance Dell’s variable cost structure and to achieve Dell’s goals of generating cost efficiencies, delivering products faster, better serving Dell’s customers, and building a world-class supply chain. Dell’s manufacturing facilities are located in Penang, Malaysia; Chengdu, China; Xiamen, China; Hortolândia, Brazil; Chennai India; and Lodz, Poland. See “—Properties” for information about Dell’s manufacturing and distribution locations.

Dell’s manufacturing process consists of assembly, software installation, functional testing, and quality control. Testing and quality control processes are also applied to components, parts, sub-assemblies, and systems obtained from third-party suppliers. Quality control is maintained through the testing of components, sub-assemblies, and systems at various stages in the manufacturing process. Quality control procedures also include a burn-in period for completed units after assembly, ongoing production reliability audits, failure tracking for early identification of production and component problems, and information from customers obtained through services and support programs. Dell is certified to the ISO (International Organization for Standardization) 9001: 2008 Quality management systems standard. This certification includes most of Dell’s global sites that design, manufacture, and service its products.

Dell purchases materials, supplies, product components, and products from a large number of vendors. In some cases, where multiple sources of supply are not available, Dell relies on single-source vendors. In other cases, Dell may establish a working relationship with a single source or a limited number of sources of supply if Dell believes it is advantageous to do so because of performance, quality, support, delivery, capacity, or price considerations. Dell believes that any disruption that may occur because of its dependence on single- or limited-source vendors would not disproportionately disadvantage Dell relative to its competitors. See “Risk Factors—Risk Factors Relating to Denali, Dell and EMC—Reliance on vendors for products and components, many of whom are single-source or limited-source suppliers, could harm Dell’s business by adversely affecting product availability, delivery, reliability and cost” for information about the risks associated with Dell’s use of single- or limited-source suppliers.

Geographic Operations

Dell’s global corporate headquarters is located in Round Rock, Texas. Dell has operations and conducts business in many countries located in the Americas, Europe, the Middle East, Asia, and other geographic regions. To increase its global presence, Dell continues to focus on emerging markets outside of the United States, Western Europe, Canada, China and Japan. Dell continues to view these geographical markets, which include the vast majority of the world’s population, as a long-term growth opportunity. Accordingly, Dell continues to pursue the development of technology solutions that meet the needs of these markets. Dell’s continued expansion in emerging markets creates additional complexity in coordinating the design, development, procurement, manufacturing, distribution, and support of Dell’s product and services offerings. For information about percentages of revenue Dell generated from its operations outside of the United States and other financial information for each of the last three fiscal years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Denali—Results of Operations” and Note 15 of the Notes to the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus.

Competition

Dell operates in an industry in which there are rapid technological advances in hardware, software, and services offerings. Dell faces ongoing product and price competition in all areas of its business, including from both branded and generic competitors. Dell competes based on its ability to offer customers competitive, scalable, and integrated solutions that provide the most current and desired product and services features at a competitive price. Dell closely monitors competitor list pricing, including the effect of foreign exchange rate movements, in an effort to provide the best value for its customers. Dell believes that its strong relationships with its customers and channel partners allow it to respond to changing customer needs, and other macroeconomic factors, faster than many of Dell’s competitors.

Sales and Marketing

Dell sells products and services directly to customers and through other sales distribution channels, such as retailers, third-party solutions providers, system integrators, and third-party resellers. Dell’s customers include large global and national corporate businesses, public institutions that include government, education, healthcare organizations, and law enforcement agencies, small and medium-sized businesses, and consumers.

Dell’s sales efforts are organized around the evolving needs of Dell’s customers, and Dell’s marketing initiatives reflect this focus. Dell believes that its unified global sales and marketing team creates a sales organization that is more customer-focused, collaborative, and innovative. Dell’s go-to-market strategy includes a direct business model, as well as channel distribution. Dell’s direct business model emphasizes direct communication with customers, thereby allowing Dell to refine its products and marketing programs for specific customers groups, and Dell continues to rely on this strategy. In addition to its direct business model, Dell relies on a network of channel partners to sell Dell products and services, enabling Dell to serve a greater number of customers.

Dell markets its products and services to small and medium-sized businesses and consumers through various advertising media. Customers may offer suggestions for current and future Dell products, services, and operations on Dell IdeaStorm, an interactive portion of Dell’s internet website. To react quickly to Dell’s customers’ needs, Dell tracks Dell’s Net Promoter Score, a customer loyalty metric that is widely used across various industries. Increasingly, Dell also engages with customers through Dell’s social media communities on www.dell.com and in external social media channels.

For large business and institutional customers, Dell maintains a field sales force throughout the world. Dedicated account teams, which include enterprise solutions specialists, form long-term relationships to provide Dell’s largest customers with a single source of assistance, develop tailored solutions for these customers, and provide Dell with customer feedback. For these customers, Dell offers several programs designed to provide single points of contact and accountability with global account specialists, special global pricing, and consistent global service and support programs. Dell also maintains specific sales and marketing programs targeted at federal, state, and local governmental agencies, as well as healthcare and educational customers.

Patents, Trademarks, and Licenses

At January 30, 2015, Dell held a worldwide portfolio of 4,987 patents and had an additional 2,435 patent applications pending. Dell also holds licenses to use numerous third-party patents. To replace expiring patents, Dell obtains new patents through Dell’s ongoing research and development activities. The inventions claimed in Dell’s patents and patent applications cover aspects of Dell’s current and possible future computer system products, manufacturing processes, and related technologies. Dell’s product, business method, and manufacturing process patents may establish barriers to entry in many product lines. Although Dell uses its patented inventions and also licenses them to others, Dell is not substantially dependent on any single patent or group of related patents. Dell has entered into a variety of intellectual property licensing and cross-licensing agreements and software licensing agreements with other companies. Dell anticipates that its worldwide patent portfolio will be of value in negotiating intellectual property rights with others in the industry.

Dell has obtained U.S. federal trademark registration for the DELL word mark and the Dell logo mark. At January 30, 2015, Dell owned registrations for 206 of Dell’s other trademarks in the United States and had pending applications for registration of 26 other trademarks. Dell believes that the establishment of the DELL word mark and logo mark in the United States is material to its operations. At January 30, 2015, Dell also had applied for, or obtained registration of, the DELL word mark and several other marks in approximately 183 other countries.

From time to time, other companies and individuals assert exclusive patent, copyright, trademark, or other intellectual property rights to technologies or marks that are alleged to be relevant to the technology industry or Dell’s business. Dell evaluates each claim relating to Dell’s products and, if appropriate, seeks a license to use the protected technology. The licensing agreements generally do not require the licensor to assist Dell in duplicating the licensor’s patented technology, nor do the agreements protect Dell from trade secret, copyright, or other violations by Dell or Dell’s suppliers in developing or selling these products.

Government Regulation and Sustainability

Government Regulation. Dell’s business is subject to regulation by various U.S. federal and state governmental agencies and other governmental agencies. Such regulation includes the activities of the U.S. Federal Communications Commission; the anti-trust regulatory activities of the U.S. Federal Trade Commission, the U.S. Department of Justice, and the European Union; the consumer protection laws and financial services regulation of the U.S. Federal Trade Commission and various state governmental agencies; the export regulatory activities of the U.S. Department of Commerce and the U.S. Department of Treasury; the import regulatory activities of the U.S. Customs and Border Protection; the product safety regulatory activities of the U.S. Consumer Product Safety Commission and the U.S. Department of Transportation; the health information privacy and security requirements of the U.S. Department of Health and Human Services; and the environmental, employment and labor, and other regulatory activities of a variety of governmental authorities in each of the countries in which Dell conducts business. Dell was not assessed any material environmental fines, nor did Dell have any material environmental remediation or other environmental costs, during fiscal 2015 or through the second quarter of fiscal 2016.

Sustainability. Environmental stewardship and social responsibility are both integral parts of how Dell manages its business, and complement Dell’s focus on business efficiencies and customer satisfaction. Dell believes that its focus on environmental and social responsibility drives top-line performance and customer loyalty, reduces operational and regulatory risk, and enhances Dell’s brand.

Dell uses open dialogue with its customers, vendors, and other stakeholders as part of its sustainability governance process in which Dell solicits candid feedback and offers honest discussions on the challenges Dell faces globally. Dell’s environmental initiatives take many forms, including maximizing product energy efficiency, reducing and eliminating sensitive materials from Dell’s products, and providing responsible, convenient computer recycling options for customers. Dell’s social responsibility initiatives are focused on both Dell’s own facilities and Dell’s complex supply chain.

Dell was the first company in its industry to offer a free worldwide recycling program for consumers. Dell has streamlined its transportation network to reduce transit times, minimize air freight, and reduce emissions. Dell’s sustainable packaging is designed to minimize box size and to increase recycled content of materials along with recyclability. When developing and designing products, Dell selects materials guided by a precautionary approach in which Dell seeks to eliminate environmentally sensitive substances (where reasonable alternatives exist) from Dell’s products and works towards developing reliable, environmentally sound, and commercially scalable solutions. Dell also has created a series of tools that help customers assess their current IT operations and uncover ways to reduce both the costs of those operations and their impact on the environment.

Product Backlog

Dell believes that product backlog is not a meaningful indicator of net revenue that can be expected for any period. Dell’s business model generally gives it flexibility to manage product backlog at any point in time by expediting shipping or prioritizing customer orders toward products that have shorter lead times, thereby reducing product backlog and increasing current period revenue. Moreover, product backlog at any point in time may not result in the generation of any predictable amount of net revenue in any subsequent period, as unfilled orders can generally be canceled at any time by the customer.

Trademarks and Services Marks

Unless otherwise noted, trademarks appearing in this description of Denali’s business are trademarks owned by Dell. Dell and Denali disclaim proprietary interest in the marks and names of others. Net Promoter Score is a trademark of Satmetrix Systems, Inc., Bain & Company, Inc., and Fred Reichheld.

Employees

At the end of fiscal 2015, Dell had approximately 98,300 total full-time employees, compared to approximately 108,300 total full-time employees at the end of fiscal 2014. At the end of fiscal 2015, approximately 36% of these full-time employees were located in the United States, and approximately 64% of these full-time employees were located in other countries.

Properties

At January 30, 2015, Dell owned or leased a total of approximately 19 million square feet of office, manufacturing and warehouse space worldwide, approximately 7 million square feet of which is located in the United States. Dell owned approximately 47% of this space and leased the remaining 53%. Included in these amounts are approximately 40 thousand square feet that are either vacant or sublet.

Denali’s principal executive offices and Dell’s global headquarters are located at One Dell Way, Round Rock, Texas. Dell’s business centers, which include facilities that contain operations for sales, technical support, administrative and support functions, occupy 14 million square feet of space, of which Dell owned 50% at January 30, 2015. At the same date, Dell’s manufacturing operations occupied 2.5 million square feet of manufacturing space, of which Dell owned 100%. In addition, at January 30, 2015, Dell’s research and development centers were housed in 1.6 million square feet of space, of which Dell owned 1%.

Dell believes that its existing properties are suitable and adequate for its current needs and that it can readily meet its requirements for additional space at competitive rates by extending expiring leases or by finding alternative space.

Because of the interrelation of the products and services offered in each of Dell’s segments, Dell does not designate its properties to any segment. All segments use substantially all of the properties at least in part, and Dell retains the flexibility to make future use of each of the properties available to each of the segments.

Legal Proceedings

Dell is involved in various claims, suits, assessments, investigations and legal proceedings that arise from time to time in the ordinary course of its business, consisting of matters involving consumer, antitrust, tax, intellectual property and other issues on a global basis. Information about Dell’s significant legal matters and other proceedings is set forth under Note 11 of the Notes to the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus.

Divestiture Plans

Denali expects that it may divest certain businesses lines, assets, equity interests or properties of Denali and EMC to be determined, the proceeds of which may be used to, among other purposes, repay indebtedness incurred in connection with the merger. Such divestitures may be material to each company’s financial condition and results of operations. As of the date of this proxy statement/prospectus, there is no commitment or probable transaction related to these potential divestitures, and the manner in which any potential divestitures might be effected has not been determined. Accordingly, the pro forma financial information including elsewhere in this proxy statement/prospectus does not reflect any adjustments relating to such divestitures.

STOCKHOLDER MATTERS

Market Information

Denali is a privately held company. Its securities are not listed on an exchange or quoted on any automated quotation service, and there is no established trading market for its securities.

As of December 1, 2015, there were 306,500,000 shares of Series A Common Stock outstanding and 42 record holders of Series A Common Stock, 98,200,000 shares of Series B Common Stock outstanding and 5 record holders of Series B Common Stock, and 200,000 shares of Series C Common Stock outstanding and 15 record holders of Series C Common Stock. Under the Denali certificate that Denali will adopt in connection with the merger, Denali’s authorized capital stock will consist of 2,143,025,308 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. There will be five series of authorized common stock, consisting of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D Common Stock and 343,025,308 shares of Class V Common Stock.

Denali has never declared or paid any cash dividends on its capital stock and presently does not intend to pay cash dividends on the Class A, Class B, Class C or Class D common stock after the merger. See “Description of Denali Tracking Stock Policy—Dividend Policy” for information about payment of dividends on the Class V Common Stock.

Because there is no established trading market for the Class V Common Stock, price information for the shares of Class V Common Stock is not available as of the date of this proxy statement/prospectus or as of the date immediately prior to the public announcement of the merger.

See “Security Ownership of Certain Beneficial Owners and Management” for information about beneficial ownership of Denali’s outstanding equity securities by its directors, officers and greater than 5% beneficial owners, both prior to the merger and after giving effect to the merger.

Equity Compensation Plan Information

The following table provides information about stock-based awards outstanding and shares of common stock available for future awards under all of Denali’s equity compensation plans as of January 30, 2015. See “Executive Compensation” for information about compensation arrangements expected to be adopted by the combined company in connection with the merger.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)		Weighted-average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
	(In thousands, except per share data)
Equity compensation plans approved by security holders	55,325,126	(1)	$14.03	16,622,857	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	55,325,126	(1)	$14.03	16,622,857	(2)

(1)	Represents shares of Series C Common Stock issuable upon the exercise of options granted by Denali under the Denali Holding Inc. 2013 Stock Incentive Plan, as well as options granted by Dell Inc. prior to the going-private transaction that were assumed by Denali upon the closing of the going-private transaction.
(2)	Represents shares that remain available for issuance under the Denali Holding Inc. 2013 Stock Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF DENALI

On October 29, 2013, Dell was acquired by Denali in a going-private transaction. For purposes of this management’s discussion and analysis and the historical consolidated financial statements and related notes of Denali included elsewhere in this proxy statement/prospectus, periods prior to October 29, 2013 reflect the financial position, results of operations and changes in financial position of Dell prior to the going-private transaction, referred to as the predecessor periods (with our company during such periods referred to as the Predecessor), and periods beginning on or after October 29, 2013 reflect the financial position, results of operations and changes in financial position of Denali subsequent to the going-private transaction, referred to as the successor periods (with our company during such periods referred to as the Successor).

This management’s discussion and analysis should be read in conjunction with the “Denali Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial Data of Denali” and the historical consolidated financial statements and related notes of Denali included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs, and that are subject to numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this proxy statement/prospectus. Our actual results may differ materially from those expressed or implied in any forward-looking statements.

Unless otherwise indicated, all changes identified for the current-period results represent comparisons to results for the prior corresponding fiscal periods. Our fiscal year is the 52- or 53-week period ending on the Friday nearest January 31. We refer to our fiscal years ended January 29, 2016, January 30, 2015, January 31, 2014 and February 1, 2013 as Fiscal 2016, Fiscal 2015, Fiscal 2014 and Fiscal 2013, respectively. Each of these fiscal years includes 52 weeks. Unless the context indicates otherwise, references in this management’s discussion and analysis to “we,” “us,” “our” and “Denali” mean Denali Holding Inc. and its consolidated subsidiaries.

The following management’s discussion and analysis of our financial condition and results of operations covers Fiscal 2013 and Fiscal 2015 and the combined results for the 2014 predecessor and successor periods, adjusted for pro forma items directly associated with the going-private transaction to give effect to that transaction as if it had occurred on the first day of Fiscal 2014, referred to as pro forma Fiscal 2014. These pro forma Fiscal 2014 results are unaudited. We believe the presentation of a twelve-month period on a pro forma basis for our 2014 fiscal year is meaningful to the reader and more useful for comparative purposes.

INTRODUCTION

We are a leading global information technology company that offers our customers a broad range of products and services. We built our reputation through listening to customers and developing solutions that meet their needs. Several years ago, we initiated a broad transformation of our company to become the leading provider of scalable end-to-end technology solutions, and we remain focused on this strategy. This strategy began as a multi-year plan, differentiated by our ability to bring practical innovation and efficient, simple, and affordable solutions to our customers. The announcement in October 2015 of the merger agreement with EMC evidences our intention to accelerate this strategy over the coming years as we bring together two companies with complementary product portfolios, sales teams and research and development strategies. See “—The EMC Merger Transaction” below for additional information. We will continue to build superior customer relationships through our direct model and through our network of channel partners, which includes value-added resellers, system integrators, distributors and retailers. We believe we can react quickly to customer needs, invest in strategic solutions and expand our go-to-market sales and marketing capabilities as we continue our transformation. We will continue to build strong capabilities to create a leading global technology company poised for long-term sustainable growth and innovation.

A key component of our strategic transformation is to continue shifting our product and solutions portfolio to offerings that provide higher-value and recurring revenue streams over time. As part of this strategy, we are continuing to expand and enhance our offerings through acquisitions and strategic investments that will complement our existing portfolio of solutions. These solutions include digital transformation, software-defined data centers, hybrid cloud, converged infrastructure, mobile and security. In addition, our extended warranty and delivery offerings, and software and peripherals, which are closely tied to the sale of our hardware products, are important value differentiators that we are able to offer our customers. Our Client Solutions offerings are an important element of our strategy, and we believe the strategic expansion of this business is critical to our long-term success.

We operate a diversified business model with the majority of our net revenue and operating income derived from commercial clients (large enterprises, small and medium-sized businesses, and public sector customers). We have a large global presence across the Americas, Europe, Middle East, Asia and other geographic regions with approximately 50% of revenue coming from customers outside of the United States during Fiscal 2015. We continue to view emerging markets, which include the vast majority of the world’s population, as a long-term growth opportunity. Accordingly, we continue to pursue the development of technology solutions that meet the needs of these markets.

Products and Services

We design, develop, manufacture, market, sell and support a wide range of products and services. We are organized into the following four product and services business units, which are our reportable segments: Client Solutions; Enterprise Solutions Group; Dell Software Group; and Dell Services.

•	Client Solutions—Client Solutions includes sales to our commercial and consumer customers of desktops, thin clients, notebooks and tablets, third-party software and peripherals and services closely tied to the sale of Client Solutions hardware. Generally, over half of Client Solutions revenue is generated in the Americas, with the remaining portion derived from sales in Europe, the Middle East and Africa, referred to as EMEA, and Asia Pacific and Japan, referred to as APJ.

•	Enterprise Solutions Group (ESG)—ESG includes servers, networking and storage, as well as services and third party software and peripherals that are closely tied to the sale of ESG hardware. Generally, over half of ESG revenue is generated in the Americas, with the remaining portion derived from sales in EMEA and APJ.

•	Dell Software Group (DSG)—DSG includes systems management, security software solutions and information management software offerings. DSG revenue is primarily derived from sales in the Americas and EMEA.

•	Dell Services—Dell Services includes a broad range of IT and business services, including infrastructure, cloud, applications, and business process services. Dell Services revenue is mostly generated in the Americas, primarily in the United States.

In the first quarter of Fiscal 2016, we redefined the categories within Client Solutions and ESG to reflect the way we currently organize products and services within these business units. We have not recast prior period amounts in the Audited Consolidated Financial Statements of Denali as it was not considered material. None of these changes impacted our consolidated or total business unit results. See Note 13 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali for a reconciliation of net revenue by reportable segment to consolidated net revenue.

We also offer or arrange various financing options and services for our commercial and consumer customers in the United States, Canada, Europe and Mexico through Dell Financial Services, referred to as DFS, and its affiliates. DFS services include originating, collecting, and servicing customer receivables primarily related to the purchase of Dell products. The results of these operations are allocated to our segments based on the underlying product or service financed.

For further discussion regarding our reportable segments, see “—Results of Operations—Product and Services Business Units.”

Business Trends and Challenges

We are seeing an unprecedented rate of change in the IT industry, but our strategy remains consistent. As a leading provider of scalable end-to-end technology solutions, we accelerate results for our customers by enabling them to be more efficient, mobile, informed and secure. We continue to invest in R&D, sales and other key areas of our business to deliver superior products and solution capabilities and to drive execution of long-term profitable growth. We believe that our results will improve over time in connection with the productivity initiatives directed at our salesforce and as a result of our differentiated products and solution capabilities. We intend to continue to execute on our business model and seek to balance liquidity, profitability and growth to position our company for long-term success.

We are able to leverage our traditional strength in the PC market to offer solutions and services that provide higher value recurring revenue streams. During Fiscal 2015 total net revenue increased 5%, largely driven by Client Solutions which benefited from the Windows XP refresh cycle during that year. We have also been experiencing a consolidation of the industry, which contributed to the improved results for Fiscal 2015. Although the positive trend in total net revenue was largely driven by Client Solutions, revenue from ESG, DSG and Dell Services also contributed to the increase to a lesser extent. Net revenue from Client Solutions for the first six months of Fiscal 2016 declined 9% when compared to the first six months of Fiscal 2015. Revenue generated from our Client Solutions business unit was 66%, 68%, 68% and 69% of total net revenue for the first six months of Fiscal 2016, Fiscal 2015, pro forma Fiscal 2014 and Fiscal 2013, respectively. We anticipate an increasingly challenging demand environment, increased pricing pressures, and intensifying market competition in Client Solutions, given the macroeconomic environment and PC demand trends. Our Client Solutions offerings remain an important element of our strategy, generating strong cash flow and opportunities for cross-selling of complementary solutions.

In addition, we expect our ESG business to continue to be challenged by declines in the traditional storage market, due to emerging trends of enterprises deploying Software Defined Storage, Hyperconverged, and Modular based on server-centric architectures. We are seeking to merge with EMC to complement our current offerings within this business unit and to strengthen our overall data center offerings.

We manage our business on a U.S. dollar basis, but a significant portion of our revenue is earned from international sources and, therefore, can be impacted by fluctuations in foreign currency exchange rates. The strength of the U.S. dollar relative to most foreign currencies continued during Fiscal 2015 and the first six months of Fiscal 2016, which resulted in a challenged pricing and demand environment. We utilize a comprehensive hedging strategy intended to mitigate the impact of foreign currency volatility over time, and we adjust pricing when possible to further minimize foreign currency impacts.

The Going-Private Transaction

On October 29, 2013, Dell was acquired by Denali in the going-private transaction pursuant to the terms of the going-private agreement.

At the effective time of the going-private transaction, each share of Dell common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares and shares held by any of Dell’s stockholders who were entitled to, properly exercised and did not withdraw appraisal rights under Delaware law) was converted into the right to receive $13.75 in cash, without interest, less any applicable withholding taxes, whereupon all such shares were automatically canceled upon the conversion thereof and ceased to exist. In addition, each share of Dell common stock held as of the close of business on October 28, 2013 was entitled to receive a special dividend of $0.13 per share declared by Dell’s board of directors on

October 18, 2013. Shares of common stock held by Denali and its subsidiaries, by the MD stockholders, and by Dell or any wholly-owned subsidiary of Dell were not entitled to receive the going-private transaction consideration. In connection with the going-private transaction, Denali recorded a liability related to Dell shares subject to the appraisal proceedings described in Note 8 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali. As of July 31, 2015, this liability was approximately $576 million, including $55 million in accrued interest. The aggregate purchase price for the acquisition of Dell by Denali was approximately $24.1 billion.

Denali financed the going-private transaction, the redemption of $900 million in aggregate principal amount of senior notes, the repayment of certain other existing debt of Dell and its subsidiaries, and the payment of fees and expenses related to the going-private transaction and related transactions with cash equity investments by Mr. Dell, the MD stockholders and the SLP stockholders, the contribution by the MD stockholders of shares of Dell common stock to Denali immediately prior to the completion of the going-private transaction, proceeds from the debt financings described in Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali, and cash on hand at Dell and its subsidiaries.

The EMC Merger Transaction

On October 12, 2015, EMC, Denali, Dell, and Merger Sub entered into the merger agreement. Pursuant to the merger agreement, Merger Sub will be merged with and into EMC with EMC surviving the merger as a wholly-owned subsidiary of Denali.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of EMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Denali, Merger Sub or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which appraisal rights are properly exercised and not withdrawn) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

The merger agreement also provides that each currently outstanding EMC stock option will vest and become fully exercisable prior to the effective time of the merger. As of the effective time of the merger, each outstanding EMC stock option will be canceled and converted into the right to receive the merger consideration with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of EMC common stock otherwise issuable. The merger agreement also provides that as of the effective time of the merger each currently outstanding EMC restricted stock unit and share of EMC restricted stock will fully vest (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The merger agreement provides that Denali may agree with individual award recipients to different equity treatment. No such agreements were in effect as of the date of this proxy statement/prospectus.

Also, in connection with the merger, all principal, accrued but unpaid interest, fees and other amounts (other than certain contingent obligations) outstanding at the effective time of the merger under EMC’s unsecured revolving credit facility, Dell International’s asset based revolving credit facility and Dell International’s term facilities will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees and security interests, as applicable, in connection therewith will be terminated and/or released. In connection with the merger, Dell expects that the aggregate amounts of principal, interest and premium necessary to redeem in full the outstanding $1.4 billion in aggregate principal amount of 5.625% Senior First Lien Notes due 2020 co-issued by Dell International and Denali Finance Corp. will be deposited with the trustee for such notes, and that such notes will thereby be satisfied and discharged, substantially concurrently with the effective time of the merger. Dell further expects that all of Dell’s and EMC’s other outstanding senior notes and senior debentures will remain outstanding after the effective time of the merger in accordance with their respective terms.

Denali expects to finance the merger, the refinancing of certain of Dell International’s and EMC’s indebtedness outstanding as of the closing of the merger, and the payment of related fees and expenses with up to $49.5 billion from debt financings.

NON-GAAP FINANCIAL MEASURES

In this management’s discussion and analysis we use supplemental measures of our performance which are derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. These non-GAAP financial measures include non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per share—diluted, earnings before interest and other, net, taxes, depreciation and amortization, referred to as EBITDA, and adjusted EBITDA.

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures will provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this report. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share, as defined by us, exclude the following items: the impact of purchase accounting, amortization of intangible assets, other corporate expenses, and for non-GAAP net income and non-GAAP earnings per share, an aggregate adjustment for income taxes. As the excluded items have a material impact on our financial results, our management compensates for this limitation by relying primarily on GAAP or pro forma results and using non-GAAP financial measures supplementally or for projections when comparable GAAP financial measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for revenue, gross margin, operating expenses, operating income, or net income prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP or, for Fiscal 2014, pro forma basis. For comparative purposes, we have presented pro forma Fiscal 2014 operating results, giving effect to the going-private transaction as if it had occurred on the first day of Fiscal 2014. See “—Results of Operations—Dell’s Going-Private Transaction” for more information on pro forma Fiscal 2014. See below for reconciliations of each non-GAAP financial measure to its most directly comparable GAAP or pro forma financial measure. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. See the discussion below for more information on each of the excluded items as well as our reasons for excluding them from our non-GAAP results. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in our non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The following is a summary of the items excluded from the most comparable GAAP or pro forma financial measures to calculate our non-GAAP financial measures:

•	Impact of Purchase Accounting—The impact of purchase accounting includes purchase accounting adjustments recorded under the acquisition method of accounting, related to the going-private transaction. Purchase accounting adjustments include a provision charge on customer receivables recorded on October 29, 2013, and fair value adjustments made primarily to deferred revenue, inventory and property, plant, and equipment which are recorded over time. See Notes 1 and 3 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction. We exclude these charges for purposes of calculating the non-GAAP financial measures presented below to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•	Amortization of Intangible Assets—Amortization of intangible assets consists of amortization of customer relationships, developed technology, trade names, and also, in the predecessor period, non-compete covenants. We incur charges related to the amortization of these intangibles, which are included in our consolidated financial statements. In connection with the going-private transaction, all of Denali’s tangible and intangible assets and liabilities were accounted for and recognized at fair value on the transaction date. Accordingly, for the successor periods, amortization of intangible assets consists primarily of amortization associated with intangible assets recognized in connection with the going-private transaction. In the predecessor periods, amortization of intangible assets consists of amortization associated with purchased intangible assets recognized in connection with Dell’s legacy acquisitions. Amortization charges for purchased intangible assets are significantly impacted by the timing and magnitude of our acquisitions, and these charges may vary in amount from period to period. We exclude these charges for purposes of calculating the non-GAAP financial measures presented below to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•	Other Corporate Expenses—Other corporate expenses consists of the following items:

•	Severance and facility action costs primarily related to severance and benefits for employees terminated pursuant to cost savings initiatives.

•	Acquisition-related charges which are expensed as incurred and consist primarily of retention payments, integration costs, and other costs.

•	Stock-based compensation expense associated with equity awards.

•	Costs related to the going-private transaction.

Other corporate expenses vary from period to period and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures presented below facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

In addition, pro forma Fiscal 2014 net income includes a $204 million valuation allowance on deferred tax assets for one of our foreign jurisdictions. We are excluding this valuation allowance on deferred tax assets described above for the purpose of calculating the non-GAAP net income financial measure presented below because we believe this adjustment is outside our ordinary course of business and does not contribute to a meaningful evaluation of our current operating performance or comparisons to our past operating performance.

•	Aggregate Adjustment for Income Taxes—The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above. The tax effects are determined based on the tax jurisdictions where the above items were incurred.

•	Non-GAAP Adjustments Per Share—The cumulative impact of the above adjustments on earnings per share—diluted.

Second Quarter and First Six Months of Fiscal 2016 Compared to Second Quarter and First Six Months of Fiscal 2015

The tables below presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for each of the periods presented:

	Three Months Ended			Six Months Ended
	Successor		Successor	Successor		Successor
	July 31, 2015	% Change	August 1, 2014	July 31, 2015	% Change	August 1, 2014
	(in millions, except percentages; unaudited)
GAAP revenue	$13,999	(6)%	$14,825	$27,537	(7)%	$29,494
Non-GAAP adjustments:
Impact of purchase accounting	135		270	288		581

Non-GAAP revenue	$14,134	(6)%	$15,095	$27,825	(7)%	$30,075

GAAP gross margin	$2,468	(11)%	$2,763	$4,705	(12)%	$5,320
Non-GAAP adjustments:
Impact of purchase accounting	134		269	286		580
Amortization of intangibles	121		115	242		230
Other corporate expenses	3		6	17		31

Non-GAAP gross margin	$2,726	(14)%	$3,153	$5,250	(15)%	$6,161

GAAP operating expenses	$2,507	(8)%	$2,729	$5,073	(7)%	$5,437
Non-GAAP adjustments:
Impact of purchase accounting	(23)		(23)	(47)		(46)
Amortization of intangibles	(429)		(470)	(858)		(939)
Other corporate expenses	(27)		(17)	(67)		(72)

Non-GAAP operating expenses	$2,028	(9)%	$2,219	$4,101	(6)%	$4,380

GAAP operating income (loss)	$(39)	(215)%	$34	$(368)	(215)%	$(117)
Non-GAAP adjustments:
Impact of purchase accounting	157		292	333		626
Amortization of intangibles	550		585	1,100		1,169
Other corporate expenses	30		23	84		103

Non-GAAP operating income	$698	(25)%	$934	$1,149	(35)%	$1,781

GAAP net income (loss)	$(265)	(49)%	$(178)	$(769)	(25)%	$(614)
Non-GAAP adjustments:
Impact of purchase accounting	157		292	333		632
Amortization of intangibles	550		585	1,100		1,169
Other corporate expenses	27		23	78		103
Aggregate adjustment for income taxes	(135)		(179)	(278)		(391)

Non-GAAP net income	$334	(38)%	$543	$464	(48)%	$899

Earnings (loss) per share—diluted	$(0.65)	(48)%	$(0.44)	$(1.90)	(25)%	$(1.52)
Non-GAAP adjustments per share—diluted	1.46		1.78	3.03		3.75

Non-GAAP earnings per share—diluted	$0.81	(40)%	$1.34	$1.13	(49)%	$2.23

Fiscal 2015 Compared to Pro Forma Fiscal 2014 and Pro Forma Fiscal 2014 Compared to Fiscal 2013

The tables below presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP or for Fiscal 2014, pro forma, measure for each of the periods presented:

	Fiscal Year Ended
	Successor		Pro Forma		Predecessor
	January 30, 2015	% Change	January 31, 2014	% Change	February 1, 2013
	(in millions, except percentages)
Net revenue	$58,119	5%	$55,579	(2)%	$56,940
Non-GAAP adjustments:
Impact of purchase accounting	976		1,222		—

Non-GAAP net revenue	$59,095	4%	$56,801	—%	$56,940

Gross margin	$10,208	17%	$8,692	(29)%	$12,186
Non-GAAP adjustments:
Impact of purchase accounting	1,025		1,963		—
Amortization of intangibles	466		459		455
Other corporate expenses	48		127		67

Non-GAAP gross margin	$11,747	5%	$11,241	(12)%	$12,708

Operating expenses	$10,630	(7)%	$11,489	25%	$9,174
Non-GAAP adjustments:
Impact of purchase accounting	(91)		(157)		—
Amortization of intangibles	(1,833)		(1,874)		(158)
Other corporate expenses	(152)		(710)		(281)

Non-GAAP operating expenses	$8,554	(2)%	$8,748	—%	$8,735

Operating income (loss)	$(422)	85%	$(2,797)	(193)%	$3,012
Non-GAAP adjustments:
Impact of purchase accounting	1,116		2,120		—
Amortization of intangibles	2,299		2,333		613
Other corporate expenses	200		837		348

Non-GAAP operating income	$3,193	28%	$2,493	(37)%	$3,973

Net income (loss)	$(1,221)	63%	$(3,324)	(240)%	$2,372
Non-GAAP adjustments:
Impact of purchase accounting	1,122		2,088		—
Amortization of intangibles	2,299		2,333		613
Other corporate expenses	202		837		348
Aggregate adjustment for income taxes	(732)		(871)		(316)

Non-GAAP net income	$1,670	57%	$1,063	(65)%	$3,017

Earnings (loss) per share—diluted	$(3.02)		$(8.23)		$1.35
Non-GAAP adjustments per share—diluted	7.15		$10.86		0.37

Non-GAAP earnings per share—diluted	$4.13		$2.63		$1.72

In addition to the above measures, we also use EBITDA and adjusted EBITDA to facilitate a more meaningful evaluation of our operating performance. Adjusted EBITDA excludes purchase accounting adjustments related to the going-private transaction, severance and facility actions, acquisition-related costs, stock-based compensation expense, and the costs related to the going-private transaction. EBITDA and adjusted EBITDA provide more comparability between our historical results prior to the completion of the going-private transaction and historical results that reflect our capital structure upon completion of the going-private transaction.

As is the case with the non-GAAP measures presented above, users should consider the limitations of using EBITDA and adjusted EBITDA, including the fact that those measures do not provide a complete measure of our operating performance. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow available for management’s discretionary use, as these measures do not consider certain cash requirements, such as working capital needs, capital expenditures, contractual commitments, interest payments, tax payments, and other debt service requirements. Our management believes that these non-GAAP financial measures are helpful in highlighting trends because they exclude the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

The tables below presents a reconciliation of EBITDA and adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended			Six Months Ended
	Successor		Successor	Successor		Successor
	July 31, 2015	% Change	August 1, 2014	July 31, 2015	% Change	August 1, 2014
	(in millions, except percentages; unaudited)
Net Loss	$(265)	49%	$(178)	$(769)	25%	$(614)
Adjustments:
Interest and other, net (a)	224		208	403		473
Income tax provision (benefit)	2		4	(2)		24
Depreciation and amortization	719		754	1,437		1,510

EBITDA	$680	(14)%	$788	$1,069	(23)%	$1,393

EBITDA	$680	(14)%	$788	$1,069	(23)%	$1,393
Adjustments:
Stock based compensation expense	16		18	34		36
Impact of purchase accounting (b)	130		269	278		574
Other corporate expenses (c)	14		5	50		67

Adjusted EBITDA	$840	(22)%	$1,080	$1,431	(31)%	$2,070

(a)	See “—Interest and Other, Net” for more information on the components of interest and other, net.
(b)	This amount includes the non-cash purchase accounting adjustments related to the going-private transaction.
(c)	Consists of severance and facility action costs, acquisition-related costs, and the costs related to the going-private transaction.

	Fiscal Year Ended
	Successor		Pro Forma		Predecessor
	January 30, 2015	% Change	January 31, 2014	% Change	February 1, 2013
	(in millions, except percentages)
Net Income (loss)	$(1,221)	63%	$(3,324)	(240)%	$2,372
Adjustments:
Interest and other, net (a)	924		872		171
Income tax provision (benefit)	(125)		(345)		469
Depreciation and amortization	2,977		2,991		1,144

EBITDA	$2,555	NM	$194	(95)%	$4,156

EBITDA	$2,555	NM	$194	(95)%	$4,156
Adjustments:
Stock based compensation expense	72		135		347
Impact of purchase accounting (b)	1,011		2,171		189
Other corporate expenses (c)	128		748		348

Adjusted EBITDA	$3,766	16%	$3,248	(36)%	$5,040

(a)	See “—Interest and Other, Net” for more information on the components of interest and other, net.
(b)	For Fiscal 2015 and pro forma Fiscal 2014, this amount includes the non-cash purchase accounting adjustments related to the going-private transaction. For Fiscal 2013, this adjustment also eliminates the non-cash purchase accounting impact on deferred revenue related to Dell’s Fiscal 2013 acquisitions of SonicWALL and Quest Software.
(c)	Consists of severance and facility action costs, acquisition-related costs, and the costs related to the going-private transaction.

RESULTS OF OPERATIONS

Consolidated Operations

Second Quarter and First Six Months of Fiscal 2016 Compared to Second Quarter and First Six Months of Fiscal 2015

The following table summarizes our consolidated results of operations for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended					Six Months Ended
	Successor			Successor		Successor			Successor
	July 31, 2015			August 1, 2014		July 31, 2015			August 1, 2014
	Dollars	% of Revenue	% Change	Dollars	% of Revenue	Dollars	% of Revenue	% Change	Dollars	% of Revenue
	(in millions, except percentages and per share data; unaudited)
Net revenue:
Product	$11,088	79.2%	(7)%	$11,908	80.3%	$21,748	79.0%	(9)%	$23,780	80.6%
Services, including software related	2,911	20.8%	—%	2,917	19.7%	5,789	21.0%	1%	5,714	19.4%

Total net revenue	$13,999	100.0%	(6)%	$14,825	100.0%	$27,537	100.0%	(7)%	$29,494	100.0%
Gross margin:
Product	$1,339	12.1%	(24)%	$1,771	14.9%	$2,543	11.7%	(26)%	$3,437	14.5%
Services, including software related	1,129	38.8%	14%	992	34.0%	2,162	37.3%	15%	1,883	33.0%

Total gross margin	$2,468	17.6%	(11)%	$2,763	18.6%	$4,705	17.1%	(12)%	$5,320	18.0%
Operating expenses	2,507	17.9%	(8)%	2,729	18.4%	5,073	18.4%	(7)%	5,437	18.4%

Operating income (loss)	$(39)	(0.3)%	(215)%	$34	0.2%	$(368)	(1.3)%	(215)%	$(117)	(0.4)%
Net loss	$(265)	(1.9)%	(49)%	$(178)	(1.2)%	$(769)	(2.8)%	(25)%	$(614)	(2.1)%
Earnings (loss) per share—diluted	$(0.65)	N/A	(48)%	$(0.44)	N/A	$(1.90)	N/A	(25)%	$(1.52)	N/A
Other Financial Information
Non-GAAP revenue	$14,134	N/A	(6)%	$15,095	N/A	$27,825	N/A	(7)%	$30,075	N/A
Non-GAAP gross margin	$2,726	19.3%	(14)%	$3,153	20.9%	$5,250	18.9%	(15)%	$6,161	20.5%
Non-GAAP operating expenses	$2,028	14.3%	(9)%	$2,219	14.7%	$4,101	14.7%	(6)%	$4,380	14.6%
Non-GAAP operating income	$698	4.9%	(25)%	$934	6.2%	$1,149	4.1%	(35)%	$1,781	5.9%
Non-GAAP net income	$334	2.4%	(38)%	$543	3.6%	$464	1.7%	(48)%	$899	3.0%
EBITDA	$680	4.8%	(14)%	$788	5.2%	$1,069	3.8%	(23)%	$1,393	4.6%
Adjusted EBITDA	$840	5.9%	(22)%	$1,080	7.2%	$1,431	5.1%	(31)%	$2,070	6.9%
Non-GAAP earnings per share—diluted	$0.81	N/A	(40)%	$1.34	N/A	$1.13	N/A	(49)%	$2.23	N/A

Non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, EBITDA, adjusted EBITDA, and non-GAAP earnings per share—diluted, are not measurements of financial performance prepared in accordance with GAAP. Non-GAAP financial measures as a percentage of revenue are calculated based on non-GAAP revenue. See “—Non-GAAP Financial Measures” for information about these non-GAAP financial measures, including our reasons for including the measures, material limitations with respect to the usefulness of the measures, and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Overview

During the second quarter and first six months of Fiscal 2016, our total net revenue decreased 6% and 7%, respectively, on both a GAAP and non-GAAP basis. Client Solutions contributed to most of the decline in revenue for the second quarter and first six months of Fiscal 2016, driven by a global decline in demand for desktops and notebooks. To a lesser extent, revenue from DSG and Dell Services also contributed to the decline. In aggregate, revenue from ESG, DSG, and Dell Services represented 34.4% and 34.7% of total GAAP revenue for the second quarter and first six months of Fiscal 2016, respectively, compared to 33.0% and 32.2% for the same periods in Fiscal 2015. The increase in revenue mix from ESG, DSG, and Dell Services occurred as revenue from these business units declined at a slower rate than revenue from Client Solutions.

During the second quarter and first six months of Fiscal 2016, operating loss on a GAAP basis increased 215% during both periods to an operating loss of $39 million and $368 million, respectively. Operating loss on a GAAP basis includes the impact of purchase accounting adjustments related to the going-private transaction, amortization of intangible assets, and other corporate expenses. In aggregate, these items totaled $0.7 billion and $1.5 billion for the second quarter and first six months of Fiscal 2016, respectively. During the second quarter and first six months of Fiscal 2016, non-GAAP operating income decreased 25% and 35% to $698 million and $1.1 billion, respectively. The decrease in non-GAAP operating income was primarily attributable to lower gross margin offset partially by a decrease in operating expenses.

We generated cash flow from operations of $0.7 billion and $1.1 billion during the first six months of Fiscal 2016 and Fiscal 2015, respectively. The decreases were primarily attributable to a increase in GAAP net loss coupled with a decline in cash generated from working capital changes.

Revenue

•	Product Revenue—Product revenue includes revenue from the sale of hardware products and Dell-owned software licenses. On both a GAAP and non-GAAP basis, during the second quarter and first six months of Fiscal 2016, product revenue decreased 7% and 9%, respectively. Overall, these decreases were primarily attributable to decreases in revenue from Client Solutions as we experienced an overall decline in the demand for desktops and notebooks, due to a decrease in the positive effects from the Windows XP refresh that benefited product revenue in the second quarter and first six months of Fiscal 2015, but not Fiscal 2016.

•	Services Revenue, including software related—Services revenue, including software related, includes revenue from our services offerings, support and deployment, third-party software, and support services related to Dell-owned software. During the second quarter and first six months of Fiscal 2016, revenue attributable to these services remained relatively unchanged on a GAAP basis. On a non-GAAP basis, revenue attributable to these services decreased 2% during the second quarter and first six months of Fiscal 2016. The decline in non-GAAP services revenue, including software related, for the second quarter and first six months of Fiscal 2016 was primarily attributable to a decrease in revenue from applications services and business process outsourcing.

See “—Product and Services Business Units” for further information regarding revenue from our products, services, and software offerings.

From a geographical perspective, revenue from the Americas and EMEA decreased during the second quarter of Fiscal 2016, driven by decreases in the United States, Brazil and Western Europe. This decrease in net revenue was offset partially by an increase in revenue from APJ, driven by growth in China and India.

During the first six months of Fiscal 2016, revenue decreased across all regions, partially offset by growth in certain emerging markets, including China and India.

Gross Margin

During the second quarter of Fiscal 2016, our total gross margin dollars decreased 11% to $2.5 billion on a GAAP basis and 14% to $2.7 billion on a non-GAAP basis. During the second quarter of Fiscal 2016, our gross margin percentage decreased 100 basis points to 17.6% and 160 basis points to 19.3% on a GAAP and non-GAAP basis, respectively. During the first six months of Fiscal 2016, our total gross margin decreased 12% to $4.7 billion on a GAAP basis and decreased 15% to $5.3 billion on a non-GAAP basis. During the first six months of Fiscal 2016, our gross margin percentage decreased 90 basis points to 17.1% and 160 basis points to

18.9% on a GAAP and non-GAAP basis, respectively. Gross margin on a GAAP basis for the second quarter and first six months of Fiscal 2016 includes the effects of $0.3 billion and $0.5 billion, respectively, in purchase accounting adjustments related to the going-private transaction.

•	Products—During the second quarter of Fiscal 2016, product gross margin dollars decreased 24% and 25%, on a GAAP and non-GAAP basis, respectively. Product gross margin percentage on a GAAP and non-GAAP basis decreased 280 and 310 basis points during the second quarter of Fiscal 2016 to 12.1% and 13.3%, respectively.

During the first six months of Fiscal 2016, product gross margin dollars decreased 26% on both a GAAP and non-GAAP basis. Product gross margin percentage on a GAAP and non-GAAP basis decreased 280 and 300 basis points during the first six months of Fiscal 2016 to 11.7% and 12.9%, respectively.

The decrease in product gross margin in dollars and percentages for both periods was attributable to Client Solutions, primarily driven by an overall decline resulting in a decrease in desktop and notebook units sold, in conjunction with challenging pricing dynamics. These pricing dynamics included the impact of foreign currency volatility and competitive pressures.

•	Services, including software related—During the second quarter of Fiscal 2016, our gross margin dollars for services, including software related, increased 14% and 5% on a GAAP and non-GAAP basis, respectively. Services gross margin percentage on a GAAP and non-GAAP basis increased 480 and 300 basis points during the second quarter of Fiscal 2016 to 38.8% to 41.1%, respectively.

During the first six months of Fiscal 2016, our gross margin dollars for services, including software related, increased 15% and 3% on a GAAP and non-GAAP basis, respectively. Services gross margin percentage on a GAAP and non-GAAP basis increased 430 and 190 basis points during the first six months of Fiscal 2016 to 37.3% and 40.1%, respectively.

Vendor Programs and Settlements

Our gross margin is affected by our ability to achieve competitive pricing with our vendors and contract manufacturers, including through our negotiation of a variety of vendor rebate programs to achieve lower net costs for the various components we include in our products. Under these programs, vendors provide us with rebates or other discounts from the list prices for the components, which are generally elements of their pricing strategy. We account for vendor rebates and other discounts as a reduction in cost of net revenue. We manage our costs on a total net cost basis, which includes supplier list prices reduced by vendor rebates and other discounts.

The terms and conditions of our vendor rebate programs are largely based on product volumes and are generally negotiated either at the beginning of the annual or quarterly period, depending on the program. The timing and amount of vendor rebates and other discounts we receive under the programs may vary from period to period, reflecting changes in the competitive environment. We monitor our component costs and seek to address the effects of any changes to terms that might arise under our vendor rebate programs. Our gross margins for the second quarter and first six months of Fiscal 2016 and Fiscal 2015 were not materially affected by any changes to the terms of our vendor rebate programs, as the amounts we received under these programs were generally stable relative to our total net cost. We are not aware of any significant programmatic changes to vendor pricing or rebate programs that may impact our results in the near term.

In addition, we have pursued legal action against certain vendors and are currently involved in negotiations with other vendors regarding their past pricing practices. We have negotiated settlements with some of these vendors and may have additional settlements in future quarters. These settlements are allocated to our segments based on the relative amount of affected vendor products used by each segment. Our gross margins for the second quarter and first six months of Fiscal 2016 and Fiscal 2015 were not affected by negotiated vendor settlements.

Operating Expenses

The following table presents information regarding our operating expenses for the three months and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended					Six Months Ended
	Successor			Successor		Successor			Successor
	July 31, 2015			August 1, 2014		July 31, 2015			August 1, 2014
	Dollars	% of Revenue	% Change	Dollars	% of Revenue	Dollars	% of Revenue	% Change	Dollars	% of Revenue
	(in millions, except percentages; unaudited)
Operating expenses:
Selling, general, and administrative	$2,189	15.6%	(10)%	$2,428	16.4%	$4,429	16.1%	(9)%	$4,842	16.4%
Research, development, and engineering	318	2.3%	6%	301	2.0%	644	2.3%	8%	595	2.0%

Total operating expenses	$2,507	17.9%	(8)%	$2,729	18.4%	$5,073	18.4%	(7)%	$5,437	18.4%

Other Financial Information
Non-GAAP operating expenses	$2,028	14.3%	(9)%	$2,219	14.7%	$4,101	14.7%	(6)%	$4,380	14.6%

During the second quarter and first six months of Fiscal 2016, our total operating expenses on a GAAP basis decreased 8% and 7%, respectively. During the second quarter and first six months of Fiscal 2016, we recognized $452 million and $905 million, respectively, in amortization of intangible assets and purchase accounting adjustments related to the going-private transaction. In comparison, during the second quarter and first six months of Fiscal 2015, we recognized $493 million and $985 million, respectively. Excluding these costs as well as other corporate expenses, total operating expenses on a non-GAAP basis decreased 9% and 6% during the second quarter and first six months of Fiscal 2016.

•	Selling, General, and Administrative—Selling, general, and administrative expenses, referred to as SG&A expenses, decreased 10% and 9% during the second quarter and first six months of Fiscal 2016, respectively. The decreases were driven by a reduction in compensation expense, primarily due to a decrease in performance-based compensation. During the second quarter of Fiscal 2016, we continued to actively manage our cost structure, which allowed us to invest in strategic areas such as strengthening our sales force.

•	Research, Development, and Engineering—Research, development, and engineering expenses, referred to as RD&E expenses, were 2.3% of net revenue for both the second quarter and first six months of Fiscal 2016, compared to 2.0% for both the second quarter and first six months of Fiscal 2015. The increase in RD&E expenses was primarily driven by personnel-related expenses as we continue to invest in product development.

Operating Income/Loss

On a GAAP basis, during both the second quarter and first six months of Fiscal 2016, operating loss increased 215% to an operating loss of $39 million and $368 million, respectively. Operating loss on a GAAP basis includes amortization of intangible assets and purchase accounting adjustments associated with the going-private transaction of $707 million and $1,433 million for the second quarter and first six months of Fiscal 2016, respectively. Excluding these costs as well as other corporate expenses, during the second quarter and first six months of Fiscal 2016, operating income on a non-GAAP basis decreased 25% to operating income of $698 million and 35% to operating income of $1,149 million, respectively. These decreases were primarily attributable to lower product gross margin offset partially by a reduction in operating expenses.

Interest and Other, Net

The following table provides a detailed presentation of interest and other, net for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended		Six Months Ended
	Successor		Successor
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Interest and other, net:
Investment income, primarily interest	$10	$12	$21	$22
Gains (losses) on investments, net	—	(4)	(3)	(11)
Interest expense	(171)	(210)	(349)	(427)
Foreign exchange	(49)	(2)	(53)	(45)
Other	(14)	(4)	(19)	(12)

Interest and other, net	$(224)	$(208)	$(403)	$(473)

During the second quarter of Fiscal 2016, changes in interest and other, net were unfavorable by $16 million when compared to the same period in Fiscal 2015. This change was primarily attributable to an increase in foreign exchange losses, driven by revaluations of certain un-hedged foreign currencies and higher costs associated with our hedging program, partially offset by a decrease in interest expense due to lower debt balances over the period.

During the first six months of Fiscal 2016, changes in interest and other, net were favorable by $70 million when compared to the same period in Fiscal 2015. Overall, this change was attributable to a decrease in interest expense, driven by lower debt balances over the period.

Income and Other Taxes

Our effective income tax rate was (0.8)% and 0.3% for the second quarter and first six months of Fiscal 2016, respectively. In comparison, our effective income tax rate was (2.3)% and (4.1)% for the second quarter and first six months of Fiscal 2015, respectively. The change in our effective tax rate was primarily attributable to greater discrete tax benefits relating to adjustments to estimated tax provisions, as well as a reduced impact from the expiration of certain U.S tax benefits. These tax benefits were offset in part by a change in the mix of geographic income to higher tax jurisdictions.

Our effective tax rate can fluctuate depending on the geographic distribution of our world-wide earnings, as our foreign earnings are generally taxed at lower rates than in the U.S. In certain jurisdictions, our tax rate is significantly less than the applicable statutory rate as a result of tax holidays. The majority of our foreign income that is subject to these tax holidays and lower tax rates is attributable to Singapore, China and Malaysia. Our significant tax holidays expire in whole or in part during fiscal years 2017 through 2023. The differences between our effective tax rate and the U.S. federal statutory rate of 35% principally resulted from the geographical distribution of taxable income discussed above and permanent differences between the book and tax treatment of certain items. We continue to assess our business model and its impact in various taxing jurisdictions.

For further discussion regarding tax matters, including the status of income tax audits, see Note 9 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali.

Net Income/Loss

On a GAAP basis, during the second quarter and first six months of Fiscal 2016, net loss increased 49% to a loss of $265 million and 25% to a loss of $769 million, respectively. Net loss on a GAAP basis includes amortization of intangible assets, purchase accounting adjustments, costs related to the going-private transaction, and other corporate expenses. Excluding these costs, during the second quarter and first six months of Fiscal 2016, net income on a non-GAAP basis decreased 38% to $334 million and 48% to $464 million, respectively. The changes in net income/loss for the second quarter of Fiscal 2016 were primarily attributable to a decrease in operating income, and an increase in interest and other, net, expense that is related to higher foreign exchange losses, which was partially offset by a decrease in tax expense. The changes in net income/loss for the first six months of Fiscal 2016 is primarily attributable to a decrease in operating income, offset by a decrease in tax expense. See Note 9 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali for more information regarding our effective tax rate.

Product and Services Business Units

Second Quarter and First Six Months of Fiscal 2016 Compared to Second Quarter and First Six Months of Fiscal 2015

Client Solutions:

The following table presents revenue and operating income attributable to Client Solutions for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended			Six Months Ended
	Successor		Successor	Successor		Successor
	July 31, 2015	% Change	August 1, 2014	July 31, 2015	% Change	August 1, 2014
	(in millions, except percentages; unaudited)
Net Revenue:
Commercial	$5,754	(10)%	$6,378	$11,043	(13)%	$12,737
Consumer	2,110	(7)%	2,276	4,327	(9)%	4,759
Third-party software and after-point-of-sale peripherals	1,371	(8)%	1,487	2,734	(8)%	2,960

Total Client Solutions revenue	$9,235	(9)%	$10,141	$18,104	(11)%	$20,456

Operating Income:

Client Solutions operating income	$323	(51)%	$660	$542	(58)%	$1,286

% of segment revenue	3.5%		6.5%	3.0%		6.3%
During the second quarter of Fiscal 2016, Client Solutions experienced a 9% decrease in net revenue, primarily driven by a decrease in units sold, as the overall decline in the demand for desktops and notebooks that existed in the first quarter of Fiscal 2016 persisted. Despite this weakness in the market during the second quarter of Fiscal 2016, the rate of decline has moderated in certain product categories of desktops, notebooks and workstations. From a geographical perspective, revenue attributable to Client Solutions decreased across all regions during the second quarter of Fiscal 2016, led by a decrease in revenue from the Americas.

During the first six months of Fiscal 2016, Client Solutions experienced an 11% decrease in net revenue, primarily driven by a decrease in units sold, due to lower demand across all Client Solutions product categories. The decline in commercial and consumer revenue reflects a decline in the demand for desktops and notebooks primarily due to a decrease in the positive effects from the Windows XP refresh that benefited revenue in the first six months of Fiscal 2015. From a geographical perspective, revenue attributable to Client Solutions decreased across all regions during the first six months of Fiscal 2016, led by a decrease in revenue from the Americas.

During the second quarter and first six months of Fiscal 2016, operating income as a percentage of revenue attributable to Client Solutions decreased 300 basis points to 3.5% and 330 basis points to 3.0%, respectively. These declines were primarily driven by a decrease in our gross margin percentage as we adjusted our pricing to navigate competitive pressures, including the foreign currency environment, and the continued challenging market dynamic. Despite this challenging market dynamic, we are making investments in our sales coverage to enhance efficiency in our operations.

Enterprise Solutions Group:

The following table presents revenue and operating income attributable to Enterprise Solutions Group for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended			Six Months Ended
	Successor		Successor	Successor		Successor
	July 31, 2015	% Change	August 1, 2014	July 31, 2015	% Change	August 1, 2014
	(in millions, except percentages; unaudited)
Net Revenue:
Servers and networking	$3,212	1%	$3,170	$6,364	4%	$6,100
Storage	557	(8)%	603	1,107	(6)%	1,175

Total ESG revenue	$3,769	—%	$3,773	$7,471	3%	$7,275

Operating Income:

ESG operating income	280	(27)%	384	519	(19)%	640

% of segment revenue	7.4%		10.2%	6.9%		8.8%

During the second quarter of Fiscal 2016, ESG net revenue was relatively unchanged, as the increase in revenue from servers and networking products was offset by a decrease in storage. The increase in net revenue from servers and networking was primarily driven by PowerEdge server sales. In storage we saw decreases in net revenue from the prior year due to a reduction of overall market demand, but we continue to make investments in our storage offerings and are optimizing our go-to-market sales and marketing capabilities to generate growth in the business. From a geographical perspective, for the second quarter of Fiscal 2016, ESG net revenue increased in APJ, offset by a decrease in the Americas.

For the first six months of Fiscal 2016, ESG net revenue increased 3%, primarily due to a 4% increase in net revenue from servers and networking, resulting from an increase in PowerEdge server average selling prices due to richer configurations while overall unit sales remained relatively flat. The increase in net revenue from servers and networking in the first six months of Fiscal 2016 was partially offset by a 6% decrease in storage revenue. From a geographical perspective, for the first six months of Fiscal 2016, the overall increase in ESG revenue was primarily due to increased revenues in APJ.

During the second quarter and first six months of Fiscal 2016, ESG’s operating income as a percentage of revenue decreased 280 basis points to 7.4% and 190 basis points to 6.9%, respectively. The decreases in our operating income percentage were driven by lower gross margin percentages, primarily due to challenging pricing dynamics.

Dell Software Group:

The following table presents revenue and operating income attributable to DSG for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended			Six Months Ended
	Successor		Successor	Successor		Successor
	July 31, 2015	% Change	August 1, 2014	July 31, 2015	% Change	August 1, 2014
	(in millions, except percentages; unaudited)
Net Revenue:

Dell Software Group revenue	$347	(4)%	$363	$680	(5)%	$718

Operating Income (loss):

DSG operating income (loss)	6	133%	(18)	(21)	59%	(51)

% of segment revenue	1.7%		(5.0)%	(3.1)%		(7.1)%

During the second quarter and first six months of Fiscal 2016, DSG revenue decreased 4% and 5%, respectively, driven by a decrease in systems management software sales, partially offset by an increase in security software sales and data management. The decreases were primarily attributable to a realignment of our sales organization. From a geographical perspective, the overall decrease in DSG revenue during the second quarter and first six months of Fiscal 2016 was primarily driven by a decrease in revenue from EMEA, offset partially by an increase in revenue from the Americas.

For the second quarter and first six months of Fiscal 2016, DSG operating income as a percentage of revenue increased 670 basis points to 1.7% and 400 basis points to an operating loss percentage of 3.1%, respectively. Overall, these increases were attributable to declines in our operating expense percentage, driven by a decrease in sales and marketing costs.

Dell Services:

The following table presents revenue attributable to Dell Services for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended			Six Months Ended
	Successor		Successor	Successor		Successor
	July 31, 2015	% Change	August 1, 2014	July 31, 2015	% Change	August 1, 2014
	(in millions, except percentages; unaudited)
Net Revenue:
Infrastructure and cloud services	$425	(2)%	$434	$838	(4)%	$869
Applications and business process services	278	(14)%	322	576	(8)%	629

Total Dell Services revenue	$703	(7)%	$756	$1,414	(6)%	$1,498

Operating Income:

Dell Services operating income	39	34%	29	62	72%	36

% of segment revenue	5.5%		3.8%	4.4%		2.4%

During the second quarter and first six months of Fiscal 2016, Dell Services experienced a 7% and 6% decrease in net revenue, respectively. The decreases were primarily attributable to a decline in revenue from applications and business process services. Dell Services revenue generated in the Americas decreased 5% and 4% during the second quarter and first six months of Fiscal 2016, respectively, driven by revenue runoff from several large contracts.

For the second quarter and first six months of Fiscal 2016, operating income as a percentage of revenue attributable to Dell Services increased 170 basis points to 5.5% and 200 basis points to 4.4%, respectively. These increases were driven by improvement in our gross margin percentage as we continued to optimize our cost structure.

Services backlog decreased 9% to $7.3 billion as of July 31, 2015, compared to $8.0 billion as of January 30, 2015. Our focus continues to be on building a sustainable pipeline and improving our cost structure to enable our growth in the market. Estimated services backlog is primarily related to our outsourcing services business. The majority of services backlog represents signed contracts that are initially $2 million or more in total expected revenue with an initial contract term of at least 18 months. We provide information regarding services backlog because we believe it provides useful trend information regarding changes in the size of our services business over time. The terms of the signed services contracts included in our calculation of services backlog are subject to change and are affected by terminations, changes in the scope of services, and changes to other factors that could impact the value of the contract. For these and other reasons, it is not reasonably practicable to estimate the portions of these backlog amounts that will ultimately be recognized as revenue when performance on the contracts is completed.

Dell’s Going-Private Transaction

The going-private transaction was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. This guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities on the date of the transaction. All of our assets and liabilities were accounted for and recognized at fair value as of the transaction date. Accordingly, periods prior to October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Dell prior to the going-private transaction, referred to as the predecessor periods (with our company referred to as the Predecessor entity during such periods), and the periods beginning on or after October 29, 2013 reflect the financial position, results of operations and changes in financial position of Denali Holding Inc. and its consolidated subsidiaries subsequent to the going-private transaction, referred to as the successor periods (with our company referred to as the Successor entity during such periods). Included in the results for the successor periods is the impact of purchase accounting adjustments, primarily related to deferred revenue, and an increase in amortization expense for intangible assets.

The following tables provide unaudited pro forma results of operations for the fiscal year ended January 31, 2014 as if the going-private transaction had occurred at the beginning of the fiscal year ended January 31, 2014. The impact of the fair value adjustments related to deferred revenue and intangible assets and the impact of interest expense on borrowings are the primary items impacting comparability between the Fiscal 2014 predecessor and successor periods.

	As Reported
	Successor	Predecessor	Subtotal	Adjustments			Pro Forma
	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended January 31, 2014	Going- private transaction	Notes		Fiscal Year Ended January 31, 2014
	(in millions)
Net revenue:
Products	$11,253	$32,786	$44,039	$(35)	(1	)(2)	$44,004
Services, including software related	2,822	9,516	12,338	(763)	(2)		11,575

Total net revenue	14,075	42,302	56,377	(798)			55,579

Cost of net revenue:
Products	10,695	28,150	38,845	25	(1	)(3)(4)	38,870
Services, including software related	1,987	6,161	8,148	(131)	(3	)(4)(5)(9)	8,017

Total cost of net revenue	12,682	34,311	46,993	(106)			46,887

Gross margin	1,393	7,991	9,384	(692)			8,692

Operating expenses:
Selling, general, and administrative	2,863	6,528	9,391	822	(3	)(4)(6)	10,213
Research, development, and engineering	328	945	1,273	3	(3	)(4)	1,276

Total operating expenses	3,191	7,473	10,664	825			11,489

Operating income (loss)	(1,798)	518	(1,280)	(1,517)			(2,797)
Interest and other, net	(204)	(198)	(402)	(470)	(7	)(10)	(872)

Income before income taxes	(2,002)	320	(1,682)	(1,987)			(3,669)
Income tax provision (benefit)	(390)	413	23	(368)	(8)		(345)

Net income (loss)	$(1,612)	$(93)	$(1,705)	$(1,619)			$(3,324)

(1)	Reflects the impact on the products net revenue and cost of net revenue as if the purchase accounting was applied to financing receivables as of the first day of the period. The adjustment reflects amortization of the financing receivables fair value adjustment over the three year weighted average useful life of the loan portfolio.
(2)	Reflects the decrease in products and services net revenue to illustrate the effects of the going-private transaction. The adjustment represents the amortization of the deferred revenue fair value adjustment over the estimated useful life of one to three years.
(3)	Reflects the impact on depreciation and amortization as if purchase accounting was applied to property, plant and equipment and purchased intangible assets as of the first day in the period.
(4)	Reflects the impact to compensation expense related to replacement of share-based compensation awards.
(5)

Reflects the impact on services cost of net revenue as if purchase accounting was applied to extended warranty liability as of the first day in the period. The adjustment reflects amortization related to the fair value adjustment over the estimated useful life of 2.5 years.

(6)	Represents the transaction costs related to the going-private transaction, included in the historical results, as these expenses are non-recurring and are not expected to have a continuing impact.
(7)	Reflects interest expense and income resulting from our new capital structure, including acquisition-related debt upon closing the going-private transaction and extinguishment of existing debt.
(8)	Reflects the tax effect of the pro forma adjustments. The tax effect pro forma adjustments for the going-private transaction were calculated utilizing blended tax rates. We operate in multiple jurisdictions, and therefore the adjustments were tax-affected based on marginal tax rates of the related jurisdictions, which resulted in a higher tax rate for the pro forma adjustments compared to the historical rate.
(9)	Reflects the write-off of deferred cost of net revenue primarily related to the Dell Services business unit.
(10)	Reflects the impact of adjusting for the mark to market of post-going-private transaction de-designated cash flow hedges.

Summary of Pro Forma Adjustments for Results of Operations for Fiscal Year ended January 31, 2014

		(in millions)
Net revenue:
Products		$(35)
	(1)	(33)
	(2)	(2)

Services, including software related	(2)	(763)

Cost of net revenue:
Products		25
	(1)	28
	(3)	17
	(4)	(14)
	(6)	(6)

Services, including software related		(131)
	(3)	(86)
	(4)	(3)
	(5)	(27)
	(9)	(15)

Operating expenses:
Selling, general, and administrative		822
	(3)	1,296
	(4)	(105)
	(6)	(369)

Research, development, and engineering		3
	(3)	11
	(4)	(8)

Interest and other, net		(470)
	(7)	(464)
	(10)	(6)

Income tax provision / (benefit)	(8)	(368)

Consolidated Operations

Fiscal 2015 Compared to Pro Forma Fiscal 2014 and Pro Forma Fiscal 2014 Compared to Fiscal 2013

The following management’s discussion and analysis of our financial condition and results of operations covers Fiscal 2013 and Fiscal 2015 and the combined results for the 2014 predecessor and successor periods, adjusted for pro forma items directly associated with the going-private transaction to give effect to that transaction as if it had occurred on the first day of pro forma Fiscal 2014. These pro forma Fiscal 2014 results are unaudited. We believe the presentation of a twelve-month period on a pro forma basis for our 2014 fiscal year is meaningful to the reader and more useful for comparative purposes.

Supplementally to pro forma Fiscal 2014, we have presented pro forma Fiscal 2014 on a non-GAAP basis, referred to as non-GAAP pro forma Fiscal 2014, as we believe it enables the reader to evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons.

The following table summarizes our consolidated results of operations for each of the periods presented:

	Fiscal Year Ended
	Successor			Pro Forma			Predecessor
	January 30, 2015			January 31, 2014			February 1, 2013
	Dollars	% of Revenue	% Change	Dollars	% of Revenue	% Change	Dollars	% of Revenue
	(in millions, except percentages)
Net revenue:
Product	$46,690	80.3%	6%	$44,004	79.2%	(2)%	$44,744	78.6%
Services, including software related	11,429	19.7%	(1)%	11,575	20.8%	(5)%	12,196	21.4%

Total net revenue	$58,119	100.0%	5%	$55,579	100.0%	(2)%	$56,940	100.0%
Gross margin:
Product	$6,275	13.4%	22%	$5,134	11.7%	(36)%	$8,061	18.0%
Services, including software related	3,933	34.4%	11%	3,558	30.7%	(14)%	4,125	33.8%

Total gross margin	$10,208	17.6%	17%	$8,692	15.6%	(29)%	$12,186	21.4%
Operating expenses	$10,630	18.3%	(7)%	$11,489	20.7%	25%	$9,174	16.1%
Operating income (loss)	$(422)	(0.7)%	85%	$(2,797)	(5.0)%	(193)%	$3,012	5.3%
Net income (loss)	$(1,221)	(2.1)%	63%	$(3,324)	(6.0)%	(240)%	$2,372	4.2%
Earnings (loss) per share—diluted	(3.02)	N/A	63%	(8.23)	N/A	(710)%	1.35	N/A

Other Financial Information
Non-GAAP revenue	$59,095	N/A	4%	$56,801	N/A	—%	$56,940	N/A
Non-GAAP gross margin	$11,747	19.9%	5%	$11,241	19.8%	(12)%	$12,708	22.3%
Non-GAAP operating expenses	$8,554	14.5%	(2)%	$8,748	15.4%	—%	$8,735	15.3%
Non-GAAP operating income	$3,193	5.4%	28%	$2,493	4.4%	(37)%	$3,973	7.0%
Non-GAAP net income	$1,670	2.8%	57%	$1,063	1.9%	(65)%	$3,017	5.3%
EBITDA	$2,555	4.3%	NM	$194	0.3%	(95)%	$4,156	7.3%
Adjusted EBITDA	$3,766	6.4%	16%	$3,248	5.7%	(36)%	$5,040	8.9%
Non-GAAP earnings per share—diluted	$4.13	N/A	57%	$2.63	N/A	53%	$1.72	N/A

Non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, EBITDA, adjusted EBITDA, and non-GAAP earnings per share—diluted are not measurements of financial performance prepared in accordance with GAAP. Non-GAAP financial measures as a percentage of revenue are calculated based on non-GAAP revenue. See “—Non-GAAP Financial Measures” for information about these non-GAAP financial measures, including our reasons for including the measures, material limitations with respect to the usefulness of the measures, and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Overview

During Fiscal 2015, our total net revenue on a GAAP basis increased 5% when compared to pro forma Fiscal 2014. Revenue on a GAAP basis for Fiscal 2015 and pro forma Fiscal 2014 includes the impact of $976 million and $1,222 million, respectively, in purchase accounting adjustments related to the going-private transaction. On a non-GAAP basis, our total net revenue increased 4% during Fiscal 2015 when compared to non-GAAP pro forma Fiscal 2014, attributable to revenue growth from all four of our business units. These increases in both GAAP and non-GAAP revenue were primarily attributable to favorable market conditions coupled with improved execution through strategic pricing and the leveraging of our direct sales force as well as our channel partners. Increases in Client Solutions revenue contributed to most of the increase in revenue for Fiscal 2015, although increases in ESG, DSG, and Dell Services also contributed to the revenue increase to a lesser extent. In aggregate, revenue from ESG, DSG, and Dell Services represented 33.0% and 33.5% of total GAAP revenue for Fiscal 2015 and pro forma Fiscal 2014, respectively. This decline in revenue mix from ESG, DSG, and Dell Services occurred as revenue from these business units increased at a slower rate than revenue from Client Solutions during Fiscal 2015. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

During Fiscal 2015, operating income on a GAAP basis increased 85% when compared to pro forma Fiscal 2014 to an operating loss of $422 million. Operating income on a GAAP basis includes the impact of purchase accounting adjustments related to the going-private transaction, amortization of intangible assets, and other corporate expenses. In aggregate, these costs totaled $3.6 billion for Fiscal 2015 compared to $5.3 billion for pro forma Fiscal 2014. On a non-GAAP basis, during Fiscal 2015, operating income increased 28% to $3.2 billion, when compared to non-GAAP pro forma Fiscal 2014 operating income. The increase in non-GAAP operating income was primarily driven by an increase in non-GAAP product gross margin, and a reduction in operating expenses. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Cash flow provided by operating activities totaled $2.6 billion during Fiscal 2015. Our strong cash flow from operations during Fiscal 2015 was attributable to balanced working capital management and overall profitability. See “—Liquidity, Capital Commitments, and Contractual Obligations” for further information on our cash flow metrics.

Revenue

Fiscal 2015 compared to Pro Forma Fiscal 2014

•	Product Revenue—Product revenue includes revenue from the sale of hardware products and Dell-owned software licenses. During Fiscal 2015, product revenue increased 6% when compared to pro forma Fiscal 2014. On a non-GAAP basis, product revenue during Fiscal 2015 also increased 6% when compared to non-GAAP pro forma Fiscal 2014. Overall, these increases were primarily attributable to increases in revenue from Client Solutions due to favorable market conditions during Fiscal 2015 and also due to our improved execution through strategic pricing. See “Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•

Services Revenue, including software related—Services revenue, including software related, includes revenue from our services offerings, support and deployment, third-party software, and support services related to Dell-owned software. During Fiscal 2015, revenue on a GAAP basis attributable to these services decreased 1% when compared to pro forma Fiscal 2014. On a non-GAAP basis, revenue during Fiscal 2015 decreased 2% when compared to non-GAAP pro forma Fiscal 2014. The slight decline in services revenue, including software related, for Fiscal 2015 was primarily attributable to decreases in revenue from third-party software, as we elected not to resell certain third-party software offerings during the period. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

See “—Products and Services Business Units” for further information regarding revenue from our products, services, and software offerings.

From a geographical perspective, revenue across all regions increased during Fiscal 2015 when compared to pro forma Fiscal 2014. Revenue from emerging countries increased 9% during Fiscal 2015, driven primarily by an increase in revenue from India and China.

Pro Forma Fiscal 2014 compared to Fiscal 2013

•	Product Revenue—During pro forma Fiscal 2014, product revenue decreased 2% when compared to Fiscal 2013 revenue on a GAAP basis. Product revenue for pro forma Fiscal 2014 includes $151 million in purchase accounting adjustments related to the going-private transaction. Excluding these costs, non-GAAP pro forma Fiscal 2014 product revenue decreased 1% when compared to Fiscal 2013 non-GAAP product revenue. Overall, this slight decline was attributable to decreases in revenue from Client Solutions, which were partially offset by increases in revenue from DSG, due to our Fiscal 2013 software acquisitions, and to a lesser extent, increases in revenue from ESG. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Services Revenue, including software related—During pro forma Fiscal 2014, revenue attributable to these services decreased 5% when compared to Fiscal 2013. Pro forma Fiscal 2014 services revenue, including software related, includes $1.1 billion in purchase accounting adjustments related to the going-private transaction. Excluding these costs, revenue attributable to these services increased 4% for non-GAAP pro forma Fiscal 2014 when compared to Fiscal 2013 non-GAAP services revenue, including software related. Overall, this increase was driven by support services from Dell-owned software offerings, due to our Fiscal 2013 software acquisitions.

From a geographical perspective, revenue decreased across all regions during pro forma Fiscal 2014 when compared to Fiscal 2013. During pro forma Fiscal 2014, revenue from outside the U.S. decreased 2%. Revenue from emerging countries decreased 4% during pro forma Fiscal 2014. In particular, revenue from Brazil, Russia, India, and China, referred to as BRIC, decreased 3% during pro forma Fiscal 2014.

Gross Margin

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, our total gross margin increased 17% to $10.2 billion on a GAAP basis when compared to pro forma Fiscal 2014. On a non-GAAP basis, our total gross margin during Fiscal 2015 increased 5% to $11.7 billion when compared to non-GAAP pro forma Fiscal 2014. During Fiscal 2015, gross margin percentage on a GAAP basis increased 200 basis points to 17.6% when compared to pro forma Fiscal 2014. On a non-GAAP basis, gross margin percentage increased 10 basis points to 19.9% when compared to non-GAAP pro forma Fiscal 2014. Gross margin on a GAAP basis for Fiscal 2015 includes the effects of $1.0 billion in purchase accounting adjustments related to the going-private transaction. In comparison, our gross margin for pro forma Fiscal 2014 included $2.0 billion in purchase accounting adjustments related to the going-private transaction. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•

Products—During Fiscal 2015, product gross margin dollars on a GAAP basis increased 22% when compared to pro forma Fiscal 2014. Product gross margin dollars on a non-GAAP basis for Fiscal 2015 increased 5% when compared to non-GAAP pro forma Fiscal 2014. Product gross margin percentage on a GAAP basis increased 170 basis points to 13.4% when compared to pro forma Fiscal 2014. Product gross margin percentage on a non-GAAP basis remained relatively unchanged when compared to non-GAAP pro forma Fiscal 2014. The increase in product gross margin dollars was driven by higher gross margin from Client Solutions, resulting from favorable market conditions coupled with pricing discipline and continued focus on our cost structure. Our gross margins include benefits, relating primarily to settlements from certain vendors regarding their past pricing practices. These benefits were $93 million for Fiscal 2015 and immaterial for pro forma Fiscal 2014. Vendor settlements are allocated to our segments based on the relative amount of affected vendor products sold by each segment.

•	Services, including software related—During Fiscal 2015, our gross margin for services, including software related, increased 11% on a GAAP basis when compared to pro forma Fiscal 2014. On a non-GAAP basis, during Fiscal 2015, our gross margin for services, including software related, increased 4% when compared to non-GAAP pro forma Fiscal 2014. On a GAAP basis, services, including software related, gross margin percentage increased 370 basis points to 34.4% when compared to pro forma Fiscal 2014. On a non-GAAP basis, services, including software related, gross margin percentage increased 250 basis points to 39.3% when compared to non-GAAP pro forma Fiscal 2014. The increase in services gross margin in dollars and gross margin percentages on a non-GAAP basis was attributable to higher gross margin from Dell Services as well as higher gross margin for support services related to DSG offerings.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, our total gross margin decreased 29% to $8.7 billion when compared to gross margin on a GAAP basis for Fiscal 2013. Our total gross margin percentage decreased 580 basis points to 15.6% when compared to Fiscal 2013. Pro forma Fiscal 2014 includes amortization of intangible assets and purchase accounting adjustments related to the going-private transaction, as well as other corporate items. In aggregate, these costs increased 388% when compared to Fiscal 2013. Excluding these costs, non-GAAP pro forma Fiscal 2014 gross margin decreased 12% to $11.2 billion when compared to gross margin on a non-GAAP basis for Fiscal 2013. Non-GAAP pro forma Fiscal 2014 gross margin percentage decreased 250 basis points to 19.8% when compared to Fiscal 2013 on a non-GAAP basis. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Products—During pro forma Fiscal 2014, product gross margin dollars decreased 36% to $5.1 billion when compared to Fiscal 2013 on a GAAP basis. Non-GAAP pro forma Fiscal 2014 product gross margin dollars decreased 22% to $6.6 billion when compared to Fiscal 2013 on a non-GAAP basis. During pro forma Fiscal 2014, product gross margin percentage decreased 630 basis points to 11.7% when compared to Fiscal 2013 on a GAAP basis. Non-GAAP pro forma Fiscal 2014 gross margin percentage decreased 390 basis points to 14.9% when compared to Fiscal 2013 on a non-GAAP basis. These significant declines in product gross margin were driven by Client Solutions, as we experienced a competitive environment in this business during pro forma Fiscal 2014 and focused on growing our customer base. Our gross margins include benefits, relating primarily to settlements from certain vendors regarding their past pricing practices. These benefits were immaterial for pro forma Fiscal 2014 and $320 million for Fiscal 2013. Vendor settlements are allocated to our segments based on the relative amount of affected vendor products sold by each segment.

•

Services, including software related—During pro forma Fiscal 2014, our gross margin dollars for services, including software related, decreased 14% to $3.6 billion when compared to Fiscal 2013 on a GAAP basis. Non-GAAP pro forma Fiscal 2013 gross margin dollars for services, including software related, increased 9% to $4.7 billion when compared to Fiscal 2013 on a non-GAAP basis. During pro forma Fiscal 2014, our gross margin percentage for services, including software related, decreased 310 basis points to 30.7% when compared to Fiscal 2013 on a GAAP basis. Non-GAAP pro forma Fiscal 2014 services gross margin percentage increased 160 basis points to 36.8% when compared to Fiscal

2013 on a non-GAAP basis. This increase was driven by higher gross margin percentages from services attributable to DSG, which includes the results of our Fiscal 2013 software acquisitions, largely offset by lower gross margin attributable to Dell Services.

Vendor Programs and Settlements

The terms and conditions of our vendor rebate programs are largely based on product volumes and are generally negotiated either at the beginning of the annual or quarterly period, depending on the program. The timing and amount of vendor rebates and other discounts we receive under the programs may vary from period to period reflecting changes in the competitive environment. We monitor our component costs and seek to address the effects of any changes to terms that might arise under our vendor rebate programs. Our gross margins for Fiscal 2015 and pro forma Fiscal 2014 were not materially affected by any changes to the terms of our vendor rebate programs, as the amounts we received under these programs were generally stable relative to our total net cost. We are not aware of any significant programmatic changes to vendor pricing or rebate programs that may impact our results in the near term.

Operating Expenses

The following table presents information regarding our operating expenses during each of the past three fiscal years:

	Fiscal Year Ended
	Successor			Pro Forma			Predecessor
	January 30, 2015			January 31, 2014			February 1, 2013
	Dollars	% of Revenue	% Change	Dollars	% of Revenue	% Change	Dollars	% of Revenue
	(in millions, except percentages)
Operating expenses:
Selling, general, and administrative	$9,428	16.2%	(8)%	$10,213	18.4%	26%	$8,102	14.2%
Research, development, and engineering	1,202	2.1%	(6)%	1,276	2.3%	19%	1,072	1.9%

Total operating expenses	$10,630	18.3%	(7)%	$11,489	20.7%	25%	$9,174	16.1%

Other Financial Information
Non-GAAP operating expenses	$8,554	14.5%	(2)%	$8,748	15.4%	—%	$8,735	15.3%

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, total operating expenses on a GAAP basis decreased 7% to $10.6 billion when compared to pro forma Fiscal 2014. During Fiscal 2015 and pro forma Fiscal 2014, we recognized $1.9 billion and $2.0 billion, respectively, in amortization of intangible assets and purchase accounting adjustments related to the going-private transaction. Excluding these costs as well as other corporate expenses, total operating expenses on a non-GAAP basis decreased 2% during Fiscal 2015 when compared to non-GAAP pro forma Fiscal 2014. See “Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Selling, General, and Administrative—SG&A expenses declined 8% on a GAAP basis when compared to pro forma Fiscal 2014. The decrease was driven by a reduction in compensation expense, due to personnel-related productivity initiatives enacted primarily in the fourth quarter of pro forma Fiscal 2014. This decrease was partially offset by an increase in costs associated with our annual incentive plans, which is directly related to our stronger results for Fiscal 2015.

•	Research, Development, and Engineering—On a GAAP basis, RD&E expenses were 2.1% of net revenue for Fiscal 2015. For pro forma Fiscal 2014, RD&E expenses were 2.3% of net revenue.

Pro Forma Fiscal 2014 compared to Fiscal 2013

Total operating expenses for pro forma Fiscal 2014 increased 25% to $11.5 billion when compared to Fiscal 2013 on a GAAP basis. Pro forma Fiscal 2014 includes amortization of intangible assets and purchase accounting adjustments related to the going-private transaction, as well as other corporate items. In aggregate, these costs increased 524% when compared to Fiscal 2013. Excluding these costs, total operating expenses were effectively unchanged on a non-GAAP basis. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Selling, General, and Administrative—During pro forma Fiscal 2014, SG&A expenses increased 26% when compared to Fiscal 2013 on a GAAP basis, driven by an increase in the amortization of intangible assets and purchase accounting related to the going-private transaction, as well as an increase in severance-related expenses. During pro forma Fiscal 2014, we recognized in SG&A approximately $2.0 billion of purchase accounting adjustments and amortization of intangible assets related to the going-private transaction, compared to approximately $0.2 billion of amortization of intangible assets in Fiscal 2013. Furthermore, in connection with the transformation of our business model, we incurred costs related to employee severance, primarily attributable to actions taken in the fourth quarter of pro forma Fiscal 2014.

•	Research, Development, and Engineering—RD&E expenses were 2.3% of net revenue for pro forma Fiscal 2014, compared to 1.9% of net revenue for Fiscal 2013. The increase was driven by investments in our software capabilities.

Operating Income/Loss

Fiscal 2015 compared to Pro Forma Fiscal 2014

On a GAAP basis, during Fiscal 2015, operating loss decreased 85% to an operating loss of $422 million when compared to pro forma Fiscal 2014. Operating income on a GAAP basis for Fiscal 2015 included $3.4 billion in amortization of intangible assets and purchase accounting adjustments associated with the going-private transaction. In comparison, during pro forma Fiscal 2014, we recognized $4.5 billion in amortization of intangibles and purchase accounting adjustments associated with the going-private transaction. Excluding these costs as well as other corporate expenses, during Fiscal 2015, operating income on a non-GAAP basis increased 28% to $3.2 billion when compared to non-GAAP pro forma Fiscal 2014. These increases were primarily attributable to higher gross margin, coupled with a decrease in operating expenses. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, operating income decreased 193% to an operating loss of $2.8 billion, when compared to Fiscal 2013 on a GAAP basis. Operating loss for pro forma Fiscal 2014 basis includes $4.5 billion in amortization of intangible assets and purchase accounting adjustments related to the going-private transaction, as well as $0.8 billion in other corporate items, including severance and acquisition related expenses. Excluding these costs, non-GAAP pro forma Fiscal 2014 operating income decreased 37% to $2.5 billion when compared to Fiscal 2013 non-GAAP operating income. Overall, these declines were driven by a decrease in product gross margin percentage for our Client Solutions offerings. These factors were slightly offset by an increase in gross margin for services, including software related services. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Interest and Other, Net

The following table provides a detailed presentation of interest and other, net for each of the periods presented:

	Fiscal Year Ended
	Successor	Pro Forma	Predecessor
	January 30, 2015	January 31, 2014	February 1, 2013
	(in millions)
Interest and other, net:
Investment income, primarily interest	$47	$42	$100
Gain (loss) on investments, net	(29)	2	35
Interest expense	(807)	(857)	(270)
Foreign exchange	(96)	(47)	(18)
Other	(39)	(12)	(18)

Interest and other, net	$(924)	$(872)	$(171)

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, changes in interest and other, net were unfavorable by $52 million, when compared to pro forma Fiscal 2014. This change was primarily attributable to an increase in foreign exchange losses and a loss on investments, partially offset by a decrease in interest expense due to lower debt balances over the period. The increase in foreign exchange losses was due to higher costs associated with our hedging program and revaluations of certain un-hedged foreign currencies.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, interest and other, net increased by $701 million when compared to Fiscal 2013. This change was primarily driven by an increase in interest expense due to the incremental borrowings we incurred to finance the going-private transaction. In addition, we experienced a reduction in investment income, driven by a decrease in the size of our investment portfolio when compared to Fiscal 2013.

Income and Other Taxes

Our effective income tax rate was 9.3% and 9.4% on pre-tax losses of $1,346 million and $3,669 million for Fiscal 2015 and pro forma Fiscal 2014, respectively, and 16.5% on pre-tax income of $2,841 million for Fiscal 2013. The change in our effective income tax rate for Fiscal 2015 as compared to pro forma Fiscal 2014 was primarily attributable to fewer charges related to the going-private transaction which are generally deductible at higher tax rates, offset by a valuation allowance on deferred tax assets recorded in pro forma Fiscal 2014 for one of its foreign jurisdictions, and a change in the mix of geographic income to lower tax jurisdictions. The change in our effective income tax rate for pro forma Fiscal 2014 as compared to Fiscal 2013, was primarily driven by purchase accounting and acquisition-related charges, lower income from lower tax jurisdictions, vendor settlements we received in Fiscal 2013, which are taxed at lower than U.S. tax rates, and an increase in valuation allowances for pro forma Fiscal 2014 as discussed above.

Our effective tax rate can fluctuate depending on the geographic distribution of our world-wide earnings, as our foreign earnings are generally taxed at lower rates than in the U.S. In certain jurisdictions, our tax rate is significantly less than the applicable statutory rate as a result of tax holidays. The majority of our foreign income that is subject to these tax holidays and lower tax rates is attributable to Singapore, China, and Malaysia. Our significant tax holidays expire in whole or in part during fiscal years 2017 through 2023. The differences between our effective tax rate and the U.S. federal statutory rate of 35% principally resulted from the geographical distribution of taxable income discussed above and permanent differences between the book and tax treatment of certain items. We continue to assess our business model and its impact in various taxing jurisdictions.

For further discussion regarding tax matters, including the status of income tax audits, see Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali.

Net Income/Loss

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, net loss on a GAAP basis decreased 63% to a loss of $1.2 billion when compared to pro forma Fiscal 2014. Net loss for Fiscal 2015, on a GAAP basis, and pro forma Fiscal 2014 includes amortization of intangible assets, purchase accounting adjustments, the costs related to the going-private transaction, and other corporate expenses. In aggregate these costs totaled $3.6 billion and $5.3 billion for Fiscal 2015 and pro forma Fiscal 2014, respectively. Excluding these costs, net income for Fiscal 2015 on a non-GAAP basis increased 57% to $1.7 billion when compared to non-GAAP pro forma Fiscal 2014. The increase in non-GAAP net income for Fiscal 2015 is primarily attributable to an increase in operating income. See “Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, net income on a GAAP basis decreased 240% to a loss of $3.3 billion. In addition to the above-mentioned costs, net income for pro forma Fiscal 2014 includes a $204 million valuation allowance on deferred tax assets. Excluding these costs, net income for non-GAAP pro forma Fiscal 2014 declined 65% to $1.1 billion when compared to Fiscal 2013 on a non-GAAP basis. The decline in net income for both pro forma Fiscal 2014 and non-GAAP pro forma Fiscal 2014 was primarily attributable to decreases in operating income, partially offset by a lower effective tax rate. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Product and Services Business Units

Fiscal 2015 Compared to Pro Forma Fiscal 2014 and Pro Forma Fiscal 2014 Compared to Fiscal 2013

Recognition of Dell’s Going-Private Transaction for Product and Services Business Units

For analyzing results of operations for Product and Services Business Units, we have presented “Fiscal 2015 compared to pro forma Fiscal 2014” and “pro forma Fiscal 2014 compared to Fiscal 2013.” The impact of purchase accounting and intangibles amortization associated with the going-private transaction are recorded at the corporate level and not recorded within the Business Units. As a result, the comparability of Business Unit results across the fiscal periods being analyzed herein are not impacted by the going-private transaction and related accounting impacts.

	Successor	Predecessor	Subtotal	Adjustments	Pro Forma
	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended January 31, 2014	Going- Private Transaction	Fiscal Year Ended January 31, 2014
Consolidated net revenue:
Client Solutions	$9,839	$28,101	$37,940	$—	$37,940
Enterprise Solutions Group	3,500	10,875	$14,375	—	14,375
Dell Software Group	360	951	$1,311	—	1,311
Dell Services	739	2,219	$2,958	—	2,958

Segment net revenue	$14,438	$42,146	$56,584	$—	56,584
Corporate (a)	61	156	$217	—	217
Impact of purchase accounting (b)	(424)	—	$(424)	(798)	(1,222)

Total	$14,075	$42,302	$56,377	$(798)	$55,579

Consolidated operating income:
Client Solutions	$289	$1,070	$1,359	$—	$1,359
Enterprise Solutions Group	270	867	1,137	—	1,137
Dell Software Group	(52)	(196)	(248)	—	(248)
Dell Services	2	(44)	(42)	—	(42)

Segment operating income	509	1,697	2,206	—	2,206
Impact of purchase accounting (b)	(1,252)	—	(1,252)	(868)	(2,120)
Amortization of intangible assets	(584)	(594)	(1,178)	(1,155)	(2,333)
Corporate (a)	102	—	102	185	287
Other (c)	(573)	(585)	(1,158)	321	(837)

Total	$(1,798)	$518	$(1,280)	$(1,517)	$(2,797)

(a)	Corporate primarily consists of unallocated transactions and certain security offerings.
(b)	Impact of purchase accounting in the successor periods represents the non-cash purchase accounting adjustments related to the going-private transaction.
(c)	Other costs include severance, facility, acquisition, and compensation expenses and costs related to the going-private transaction.

Client Solutions:

The following table presents revenue and operating income attributable to Client Solutions for the respective periods:

	Fiscal Year Ended
	Successor		Pro Forma		Predecessor
	January 30, 2015	% Change	January 31, 2014	% Change	February 1, 2013
	(in millions, except percentages)
Net Revenue:
Desktops and thin client	$13,457	2%	$13,160	2%	$12,915
Mobility	15,504	10%	14,085	(7)%	15,226
Client Solutions services	2,718	1%	2,703	1%	2,674
Peripherals and third-party software	7,955	—%	7,992	(5)%	8,416

Total Client Solutions revenue	$39,634	4%	$37,940	(3)%	$39,231

Operating Income:

Client Solutions operating income	$2,051	51%	$1,359	(52)%	$2,824

% of segment revenue	5.2%		3.6%		7.2%

Fiscal 2015 compared to Pro Forma Fiscal 2014

Revenue attributable to Client Solutions for Fiscal 2015 benefited from our strategic decision to pursue a more competitive price position as well as leverage our broad portfolio of client products. During Fiscal 2015, Client Solutions experienced a 4% increase in net revenue when compared to pro forma Fiscal 2014, as we saw growth across most categories of our Client Solutions offerings driven by an increase in units sold. The increase in revenue for Client Solutions was driven by a 10% increase in mobility revenue, as we leveraged our go-to-market sales capabilities, enabled by a broad portfolio of products and solutions. Desktops and thin client and mobility revenue for Fiscal 2015 also benefited from favorable market conditions, driven by the Windows XP refresh cycle, which gradually weakened in the second half of the year. During Fiscal 2015, revenue from desktops and thin client products and Client Solutions services increased 2% and 1%, respectively. Revenue from peripherals and third-party software was effectively unchanged during Fiscal 2015. Throughout Fiscal 2015, we improved our execution through strategic pricing, leveraging our direct sales force as well as our channel partners. We have also been experiencing a consolidation of the industry, which contributed to the improved results for Fiscal 2015. From a geographical perspective, revenue attributable to Client Solutions increased across all regions during Fiscal 2015, led by an increase in revenue from the Americas.

During Fiscal 2015, Client Solutions operating income as a percentage of revenue increased 160 basis points to 5.2%. This increase was attributable to an improvement in our gross margin percentage, driven primarily by desktops and notebooks as we benefited from favorable market conditions. The increase in operating income was also due to a reduction in our operating expense percentage as we continue to optimize our cost structure.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, Client Solutions experienced a 3% decrease in net revenue, which was attributable to a 7% decline in mobility revenue and a 5% decline in revenue from peripherals and third-party software. Slightly mitigating these declines, revenue from desktops and thin client products increased 2% during pro forma Fiscal 2014. Revenue from our mobility offerings was impacted by competition from alternative mobile solutions, a competitive pricing environment, and industry contraction in the sales of desktops and notebooks. Revenue from peripherals and third-party software was impacted during pro forma Fiscal 2014 as we elected not to participate in lower-value software and peripheral offerings. Overall Client Solutions units sold were relatively flat during pro forma Fiscal 2014. At a regional level, Client Solutions revenue declined across all regions during pro forma Fiscal 2014.

During pro forma Fiscal 2014, operating income as a percentage of revenue attributable to Client Solutions decreased 360 basis points to 3.6%. Overall, this decrease was attributable to a decline in our gross margin percentages for our products as we faced a competitive environment and made strategic pricing decisions to improve our competitive position.

Enterprise Solutions Group:

The following table presents revenue and operating income attributable to ESG for the respective periods:

	Fiscal Year Ended
	Successor		Pro Forma		Predecessor
	January 30, 2015	% Change	January 31, 2014	% Change	February 1, 2013
	(in millions, except percentages)
Net Revenue:
Servers and networking	$9,749	5%	$9,276	5%	$8,799
Storage	1,437	(5)%	1,518	(10)%	1,694
ESG services	2,445	(4)%	2,553	1%	2,539
ESG peripherals and third-party software	1,083	5%	1,028	5%	977

Total ESG revenue	$14,714	2%	$14,375	3%	$14,009

Operating Income:

ESG operating income	$1,230	8%	$1,137	(9)%	$1,256

% of segment revenue	8.4%		7.9%		9.0%

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, ESG experienced a 2% increase in net revenue, which was attributable to a 5% increase in revenue from our servers and networking products, driven by an increase in PowerEdge server units and average selling prices attributable to richer configurations. In addition, revenue from peripherals and third-party software increased 5% during Fiscal 2015. These increases were partially offset by a 5% decline in storage revenue, and a 4% decline in revenue from ESG services. In ESG services, the 4% decrease during Fiscal 2015 was driven by declines in support and deployment and consulting services as we restructured the consulting capabilities to a more focused selection of offerings and geographies. From a geographical perspective, ESG revenue increased during Fiscal 2015 driven by an increase in revenue from EMEA and, to a lesser extent, an increase in revenue from APJ, partially offset by a decline in revenue from the Americas.

During Fiscal 2015, operating income as a percentage of revenue attributable to ESG increased 50 basis points to 8.4%. This increase was primarily driven by a decline in our operating expense percentage as we continue to optimize our cost structure, partially offset by a decline in our gross margin percentage.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, ESG experienced a 3% increase in net revenue driven by a 5% increase in revenue from servers and networking, primarily due to an increase in revenue from our servers, and a 5% increase in peripherals and third-party software. This increase was partially offset by a 10% decline in storage revenue during pro forma Fiscal 2014. From a geographical perspective, we experienced an increase in ESG revenue across all regions during pro forma Fiscal 2014, led by an increase in revenue from APJ.

During pro forma Fiscal 2014, operating income as a percentage of revenue attributable to ESG declined 110 basis points to 7.9%. Overall, this decrease was attributable to a decline in our gross margin percentage, driven by declines in the gross margin percentages of servers and networking, offset partially by a decrease in operating expense percentage.

Dell Software Group:

The following table presents revenue and operating income attributable to DSG for the respective periods:

	Fiscal Year Ended
	Successor		Pro Forma		Predecessor
	January 30, 2015	% Change	January 31, 2014	% Change	February 1, 2013
	(in millions, except percentages)
Net Revenue:

Dell Software Group revenue	$1,493	14%	$1,311	107%	$632

Operating Loss:

DSG operating loss	$(30)	88%	$(248)	(76)%	$(141)

% of segment revenue	(2.0)%		(18.9)%		(22.3)%

Fiscal 2015 compared to Pro Forma Fiscal 2014

DSG includes systems management, security software solutions, and information management software offerings. During Fiscal 2015, revenue attributable to DSG increased 14% as we experienced growth across our entire portfolio of software solutions.

During Fiscal 2015, DSG operating loss as a percentage of revenue decreased to an operating loss percentage of 2.0%. Overall, the decrease in operating loss percentage was primarily driven by a decrease in our operating expense percentage.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, DSG contributed $1.3 billion in revenue, compared to $632 million for Fiscal 2013. During Fiscal 2013, we completed several software acquisitions, including our acquisitions of Quest Software during the third quarter of Fiscal 2013 and SonicWALL during the second quarter of Fiscal 2013. Substantially all of the results attributable to DSG for pro forma Fiscal 2014 were related to these acquisitions.

During pro forma Fiscal 2014, DSG operating loss as a percentage of revenue decreased 340 basis points to an operating loss percentage of 18.9%. Overall, this decrease was due to an increase in our gross margin percentage, primarily driven by systems management, partially offset by an increase in operating expense percentage.

Dell Services:

The following table presents revenue and operating income attributable to Dell Services for the respective periods:

	Fiscal Year Ended
	Successor		Pro Forma		Predecessor
	January 30, 2015	% Change	January 31, 2014	% Change	February 1, 2013
	(in millions, except percentages)
Net Revenue:
Infrastructure and cloud services	$1,734	—%	$1,735	8%	$1,603
Applications and business process services	1,248	2%	1,223	(6)%	1,295

Total Dell Services revenue	$2,982	1%	$2,958	2%	2,898

Operating Income (Loss):

Dell Services operating income (loss)	$124	395%	$(42)	52%	(87)

% of segment revenue	4.2%		(1.4)%		(3.0)%

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, Dell Services experienced a 1% increase in net revenue. Revenue from applications and business process services increased 2% during Fiscal 2015, due to an increase in revenue from applications services. Revenue from infrastructure and cloud services was effectively unchanged during that period. Services backlog decreased 4% to $8.0 billion as of January 30, 2015, compared to $8.3 billion as of January 31, 2014. Our focus continues to be on signing new contracts and improving our cost structure to enable our growth in the market. At a regional level, Dell Services revenue is comprised primarily of the U.S. market, and U.S. revenue remained largely unchanged during Fiscal 2015.

During Fiscal 2015, operating income percentage increased 560 basis points to 4.2%. Overall, this increase was attributable to an increase in our gross margin percentage, driven by infrastructure and cloud services, coupled with a decline in our operating expense percentage.

Estimated services backlog is primarily related to our outsourcing services business. The majority of services backlog represents signed contracts that are initially $2 million or more in total expected revenue with an initial contract term of at least 18 months. We provide information regarding services backlog because we believe it provides useful trend information regarding changes in the size of our services business over time. The terms of the signed services contracts included in our calculation of services backlog are subject to change and are affected by terminations, changes in the scope of services, and changes to other factors that could impact the value of the contract. For these and other reasons, it is not reasonably practicable to estimate the portions of these backlog amounts that will ultimately be recognized as revenue when performance on the contracts is completed.

Pro Forma Fiscal 2014 compared to Fiscal 2013

During pro forma Fiscal 2014, Dell Services experienced a 2% increase in net revenue. This increase was attributable to an 8% increase in revenue from infrastructure and cloud offerings, as we benefited from new infrastructure contract signing over the prior fiscal year. These increases were partially offset by a 6% decrease in revenue from applications and business process services, primarily due to a Fiscal 2013 divestiture, as we continued to focus on positioning Dell Services toward higher-value opportunities. At a regional level, Dell services revenue from APJ and EMEA increased during pro forma Fiscal 2014. These increases were partially offset by a decline in revenue from the Americas, due to a decrease in revenue from the U.S.

During pro forma Fiscal 2014, operating loss percentage decrease 160 basis points to an a operating loss percentage of 1.4%. Overall, this decrease was attributable to a decline in our operating expense percentage.

Accounts Receivable

We sell products and services directly to customers and through a variety of sales channels, including retail distribution. As of July 31, 2015, our accounts receivable, net was $6.1 billion, effectively unchanged from our balance as of January 30, 2015. As of January 30, 2015, our accounts receivable, net was $6.1 billion, which represented a 3% decrease from our balance as of January 31, 2014. This decrease in accounts receivable, net was primarily due to the impact of foreign exchange rates on our accounts receivable denominated in foreign currency. We maintain an allowance for doubtful accounts to cover receivables that may be deemed uncollectible. The allowance for losses is based on a provision for accounts that are collectively evaluated based on historical bad debt experience as well as specific identifiable customer accounts that are deemed at risk. As of July 31, 2015, January 30, 2015, and January 31, 2014, the allowance for doubtful accounts was $54 million, $60 million, and $17 million, respectively. The lower balance in the allowance for doubtful accounts as of January 31, 2014 was due to purchase accounting adjustments related to the going-private transaction. Based on our assessment, we believe we are adequately reserved for expected credit losses. We monitor the aging of our accounts receivable and continue to take actions to reduce our exposure to credit losses.

Dell Financial Services and Financing Receivables

Dell Financial Services, referred to as DFS, offers a wide range of financial services, including originating, collecting, and servicing customer receivables primarily related to the purchase of Dell products. In some cases, we originate financing activities for our commercial customers related to the purchase of third-party technology products that complement our portfolio of products and services. New financing originations, which represent the amounts of financing provided by DFS to customers for equipment and related software and services, including third-party originations, were $1.0 billion for the second quarter of both Fiscal 2016 and Fiscal 2015, and $1.9 billion and $1.8 billion for the first six months of Fiscal 2016 and Fiscal 2015, respectively. For Fiscal 2015, pro forma Fiscal 2014, and Fiscal 2013, new financing originations, including third-party originations, were $3.7 billion, $3.3 billion, and $3.5 billion, respectively. As of July 31, 2015, our financing receivables, net were $5.2 billion. As of both January 30, 2015 and January 31, 2014, our financing receivables, net were $5.0 billion.

During pro forma Fiscal 2014, prior to the going-private transaction, we completed our acquisition of CIT Vendor Finance’s Dell-related financing assets portfolio and sales and servicing functions in Europe which will enable global expansion of the Company’s direct finance model. In connection with this transaction we obtained a bank license from The Central Bank of Ireland to facilitate the Company’s ongoing offerings of financial services in Europe.

We have securitization programs to fund revolving loans and fixed-term leases and loans through consolidated special purpose entities, referred to as SPEs, which we account for as secured borrowings. We transfer certain U.S. customer financing receivables to these SPEs, whose purpose is to facilitate the funding of customer receivables through financing arrangements with multi-seller conduits that issue asset-backed debt securities in the capital markets and private investors. During the second quarters of Fiscal 2016 and Fiscal 2015, we transferred $760 million and $753 million, respectively, to these SPEs and during the first six months of Fiscal 2016 and Fiscal 2015, we transferred $1.8 billion and $1.4 billion, respectively. During Fiscal 2015, pro forma Fiscal 2014, and Fiscal 2013, we transferred $2.7 billion, $5.4 billion, and $2.0 billion to these SPEs respectively. The significant amount of receivables securitized through SPEs during pro forma Fiscal 2014 reflect our entry into new securitization programs as a result of the going-private transaction. Our risk of loss related to these securitized receivables is limited to the amount of our over-collateralization in the transferred pool of receivables. The structured financing debt related to all of our securitization programs included as secured borrowing was $2.8 billion, $2.3 billion, and $2.3 billion as of July 31, 2015, January 30, 2015 and January 31, 2014, respectively. In addition, the carrying amount of the corresponding financing receivables was $3.3 billion, $3.0 billion, and $3.3 billion as of July 31, 2015, January 30, 2015, and January 31, 2014, respectively.

We maintain an allowance to cover expected financing receivable credit losses and evaluate credit loss expectations based on our total portfolio. For the second quarters of Fiscal 2016 and Fiscal 2015, the principal charge-off rate for our total portfolio was 2.7% and 3.1%, respectively. For the first six months of Fiscal 2016 and Fiscal 2015, the principal charge-off rate for our total portfolio was 2.7% and 3.1%, respectively. For Fiscal 2015, pro forma Fiscal 2014, and Fiscal 2013, the principal charge-off rate for our total portfolio was 2.9%, 3.7%, and 4.1%, respectively. The credit quality mix of our financing receivables has improved in recent years due to our underwriting actions and as the mix of high quality commercial accounts in our portfolio has increased. The allowance for losses is determined based on various factors, including historical and anticipated experience, past due receivables, receivable type, and customer risk profile. At July 31, 2015, January 30, 2015, and January 31, 2014, the allowance for financing receivable losses was $177 million, $194 million, and $215 million, respectively. In general, the loss rates on our financing receivables for have improved over the periods presented. We expect the loss rates in future periods to stabilize, with movements in these rates being primarily driven by seasonality and a continued shift in portfolio composition to lower risk commercial assets. We continue to monitor broader economic indicators and their potential impact on future loss performance. We have an extensive process to manage our exposure to customer credit risk, including active management of credit lines and our collection activities. We also sell selected fixed-term financing receivables to unrelated third parties on a periodic basis, primarily to manage certain concentrations of customer credit exposure. Based on our assessment of the customer financing receivables, we believe that we are adequately reserved.

See Note 5 of the Notes to the Audited Consolidated Financial Statements of Denali and Note 3 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali for additional information about our financing receivables and the associated allowance.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

LIQUIDITY, CAPITAL COMMITMENTS, AND CONTRACTUAL CASH OBLIGATIONS

Market Conditions

We regularly monitor economic conditions and associated impacts on the financial markets and our business. We consistently evaluate the financial health of our supplier base, carefully manage customer credit, diversify counterparty risk, and monitor the concentration risk of our cash and cash equivalents balances globally. We routinely monitor our financial exposure to borrowers and counterparties.

We monitor credit risk associated with our financial counterparties using various market credit risk indicators such as credit ratings issued by nationally recognized rating agencies and changes in market credit default swap levels. We perform periodic evaluations of our positions with these counterparties and may limit exposure to any one counterparty in accordance with our policies. We monitor and manage these activities depending on current and expected market developments.

We use derivative instruments to hedge certain foreign currency exposures. We use forward contracts and purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted transactions denominated in currencies other than the U.S. dollar. In addition, we primarily use forward contracts and may use purchased options to hedge monetary assets and liabilities denominated in a foreign currency. See Note 7 of the Notes to the Audited Consolidated Financial Statements of Denali and Note 5 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali for more information about our use of derivative instruments.

See “Risk Factors” for further discussion of risks associated with our use of counterparties. The impact on our Consolidated Financial Statements and Condensed Consolidated Financial Statements of any credit adjustments related to these counterparties has been immaterial.

Liquidity

To support our ongoing business operations, we rely on operating cash flows as our primary source of liquidity. We monitor the efficiency of our balance sheet to ensure that we have adequate liquidity to support our strategic initiatives. In addition to internally generated cash, we have access to other capital sources, including the ABL Credit Facility, to finance our strategic initiatives and fund growth in our financing operations. As of July 31, 2015 we had $6.3 billion of total cash and cash equivalents, substantially all of which was held outside of the U.S. Our strategy is to deploy capital from any potential source, whether internally generated cash or debt, depending on the adequacy and availability of that source of capital and whether it can be accessed in a cost effective manner.

A significant portion of our income is earned in non-U.S. jurisdictions. Under current law, earnings available to be repatriated to the U.S. would be subject to U.S. federal income tax, less applicable foreign tax credits. We have provided for the U.S. federal tax liability on these amounts for financial statement purposes, except for foreign earnings that are considered permanently reinvested outside of the U.S. We utilize a variety of tax planning and financing strategies with the objective of having our worldwide cash available in the locations where it is needed.

The following table summarizes our cash and cash equivalents as well as our available borrowings as of July 31, 2015, January 30, 2015, and January 31, 2014:

	Successor
	July 31, 2015	January 30, 2015	January 31, 2014
	(in millions)
Cash and cash equivalents, and available borrowings:
Cash and cash equivalents	$6,294	$5,398	$6,449
Remaining available borrowings under the asset-backed credit line (“ABL Credit Facility”)	1,813	1,716	976

Total cash, cash equivalents, and available borrowings	$8,107	$7,114	$7,425

The maximum aggregate borrowings under the ABL Credit Facility are approximately $2.0 billion. Borrowings under the ABL Credit Facility are subject to a borrowing base, which consists of certain receivables and inventory. Available borrowings under the ABL Credit Facility are reduced by draws on the facility as well as outstanding letters of credit. As of July 31, 2015, there were no draws on the facility and, after taking into account outstanding letters of credit, our available capacity totaled $1.8 billion.

To finance the going-private transaction, we issued $13.9 billion in debt, which included borrowings under the Term Loan Facilities and the ABL Credit Facility, proceeds from the sale of Senior First Lien Notes and the Microsoft Note, and borrowings under structured financing debt programs. See Note 1 and Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali and Note 4 of the Unaudited Condensed Consolidated Financial Statements of Denali for more information on the going-private transaction and our outstanding borrowings.

The following table summarizes our outstanding debt as of July 31, 2015, January 30, 2015, and January 31, 2014:

	Successor
	July 31, 2015	January 30, 2015	January 31, 2014
	(in millions)
Outstanding Debt:
Term loan facilities and Senior First Lien Notes	$7,814	$8,071	$8,465
Unsecured notes and debentures	3,553	3,553	3,900
Structured financing debt	3,361	2,690	2,504
Borrowings under the ABL credit facility	—	—	750
Microsoft Note	26	26	2,018
Other	47	47	44

Total debt, principal amount	14,801	14,387	17,681
Carrying value adjustments	(232)	(232)	(266)

Total debt, carrying value	$14,569	$14,155	$17,415

During the first six months of Fiscal 2016, we repaid $0.2 billion in Term Loan Facilities, net, and issued approximately $0.6 billion, net, in additional structured financing debt. During Fiscal 2015, we repaid $3.3 billion of debt, which primarily consisted of $2.0 billion principal amount of the Microsoft Note, $0.8 billion of borrowings outstanding under the ABL Credit Facility, $0.3 billion in maturing senior notes, and $0.2 billion in Term Loan Facilities. In addition, during Fiscal 2015, we issued $0.2 billion, net, in additional structured financing debt.

Our requirements for cash to pay principal and interest have increased significantly due to the incremental borrowings we incurred to finance the going-private transaction. We may, from time to time, at our sole discretion, purchase, redeem, prepay, refinance, or otherwise retire our outstanding indebtedness under the terms of such indebtedness, in open market or negotiated transactions with the holders of such indebtedness, or otherwise. On June 10, 2015, we refinanced and amended the Term Loan facilities to reduce interest rate floors and margins and to modify certain covenant requirements. The refinancing increased the outstanding Term Loan Euro Facility from €0.6 billion to €0.8 billion, offset by a decrease in the Term Loan B Facility from $4.6 billion to $4.4 billion. The interest rate for both the Term Loan B Facility and Euro Facility was reduced to 4%.

We balance the use of our securitization programs with working capital and other sources of liquidity to fund growth in our global financial services business. Of the $14.8 billion in outstanding principal debt as of July 31, 2015, $4.5 billion, which includes $3.4 billion in structured financing debt, is used to fund this business. Of the $14.4 billion in outstanding principal debt as of January 30, 2015, $4.4 billion, which includes $2.7 billion in structured financing debt, is used to fund this business.

We believe that our current cash and cash equivalents, along with cash that will be provided by future operations, and borrowings expected to be available under the ABL Credit Facility, will be sufficient to fund our operations, capital expenditures, debt service requirements, shares subject to the appraisal proceedings, and any tax audit settlements described in Note 11 and Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali, respectively, and Note 8 and Note 9 to the Unaudited Condensed Consolidated Financial Statements of Denali, respectively, over at least the next twelve months.

The following table contains a summary of our Condensed Consolidated Statements of Cash Flows for the first six months of Fiscal 2016 and Fiscal 2015:

	Successor
	Six Months Ended
	July 31, 2015	August 1, 2014
	(in millions)
Net change in cash from:
Operating activities	$732	$1,119
Investing activities	(113)	(183)
Financing activities	327	(2,066)
Effect of exchange rate changes on cash and cash equivalents	(50)	9

Change in cash and cash equivalents	$896	$(1,121)

Operating Activities—Cash provided by operating activities was $732 million for the first six months of of Fiscal 2016. In comparison, cash provided by operating activities was $1,119 million for the first six months of of Fiscal 2015. The decrease was primarily attributable to a decrease in GAAP net income coupled with a decline in the cash generated from working capital changes.

Investing Activities—Investing activities primarily consist of capital expenditures for property, plant, and equipment, collections on purchased financing receivables, and proceeds from sale of facilities, land and other assets. Cash used in investing activities was $113 million and $183 million during the first six months of Fiscal 2016 and Fiscal 2015, respectively. In the first six months of Fiscal 2015, investing activities also included $73 million used to fund acquisitions.

Financing Activities—Financing activities primarily consist of the proceeds and repayments of debt. During the first six months of Fiscal 2016, cash provided by financing activities was $0.3 billion, as we issued approximately $0.6 billion, net, in additional structured financing debt and repaid $0.3 billion, net, in Term Loan

Facilities and related foreign currency derivative settlements. In comparison, cash used in financing activities was $2.1 billion during the first six months of Fiscal 2015, as we repaid approximately $2.2 billion of debt, and issued approximately $0.3 billion, net, in additional structured financing debt. See Note 3 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali for more information about our securitization programs, and Note 4 of the Notes to the Unaudited Condensed Consolidated Financial Statements of Denali for more information about our debt.

The following table contains a summary of our Consolidated Statements of Cash Flows for the respective periods:

	Successor (a)		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Net change in cash from:
Operating activities	$2,551	$1,082	$1,604	3,283
Investing activities	(355)	(8,553)	1,564	(3,316)
Financing activities	(3,094)	13,960	(4,630)	(1,210)
Effect of exchange rate changes on cash and cash equivalents	(153)	(40)	(67)	(40)

Change in cash and cash equivalents	$(1,051)	$6,449	$(1,529)	$(1,283)

Cash and cash equivalents at beginning of period	$6,449	$—	$12,569	$13,852

Cash and cash equivalents at end of the period	$5,398	$6,449	$11,040	$12,569

(a)	In accordance with authoritative guidance for business combinations, we have reflected the acquisition of Dell by Denali Holding as a cash outflow, net of cash acquired, in cash used in investing activities in the successor period ending January 31, 2014. See Note 1 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction.

Operating Activities—Cash provided by operating activities was $2.6 billion for Fiscal 2015, $1.1 billion for the successor period ending January 31, 2014, and $1.6 billion for the predecessor period ending October 28, 2013. Our strong operating cash flows over these periods was due to balanced working capital management and sustained profitability.

Cash provided by operating activities was $1.1 billion for the successor period ending January 31, 2014, $1.6 billion for the predecessor period ending October 28, 2013, and $3.3 billion for Fiscal 2013. The decrease in the successor period ending January 31, 2014, and the predecessor period ending October 28, 2013 was attributable to a decrease in net income, the effect of which was largely offset by favorable changes in working capital. The favorable changes in working capital were primarily driven by changes in supplier payment terms as well as an increase in accrued liabilities for personnel-related charges.

Investing Activities—Investing activities primarily consist of capital expenditures for property, plant, and equipment, cash used to fund acquisitions, collections on purchased financing receivables, and for the predecessor period ending October 28, 2013, the maturity and sale of investments, net of purchases. Cash used in investing activities was $355 million during Fiscal 2015. For the successor period ending January 31, 2014, cash used in investing activities is primarily comprised of the net cash used to fund the acquisition of Dell by Denali Holding. The cash consideration at the close of the going-private transaction was $19.7 billion, which is presented net of $11.0 billion in acquired cash in the Consolidated Statements of Cash Flow. See Note 1 and Note 3 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction.

Cash provided by investing activities was $1.6 billion for the predecessor period ending October 28, 2013, compared to cash used in investing activities of $3.3 billion for Fiscal 2013. The increase was driven by net cash provided from the sale and maturity of investments, as we liquidated a substantial amount of our investment portfolio in connection with the going-private transaction.

Financing Activities—Financing activities primarily consist of the proceeds and repayments of debt and the return of capital, or dividends, to our shareholders. Cash used in financing activities during Fiscal 2015 was $3.1 billion, compared to cash provided by financing activities of $14.0 billion for the successor period ending January 31, 2014. During Fiscal 2015, cash used in financing activities was attributable to repayment of debt in the period, primarily comprised of repayments of $2.0 billion principal amount of the Microsoft Note and $0.8 billion in borrowings outstanding under the ABL Credit Facility. See Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on our borrowings.

For the successor period ending January 31, 2014, in connection with the acquisition of Dell Inc. by Denali Holding Inc., we retired $1.3 billion in structured financing debt and paid $0.9 billion into escrow in order to retire our near term maturity notes. To finance the transaction, we issued $13.9 billion in new debt and received cash equity proceeds of $4.1 billion. Issuance costs for these borrowings totaled $0.3 billion.

The increase in cash used by financing activities of $4.6 billion for the period ended October 28, 2013, compared to $1.2 billion for Fiscal 2013 was attributable to increase an debt repayments.

Key Performance Metrics—

The following table presents the components of our cash conversion cycle for the periods presented:

	Fiscal Quarter Ended
	Successor			Predecessor
	July 31, 2015	January 30, 2015	January 31, 2014	February 1, 2013
Days of sales outstanding (a)	43	43	43	46
Days of supply in inventory (b)	12	13	14	11
Days in accounts payable (c)	(106)	(103)	(96)	(94)

Cash conversion cycle	(51)	(47)	(39)	(37)

(a)	Days of sales outstanding, referred to as DSO, calculates the average collection period of our receivables. DSO is based on the ending net trade receivables and the most recent quarterly non-GAAP net revenue for each period. DSO also includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in other current assets. DSO is calculated by adding accounts receivable, net of allowance for doubtful accounts, and customer shipments in transit and dividing that sum by average non-GAAP net revenue per day for the current quarter (90 days for all fiscal quarters presented herein). At July 31, 2015, DSO and days of customer shipments not yet recognized were 39 and 4 days. At January 30, 2015, January 31, 2014, and February 1, 2013, DSO and days of customer shipments not yet recognized were 38 and 5 days, 39 and 4 days, and 42 and 4 days, respectively.
(b)	Days of supply in inventory, referred to as DSI, measures the average number of days from procurement to sale of our products. DSI is based on ending inventory and most recent quarterly non-GAAP cost of sales for each period. DSI is calculated by dividing ending inventory by average non-GAAP cost of goods sold per day for the current quarter (90 days for all fiscal quarters presented herein).

(c)	Days in accounts payable, referred to as DPO, calculates the average number of days our payables remain outstanding before payment. DPO is based on ending accounts payable and most recent quarterly non-GAAP cost of sales for each period. DPO is calculated by dividing accounts payable by average non-GAAP cost of goods sold per day for the current quarter (90 days for all fiscal quarters presented herein).

Our cash conversion cycle for the fiscal quarter ended July 31, 2015 improved four days when compared to the fiscal quarter January 30, 2015, driven by a three day improvement in DPO. The increase in DPO was primarily driven by favorable changes in our payment terms for certain suppliers. For the fiscal quarter ended July 31, 2015, DSO and DSI were effectively unchanged when compared to the fiscal quarter ended January 30, 2015. We believe our business model allows us to maintain an efficient cash conversion cycle, which compares favorably with that of others in our industry.

Our cash conversion cycle for the fiscal quarter ended January 30, 2015 improved eight days when compared to the fiscal quarter ended January 31, 2014, driven by a 7 day improvement in DPO. The improvement in DPO was primarily driven by favorable changes in our payment terms for certain suppliers. For the fiscal quarter ended January 30, 2015, DSO and DSI were effectively unchanged when compared to the fiscal quarter ended January 31, 2014.

Our cash conversion cycle improved two days for the fiscal quarter ended January 31, 2014 from the fiscal quarter ended February 1, 2013, driven by a three day improvement in DSO and a two day improvement in DPO. These improvements were partially offset by a three day increase in DSI. The three day improvement in DSO was driven by overall improvement in collections. The two day improvement in DPO was attributable to favorable changes in payment terms for certain suppliers. The increase in DSI from February 1, 2013 was primarily driven by strategic purchases of inventory.

Capital Commitments

Capital Expenditures—During the second quarter of Fiscal 2016 and Fiscal 2015, we spent $116 million and $112 million, respectively, and during the first six months of Fiscal 2016 and Fiscal 2015, we spent $230 million and $226 million, respectively, on property, plant, and equipment. These expenditures were primarily in connection with our global expansion efforts and infrastructure investments made to support future growth. Aggregate capital expenditures for Fiscal 2016, which will be primarily related to infrastructure investments and strategic initiatives, are currently expected to total approximately $0.5 billion.

Expenditures on property, plant and equipment were $478 million during Fiscal 2015, $431 million during the successor period ended January 31, 2014, and $101 million during the predecessor period ending October 28, 2014. These expenditures were primarily in connection with our global expansion efforts and infrastructure investments made to support future growth. Product demand, product mix, and the increased use of contract manufacturers, as well as ongoing investments in operating and information technology infrastructure, influence the level and prioritization of our capital expenditures.

Contractual Cash Obligations

The following table summarizes our contractual cash obligations as of January 30, 2015:

	Total	Payments Due by Period
		Fiscal 2016	Fiscal 2017-2018	Fiscal 2019-2020	Thereafter
	(in millions)
Contractual cash obligations:
Principal payments on borrowings	$14,387	$2,921	$2,124	$1,541	$7,801
Operating leases	459	126	187	96	50
Purchase obligations	2,342	2,199	142	1	—
Interest	3,549	569	997	861	1,122
Uncertain tax positions (a)	—	—	—	—	—

Contractual cash obligations	$20,737	$5,815	$3,450	$2,499	$8,973

(a)	We have approximately $3.0 billion in additional liabilities associated with uncertain tax positions as of January 30, 2015 where the timing and amounts of any expected payments are uncertain. See Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali for further discussion regarding tax matters, including the status of income tax audits.

Principal Payments on Borrowings—Our expected principal cash payments on borrowings are exclusive of discounts and premiums. We have outstanding long-term notes with varying maturities. The future principal payments related to structured financing debt were $1.8 billion in Fiscal 2016 and $0.9 billion in Fiscal 2017-2018 as of January 30, 2015. For additional information, see Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali.

Operating Leases—We lease property and equipment, manufacturing facilities, and office space under non-cancelable leases. Certain of these leases obligate us to pay taxes, maintenance, and repair costs.

Purchase Obligations—Purchase obligations are defined as contractual obligations to purchase goods or services that are enforceable and legally binding on us. These obligations specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include contracts that may be canceled without penalty.

We utilize several suppliers to manufacture sub-assemblies for our products. Our efficient supply chain management allows us to enter into flexible and mutually beneficial purchase arrangements with our suppliers in order to minimize inventory risk. Consistent with industry practice, we acquire raw materials or other goods and services, including product components, by issuing to suppliers authorizations to purchase based on our projected demand and manufacturing needs. These purchase orders are typically fulfilled within 30 days and are entered into during the ordinary course of business in order to establish best pricing and continuity of supply for our production. Purchase orders are not included in the table above as they typically represent our authorization to purchase rather than binding purchase obligations.

Interest—See Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali for further discussion of our debt and related interest expense.

CRITICAL ACCOUNTING POLICIES

We prepare our financial statements in conformity with GAAP. The preparation of financial statements in accordance with GAAP requires certain estimates, assumptions, and judgments to be made that may affect our Consolidated Statements of Financial Position and Consolidated Statements of Income. Accounting policies that have a significant impact on our Consolidated Financial Statements are described in Note 1 of the Notes to the

Audited Consolidated Financial Statements of Denali. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical. We consider an accounting policy to be critical if the nature of the estimate or assumption is subject to a material level of judgment and if changes in those estimates or assumptions are reasonably likely to materially impact our Consolidated Financial Statements. We have discussed the development, selection, and disclosure of our critical accounting policies with the Audit Committee of our Board of Directors.

Revenue Recognition and Related Allowances—We enter into contracts to sell our products and services, and frequently enter into sales arrangements with customers that contain multiple elements or deliverables, such as hardware, services, software, and peripherals. We use general revenue recognition accounting guidance for hardware, software bundled with hardware that is essential to the functionality of the hardware, peripherals, and certain services. We recognize revenue for these products when it is realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; our fee is fixed and determinable; and collection of the resulting receivable is reasonably assured. Judgments and estimates are necessary to ensure compliance with GAAP. These judgments include the allocation of the proceeds received from an arrangement to the multiple elements, and the appropriate timing of revenue recognition.

Revenue from sales of third-party software and extended warranties for third-party products, for which we do not meet the criteria for gross revenue recognition, is recognized on a net basis. All other revenue is recognized on a gross basis.

Services revenue and cost of services revenue captions in our Consolidated Statements of Income include services revenue, third-party software revenue, and support services related to Dell-owned software offerings.

Most of our products and services qualify as separate units of accounting. We allocate revenue to all deliverables based on their relative selling prices. GAAP requires the following hierarchy to be used to determine the selling price for allocating revenue to deliverables; (1) vendor-specific objective evidence, referred to as VSOE; (2) third-party evidence of selling price, referred to as TPE; or (3) best estimate of the selling price, referred to as ESP. In instances where we cannot establish VSOE, we establish TPE by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers.

We record reductions to revenue for estimated customer sales returns, rebates, and certain other customer incentive programs. These reductions to revenue are made based upon reasonable and reliable estimates that are determined by historical experience, contractual terms, and current conditions. The primary factors affecting our accrual for estimated customer returns include estimated return rates as well as the number of units shipped that have a right of return that has not expired as of the balance sheet date. If returns cannot be reliably estimated, revenue is not recognized until a reliable estimate can be made or the return right lapses. Each quarter, we reevaluate our estimates to assess the adequacy of our recorded accruals and allowance for doubtful accounts, and adjust the amounts as necessary.

We sell our products directly to customers as well as through other distribution channels, including retailers, distributors, and resellers. Sales through our distribution channels are primarily made under agreements allowing for limited rights of return, price protection, rebates, and marketing development funds. We have generally limited return rights through contractual caps or we have an established selling history for these arrangements. Therefore, there is sufficient data to establish reasonable and reliable estimates of returns for the majority of these sales. To the extent price protection or return rights are not limited and a reliable estimate cannot be made, all of the revenue and related cost are deferred until the product has been sold to the end-user or the rights expire. We record estimated reductions to revenue or an expense for distribution channel programs at the later of the offer or the time revenue is recognized.

We recognize revenue in accordance with industry-specific software accounting guidance for all software and post-contract support, referred to as PCS, that are not essential to the functionality of the hardware.

Accounting for software that is essential to the functionality of the hardware is accounted for as specified above. We have not established VSOE for third-party software offerings. For the majority of Dell-owned software offerings, we have established VSOE to support a separation of the software license and PCS elements. VSOE of the PCS element is determined by reference to the prices customers pay for support when it is sold separately. In instances where VSOE is established, we recognize revenue from the sale of software licenses at the time of initial sale, assuming all of the above criteria have been met, and revenue from the PCS element over the maintenance period. When we have not established VSOE to support a separation of the software license and PCS elements, the revenue and related costs are generally recognized over the term of the agreement.

We offer extended warranty and service contracts to customers that extend and/or enhance the technical support, parts, and labor coverage offered as part of the base warranty included with the product. Revenue from extended warranty and service contracts, for which we are obligated to perform, is recorded as deferred revenue and subsequently recognized on a straight-line basis over the term of the contract or ratably as services are completed.

Business Combinations and Intangible Assets Including Goodwill—We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our consolidated financial results will be adjusted retroactively. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

The results of operations of acquired businesses are included in our Consolidated Financial Statements from the acquisition date.

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances may indicate that an impairment has occurred. To determine whether goodwill is impaired, we first assess certain qualitative factors. Based on this assessment, if it is determined more likely than not that the fair value of a reporting unit is less than its carrying amount, we perform the quantitative analysis of the goodwill impairment test. We determine the fair values of each of our reportable business units using a discounted cash flow methodology and then compare the fair values to the carrying values of each reportable business unit.

Standard Warranty Liabilities—We record warranty liabilities at the time of sale for the estimated costs that may be incurred under the terms of the limited warranty. The liability for standard warranties is included in accrued and other current and other non-current liabilities on the Consolidated Statements of Financial Position. The specific warranty terms and conditions vary depending upon the product sold and the country in which we do business, but generally include technical support, parts, and labor over a period ranging from one to three years. Factors that affect our warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy our warranty obligation. The anticipated rate of warranty claims is the primary factor impacting our estimated warranty obligation. The other factors are less significant due to the fact that the average remaining aggregate warranty period of the covered installed base is approximately 16 months, repair parts are generally already in stock or available at pre-determined prices, and labor rates are generally arranged at pre-established amounts with service providers. Warranty claims are reasonably predictable based on historical experience of failure rates. If actual results differ from our estimates, we revise our estimated warranty liability to reflect such changes. Each quarter, we reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

Income Taxes—We are subject to income tax in the U.S. and numerous foreign jurisdictions. Significant judgments are required in determining the consolidated provision for income taxes. We calculate a provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes. We provide related valuation allowances for deferred tax assets, where appropriate. Significant judgment is required in determining any valuation allowance against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event we determine all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

Significant judgment is also required in evaluating our uncertain tax positions. While we believe our tax return positions are sustainable, we recognize tax benefits from uncertain tax positions in the financial statements only when it is more likely than not that the positions will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits and a consideration of the relevant taxing authority’s administrative practices and precedents. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties. We believe we have provided adequate reserves for all uncertain tax positions.

Loss Contingencies—We are subject to the possibility of various losses arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required. Third parties have in the past asserted, and may in the future assert, claims or initiate litigation related to exclusive patent, copyright, and other intellectual property rights to technologies and related standards that are relevant to us. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected.

Inventories—We state our inventory at the lower of cost or market. We record a write-down for inventories of components and products, including third-party products held for resale, which have become obsolete or are in excess of anticipated demand or net realizable value. We perform a detailed review of inventory each fiscal quarter that considers multiple factors, including demand forecasts, product life cycle status, product development plans, current sales levels, and component cost trends. The industries in which we compete are subject to demand changes. If future demand or market conditions for our products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, we may be required to record additional write-downs, which would adversely affect our gross margin.

New Accounting Pronouncements

Revenue from Contracts with Customers—In May 2014, the Financial Accounting Standards Board, referred to as FASB, issued amended guidance on the recognition of revenue from contracts with customers. The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In July 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for reporting periods beginning after December 15, 2017. Non-public entities must adopt the new standard for annual reporting periods beginning after December 15, 2018, with an option of applying the standard as early as the original effective date for public entities, reporting periods beginning after December 15, 2016. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. Dell is currently evaluating the impact of the new guidance, the effective date and the method of adoption.

UNAUDITED QUARTERLY RESULTS

The following table presents selected unaudited Consolidated Statements of Income for the first and second quarters of Fiscal 2016:

	Fiscal Year 2016
	Successor
	First Quarter	Second Quarter
	(in millions, except per share data)
Net revenue	$13,538	$13,999
Gross margin	$2,237	$2,468
Net income (loss)	$(504)	$(265)
Earnings (loss) per share:
Basic	$(1.24)	$(0.65)
Diluted	$(1.24)	$(0.65)
Weighted-average shares outstanding:
Basic	405	405
Diluted	405	405

The following tables present selected unaudited Consolidated Statements of Income for each quarter of Fiscal 2015 and Fiscal 2014:

	Fiscal Year 2015
	Successor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share data)
Net revenue	$14,669	$14,825	$14,364	$14,261
Gross margin	$2,557	$2,763	$2,532	$2,356
Net income (loss)	$(436)	$(178)	$(261)	$(346)
Earnings (loss) per share:
Basic	$(1.08)	$(0.44)	$(0.64)	$(0.85)
Diluted	$(1.08)	$(0.44)	$(0.64)	$(0.85)
Weighted-average shares outstanding:
Basic	404	405	405	405
Diluted	404	405	405	405

	Fiscal Year 2014
	Predecessor			Successor
	First Quarter	Second Quarter	August 3, 2013 through October 28, 2013	October 29, 2013 through January 31, 2014
	(in millions, except per share data)
Net revenue	$14,074	$14,514	$13,714	$14,075
Gross margin	$2,747	$2,689	$2,555	$1,393
Net income (loss)	$130	$204	$(427)	$(1,612)
Earnings (loss) per share:
Basic	$0.07	$0.12	$(0.24)	$(4.06)
Diluted	$0.07	$0.12	$(0.24)	$(4.06)
Cash dividends declared per common share	$0.08	$0.08	$0.21	$—
Weighted-average shares outstanding:
Basic	1,748	1,757	1,760	397
Diluted	1,761	1,764	1,760	397

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Denali is exposed to a variety of risks, including foreign currency exchange rate fluctuations and changes in the market value of investments. In the normal course of business, Denali employs established policies and procedures to manage these risks.

Foreign Currency Risk

During fiscal 2015, the principal foreign currencies in which Denali transacted business were the Euro, Chinese Renminbi, Japanese Yen, British Pound, Canadian Dollar and Australian Dollar. Denali’s objective in managing its exposures to foreign currency exchange rate fluctuations is to reduce the impact of adverse fluctuations associated with foreign currency exchange rate changes on earnings and cash flows. Accordingly, Denali utilizes foreign currency option contracts and forward contracts to hedge its exposure on forecasted transactions and firm commitments for certain currencies. Denali monitors its foreign currency exchange exposures to ensure the overall effectiveness of its foreign currency hedge positions. However, there can be no assurance that Denali’s foreign currency hedging activities will continue to substantially offset the impact of fluctuations in currency exchange rates on the results of operations and financial position in the future.

Based on Denali’s foreign currency hedge instruments outstanding, which include designated and non-designated instruments, as of July 31, 2015, there was a maximum potential one-day loss at a 95% confidence level in fair value of approximately $19 million, respectively, using a Value-at-Risk, referred to as VAR, model. By using market implied rates and incorporating volatility and correlation among the currencies of a portfolio, the VAR model simulates 10,000 randomly generated market prices and calculates the difference between the fifth percentile and the average as the Value-at-Risk. The VAR model is a risk estimation tool and is not intended to represent actual losses in fair value that will be incurred. Additionally, as Denali utilizes foreign currency instruments for hedging forecasted and firmly committed transactions, a loss in fair value for those instruments is generally offset by increases in the value of the underlying exposure.

Interest Rate Risk

Denali is exposed to interest rate risk related to its debt and investment portfolios and financing receivables. Denali mitigates the risk related to its structured financing debt through the use of interest rate swaps to hedge the variability in cash flows related to the interest rate payments on such debt. Based on Denali’s variable rate debt portfolio outstanding as of July 31, 2015, a 100 basis point increase in interest rates would result in an increase of approximately $33 million in annual interest expense.

Denali mitigates the risks related to its investment portfolio by investing primarily in high quality credit securities, limiting the amount that can be invested in any single issuer and investing in short-to-intermediate-term investments. Due to the nature of Denali’s investment portfolio as of July 31, 2015, a 100 basis point increase or decrease in interest rates would not have a material impact on the fair value of this portfolio.

MANAGEMENT OF DENALI AFTER THE MERGER

Board of Directors

Denali’s business and affairs will be managed under the direction of the Denali board of directors. Pursuant to the Denali certificate, as described under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Board of Directors—Number, Election and Removal of Directors and Filling Vacancies,” and the Denali stockholders agreement, as described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement,” the Denali board of directors will consist of three classes, the Group I directors, referred to as the Group I Directors, the Group II directors, referred to as the Group II Directors, and the Group III directors, referred to as the Group III Directors. Following completion of the merger, Denali’s stockholders will be entitled to elect, remove and fill vacancies in respect of members of the Denali board of directors as follows:

•	Group I Directors. The Group I Directors will initially number three. The holders of Denali common stock (other than the holders of Class D Common Stock) voting together as a single class, will be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors can be increased (to no more than seven) or decreased (to no less than three) by action of the Denali board of directors that includes the affirmative vote of (1) a majority of the Denali board of directors, (2) a majority of the Group II Directors and (3) a majority of the Group III Directors. Any newly created directorship on the Denali board of directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office; provided that a quorum is present, and any other vacancy occurring on the Denali board of directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Denali common stock (other than the Class D Common Stock), voting together as a single class, will be entitled remove any Group I Director with or without cause at any time. In the event that the Denali board of directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven, the number of Group I Directors will automatically be increased to such number as is necessary to ensure that the voting power of the Denali board of directors is equal to an aggregate of seven votes (assuming, for each such calculation, full attendance by each director). The number of votes the Group I Directors, the Group II Directors and the Group III Directors are respectively entitled to is described below.

•	Group II Directors. The Group II Directors will initially number one. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock will have the right, voting separately as a class, to elect up to three Group II Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock described in this paragraph will immediately terminate and no right to elect Group II Directors will thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class A Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group II Directors, such vacancy will only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a class. The holders of Class A Common Stock, voting separately as a class, will be entitled to remove any Group II Director with or without cause at any time.

•	Group III Directors. The Group III Directors will initially number two. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC

Shareholders—Definitions”) has occurred with respect to the Class B Common Stock, the holders of Class B Common Stock will have the right, voting separately as a class, to elect up to three Group III Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock described in this paragraph will immediately terminate and no right to elect Group III Directors will thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class B Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group III Directors, such vacancy or newly created directorship will only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a class. The holders of Class B Common Stock, voting separately as a class, will be entitled to remove any Group III Director with or without cause at any time.

Elections of the members of the Denali board of directors will be held annually at the annual meeting of Denali stockholders and each director will be elected for a term commencing on the date of that director’s election and ending on the earlier of (1) the date that director’s successor is elected and qualified, (2) the date of that director’s death, resignation, disqualification or removal, (3) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) with respect to the Class A Common Stock and (4) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock.

In addition, pursuant to the Denali certificate and the Denali stockholders agreement, the Group I Directors, the Group II Directors and the Group III Directors will be entitled to the following number of votes while serving on the Denali board of directors:

•	each Group I Director will be entitled to cast one vote;

•	each Group II Director will be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (1) the Aggregate Group II Director Votes (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”), which will initially equal seven (7), by (2) the number of Group II Directors then in office; and

•	each Group III Director will be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (1) the Aggregate Group III Director Votes (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”), which will initially equal three (3), by (2) the number of Group III Directors then in office.

Michael S. Dell will be the sole Group II Director immediately following completion of the merger and Mr. Dell will therefore possess enough votes as a director to pass any matter submitted to a vote of the Denali board of directors other than those matters that also require the approval of the Capital Stock Committee or the audit committee. Egon Durban and Simon Patterson are expected to be the sole Group III Directors following the completion of the merger.

Pursuant to the Denali stockholders agreement, the MD stockholders and the SLP stockholders will agree to vote their shares in favor of the Group I Directors nominees they jointly designate.

The composition of the Denali board of directors will be governed pursuant to the terms of the Denali certificate and the Denali stockholders agreement, pursuant to which the board of directors immediately following completion of the merger is expected to consist of Messrs. [●], [●] and [●] as the initial Group I Directors, Mr. Dell as the sole initial Group II Director and Messrs. Durban and Patterson as the initial Group III Directors. Each of the Group I Directors is expected to qualify as independent under the current listing standards of the NYSE and SEC rules and regulations.

The following table summarizes certain features relating to the election, number and voting power of members of the Denali board of directors:

Denali Director Group	Stockholders Entitled to Vote in Election of Such Director Group			Initial Number of Directors Constituting Such Director Group	Total Number of Votes Initially Entitled to be Cast by Director Group	Initial Percentage of Board Votes by Director Group
	Series	% of Total Votes Entitled to Be Cast in Director Election
Group I	Class A Class B Class C Class V	[●] [●] [●] [●]	% % % %	Three	Three (one per Group I director)	23%

Group II	Class A	100%		One (Mr. Dell)	Seven (regardless of the number of Group II directors)	54%

Group III	Class B	100%		Two (Messrs. Durban and Patterson)	Three (regardless of the number of Group III directors)	23%

Director Independence

Because Denali will be a “controlled company” under the rules of the NYSE, Denali is not required to have a majority of the Denali board of directors consist of “independent directors,” as defined under the rules of the NYSE, nor is the Denali board of directors required to include a compensation committee or a nominating and corporate governance committee. Denali does not expect that a majority of its directors following completion of the merger will be independent directors. If such rules change in the future or Denali no longer satisfies the requirements necessary to be a controlled company under applicable NYSE rules, Denali will change the composition of its board of directors and its committees accordingly in order to comply with such rules.

Committees of the Board of Directors

Upon completion of the merger, the Denali board of directors will establish an executive committee, an audit committee and a capital stock committee composed of the directors set forth below. Pursuant to the Denali stockholders agreement, until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class A Common Stock, each committee of the Denali board of directors other than the audit committee and the capital stock committee will include at least one Group II Director and, until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, each committee of the Denali board of directors other than the audit committee and the capital stock committee will include at least one Group III Director. Each committee of the Denali board of directors will further include such additional members as determined by the Denali board of directors.

The composition and responsibilities of each of the committees of the Denali board of directors is further described below. Members will serve on these committees until their resignation or, subject to the membership requirements described above, until otherwise determined by the Denali board of directors.

Audit Committee

The audit committee of the Denali board of directors is expected to initially consist of Messrs. [●], [●] and [●] (each of whom is expected to be a Group I Director), with Mr. [●] expected to serve as chairman. Under the rules of the NYSE, the membership of the audit committee will be required to consist entirely of independent directors, subject to applicable phase-in periods. Pursuant to the shareholders agreements, the membership of the audit committee will be required to consist entirely of the Group I Directors, each of whom are required to be independent under the current listing standards of the NYSE and SEC rules and regulations (as determined by the Denali board of directors). Each member of the audit committee of the Denali board of directors will meet the financial literacy requirements of the listing standard of the NYSE and Mr. [●] will be a financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The audit committee of the Denali board of directors will, among other things:

•	elect a qualified firm to serve as the independent registered public accounting firm to audit Denali’s financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, Denali’s interim and year-end operating results;

•	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	review Denali’s policies on risk assessment and risk management;

•	review related party transactions;

•	obtain and review a report by the independent registered public accounting firm at least annually, that describes Denali’s internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approve (or, as permitted, pre-approve) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The audit committee will operate under a written charter, to be effective prior to the completion of the merger, that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Capital Stock Committee

Pursuant to the Denali certificate and the Denali bylaws, the capital stock committee will consist of a majority of independent directors under the listing standards of the NYSE and SEC rules and regulations (as determined by the Denali board of directors). The capital stock committee of the Denali board of directors is expected to consist of [●], [●] and [●]. Each director serving on the capital stock committee will have one vote on all matters presented to such committee.

The capital stock committee will have such powers, authority and responsibilities as may be granted by the Denali board of directors in connection with the adoption of general policies governing the relationship between business groups or otherwise, including such powers, authority and responsibilities granted by the Denali board of directors with respect to, among other things: (1) the business and financial relationships between the DHI Group (or any business or subsidiary allocated to it) and the Class V Group (or any business or subsidiary allocated to it) and (2) any matters arising in connection therewith.

In addition, the Denali board of directors may not approve any (1) investment made by or attributed to the Class V Group, including any investment of any dividends received on the VMware common stock attributed to the Class V Group, other than (i) investments made by VMware or (ii) any reallocation related to the Retained Interest Dividend Amount or Retained Interest Redemption Amount, (2) allocation of any acquired assets, businesses or liabilities to the Class V Group, (3) allocation or reallocation of any assets, businesses or liabilities from one group to the other (other than a pledge of any assets of one group to secure obligations of the other, or any foreclosure on the assets subject to such a pledge), or (4) resolution, or the submission to the Denali shareholders of any resolution, setting forth an amendment to the Denali certificate to increase the number of authorized shares of Class V Common Stock or any series thereof at any time the common stock of VMware is publicly traded and VMware is required to file reports under Sections 13 and 15(d) of Exchange, in each case, without the approval of the capital stock committee. Any determination by the Denali board to amend, modify or rescind such general policies may only become effective with the approval of the capital stock committee.

Finally, for so long as any shares of Class V Common Stock remain outstanding, the provisions of the Denali bylaws creating the capital stock committee may not be amended or repealed (1) by the Denali stockholders unless such action has received the affirmative vote of the holders of record (other than shares held by Denali’s affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Denali’s affiliates) of Class V Common Stock present at such meeting and entitled to vote thereon voting together as a separate class and (ii) Denali common stock representing a majority of the aggregate voting power of the Denali common stock present, in person or by proxy, at such meeting and entitled to vote thereon or (2) by any action of the Denali board. See “Description of Denali Tracking Stock Policy.”

Executive Committee

Pursuant to the Denali stockholders agreement, the executive committee will consist entirely of at least one Group II Director and one Group III Director. Following completion of the merger, the executive committee of the Denali board of directors is expected to initially consist of Messrs. Dell and Durban. The aggregate voting power of the Group II Directors and Group III Directors on the executive committee will be proportionate to their voting power on the Denali board of directors. The executive committee of the Denali board of directors will, among other things,

•	provide our executive officers with advice and input regarding the operations and management of our business; and

•	consider and make recommendations to the Denali board of directors regarding Denali’s business strategy.

The executive committee of the Denali board of directors will be delegated the power and authority of the Denali board of directors over the following matters to the fullest extent permitted under Delaware law:

•	review and approval of acquisitions and dispositions by Denali and its subsidiaries, to the extent requiring approval of the Denali board of directors and excluding dispositions of shares of VMware common stock;

•	review and approval of the annual budget and business plan of Denali and its subsidiaries;

•	the incurrence of indebtedness by Denali and its subsidiaries, to the extent that such incurrence requires approval of the Denali board of directors;

•	the entering into of material commercial agreements, joint ventures and strategic alliances by Denali and its subsidiaries;

•	the appointment, removal and compensation of senior executives of Denali and its subsidiaries, other than equity compensation and grants (which will be made either by the full Denali board of directors or an equity compensation committee of the Denali board of directors);

•	the adoption of employee benefit plans by Denali and its subsidiaries, to the extent that such action requires approval of the Denali board of directors;

•	the redemption or repurchase by Denali of DHI Group common stock;

•	the commencement and settlement by Denali and its subsidiaries of material litigation; and

•	such other matters as may be delegated by the Denali board of directors to the executive committee.

Executive Officers

Mr. Dell will serve as chief executive officer of Denali after the completion of the merger. Mr. Dell will designate the individuals who will serve as the additional executive officers of Denali before the closing of the merger.

Management Information

The following table sets forth information as of December 1, 2015 regarding each person who presently is expected to serve as a director or executive officer of Denali after the merger.

Name	Age	Position
Michael S. Dell	50	Chief Executive Officer, Chairman of the Board and Group II Director
Egon Durban	42	Group III Director
Simon Patterson	42	Group III Director

Additional information about the individuals who will serve as executive officers or directors after the completion of the merger is set forth below. Also described below is the experience, qualifications, attributes and skills of each individual who will serve as a director after the merger that our board of directors considered in determining that such individual should serve on the board.

Michael S. Dell serves as Chairman of the Board and Chief Executive Officer of Dell and, since the closing of Dell’s going-private transaction in October 2013, Denali. Mr. Dell has held the title of Chairman of the Board of Dell since he founded the company in 1984. Mr. Dell also served as Chief Executive Officer of Dell Inc. from 1984 until July 2004 and resumed that role in January 2007. In 1998, Mr. Dell formed MSD Capital for the purpose of managing his and his family’s investments, and, in 1999, he and his wife established the Michael & Susan Dell Foundation to provide philanthropic support to a variety of global causes. He is an honorary member of the Foundation Board of the World Economic Forum and is an executive committee member of the International Business Council. He serves as a member of the Technology CEO Council and is a member of the U.S. Business Council and the Business Roundtable. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc., a non-profit organization that promotes inclusive workplaces for women. In June 2014, Mr. Dell was named the United Nations foundation’s first Global Advocate for Entrepreneurship. See “—Settlement of SEC Proceeding with Mr. Dell” below for information about legal proceedings to which Mr. Dell has been a party. The board selected Mr. Dell to serve as a director because of his leadership experience as founder, chairman and Chief Executive Officer of Dell and his deep technology industry experience.

Egon Durban has been a member of the boards of directors of Dell and Denali since the closing of Dell’s going-private transaction in October 2013. Mr. Durban is a Managing Partner and Managing Director of Silver Lake, a global private equity firm. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He has previously worked in the firm’s New York office, as well as the London office, which he launched and managed from 2005 to 2010. Mr. Durban serves on the board of directors of Intelsat S.A., a communications satellite services provider, and is chairman of the board of directors of William Morris Endeavor Entertainment, an entertainment and media company. Previously, he served on the board of directors of Skype Global S.à r.l., a communications services provider, was the chairman of its operating committee, served on the supervisory board and operating committee of NXP B.V., a manufacturer of semiconductor chips, and served on the board of directors of MultiPlan Inc., a provider of healthcare cost management solutions. Mr. Durban currently serves on the board of directors of Tipping Point, a poverty-fighting organization that identifies and funds leading non-profit programs in the Bay Area to assist individuals and families in need. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s investment banking division. While at Morgan Stanley, Mr. Durban organized and led a joint initiative between the Corporate Finance Technology Group and the Mergers and Acquisitions Financial Sponsors Group to analyze and present investment opportunities in the technology industry. Previously, Mr. Durban worked in Morgan Stanley’s Corporate Finance Technology and Equity Capital Markets groups. The board selected Mr. Durban to serve as a director because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Simon Patterson has been a member of the boards of directors of Dell and Denali since the closing of Dell’s going-private transaction in October 2013. Mr. Patterson is a Managing Director of Silver Lake, which he joined in 2005. Mr. Patterson previously worked at Global Freight Exchange Limited, an electronic information and reservation systems for the air freight industry that was acquired by Descartes Systems Group, the Financial Times Group, a provider of business information, news and services, and McKinsey & Company, a management consulting firm. Mr. Patterson also serves on the board of directors of Intelsat S.A. and N Brown Group plc, a digital fashion retailer, and on the board of trustees of the U.K. Natural History Museum. Previously, he served on the board of directors of Skype Global S.à r.l., Gerson Lehrman Group, Inc., an online platform for professional learning, and MultiPlan, Inc. The board selected Mr. Patterson to serve as a director because of his extensive knowledge of and years of experience in finance, technology and global operations.

Settlement of SEC Proceeding with Mr. Dell

On October 13, 2010, a federal district court approved settlements by Dell and Mr. Dell with the SEC resolving an SEC investigation into Dell’s disclosures and alleged omissions before fiscal year 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. Dell and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to Dell’s commercial relationship with Intel Corporation prior to fiscal year 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by Dell and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act and Rule 13a-14 under the Exchange Act, and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million, which has been paid in full. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of Dell.

Director Independence

Subject to an exemption available to a “controlled company,” the rules of the NYSE require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in those rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. Such rules define a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” After the completion of the merger, Mr. Dell, Silver Lake and their respective affiliates constitute a group that will beneficially own shares of Denali’s Class A Common Stock representing more than 50% of voting power of Denali’s shares eligible to vote in the election of Denali’s directors. Denali will therefore qualify as a “controlled company” and will be able to rely on the controlled company exemption from these provisions.

In reliance on the “controlled company” exemption, Denali expects that after the merger it will not have a board consisting of a majority of independent directors and that it will not establish fully independent compensation and nominating committees. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that Denali ceases to be a “controlled company” and the Class V Common Stock continues to be listed on the NYSE,

Denali will be required to comply with these provisions within the applicable transition periods. Even though Denali will be a “controlled company” for purposes of the rules of the NYSE, it will be required to comply with the rules of the SEC and the NYSE relating to the membership, qualifications and operations of the audit committee of the board of directors, including the requirement that, after an initial phase-in period, the audit committee be composed of at least three directors who meet the independence requirements under the rules for membership on that committee. Denali expects that each individual initially appointed to serve as Group I Directors after the merger will serve on Denali’s audit committee, will qualify as an independent director and will satisfy the other requirements for audit committee membership under such rules.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis of Denali

Introduction

The following discussion is intended to provide stockholders with an understanding of Denali’s compensation philosophy, its core principles and the compensation in effect during the fiscal year ending January 29, 2016 for the executive officers of Denali who are expected to be Denali’s named executive officers, referred to as NEOs, following the merger. As of the date of this proxy statement/prospectus, the individuals listed below have been selected to serve as executive officers of Denali. The remainder of Denali’s executive team will be identified before the closing of the merger.

Name	Position
Michael S. Dell	Chairman of the Board, Chief Executive Officer

Executive Compensation Philosophy and Core Objectives

The compensation committees of the board of directors of Denali and of the board of directors of Dell, referred to collectively as the Compensation Committee, is responsible for reviewing, approving and administering compensation programs for executive officers that ensure an appropriate link between pay and performance, while appropriately balancing risk. The Compensation Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that Dell can attract and retain the best executive talent through adherence to the following core compensation objectives:

•	aligning the interests of executive officers with those of Denali’s owners by emphasizing long-term, performance-dependent compensation;

•	providing appropriate cash incentives for achieving Denali’s financial goals and strategic objectives;

•	creating a culture of meritocracy by linking awards to individual and company performance; and

•	providing compensation opportunities that are competitive with companies with which Denali competes for talent.

Executive Officer Compensation

Elements of Total Compensation Package —The primary components of Denali’s compensation program for executive officers consist of base salary, annual incentive bonuses, long-term equity and cash incentives, benefits and limited perquisites, as discussed below. Denali does not target a fixed mix of pay for executive officers, but instead evaluates each executive officer individually, and may consider factors such as individual responsibility, market practices, and internal equity considerations. Because executive officers are in a position to directly influence Denali’s performance, a significant portion of their compensation is delivered in the form of short-term and long-term incentives.

Compensation Consultants — The Compensation Committee does not currently engage independent compensation consultants to advise on executive officer compensation matters.

Process for Evaluating Executive Officer Compensation —Each year, Denali’s management, including Mr. Dell, conducts a subjective evaluation of each executive officer’s performance and then makes a recommendation to the Compensation Committee regarding compensation payable to such officer for the current year. The Compensation Committee, of which Mr. Dell currently is a member, then determines the individual compensation elements and amount of each element for Mr. Dell and each of Denali’s other executive officers.

As a privately-held company, Denali has not been subject to requirements to ensure that executive compensation decisions are overseen by a board committee consisting solely of independent directors. When making individual compensation decisions for executive officers, the Compensation Committee may take a variety of factors into account, including the performance of the company and the executive officer’s business unit, if applicable; the executive officer’s performance, experience and ability to contribute to Denali’s long-term strategic goals; the executive officer’s historical compensation; comparisons to other executive officers; and any retention concerns.

Consideration of Say-On-Pay Results — The compensation of Denali’s executive officers has not been subject to a shareholder advisory vote on executive compensation, commonly referred to as a “say on pay” vote. Denali’s major stockholders currently serve on the Compensation Committee to ensure that compensation decisions are aligned to stockholder interests.

Individual Compensation Components

Base Salary

Denali’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to manage the business. Base salaries vary based on the Compensation Committee’s judgment with respect to each executive officer’s responsibility, performance, experience, retention concerns, historical compensation and internal equity considerations.

Mr. Dell’s base salary was not changed during fiscal 2016.

Annual Incentive Bonus Plan

Executive officers participate in the Annual Incentive Bonus Plan, referred to as the IBP. The IBP is designed to align executive officer pay with short-term financial and strategic results, while also serving to attract and retain executive officers. The Compensation Committee establishes a target incentive opportunity for each executive officer expressed as a percentage of annual base salary.

For Fiscal 2016, Mr. Dell’s target incentive was 200% of base salary.

IBP Formula

To arrive at an IBP payout amount for executive officers, the target amount, a percentage of eligible earnings for each executive officer, is multiplied by a formula based on corporate performance, business unit performance (if applicable) and individual performance. The payout amount for Mr. Dell is based on overall corporate performance. In determining the amount of the actual bonus payout, the Compensation Committee may consider the potential payout number produced by the formula and any other factors it deems appropriate.

IBP Corporate Bonus Formula

For the fiscal 2016 corporate performance modifier, the Compensation Committee selected performance objectives aimed at driving profitable growth and achieving strategic objectives, utilizing measures of non-GAAP revenue and operating income. The revenue and operating income targets for the IBP are intended to be stretch goals that cannot be easily achieved. Accordingly, threshold amounts for the fiscal 2016 IBP were based on plan (target) corporate revenue and operating income amounts from the previous fiscal year. For fiscal 2016, corporate IBP design was as follows:

	Threshold	Plan (target)	130% of Plan
Revenue	$57 billion	$61.4 billion	$79.82 billion
Operating Income	$3 billion	$3.5 billion	$4.55 billion
Modifier	50%	100%	200%

Revenue and operating income modifier percentages are interpolated linearly from threshold to plan, and from plan to 130% of plan and beyond. There is no maximum modifier for fiscal 2016. These revenue and operating income modifiers are averaged to determine the corporate modifier. The threshold must be achieved for both revenue and operating income, and the Compensation Committee further determined to require as a threshold condition for fiscal 2016 that Denali achieve at least 100 basis point growth in PC sales over fiscal 2015. The Compensation Committee retains subjective discretion to adjust IBP modifiers as it determines appropriate.

Individual Performance Modifier

In view of the executive officers’ potential to influence company performance, the Compensation Committee takes into account personal performance in determining executive officers’ bonus amounts, assigning each executive officer an individual modifier from zero to 150 percent based on a holistic and subjective assessment of each individual executive officer’s performance.

Special Incentive Bonus Plan

The Special Incentive Bonus Plan, referred to as the SIB, is an annual discretionary bonus plan targeting executives who for that fiscal year are the most critical to driving business unit goals and delivering key, business critical objectives. The maximum SIB opportunity for each executive officer selected to participate is approved by the Compensation Committee. The CEO determines individual payout in his subjective discretion following the end of the fiscal year based on a holistic and subjective assessment of the executive’s performance during the year. Mr. Dell does not participate in the SIB program.

Long-Term Incentives

Long-term incentive opportunities are the most significant component of total executive officer compensation. These incentives are designed to motivate executive officers to make decisions in support of long-term company financial interests and align them with the interests of Denali’s owners, while also serving as a significant tool for attraction and retention.

Long-Term Equity Incentives

Denali executive officers’ long-term incentive compensation is primarily in the form of stock option awards designed to align their interests with those of Denali stockholders by providing a return only if Denali’s stock price appreciates. Stock option awards are approved by the Compensation Committee and are granted with an exercise price based on the fair market value of Denali common stock on the date of grant as determined by the Denali board of directors.

The equity program in which executive officers other than Mr. Dell participate is referred to as the Management Equity Program or MEP. MEP stock option awards consist of two types of award. The first type of award is a time-based stock option to purchase non-voting shares of Series C Common Stock of Denali, which vests ratably over five years. The second type of award, which we refer to as a performance-based award, is a stock option to purchase Series C Common Stock of Denali that becomes exercisable only based upon the level of return achieved on the initial Denali equity investment of Mr. Dell and Silver Lake in connection with the going-private transaction, which we refer to as return on equity. The vesting criteria for performance-based MEP awards is as follows:

Return on equity for performance-based MEP awards is measured on specified measurement dates or upon the occurrence of specified events related to Denali, and the number of performance-based MEP option shares eligible to test for vesting varies depending upon the measurement date or event. The Compensation Committee believes the vesting design of performance-based MEP awards further aligns executive officers with the interests of Denali’s owners by compensating executive officers only if a minimum level of return on equity is achieved.

The allocation of MEP stock options awards between time-based and performance-based awards for each executive officer may vary. In general, executive officers participating in the MEP who are responsible for a specific business unit and more able to directly influence business performance, have MEP stock option awards more heavily weighted toward performance-based awards.

After the going-private transaction, Mr. Dell was granted an option award to purchase shares of voting Series A Common Stock of Denali, which vests ratably over five years from the grant date. The Compensation Committee believes this stock option award provides appropriate long-term incentive compensation for Mr. Dell at this time, and accordingly Mr. Dell does not currently participate in any other long-term incentive compensation programs.

Other Compensation Components

Benefits and Perquisites

Denali executive officers are provided limited benefits and perquisites. While not a significant part of Denali’s executive officer compensation, the Compensation Committee believes that limited benefits and perquisites are important to delivering a competitive package to attract and retain executive officers. Specific benefits and perquisites are described below.

•	Annual Physical—The company pays for a comprehensive annual physical for each executive officer and the executive officer’s spouse or domestic partner and reimburses the executive officer’s travel and lodging costs, subject to an annual maximum payment of $5,000 per person.

•	Technical Support—The company provides executive officers with computer technical support and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

•	Security—The company provides executive officers with security services, including alarm installation and monitoring and, in some cases, certain home security upgrades pursuant to the recommendations of an independent security study. Mr. Dell reimburses the company for costs related to his family’s personal security protection.

•	Financial Counseling and Tax Preparation Services—Under the terms of his employment agreement, Mr. Dell is entitled to reimbursement for financial counseling services up to $12,500 annually (including tax preparation).

•	Spousal Travel Expenses—Denali pays for reasonable spousal travel expenses if the spousal travel is at the request of Dell to attend Dell sponsored events.

•	Other—The executive officers participate in Denali’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and the company’s 401(k) retirement savings plan. For additional information, see “—Other Benefit Plans” below.

Stock Ownership Guidelines

The Denali board of directors does not currently apply stock ownership guidelines for directors and Denali’s executive officers. The Denali board of directors believes that at this time the design of Denali’s equity compensation strategy for executive officers links the interests of executive officers closely with those of other Denali stockholders. Denali expects to adopt stock ownership guidelines for its directors following the merger.

Employment Agreements; Severance and Change-in-Control Arrangements

Severance and Change-in-Control Arrangements

Each NEO other than Mr. Dell has entered into a severance agreement with the company pursuant to which, if the executive’s employment is terminated without cause, or if the executive resigns for good reason, the executive will receive a severance payment equal to 300% of base salary. Two-thirds of this severance amount is payable following termination of employment, and the remainder is payable on the one year anniversary of such termination. The agreements also obligate each executive officer to comply with certain non-competition and non-solicitation obligations for a period of 12 months following termination of employment. Mr. Dell’s employment agreement does not provide for severance benefits. Denali believes that the severance benefits it provides to its NEOs other than Mr. Dell are appropriate in light of the severance protections available to similarly-situated executive officers at companies that compete with us for executive talent. Denali believes the severance benefits help to attract and retain key executives who may be presented with alternative employment opportunities that may appear to be more attractive absent these protections.

In the event an NEO other than Mr. Dell is terminated without cause, or resigns for good reason, during the period beginning three months prior to and ending eighteen months after a change in control of Denali, referred to as the change in control period, the outstanding, unvested portion of such NEO’s time-based vesting MEP stock options vests upon the NEO’s termination of employment or, if later, the occurrence of the change in control. In the event an NEO other than Mr. Dell is terminated without cause or resigns for good reason during the change in control period or such NEO dies or becomes disabled at any time, the outstanding, unvested portion of the NEO’s performance-based vesting MEP stock option award is not forfeited, but remains outstanding (subject to the expiration of the option term) and eligible to vest based on Denali’s achievement of return on equity, as described above, except that if a termination without cause or a resignation for good reason occurs during the three month period prior to a change in control, such options will remain outstanding for the three month period to determine whether the change in control occurs. If no such change in control occurs on or prior to the expiration of that period, the options will be forfeited. Denali believes that providing for “double trigger” acceleration of vesting of the time-based stock options held by our NEOs other than Mr. Dell is appropriate because it will help to prevent the loss of key personnel in the event of a change in control and is consistent with the practices of many companies with whom we compete for executive talent.

In the event an NEO other than Mr. Dell is terminated without cause or resigns for good reason, other than during a change in control period, a portion of the NEO’s outstanding, unvested time-based MEP stock option will become vested, equal to the number of shares that would have vested on the next applicable anniversary of the grant date or, if the NEO’s termination occurs during the six-month period immediately following the most recent anniversary of the grant date, one-half of that number of shares. If an NEO dies or becomes disabled, any outstanding, unvested time-based MEP stock options will become fully vested. In the event an NEO other than Mr. Dell is terminated without cause or resigns for good reason, other than during a change in control period or in the event of an NEO’s retirement at any time, a portion of the NEO’s outstanding, unvested performance-based MEP stock option award is not forfeited, but remains outstanding (subject to the expiration of the option term) and eligible to vest based on Denali’s achievement of return on equity, equal in proportion to the proportion of the NEO’s time-based MEP stock options which have become vested (taking into account any accelerated vesting in connection with the NEO’s termination of employment), less any amount of the performance-based award that has previously vested or been forfeited.

As described below, Mr. Dell entered into an employment agreement with Dell in connection with the going-private transaction. Pursuant to the terms of his employment agreement, the unvested portion of Mr. Dell’s stock option award will vest upon the occurrence of a change in control. Denali believes that providing for “single trigger” acceleration of vesting of Mr. Dell’s option award was appropriate because a change of control of Denali would be likely to materially alter his role with the company.

For more information on severance and change in control arrangements, including definitions of the terms “cause,” “good reason” and “change in control,” see “—Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Michael S. Dell

On October 29, 2013, Denali and Dell entered into an employment agreement with Mr. Dell, pursuant to which Mr. Dell serves as CEO of Denali and Dell and chairman of the board of directors of both entities. Mr. Dell may resign for any or no reason or the Denali board of directors may terminate him for cause (as defined therein) at any time or following a change in control or a qualified initial public offering (as defined therein), the Denali board of directors may terminate Mr. Dell for any or no reason. Pursuant to the employment agreement, Mr. Dell receives an annual base salary of $950,000 and is eligible for an annual bonus with a target opportunity equal to 200% of his base salary. In addition, Dell reimburses Mr. Dell for financial counseling and tax preparation up to $12,500 per year, an annual physical (for himself and his spouse) up to $5,000 per person and all travel and business expenses reasonably incurred. Dell also provides Mr. Dell with business-related security protection.

Pursuant to the agreement, Mr. Dell received a stock option to purchase 10,909,091 shares of the common stock of Denali with a per share exercise price equal to $13.75. Subject to Mr. Dell’s continued employment, the option vests ratably over a five-year period with accelerated vesting upon a change in control. Unvested options will be forfeited upon the latest of a resignation of employment by Mr. Dell, a termination by Dell for cause and Mr. Dell ceasing to serve as a member of the board of directors of Denali or Dell. Mr. Dell is subject to an indefinite covenant not to disclose confidential information and an obligation to assign to Denali and Dell any intellectual property created by Mr. Dell during his employment.

Indemnification

Under Dell’s Certificate of Incorporation and Bylaws, Dell’s officers, including the NEOs, are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the NEOs which establish processes for indemnification claims.

Recoupment Policy for Performance-Based Compensation

If Dell restates its reported financial results, the Denali board of directors will review the bonus and other cash or equity awards made to the executive officers based on financial results during the period subject to the restatement, and, to the extent practicable under applicable law, Dell will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. Denali was not subject to Section 162(m) during fiscal 2016 and accordingly Denali’s compensation programs for executive officers were not designed with the goal of qualifying as “performance-based” compensation under Section 162(m). At such time as Denali becomes subject to Section 162(m), then to the extent practicable, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

Compensation Committee Interlocks and Insider Participation

Messrs. Dell, Durban and Patterson were members of compensation committees of Denali and Dell during fiscal 2016. Mr. Dell served as Denali’s chairman and chief executive officer during fiscal 2016. See “Management of Denali After the Merger” and “Certain Relationships and Related Transactions” for information regarding relationships between Denali and Messrs. Dell, Durban and Patterson, respectively. During fiscal 2016, none of Denali’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or had one or more executive officers who served as a member of Denali’s or Dell’s respective boards or compensation committees.

Summary Compensation Table

The following table summarizes the total compensation paid by Denali to the individuals who, as of the date of this proxy statement/prospectus, are expected to serve as NEOs of Denali following the merger.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation (1) ($)	All other compensation (2) ($)	Total ($)
Michael S. Dell Chairman and CEO	2016	950,000	—	—	—	1,900,000	11,413	$2,861,413

(1)	Represents Mr. Dell’s target bonus amount for fiscal 2016. Mr. Dell’s actual bonus amount with respect to fiscal 2016 has not yet been determined.
(2)	Includes the cost of providing various perquisites and personal benefits, as well the value of Dell’s contributions to the company-sponsored 401(k) plan, and the amount Dell paid for term life insurance coverage under health and welfare plans. See “—Compensation Discussion and Analysis of Denali—Other Compensation Components—Benefits and Perquisites” for additional information.

The following table provides detail for the aggregate “All Other Compensation” for each of the Named Executive Officers.

Name	Year	Retirement plans matching contribution	Benefit plans	Annual physical	Security	Technical support
Mr. Dell	2016	$9,596	$1,817	—	—	—

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth certain information about plan-based awards that Denali made to or modified for the individuals who, as of the date of this proxy statement/prospectus, are expected to serve as NEOs of Denali following the merger. For more information about the plans under which these awards were granted, see “Compensation Discussion and Analysis of Denali” above.

	Grant date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units	All other option awards: Number of securities under- lying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Dell	1/29/2016	—	$1,900,000	—	—	—	—	—	—	—	—

(1)	Each NEO participated in IBP. The company modifier will be set by the Denali board of directors following an evaluation of the performance metrics. For actual award amounts, see “—Summary Compensation Table—Non-Equity Incentive Plan Compensation.” For more information on the IBP and the evaluation of the performance metrics, see “—Compensation Discussion and Analysis of Denali—Individual Compensation Components—Annual Incentive Bonus Plan.”

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth certain information about outstanding option awards held as of the end of fiscal 2016 by the individuals who, as of the date of this proxy statement/prospectus, are expected to be the NEOs of Denali following the merger.

	Option awards
	Number of securities underlying unexercised options
Name	Exercisable		Unexercisable		Option exercise price		Option expiration date
Mr. Dell	4,363,636	(1)	6,545,455	(1)	$13.75	(2)	11/25/23

(1)	Option award exercisable for Series A common stock of Denali that vests and becomes exercisable with respect to 20% of the shares subject to the option on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(2)	In approving this option award, Denali’s board of directors determined that the fair market value as of the grant date of each share of common stock of Denali underlying the option awards was equal to the merger consideration of $13.75 per share of Dell common stock paid to Dell’s public stockholders in the going-private transaction.

Option Exercises and Stock Vested During Fiscal 2016

The following table sets forth certain information about option exercises and vesting of restricted stock during fiscal 2016 for the individuals who, as of the date of this proxy statement/prospectus, are expected to be the NEOs of Denali following the merger.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (1)
Mr. Dell	—	—	—	—

(1)	Calculated based upon the good faith determination by the Denali board of directors of the fair market value of a share of Denali common stock most immediately preceding such exercise or vesting date.

Stock Incentive Plan

Denali Holding Inc. 2013 Stock Incentive Plan

Options have been issued to our named executive officers under the Denali Holding Inc. 2013 Stock Incentive Plan, referred to as the Denali 2013 Plan.

Upon the closing of Dell Inc.’s going-private transaction in October 2013, Denali adopted the Denali 2013 Plan, pursuant to which a total of 60,785,823 shares of Denali common stock, par value $0.01 per share, were reserved for issuance pursuant to awards. The Denali 2013 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and other equity-based incentive awards. Shares of Denali common stock acquired pursuant to awards granted under the Denali 2013 Plan will be subject to certain transfer and repurchase rights set forth in the Denali 2013 Plan and a management stockholder’s agreement and for our NEOs and certain other senior members of management, certain liquidity and put restrictions.

The Compensation Committee administers the Denali 2013 Plan and selects eligible non-employee directors, employees of, and consultants to, Denali and its affiliates, to receive awards under the Denali 2013 Plan. The Compensation Committee determines the number of shares of stock covered by awards granted under the Denali 2013 Plan and the terms of each award, including but not limited to, the terms under which stock options may be exercised, the exercise price of the stock options and other terms and conditions of the options and other awards in accordance with the provisions of the Denali 2013 Plan.

In the event Denali undergoes a change in control, as defined below, the Compensation Committee may, at its discretion, accelerate the vesting or cause any restrictions to lapse with respect to outstanding awards, or may cancel such awards for fair value, or may provide for the issuance of substitute awards. Under the Denali 2013 Plan, a “change in control” is generally defined as a sale or disposition of all or substantially all of the assets of Denali and its subsidiaries, taken as a whole, to any person other than to Mr. Dell, Silver Lake Partners, or certain related parties, any person or group (other than Mr. Dell, Silver Lake Partners, or certain related parties) becomes the beneficial owner of more than 50% of the total voting power of Denali’s outstanding voting stock, a merger pursuant to which Mr. Dell, Silver Lake Partners, and related parties cease to own a majority of voting power of Denali capital stock or prior to an initial public offering of Denali’s common stock, Mr. Dell, Silver Lake Partners, or certain related parties do not have the ability to cause the election of a majority of the members of the board of directors and any person or group (other than Mr. Dell, Silver Lake Partners, or certain related parties) beneficially owns outstanding voting stock representing a greater percentage of voting power with respect to the general election of members of the board than the shares of outstanding voting stock Mr. Dell, Silver Lake Partners, or certain related parties beneficially own.

Subject to certain limitations specified in the Denali 2013 Plan, Denali’s board of directors may amend or terminate the Denali 2013 Plan. The Denali 2013 Plan will terminate no later than 10 years following its effective date; however, any awards outstanding under the Denali 2013 Plan will remain outstanding in accordance with their terms.

Other Benefit Plans

401(k) Retirement Plan

Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Dell matches 100% of each participant’s voluntary contributions up to 5% of the participant’s eligible compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices.

Potential Payments Upon Termination or Change in Control

The following table sets forth, for each of the individuals who, as of the date of this proxy statement/prospectus, are expected to be the NEOs of Denali following the merger, amounts potentially payable upon a termination or change in control of Denali, assuming a January 29, 2016 triggering event.

Name	Severance payment (1)	Acceleration Benefit Upon Death or Disability (2)	Acceleration Upon Change in Control (3)	Acceleration Upon Qualifying Termination During Change of Control Period (4)	Acceleration Upon Qualifying Termination Outside Change of Control Period (5)
Mr. Dell	—	—	$46,800,003	—	—

(1)	Severance payments under the NEO severance agreements are only payable if the executive’s employment is terminated “without cause” or for “good reason.” In general, cause means a violation of confidentiality obligations, acts resulting in being charged with a criminal offense that constitutes a felony or involves moral turpitude or dishonesty, conduct that constitutes gross neglect, insubordination, willful misconduct, or breach of Dell’s code of conduct or the executive’s fiduciary duty, or a determination that the executive violated laws relating to the workplace environment. In general, good reason means a material reduction in base salary, a material adverse change in title or reduction in authority, duties, or responsibilities, or a change in the executive’s principal place of work of more than 25 miles, that is not timely cured.
(2)	Represents the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of death or permanent disability.
(3)	Represents the in-the-money value of Mr. Dell’s unvested stock options that are subject to vesting acceleration in the event of a change in control. For purposes of Mr. Dell’s stock option award, a change in control is generally defined as a sale of all or substantially all of the assets of Denali, acquisition by anyone other than Mr. Dell, Silver Lake Partners, or certain related parties of more than 50% of the voting power of Denali capital stock, or a merger pursuant to which Mr. Dell, Silver Lake Partners, and related parties cease to own a majority of voting power of Denali capital stock in substantially the same proportions as prior to such merger.
(4)	Represents the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of a qualifying termination during a change in control period. In general, a change in control for this purpose means a sale of all or substantially all of the assets of Denali, acquisition by anyone other than Mr. Dell, Silver Lake Partners, or certain related parties of more than 50% of the voting power of Denali capital stock, or a merger pursuant to which Mr. Dell, Silver Lake Partners, and related parties cease to own a majority of voting power of Denali capital stock, or, prior to an underwritten initial public offering, inability of Mr. Dell, Silver Lake Partners, and certain related parties to elect members of the Denali board of directors having a majority of votes on the board.
(5)	Represents the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of a qualifying termination outside of a change in control period.

For more information regarding severance and change in control arrangements, see “—Compensation Discussion and Analysis of Denali—Individual Compensation Components—Employment Agreements; Severance and Change-in-Control Arrangements.”

Director Compensation

During fiscal 2016, none of our directors received compensation for their service as directors. Before the completion of the Merger, we expect that the Compensation Committee will adopt a compensation program for our non-employee directors that will enable us to attract and retain qualified directors and provide them with compensation at a level that is consistent with our compensation objectives. We expect that our compensation program for non-employee directors will include equity and cash retainers. We expect that equity awards for non-employee directors will be equally weighted to Class V Common Stock and Class C Common Stock. We also will reimburse our directors for their reasonable expenses incurred in attending meetings of our board of directors or committees. Our directors who are employees of our company will receive no compensation for their board service.

We will provide our directors with liability insurance coverage for their activities as directors. In addition, upon completion of the merger, our amended and restated charter and amended and restated bylaws will provide that our directors will be entitled to indemnification from us to the fullest extent permitted by Delaware law. We expect to enter into indemnification agreements with each of our non-employee directors to afford such directors additional contractual assurances regarding the scope of their indemnification and to provide procedures for the determination of a director’s right to receive indemnification and to receive reimbursement of expenses as incurred in connection with any related legal proceeding.

INFORMATION ABOUT EMC

EMC and its subsidiaries develop, deliver and support information infrastructure and virtual infrastructure technologies, solutions and services for a broad range of customers, including businesses, governments, not-for-profit organizations and service providers, around the world and in every major industry, in both public and private sectors, and of sizes ranging from the Fortune 500 to small business and individual consumers.

EMC manages itself as part of a federation of businesses: EMC Information Infrastructure, VMware Virtual Infrastructure, Pivotal and Virtustream.

•	EMC’s Information Infrastructure business provides a foundation for organizations to store, manage, protect, analyze and secure ever-increasing quantities of information, while at the same time improving business agility, lowering cost, and enhancing competitive advantage. EMC’s Information Infrastructure business comprises three segments—Information Storage, Enterprise Content Division and RSA Information Security. The results of Virtustream are currently reported within its Information Storage segment.

•	EMC’s VMware Virtual Infrastructure business, which is represented by EMC’s majority equity stake in VMware, is the leader in virtualization infrastructure solutions utilized by organizations to help them transform the way they build, deliver and consume IT resources. VMware’s virtualization infrastructure solutions, which include a suite of products and services designed to deliver a software-defined data center, run on industry-standard desktop computers and servers and support a wide range of operating system and application environments, as well as networking and storage infrastructures.

•	EMC’s Pivotal business, referred to as Pivotal, unites strategic technology, people and programs from EMC and VMware and has built a new platform comprised of next-generation data, agile development practices and a cloud independent platform-as-a-service. These capabilities are made available through Pivotal’s three primary offerings: Pivotal Cloud Foundry, the Pivotal Big Data Suite and Pivotal Labs.

EMC common stock is listed on the NYSE under the trading symbol “EMC.”

EMC’s principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748, its telephone number is (508) 435-1000, and its website is www.emc.com. The information contained in, or that can be accessed through, EMC’s website is not intended to be incorporated into this proxy statement/prospectus. Additional information about EMC and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

SPECIAL MEETING OF EMC SHAREHOLDERS

EMC is providing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement of the special meeting). This proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the special meeting are set forth below:

Date:	[●], 2016

Time:	[●] (Eastern Time)

Place:	EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748

Attendance at the special meeting will be limited to shareholders as of the record date, their authorized representatives and EMC guests. Registration and seating for the special meeting on [●], 2016 will begin at [●] (Eastern Time). If you are a shareholder and plan to attend, you MUST pre-register for the special meeting no later than [●], 2016, by visiting [www.emc.com/specialmeeting] and completing the registration form. Shareholders who come to the special meeting, but have not registered electronically, will also be required to present evidence of stock ownership as of [●], 2016. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, typically in the form of your most recent monthly statement. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you have a disability, EMC can provide reasonable assistance to help you participate in the special meeting. If you plan to attend the special meeting and require assistance, please write or call EMC’s Office of the Secretary no later than [●], 2016, at 176 South Street, Hopkinton, Massachusetts 01748, telephone number (508) 435-1000.

Purpose

At the special meeting, EMC shareholders will vote on:

•	the approval of the merger agreement, pursuant to which Merger Sub will be merged with and into EMC; as a result of the merger, the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali;

•	the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The approval of the merger agreement by EMC shareholders is a condition to the obligations of Denali and EMC to complete the merger. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger is not a condition to the obligations of Denali or EMC to complete the merger. The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement also is not a condition to the obligations of Denali or EMC to complete the merger.

Recommendations of the EMC Board of Directors

After consideration and consultation with its advisors, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interests of EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed merger.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. See “Proposal 1: Approval of the Merger Agreement—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors,” “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” and “Proposal 3: Adjournment of Special Meeting of EMC Shareholders” for a more detailed discussion of the recommendation.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The EMC board of directors has fixed the close of business on [●], 2016, as the record date, for determination of the EMC shareholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only EMC shareholders of record on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

As of the record date, there were [●] shares of EMC common stock outstanding and entitled to vote at the special meeting, held by approximately [●] holders of record. Each outstanding share of EMC common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

A list of shareholders entitled to vote at the special meeting will be available for examination by any shareholder for any purpose germane to the special meeting beginning two business days after notice is given of the special meeting during ordinary business hours at 176 South Street, Hopkinton, Massachusetts, EMC’s principal place of business, and ending on the date of the special meeting, and such list will also be available at the special meeting during the duration of the meeting or any adjournment thereof.

Quorum

A majority of the outstanding shares of EMC common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. A broker non-vote occurs on an item when a nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Required Vote

The required number of votes for the matters to be voted upon at the special meeting depends on the particular proposal to be voted upon:

Proposal		Vote Necessary*
Proposal 1	Approval of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date

Proposal 2	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

Proposal 3	Adjournment of Special Meeting of EMC Shareholders	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

*	Under the rules of the NYSE, if you hold your shares of EMC common stock in street name, your nominee or intermediary may not vote your shares without instructions from you on non-routine matters. Therefore, without your voting instructions, your broker may not vote your shares on Proposal 1, Proposal 2 or Proposal 3. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, and will have no impact on Proposal 2 or Proposal 3. Broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Share Ownership of and Voting by EMC Directors and Executive Officers

At the record date, EMC’s directors and executive officers and their affiliates beneficially owned and had the right to vote [●] shares of EMC common stock at the special meeting, which represents [●]% of the shares of EMC common stock entitled to vote at the special meeting.

It is expected that EMC’s directors and executive officers will vote their shares “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Voting of Shares

If your shares of EMC common stock are registered directly in your name with EMC’s transfer agent, Computershare Shareowner Services LLC (formerly BNY Mellon Shareowner Services LLC), then you are considered to be the shareholder “of record” with respect to those shares, and this proxy statement/prospectus and the accompanying proxy materials are being sent directly to you by EMC. If your shares are held in the name of a nominee or intermediary, then you are considered to hold those shares in street name or to be the “beneficial owner” of such shares. If you are a beneficial owner, then this proxy statement/prospectus and the accompanying proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to the shares.

You may vote in person at the special meeting or you may designate another person—your proxy—to vote your shares of EMC common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares of EMC common stock voted even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you are a shareholder of record, then you can have your shares voted by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the special meeting is [●] (Eastern Time) on [●], 2016.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you hold shares of EMC common stock through your participation in the EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan, your voting instructions must be received by the plan trustee by [●] (Eastern Time) on [●], 2016, for the trustee to vote your shares. You may not vote these shares in person at the special meeting.

If you plan to attend the special meeting and vote in person and you hold your shares of EMC common stock directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee or intermediary who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person. You will not be able to vote your shares at the special meeting without a legal proxy and a signed ballot.

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the proposal to approve the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger, and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Shares of EMC common stock represented by proxies received by EMC (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this proxy statement/prospectus will be voted in accordance with the specification(s) so made. If you are a shareholder of record and you do not submit a proxy, no votes will be cast on your behalf on any of the proposals at the special meeting. If you sign and return your proxy card without specific voting instructions, or if you submit a proxy by telephone or via the Internet without indicating how you want to vote, your shares will be voted in accordance with the EMC board of directors voting recommendations as follows:

Item		Recommendation of EMC Board of Directors
Proposal 1	Approval of the Merger Agreement	“FOR”

Proposal 2	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	“FOR”

Proposal 3	Adjournment of the Special Meeting	“FOR”

The EMC board of directors does not intend to bring any matter before the special meeting other than those set forth above. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy as promptly as possible, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished to you by such record holder.

Revocability of Proxies

You may revoke your proxy at any time before your shares are voted at the special meeting by:

•	sending a signed, written notice stating that you revoke your proxy to the Office of the Secretary, at EMC’s offices at 176 South Street, Hopkinton, Massachusetts 01748, Attention: Secretary;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [●], 2016, or by mailing a later-dated, new proxy card that is received by [●] prior to the special meeting; or

•	attending the special meeting (or if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement/prospectus is being provided to EMC shareholders in connection with the solicitation of proxies by the EMC board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. EMC will bear all costs and expenses in connection with the solicitation of proxies, except that Denali and EMC will each pay 50% of the costs of printing and mailing this proxy statement/prospectus. EMC has engaged Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $75,000, plus reimbursement of reasonable out-of-pocket expenses.

EMC is making this solicitation by mail, but EMC’s directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. EMC will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. EMC will reimburse nominees or intermediaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

EMC has not instituted householding for shareholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of EMC common stock held through brokerage firms. If your household has multiple accounts holding shares of EMC common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your request. EMC shareholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

Adjournment

If, at the special meeting, the number of shares of EMC common stock present in person or represented by proxy and voting in favor of the proposal to approve the merger agreement is not sufficient to approve that proposal, EMC may move to adjourn the special meeting in order to enable the EMC board to solicit additional proxies for the approval of the merger agreement. In that event, EMC will ask its shareholders to vote only upon the adjournment proposal, and not the merger agreement proposal. The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. EMC retains full authority to the extent set forth in its bylaws and Massachusetts law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any EMC shareholders.

The special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, any business may be transacted that might have been transacted at the original meeting. The adjournment may not be for more than 30 days pursuant to the EMC bylaws. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the EMC board of directors will fix as the record date for determining EMC shareholders entitled to notice of such adjourned special meeting the same or an earlier date as that fixed for determination of EMC shareholders entitled to vote at the adjourned meeting, and will give notice of the adjourned special meeting to each EMC shareholder of record as of the record date so fixed for notice of such adjourned special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Results

EMC will retain an independent party, [●], to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the special meeting.

Preliminary voting results will be announced at the special meeting, and will be set forth in a press release that EMC intends to issue after the special meeting. The press release will be available on EMC’s website. Final voting results will be provided in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. A copy of that Current Report on Form 8-K will be available on EMC’s website at www.emc.com, after its filing with the SEC and on the SEC’s website at www.sec.gov.

Other Information

The matters to be considered at the special meeting are of great importance to EMC shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

or

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Attention: Investor Relations

Email: emc_ir@emc.com

Telephone: (508) 435-1000

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

General

This proxy statement/prospectus is being provided to EMC shareholders in connection with the solicitation of proxies by the EMC board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. At the special meeting, EMC will ask its shareholders to vote on (1) the approval of the merger agreement, (2) the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and (3) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The merger agreement provides for the merger of Merger Sub with and into EMC; as a result of the merger, the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali. The merger will not be completed without the approval of the merger agreement by EMC shareholders. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement.”

Upon the closing of the merger, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to represent approximately 65% of EMC’s current interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares of Class V Common Stock will initially have a one-to-one relationship to the number of shares of VMware common stock currently owned by EMC. Based on the number of shares of EMC common stock we currently expect will be issued and outstanding immediately prior to completion of the merger, we estimate that EMC shareholders will receive in the merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

Approval of the merger agreement requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting.

THE EMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EMC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Background of the Merger

The EMC board of directors conducts regular, ongoing assessments of EMC’s business strategy, competitive position and prospects to best position EMC to successfully compete in the rapidly changing IT infrastructure environment and meet evolving customer requirements. In this regard, the EMC board of directors, together with senior management, engages in regular, in-depth evaluations of EMC’s Federation operating model and strategic alternatives, in each case with a view to improving EMC’s operations and financial performance and enhancing shareholder value. In particular, over the course of the last several years, the EMC board of directors and senior management have reviewed and considered a variety of strategic alternatives in light of growing challenges and disruptions in the IT industry caused by macro trends towards technology that is mobile, social, cloud-based and big data-driven and which have increased competition in the IT industry and reduced customer demand for traditional storage products. In the past, these reviews have resulted in the EMC board of directors considering a variety of enhancements to its operating model, code-named “Federation 2.X,” including, among other alternatives, a spin-off of EMC’s shares in VMware to EMC shareholders, capital restructuring transactions, the creation of a tracking stock with respect to EMC’s economic interest in VMware, share buy-backs, strategic alliances and acquisition transactions and, more recently, alternatives such as a strategic sale of EMC as a whole, take-private transactions and industry consolidation acquisitions.

From 2012 through the end of September 2015, the EMC board of directors, with assistance from outside consultants, reviewed and discussed EMC’s plans for CEO succession.

In connection with its ongoing review of strategic alternatives, commencing in November 2013, the EMC board of directors and senior management, with the assistance of EMC’s financial advisors and legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden, engaged in discussions and negotiations with Company X, a leading global provider of enterprise information technology products and services, regarding a potential business combination transaction. The parties ceased discussions regarding a potential transaction in mid-October 2014.

On July 11, 2014, each of Elliott Associates, L.P. and Elliott International Limited, referred to collectively as the Elliott Parties, notified EMC that it intended to file a Hart-Scott Rodino Notification and Report Form with the FTC and the DOJ regarding its intention to acquire a significant interest in EMC’s common stock. The Elliott Parties filed their respective notices with the FTC and the DOJ on July 14, 2014 and, since that time, have held a significant interest in EMC’s common stock.

On July 21, 2014, The Wall Street Journal reported that an affiliate of the Elliott Parties, Elliott Management Corp., referred to as Elliott Management, and, together with the Elliott Parties, referred to as Elliott, planned to push for a breakup of EMC through a spin-off of EMC’s shares in VMware.

From mid-July 2014 through early October 2014, EMC engaged in a number of discussions with representatives of Elliott regarding Elliott’s perspectives on strategic alternatives EMC might undertake to enhance shareholder value and on the composition of the EMC board of directors. During this period, EMC, with the assistance of Skadden, also engaged in negotiations with Elliott and its legal counsel regarding the terms of a draft confidentiality and standstill agreement.

On September 24, 2014, Michael Dell, the Chief Executive Officer and a director of Denali, contacted Joseph Tucci, EMC’s Chief Executive Officer and Chairman, to discuss their respective views of market trends and to assess EMC’s interest in a potential transaction between EMC and Denali.

At a meeting of the EMC Board of Directors held on October 6, 2014, the board discussed with members of EMC’s management and EMC’s then financial advisors, among other matters, the risks and challenges posed by various strategic alternatives under review by EMC’s management, including a spin-off of EMC’s shares in VMware to EMC shareholders and a potential transaction with Company X. The board of directors also discussed with management exploring the possibility of partnering with Dell or acquiring certain assets from Dell. At the meeting, the directors expressed their concerns regarding the proposed valuation of the company as well as, among other matters, the execution risks of a potential transaction with Company X, risks associated with Company X’s competitive position and the respective prospects of Company X’s key businesses. The directors also determined, among other matters, that EMC’s financial advisors should prepare an assessment of the financial impact of a spin-off of EMC’s shares in VMware and also reviewed the status of next steps and further analysis with respect to a potential transaction with Company X.

After several weeks of unsuccessful negotiations regarding the terms of a draft confidentiality and standstill agreement, on October 8, 2014, Elliott Management sent, on behalf of the Elliott Parties, a public letter to the EMC board of directors expressing Elliott’s view that EMC’s Federation structure obscured value in EMC’s business and assets. The letter set forth Elliott’s proposal that EMC increase shareholder value by spinning off its interest in VMware to EMC shareholders, undertaking a leveraged repurchase of EMC shares and pursuing additional strategic alternatives, including the possible sale of assets or of EMC as a whole to one or more strategic counterparties. Following receipt of the public letter and through the remainder of 2014, representatives of EMC and Elliott continued to engage in discussions regarding possible strategic alternatives and continued to negotiate, with the assistance of their respective legal counsel, the terms of a draft confidentiality and standstill agreement. Also during this period, representatives of the Corporate Governance and Nominating Committee of the EMC board of directors informed representatives of Elliott that the committee was then conducting, with the assistance of an outside consultant, a search for potential director candidates, and that if Elliott had any suggested candidates it wished to be considered, Elliott should submit a list of those names to the committee.

On October 15, 2014, Egon Durban, Managing Partner and Managing Director of Silver Lake Partners and a director of Denali, contacted a representative of EMC’s senior management team by telephone to discuss a potential transaction between the parties. On October 28, 2014, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On October 29, 2014, EMC entered into a non-disclosure agreement with Dell and Silver Lake Management Company IV, L.L.C. pursuant to which the parties agreed to keep confidential certain information disclosed by them, in the event any information were to be disclosed, and to use such information solely for the purposes of evaluating a potential transaction between Dell and EMC. The non-disclosure agreement included certain customary standstill restrictions on Dell, Silver Lake Management Company IV, L.L.C and certain of their respective affiliates, which restrictions have since expired.

On November 7, 2014 and November 11, 2014, Mr. Durban met with and contacted representatives of EMC’s senior management team to further discuss a potential transaction between the parties.

On November 14, 2014, Mr. Dell contacted Mr. Tucci by telephone to further discuss a potential transaction between the parties.

On December 4, 2014, a representative of Silver Lake Partners met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

At a meeting of the EMC board of directors held on December 10, 2014, the board discussed with members of EMC’s management the strategic direction of EMC, including the relative challenges and rewards of enhancing the Federation model versus spinning off EMC’s shares in VMware to EMC shareholders. The board also received an update regarding the status of discussions with Elliott, including consideration of a potential candidate identified by Elliott for appointment to the EMC board of directors and a proposed confidentiality and standstill agreement under discussion between EMC and Elliott. Though no definitive decision was reached at the meeting, the board’s collective view was that a spin-off of VMware common stock should be further explored. The board also determined that EMC should continue discussions with Elliott regarding director nominees and the confidentiality and standstill agreement, with the belief that reaching agreement on those issues might provide additional time for further consideration of various strategic alternatives.

On January 10, 2015, the EMC board of directors held a telephonic meeting during which the board discussed timing for further evaluation of Federation options, including execution of EMC’s 2015 operating plan and a potential spin-off of EMC’s shares of VMware. The board also received an update regarding negotiations of a draft confidentiality and standstill agreement with Elliott. The draft agreement provided, among other things, that the EMC board of directors would appoint Jose E. Almeida, a director nominee identified and proposed by EMC during negotiations between the parties, and Donald J. Carty, a director nominee identified and proposed by Elliott during negotiations between the parties who was determined by the Corporate Governance and Nominating Committee of the EMC board of directors, following the committee’s interview and review process, to meet the committee’s search criteria, to the EMC board of directors and nominate these individuals for re-election at EMC’s 2015 annual meeting of shareholders. The draft agreement also required the Elliott Parties to vote in favor of EMC’s slate of directors at the 2015 annual meeting of shareholders and to abide by customary standstill restrictions lasting through September 1, 2015. Contingent upon finalizing the agreement, the EMC board of directors voted to approve an increase in the size of the board to thirteen and to appoint Messrs. Almeida and Carty to the board to serve until the 2015 annual meeting of shareholders. Following the appointment of Messrs. Almeida and Carty to the EMC board of directors, the Corporate Governance and Nominating Committee of the EMC board of directors continued its search for an additional potential director candidate meeting its search criteria.

Following the meeting of the EMC board of directors, EMC entered into a confidentiality and standstill agreement with the Elliott Parties, dated January 10, 2015, on the terms and conditions discussed at the meeting of the board.

On January 23, 2015, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

In late January 2015, Mr. Dell and Mr. Tucci met while attending the World Economic Forum in Davos, Switzerland. During this meeting, Mr. Dell and Mr. Tucci further discussed the possibility of a transaction between EMC and Denali. Shortly thereafter, on February 4, 2015, Mr. Tucci, along with another member of EMC’s management team, met with Mr. Durban to discuss a possible transaction between the parties, including the possibility of an acquisition of EMC by Denali.

On February 24, 2015, David Strohm, in his capacity as Lead Director of EMC, met with Jesse Cohn, a Portfolio Manager of Elliott Management, in Menlo Park, California to further discuss Elliott’s perspectives on how to enhance shareholder value.

On February 26, 2015 and February 27, 2015, the EMC board of directors met with members of EMC management at the offices of VMware in Palo Alto, California. At the meeting, members of management discussed with the board recently reported financial results for EMC for the fourth quarter of 2014 and reviewed EMC’s consolidated financial plan for 2015. Management discussed the challenges EMC could expect to encounter to achieve its consolidated financial plan for 2015 given market trends and the need for EMC to continue to focus its product development efforts on new and emerging technologies, including hybrid cloud technologies. During this discussion, members of senior management reviewed with the board the competitive environment and possible acquisition opportunities that could arise in 2015. Following further review and discussion of the competitive landscape, market trends, EMC’s results of operations for 2014 and its financial plan for 2015, the board of directors was generally of the view that while EMC should pursue decisive steps in 2015, a spin-off of EMC’s shares in VMware was not a preferable option given the benefits of the current Federation relationship and efforts directed to research and development, acquisitions of companies of strategic interest and overall Federation enhancement would be more beneficial than continued assessment of a spin-off transaction. At the meeting, Mr. Tucci also provided the board of directors with an update regarding recent discussions with representatives of Elliott, and Mr. Strohm summarized his recent meeting with Mr. Cohn of Elliott Management. Also, in connection with its annual review of the company’s leadership and governance structure, the board of directors, with the non-independent directors and director William Green abstaining, voted that, effective immediately, Mr. Green should serve as the Lead Director of the company.

On March 16, 2015, March 26, 2015 and March 30, 2015, representatives of Silver Lake Partners met with and contacted representatives of EMC’s senior management team to further discuss a potential transaction between the parties.

On April 2, 2015, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On April 3, 2015, Messrs. Tucci and Green, along with another member of EMC’s senior management team, met with Mr. Dell and Mr. Durban in Austin, Texas to discuss a potential acquisition of EMC by Denali. During this meeting, the parties discussed, among other matters, Denali’s possible conceptual transaction structures and financing for an acquisition.

Following the April 3, 2015 meeting, the EMC board of directors received a letter from Denali, dated April 9, 2015, setting forth its interest in continuing to evaluate a potential acquisition of 100% of EMC’s core business, excluding VMware, for cash consideration, referred to as the April 9 Letter. The letter did not include a specific offer price but indicated that, based on preliminary due diligence, the amount of consideration that Denali would be willing to pay would represent a substantial premium over the value implied by EMC’s and VMware’s then current public share trading prices. Additionally, Denali conveyed in the letter its strong interest in continuing to evaluate as part of any such transaction the acquisition by it of a meaningful portion of EMC’s economic interest in VMware.

On April 12, 2015, the EMC board of directors met telephonically to discuss with management, among other matters, the April 9 Letter. During this meeting, a member of EMC’s senior management team summarized for the board the April 3, 2015 meeting between representatives of EMC and Denali and discussed Denali’s interest in an acquisition of EMC. After further discussion of Denali’s expression of interest, the EMC board of directors requested that Mr. Tucci inform Denali that the board had received and discussed its letter. The EMC board of directors reserved for further discussion the topic of a potential transaction with Denali if and as the board deemed useful to building shareholder value. At the meeting, a representative of Skadden also reviewed with the board its fiduciary duties in connection with receipt of the April 9 Letter. Additionally, in connection with EMC’s plan to enhance the Federation model by creating a managed cloud services business, the board reviewed and discussed with management, and approved a letter of intent with respect to, a potential acquisition by EMC of Virtustream Group Holdings, Inc., referred to as Virtustream, a cloud software and services company.

During the remainder of April 2015 and throughout May 2015, representatives of Denali, including its legal counsel, Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, and its accounting and tax advisor, Deloitte & Touche LLP, referred to as Deloitte, conducted a preliminary tax due diligence review of EMC for the purposes of considering various transaction structures for the potential transaction. This review generally consisted of meetings and calls between the parties’ respective tax advisors, management teams and legal counsel. Also during this period, McKinsey & Co., referred to as McKinsey, which had previously been engaged by EMC with respect to various other matters, began preparing, with the help of EMC’s management team, an analysis of the potential synergies of a transaction with Denali and an analysis of certain “Federation 2.X” enhancements. During this period, following director review of a number of potential financial advisory candidates, Mr. Green, with coordination and assistance from members of EMC’s management team, also interviewed a number of financial advisors, including Morgan Stanley and Evercore to act as financial advisors to the EMC board of directors in its review of strategic alternatives.

On April 30, 2015, the EMC board of directors met in Hopkinton, Massachusetts to discuss, among other matters, recent communications with Elliott. At the meeting, the board received and discussed a copy of a letter addressed to the board, dated April 29, 2015, which was sent by Mr. Cohn on behalf of Elliott Management. In the letter, Elliott Management called on the board to take significant and prompt action to maximize EMC’s value and requested a meeting between representatives of Elliott Management and a relevant group of EMC’s directors, including Mr. Tucci. Mr. Tucci confirmed for the board that, in response to Elliott Management’s letter, he along with one or more members of the board would be meeting with representatives of Elliott Management in the upcoming weeks. The board of directors also discussed with management the competitive forces affecting EMC’s business, including cloud service offerings and initiatives of various competitors. In connection with this discussion, the board of directors received an update from management regarding ongoing negotiations with respect to the company’s proposed acquisition of Virtustream.

On May 5, 2015, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On May 21, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to discuss certain tax matters related to a potential transaction between the parties.

On May 22, 2015, EMC entered into a merger agreement to acquire Virtustream.

On June 2, 2015, Messrs. Tucci and Green, along with other members of the EMC board of directors and senior management, met with Mr. Cohn and other representatives of Elliott Management at EMC’s headquarters in Hopkinton, Massachusetts. The representatives of EMC and Elliott Management discussed Elliott Management’s concerns reflected in its April 29, 2015 letter, Elliott Management’s views regarding potential strategic alternatives available to EMC that could possibly enhance shareholder value and recent initiatives undertaken by EMC to add value, including the pending acquisition of Virtustream.

On June 3, 2015, the non-management directors of the EMC board held a telephonic meeting at which Mr. Green provided the directors with a summary of the June 2, 2015 meeting with representatives of Elliott Management and reviewed an agenda for a call with members of senior management scheduled to occur immediately following the conclusion of the board meeting to discuss the status of the company’s review of strategic alternatives. During this later call, members of senior management reviewed: (1) the status of engaging Morgan Stanley and Evercore as financial advisors to assist the company and the board in their assessment of strategic alternatives; (2) the strategic alternatives then being evaluated by senior management, including various “Federation 2.X” enhancements (including acquisitions of companies of strategic interest, a leveraged recapitalization transaction and continued share buy-backs), a potential sale of the company to Denali and a potential transaction with Company Y, a global provider of servers, storage and networking solutions; (3) strategies to create a managed cloud services business within the Federation, including through the pending acquisition of Virtustream; and (4) additional considerations, beyond strategic and financial concerns, regarding the various strategic alternatives being considered, including the impact of these alternatives on customers, partners and employees of EMC. During this call, members of senior management also presented a process update with respect to a potential transaction with Denali, including a potential meeting to occur in the coming days between certain members of the EMC board and senior management with representatives of Denali, and a preliminary analysis of the estimated cost and revenue synergies of a potential transaction.

On June 8, 2015, Messrs. Dell and Durban met with a member of the EMC board of directors and a representative of EMC’s senior management team in Boston, Massachusetts to discuss the potential merits and terms of a transaction between the parties and to obtain additional background information regarding Denali’s operations and its strategic vision.

On June 9, 2015, EMC entered into a letter agreement with Morgan Stanley, engaging Morgan Stanley to act as a financial advisor to the EMC board of directors with respect to EMC’s evaluation of various strategic alternatives for the company. The letter agreement provided for Morgan Stanley to receive a monthly advisory fee during the term of the agreement but did not require EMC to engage Morgan Stanley as a financial advisor in connection with a potential sale transaction or entitle Morgan Stanley to receive a fee if a sale transaction were consummated.

Also on June 9, 2015, Messrs. Tucci and Green, along with a member of EMC’s senior management team, met with Messrs. Dell and Durban in Boston, Massachusetts, to further discuss a potential transaction between the parties, including the parties’ respective strategic visions of how a combined Denali-EMC organization would operate following the closing of any such transaction, and to review certain preliminary due diligence questions posed by Denali regarding EMC’s business and operations.

On June 15, 2015, the EMC board of directors held a telephonic meeting at which representatives of Morgan Stanley provided the board with Morgan Stanley’s preliminary assessment of several strategic alternatives which might be available to EMC to potentially enhance shareholder value. These alternatives included several standalone strategies, including a levered recapitalization of EMC and the issuance by EMC of a tracking stock that would track EMC’s economic interest in VMware, as well as actions involving third parties, including a sale of EMC to a third party and acquisitions of companies of strategic interest. Morgan Stanley also reviewed and discussed with the board of directors financial forecasts for EMC’s core businesses prepared by management and presented its preliminary assessment of the potential future prices of EMC stock under various assumptions. Representatives of Evercore also presented Evercore’s independent preliminary view of industry and market dynamics and discussed several alternative strategies EMC could potentially pursue that might positively impact EMC’s revenue and earnings per share, including a levered recapitalization transaction and acquisitions of companies of strategic interest. Certain members of management, together with a representative of McKinsey, delivered a presentation discussing EMC’s Federation strategy and the status and progress of various “Federation 2.X” enhancements to this strategy. Certain members of management also presented an update on EMC’s long-range planning, including reviewing multi-year forecasts prepared by management under varied assumptions, and a representative of Skadden discussed with EMC’s board of directors its fiduciary duties with respect to its review of the various strategic alternatives available to EMC. Mr. Tucci provided the board of directors with an update on a recent meeting between representatives of EMC and Denali to discuss a potential sale transaction, and another member of the board discussed his recent separate meeting with a representative of Denali. EMC’s non-management directors engaged in a discussion of the structural alternatives and “Federation 2.X” enhancements presented during the meeting and the option of further engaging with Denali regarding a potential transaction. Following this discussion, the directors established a protocol for further discussions with Denali, pursuant to which Mr. Green, with the advice of EMC’s financial advisors and the assistance of other non-management directors of EMC, would lead consideration of whether and how to further engage in discussions with Denali regarding a potential transaction.

Following the June 15, 2015 meeting of the EMC board of directors and through September 2015, members of EMC’s senior management team and its legal and financial advisors engaged in a number of discussions with respect to, and conducted research and analysis of, several standalone strategies that EMC could pursue to potentially enhance shareholder value, including the issuance by EMC of a tracking stock that would track EMC’s economic interest in VMware, and also reviewed certain key terms and conditions that EMC would expect to see reflected in a draft merger agreement for a potential transaction with Denali.

On June 25, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On June 26, 2015, EMC entered into a letter agreement with Needham & Company, LLC, referred to as Needham, to engage Needham as a financial advisor to EMC in connection with a possible transaction.

On July 1, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On July 7, 2015, Mr. Tucci and Mr. Dell participated in a call to further discuss the status of a potential transaction.

On July 9, 2015, the closing of the Virtustream transaction occurred, pursuant to which Virtustream became a wholly-owned subsidiary of EMC.

On July 15, 2015, the EMC board of directors received a letter, dated July 13, 2015, from Denali setting forth its non-binding indication of interest regarding an acquisition of 100% of EMC’s core federated businesses and EMC’s shareholdings in VMware in a transaction that would deliver to EMC shareholders $33.05 per share of total value to EMC shareholders, referred to as the July 15 Letter. Per the July 15 Letter, the proposed per share consideration would consist of $24.69 per share in cash and $8.36 per share in non-voting tracking stock, which tracking stock would be linked to up to 60% of EMC’s economic interest in VMware. The July 15 Letter stated that the $33.05 proposal represented a premium to the implied enterprise value of EMC’s core federated businesses (excluding VMware) based on trading prices of EMC common stock and VMware Class A common stock as of July 10, 2015, as well as a premium to EMC’s one-, two- and five-year trading highs, and that for purposes of Denali’s analysis, Denali valued the economic interest represented by the tracking stock at the then-current public market price of the underlying VMware shares. The July 15 Letter also set forth certain terms that Denali expected would be included in a definitive merger agreement for the transaction, including a go-shop period during which EMC would be permitted to solicit alternative acquisition proposals and to enter into such a proposal if superior to the transaction agreed to by EMC and Denali, subject to EMC paying Denali an unspecified termination fee. The July 15 Letter set forth Denali’s view that debt financing for the transaction could be readily obtained, enclosed a letter, dated July 13, 2015, from J.P. Morgan Securities LLC, referred to as JP Morgan, expressing JP Morgan’s confidence in underwriting a significant amount of Denali’s debt financing and provided additional detail regarding the proposed equity financing for the transaction.

On July 16, 2015, the EMC board of directors met in Boston, Massachusetts to discuss, among other matters, the July 15 Letter with management and EMC’s financial advisors. Representatives of Morgan Stanley, which had been provided a version of the July 15 Letter which had the identity of Denali redacted, provided its assessment of Denali’s proposal. The EMC board of directors discussed this assessment and Denali’s proposal in detail with the representatives of Morgan Stanley, including in the context of EMC’s ongoing assessments of strategic alternatives for the company. The non-management directors agreed that Mr. Green, as the board’s representative, should inform Denali of the board’s desire for additional information regarding Denali’s indication of interest and authorized Mr. Green to further engage Morgan Stanley to advise the board regarding a possible transaction with Denali and with respect to alternative strategies to enhance shareholder value. A representative of Skadden advised the board of directors regarding their fiduciary duties under Massachusetts law in light of their receipt of the July 15 Letter. During the meeting, certain members of management also reviewed with the board of directors EMC’s second quarter financial results, noting management’s expectation that it would reduce its internal forecast of full-year product bookings for the company and would discuss this information in the upcoming earnings call with investors.

On July 21, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On July 22, 2015, members of EMC’s management team held a conference call with investors to discuss EMC’s second quarter financial results and full year outlook. During this call, members of EMC’s management team discussed the company’s decision to reduce its full year revenue forecast by $400 million, identifying as relevant factors a decline in customer demand for traditional storage products, pressure in certain international markets due to geopolitical issues and its general cost structure.

On July 23, 2015, Messrs. Tucci and Green received an email from Mr. Cohn for circulation to the other members of the EMC board of directors. In the email, Mr. Cohn expressed Elliott Management’s disappointment with EMC’s second quarter financial results and stated that, upon termination of the standstill restrictions on September 1, 2015, Elliott Management intended to appeal directly to EMC’s shareholders for change.

As discussed during the July 16, 2015 meeting of the EMC board of directors, on July 27, 2015, Mr. Green contacted Mr. Dell by telephone to further discuss a potential transaction between the parties. During the call, Mr. Green noted that the EMC board of directors had reviewed and discussed the July 15 Letter and had determined that further discussions should take place between the parties to develop a better understanding of

Denali’s proposal and to further assess the possibility of a transaction. Mr. Green also conveyed to Mr. Dell the EMC board of directors’ position that the consideration referenced in the July 15 Letter did not reflect EMC’s full value, noting that while the proposed consideration reflected a premium to the then current trading price of EMC shares, the board of directors’ position was that EMC’s recent investments and growth opportunities were not fully reflected in the company’s then current market price. Mr. Green also discussed the tracking stock component of the consideration referenced in the July 15 Letter, noting that it would be a key element in the evaluation by EMC shareholders of Denali’s proposal, and expressed a need for additional information regarding both the tracking stock and the scope and terms of Denali’s financing for the proposed transaction.

On July 28, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team and a representative of Morgan Stanley by telephone to further discuss a potential transaction between the parties.

On July 29, 2015, the EMC board of directors met with representatives of EMC’s management and Morgan Stanley in Boston, Massachusetts. At the meeting, a representative of Morgan Stanley discussed Morgan Stanley’s assessment, including the valuation implications thereof, of certain standalone “Federation 2.X” strategies that EMC could pursue, including a leveraged recapitalization of EMC and the issuance by EMC of a tracking stock linked to EMC’s interest in VMware, and compared these alternatives to several other strategies involving third parties, including a strategic sale of EMC and the sale of certain non-core businesses. The EMC board of directors discussed these alternatives in detail. The board of directors also discussed next steps for engaging with Denali regarding a potential transaction, including the need for greater certainty regarding Denali’s ability to obtain necessary financing. Mr. Green also provided the board with a summary of his July 27, 2015 call with Mr. Dell. After further discussion, the EMC board of directors determined that the various standalone strategies discussed with Morgan Stanley at the meeting should be developed and considered in parallel with further discussions with Denali regarding a potential transaction.

On July 30, 2015, a meeting of the EMC board of directors was held in Boston, Massachusetts to discuss, among other matters, the principal terms of a proposed engagement letter with Morgan Stanley providing for Morgan Stanley to act as a financial advisor to the board with respect to the evaluation of strategic alternatives. Following the board’s discussion of the terms of the proposed engagement letter, the board directed Mr. Green to finalize and execute the engagement letter. Members of Virtustream’s management team also presented an overview of the Virtustream business and the opportunities it could provide the Federation in connection with the creation of a managed cloud services business.

On July 31, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

In August 2015, after the board’s consideration of Morgan Stanley’s qualifications, expertise, reputation, relationships and knowledge of EMC’s business, and negotiations as to the terms of its engagement, EMC entered into a letter agreement, dated August 5, 2015, confirming EMC’s engagement of Morgan Stanley as of May 24, 2015 to act as a financial advisor to the EMC board of directors in connection with EMC’s evaluation of strategic alternatives for the company, including a possible sale of EMC as a whole. Pursuant to the letter agreement, in addition to a monthly advisory fee, Morgan Stanley was entitled to receive a fee if EMC consummated a sale transaction.

On August 3, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On August 6, 2015, an organizational call was held between representatives of Bain & Company, Inc., referred to as Bain, consultants to Denali and McKinsey, consultants to EMC, to discuss various business and financial due diligence related matters, including the creation of a data room and the establishment of a “clean room” protocol for antitrust and competition purposes. Thereafter and continuing throughout the period leading to the execution of the merger agreement, members of Denali’s management team, representatives of Silver Lake

Partners and Denali’s advisors conducted a financial and business due diligence investigation of EMC with the assistance of antitrust counsel to both parties. Denali’s financial and business due diligence investigation of EMC generally consisted of, among other things, EMC providing Denali’s management team, representatives of Silver Lake Partners and Denali’s financial advisors with financial and other documents related to its business and operations and numerous meetings between the parties’ respective management teams, representatives and advisors.

On August 7, 2015, representatives of Silver Lake Partners met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On August 18, 2015, a representative of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On August 18, 2015, during a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, the committee authorized another independent director of the EMC board to assist Mr. Green in his communications with both Denali and Elliott and to serve as a liaison to the committee with respect to such communications.

The following day, on August 19, 2015, the EMC board of directors met telephonically with members of EMC’s management and representatives of Morgan Stanley and Skadden to further discuss, among other matters, certain standalone strategies that could be pursued by EMC to potentially enhance shareholder value. At the meeting, representatives of Morgan Stanley provided to the EMC board of directors its views with respect to two such strategies – the issuance by EMC of a tracking stock reflecting EMC’s economic interest in VMware and a leveraged recapitalization of EMC – which the directors discussed in detail. A representative of Skadden also provided the directors with advice with respect to certain legal considerations related to the issuance of tracking stock. At the meeting, a member of EMC’s management team reviewed with the board of directors the data room and related protocols established for Denali and its representatives to continue its financial and business due diligence investigation of the company, which protocols were formulated through discussions with EMC’s advisors and representatives of Denali.

In connection with finalizing a “clean room” protocol, on August 21, 2015, EMC, Dell, Bain and McKinsey & Company, Inc. United States entered into a non-disclosure agreement related to the exchange of confidential information among designated representatives of EMC and Dell and a clean team non-disclosure agreement related to the exchange of competitively sensitive information among designated representatives of EMC and Dell.

On August 27, 2015, Messrs. Green and Tucci and a representative of EMC’s senior management team met with Messrs. Dell and Durban to further discuss a potential transaction between the parties.

On August 28, 2015, members of EMC’s senior management, together with Mr. Green and another member of the EMC board of directors, met with representatives of Silver Lake Partners and representatives of JP Morgan, Denali’s financial advisor, in Morristown, New Jersey. At the meeting, EMC’s senior management provided the representatives of Silver Lake Partners and the representatives of JP Morgan with additional information regarding EMC’s business, operations and financial position, and the representatives of Silver Lake Partners and the representatives of JP Morgan provided EMC’s senior management with additional information regarding the terms of Denali’s proposed debt financing.

On September 1, 2015, Messrs. Green and Tucci received a letter from Denali addressed to the EMC board of directors, dated September 1, 2015, referred to as the September 1 Letter. The September 1 Letter set forth Denali’s revised non-binding indication of interest to acquire 100% of EMC’s core federated businesses and EMC’s shareholdings in VMware for cash consideration and non-voting tracking stock. The September 1 Letter reconfirmed Denali’s overall per share consideration price set forth in the July 15 Letter of $33.05 per share, but modified the allocation of this consideration between cash and tracking stock so as to consist of $24.92 per share in cash and $8.13 per share in tracking stock. Denali’s revised indication of interest also provided that the tracking stock would be linked to up to 60-70% of EMC’s economic interest in VMware, an increase from the 60% interest referenced in the July 15 Letter, and that for purposes of Denali’s analysis, that Denali was valuing the economic interest represented by the tracking stock at the then-current public market price of the underlying VMware shares. The September 1 Letter stated that the $33.05 proposal represented a premium to the implied enterprise value of EMC’s core federated businesses (excluding VMware) based on trading prices of EMC common stock and VMware Class A common stock as of September 1, 2015, as well as a premium to EMC’s one-, two- and five-year trading highs. The revised indication of interest also set forth Denali’s view that EMC’s shareholders would receive additional value, not reflected in the $33.05 proposal, through their ownership of the tracking stock and the synergies Denali expected VMware would realize as a result of the transaction. The September 1 Letter noted Denali’s intent to continue to invest heavily in the Boston area community and corporate presence and its belief that the enhanced prospects of a combined Dell-EMC would provide retained EMC employees and executives with greater financial and other opportunities than a standalone EMC. The September 1 Letter also reiterated Denali’s confidence in obtaining debt financing for the transaction, provided additional information regarding the nature and timing of its proposed financing, and enclosed letters from JP Morgan, dated September 1, 2015, regarding JP Morgan’s continued confidence in underwriting Denali’s debt financing and its prior favorable financing experiences with Dell and Silver Lake Partners.

On September 2, 2015, a meeting of the EMC board of directors was held in New York City, at which members of EMC’s management provided the directors with additional information regarding a number of “Federation 2.X” alternatives the company could potentially pursue. The directors compared these alternatives to various other potential strategic options, including a potential transaction with Denali and additional strategic acquisitions of companies of interest. EMC’s management also presented data concerning potential aspects of a transaction with Denali, including potential cost and revenue synergies. Representatives of Morgan Stanley provided a market update, including its assessment of current capital market conditions and certain market observations regarding EMC’s performance relative to its industry peers, reviewed the financial forecasts for EMC and its valuation analysis of EMC as a standalone company, provided additional financial analysis of a possible recapitalization transaction through the issuance by EMC of a standalone tracking stock and provided an update on the ongoing negotiations of a potential transaction with Denali. The EMC board of directors engaged in a lengthy discussion of the matters presented by management and Morgan Stanley, as well as the September 1 Letter, which was circulated to the directors. Following this discussion, Messrs. Dell and Durban and a representative of JP Morgan joined the meeting. Mr. Dell discussed with the board of directors the opportunities that could be created by, and benefits of, combining Denali’s and EMC’s respective operations and, along with Mr. Durban and the representative of JP Morgan, provided additional details regarding Denali’s proposed financing. Messrs. Dell and Durban also answered a number of questions from the EMC board of directors regarding the effect of the proposed transaction on EMC’s employees and other Massachusetts constituencies. Following the departure of Messrs. Dell and Durban and the representative of JP Morgan, the directors continued to discuss the potential transaction with Denali, including the timing and risks of such a transaction, and various “Federation 2.X” alternatives and the possible benefits and risks of these alternatives. From this discussion, the non-management directors concluded that they needed additional information to better understand the potential risks and rewards associated with Denali’s proposal, including the proposed issuance of tracking stock. At the meeting, the EMC board of directors also unanimously approved the creation of a special committee of the board to consider certain matters related to the creation of a managed cloud services business.

On September 4, 2015, Mr. Durban met with a representative of VMware’s senior management to discuss the potential transaction between EMC and Denali.

On September 8, 2015, during a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, which certain other members of the EMC board also attended, the directors discussed a possible preferred equity financing source proposed by Denali in connection with a potential transaction.

On September 14, 2015, Denali provided representatives of EMC a summary of key terms that Denali proposed be included in a merger agreement for the transaction.

The next day, on September 15, 2015, a member of EMC’s senior management team and a representative of Morgan Stanley met in-person in Menlo Park, California with representatives of Silver Lake Partners to discuss the summary of key terms proposed by Denali.

Also on September 15, 2015, the Corporate Governance and Nominating Committee of the EMC board of directors met telephonically, along with another member of the EMC board of directors, to discuss, among other matters, the status of certain “Federation 2.X” enhancements and initiatives undertaken by the company and discussions and work related to a potential transaction with Denali. At the meeting, Mr. Green indicated that he would be participating in an upcoming discussion with representatives of Denali to further review a potential transaction and that he, Mr. Tucci and other representatives of EMC would also be separately meeting with representatives of Elliott Management.

In mid-September 2015, Mr. Green attended a meeting with representatives of Denali. At the meeting, the parties discussed certain proposed terms for a transaction.

On September 17, 2015, Messrs. Green and Tucci, along with another independent director of the EMC board of directors and a member of EMC’s senior management team, met with representatives of Elliott Management in New York City. At the meeting, the representatives of EMC and Elliott Management discussed, among other matters, Elliott Management’s perspectives on steps EMC could take to enhance shareholder value, reviewed recent value-creating initiatives undertaken by EMC and various other strategic alternatives being considered by EMC and discussed the possibility of the parties entering into another non-disclosure agreement.

On September 18, 2015, members of EMC’s senior management team, and representatives of Denali, Silver Lake Partners and Deloitte met to discuss certain tax issues, a proposed requirement that EMC have a minimum amount of cash on hand at closing and related cash repatriation issues in connection with the proposed transaction.

Also, on September 18, 2015, members of EMC’s senior management team met with representatives of Silver Lake Partners to discuss certain financial matters in connection with the proposed transaction.

On September 18, 2015, Denali provided a draft merger agreement to EMC. Through October 12, 2015, EMC, Denali, Silver Lake Partners and their respective legal counsel and financial advisors engaged in negotiations concerning the draft merger agreement and its exhibits and schedules, including, among other items, covenants related to the solicitation of acquisition proposals, the ability of the EMC board of directors to change its recommendation, Denali’s obligations to obtain financing and consummate the transaction, EMC’s rights to specific performance, the parties’ respective termination rights and the size and triggers for termination fees, including a reverse termination fee.

Commencing in mid-September 2015 and continuing throughout the period leading to the execution of the merger agreement, representatives of Denali, including its legal counsel and accounting advisors, and Silver Lake Partners conducted confirmatory legal, tax and accounting due diligence of EMC. In connection with this review, on September 23, 2015, Simpson Thacher provided a list to Morgan Stanley regarding the legal due diligence that Denali wished to perform on EMC. In response to this legal due diligence request list and other requests from Denali and its advisors regarding tax and accounting due diligence, EMC provided Denali and its legal counsel and accounting advisors with a number of documents related to its business and operations and held several calls between the parties’ respective legal counsel and accounting advisors.

On September 21, 2015, representatives of EMC, Denali, Silver Lake Partners, Morgan Stanley, Skadden and Simpson Thacher met in person and by videoconference to discuss proposed terms of the tracking stock to be issued to EMC shareholders in connection with the proposed transaction. During the call, Denali provided a written summary of certain key tracking stock principles proposed by Denali, which the parties discussed during the call.

On September 22, 2015, during a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, which certain other members of the EMC board also attended, Mr. Green discussed with the directors the substance of his September 17, 2015 meeting with representatives of Elliott Management and a conversation between him and Mr. Cohn of Elliott Management that occurred shortly following the September 17, 2015 meeting. Also at this meeting, the committee determined to recommend that Laura Sen, having been determined after the committee’s interview and review process to meet its search criteria, be appointed to the EMC board of directors.

Following the meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, on September 22, 2015, the EMC board of directors met telephonically with certain members of EMC’s management team. At the meeting, Mr. Green provided the directors with an update regarding a potential transaction with Denali, including information regarding the work undertaken by Denali to secure financing for the transaction and possible timing of next steps to reach agreement on transaction terms. He also provided the directors with an update regarding the status of certain ongoing work related to “Federation 2.X” initiatives, including with respect to the possible standalone strategy of EMC issuing tracking stock reflecting its economic interest in VMware. The EMC board of directors discussed at length these matters, including the interdependency of efforts related to a potential transaction with Denali, certain “Federation 2.X” initiatives and the creation of a managed cloud services business within the Federation, and agreed on the importance aligning these efforts and director oversight given the interrelatedness of these matters. At the meeting, the EMC board of directors also unanimously agreed to increase the size of the board to thirteen members and to elect Laura Sen to the board.

On September 23, 2015, Skadden provided a revised draft of the merger agreement to representatives of Denali and Silver Lake Partners.

Also on September 23, 2015, Messrs. Green and Tucci received a letter from Denali addressed to the EMC board of directors, dated September 23, 2015, referred to as the September 23 Letter. The September 23 Letter set forth Denali’s further revised non-binding indication of interest to acquire 100% of EMC’s core federated businesses, excluding VMware, and EMC’s shareholdings in VMware for cash consideration and tracking stock. The September 23 Letter proposed total consideration per share of $33.05 to $33.15 (valuing the economic interest represented by the tracking stock at the then current market price of the underlying VMware common stock), noting that Denali had increased its per share consideration of its offer despite a decrease in the EMC share price and industry valuation multiples since its first proposal. The September 23 Letter did not indicate what portion of the consideration would consist of cash consideration versus tracking stock, but provided that the tracking stock would be linked to 60% of EMC’s economic interest in VMware. The September 23 Letter stated that the $33.05-$33.15 proposal represented a premium to the implied enterprise value of EMC’s core federated businesses (excluding VMware) based on trading prices of EMC common stock and VMware Class A common stock as of September 22, 2015, as well as a premium over specified mean current trading multiples of a group of EMC’s industry peers. The September 23 Letter also provided additional information regarding the anticipated timing, sources and amounts of its proposed debt and equity financing. Also enclosed with the September 23 Letter were letters from Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as Merrill Lynch, and JP Morgan, each dated September 22, 2015, expressing the confidence of each of Merrill Lynch and JP Morgan in underwriting Denali’s debt financing, as well as term sheets for the debt and equity financing.

On September 23, 2015, representatives of EMC’s senior management team and representatives of Silver Lake Partners met to further discuss the proposed transaction between the parties.

On September 25, 2015, the EMC board of directors met telephonically with management and representatives of Morgan Stanley and Skadden to discuss, among other matters, the September 23 Letter. At the meeting, representatives of Morgan Stanley provided to the board its assessment of the terms of September 23 Letter, including its valuation analysis of the proposed merger consideration, and discussed Denali’s proposed sources and uses to fund the transaction. During this review, Morgan Stanley also discussed certain standalone “Federation 2.X” strategies EMC could alternatively pursue from the point of view of determining the best strategic alternative for EMC shareholders on a risk-adjusted basis. The representatives of Morgan Stanley also provided a valuation analysis of EMC for fiscal years 2015 and 2016 relative to EMC’s industry peers. A representative of Skadden reviewed with the board of directors certain key open issues under discussion between Denali and EMC regarding the proposed issuance of tracking stock and Denali’s financing for the potential transaction, focusing on issues that could potentially impact the estimated value of the tracking stock and deal certainty, and also reviewed with the directors their fiduciary duties under Massachusetts law under the circumstances. Mr. Green provided the directors with an update regarding possible next steps with respect to the proposed transaction with Denali. In executive session, the non-management directors discussed the various presentations by Morgan Stanley and Skadden at length and their respective views of the challenges and risks presented by certain aspects of both Denali’s revised indication of interest and the various alternative standalone “Federation 2.X” strategies and their view that EMC should continue to pursue a possible transaction with Denali.

On September 25, 2015, representatives of EMC’s senior management team, Silver Lake Partners and Bain met to further discuss the proposed transaction between Denali and EMC.

On September 26, 2015, a member of EMC’s senior management team attended a call with Mr. Durban to discuss EMC’s and Denali’s respective positions as to certain key open transaction terms. Among the principal provisions discussed were those relating to the terms of EMC’s right to solicit alternative acquisition proposals during a go-shop period, Denali’s obligations to secure debt and common equity financing sufficient to close the transaction, risks associated with the availability of the proposed preferred stock financing and the amount of the per share merger consideration and the allocation of the consideration between cash and tracking stock.

Following the call between a member of EMC’s senior management team and Mr. Durban, on September 26, 2015, Simpson Thacher circulated to EMC, Morgan Stanley and Skadden a list setting forth principal open business issues identified by Simpson Thacher, Denali and Silver Lake Partners in their review of the revised draft merger agreement. Shortly following circulation of the list, the parties and their respective legal and financial advisors participated in a call to discuss the open transaction terms which related to, among other things, Denali’s financing, including the timing of the marketing period and conditions to funding, a proposed requirement that EMC have a minimum amount of cash on hand at closing to be available in connection with the financing of the transaction, the terms of EMC’s right to solicit alternative acquisition proposals during a go-shop period, the ability of the EMC board of directors to change its recommendation, the parties’ respective termination rights and the size and triggers for termination fees, including a reverse termination fee, EMC’s rights to specific performance, the appropriate efforts standard to obtain the requisite antitrust approvals for the transaction, the treatment of equity awards and other employee compensation and benefits matters and the scope of the parties’ respective conditions to closing. During this call, the parties resolved certain of the identified open issues and deferred others for further negotiation and discussion. The parties also discussed the status of Denali’s due diligence investigation of EMC. At the conclusion of the call, the parties agreed that certain members of the parties’ respective management teams and Skadden and Simpson Thacher would participate in a call to further discuss the status of the remaining key open business issues and that this call would occur prior to an in-person meeting of the parties’ respective management teams expected to take place on September 29, 2015 in Menlo Park, California. Shortly following the conclusion of the parties’ call on September 26, 2015, a member of EMC’s senior management team contacted a representative of Silver Lake Partners to confirm the timing of the call between Denali’s and EMC’s respective legal advisors and select members of management and to confirm next steps to facilitate a discussion between the parties’ respective business teams on September 29, 2015.

On the morning of September 28, 2015, Simpson Thacher circulated to EMC, Morgan Stanley and Skadden an updated list of the principal open business issues, identifying the status of, and proposed next steps to resolve, each issue. Later that day, members of each party’s respective management team and Skadden and Simpson Thacher participated in a call to discuss the updated issues list and further discuss each party’s respective position.

On September 29, 2015, EMC’s and Denali’s respective management teams and representatives of Silver Lake Partners met in Menlo Park, California to further discuss the status of the principal open business issues. Representatives of Skadden, Morgan Stanley and Simpson Thacher also participated in the meeting by telephone. Later that day, Skadden and Simpson Thacher participated in a call to negotiate and discuss certain other open legal issues and terms reflected in the draft merger agreement.

Also on September 29, 2015, a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors was held, which certain other members of the EMC board also attended. At the meeting, the directors discussed, among other matters, certain items that they believed should be addressed in an upcoming board update being prepared by management and the company’s financial advisors regarding “Federation 2.X,” including a review of prior analysis of various strategic alternatives and a risk-adjusted valuation of certain “Federation 2.X” alternatives, and the proposed transaction with Denali, including the anticipated trading range for EMC stock upon announcement of a transaction and the anticipated tracking stock value.

On October 1, 2015, Skadden provided Denali and Simpson Thacher with an initial draft of terms related to the proposed tracking stock to be included in the amended and restated certificate of incorporation of Denali to be in effect upon the closing of the proposed transaction. Through October 12, 2015, EMC, Denali and their respective legal counsel and financial advisors engaged in negotiations of the draft certificate of incorporation and other related tracking stock documents, including by-law provisions of Denali to be adopted in connection with the closing of the proposed transaction and a tracking stock policy statement of the board of directors of Denali setting forth certain procedures intended to protect the rights of the holders of the tracking stock following the closing of the proposed transaction. During this time, the parties discussed and negotiated, among other matters, the voting, conversion, redemption and dividend rights of holders of the tracking stock, as well as matters relating to a Capital Stock Committee of the board of directors of Denali that would oversee certain matters relating to the tracking stock.

Beginning in the spring of 2015 and continuing through October 12, 2015, representatives of Denali and Silver Lake engaged in extensive negotiations with respect to the arrangement of the debt financing for the transaction, providing representatives of EMC with periodic updates regarding such negotiations. Following such negotiations, a banking group consisting of eight banks and their affiliates agreed to provide debt financing for the transaction. On October 2, 2015, Simpson Thacher circulated to Skadden a revised draft of the merger agreement and drafts of certain documents related to Denali’s proposed equity and debt financing, including a form of common stock purchase agreement pursuant to which certain investors would provide common equity financing for the transaction, a form of securities purchase agreement pursuant to which certain investors would provide preferred equity financing for the transaction and a debt commitment letter. Through October 12, 2015, EMC, Denali and their respective legal counsel and financial advisors, as well as Mr. Dell, MSD Partners, Silver Lake Partners, and the banks and other parties providing financing, and their respective legal counsel, engaged in negotiations of the documents related to Denali’s proposed equity and debt financing. During this time, EMC and Denali discussed and negotiated, among other matters, deal certainty risks associated with Denali’s ability to secure its proposed preferred equity financing, with the parties ultimately agreeing that Denali’s financing package would consist of debt and common equity. For more information about the terms of Denali’s debt and equity financing, see “—Financing of the Merger” and “The Merger Agreement—Common Stock Purchase Agreements.”

Also, on October 2, 2015, representatives of EMC’s senior management team met telephonically with representatives of a potential financing source for Denali to discuss the potential transaction.

Also on October 2, 2015, representatives of EMC’s senior management team and representatives of Silver Lake Partners met telephonically to further discuss the proposed transaction between EMC and Denali.

On October 4, 2015, Mr. Green participated in a conference call with members of EMC’s management and representatives of Skadden and Morgan Stanley to review and discuss the key remaining open issues in the draft merger agreement and possible EMC responses with respect to such matters. The call was held in anticipation of a call to be held the next day among Mr. Green, members of EMC’s senior management team and representatives of Silver Lake Partners to continue to discuss and resolve open transaction terms. The discussion focused on matters that could affect deal certainty, including matters related to Denali’s proposed debt and equity financing, such as the timing of the marketing period and risks related to Denali’s proposed preferred equity financing, the parties’ obligations to obtain necessary antitrust approvals, a requirement that EMC have a minimum amount of cash on hand at closing, the parties’ respective termination rights and the size and triggers for termination fees, including a reverse termination fee, and the amount of the proposed per share consideration, including the allocation between cash consideration and tracking stock. Representatives of Skadden and Morgan Stanley also reviewed with Mr. Green certain possible key issues related to the tracking stock.

During a call on October 5, 2015, Mr. Green, members of EMC’s senior management team and representatives of Silver Lake Partners discussed key remaining open issues in the draft merger agreement, including the amount of the per share merger consideration and certain key issues related to the tracking stock. Following the call, certain members of EMC’s senior management team and representatives of Silver Lake Partners who participated in the call communicated by email and telephone to confirm resolution of certain items and to reiterate the parties’ respective positions with respect to certain remaining open issues.

Also, on October 5, 2015, Mr. Tucci met telephonically with representatives of a potential financing source for Denali to discuss the potential transaction.

On October 6, 2015, the EMC board of directors met in New York City to discuss, among other matters, the proposed transaction with Denali. At the meeting, representatives of Morgan Stanley provided to the board a capital markets update, its updated assessment and financial analysis of various “Federation 2.X” alternatives, its analysis of the issuance of a VMware tracking stock, its updated assessment of a transaction with Denali, including the size of the termination fees under discussion by the parties, its updated valuation of EMC as a standalone company, and its analysis of whether there were other potential competing buyers for a sale transaction. Morgan Stanley also confirmed for the board its view that the proposed transaction with Denali offered a greater risk-adjusted value to EMC shareholders than other strategic alternatives available to the company and also noted that in its view the proposed termination fees to be paid by EMC were unlikely to deter any potential third party bidders. Representatives of Evercore also presented their independent preliminary view of the current business environment, tracking stock dynamics and the proposed transaction with Denali. Evercore noted that, in its view and based on the information made available in connection with its preliminary analyses, the proposed transaction with Denali was more attractive than a standalone alternative. Representatives of Skadden described provisions of the proposed merger agreement, including the proposed treatment of outstanding equity awards, and provided the directors with an overview of key outstanding issues under negotiation with respect to the draft merger agreement, focusing on matters that could potentially affect deal certainty. Skadden also discussed with the board its fiduciary duties under Massachusetts law. The directors reviewed with members of management forecasts and valuation analyses for the company in comparison to the proposed per share merger consideration, and certain members of management provided the directors with their views regarding the proposed transaction as compared to alternative “Federation 2.X” strategies. EMC’s management also reviewed its analysis of potential revenue synergies of the proposed transaction and discussed with the board preliminary third quarter financial results for 2015, which preliminary results indicated that the company’s storage bookings for the quarter were below those forecasted by management. An independent director provided the board with a summary of his and Mr. Green’s recent discussion with certain senior executives of VMware regarding the proposed transaction, and Mr. Green summarized potential next steps with respect to discussions with Denali. The board also reviewed the principal terms of a proposed engagement letter with Evercore to serve as a financial advisor to the board and directed Mr. Green to continue to finalize the engagement letter.

Following the meeting of the EMC board of directors, on October 6, 2015, Mr. Strohm resigned from the board of directors and all committees thereof due to increasing conflict with other business and personal obligations.

Also on October 6, 2015, Mr. Green and another independent director of EMC met with certain members of VMware’s executive team and two independent directors who were unaffiliated with EMC in New York City to discuss the proposed transaction with Denali. The VMware executives had previously reviewed McKinsey’s assessment of potential synergies that could be realized as a result of the transaction.

In early October 2015, Mr. Tucci contacted Mr. Dell to discuss EMC’s expectations with respect to its third quarter financial results, including that storage bookings for the quarter were likely to be lower than analyst estimates. Also in early October 2015, a member of EMC’s senior management team separately contacted Mr. Durban to discuss EMC’s expectations with respect to its third quarter financial results.

On October 7, 2015, Mr. Green, Mr. Tucci, several other members of the EMC board of directors, certain members of EMC’s management and representatives of Morgan Stanley met in New York City with two independent directors of VMware who were unaffiliated with EMC to discuss the proposed transaction.

Also on October 7, 2015, EMC entered into a letter agreement with Needham confirming the amounts payable to Needham in connection with the proposed transaction with Denali under the terms of the parties’ June 26, 2015 engagement letter.

On October 7, 2015, representatives of EMC’s senior management team met telephonically with representatives of Silver Lake Partners to discuss certain open transaction issues relating to the repatriation of cash in connection with the requirement that EMC have a minimum amount of cash on hand at closing.

On the evening of October 7, 2015, The Wall Street Journal reported that according to unidentified sources Dell and EMC were engaged in discussions regarding a possible transaction.

On October 8, 2015, Skadden provided a revised draft of the merger agreement to representatives of Denali and Silver Lake Partners. From October 8, 2015 through the morning of October 11, 2015, members of EMC’s management team and representatives of Skadden and Morgan Stanley participated in extensive telephonic negotiations with members of Denali’s management team, representatives of Silver Lake Partners and representatives of Simpson Thacher regarding remaining open issues reflected in the draft merger agreement markups and related tracking stock and financing documents. Among the principal issues discussed were the amount of the per share merger consideration, including the allocation of consideration between cash and tracking stock, the termination and reverse termination fee amounts, the circumstances under which either party could terminate the draft merger agreement and receive a fee, the amount of minimum cash on hand EMC would be required to make available at closing, the timing of the marketing period, Denali’s obligation to secure common equity and debt commitments sufficient to close the transaction (regardless of the availability of preferred equity financing), EMC’s ability to issue equity awards between signing and closing, the dividend rights of the holders of the tracking stock and the role of the Capital Stock Committee with respect to the oversight of certain tracking stock matters. During the course of these discussions, EMC’s management team and representatives of Skadden and Morgan Stanley were able to negotiate transaction terms that were more favorable to EMC shareholders, in particular as to deal certainty, than those originally proposed by Denali and that were in addition to the increase in transaction price set forth in the September 23 Letter.

In October 2015, after the board’s consideration of Evercore’s qualifications, expertise, reputation and relationships, and negotiations as to the terms of its engagement, and in order to secure the advice of a second independent financial advisor in connection with EMC’s evaluation of a sale transaction, EMC entered into a letter agreement, dated October 9, 2015, confirming EMC’s engagement of Evercore to act as a financial advisor to the EMC board of directors.

On October 11, 2015, the EMC board of directors met telephonically to consider the terms of the proposed transaction with Denali. Members of EMC’s management team and representatives of Skadden and Morgan Stanley also participated in the meeting. A representative of Skadden stated that discussions regarding the draft merger agreement were substantially complete and led the directors through a discussion of a detailed written summary of the merger terms and conditions and the proposed tracking stock terms. The representative from Skadden also discussed with the board the limited open transaction terms under final discussion with representatives of Denali and Silver Lake Partners, including tax treatment for holders of the tracking stock in the event of future changes to tax laws, EMC’s and Denali’s respective caps on liability and the ability of EMC to grant equity awards prior to closing of the proposed transaction, and reviewed with the directors their fiduciary duties in considering the proposed transaction, including applicable standards for director conduct under Massachusetts law. Representatives of Morgan Stanley also provided Morgan Stanley’s assessment of certain key transaction terms, including the terms of the go-shop provision and the size of the termination fees. Representatives of Morgan Stanley and Evercore discussed with the board of directors their respective financial analyses of the proposed transaction, and following their respective discussions, delivered to the EMC board of directors their respective oral opinions, subsequently confirmed in writing, that, as of October 11, 2015, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in their respective written opinions, the per share merger consideration set forth in the merger agreement to be received by the holders of EMC common stock entitled to receive such merger consideration was fair, from a financial point of view, to such holders. For more information about Morgan Stanley’s and Evercore’s respective opinions, see below under the headings “—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley” and “—Opinions of EMC’s Financial Advisors—Opinion Of Evercore”. The directors engaged in a detailed discussion of the terms and conditions of the draft merger agreement, including their respective views on the remaining open transaction terms, with the representatives of Skadden. Following further discussion and careful consideration of the potential reasons for and against the proposed transaction (see “—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors” for additional information), the EMC board of directors unanimously declared the merger agreement and the transactions contemplated thereby advisable and in the best interests of EMC and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby in all respects, subject to Mr. Green’s satisfaction, on behalf of the board of directors, of the resolution of the remaining open transaction issues discussed at the meeting.

Following the meeting of EMC’s board of directors, during the evening of October 11, 2015, representatives of EMC, Denali and Silver Lake Partners came to agreement on the remaining open transaction terms. Representatives of EMC described and discussed the resolution of these matters with Mr. Green, who, on behalf of the EMC board of directors, expressed his satisfaction with such terms. Following the discussion with Mr. Green, legal counsel to EMC, Denali and Silver Lake Partners finalized the transaction documents.

On the morning of October 12, 2015, EMC, Denali and Dell executed the merger agreement. As planned, EMC and Dell then issued a joint press release announcing the transaction.

Following the announcement of the transaction, on October 12, 2015, Elliott Management publicly expressed its strong support for the transaction.

Under the merger agreement, during the “go-shop period” that began on the date of the merger agreement and continued until 11:59 p.m. (Eastern time) on December 11, 2015, EMC was permitted to solicit, initiate, encourage and facilitate acquisition proposals from unaffiliated third parties, including by providing unaffiliated third parties with nonpublic information pursuant to acceptable confidentiality agreements, and to enter into, continue or otherwise participate in discussions or negotiations with any unaffiliated third party in connection with an acquisition proposal. In the go-shop process, representatives of EMC or Morgan Stanley contacted a total of 15 parties (including 10 potential strategic buyers and 5 potential financial buyers) regarding each such party’s interest in exploring a transaction with EMC. Through the end of the go-shop period, no party submitted an acquisition proposal to EMC or its representatives with respect to a possible transaction.

EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors

At a meeting held on October 11, 2015, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interest of EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed Merger. The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement.

In evaluating the proposed transaction, the EMC board of directors consulted with EMC’s management and advisors and, in reaching its determination and recommendation, considered a number of factors. The EMC board of directors also consulted with outside legal counsel regarding its obligations and the terms of the merger agreement and the Class V Common Stock.

Many of the factors considered favored the conclusion of the EMC board of directors that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of EMC and its shareholders, including the following:

•	the belief of the EMC board of directors that, as a result of negotiations between the parties, the merger consideration was the highest value per share for EMC common stock that Denali was willing to pay at the time of those negotiations, and that the combination of Denali’s agreement to pay such consideration and the go-shop process described below and under “The Merger Agreement—Solicitation of Acquisition Proposals” would result in a sale of EMC at the highest value per share for the EMC common stock that was reasonably available;

•	the anticipated value of the per share merger consideration in comparison to historical trading prices for shares of EMC common stock, which per share merger consideration had an implied value of $33.15 per share based on the offer of $24.05 cash and an estimated 0.111 shares of Class V Common Stock for each share of EMC common stock (assuming a valuation for one such share of Class V Common Stock of $81.78, the intraday volume-weighted average price of VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction)), representing a premium of approximately 28% to the closing price of EMC common stock on October 7, 2015;

•	the fact that a large portion of the merger consideration will be paid in cash, giving EMC shareholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value for such portion;

•	the fact that a portion of the merger consideration will be paid in Class V Common Stock intended to track, in the aggregate, approximately 65% of the shares of Class V Common Stock authorized to be issued under the Denali certificate and, as a result, is intended to represent 65% of EMC’s current economic interest in the VMware business, which is intended to give EMC shareholders the opportunity to benefit from synergies anticipated to be realized by VMware following the transaction should EMC shareholders determine to retain the Class V Common Stock payable in the transaction;

•	the familiarity of the EMC board of directors with, and understanding of, the business, assets, financial condition, results of operations, current business strategy and prospects of EMC and its subsidiaries;

•	the potential shareholder value that might result from strategic alternatives available to EMC, including changes to EMC’s business and operations and capital structure, issuing shares of VMware common stock held by EMC to EMC shareholders in a “spin-off” transaction and seeking alternative transactions with other third parties, in each case, considering the potential for EMC shareholders to share in any future earnings or growth of EMC’s and VMware’s business;

•	the projected long-term financial results of EMC as an independent, publicly owned company and related macroeconomic and industry-specific trends and risks, and the projected long-term financial results of VMware;

•

the review by the EMC board of directors with its legal and financial advisors, as applicable, of the structure of the proposed transaction and the financial and other terms of the merger agreement, including the terms of the Class V Common Stock, the parties’ representations, warranties and

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covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transaction and the evaluation of the EMC board of directors of the likely time period necessary to complete the transaction;

•	the fact that the merger agreement permits EMC to declare and pay to its shareholders regular quarterly dividends of up to $0.115 per share of EMC common stock during the period prior to consummation of the transaction;

•	the closing conditions included in the merger agreement, including the condition that EMC receive an opinion from its tax counsel confirming the U.S. federal income tax treatment of the merger and the Class V Common Stock, and also including the exceptions to the events that would constitute a material adverse effect on EMC for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transaction;

•	the go-shop provisions included in the merger agreement, as well as exceptions to the no-shop provisions that apply after the end of the go-shop period, that are intended to help ensure that EMC shareholders receive the highest price per share reasonably attainable, including:

•	EMC’s right to solicit offers with respect to alternative acquisition proposals during a 60-day go-shop period and to participate in discussions or negotiations with certain third parties that make acquisition proposals during the go-shop period until EMC’s shareholders approve the merger agreement;

•	EMC’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made after the end of the go-shop period and prior to the time EMC’s shareholders approve the merger agreement;

•	the ability of the EMC board of directors to withdraw or change its recommendation of the merger agreement (subject to Denali’s right to terminate the merger agreement), and EMC’s right to terminate the merger agreement and accept a superior proposal prior to EMC shareholders’ approval of the merger agreement, subject in each case to EMC paying Denali a termination fee of $2.5 billion (or $2.0 billion if EMC terminates the merger agreement to accept a superior proposal during the go-shop period) in connection with such termination, which amount the EMC board of directors believed was reasonable in light of, among other matters, the benefits of the transaction to EMC’s shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Termination Fees;” and

•	the belief of the EMC board of directors, following consultation with Morgan Stanley, that the right of Denali to negotiate with EMC for a limited time period to match the terms of any superior proposal would not materially deter an interested third party from making an acquisition proposal;

•	the fact that the consent of the Capital Stock Committee of the Denali board of directors will be required in connection with certain actions the Denali board of directors may take in respect of the Class V Common Stock, and that a majority of the members of the Capital Stock Committee must qualify as independent directors, as more fully described under “Description of Denali Tracking Stock Policy;”

•	the requirement that prior to consummation of the transaction, Denali consult with the chairman of the EMC board of directors concerning the individuals proposed by Denali to serve on the Denali board of directors following consummation of the transaction who satisfy the independence requirements of a company listed on the national securities exchange on which the Class V Common Stock will be listed, and the ability of the chairman of the EMC board of directors to remove from consideration one person so proposed by Denali to serve on the Denali board of directors following consummation of the transaction; and

•	the fact that the Denali board of directors will have fiduciary duties to the holders of the Class V Common Stock;

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•	the likelihood of the transaction being consummated, based on, among other matters:

•	Denali’s having obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the funding of the debt and equity financing, the reputation of the financing sources and the obligations of Denali pursuant to the merger agreement to obtain the debt financing and equity financing and cause such financing to be funded;

•	the absence of a financing condition in the merger agreement;

•	EMC’s ability, under circumstances specified in the merger agreement, to seek specific performance of Denali’s obligations under the merger agreement, including to cause the common equity financing sources under the common equity purchase agreements described under “—Financing of the Merger” to fund their respective investments as contemplated by those agreements; and

•	the requirement that, in the event of a failure of the transaction to be consummated under certain circumstances, Denali pay EMC a termination fee of $4 billion, or an alternative termination fee of $6 billion in certain circumstances where Denali has failed to make available the amount of cash on hand required by the merger agreement as described under “The Merger Agreement—Termination Fees,” without EMC’s having to establish any damages;

•	Denali’s stated intent with respect to investing in the Boston area community, and its agreement to maintain the global headquarters of the combined enterprise systems business of Denali and EMC in the Commonwealth of Massachusetts for a period of at least 10 years following consummation of the transaction and the anticipated benefits to EMC’s employees and the economies of the region and state resulting therefrom;

•	the opinion of Morgan Stanley, dated October 11, 2015, to the EMC board of directors that, as of such date, and based on and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement is fair from a financial point of view to the holders of EMC common stock. The opinion is more fully described under “—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley;” and

•	the financial analyses of Evercore, financial advisor to EMC, and the opinion of Evercore, dated October 11, 2015, to the EMC board of directors with respect to the fairness to the holders of shares of EMC common stock entitled to receive such merger consideration, from a financial point of view, of the merger consideration, which opinion was based on and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in the opinion, as more fully described under “—Opinion of EMC’s Financial Advisors—Opinion of Evercore.”

In the course of its deliberations, the EMC board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the restrictions the merger agreement imposes on soliciting competing proposals after the go-shop period and the customary matching rights in favor of Denali prior to any termination of the merger agreement by EMC to accept a superior proposal;

•	the fact that, other than with respect to the Class V Common Stock received in the merger, which is intended to represent a portion of Denali’s economic interest in the VMware business following completion of the merger, EMC shareholders will have no ongoing equity participation in EMC following the transaction and will cease to participate in EMC’s future earnings or growth, if any, or benefit from increases, if any, in the value of EMC common stock;

•

the possibility that Denali could, at a later date, engage in unspecified transactions, including a restructuring, special dividend or sale of some or all of EMC or its assets, including shares of VMware common stock held by EMC (in which case the holders of Class V Common Stock may be entitled to

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certain proceeds and/or certain protections, as more fully described under “Description of Denali Capital Stock Following the Merger” and “Description of Denali Tracking Stock Policy,” respectively), to one or more purchasers which could conceivably produce a higher aggregate value than that available to EMC’s shareholders in the transaction;

•	the fact that no public market for the Class V Common Stock currently exists and that the market price of the Class V Common Stock may vary from the market price of VMware Class A common stock given the different characteristics of the two securities;

•	the fact that the aggregate number of shares of Class V Common Stock to be received by EMC shareholders as consideration upon the close of the transaction was fixed at the signing of the merger agreement, that a decrease in the market price of VMware Class A common stock during the pendency of the transaction may adversely affect the value of the Class V Common Stock received by EMC shareholders upon the consummation of the transaction, and that the merger agreement does not provide for any price-based protection with respect to the market price of the Class V Common Stock;

•	the possibility that the transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of EMC, including the potential length of the regulatory review process and the risk that applicable antitrust, competition and other governmental authorities may prohibit or enjoin the transaction or otherwise impose conditions in order to obtain clearance for the transaction;

•	the possibility that, under certain circumstances under the merger agreement, EMC may be required to pay Denali a termination fee of $2.5 billion (or $2.0 billion if EMC terminates the merger agreement to accept a superior proposal during the go-shop period), and that such fee (or up to $50 million of expense reimbursement) may also be payable by EMC to Denali under certain circumstances following the termination of the merger agreement, as more fully described under “The Merger Agreement—Termination Fees;”

•	the risk that the debt financing contemplated by the debt commitment letter or the common equity financing contemplated by the common equity purchase agreements might not be obtained, resulting in Denali and its affiliates not having sufficient funds to complete the transaction;

•	the fact that the aggregate amount of the debt financing contemplated by the debt commitment letter and the common equity financing contemplated by the common equity purchase agreements is less than the cash merger consideration and that Denali and EMC will be required to make available at the closing cash on hand, as more fully described under “The Merger Agreement—Denali Cash on Hand” and “The Merger Agreement—Liquidation of Investments; Cash Transfers,” respectively, in order to fund payment of the cash merger consideration;

•	the fact that EMC’s entitlement to specific performance under the merger agreement to cause Denali to cause the common equity financing to be funded and to cause Denali to consummate the transaction is subject to certain requirements, as more fully described under “The Merger Agreement—Specific Performance; Governing Law and Jurisdiction; Third-Party Beneficiaries—Specific Performance;”

•	the fact that in the event the transaction is not consummated, EMC’s sole monetary remedy against Denali is limited to receipt of a $4 billion (or $6 billion in certain circumstances where Denali has failed to make available the amount of cash on hand required by the merger agreement) termination fee payable by Denali under the applicable circumstances provided by the merger agreement, as more fully described under “The Merger Agreement—Termination Fees;”

•	the risks and costs to EMC if the transaction does not close, including:

•	uncertainty about the effect of the proposed merger on EMC’s employees, customers and other parties, which may impair EMC’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties, joint venture partners and others to seek to change existing business relationships with EMC;

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•	that EMC is required under the merger agreement to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice until the transaction is consummated or the merger agreement terminates, subject to limited exceptions, and, without the consent of Denali, will be prohibited from making acquisitions and investments, accessing the debt and capital markets and taking other specified actions until the transaction is consummated or the merger agreement terminates, which may prevent EMC from pursuing otherwise attractive business opportunities and taking other actions with respect to its business that it may consider advantageous;

•	the fact that the receipt of cash in partial consideration of shares of EMC common stock pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes;

•	the transaction costs to be incurred in connection with the proposed transaction, including in connection with any litigation that may result from the announcement or pendency of the transaction, some of which will be payable even if the transaction is not consummated;

•	the risk that EMC shareholders may not approve the merger agreement; and

•	risks of the type and nature described under the sections titled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements,” respectively, and in the documents incorporated herein by reference.

The EMC board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the EMC board of directors is not exhaustive. In view of the wide variety of factors considered by the EMC board of directors in connection with its evaluation of the proposed transaction and the complexity of these matters, the EMC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The EMC board of directors evaluated the factors described above, among others, and reached a consensus that the merger agreement and the transactions contemplated thereby, including the transaction, were advisable and in the best interests of EMC and its shareholders. In considering the factors described above and any other factors, individual members of the EMC board of directors may have viewed factors differently or given different weight or merit to different factors.

Opinions of EMC’s Financial Advisors

Opinion of Morgan Stanley

EMC retained Morgan Stanley to provide financial advisory services and a financial fairness opinion to the board of directors of EMC in connection with the merger. The board of directors of EMC selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the business of EMC. At the meeting of the board of directors of EMC on October 11, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of EMC common stock.

The full text of Morgan Stanley’s written opinion, dated October 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference. The summary of Morgan Stanley’s fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion was for the benefit of the EMC board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of EMC

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common stock as of the date of the opinion, and did not address any other aspects or implications of the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of EMC to proceed with or effect the merger or the likelihood of consummation of the merger, nor does it address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation to any shareholder of EMC as to how such shareholder should vote at the shareholders’ meetings to be held in connection with the merger, or as to any other action that a stockholder should take relating to the merger. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which the Class V Common Stock will trade following the consummation of the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	Reviewed certain publicly available financial statements and other business and financial information of EMC and VMware, respectively;

(b)	Reviewed certain internal financial statements and other financial and operating data concerning EMC and VMware, respectively;

(c)	Reviewed certain financial projections prepared by the management of EMC concerning EMC and VMware;

(d)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of EMC and Denali;

(e)	Discussed the past and current operations and financial condition and the prospects of EMC and VMware, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of EMC;

(f)	Reviewed the reported prices and trading activity for EMC common stock and VMware Class A common stock;

(g)	Compared the financial performance of EMC and VMware and the prices and trading activity of EMC common stock and VMware Class A common stock with that of certain other publicly-traded companies comparable with EMC and VMware, respectively, and their securities;

(h)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(i)	Participated in certain discussions and negotiations among representatives of EMC and Denali and their financial and legal advisors;

(j)	Reviewed the merger agreement, the provisions of the Denali certificate related to the Class V Common Stock, the draft commitment letter from a lender substantially in the form of the draft dated October 10, 2015 (the “Commitment Letter”) and certain related documents;

(k)	Reviewed Denali’s proposed sources and uses of funds in connection with the transactions contemplated by the merger agreement; and

(l)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by EMC, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of EMC and Denali, respectively, of the future financial performance of EMC and VMware. At EMC’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of EMC and VMware for purposes of its opinion was made on the basis of EMC projections concerning EMC and VMware. Morgan Stanley was advised by EMC, and assumed, with EMC’s consent, that the financial projections were reasonable bases upon which to evaluate the business and financial prospects of EMC and VMware, respectively. Morgan Stanley expressed no view as to the financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger, taken together with related transactions, would be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, that Denali would obtain financing in accordance with the terms set forth in the Commitment Letter, and that the final merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of VMware, EMC and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of EMC’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of EMC common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of EMC, Denali or VMware, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement and did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available, nor did it address the underlying business decision of EMC to enter into the merger agreement. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving EMC, nor did Morgan Stanley negotiate with any parties, other than Denali, as to the possible acquisition of EMC or any of its constituent businesses.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated October 11, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with rendering its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of these analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. The various analyses summarized below were based on the closing price of $25.96 per EMC common share as of October 7, 2015, the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain non-public financial projections for EMC on a consolidated, non-GAAP basis (“Consolidated EMC”) and for VMware as provided by the management of EMC and referred to below (the “July Case”). Morgan Stanley, based on management guidance, adjusted the July Case with respect to Consolidated EMC, as presented to the Board of Directors, to reflect the refinancing of $2.5 billion of EMC debt in 2018 (the “Adjusted July Case”). In certain instances, the projections were extrapolated for future periods not accounted for in the projections provided by the management of EMC. For further information regarding these financial projections, see the section entitled “—Certain Financial Projections Related to EMC.” Additionally, Morgan Stanley prepared financial projections using consensus estimates for Consolidated EMC and for VMware through 2017 and extrapolating for future years (the “Street Forecast”). Extrapolation in the Street Forecast assumed a constant dollar growth in revenue and operating income contribution based on consensus estimates for 2017. Morgan Stanley also utilized financial projections for EMC that deconsolidated VMware from Consolidated EMC by subtracting the VMware financial projections from the Consolidated EMC financial projections to derive financial projections that excluded any contribution from VMware (“EMC Core”).

Analyses Related to EMC and VMware

Regression Framework

In order to evaluate the relationship between trading multiples and forecasted growth, Morgan Stanley compared certain financial information of EMC with publicly available consensus earnings estimates and public market multiples for other companies that share similar business characteristics with EMC. The companies used in this comparison included:

Comparable Peer Set 1

	2016 Revenue Growth	2016 AV/EBITDA Multiples	2016 P/E Multiples
Cisco Systems, Inc.	3.6%	6.4x	11.8x
Hewlett-Packard Company	(0.6%)	4.8x	7.5x
International Business Machines Corporation	(0.9%)	7.8x	9.3x
Microsoft Corporation	5.4%	9.1x	15.2x
NetApp, Inc.	1.7%	5.4x	12.0x
Oracle Corporation	2.3%	8.6x	13.7x
SAP SE	5.1%	10.4x	15.2x
Symantec Corporation	3.1%	5.8x	10.6x
VMware, Inc.	11.3%	11.8x	18.0x

Comparable Peer Set 2

	2016 Revenue Growth	2016 AV/EBITDA Multiples	2016 P/FCF Multiples
CA, Inc.	2.0%	7.2x	13.3x
Citrix Systems, Inc.	5.1%	11.1x	15.9x
Red Hat, Inc.	14.8%	21.8x	21.1x
salesforce.com, inc.	20.5%	31.4x	36.3x

For purposes of this analysis, Morgan Stanley performed a regression analysis that evaluated:

Revenue Growth to Key Valuation Metric Regression Framework

the ratio of (i) the stock price to (A) earnings per share (“EPS”) (adjusted for dilution from equity awards) for Comparable Peer Set 1 or (B) projected free cash flow per share (adjusted for dilution from equity awards) for Comparable Peer Set 2, for calendar year 2016, to (ii) the estimated annual growth rate in revenue for such companies during the period from calendar year 2015 through calendar year 2016, in each case as reflected by consensus equity research analyst estimates. This analysis is referred to as the “Revenue Growth to Key Valuation Metric Regression Framework” and yielded an exponential regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 88%; and

Revenue Growth to EBITDA Regression Framework

the ratio of (i) the aggregate value, which is defined as fully-diluted market capitalization (calculated using the treasury stock method) plus total debt, less cash and cash equivalents (“Aggregate Value”), to estimated earnings before interest, taxes, depreciation and amortization and stock-based compensation expense (“EBITDA”) for calendar year 2016, to (ii) the estimated annual growth rate in revenue for such companies during the period from calendar year 2015 through calendar year 2016, in each case as reflected by consensus equity research analyst estimates. This analysis is referred to as the “Revenue Growth to EBITDA Regression Analysis” and yielded an exponential regression line with an R-squared value of 86%.

No company utilized in the regression framework is identical to EMC. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of EMC. These include, among other things, the impact of competition on the businesses of EMC and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of EMC or the industry, or in the financial markets in general.

Implied Trading Analysis

Consolidated EMC

Morgan Stanley performed an analysis in which it calculated the trading value per EMC common share, using one-year forward price-to-earnings (“P/E”) multiples for Consolidated EMC and applying such analysis to the Street Forecast and the Adjusted July Case. P/E multiples were derived using the Revenue Growth to Key Valuation Metric Regression Framework and estimated 2016 growth rates and ranged from 12.2x – 13.2x for the Consolidated EMC Street Forecast and 11.8x – 12.8x for the Consolidated EMC Adjusted July Case. These calculations resulted in the following ranges:

Range (1)
Street Forecast	$25.00 – $27.00
Adjusted July Case	$24.00 – $26.00

(1)	Per share amounts rounded to the nearest 50 cents.

EMC Core plus VMware

Morgan Stanley performed a separate analysis in which it calculated the trading value per EMC common share using EMC Core on a stand-alone basis plus Consolidated EMC’s 81% stake in VMware (“EMC Core plus VMware”). Morgan Stanley performed the analysis calculating trading value per EMC Core and VMware on a per Consolidated EMC common share basis, using P/E multiples and applying such analysis to the EMC Core and VMware Street Forecast and the EMC Core and VMware Adjusted July Case. P/E multiples were derived using the Revenue Growth to Key Valuation Metric Regression Framework and estimated 2016 growth rates and, for the Street Forecast, ranged from 10.5x – 11.5x for EMC Core and 17.8x – 18.8x for VMware, and for the Adjusted July Case, ranged from 10.3x – 11.3x for EMC Core and 16.4x – 17.4x for VMware. These calculations resulted in the following ranges:

Range (1)
Street Forecast	$27.50 – $29.50
Adjusted July Case	$26.00 – $28.00

(1)	Per share amounts rounded to the nearest 50 cents.

Discounted Future Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis to calculate ranges of implied equity values per common share of EMC as of October 9, 2015, which is designed to provide insight into the estimated future implied value of a company’s equity price per share as a function of its estimated future EPS and P/E ratios. The resulting values are subsequently discounted by an assumed cost of equity to arrive at a range of present values for the company’s price per share.

Consolidated EMC

Morgan Stanley performed an analysis of the present value per EMC common share of implied future trading prices by applying P/E ratios to the estimated one-year forward EPS of Consolidated EMC from year 2017 and year 2019 (i.e., for the twelve-month periods ending December 31, 2017 and December 31, 2019, respectively). All P/E ratios were derived from the Revenue Growth to Key Valuation Metric Regression Framework and revenue growth rates for the applicable forward year. Morgan Stanley applied such analysis to both the Street Forecast and the Adjusted July Case. For the Street Forecast, Morgan Stanley used a P/E ratio of 13.2x for year 2017 and 12.8x for year 2019. For the Adjusted July Case, Morgan Stanley used a P/E ratio of 13.7x for year 2017 and 15.0x for year 2019. Morgan Stanley then calculated what the current price of EMC common shares would be if this future share price was discounted back to October 9, 2015, using a discount rate range of 8.3 – 10.3%. Morgan Stanley selected this discount rate range based on EMC’s estimated cost of equity and the application of Morgan Stanley’s professional judgment and experience.

	2017 Range (1)	2019 Range (1)
Street Forecast	$25.00 – $26.00	$23.00 – $24.50
Adjusted July Case	$28.50 – $29.50	$30.50 – $33.00

(1)	Per share amounts rounded to the nearest 50 cents.

EMC Core plus VMware

Morgan Stanley performed a separate analysis of the present value per EMC common share of implied future trading prices by applying P/E ratios to estimated one-year forward EPS of EMC Core plus VMware for year 2017 and year 2019. Morgan Stanley applied such analysis to both the Street Forecast and the Adjusted July Case. For the Street Forecast, Morgan Stanley used a P/E ratio of 12.0x for EMC Core and 15.8x for VMware for year 2017, and 11.8x for EMC Core and 14.5x for VMware for year 2019. For the Adjusted July Case, Morgan Stanley used a P/E ratio of 12.7x for EMC Core and 15.9x for VMware for year 2017, and 13.9x for EMC Core and 16.9x for VMware for year 2019. All P/E ratios were derived from the Revenue Growth to Key Valuation Metric Regression Framework and revenue growth rates for the applicable forward year. Morgan Stanley then calculated what the current price of EMC common shares would be if the future share prices of EMC Core and VMware were discounted back to October 9, 2015, using discount rate ranges of 8.3 – 10.3% for EMC Core and 8.0 – 10.0% for VMware. Morgan Stanley selected these discount rate ranges based on the application of its professional judgment and experience and EMC’s and VMware’s estimated costs of equity.

	2017 Range (1)	2019 Range (1)
Street Forecast	$26.00 – $27.00	$23.50 – $25.50
Adjusted July Case	$29.00 – $30.00	$31.00 – $33.50

(1)	Per share amounts rounded to the nearest 50 cents.

Discounted Cash Flow Analysis

Consolidated EMC

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of equity values per EMC common share based on discounted cash flow analyses until December 30, 2020 for Consolidated EMC. Morgan Stanley relied on the Street Forecast and EMC Adjusted July Case for fiscal years 2015 – 2020 and used the following assumptions: (i) a 15% incremental repatriation tax rate on cash generated offshore, based on management’s guidance; (ii) stock-based compensation as a cash expense; and (iii) restructuring adjustments as a cash expense. Morgan Stanley then calculated a range of implied values of Consolidated EMC by calculating a range of the present values of EMC’s unlevered free cash flows for the period from September 30, 2015 through December 30, 2020, and a terminal value based on an Aggregate Value to EBITDA (“AV / EBITDA”) multiple of 7.2x for the Street Forecast and 8.9x for the Adjusted July Case. Morgan Stanley selected these AV / EBITDA multiples based on the Revenue Growth to EBITDA Regression Framework and estimated forward revenue growth in the terminal year. The estimated forward revenue growth in the terminal year was extrapolated from 2020 by assuming a constant dollar growth in revenue and operating income contribution based on the 2020 July case. The free cash flows and terminal values were discounted to present values as of September 30, 2015 at a range of discount rates of 7.3% to 9.3% (which range was selected in Morgan Stanley’s professional judgment and experience) to reflect EMC’s estimated weighted average cost of capital. The sum of the discounted free cash flow and terminal values resulted in an estimated Aggregate Value. An estimated equity value was calculated by reducing the Aggregate Value by (i) EMC’s net debt as of June 30, 2015, which was calculated using reported debt balances and reported cash balances adjusted for a 15% incremental repatriation tax rate on offshore cash amounts, and (ii) the estimated fully-diluted equity value of interests in VMware not owned by EMC, calculated using the discounted cash flows of VMware as described in “Analyses Related to VMware – Discounted Cash Flow Analysis”. The resulting equity value was then divided by the fully diluted shares outstanding of EMC which resulted in the following ranges:

Range (1)
Street Forecast	$31.00 – $33.50
Adjusted July Case (without M&A spend)	$39.00 – $42.00
Adjusted July Case (with M&A spend)(2)	$37.00 – $40.50

(1)	Per share amounts rounded to the nearest 50 cents.
(2)	Assumes incremental $1 billion per annum of M&A spend to sustain growth forecast.

EMC Core plus VMware

Morgan Stanley performed a separate discounted cash flow analysis by calculating ranges of equity values per EMC common share based on the discounted cash flows of EMC Core plus the discounted cash flows of VMware. Morgan Stanley relied on the Street Forecast and Adjusted July Case for fiscal years 2015 – 2020 and used the following assumptions: (i) a 15% incremental repatriation tax rate on cash generated offshore; (ii) stock-based compensation as a cash expense; and (iii) restructuring adjustments as a cash expense. Morgan Stanley then calculated a range of implied values of EMC by calculating a range of the present values of EMC Core’s and VMware’s unlevered free cash flows for the period from September 30, 2015 through December 30, 2020, and, for the Street Forecast, a terminal value based on an AV / EBITDA multiple of 6.5x for EMC Core and 7.9x for VMware, and for the Adjusted July Case, an AV / EBITDA multiple of 8.1x for EMC Core and 9.7x for

VMware. Morgan Stanley selected these AV / EBITDA multiples based on the Revenue Growth to EBITDA Regression Framework and estimated future revenue growth in the terminal year. The free cash flows and terminal values were discounted to present values as of September 30, 2015 at a range of discount rates of 7.3% – 9.3% for EMC Core and 7.7 – 9.7% for VMware (which ranges were selected in Morgan Stanley’s professional judgment and experience) to reflect EMC Core’s and VMware’s respective estimated weighted average costs of capital. The sum of the EMC Core’s and EMC’s 78% fully-diluted ownership of VMware’s discounted free cash flow and terminal values resulted in an estimated Aggregate Value. An estimated equity value was calculated by reducing the Aggregate Value by EMC Core’s net debt plus 78% of VMware’s net debt as of June 30, 2015, which were both calculated using reported debt balances and reported cash balances adjusted for a 15% incremental repatriation tax rate on offshore cash amounts. The resulting equity value was then divided by the fully diluted shares outstanding of EMC which resulted in the following ranges:

Range (1)
Street Forecast	$30.00 – $32.50
Adjusted July Case (without M&A spend)	$38.00 – $41.00
Adjusted July Case (with M&A spend)(2)	$36.00 – $39.50

(1)	Per share amounts rounded to the nearest 50 cents.
(2)	Assumes incremental $1 billion per annum in each year of M&A spend to sustain growth forecast.

Premia Paid Analysis

Based on the median first and fourth quartiles of selected precedent hardware and software technology transactions since 2002 with a publicly announced transaction value of more than $2 billion (which numbered 40), Morgan Stanley noted the high and low trading premia to EMC’s 1-day spot premium, 30-day average premium, and last twelve month (LTM) high premium. For purposes of this analysis, Morgan Stanley considered EMC’s trading price as of October 7, 2015, the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction. This analysis indicated the following:

	EMC Price	Precedent Premia (First – Fourth Quartile)	Range (1)
1-Day Spot Premium	$25.96	21% –59%	$31.50 – $41.50
30-Day Prior to Announcement	$24.24	21% –59%	$29.00 – $38.50
LTM High	$30.89	(12%) – 34%	$27.00 – $41.50

(1)	Per share amounts rounded to the nearest 50 cents.

No company or transaction utilized in the precedent premia analysis is identical to EMC or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters that are beyond the control of EMC, such as the impact of competition on the business of EMC or its industry generally, industry growth and the absence of any adverse material change in the financial condition of EMC or its industry or in the financial markets in general, all of which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the implied merger consideration of $33.15 per share, which was calculated by Morgan Stanley based on the offer of $24.05 cash and an estimated 0.111 shares of Class V Common Stock per share of EMC common stock, assuming a valuation for one such share of Class V Common Stock of $81.78, the intraday volume-weighted average price of VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction). That points in the range of implied present values per EMC common share derived from the valuation of precedent transactions were less than or greater than the implied merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the implied merger consideration, but one of many factors that Morgan Stanley considered.

Analyses Related to VMware

Discounted Future Equity Value Analysis

Morgan Stanley performed an analysis of the present value per VMware common share of implied future trading prices by applying P/E ratios to estimated one-year forward EPS of VMware on both a no-synergies basis and assuming revenue synergies of $1.1—$1.3 billion attributable to VMware resulting from the merger for year 2017 and year 2019. Morgan Stanley applied such analysis to both the VMware Street Forecast and the VMware Adjusted July Case. For the VMware Street Forecast, Morgan Stanley used a P/E ratio of 15.8x for year 2017 and 14.5x for year 2019. For the VMware Adjusted July Case, Morgan Stanley used a P/E ratio of 15.9x for year 2017 and 16.9x for year 2019. All P/E ratios were derived from the Revenue Growth to Key Valuation Metric Regression Framework and revenue growth rates for the applicable forward year. Morgan Stanley then calculated what the current price of VMware common shares would be if this future share price was discounted back to October 9, 2015, using a discount rate range of 8.0 – 10.0%. Morgan Stanley selected this discount rate range based on the application of its professional judgment and experience and VMware’s long-term average cost of equity.

	2017 Range (1)	2019 Range (1)
VMware Street Forecast
No Assumed Synergies	$75.00 – $78.00	$70.00 – $75.50
With Assumed Synergies	$86.00 – $91.50	$79.50 – $87.50
VMware Adjusted July Case
No Assumed Synergies	$71.50 – $74.50	$78.50 – $84.50
With Assumed Synergies	$82.50 – $87.50	$90.00 – $99.00

(1)	Per share amounts rounded to the nearest 50 cents.

Discounted Cash Flow Analysis

Morgan Stanley calculated ranges of equity values per VMware common share based on discounted cash flow analyses until December 30, 2020 of VMware with and without the assumed synergies described above. Morgan Stanley relied on the Street Forecast and Adjusted July Case for fiscal years 2015 – 2020 and used the following assumptions: (i) a 15% tax rate on cash generated offshore; and (ii) stock-based compensation as a cash expense. Morgan Stanley then calculated a range of implied values of VMware by calculating a range of the present values of VMware’s unlevered free cash flows for the period from September 30, 2015 through December 30, 2020, and a terminal value based on an AV / EBITDA multiple of 7.9x for the VMware Street Forecast and 9.7x for the VMware Adjusted July Case. Morgan Stanley selected these AV / EBITDA multiples based on the Revenue Growth to EBITDA Regression Framework. The free cash flows and terminal values were discounted to present values as of September 30, 2015 at a range of discount rates of 7.7% to 9.7% (which range was selected in Morgan Stanley’s professional judgment and experience) to reflect VMware’s weighted average cost of capital. The sum of the discounted free cash flow and terminal values resulted in the Aggregate Value. The equity value was calculated by reducing the Aggregate Value by VMware’s net debt as of June 30, 2015, which was calculated using reported debt balances and reported cash balances adjusted for a 15% repatriation tax rate on offshore cash amounts. The resulting equity value was then divided by the fully diluted shares outstanding of VMware which resulted in the following ranges:

Range (1)
VMware Street Forecast
No Assumed Synergies	$74.00 – $79.50
With Assumed Synergies	$80.50 – $88.00
VMware Adjusted July Case
No Assumed Synergies	$83.50 – $90.00
With Assumed Synergies	$92.00 – $101.00

(1)	Per share amounts rounded to the nearest 50 cents.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of EMC or VMware. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters that are beyond the control of EMC or VMware. These include, among other things, the impact of competition on the businesses of EMC, VMware and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of EMC, VMware and the industry, and in financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of EMC common stock pursuant to the merger agreement and in connection with the delivery of its opinion, dated October 11, 2015, to the EMC board. These analyses do not purport to be appraisals or to reflect the prices at which shares of EMC common stock or VMware common stock might actually trade.

The merger consideration to be received by the holders of EMC common stock pursuant to the merger agreement was determined by EMC and Denali through arm’s length negotiations between EMC and Denali and was approved by the EMC board. Morgan Stanley acted as financial advisor to the EMC board during these negotiations but did not recommend any specific consideration to EMC or the EMC board or opine that any specific amount or form of consideration constituted the only appropriate amount or form of consideration for the merger. Morgan Stanley’s opinion and its presentation to the EMC board was one of many factors taken into consideration by the EMC board in deciding to approve and adopt the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the EMC board with respect to the consideration to be received by the holders of EMC common stock pursuant to the merger agreement or of whether the EMC board would have been willing to agree to a different form or amount of consideration.

Morgan Stanley’s opinion was for the information of the EMC board and may not be used for any other purpose without Morgan Stanley’s prior written consent, except that a copy of the opinion may be included in this proxy statement/prospectus. In addition, Morgan Stanley did not express an opinion as to the price at which the Class V Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expressed no opinion or recommendation as to how the shareholders of EMC should vote at the shareholders’ meeting to be held in connection with the Merger or as to any other action a shareholder should take relating to the merger.

Under the terms of its engagement letter, Morgan Stanley provided the EMC board with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this proxy statement/prospectus as Annex D, and EMC has agreed to pay Morgan Stanley a fee for its services in an amount estimated, as of the date of Morgan Stanley’s written opinion, to be approximately $68 million, which is contingent upon the completion of the merger. EMC has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, EMC has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses arising out of or in connection with Morgan Stanley’s engagement. In the two years prior to October 11, 2015 (the date of the rendering of the fairness opinion), Morgan Stanley and its affiliates have provided financing services for EMC and Denali and have received aggregate fees of approximately less than $100,000 and approximately $20 million, respectively, in connection with such services. In the two years prior to October 11, 2015, Morgan Stanley and its affiliates have provided financial advisory and/or financing services for Silver Lake Partners and certain of its affiliates (including certain majority-controlled portfolio companies of Silver Lake Partners), and have received aggregate fees of approximately $12 million in connection with such services. During the same two year period Morgan Stanley and its affiliates have not provided financial advisory or financing services to VMware for which Morgan Stanley or its affiliates have received fees. Morgan Stanley may also seek to provide financial advisory and financing services to EMC, VMware, Denali and certain affiliates of Denali in the future and would expect to receive fees for the rendering of these services. In addition, a director of EMC is also a member of the Morgan Stanley board of directors and qualifies as an “independent director” under Morgan Stanley’s corporate governance policies.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of EMC, VMware, Denali or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with EMC in connection with the merger, may have committed and may commit in the future to invest in investment funds managed by affiliates of Morgan Stanley that in the ordinary course may hold direct equity and/or partnership interests in private equity funds managed by affiliates of Denali.

Opinion of Evercore

Pursuant to an engagement letter dated October 9, 2015, EMC has retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, EMC requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of EMC common stock that are entitled to receive such consideration in the merger. At a meeting of the board of directors of EMC held to evaluate the merger on October 11, 2015, Evercore rendered its oral opinion to the board of directors of EMC, subsequently confirmed by delivery of a written opinion, that, as of October 11, 2015, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of EMC common stock that are entitled to receive such consideration in the merger is fair, from a financial point of view, to such holders of EMC common stock.

The full text of Evercore’s written opinion, dated October 11, 2015, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board in connection with its evaluation of whether the consideration to be received by the holders of the EMC common stock was fair, from a financial point of view, to the holders of the EMC common stock entitled to receive such consideration and did not address any other aspects or implications of the merger. Evercore’s opinion does not constitute a recommendation to the board of directors of EMC or to any other persons in respect of the merger, including as to how any holder of EMC common stock should vote or act in respect of the merger.

In connection with its engagement, Evercore was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with EMC, and its opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which EMC might engage or the merits of the underlying decision by EMC to engage in the merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to EMC and VMware that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to EMC and VMware prepared and furnished to Evercore by management of EMC;

•	reviewed certain non-public projected financial data relating to EMC under alternative business assumptions and certain non-public projected financial data relating to EMC, EMC (excluding VMware) and VMware on a stand-alone basis, each prepared and furnished to Evercore by management of EMC;

•	reviewed certain non-public historical and projected operating data relating to EMC prepared and furnished to Evercore by management of EMC;

•	discussed the past and current operations, financial projections and current financial condition of EMC with management of EMC (including management’s views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of EMC common stock and VMware Class A common stock;

•	reviewed certain publicly available information relating to financial performance of publicly traded tracking stock of other companies;

•	compared the financial performance of EMC and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed a draft of the merger agreement, dated October 11, 2015, including a draft of the Denali certificate included as Exhibit C thereto and received on the same date, which Evercore assumed were in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore’s analysis;

•	reviewed Denali’s proposed sources and uses of funds in connection with the transactions contemplated by the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor.

With respect to the projected financial data relating to EMC and VMware referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of EMC as to the future financial performance of EMC and VMware, respectively, under the alternative business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to EMC or VMware, or the assumptions on which they are based. Evercore further assumed that (i) Denali and its subsidiaries will be solvent immediately after giving effect to the transactions contemplated by the merger agreement and (ii) neither Denali nor any of its subsidiaries will incur any material tax obligation as a result of the consummation of the transactions contemplated by the merger agreement. Evercore also assumed that the merger, together with the related transactions contemplated by the merger agreement, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on EMC or the consummation of the merger or materially reduce the benefits to the holders of EMC common stock of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of EMC, nor was it furnished with any such appraisals, nor did it evaluate the solvency or fair value of EMC under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration, from a financial point of view, to the holders of EMC common stock entitled to receive such consideration pursuant to the merger agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of EMC, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EMC, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore did not express any view on, and its opinion did not address, any other terms or other aspects of the merger, including, without limitation, the form or structure of the merger and related transactions, the terms and conditions of the transaction documents or any other agreements or arrangements entered into or contemplated in connection with the transaction. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to EMC, nor did it address the underlying business decision of EMC to engage in the merger. Evercore did not express any opinion as to the price at which the common shares of Denali, the shares of the Class V Common Stock or shares of VMware Class A common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by EMC and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Board imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board with respect to the merger or the consideration payable in the merger.

Summary of Financial Analyses

The following is a summary of the material financial analyses reviewed by Evercore with the board of directors of EMC on October 11, 2015 in connection with rendering Evercore’s opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting certain of its analyses, Evercore received from EMC’s management and used financial projections for EMC included in a base case plan, which we refer to as the “July Case.” EMC’s management also directed Evercore to adjust the financial projections included in the July Case to reflect $5.0 billion of additional borrowing at a 5.0% interest rate used to refinance $2.0 billion of EMC’s short-term debt and to repurchase $3.0 billion of EMC common stock at the end of 2015 at a 5% premium to the unaffected share price of EMC common stock, which adjusted July Case we refer to as the “2.x Plan,” and to use the 2.x Plan in conducting certain of its analyses (EMC management’s 2.x Plan also contemplated the issuance of tracking stock representing 40% of EMC’s economic interest in VMware, which did not affect the projections used by Evercore). Evercore also received from EMC’s management and used in conducting certain of its analyses separate projections for each of EMC (excluding VMware) (“EMC Core”) and VMware on a standalone basis. In the case of EMC Core, these projections reflect the assumptions contemplated by the July Case and EMC management also directed Evercore to adjust the projections to reflect the assumptions contemplated by the 2.x Plan and to use these adjusted projections in certain of its analyses. In the case of VMware, the projections provided by EMC management reflected the assumptions contemplated by the July Case only. The financial projections received by Evercore from EMC’s management with respect to VMware on a standalone basis were not affected by the difference in assumptions contemplated by the July Case and the 2.x Plan. For further information regarding certain of these financial projections, see “—Certain Financial Projections Related to EMC.”

Consolidated Analyses

Trading Multiples Analysis

In performing a trading multiples analysis of EMC, Evercore reviewed publicly available financial and market information for EMC and the selected public companies listed in the table below (the “Selected Public Companies”), which Evercore deemed most relevant to consider in relation to EMC, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of one or more of the business lines of EMC.

Evercore reviewed, among other things, total enterprise values (“TEV”) of each Selected Public Company as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2016, and the per share closing price (the “Price”) of each Selected Public Company as on October 7, 2015 as a multiple of the estimated earnings per share (“EPS”) for calendar year 2016 of such Selected Public Company. TEV was calculated for purposes of this analysis as equity value (based on the Price of each Selected Public Company on October 7, 2015 multiplied by the estimated fully diluted number of such company’s outstanding equity securities on such date based on the treasury stock method), plus debt and preferred stock, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recent publicly available balance sheet of such company and, in the case of minority interest, where applicable). The financial data of the Selected Public Companies used by Evercore for this analysis were based on publicly available research analysts’ estimates and in the case of EMC, on the financial projections in the July Case provided to Evercore by EMC’s management. The TEV/EBITDA multiple and Price/EPS multiple for each of the Selected Public Companies is set forth in the table below.

Selected Public Company	TEV/EBITDA (2016E)	Price/EPS (2016E)
NetApp, Inc. (“NetApp”)	5.3x	12.2x
Hewlett-Packard Company (“HP”)	4.7x	7.5x
International Business Machines Corporation (“IBM”)	7.8x	9.3x
Cisco Systems, Inc. (“Cisco”)	6.4x	11.7x
Citrix Systems, Inc. (“Citrix”)	10.2x	17.8x
SAP SE (“SAP”)	10.6x	15.0x
Microsoft Corporation (“MSFT”)	8.9x	16.3x
Oracle Corporation (“Oracle”)	7.9x	13.6x
Intel Corporation (“Intel”)	6.2x	14.0x
Median	7.8x	13.6x
Reference:
EMC Corporation	7.2x	12.8x
S&P 500 Index (“S&P 500”)	9.5x	15.5x
S&P 500 Information Technology Sector Index (“S&P 500-Tech”)	8.9x	15.4x

Evercore then applied a reference range of EBITDA multiples of 6.0x to 8.0x and a reference range of Price/EPS multiples of 12.0x to 14.0x, derived by Evercore based on its review of the Selected Public Companies and its experience and professional judgment, to the estimated 2016 EBITDA for EMC and the estimated 2016 EPS for EMC (in each case, as included in the July Case). This analysis indicated an implied equity value per share reference range for EMC of approximately $21.52-$28.91 based on the TEV/EBITDA multiples and $24.40-$28.46 based on the Price/EPS multiples.

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that such consideration is above each of the implied valuation ranges.

Present Value of Future Stock Price Analysis

Evercore calculated illustrative future stock prices for EMC’s common stock on December 31, 2017 by applying a range of forward Price/EPS multiples of 12.0x to 14.0x to estimated EPS of EMC for fiscal year 2018. Evercore used the projected EPS for the Company for fiscal year 2018 included in the July Case provided to Evercore by the Company’s management. The forward Price/EPS multiples were based on the multiple ranges used in the Trading Multiples Analysis described above.

The illustrative stock prices for EMC’s common stock on December 31, 2017 were then discounted back to September 30, 2015, using an equity discount range of 8.50% to 10.00% (which was based on Evercore’s professional judgment and experience, taking into account EMC’s cost of equity derived using the capital asset pricing model), and the amount of estimated dividends for fiscal years 2015 (fourth quarter only), 2016 and 2017 based on management guidance and discounted back to September 30, 2015, using the same equity discount range described above, were added to the total. Based on this analysis, Evercore derived a range of implied equity values per share for EMC of $25.27-$30.23.

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration is above the implied valuation range.

Premiums Paid Analysis

Evercore reviewed the premiums paid for (i) all closed transactions from January 1, 2004 through October 2, 2015 with target enterprise values greater than $10.0 billion (“global transactions”), of which there were 163, (ii) global transactions with cash consideration only (“cash transactions”) from January 1, 2004 through October 2, 2015, of which there were 70, (iii) global transactions involving strategic buyers (“strategic transactions”), from January 1, 2004 through October 2, 2015, of which there were 138 and (iv) global transactions involving financial sponsor buyers (“sponsor transactions”) from January 1, 2004 through October 2, 2015, of which there were 25, in each case excluding transactions with banks, REITs and other financial services target companies. Using information from Securities Data Corp. and FactSet Research Systems, Inc., premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target companies one week and four weeks prior to transaction announcements. The results of this analysis are provided in the table below:

	1 Week Prior (%)	4 Weeks Prior (%)
Global Transactions
High	355.8	342.7
75th Percentile	43.0	45.1
25th Percentile	18.7	21.3
Low	2.6	3.3
Mean	34.6	36.9
Median	29.7	32.1
Cash Transactions
High	123.6	118.7
75th Percentile	46.6	51.8
25th Percentile	24.4	26.2
Low	2.6	6.3
Mean	37.3	41.3
Median	32.3	35.4
Strategic Transactions
High	355.8	342.7
75th Percentile	43.6	48.0
25th Percentile	20.4	20.7
Low	2.6	3.3
Mean	36.0	37.8
Median	30.4	33.1
Sponsor Transactions
High	62.2	84.1
75th Percentile	33.3	37.2
25th Percentile	14.8	21.9
Low	8.7	11.7
Mean	26.7	32.2
Median	23.9	28.4

Based on the above analysis and Evercore’s professional judgment and experience, Evercore then applied a range of premiums derived from the selected transactions of: (1) 25.00% to 35.00% to the $24.16 closing price per share of EMC on September 30, 2015 (the date one week prior to the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction) and (2) 25.0% to 35.0% to the $23.91 closing price per share on September 9, 2015 (the date four weeks prior to the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction). Based on this analysis, Evercore derived the following ranges of implied equity values per share for EMC:

Implied Equity Value Range Per Share

1 Week Prior to October 7, 2015 Closing Price ($24.16)	$30.20-$32.62
4 Weeks Prior to October 7, 2015 Closing Price ($23.91)	$29.89-$32.28

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration is above each of the implied valuation ranges.

Sum of the Parts Analyses

In addition to its analyses of EMC and its subsidiaries (including VMware) on a consolidated basis, Evercore conducted financial analyses on a sum-of-the-parts basis by analyzing each of EMC Core and VMware on a standalone basis and then, reflecting EMC’s ownership interest in VMware, combining the results of these analyses.

Trading Multiples Analysis

In performing a trading multiples analysis of EMC on a sum-of-the-parts basis, Evercore reviewed publicly available financial and market information for EMC Core and VMware with respect to the selected public companies listed in the table below, divided into two groups: (1) companies Evercore deemed most relevant to consider in relation to EMC Core (“EMC Core Selected Public Companies”) and (2) companies Evercore deemed most relevant to consider in relation to VMware (“VMware Selected Public Companies”), in each case, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of EMC Core and VMware, respectively.

Evercore reviewed, among other things, Price/EPS and TEV/EBITDA multiples for calendar year 2016 of each EMC Core Selected Public Company, each VMware Selected Public Company, EMC Core and VMware. The financial data of the EMC Core Selected Public Companies and the VMware Selected Public Companies used by Evercore for this analysis were based on publicly available research analysts’ estimates, and, in the case of EMC Core and VMware, on the financial projections included in the July Case. The Price/EPS and TEV/EBITDA multiples for each of the EMC Core Selected Public Companies and each of the VMware Selected Public Companies are set forth in the table below.

Selected Public Company	TEV/EBITDA	Price/EPS
EMC Core
NetApp	5.3x	12.2x
HP	4.7x	7.5x
IBM	7.8x	9.3x
Oracle	7.9x	13.6x
Cisco	6.4x	11.7x
Reference:
EMC Core	4.8x	9.6x
S&P 500	9.5x	15.5x
S&P 500-Tech	8.9x	15.4x

VMware
Citrix	10.2x	17.8x
MSFT	8.9x	16.3x
Oracle	7.9x	13.6x
Red Hat, Inc.	19.6x	34.8x
Akamai Technologies, Inc.	12.2x	25.8x
Reference:
VMware	11.8x	19.0x
S&P 500	9.5x	15.5x
S&P 500-Tech	8.9x	15.4x

Evercore then applied a reference range of Price/EPS multiples of 11.0x-13.0x for EMC Core and 18.0x-20.0x for VMware, each derived by Evercore based on its review of the EMC Core Selected Public Companies and the VMware Selected Public Companies listed above, and its experience and professional judgment, to the estimated calendar year 2016 net income for EMC Core and VMware, respectively, under both the July Case and the 2.x Plan. This analysis resulted in implied equity values for EMC Core and VMware, which when added together and divided by the fully diluted number of EMC common stock outstanding based on the treasury stock method and reflecting EMC’s ownership of VMware, indicated implied equity value per share reference ranges for EMC on a sum-of-the parts basis as set forth in the table below. Estimated net income and the fully diluted number of shares of EMC common stock were as included in the July Case and the 2.x Plan provided to Evercore by EMC’s management.

FY2016E Net Income	Implied Equity Value Range Per Share
July Case	$26.47-$30.31
2.x Plan	$27.12-$31.02

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration is above each of the implied valuation ranges.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of EMC Core and VMware, which calculates the present value of a company’s future unlevered, after-tax free cash flow based on assumptions with respect to such cash flow and assumed discount rates, in order to derive implied equity per share reference ranges for the Common Stock on a sum-of-the-parts basis as of September 30, 2015 based upon each of the July Case and the 2.x Plan. Evercore calculated the projected after-tax unlevered free cash flows of EMC for fiscal years 2015 (fourth quarter only) through 2020 and determined a terminal value for EMC at the end of fiscal year 2020 by applying a range of EBITDA multiples of 5.00x to 6.50x for EMC Core and 9.50x-11.50x for VMware (which was based on its review of the EMC Core Selected Public Companies and the VMware Selected Public Companies described above and its experience and professional judgment). Evercore then discounted to present value (utilizing a mid- year discounting convention and discounting back to September 30, 2015) the unlevered free cash flows of EMC Core and VMware and the terminal value for each, in each case using discount rates ranging from 7.50% to 9.00%. The 7.50% to 9.00% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital for EMC Core and VMware implied by (i) the cost of equity derived using the capital asset pricing model methodology, which included, among other things, an analysis of the EMC Core Selected Public Companies and VMware Selected Public Companies, and (ii) the estimated cost of debt. Evercore also performed its discounted cash flow analysis on the alternative assumption that stock based compensation, which we refer to as “SBC,” is not treated as an expense of EMC. Evercore observed that, in its judgment, the analyses conducted on that assumption represented a less relevant valuation methodology for a mature firm like EMC and provided these analyses to the Board for informational purposes only. Using this analysis, Evercore derived the following range of implied equity values per share for EMC:

Implied Equity Value Range Per Share

Expensing SBC
July Case:
EMC Core	$15.72-$19.75
VMware	$12.08-$14.32
EMC (EMC Core + VMware)	$27.80-$34.07
2.x Plan
EMC Core	$15.05-$19.31
VMware	$12.78-$15.15
EMC (EMC Core + VMware)	$27.84-$34.47

Not expensing SBC
July Case
EMC Core	$17.91-$22.44
VMware	$14.90-$17.76
EMC (EMC Core + VMware)	$32.81-$40.20
2.x Plan
EMC Core	$17.36-$22.16
VMware	$15.76-$18.78
EMC (EMC Core + VMware)	$33.13-$40.94

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration was within each of the implied valuation ranges for scenarios where SBC was treated as an expense of EMC. Evercore also observed that the approximate implied value of the merger consideration was within each of the implied valuation ranges where SBC was not treated as an expense of EMC, although Evercore viewed these results as less relevant to its analysis.

Class V Common Stock Discount

Evercore reviewed publicly available financial and market information regarding tracking stocks that are currently publicly traded, and for certain other tracking stocks that were previously publicly traded. Based on this review, certain other factors and Evercore’s experience and professional judgment, Evercore considered that the Class V Common Stock may trade at a discount to the trading price of VMware Class A common stock. In connection with its analyses, Evercore conducted sensitivities assuming for illustrative purposes a discount within a range of 0-10%. Assuming a 10% trading discount to the value of the VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction), Evercore observed that the aggregate value of the merger consideration would be $32.24 per share (including $24.05 per share in cash and approximately $8.19 per share in Class V Common Stock). Evercore observed that taking this potential sensitivity into account, the merger consideration would continue to be within or to exceed the implied valuation ranges for each of its analyses other than its sum of the parts discounted cash flow analyses where SBC was not treated as an expense of EMC, which as noted above, Evercore viewed as less relevant to its analysis.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the analysts’ price targets and 52-week trading range analyses described below.

Historical Trading Range Analysis

Evercore reviewed, for reference and informational purposes only, the public trading prices for the EMC common stock for the 52 weeks ended on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction). Evercore noted that during this time period, the closing trading price of the EMC common stock ranged from a low of $22.67 to a high of $30.89.

Analyst Price Target Analysis

Evercore reviewed publicly available share price targets of research analysts’ estimates known to Evercore as of October 7, 2015, noting that low and high price share targets ranged from $25.00 to $35.00. The price targets published by the equity research analysts do not necessarily reflect current market trading prices for the EMC common stock and these price targets are subject to numerous uncertainties, including the future financial performance of EMC and market conditions.

General

In connection with the review of the merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of EMC. No company used in the above analyses as a comparison is directly comparable to EMC, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EMC or its advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of the EMC common stock entitled to receive such consideration pursuant to the merger agreement. These analyses do not purport to be appraisals of EMC or to necessarily reflect the prices at which EMC or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Under the terms of Evercore’s engagement, Evercore provided the Board with financial advisory services and delivered a fairness opinion in connection with the merger. Pursuant to the terms of its engagement letter, EMC has agreed to pay Evercore fees for its services in connection with its engagement, including an opinion fee of $5,000,000 and an additional fee of $5,000,000 in the event the merger or another transaction consisting of the sale of all or substantially all of the assets or the voting securities of EMC is consummated. Evercore earned the opinion fee of $5,000,000 upon delivery of its fairness opinion to the Board on October 11, 2015. In addition, EMC has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

Other than as described above and in this paragraph, since October 11, 2013, Evercore and its affiliates have not provided financial advisory services to EMC or its affiliates. Since October 11, 2013, the only material relationships that existed between Evercore or its affiliates and Denali or its affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such relationships were the representation of the Special Committee of the Board of Directors of Dell Inc. in relation to its acquisition by a consortium of investors and the performance by Evercore and its affiliates of services for certain portfolio companies of funds managed by Silver Lake Partners, which also manages funds that are investors in Denali. Since October 11, 2013, Evercore has earned compensation for financial advisory services provided to Denali and its affiliates (other than portfolio companies of funds managed by Silver Lake Partners) of approximately $7.816 million and compensation for services to companies in which funds managed by Silver Lake Partners had an interest of approximately $14.143 million. Evercore or its affiliates may provide financial or other services to Denali, EMC or their respective affiliates in the future and in connection with any such services Evercore and its affiliates may receive compensation. In the ordinary course of business, Evercore and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of EMC, VMware, Denali and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Board engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Financial Projections Related to EMC

While EMC has from time to time provided limited full-year financial guidance to investors, which may have covered, among other items, consolidated revenues and non-GAAP earnings per share, EMC’s management has not as a matter of course otherwise publicly disclosed forecasts or internal projections as to future performance due to the unpredictability of the underlying assumptions and estimates.

EMC management prepared certain unaudited financial projections regarding EMC’s forecasted operating results for fiscal years 2015 through 2020. The unaudited financial projections regarding EMC’s controlling interest in VMware used by EMC management in these forecasts were based on information prepared by VMware management. The unaudited financial projections were provided to and considered by the EMC board of directors in connection with its evaluation of the proposed transaction with Denali and during its review of potential strategic alternatives. In addition, the unaudited financial projections were provided to EMC’s financial advisors, Morgan Stanley and Evercore, and used in connection with the rendering of Morgan Stanley’s and Evercore’s respective fairness opinions to the board of directors and in performing each of their related financial analyses as described above under “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors.” Certain unaudited projected financial information reflecting immaterial variations from the information summarized below was also provided by EMC management to Denali.

The inclusion of any financial projections or assumptions in this proxy statement/prospectus should not be regarded as an indication that EMC or its board of directors (or VMware) considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the unaudited financial projections contained in this proxy statement/prospectus. Please read carefully “—Important Information About the Unaudited Financial Projections.”

EMC uses a variety of financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While EMC believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not reported by all of EMC’s competitors and may not be directly comparable to similarly titled measures of such competitors due to potential differences in the exact method of calculation.

The financial projections prepared by EMC management include the following non-GAAP financial measures: (1) non-GAAP revenue, which, with respect to 2015 only, is defined as GAAP revenue increased by amounts related to a VMware settlement with the Department of Justice and the General Service Administration, referred to as the VMware GSA settlement, which was entered into and paid in cash by VMware in the second quarter of the 2015 fiscal year; (2) non-GAAP gross profit, which is defined as gross profit excluding amounts related to the VMware GSA settlement (in 2015 only), stock-based compensation expense and intangible asset amortization; (3) EBITDA, which is defined as net income before interest, income taxes, depreciation and amortization and excluding amounts related to the VMware GSA settlement (in 2015 only), stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges and infrequently occurring gains, losses, benefits and charges; (4) Non-GAAP Operating Income, which is defined as operating income excluding amounts related to the VMware GSA settlement (in 2015 only), stock-based compensation expense, intangible asset amortization, restructuring charges and acquisition and other related charges; (5) Non-GAAP Net Income, which is defined as net income excluding amounts related to the VMware GSA settlement (in 2015 only), stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges, impact from dilution from VMware, infrequently occurring gains, losses, benefits and charges and special tax items, and which includes a benefit of the U.S. research and development, referred to as R&D, tax credit as if an R&D credit had been enacted; (6) Non-GAAP EPS, which is defined as earnings per weighted average diluted share excluding amounts related to the VMware GSA settlement (in 2015 only), stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges and infrequently occurring gains, losses, benefits and charges and special tax items and which includes a benefit of the R&D tax credit as if an R&D credit had been enacted; and (7) free cash flow, which is defined as net cash provided by operating activities, less additions to property, plant and equipment and capitalized software development costs.

The following table summarizes the July Case financial projections prepared by EMC management as described above with respect to Consolidated EMC:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$25,300	$26,353	$27,705	$29,355	$31,406	$33,704
Non-GAAP Gross Profit	$15,745	$16,290	$17,174	$18,386	$19,778	$21,446
EBITDA	$6,846	$7,473	$8,246	$8,994	$9,891	$10,693
Non-GAAP Operating Income	$5,239	$5,790	$6,455	$7,074	$7,851	$8,589
Non-GAAP Net Income	$3,671	$3,940	$4,444	$4,889	$5,440	$5,956
Non-GAAP EPS	$1.87	$2.03	$2.29	$2.51	$2.78	$3.03
Free Cash Flow	$4,001	$4,253	$5,117	$5,621	$6,383	$7,007

The following table summarizes the July Case financial projections prepared by EMC management as described above with respect to EMC Core:

(Amounts in millions)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$18,691	$19,084	$19,781	$20,718	$21,905	$23,253
Non-GAAP Gross Profit	$10,059	$10,135	$10,489	$11,025	$11,634	$12,434
EBITDA	$4,528	$4,893	$5,403	$5,860	$6,405	$6,817
Non-GAAP Operating Income	$3,155	$3,469	$3,893	$4,247	$4,703	$5,085
Non-GAAP Net Income	$2,291	$2,407	$2,743	$3,009	$3,346	$3,625
Non-GAAP EPS	$1.17	$1.25	$1.42	$1.55	$1.71	$1.85
Free Cash Flow	$2,625	$2,290	$3,048	$3,337	$3,799	$4,135

The following table summarizes the July Case financial projections provided by EMC management based on information prepared by VMware management as described above with respect to amounts attributable to EMC’s controlling interest in VMware:

(Amounts in millions)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$6,609	$7,270	$7,924	$8,637	$9,501	$10,451
Non-GAAP Gross Profit	$5,686	$6,155	$6,685	$7,361	$8,145	$9,011
EBITDA	$2,319	$2,580	$2,844	$3,134	$3,486	$3,876
Non-GAAP Operating Income	$2,084	$2,321	$2,562	$2,827	$3,148	$3,504
Non-GAAP Net Income	$1,380	$1,533	$1,701	$1,880	$2,094	$2,331
Free Cash Flow	$1,376	$1,963	$2,069	$2,284	$2,584	$2,872

Important Information About the Unaudited Financial Projections

While the unaudited financial projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements”, respectively, all of which are difficult to predict and many of which are beyond the control of EMC. These forecasts assume realization of the savings in EMC’s previously disclosed cost transformation program. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the transaction is completed. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The unaudited financial projections, including the amounts attributable to EMC’s controlling interest in VMware, were created solely for internal use by EMC and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of EMC management, the forecasts prepared by them were prepared on a reasonable basis based on the best information available to EMC management at the time of their preparation. The unaudited financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of EMC or VMware, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The inclusion of the unaudited financial projections in this proxy statement/prospectus shall not be deemed an admission or representation by EMC that such information is material. None of the unaudited financial projections reflect any impact of the transaction.

No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The report of the independent registered public accounting firm incorporated by reference into this proxy statement/prospectus with respect to EMC relates solely to the historical financial information of EMC and does not extend to the unaudited financial projections and should not be read to do so.

By including in this proxy statement/prospectus a summary of certain of the unaudited financial projections regarding the operating results of EMC (including the amounts attributable to EMC’s controlling interest in VMware), none of EMC, VMware nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of EMC or VMware compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. EMC does not undertake any obligation, except as required by law, to update or otherwise revise the unaudited financial projections contained in this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error. VMware has no obligation to update projections used by EMC and its financial advisors regarding the amounts attributable to EMC’s controlling interest in VMware.

The summary of the unaudited financial projections are not included in this proxy statement/prospectus in order to induce any EMC shareholder to vote in favor of the proposal to approve the merger agreement or any of the other proposals to be voted on at the EMC special meeting of shareholders.

Denali’s Reasons for the Merger

The Denali board of directors’ reasons for entering into the merger agreement include:

•	Denali’s belief that the combined company is expected to be a leader in numerous high-growth areas of the $2 trillion information technology market, with a complementary portfolio, sales team and R&D organization across four globally recognized technology franchises – servers, storage, virtualization and PCs – and is expected to bring together strong capabilities in the fast growing areas of the technology industry, including converged infrastructure, digital transformation, software-defined data center, hybrid cloud, mobile and security;

•	Denali’s belief that the combination of Denali and EMC will enable the combined company to address more of its customers’ needs, specifically as relates to the complementary nature of Dell’s server business and EMC’s strength in both legacy and emerging storage solutions as well as capitalizing on EMC’s leadership in research and development and innovation and Dell’s world-class supply chain operations;

•	Denali’s belief that the transaction will strengthen the position of both Dell and EMC in an increasingly competitive global marketplace;

•	Denali’s belief that the transaction will unite Dell’s strength with small business and mid-market customers with EMC’s strength with large enterprises creating revenue synergies that would not exist if the companies remained separate;

•	The ability to take advantage of Denali’s privately controlled ownership structure (and the flexibility and agility associated with private ownership) to focus on customers and invest and innovate for long-term results, and the ability to incubate high-growth businesses in promising markets;

•	the possibility of Denali reducing its indebtedness within 18-24 months after completion of the merger given the strong cash flow generation capacity of the combined company and achieving an investment grade corporate debt rating, which would provide more dependable and economical access to capital markets and enhance financial flexibility;

•	Denali’s belief that the VMware business is currently an attractive long-term investment opportunity;

•	Denali’s belief that the transaction is expected to accelerate VMware’s growth across all of its businesses through increased opportunities for integration with Dell’s solutions and go-to-market channels; and

•	The significant cost opportunities derived from global scale in purchasing and operations as well as the opportunity to realize operating efficiencies and other synergies following the completion of the transaction.

The Denali board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of EMC with those of Denali;

•	the risk that failure to retain key EMC personnel may make integration of such businesses challenging;

•	uncertainty about the effect of the proposed merger on Denali’s and EMC’s customers, suppliers and other partners, which could cause customers, suppliers and other partners to seek to change existing business relationships with Denali or EMC;

•	the possibility of encountering difficulties in achieving expected growth, synergies and cost savings;

•	the risk that EMC’s financial performance may not meet Denali’s expectations;

•	the risk that all conditions to the obligations of the parties to consummate the merger might not be satisfied or that the merger might not otherwise be completed, or that completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on:

•	Denali’s operating results, particularly in light of the costs incurred in connection with the merger; and

•	Denali’s ability to attract and retain key personnel, suppliers and customers; and

•	the fact that, under the merger agreement, Denali may be required to pay to EMC a termination fee of $4 billion (or $6 billion if Denali fails to make available the amount of cash on hand required to be made available by Denali under the merger agreement), and that such fee may be payable under certain circumstances following the termination of the merger agreement, as more fully described under “The Merger Agreement—Termination Fees.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Denali board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Denali board of directors may have given differing weights to different factors. The Denali board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, Denali’s management and outside legal and financial advisors regarding certain of the matters described above. See the section entitled “Cautionary Information Regarding Forward-Looking Statements.”

Financing of the Merger

Denali, Denali Intermediate and Dell have obtained a commitment letter, such commitment letter, as amended from time to time in accordance with the merger agreement, being referred to as the debt commitment letter, from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets, collectively referred to as the lenders, to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $49.5 billion in debt financing (not all of which is expected to be drawn at the closing of the merger), consisting of the following:

•	$8.0 billion senior secured term loan B facility;

•	$3.5 billion senior secured term loan A-1 facility;

•	$3.5 billion senior secured term loan A-2 facility;

•	$2.5 billion senior secured term cash flow facility;

•	$3.0 billion senior secured revolving facility;

•	$16.0 billion senior secured bridge facility (which would be utilized in the event that Dell International or one or more of its subsidiaries does not issue and sell the full amount of the senior secured notes referred to below at or prior to the closing of the merger);

•	$9.0 billion senior unsecured bridge facility (which would be utilized in the event that Dell International or one or more of its subsidiaries does not issue and sell the full amount of the senior unsecured notes referred to below at or prior to the closing of the merger);

•	$2.5 billion margin bridge facility; and

•	$1.5 billion VMware note bridge facility.

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It is also expected that, at or prior to the closing of the merger, up to $25.0 billion in aggregate principal amount of senior secured notes and senior unsecured notes, referred to as the notes, will be issued by Dell International or one or more of its subsidiaries in one or more offerings conducted under Rule 144A of the Securities Act and in reliance on Regulation S under the Securities Act. The senior secured notes are expected to contain customary investment grade covenants, in addition to a negative covenant restricting the issuer’s and the guarantor’s ability to enter into asset sales. The senior unsecured notes are expected to contain customary covenants for non-investment grade issuers.

It is also contemplated that, at, prior to or shortly after the closing of the merger, (1) a margin loan facility in an aggregate principal amount of up to $2.5 billion may be entered into by a special purpose vehicle in lieu of the margin bridge facility and (2) a permanent financing solely secured by the VMware intercompany notes in an aggregate principal amount of up to $1.5 billion will be entered into by the Company in lieu of the VMware note bridge facility.

We refer to the financing described above collectively as the debt financing, the facilities referred to in the first through fourth bullet points as the term loan facilities, the facilities referred to in the first through fifth bullet points as the credit facilities and the bridge facilities referred to in the sixth and seventh bullet points as the corporate bridge facilities. The aggregate principal amount of the term loan facilities and the corporate bridge facilities (or the notes, as the case may be) may be increased to fund certain original issue discount or upfront fees in connection with the debt financing. The proceeds of the debt financing will be used (1) to finance, in part, the payment of the amounts payable under the merger agreement, the refinancing of certain of Dell International’s and EMC’s indebtedness outstanding as of the closing of the merger and the payment of related fees and expenses, (2) to provide ongoing working capital and (3) for other general corporate purposes of Dell and its subsidiaries, including EMC.

Denali has also obtained committed equity financing for up to $4.25 billion in the aggregate from the common stock investors. The terms and conditions of the equity financing are described under “The Merger Agreement—Common Stock Purchase Agreements.”

In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion in the case of EMC) at the closing of the merger for the purpose of financing the transactions contemplated by the merger agreement. See “The Merger Agreement—Denali Cash on Hand” and “The Merger Agreement—Liquidation of Investments; Cash Transfers.”

The commitments under the credit facilities may be increased in an aggregate amount not to exceed (1) the greater of (i) $10.0 billion and (ii) 100% of consolidated EBITDA for the last four fiscal quarters of Dell for which financial statements have been delivered, plus (2) all voluntary prepayments of the credit facilities (with respect to the senior secured revolving facility, to the extent the revolving commitments thereunder are permanently reduced) that are not funded with the proceeds of long-term debt and (3) an additional amount (without giving effect to amounts incurred simultaneously under (1) and (2)) such that the first lien leverage ratio would not exceed 3.25:1.00 on a pro forma basis, subject to certain exceptions and the satisfaction of certain conditions.

The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and guarantors of definitive documentation, consistent with the debt commitment letter on or prior to December 16, 2016;

•	the consummation of the common stock investors’ equity financing substantially concurrently with the initial borrowing under the term loan facilities;

•	subject to certain limitations, the absence of an EMC material adverse effect since October 12, 2015;

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•	payment of all applicable fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	as a condition to the availability of the unsecured bridge facility, the lead arrangers and the related investment banks having been afforded a marketing period of at least 15 consecutive business days (subject to certain blackout dates) following receipt of portions of a customary offering memorandum and certain financial statements and data;

•	receipt by the lead arrangers of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	(other than with respect to the unsecured bridge facility) subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the repayment of certain outstanding debt of Dell International and EMC; and

•	the accuracy in all material respects of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Dell is required to promptly notify EMC and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to enable the transaction contemplated by the merger agreement to be consummated) from the same or other sources on terms and conditions no less favorable in the aggregate to Dell than such unavailable debt financing (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter). As of [●], the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. Except as described herein, there is no current plan or arrangement regarding the refinancing or repayment of the debt financing.

The documentation governing debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement. In particular, certain terms of the various credit facilities and the corporate bridge facilities are subject to “flex” provisions.

The lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

Credit Facilities

Obligors and Security

The borrower under the credit facilities will be Dell International and, after the closing of the merger, EMC will become a co-borrower under the credit facilities. The credit facilities will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by Denali Intermediate and each direct and indirect wholly owned U.S. restricted subsidiary of Denali Intermediate, including Dell (other than the co-borrowers). The credit facilities will be secured, subject to certain agreed upon exceptions, by (1) a first priority security interest in substantially all the tangible and intangible assets of Dell International and the guarantors, including Denali Intermediate and Dell, and, after the merger, EMC and each of its subsidiaries that is a guarantor, and (2) a first-priority pledge of 100% of the capital stock of Dell, Dell International and each direct, wholly owned material restricted subsidiary of Denali Intermediate, Dell, Dell International and each other guarantor, including after the merger, EMC and its subsidiaries that are guarantors (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), in each case subject to certain exceptions.

Interest Rates, Fees and Amortization

Interest under the senior secured term loan B facility, the senior secured term loan A-1 facility, the senior secured term loan A-2 facility and the senior secured term cash flow facility will be payable, at the option of the borrower, either at a base rate or a LIBOR-based rate plus a margin to be agreed.

The borrower may elect interest periods under the credit facilities of one, two, three or six months (or twelve months or less than one month if agreed to by all lenders) with respect to loans bearing interest based on LIBOR. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. In addition, the borrower is required to pay a commitment fee on any unutilized commitments under the senior secured revolving facility. The initial commitment fee rate is 0.375% per annum and after the date of closing of the merger, will vary based upon a corporate ratings-based pricing grid. The borrower is also required to pay customary letter of credit fees.

The senior secured term loan B facility will mature seven years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount. The senior secured term loan A-1 facility will mature three years from the date of closing of the merger and will have no amortization. The senior secured term loan A-2 facility will mature five years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount in each of the first two years after the date of closing of the merger, 10% of the original principal amount in each of the third and fourth years after the date of closing of the merger and 70% of the original principal amount in the fifth year after the date of closing of the merger. The senior secured revolving facility will mature five years from the date of closing of the merger and will have no amortization. The senior secured term cash flow facility will mature 364 days after the date of closing of the merger and will have no amortization.

Prepayments

The term loan facilities require the borrower to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon achievement of certain first lien leverage ratios) of Dell’s annual excess cash flow;

•	subject to the mandatory prepayment provisions under the senior secured bridge facility with respect to net cash proceeds of certain asset sales and dispositions as described below under “—Corporate Bridge Facilities—Prepayments,” 100% (which percentage will be reduced to 50% and 0% upon achievement of certain first lien leverage ratios) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), (1) if such net cash proceeds are not reinvested in assets to be used in the business within 450 days of the receipt of such net cash proceeds or (2) if such net cash proceeds are committed to be reinvested within 450 days of the receipt thereof and such reinvestment is completed within 180 days thereafter; and

•	subject to the mandatory prepayment provisions under the senior secured bridge facility with respect to net cash proceeds of debt issuances as described below under “—Corporate Bridge Facilities—Prepayments,” 100% of the net cash proceeds of any issuance or incurrence of debt by Dell or any of its restricted subsidiaries, other than debt permitted under the term loan facilities;

except that (1) the borrower shall not have any reinvestment rights referred to in the second bullet point above until after the receipt by Dell and its restricted subsidiaries of net cash proceeds received from asset sales and dispositions of property of at least $7,500 million (calculated starting from the date of the debt commitment letter) and (2) any prepayments pursuant to such second bullet point will (starting from the date of the debt commitment letter) first reduce the commitments in respect of the senior secured term loan A-1 facility and thereafter, the secured bridge facility.

The borrower may voluntarily repay outstanding loans under the credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and subject to a 1% prepayment premium with respect to the senior secured term loan B facilities in the event of certain voluntary prepayments or refinancings thereof occurs prior to the six month anniversary of the date of closing of the merger and reduces the effective yield of the senior secured term loan B facility.

Certain Covenants and Events of Default

The credit facilities will contain customary affirmative covenants including, among other things, delivery of annual audited and quarterly unaudited financial statements, notices of defaults, material litigation and material ERISA events, submission to certain inspections, maintenance of property and customary insurance, payment of taxes and compliance with laws and regulations. The credit facilities will also contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, make fundamental changes, enter into asset sales and sale-and-lease back transactions, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into certain transactions with affiliates. The senior secured term loan A-1 facility, the senior secured term loan A-2 facility and senior secured revolving facility will be subject to a first lien net leverage ratio maintenance covenant that will be tested at the end of each fiscal quarter of Dell.

The credit facilities will also contain certain customary events of default (including upon a change of control).

Corporate Bridge Facilities

Obligors and Security

The borrower under the corporate bridge facilities will be Dell International and, after the closing of the merger, EMC will become a co-borrower under the corporate bridge facilities. The corporate bridge facilities will be guaranteed by the same entities that guarantee the credit facilities.

The senior secured bridge facility will be secured by the same assets (on an equal priority basis) that secure the credit facilities. The senior unsecured bridge facility will not be secured by any assets.

Interest Rates, Fees and Amortization

Interest under the senior unsecured bridge facility will initially be payable at a LIBOR-based rate plus an escalating margin to be agreed up to a cap. Interest will be payable at the end of each interest period (but at least every three months).

Interest under the senior secured bridge facility will initially be payable, at the option of the borrower, at a either at a base rate or a LIBOR-based rate plus an escalating margin to be agreed.

The borrower may elect interest periods under the senior secured bridge facility of one, two, three or six months (or twelve months or less than one month if agreed to by all lenders) with respect to loans bearing interest based on LIBOR. Interest on the senior secured bridge facility will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears.

The borrower is required to pay duration fees which are payable for each 90 day period that the senior secured bridge facility is outstanding.

Any loans under the senior unsecured bridge facility that are not paid in full on or before the first anniversary of the closing date of the merger will automatically be converted into senior unsecured term loans maturing seven years after the closing date of the merger. After such a conversion, the holders of outstanding senior unsecured term loans may choose, subject to certain limitations, to exchange their loans for senior unsecured exchange notes that mature seven years after the closing date of the merger.

Any loans under the senior secured bridge facility that are not paid in full on or before 364 days after the closing of the merger may, at the option of Dell and so long as no payment or bankruptcy event of default has occurred and is continuing, be extended for an additional 364 days after payment by Dell of an extension fee. The senior secured bridge facility will have no amortization.

Prepayments

The senior unsecured bridge facility requires the borrower to prepay outstanding bridge loans, subject to certain exceptions:

•	with 100% of the net cash proceeds from the issuance of any unsecured high-yield securities;

•	with the net cash proceeds from the issuance of any debt incurred to refinance the senior unsecured bridge facility;

•	with 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds) in excess of amounts either reinvested or required to be paid to the lenders under the credit facilities and secured bridge facility or holders of certain other indebtedness; and

•	following a change of control.

The senior secured bridge facility requires the borrower to prepay outstanding senior secured bridge loans, subject to certain exceptions, with:

•	after reduction in full of the commitments under the term loan A-1 facility, 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), subject to reinvestment rights expected to be substantially similar to those for the credit facilities, except that the borrower shall not have any reinvestment rights until after the receipt by Dell and its restricted subsidiaries of net cash proceeds received from asset sales and dispositions of property of at least $7.5 billion (calculated starting from the date of the debt commitment letter);

•	subject to the senior unsecured bridge facility debt sweep, 100% of the net cash proceeds of any issuance or incurrence of debt by Dell or any of its restricted subsidiaries, other than certain excluded debt and debt issuances of up to $500 million in the aggregate; and

•	100% of the net cash proceeds of issuances of equity securities or equity-linked securities, subject to certain exceptions.

The borrower may voluntarily repay outstanding loans under the corporate bridge facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Certain Covenants and Events of Default

The corporate bridge facilities will contain customary affirmative covenants substantially consistent with those contained in the credit facilities. The senior secured bridge facility will contain negative covenants substantially consistent with those contained in the credit facilities. The senior unsecured bridge facility is expected to contain incurrence-based negative covenants as are customary for bridge loan financings of this type and consistent with Rule 144A “for life” high yield indentures of comparable issuers. Such negative covenants will, subject to certain exceptions, qualifications and “baskets,” restrict, among other things, the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, enter into asset sales, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into transactions with affiliates.

The corporate bridge facilities will not include financial maintenance covenants. The corporate bridge facilities will contain certain customary events of default (including upon a change of control).

Margin Bridge Facility

Obligors and Security

The borrower under the margin bridge facility will be Merger Sub prior to the closing of the merger and, after the closing of the merger, will be EMC. The margin bridge facility will not be guaranteed by any of the subsidiaries of the borrower or Denali.

The margin bridge facility will be secured solely by 77,033,442 shares of Class B common stock of VMware.

Interest Rates and Amortization

Interest under the margin bridge facility will be payable, at the option of the borrower, either at a base rate or a LIBOR-based rate plus a margin to be agreed. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The margin bridge facility will mature 364 days after the date of closing of the merger and will have no amortization.

Prepayments

The margin bridge facility requires the borrower to prepay outstanding margin bridge loans with 100% of the net cash proceeds of any asset sale or other disposition of the pledged VMware shares. The borrower may voluntarily repay outstanding loans under the margin bridge facility at any time without premium or penalty, other than customary “breakage” costs.

Certain Covenants and Events of Default

The margin bridge facility will not include any affirmative or negative covenants, other than an asset sale covenant solely with respect to the pledged VMware shares which will require that 100% of the consideration for the sale of such shares consist of cash or cash equivalents and require that all such proceeds be used to repay the margin bridge facility. The margin bridge facility will also contain events of default substantially consistent with the credit facilities, as modified to reflect the nature of the margin bridge facility.

VMware Intercompany Note Bridge Facility

Obligors and Security

The borrower under the VMware note bridge facility will be Merger Sub prior to the closing of the merger and, after the closing of the merger, will be EMC. The VMware note bridge facility will not be guaranteed by any of the subsidiaries of the borrower or Denali.

The VMware note bridge facility will be secured by the VMware intercompany notes, which are payable to EMC.

Interest Rates and Amortization

Interest under the VMware note bridge facility will be payable, at the option of the borrower, either at a base rate or a LIBOR-based rate plus a margin to be agreed. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The VMware note bridge facility will mature 364 days after the date of closing of the merger and will have no amortization.

Prepayments

The VMware note bridge facility requires the borrower to prepay outstanding VMware note bridge loans with 100% of the net cash proceeds of any asset sale or other disposition of the pledged VMware promissory notes. The borrower may voluntarily repay outstanding loans under the VMware note bridge facility at any time without premium or penalty, other than customary “breakage” costs.

Certain Covenants and Events of Default

The VMware note bridge facility will not include any affirmative or negative covenants, other than an asset sale covenant solely with respect to the pledged VMware promissory notes which will require that 100% of the consideration for the sale of such promissory notes consist of cash or cash equivalents and require that all such proceeds be used to repay the VMware note bridge facility. The VMware note bridge facility will also contain events of default substantially consistent with the credit facilities, as modified to reflect the nature of the VMware note bridge facility.

Refinancing of Certain Indebtedness

Dell expects that the aggregate amounts of principal, interest and premium necessary to redeem in full the outstanding $1.4 billion in aggregate principal amount of 5.625% Senior First Lien Notes due 2020 co-issued by Dell International and Denali Finance Corp. will be deposited with the trustee for such notes, and that such notes will thereby be satisfied and discharged, substantially concurrently with the effective time of the merger. Dell further expects that all of Dell’s and EMC’s other outstanding senior notes and senior debentures will remain outstanding after the effective time of the merger in accordance with their respective terms. All principal, accrued but unpaid interest, fees and other amounts (other than certain contingent obligations) outstanding at the effective time of the merger under (1) EMC’s unsecured revolving credit facility will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees in connection therewith will be terminated and/or released, (2) Dell International’s asset based revolving credit facility will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees and security interests in connection therewith will be terminated and/or released and (3) Dell International’s term facilities will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees and security interests in connection therewith will be terminated and/or released.

Interests of Certain Denali Directors and Officers

As of December 1, 2015, Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife beneficially owned approximately 71% of Denali’s voting securities. Concurrently with the merger agreement, Mr. Dell and a separate property trust for the benefit of Mr. Dell’s wife entered into a common stock purchase agreement with Denali in which Mr. Dell and the separate property trust agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $3.0 billion.

Egon Durban, a current director of Denali, serves as Managing Partner and Managing Director of Silver Lake. Simon Patterson, a current director of Denali, serves as Managing Director of Silver Lake. As of December 1, 2015, investment funds associated with Silver Lake beneficially owned approximately 24% of

Denali’s voting securities. Concurrently with the merger agreement, the SLP investors entered into a common stock purchase agreement with Denali in which the SLP investors agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $1.0 billion.

In addition, Denali directors and officers own less than 1,000 shares of EMC.

Interests of Certain EMC Directors and Officers

The EMC board of directors and its compensation committee have designed the director and executive compensation programs of EMC, in consultation with independent outside compensation experts, with a view towards attracting and retaining qualified candidates and taking into account, among other things, the compensation practices of EMC’s peers and competitors for such qualified candidates and market compensation practices generally. A significant component of this compensation program consists of equity and equity-based compensation, which is granted pursuant to equity compensation plans which are disclosed to, and approved by, EMC’s shareholders. The treatment of the equity compensation described below is in accordance with the terms of EMC’s governing equity compensation plan.

In considering the recommendation of the EMC board of directors with respect to the transaction, EMC shareholders should be aware of the effect of the transaction on the compensation arrangements of the executive officers of EMC, which are in addition to the effect of the transaction upon the EMC common stock owned by such individuals. These interests are summarized below. The compensation arrangements of Joseph M. Tucci are included below in the discussion of the compensation arrangements of executive officers, as all of such compensation is in respect of Mr. Tucci’s services as an executive officer; Mr. Tucci receives no additional compensation in respect of his service on the EMC board of directors.

Consideration Payable to Executive Officers Pursuant to the Transaction

As a group, the executive officers of EMC are expected to beneficially own an aggregate of approximately 2,862,060 shares of EMC common stock as of December 31, 2015 (not including unvested equity and equity-based awards discussed below). In the event that the transaction were to be consummated, the executive officers would receive the same merger consideration per share of EMC common stock (on the same terms and conditions) as the other EMC shareholders. If the executive officers of EMC continue to hold all of the shares of EMC common stock beneficially owned by them as of December 31, 2015, upon consummation of the transaction, such executive officers would receive an aggregate of $68,832,543 in cash and approximately 318,061 shares of Class V Common Stock in respect of such shares of EMC common stock (based on an estimated 2,006,313,394 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to consummation of the transaction). Dispositions of shares of EMC common stock by executive officers of EMC and vesting or exercise of currently unvested or unexercised equity or equity-based awards (described in more detail below), in each case prior to consummation of the transaction, will change the amount of cash and shares of Class V Common Stock such executive officers will receive in respect of their shares of EMC common stock upon consummation of the transaction.

Equity-Based Awards Held by Executive Officers of EMC

Set forth below is a discussion of the treatment in the transaction of stock options and service- and performance-vesting restricted stock unit awards held by the executive officers of EMC.

Treatment of Unvested Restricted Stock Unit and Performance Unit Awards

Executive officers of EMC hold time- and performance-vesting restricted stock units with respect to an aggregate of 5,184,956 shares of EMC common stock (measured at the target level of performance in the case of performance-vesting restricted stock units); these unvested restricted stock units are rights to receive shares of EMC common stock upon the occurrence of the applicable vesting event (satisfaction of service requirements and/or attainment of applicable performance goals, as the case may be). In accordance with the terms of the merger agreement, immediately prior to consummation of the transaction each restricted stock unit award will be fully vested (with vesting occurring at the target level of performance in the case of performance-vesting restricted stock units) and converted into the number of shares of EMC common stock subject to the award (net of shares with a fair market value equal to the tax withholding required upon the vesting of the shares). Upon consummation of the transaction, these vested shares would be converted into the right to receive the merger consideration in the same manner as other outstanding shares of EMC common stock. The approximate value of the cash payments and the approximate number of shares of Class V Common Stock that each executive officer of EMC would receive in respect of such unvested time- and performance-vesting restricted stock units is set forth in the table below. This information is based on the number of shares subject to unvested time- and performance-vesting restricted stock units expected to be held by executive officers of EMC as of December 31, 2015. Vesting and/or forfeiture of currently unvested time- and performance-vesting restricted stock units prior to consummation of the transaction will change the amount of merger consideration the executive officers will receive in respect of their unvested time- and performance-vesting restricted stock units in connection with the transaction. The numbers in the table do not reflect reductions in payments that will result from withholding of shares to satisfy tax withholding obligations.

Name of Executive Officer	Number of Shares Subject to Unvested Restricted Stock Units	Cash Consideration for Shares Subject to Unvested Restricted Stock Units ($)	Class V Common Stock Consideration for Shares Subject to Unvested Restricted Stock Units (#)(1)(2)
Joseph M. Tucci	709,190	17,056,020	78,812
William J. Teuber Jr.	312,253	7,509,685	34,701
David I. Goulden	734,263	17,659,025	81,599
Howard D. Elias	562,281	13,522,858	62,486
Jeremy Burton	611,694	14,711,241	67,978
William F. Scannell	562,281	13,522,858	62,486
Paul T. Dacier	384,963	9,258,360	42,781
Erin McSweeney	160,699	3,864,811	17,858
Paul Maritz	—	—	—
Zane C. Rowe	321,155	7,723,778	35,690
Harry L. You	173,641	4,176,066	19,297
Amit Yoran	228,140	5,486,767	25,353
ML Krakauer	424,396	10,206,724	47,163

(1)	Class V Common Stock consideration based on an estimated 2,006,313,394 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to consummation of the transaction.
(2)	Class V Common Stock consideration rounded to the nearest whole share.

Treatment of Stock Options

Executive officers of EMC hold stock options to acquire, on a net-exercise basis, an aggregate of 786,702 shares of EMC common stock. Each outstanding EMC stock option will vest and become fully exercisable prior to consummation of the transaction. To the extent that holders of outstanding stock options do not exercise such stock options, the stock options will be canceled and converted into the right to receive the merger consideration payable to all EMC shareholders in the transaction with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options on such net exercise basis, such that shares of EMC common stock otherwise issuable pursuant to the stock options with a value equal to the aggregate exercise price and applicable tax withholding are used to satisfy those obligations. The following table sets forth the approximate consideration that each executive officer who holds EMC stock options would be entitled to receive in connection with the consummation of the transaction in respect of vested and unvested EMC stock options. This information is based on the number of stock options held by the executive officers of EMC as of December 31, 2015 and assumes that none of the executive officers exercise stock options prior to consummation of the transaction. The numbers in the table show the number of shares that may be acquired under the options on a net-exercise basis, but do not reflect reductions in payments that will result from withholding of shares to satisfy tax withholding obligations.

	Number of Shares Subject to:		Cash Consideration for Shares Subject to:		Class V Common Stock Consideration for:
Name of Executive Officer	Vested Stock Options (#)	Unvested Stock Options (#)	Vested Stock Options ($)	Unvested Stock Options ($)	Vested Stock Options (#)(1)(2)	Unvested Stock Options (#)(1)(2)
Joseph M. Tucci	295,141	5,005	7,098,141	120,370	32,799	556
William J. Teuber Jr.	128,156	2,136	3,082,152	51,371	14,242	237
David I. Goulden	109,139	1,987	2,624,793	47,787	12,129	221
Howard D. Elias	108,821	1,720	2,617,145	41,366	12,093	191
Jeremy Burton	9,957	1,361	239,466	32,732	1,107	151
William F. Scannell	20,052	1,720	482,251	41,366	2,228	191
Paul T. Dacier	75,253	1,361	1,809,835	32,732	8,363	151
Erin McSweeney	—	—	—	—	—	—
Paul Maritz	—	—	—	—	—	—
Zane C. Rowe	—	—	—	—	—	—
Harry L. You	3,681	1,077	88,528	25,902	409	120
Amit Yoran	—	—	—	—	—	—
ML Krakauer	562	473	13,516	11,376	62	53

(1)	Class V Common Stock consideration based on an estimated 2,006,313,394 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to consummation of the transaction.
(2)	Class V Common Stock consideration rounded to nearest whole share.

Possible Equity Rollover

Pursuant to the merger agreement, Denali may agree with employees of EMC to exchange EMC equity compensation awards for equity securities of Denali or an affiliate of Denali. In the event of any such agreement, such exchange would be in lieu of the treatment of such EMC equity compensation awards described above. As of the date hereof, no such agreement has been entered into and there can be no assurance that any such agreement will be entered into.

Change in Control Agreements with Executive Officers

Each executive officer of EMC listed below is a party to a Change in Control Severance Agreement with EMC that provides severance benefits if there is both (i) a change in control (or potential change in control) of EMC and (ii) the executive’s employment is terminated by EMC (or any successor) without “cause” or if the executive terminates his or her employment for “good reason,” in each case within 24 months following a change in control (or during a potential change in control period). The consummation of the transaction will constitute a change in control under these agreements. In the case of a qualifying termination following consummation of the transaction, the officer would receive:

•	a lump sum cash severance payment equal to a specified multiple (between 2 and 2.99) times the sum of the executive’s annual base salary and target annual bonus;

•	a lump sum cash severance payment equal to the executive’s prorated annual bonus for the year of termination assuming target performance; and

•	the continuation of life, disability, accident and health insurance benefits for the executive and his or her dependents for a period of 24 to 36 months following such termination, reduced to the extent the executive becomes eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program.

“Cause” will exist under the agreements upon:

•	the willful and continued failure by the executive to perform substantially the duties and responsibilities of his or her position;

•	the conviction of the executive for a felony; or

•	the willful engagement of the executive in fraud or dishonesty which is demonstrably and materially injurious to EMC or its reputation, monetarily or otherwise.

Under the agreements, “good reason” is generally defined as:

•	an adverse change in the executive’s role or position;

•	a reduction in the executive’s base salary;

•	the failure by EMC to continue to provide certain compensation and benefits;

•	a requirement that the executive’s principal place of employment be located greater than 50 miles from where the executive’s principal place of employment was located immediately prior to the change in control;

•	any unreasonable refusal by EMC to continue to allow the executive to attend to matters or engage in activities not directly related to the business of EMC which, prior to the change in control, the executive was permitted to attend to or engage in;

•	any purported termination of the executive’s employment which is not effected pursuant to certain notice and procedural requirements; or

•	a breach by EMC of its obligations to require a successor to assume and perform EMC’s obligations under the agreements.

The agreements provide that any good faith claim by an executive that good reason exists shall be presumed to be correct unless EMC (or a successor) establishes by clear and convincing evidence that good reason does not exist. To claim good reason, the executive must give notice of the good reason event within 90 days after its occurrence and must provide EMC (or a successor) with a 30-day period in which to cure the good reason event. EMC will pay to the executive all legal fees and expenses incurred by the executive in a good faith dispute relating to the termination of employment.

The table below sets forth an estimate of the payments which would be due to the executive officers of EMC in the event of a qualifying termination of such executive’s employment within 24 months following consummation of the transaction (or during a specified period prior to consummation of the transaction).

Name of Executive Officer	Cash Severance ($)	Pro-Rated Annual Bonus ($)	Value of Benefit Continuation ($)
Joseph M. Tucci	7,295,600	1,440,000	40,438
William J. Teuber Jr.	4,335,500	725,000	44,132
David I. Goulden	5,980,000	1,150,000	55,046
Howard D. Elias	4,784,000	800,000	40,122
Jeremy Burton	4,784,001	800,000	53,886
William F. Scannell	4,335,500	750,000	58,873
Paul T. Dacier	4,186,000	700,000	58,875
Erin McSweeney	1,800,000	425,000	36,443
Zane C. Rowe	4,485,000	750,000	55,047
Harry L. You	3,588,001	600,000	53,887
Amit Yoran	2,000,000	500,000	39,490
ML Krakauer	3,139,500	525,000	45,606

For other information with respect to the arrangements between EMC and certain executive officers described in this section, see the information included under “—Golden Parachute Compensation” below (which is incorporated into this section by reference).

Treatment of Non-Employee Director Equity Compensation and EMC Common Stock Owned by EMC Non-Employee Directors

In considering the recommendation of the EMC board of directors with respect to the transaction, EMC shareholders should also be aware of the effect of the transaction on the compensation arrangements of the non-employee members of the EMC board of directors (summarized below). All of the equity compensation described below was granted to non-employee members of the EMC board of directors under equity compensation plans approved by the EMC shareholders and consists exclusively of ordinary course compensation paid pursuant to the EMC non-employee director compensation program, most recently described in the EMC Notice of 2015 Annual Meeting of Shareholders and Proxy Statement, dated April 30, 2015. This program was developed in consultation with the independent compensation consultant of the compensation committee of the EMC board of directors with a view toward attracting and retaining qualified directors and following consideration of the board compensation practices of EMC’s peer companies. The treatment in the transaction of the non-employee director equity compensation described below is in accordance with the terms of the shareholder approved plans under which the awards were made.

Treatment of Unvested Restricted Stock Unit Awards

Directors of EMC hold time-vesting restricted stock units with respect to an aggregate of 94,933 shares of EMC common stock; these unvested restricted stock units are rights to receive shares of EMC common stock upon the occurrence of the applicable vesting event (satisfaction of service requirements). In accordance with the terms of the merger agreement, these restricted stock units will be treated in the transaction in a manner that is identical to the treatment of time-vesting restricted stock units held by EMC employees generally which is described under the heading “—Treatment of EMC Equity Awards” (except that non-employee director awards are exclusively time-vesting and tax withholding will not apply to non-employee director awards). The approximate value of the cash payments and the approximate number of shares of Class V Common Stock that each non-employee director of EMC would receive in respect of such unvested time-vesting restricted stock units is set forth in the table below. This information is based on the number of shares subject to unvested time-vesting restricted stock units expected to be held by non-employee directors of EMC as of December 31, 2015. Vesting and/or forfeiture of currently unvested time-vesting restricted stock units prior to consummation of the transaction will change the amount of merger consideration the non-employee directors will receive in respect of their unvested time-vesting restricted stock units in connection with the transaction.

Name of Director	Number of Shares Subject to Unvested Restricted Stock Units	Cash Consideration for Shares Subject to Unvested Restricted Stock Units ($)	Class V Common Stock Consideration for Unvested Shares Subject to Unvested Restricted Stock Units (#) (1)(2)
José E. Almeida (3)	4,450	107,023	495
Michael W. Brown	8,900	214,045	989
Donald J. Carty	8,900	214,045	989
Randolph L. Cowen	8,900	214,045	989
James S. DiStasio	8,900	214,045	989
John R. Egan	8,900	214,045	989
William D. Green	8,900	214,045	989
Edmund F. Kelly	8,900	214,045	989
Jami Miscik	8,900	214,045	989
Paul Sagan	8,900	214,045	989
Laura J. Sen	5,933	142,689	659
David N. Strohm (4)	4,450	107,023	495

(1)	Class V Common Stock consideration based on an estimated 2,006,313,394 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to consummation of the transaction.
(2)	Class V Common Stock consideration rounded to nearest whole share.
(3)	Mr. Almeida resigned from the EMC board of directors on October 30, 2015.
(4)	Mr. Strohm resigned from the EMC board of directors on October 6, 2015.

Treatment of Stock Options

Non-employee directors of EMC hold stock options to acquire, on a net–exercise basis, an aggregate of 91,671 shares of EMC common stock. In accordance with the terms of the merger agreement, these stock options will be treated in the transaction in a manner that is identical to the treatment of stock options held by EMC employees generally which is described under the heading “—Treatment of EMC Equity Awards” (except that tax withholding will not apply to non-employee director awards). The following table sets forth the approximate consideration that each non-employee director who holds EMC stock options would be entitled to receive in connection with the consummation of the transaction in respect of vested and unvested EMC stock options. This information is based on the number of stock options held by the non-employee directors of EMC as of December 31, 2015 and assumes that none of the non-employee directors exercise stock options prior to consummation of the transaction.

Name of Director	Number of Shares Subject to Vested Stock Options	Cash Consideration for Shares Subject to Vested Stock Options ($)	Class V Common Stock Consideration for Vested Stock Options (#)(1)(2)
Michael W. Brown	23,715	570,346	2,635
Randolph L. Cowen	8,253	198,485	917
James S. DiStasio	2,885	69,384	321
Edmund F. Kelly	11,986	288,263	1,332
Paul Sagan	11,986	288,263	1,332
David N. Strohm (3)	16,423	394,973	1,825
Gail Deegan (4)	16,423	394,973	1,825

(1)	Class V Common Stock consideration based on an estimated 2,006,313,394 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to consummation of the transaction.
(2)	Class V Common Stock consideration rounded to nearest whole share.
(3)	Mr. Strohm resigned from the EMC board of directors on October 6, 2015.
(4)	Ms. Deegan served on the EMC board of directors until April 30, 2015. Ms. Deegan departed the board after not standing for re-election at the 2015 annual meeting of shareholders.

Treatment of EMC Common Stock Owned by EMC Non-Employee Directors

In addition, as a group, the non-employee directors of EMC are expected to beneficially own an aggregate of approximately 1,881,276 shares of EMC common stock as of December 31, 2015 (not including unvested equity and equity-based awards discussed above). In the event that the transaction were to be consummated, the non-employee directors would receive the same merger consideration per share of EMC common stock (on the same terms and conditions) as the other EMC shareholders. If the non-employee directors of EMC continue to hold all of the shares of EMC common stock beneficially owned by them as of December 31, 2015, upon consummation of the transaction, such non-employee directors would receive an aggregate of $45,244,687.80 in cash and approximately 209,066 shares of Class V Common Stock in respect of such shares of EMC common stock (based on an estimated 2,006,313,394 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to consummation of the transaction). Dispositions of shares of EMC common stock by non-employee directors of EMC and vesting or exercise of currently unvested or unexercised equity or equity-based awards, in each case prior to consummation of the transaction, will change the amount of cash and shares of Class V Common Stock such non-employee directors will receive in respect of their shares of the EMC common stock upon consummation of the transaction.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the named executive officers of EMC based on the transaction, assuming that the transaction were consummated on December 31, 2015, and the named executive officers are terminated without cause on the same day immediately following consummation of the transaction. More detail on these payments and benefits is set forth above under “Interests of Certain EMC Directors and Officers.”

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursements ($) (5)	Other ($)	Total($)
Joseph M. Tucci	8,735,600	19,704,640	—	40,438	—	—	28,480,678
David I. Goulden	7,130,000	20,313,137	—	55,046	—	—	27,498,183
Zane C. Rowe	5,235,000	8,860,666	—	55,047	—	—	14,150,713
Howard D. Elias	5,584,000	15,560,788	—	40,122	—	—	21,184,910
Jeremy Burton	5,584,001	16,914,187	—	53,886	—	—	22,552,074
William F. Scannell	5,085,500	15,560,788	—	58,873	—	—	20,705,161

(1)	This amount includes severance which would be payable under the applicable named executive officer’s Change in Control Severance Agreement in the event of a qualifying termination of his or her employment immediately following the consummation of the transaction, plus pro-rata target bonus for the year of termination, assuming consummation of the transaction and the termination of employment took place on December 31, 2015. EMC’s obligation to pay the cash severance payments to the named executive officers is conditioned on the applicable named executive officer executing and not revoking a release of claims in favor of EMC. The following table lists the respective portions of the amount set forth in this column that are attributable to the base salary severance payment, target bonus severance payment and the pro-rata target bonus.

Name	Base Salary	Target Bonus	Pro-Rata Bonus
Joseph M. Tucci	1,000,000	1,440,000	1,440,000
David I. Goulden	850,000	1,150,000	1,150,000
Zane C. Rowe	750,000	750,000	750,000
Howard D. Elias	800,000	800,000	800,000
Jeremy Burton	800,000	800,000	800,000
William F. Scannell	700,000	750,000	750,000

(2)	This amount includes the value of unvested EMC restricted stock units held by the named executive officers on December 31, 2015, the vesting of which will be accelerated immediately prior to consummation of the transaction (based on a value per share of $27.59, which represents the average closing price of EMC’s shares on the first five business days following the announcement of the transaction), and the aggregate spread value in the unvested options held by the named executive officers on such date (based upon the same per-share value). The cash amounts to be paid to the named executive officers in respect of their EMC restricted stock units and stock options that are vested prior to December 31, 2015 are not required to be included in the above table and are therefore not included. The following table sets forth the values of unvested EMC restricted stock units and the aggregate spread value in the unvested options.

Name	Unvested RSU Value	Unvested Option Value
Joseph M. Tucci	19,566,552	138,088
David I. Goulden	20,258,316	54,821
Zane C. Rowe	8,860,666	0
Howard D. Elias	15,513,333	47,455
Jeremy Burton	16,876,637	37,550
William F. Scannell	15,513,333	47,455
(3)	None of the named executive officers will be entitled to additional pension or non-qualified deferred compensation payments or benefits in connection with the transaction or a termination of employment in connection therewith.
(4)	This amount represents an estimate of the value of continued benefit coverage for the named executive officer under such named executive officer’s Change in Control Severance Agreement.
(5)	None of the named executive officers is entitled to a tax reimbursement or gross-up in respect of the payments described in the table.

The tabular disclosure set forth above assumes that each of the listed named executive officers (1) is terminated without cause immediately following consummation of the transaction under circumstances that entitle such individual to severance payments and benefits under the applicable named executive officer’s Change in Control Severance Agreement and (2) becomes entitled to payment in respect of unvested restricted shares of EMC common stock (and restricted stock units with respect to shares of EMC common stock) based on the per share merger consideration being paid to EMC shareholders in connection with the transaction.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Denali is required to cause the surviving corporation in the merger (or its applicable subsidiary) to provide indemnification and exculpation from liabilities (including advancement of expenses) in favor of current or former directors and officers of EMC as provided in the EMC articles, the EMC bylaws, the organizational documents of EMC’s subsidiaries and any indemnification agreement entered into between EMC or one of its subsidiaries and such person. The merger agreement also contains certain obligations related to the maintenance of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring at or prior to the effective time of the merger for each person currently covered under EMC’s and its subsidiaries’ existing policies. For a more complete description, see “The Merger Agreement—Indemnification and Insurance.”

Material Contracts between Denali and EMC

Dell has entered into various commercial agreements with EMC from time to time in the ordinary course of business, including those discussed below. Dell currently purchases EMC products for its internal use. Approximately $8 million, $24 million and $101 million in aggregate purchases were made by Dell from EMC pursuant this arrangement in Dell’s fiscal 2016 (first six months), fiscal 2015 and fiscal 2014, respectively. Dell also has entered into various commercial agreements with VMware from time to time in the ordinary course of business. Dell currently purchases VMware products, both as an OEM for incorporation into or bundling with Dell products and as a reseller of VMware-branded products directly to Dell customers. Approximately $25 million, $59 million and $65 million in aggregate OEM purchases, and approximately $139 million, $355 million and $434 million in aggregate purchases of products for resale, were made by Dell from VMware in Dell’s fiscal 2016 (first six months), fiscal 2015 and fiscal 2014, respectively. Dell also purchased an aggregate of $30 million, $61 million and $71 million in VMware products for internal use in its fiscal 2016 (first six months), fiscal 2015 and fiscal 2014, respectively.

Regulatory Approvals Required for the Merger

General

Under the merger agreement, unless waived by the parties (subject to applicable law), the merger may not be consummated until (1) the parties have filed a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated; and (2) the approval or clearance of the merger has been granted by relevant antitrust authorities in Australia, Brazil, Canada, China, the European Union, India, Israel, Japan, Mexico, Russia, South Africa, South Korea, Switzerland, Taiwan and Turkey. The parties have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to (1) resolve any objections under any antitrust law and (2) defend any lawsuits or other legal proceedings challenging the consummation of the merger.

If the merger is not consummated by December 16, 2016 or if a governmental authority in the U.S. or a jurisdiction in which Denali, EMC or any of their respective subsidiaries has material operations has adopted any law or regulation prohibiting or rendering the consummation of the merger permanently illegal or has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree or ruling has become final and nonappealable, either party has the right to terminate the merger agreement as described under “The Merger Agreement—Termination.”

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until both parties have filed a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

The merger is also conditioned on the filing of a notification with the European Commission under Council Regulation (EC) No 139/2004 and clearance under the antitrust and competition laws of the European Union unless waived by the parties (subject to applicable law). Pursuant to Council Regulation (EC) No. 139/2004, the European Commission has 25 business days from the day following the date of receipt of a complete notification, which period may be extended to 35 business days under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or opening an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

The consummation of the merger is also subject to applicable clearances and/or expiration of waiting periods under the antitrust and competition laws of Australia, Brazil, Canada, China, India, Israel, Japan, Mexico, Russia, South Africa, South Korea, Switzerland, Taiwan and Turkey unless waived by the parties (subject to applicable law). The parties filed the required notification with the antitrust authorities in India on November 9, 2015. The parties will file merger notifications with the appropriate regulators in each of the other required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

For purposes of this discussion, a U.S. holder is a beneficial owner of EMC common stock that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust that (1) is subject to (i) the primary supervision of a court within the United States and (ii) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. federal income tax regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or other arrangement treated as a partnership for U.S. federal income tax purposes) holds EMC common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, treated as a partner of a partnership holding EMC common stock, you should consult your tax advisor.

This discussion addresses only those EMC shareholders that hold their EMC common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, assets held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular EMC shareholders in light of their individual circumstances or to EMC shareholders that are subject to special rules, including:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold EMC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who received our common stock from the exercise of employee stock options or otherwise as compensation;

•	persons that own, directly, indirectly or constructively, common stock (other than Class V common stock) of Denali;

•	persons that are not U.S. holders; and

•	shareholders that acquired their shares of EMC common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

U.S. Federal Income Tax Treatment of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and the Class V Common Stock received by EMC shareholders in exchange for their shares of EMC common stock should be treated as common stock of Denali. The obligation of EMC to complete the merger is conditioned upon the receipt by EMC of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to EMC, to the effect that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. The obligation of Denali to complete the merger is conditioned upon the receipt by Denali of an opinion from Simpson Thacher & Bartlett LLP, counsel to Denali, to the effect that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. In rendering these opinions, counsel may require and rely upon representations, warranties and covenants provided by EMC, Denali and other relevant parties and certain assumptions. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions. If any of the assumptions, representations, warranties or covenants upon which those opinions are based is inconsistent with the actual facts, the tax opinions could be invalid.

The tax opinions delivered by the respective counsels to EMC and Denali are expected to conclude that Class V Common Stock should be treated as common stock of Denali and certain other conclusions contained in such opinions will be based on the view that Class V Common Stock should be so treated. There are, however, no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to the Class V Common

Stock. In the past, the IRS and prior presidential administrations have announced that they are studying the appropriate treatment of stock similar to the Class V Common Stock or have proposed changing the tax treatment of such stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of Class V Common Stock. Although counsels for EMC and Denali intend to deliver opinions that the Class V Common Stock should be treated as common stock of Denali, in the absence of authorities directly on point or an advance ruling from the IRS, this issue is not free from doubt and there is a risk that the IRS could assert that the Class V Common Stock is property other than stock of Denali. If the IRS were to be successful in any such contention, then adverse tax consequences could result to holders of EMC common stock, EMC and Denali as described below under “—U.S. Federal Income Tax Consequences of Alternative Treatment of the Merger or the Class V Common Stock.”

The tax opinions of counsel will not be binding on the IRS or the courts. EMC and Denali have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth herein or in such tax opinions. Accordingly, each EMC shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such shareholder, including the consequences if the IRS were to successfully challenge the treatment of the merger as an exchange described in Section 351 of the Internal Revenue Code or the treatment of the Class V Common Stock as common stock of Denali.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of EMC Common Stock

Assuming the receipt and accuracy of the tax opinions described above and subject to the discussion below regarding cash provided by EMC, the exchange of shares of EMC common stock for common stock of Denali and cash should be treated as an exchange described in Section 351 of the Internal Revenue Code.

To the extent treated as such an exchange and subject to the discussions below relating to the receipt of cash in lieu of fractional shares, a U.S. holder that exchanges EMC common stock for shares of Class V Common Stock and cash in such exchange:

•	should recognize capital gain (but not loss) equal to the lesser of (1) the excess, if any, of the amount of cash (other than cash received instead of a fractional share of Class V Common Stock) plus the fair market value of any Class V Common Stock received in the exchange over the U.S. holder’s tax basis in the shares of EMC common stock surrendered in exchange therefor and (2) the amount of cash received by the U.S. holder in the exchange (other than cash instead of a fractional share of Class V Common Stock);

•	should have a tax basis in the Class V Common Stock received equal to the tax basis of the EMC common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the exchange (other than with respect to cash received instead of a fractional share of Class V Common Stock), and decreased by the amount of cash received by the U.S. holder in the exchange (other than cash received instead of a fractional share of Class V Common Stock); and

•	should have a holding period for the shares of Class V Common Stock received in the exchange that includes its holding period for its shares of EMC common stock surrendered in exchange therefor.

However, to the extent any portion of the cash received in exchange for EMC common stock is considered to be provided by EMC, such cash should be treated as received in a redemption of EMC common stock by EMC and, in such case, a U.S. holder would generally recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of such holder’s EMC common stock redeemed in such redemption.

Any capital gain or loss recognized by a U.S. holder pursuant to the merger will generally be long-term capital gain or loss if the holding period for such shares of EMC common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

In the case of any U.S. holder that acquired different blocks of EMC common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger.

Cash in Lieu of Fractional Shares.

The tax treatment of cash received in lieu of a fractional share pursuant to the merger is not entirely certain. It is possible that a holder of EMC common stock that receives cash instead of a fractional share of Class V Common Stock may be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Class V Common Stock for cash. In such case, a holder of EMC common stock would generally recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of EMC common stock allocable to the fractional share. Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

It is, however, possible that the receipt of cash in lieu of a fractional share of Class V Common Stock may be treated as the receipt of cash in exchange for EMC common stock in connection with the merger, which would be treated as described above under “—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of EMC Common Stock” (without regard to any exception for cash in lieu of fractional shares).

Backup Withholding and Information Reporting.

Payments of cash to a holder of EMC common stock as part of the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Denali, the exchange agent or the applicable withholding agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

U.S. Federal Income Tax Consequences of Alternative Treatment of the Merger or the Class V Common Stock

As discussed above, the Class V Common Stock received by EMC shareholders in exchange for their shares of EMC common stock pursuant to the merger should be treated as common stock of Denali. Each of EMC’s and Denali’s obligation to complete the merger is conditioned upon the receipt of opinions from their respective counsel as to this treatment. However, as discussed above, there are, no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to the Class V Common Stock, and the IRS could take a different view. If the IRS were to be successful in any such contention, the U.S. federal income tax treatment of the Class V Common Stock would be uncertain. It is possible that the IRS could assert that the Class V Common Stock is property other than common stock of Denali. Accordingly, EMC shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of holding the Class V Common Stock.

If for any reason the Class V Common Stock were to fail to be treated as common stock of Denali, then:

•	each EMC shareholder would recognize gain or loss with respect to such shareholder’s shares of EMC common stock equal to the difference between (1) the sum of the fair market value of the Class V Common Stock and cash received pursuant to the merger and (2) the shareholder’s basis in the EMC common stock exchanged, and the foregoing would also result if the merger were to fail to qualify as an exchange described in Section 351 of the Internal Revenue Code for any other reason;

•	EMC may be required to recognize gain for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the VMware common stock that are tracked by the Class V Common Stock over EMC’s basis in such VMware common stock, which liability would be allocated to the Class V Group pursuant to the Denali Tracking Stock Policy if such tax liability is imposed as a result of a change in tax law under certain circumstances, and would be allocated to the DHI Group in all other circumstances; and

•	Denali may no longer be able to file consolidated U.S. federal income tax returns that include VMware, which could require Denali to file amended tax returns and pay additional taxes.

The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under GAAP. Under this method of accounting, Denali will record the assets acquired and liabilities assumed of EMC as of the effective time of the merger at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill which will not be amortized for financial accounting purposes, but will be evaluated annually for impairment. Financial statements of Denali issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of EMC.

Exchange of Shares in the Merger

Denali will appoint an exchange agent to process the payment of the merger consideration, including the exchange of EMC common stock for Class V Common Stock. At or prior to the effective time of the merger, Denali will deposit, or cause to be deposited, with the exchange agent, for the benefit of the holders of shares of EMC common stock, the merger consideration, consisting of an aggregate number of shares of Class V Common Stock to be issued in uncertificated form or book-entry form and an aggregate amount of cash, required to be delivered in respect of shares of EMC common stock. Each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration without the need for any action by the holders of such stock.

As promptly as reasonably practicable after the effective time of the merger, Denali will cause the exchange agent to mail to each holder of record of EMC common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing shares of EMC common stock shall pass only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering EMC stock certificates, if any, in exchange for the merger consideration.

EMC shareholders will not receive any fractional shares of Class V Common Stock in the merger. Instead, each EMC shareholder will be entitled to receive a cash payment in lieu of any fractional shares of Class V Common Stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of EMC common stock exchanged by such holder) by (2) the average closing price of a share of VMware Class A Common Stock over the 10-trading day period prior to the effective time of the merger.

After the effective time of the merger, shares of EMC common stock will no longer be outstanding, will automatically be canceled and will cease to exist, and certificates that previously represented shares of EMC common stock will represent only the right to receive the merger consideration as described above. Until holders of EMC common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of Class V Common Stock with a record date after the effective time of the merger. However, upon the surrender of their shares of EMC common stock, such holders will receive the amount of dividends or other distributions with respect to shares of Class V Common Stock theretofore paid with a record date after the effective time of the merger.

Denali and the exchange agent are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time of the merger, EMC will not register any transfers of the shares of EMC common stock.

Treatment of EMC Equity Awards

The merger agreement provides that each currently outstanding EMC stock option will vest and become fully exercisable prior to the effective time of the merger. As of the effective time of the merger, each outstanding EMC stock option will be canceled and converted into the right to receive the merger consideration with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of EMC common stock otherwise issuable. The merger agreement also provides that as of the effective time of the merger each currently outstanding EMC restricted stock unit and share of EMC restricted stock will fully vest (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The merger agreement provides that Denali may agree with individual award recipients to different equity treatment. No such agreements were in effect as of the date of this proxy statement/prospectus.

Dividends and Share Repurchases

EMC currently pays a quarterly cash dividend of $0.115 per share of EMC common stock. EMC intends to continue its current dividend practices through the completion of the merger. Under the terms of the merger agreement, during the period before completion of the merger, EMC will not, and will not permit any EMC subsidiary, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) EMC’s regular quarterly cash dividends of $0.115 per share payable in respect of shares of EMC common stock with declaration, record and payment dates consistent with past practice and in accordance with EMC’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of EMC to EMC. EMC has currently suspended share repurchases.

Listing of Shares of Class V Common Stock and Delisting and Deregistration of EMC Common Stock

Under the terms of the merger agreement, Denali is required to use its reasonable best efforts to cause the shares of Class V Common Stock to be issued in the merger to be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, prior to the closing of the merger. It is a condition to EMC’s obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of Class V Common Stock to be issued in the merger approved for listing on the NYSE.

If the merger is completed, there will no longer be any publicly held shares of EMC common stock. Accordingly, EMC common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Company Headquarters

Following the completion of the merger, Dell’s headquarters will remain in Round Rock, Texas, and the headquarters of the combined enterprise systems business of Dell and EMC will be located in Hopkinton, Massachusetts.

Litigation Relating to the Merger

Various combinations of EMC, its current and former directors, VMware, certain of VMware’s directors, Denali, Dell, and Merger Sub, among others, have been named as defendants in a number of putative class-action lawsuits brought by purported EMC and VMware shareholders challenging the merger, some of which have been dismissed. The suits are captioned as follows:

	Case	Court	Filing Date
1.	IBEW Local No. 129 Benefit Fund v. Tucci, Civ. No. 1584-3130-BLS1	Mass. Superior Court, Suffolk County	10/15/2015
2.	Barrett v. Tucci, Civ. No. 15-6023-A	Mass. Superior Court, Middlesex County	10/16/2015
3.	Graulich v. Tucci, Civ. No. 1584-3169-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
4.	Vassallo v. EMC Corp., Civ. No. 1584-3173-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
5.	City of Miami Police Relief & Pension Fund v. Tucci, Civ. No. 1584-3174-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
6.	Lasker v. EMC Corp., Civ. No. 1584-3214-BLS1	Mass. Superior Court, Suffolk County	10/23/2015
7.	Walsh v. EMC Corp., Civ. No. 15-13654	U.S. District Court, District of Massachusetts	10/27/2015
8.	Local Union No. 373 U.A. Pension Plan v. EMC Corp., Civ. No. 1584-3253-BLS1	Mass. Superior Court, Suffolk County	10/28/2015
9.	City of Lakeland Emps.’ Pension & Ret. Fund v. Tucci, Civ. No. 1584-3269-BLS1	Mass. Superior Court, Suffolk County	10/28/2015
10.	Ma v. Tucci, Civ. No. 1584-3281-BLS1	Mass. Superior Court, Suffolk County	10/29/2015
11.	Stull v. EMC Corp., Civ. No. 15-13692	U.S. District Court, District of Massachusetts	10/30/2015
12.	Jacobs v. EMC Corp., Civ. No. 15-6318	Mass. Superior Court, Middlesex County	11/12/2015
13.	Ford v. VMware, Inc., C.A. No. 11714-VCL	Delaware Chancery Court	11/17/2015

The first eleven lawsuits listed above generally allege that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the merger agreement that favor Dell and discourage competing bids. The complaints generally further allege that there were various conflicts of interest in the proposed transaction. Several of the lawsuits also allege that various combinations of defendants aided and abetted these alleged breaches of fiduciary duties.

The twelfth and thirteenth lawsuits listed above (Jacobs and Ford) generally allege that EMC, in its capacity as the majority shareholder of VMware, and individual defendants who are directors of EMC, VMware, or both, breached their fiduciary duties to minority shareholders of VMware in connection with the merger by, among other things, entering into and/or approving a merger that favors the interests of EMC and Dell at the expense of the minority shareholders. The Ford lawsuit also alleges that various combinations of defendants aided and abetted these alleged breaches of fiduciary duties.

The complaints seek, among other things, injunctive relief enjoining the merger, rescission of the merger if consummated, an award of fees and costs, and/or an award of damages.

On October 27, 2015, EMC and its directors served a motion to dismiss the amended complaint in the first-filed case, the IBEW action, on the grounds that the amended complaint asserts claims that are derivative and subject to the demand requirement set forth in M.G.L. c. 156D § 7.42, with which the plaintiff failed to comply.

On November 5, 2015, the Business Litigation Session of the Massachusetts Superior Court granted EMC and its directors’ motion for consolidation of the IBEW action with eight other actions then pending in the Massachusetts Superior Court (the Barrett, Graulich, Vassallo, City of Miami Police Relief & Pension Fund, Lasker, Local Union No. 373 U.A. Pension Plan, City of Lakeland Emps’ Pension & Ret. Fund, and Ma actions). The court also ordered that no responsive pleadings would be due in any of the consolidated actions until after the court ruled on the pending motion to dismiss the IBEW action described in the previous paragraph. On November 24, 2015, the Business Litigation Session of the Massachusetts Superior Court held a hearing on the motion to dismiss the IBEW action.

On December 7, 2015, the Business Litigation Session of the Massachusetts Superior Court granted EMC and its directors’ motion to dismiss the IBEW action and the eight other consolidated actions (the Barrett, Graulich, Vassallo, City of Miami Police Relief & Pension Fund, Lasker, Local Union No. 373 U.A. Pension Plan, City of Lakeland Emps’ Pension & Ret. Fund, and Ma actions). The plaintiffs in those actions may appeal the dismissal of those actions.

In the two actions pending in Massachusetts federal court, the Walsh and Stull actions, on November 5, 2015, EMC and its directors filed a motion to stay or dismiss on the grounds that (1) staying or dismissing these cases, which were filed after several of the actions filed in the Massachusetts Superior Court, would be appropriate under the doctrine set forth in Colorado River Water Conservation District v. United States, 424 U.S. 800 (1976); and (2) the plaintiffs in each case had failed to plead facts sufficient to show that the matter in controversy exceeds $75,000, as required for the federal court to have subject matter jurisdiction under 28 U.S.C. § 1332(a).

On December 8, 2015, certain VMware directors named as defendants in the Ford action and EMC filed a motion in the Delaware Court of Chancery to dismiss the Ford action, including on the ground that the complaint in that action failed to state a claim upon which relief can be granted, and for failure to make a requisite demand.

On December 10, 2015, the defendants in the Jacobs action served a motion pursuant to M.G.L. c. 223A § 5 to dismiss the complaint in the Jacobs action (or, alternatively, to stay the proceedings in that action) on the ground that it is in the interest of justice that that action should be heard in a Delaware forum.

Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

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THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. EMC shareholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Denali, EMC or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties and covenants by each of Denali and EMC, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of Denali and EMC if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, Denali or EMC, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Effect of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the MBCA and the DGCL, at the effective time of the merger, Merger Sub will be merged with and into EMC. EMC will survive the merger as a wholly owned subsidiary of Denali and will continue its corporate existence under Massachusetts law.

Closing

The closing will occur on the third business day after the satisfaction or waiver (to the extent permitted by law) of all closing conditions, except that the closing shall not occur until the earlier to occur of (1) a business day during the marketing period specified by Denali upon a minimum of three business days’ advance written notice and (2) the first business day following the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of 20 consecutive business days commencing after October 12, 2015 and throughout and at the end of which (a) Denali shall have received the information required to be furnished by EMC in connection with the financing, referred to as the required information, and (b)(i) the conditions to Denali’s obligation to close the merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to those conditions being capable of being satisfied at such time), except that if on the date that is 30 business days prior to December 16, 2016, all of such conditions are satisfied except for the closing conditions related to the lack of illegality or injunction, expiration of antitrust waiting periods or receipt of required competition consents from certain jurisdictions, referred to as the excluded conditions, and no excluded condition is incapable of being satisfied on or prior to December 16, 2016, the satisfaction of the excluded conditions shall not be required in order to commence or continue the marketing period as long as all other prerequisites to commencing and continuing the marketing period have been satisfied (it being understood that such marketing period shall be deemed to have commenced no earlier than such date that is 30 business days prior to December 16, 2016), and (ii) nothing has occurred and no condition exists that entitles Denali to terminate the merger agreement due to the breach by EMC of the merger agreement, except that the marketing period shall end on any earlier date that is the date on which the proceeds of the debt financing for the merger are obtained in full, and except that (x) such 20 consecutive business day period shall only occur within any of the following time periods: (i) beginning on January 4, 2016 and ending on (and including) February 8, 2016, (ii) beginning on March 24, 2016 and ending on (and including) May 9, 2016, (iii) beginning on May 10, 2016 and ending on (and including) June 11, 2016, (iv) beginning June 3, 2016 and ending on (and including) August 8, 2016, (v) beginning on August 9, 2016 and ending on (and including) September 10, 2016, (vi) beginning on September 12, 2016 and ending on (and including) November 8, 2016, and (vii) beginning on November 9, 2016 and ending on (and including) December 10, 2016, (y) the marketing period shall either end on or prior to August 19, 2016 or, if the marketing period has not ended on or prior to August 19, 2016, then the marketing period shall commence no earlier than September 6, 2016, and (z) the marketing period shall not be deemed to have commenced if (A) after October 12, 2015 and prior to the completion of the marketing period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in any documents filed or furnished by EMC or VMware with the SEC, in which case the marketing period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Denali, (II) the financial statements included in the required information that is available to Denali on the first day of any such 20 consecutive business day period are not, during each day of such period, the most recent consolidated financial statements of EMC on which EMC’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the marketing period shall not be deemed to commence until the receipt by Denali of such most recent consolidated financial statements, (III) the required information, when taken as a whole along with any documents filed or furnished by EMC with the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the marketing period shall not be deemed to commence unless and until such required information and documents filed or furnished by EMC with the SEC have been updated so that there is no longer any such untrue statement or omission, or (IV) EMC or any of its subsidiaries shall have announced any intention to restate any historical financial statements of EMC or any of its subsidiaries or other financial information included in the required information or that any such restatement is under consideration or may be a possibility, in which case the marketing period shall not be deemed to commence unless and until such restatement has been completed and the applicable required information has been amended or EMC has announced that it has concluded no such restatement shall be required, or (B) EMC or any of its subsidiaries shall have been delinquent in filing or furnishing any document required to be filed or furnished with the SEC, in which case, the marketing period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured. If EMC shall in good faith reasonably believe that (1) clause (b) to the definition of “marketing period” has been satisfied and (2) it has delivered the required information that satisfies the requirements of clause (z) of the proviso to such definition, it may give to Denali a written notice to that effect, in which case EMC shall be deemed to have complied with clauses (1) and (2) sufficient to commence the marketing period, unless Denali in good faith reasonably believes EMC has not so complied, and within eight business days after the giving of such notice by EMC, gives a written notice to EMC to that effect (stating with specificity which elements of clauses (1) and (2) have not been complied with, including whether required information has not been delivered by EMC or does not satisfy the requirements of clause (z) of the proviso to such definition).

Effective Time

The merger will become effective at the time at which articles of merger has been duly filed with the Secretary of State of the Commonwealth of Massachusetts and a certificate of merger has been filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties and specified in the articles of merger and the certificate of merger.

Merger Consideration

At the effective time of the merger, each share of EMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Denali, Merger Sub or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which appraisal rights are properly exercised and not withdrawn) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

EMC shareholders will not receive any fractional shares of Class V Common Stock in the merger. Instead, each EMC shareholder will be entitled to receive a cash payment in lieu of any fractional shares of Class V Common Stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of EMC common stock formerly held by such shareholder) by (2) the average closing price of a share of VMware Class A Common Stock over the 10 trading day period prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The merger agreement contains the following reciprocal representations and warranties made by Denali, Dell and Merger Sub, on the one hand, and EMC on the other hand, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the organization, valid existence, good standing and qualification to do business of such party and its subsidiaries;

•	corporate authorization and validity of the merger agreement;

•	the approval by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of any conflicts with such party’s organizational documents, applicable laws, governmental orders or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and filings with governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by such party in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of certain litigation and investigations; and

•	brokers’ and financial advisors’ fees related to the merger.

EMC has also made certain representations and warranties relating to:

•	ownership of each of its significant subsidiaries;

•	the capitalization and indebtedness of EMC and its subsidiaries (including VMware), including the number of shares of common stock, stock options and other equity-based awards outstanding;

•	the timely filing of documents required to be filed with the SEC since January 1, 2014 and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of such party’s financial statements filed with the SEC since January 1, 2014 and the absence of certain undisclosed liabilities;

•	the timely filing by VMware of documents required to be filed with the SEC since January 1, 2014 and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of VMware’s financial statements filed with the SEC since January 1, 2014 and the absence of certain undisclosed liabilities;

•	the absence of a material adverse effect (as described below) since January 1, 2015;

•	compliance with certain material contracts;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act and applicable export control laws;

•	employment and labor matters affecting EMC and its subsidiaries, including matters relating to employee benefit plans and the absence of parachute gross ups;

•	tax matters;

•	tax treatment of the merger under Section 351 of the Internal Revenue Code;

•	real and personal property and intellectual property matters;

•	the absence of affiliate transactions;

•	insurance matters;

•	environmental matters;

•	the required vote by EMC’s shareholders to complete the merger;

•	the inapplicability of takeover statutes to the merger agreement, the merger or the transactions contemplated by the merger agreement; and

•	the receipt of the opinions from Morgan Stanley and Evercore by the EMC board of directors, as to the fairness, from a financial point of view, of the merger consideration to the holders of EMC common stock.

Denali, Dell and Merger Sub have also made certain representations and warranties relating to:

•	foreign control, ownership or influence of EMC following the consummation of the merger;

•	the financing that has been committed in connection with the merger;

•	absence of issued and outstanding shares of Class V Common Stock prior to consummation of the merger;

•	the provision of certain audited and unaudited financial statements of Denali and Dell and the accuracy of information contained therein;

•	the conformity with generally accepted accounting principles of Denali’s and Dell’s financial statements and the absence of certain undisclosed liabilities;

•	the capitalization of Merger Sub;

•	the solvency of Denali, Dell and Merger Sub; and

•	tax treatment of the merger under Section 351 of the Internal Revenue Code.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.”

For purposes of the merger agreement, “material adverse effect,” when used in reference to EMC, means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of EMC and its subsidiaries, taken as a whole.

However, no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a material adverse effect:

•	changes or conditions generally affecting the industries in which EMC and its subsidiaries operate;

•	general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	the negotiation, execution, delivery or performance of the merger agreement, the identity of Denali, or the public announcement, pendency or consummation of the merger agreement or the merger or the other transactions contemplated thereby (including the effect thereof on relationships, contractual or otherwise, of EMC or any of its subsidiaries with employees, customers, suppliers, partners or governmental entities), and including any litigation related to the merger agreement or the transactions contemplated thereby or any demand, action, claim or proceeding for appraisal of the fair value of any shares of EMC common stock pursuant to the MBCA in connection with the merger agreement;

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated by the merger agreement;

•	any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions;

•	any change in the price or trading volume of EMC common stock or VMware common stock or the credit rating of EMC or VMware, in and of itself;

•	any failure by EMC or VMware to meet any published analyst estimates or expectations of EMC’s or VMware’s revenue, earnings or other financial performance or results of operations for any period, or any failure by EMC or VMware to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

•	compliance with the terms of, or the taking of any action expressly required by, the merger agreement.

However, with respect to the first, second, fourth and fifth bullets above, such events, developments, circumstances, changes, effects or occurrences may be taken into account to the extent EMC and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which EMC and its subsidiaries operate and, with respect to the sixth and seventh bullets above, the provisions described therein shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences underlying any such change or failure constitute or contribute to a material adverse effect.

For purposes of the merger agreement, “parent material adverse effect,” when used in reference to Denali, means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Denali and its subsidiaries, taken as a whole.

However, no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a parent material adverse effect:

•	changes or conditions generally affecting the industries in which Denali and its subsidiaries operate;

•	general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	the negotiation, execution, delivery or performance of the merger agreement, the identity of EMC or VMware, or the public announcement, pendency or consummation of the merger agreement or the merger or the other transactions contemplated thereby (including the effect thereof on relationships, contractual or otherwise, of Denali or any of its subsidiaries with employees, customers, suppliers, partners or governmental entities), and including any transaction litigation to the extent Denali or its subsidiaries is a defendant thereto;

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated by the merger agreement;

•	any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions;

•	any failure by Denali to meet any published analyst estimates or expectations of Denali’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Denali to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

•	compliance with the terms of, or the taking of any action expressly required by, the merger agreement.

However, with respect to the first, second, fourth and fifth bullets above, such events, developments, circumstances, changes, effects or occurrences may be taken into account to the extent Denali and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Denali and its subsidiaries operate and, with respect to the sixth bullet above, the provisions described therein shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences underlying any such change or failure constitute or contribute to a parent material adverse effect.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Business

Conduct of Business by EMC

EMC agreed that, prior to the effective time of the merger, unless Denali gives its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law or as required or expressly permitted or contemplated by the merger agreement, EMC shall and shall cause its subsidiaries (other than VMware and Pivotal) to:

•	use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve in all material respects its current business organizations and goodwill, keep available the services of its current officers, employees and consultants and preserve in all material respects its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it and governmental entities having regulatory dealings with it.

EMC has also agreed that, prior to the effective time of the merger, unless Denali gives its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), or as otherwise required by applicable law or as required or expressly permitted or contemplated by the merger agreement, EMC shall not and shall cause each of its subsidiaries (other than VMware or Pivotal) not to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of EMC to its shareholders and except for regular quarterly dividends by EMC of up to $0.115 per share of common stock (subject to adjustment in certain circumstances) in each case with usual declaration, record and payment dates in accordance with past dividend practice;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisition of capital stock or other securities (1) required by the terms of certain EMC incentive plans or any plans, arrangements or contracts existing on the date of the merger agreement between EMC or any of its subsidiaries and directors or employees, (2) in connection with the issuance of EMC common stock upon the net exercise of EMC stock options or net settlement of restricted stock units or performance stock units or (3) in transactions solely between EMC and any of its wholly owned subsidiaries or among direct or indirect subsidiaries of EMC;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units

(other than the issuance of EMC common stock in connection with the exercise of EMC stock options or settlement of restricted stock units or performance stock units);

•	amend the organizational documents of EMC and its subsidiaries;

•	directly or indirectly acquire (1) any person or division, business or equity interest of any person by merger, consolidation, asset purchase, investment or capital contribution, or by any other manner, or (2) any properties, rights or assets, except for (i) capital expenditures not to exceed $180 million in the aggregate in any fiscal quarter, (ii) acquisitions, investments or capital contributions not exceeding $200 million in the aggregate and (iii) purchases of marketable securities by or on behalf of EMC or its subsidiaries for cash management purposes in the ordinary course of business, consistent with past practice, and, except, in the case of clause (2), acquisitions of inventory, merchandise, products or services in the ordinary course of business, consistent with past practice;

•	sell, pledge, dispose of, transfer, abandon, lease, license, allow to lapse or expire, or otherwise encumber (other than as permitted under the merger agreement) any properties, rights or assets of EMC or any of its subsidiaries, except (1) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations or encumbrances required to be effective prior to the effective time of the merger pursuant to existing contracts that are not material to EMC and its subsidiaries, taken as a whole, (2) non-material leases or licenses in the ordinary course of business consistent with past practice, (3) transactions solely among EMC and/or its wholly owned subsidiaries, (4) sales, dispositions, transfers, leases or licenses of products or services of EMC or any of its subsidiaries to third parties in the ordinary course of business consistent with past practice and (5) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations or encumbrances of properties, rights or assets of EMC or any of its subsidiaries having a value not to exceed $125 million in the aggregate;

•	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of EMC or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (in each case, other than indebtedness for borrowed money of no more than $200 million in the aggregate (inclusive of any prepayment premium, make-whole, penalty or similar payment) or indebtedness for borrowed money under EMC’s commercial paper debt (inclusive of any prepayment premium, make-whole, penalty or similar payment) or pursuant to EMC’s existing revolving credit facility (but not in excess of aggregate commitments thereunder as in effect on October 12, 2015, plus any increases in commitments permitted under the revolving credit facility as in effect on such date and inclusive of any prepayment premium, make-whole, penalty or similar payment), in each case only if such indebtedness is prepayable at closing without premium, make-whole, penalty or similar payment;

•	make any loans or advances to any person which would cause the aggregate principal amount of all loans and advances made by EMC and its subsidiaries (other than VMware and its subsidiaries) after October 12, 2015, to exceed $25 million;

•	incur any capital expenditures in excess of $180 million in the aggregate in any fiscal quarter;

•	(1) pay, discharge, settle or satisfy any civil, criminal or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits or investigations from by or before any arbitrator, court, tribunal or other governmental entity, other than the payment, discharge, settlement or satisfaction of less than $10 million individually or $30 million in the aggregate or (2) in order to settle or satisfy any such action, waive or assign to a third party any claims or rights of EMC or any subsidiary of EMC asserted by EMC or any of its subsidiaries to have a value in excess of $10 million individually or $30 million in the aggregate, except in each case (i) as required by any court judgment and (ii) for transaction litigation related to the merger;

•	(1) other than in the ordinary course of business, consistent with past practice, enter into, materially modify, terminate or cancel any material contract or waive, release or assign any material rights or claims thereunder, or (2) enter into, modify, amend or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned, in each case as applicable, would reasonably be expected to prevent or materially delay or impair the consummation of the merger and the other transactions contemplated by the merger agreement;

•	except as required to comply with any EMC benefit plan, agreement or other contract entered into prior to the date of the merger agreement or thereafter in accordance with the merger agreement:

•	adopt, enter into, terminate or amend any benefit plan except for any amendment that would not result in a material increase to the cost to EMC under such benefit plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material benefit plan if it were in existence as of the date of the merger agreement) and except for the issuance of offer letters in the ordinary course, consistent with past practice, in connection with hiring employees to the extent permitted by the terms of the merger agreement;

•	grant any severance or termination pay to, or increase the compensation or fringe benefits of, any EMC personnel except for (1) annual base salary increases in the ordinary course of business consistent with past practice with respect to any personnel with a title lower in rank than Senior Vice President and (2) payment of annual bonuses for the 2015 calendar year and establishment of annual bonus opportunities for the 2016 calendar year, in each case, in the ordinary course of business consistent with past practice;

•	loan or advance any money to personnel with the title of Senior Vice President or higher;

•	allow for the commencement of any new offering periods under EMC’s employee stock purchase plan;

•	remove or accelerate the lapse of any existing vesting restrictions in any benefit plans or awards made thereunder;

•	take any action to fund the payment of nonqualified deferred compensation or severance benefits under any benefit plan or employment, severance or similar agreement; or

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan that is a defined benefit pension plan or materially change the manner in which contributions to any such benefit plan are made or the basis on which such contributions are determined;

•	recognize any labor organization (not including any non-U.S. trade union or works council) as the representative of any employees of EMC or any of its subsidiaries, or enter into, materially modify, materially amend or terminate any collective bargaining agreement with any labor organization;

•	except in accordance with generally accepted accounting principles and as advised by EMC’s regular independent public accountant, (i) revalue any assets or liabilities of EMC or any of its subsidiaries that are material to EMC and its subsidiaries, taken as a whole or (ii) make any material change in accounting methods, principles or practices;

•	effect or permit a plant closing or mass layoff without complying with the notice requirements and all other provisions of the Worker Adjustment and Retraining Notification Act, to the extent applicable;

•	authorize, recommend or announce an intention to adopt a plan of complete or partial liquidation or dissolution of EMC or any of its subsidiaries;

•	outside of the ordinary course of EMC’s administration of its tax matters, change any material method of tax accounting in respect of recognition of income, settle any material tax audit, claim or proceeding, change any material tax election or file any amended material tax return;

•	fail to acquire additional shares of VMware common stock if such failure would cause VMware to cease to be a member of the affiliated group of corporations filing a consolidated tax return with EMC for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Conduct of Business with respect to VMware

Prior to the effective time of the merger, unless Denali gives its prior written consent (which in the case, of the fifth through seventh bullets below, and, to the extent applicable to the fifth through seventh bullets, the eighth bullet, will not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law, EMC has agreed not to, and to cause its subsidiaries that are record or beneficial owners of VMware common stock not to:

•	sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of VMware common stock or any of the VMware intercompany notes;

•	purchase or otherwise acquire any shares of VMware common stock other than in order to cause VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with EMC for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder;

•	convert any shares of VMware Class B common stock into shares of VMware Class A common stock;

•	vote to approve or provide any consent to (1) any action under Article VI of the Amended and Restated Certificate of Incorporation of VMware, referred to as the VMware certificate, (2) any amendment to the VMware certificate or the Amended and Restated Bylaws of VMware, (3) any sale, transfer, lease or other disposition of all or substantially all of the assets of VMware or (4) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors pursuant to the following bullet;

•	take any action as a stockholder of VMware to remove or appoint (other than to fill vacancies) any directors of VMware other than the reelection of those Class I Members (as defined in the VMware certificate) and Class II Members (as defined in the VMware certificate) who will be standing for reelection at the 2016 annual meeting of stockholders of VMware;

•	take any other action by written consent as a stockholder of VMware;

•	enter into, amend, cancel, supplement or otherwise modify any agreement with VMware or its subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice (it being understood that any amendment, cancellation, supplement or modification to or waiver of certain intercompany agreements entered into between EMC and VMware in connection with the initial public offering of VMware’s common stock or the VMware intercompany notes shall not be considered a transaction entered into in the ordinary course of business, consistent with past practice); or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Conduct of Business with respect to Pivotal

Prior to the effective time of the merger, unless Denali gives its prior written consent (which in the case, of the fifth and sixth bullets below, and, to the extent applicable to the fifth and sixth bullets, the seventh bullet, will not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law, EMC has agreed not to, and to cause its subsidiaries (other than VMware and its subsidiaries) not to:

•	sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of capital stock of Pivotal;

•	purchase, redeem or otherwise acquire any shares of capital stock of Pivotal or any other securities of Pivotal or its subsidiaries or make any loans or advances to, or investments in, Pivotal or any of its subsidiaries;

•	convert any shares of Pivotal Series A preferred stock into shares of Pivotal Class B common stock;

•	vote to approve or provide any consent to (1) any action under Article VII of the Certificate of Incorporation of Pivotal, referred to as the Pivotal certificate, or the existing shareholders agreement among Pivotal and its stockholders, referred to as the Pivotal shareholders agreement, (2) any amendment to the Pivotal certificate or the Pivotal shareholders agreement or (3) any other action submitted to a vote of the Pivotal stockholders;

•	take any other action by written consent as a stockholder of Pivotal;

•	enter into, amend, cancel, supplement or otherwise modify any agreement with Pivotal or its subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions

Solicitation of Acquisition Proposals

Until 11:59 p.m. (Eastern Time) on December 11, 2015, EMC and its subsidiaries and their respective representatives were permitted to:

•	solicit, initiate, encourage or facilitate or assist or cooperate with respect to, any acquisition proposal (as defined below) from any person that is not an affiliate of EMC or the making thereof; and

•	enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information or data in connection with, any acquisition proposal to any person that is not an affiliate of EMC pursuant to a customary confidentiality agreement meeting certain requirements.

No later than 24 hours after 11:59 p.m. (Eastern Time) on December 11, 2015, EMC was required to notify Denali in writing of the identity of each person from whom EMC has received an acquisition proposal after the date of the merger agreement through such date that has not been withdrawn and for which the EMC board of directors has determined in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and provide to Denali a copy of any written acquisition proposal (including financing commitments) and a written summary of the terms of any acquisition proposal not made in writing.

Except as expressly permitted in the merger agreement (as described above), from the date of the merger agreement, EMC and its subsidiaries agreed not to, and agreed to cause its and their respective representatives not to:

•	solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce, the making of any acquisition proposal, or the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any acquisition proposal;

•	enter into, facilitate, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person any information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of EMC or any of its subsidiaries to any person in connection with any acquisition proposal;

•	enter into any agreement relating to any acquisition proposal (other than a confidentiality agreement meeting certain requirements);

•

waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Denali) with respect to EMC or any of its subsidiaries (unless EMC concludes in good faith, after consultation with its outside legal advisors, that the failure to so waive, terminate, modify or fail to enforce would be inconsistent with its fiduciary duties under applicable law);

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the EMC articles or EMC bylaws, inapplicable to any transactions contemplated by any acquisition proposal; or

•	authorize any of, or commit or agree to do any of, the foregoing.

EMC has agreed that after 11:59 p.m. (Eastern Time) on December 11, 2015, it shall, and shall cause its subsidiaries and its and their representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted theretofore with respect to any acquisition proposal. Notwithstanding the foregoing, at any time prior to the approval of the merger agreement by EMC shareholders at the special meeting, in response to a bona fide written acquisition proposal from a person that is not an affiliate of EMC that the EMC board of directors determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal, and which acquisition proposal was not solicited after 11:59 p.m. (Eastern Time) on December 11, 2015, EMC may, subject to compliance with the merger agreement, (1) furnish information or data with respect to EMC and its subsidiaries to the person that is not an affiliate of EMC making such acquisition proposal (and its representatives) pursuant to a confidentiality agreement meeting certain requirements, and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Neither the EMC board of directors nor any committee thereof may (1)(i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Denali the recommendation of the EMC board of directors or any committee thereof that the EMC shareholders approve the merger agreement or (ii) make any other public statement in connection with the special meeting contrary to such recommendation, either of (i) or (ii) being referred to as a change of recommendation, or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or submit to a vote of the EMC shareholders a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract or any tender offer providing for, with respect to, or in connection with, any acquisition proposal. However, at any time prior to the approval of the merger agreement by the EMC shareholders at the special meeting, the EMC board of directors may (1) make a change of recommendation other than in response to an acquisition proposal if the EMC board of directors concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and/or (2) make a change of recommendation or terminate the merger agreement to enter into an alternative acquisition agreement in response to an acquisition proposal if (i) the EMC board of directors concludes in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized recognition) that such acquisition proposal constitutes a superior proposal and (ii) the EMC board of directors concludes in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the foregoing, the EMC board of directors is not entitled to make a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement in response to an acquisition proposal unless:

•	EMC has complied in all material respects with its obligations regarding the solicitation of alternative acquisition proposals;

•	EMC promptly notifies Denali, in writing, at least five business days before taking such action, of its intention to take such action;

•	during such five-business day period (and for an additional two-business day period if there is any amendment to the financial terms or other material terms or conditions of the acquisition proposal), if requested by Denali, EMC and its representatives shall meet and engage in good faith negotiations with Denali and its representatives to amend the terms and conditions of the merger agreement in such a manner as would permit the EMC board of directors or EMC to not take such action; and

•	following the end of such five-business day period, the EMC board of directors shall have determined in good faith, after consultation with its outside legal advisors, and taking into account any changes to the terms of the merger agreement proposed by Denali, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law and, in the case of a change of recommendation in response to an acquisition proposal or termination of the merger agreement in order to enter into an alternative acquisition agreement in response to an acquisition proposal, after consultation with a financial advisor of nationally recognized reputation, that the acquisition proposal giving rise to such notice continues to constitute a superior proposal;

except that if (1) EMC receives an acquisition proposal pursuant to which the EMC board of directors determines in good faith, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that, if consummated, would result in the holders of EMC common stock receiving consideration valued at 115% or more of the merger consideration, and (2) the EMC board of directors determines that such acquisition proposal constitutes a superior proposal, then the EMC board of directors and EMC are not required to comply with the foregoing requirements.

After 11:59 p.m. (Eastern Time) on December 11, 2015, EMC is required to notify Denali within 24 hours after receipt of any acquisition proposal (other than acquisition proposals received and withdrawn prior to 11:59 p.m. (Eastern Time) on December 11, 2015), which notice must include the identity of the person making the acquisition proposal and a copy of such acquisition proposal (or a reasonably detailed written description if the acquisition proposal is not in writing). After 11:59 p.m. (Eastern Time) on December 11, 2015, EMC is required to (1) keep Denali reasonably informed in all material respects of the status and details of any acquisition proposal and (2) provide to Denali as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials sent or provided to EMC or any of its subsidiaries from any person that describes any of the terms or conditions of any acquisition proposal.

The restrictions on the solicitation of alternative acquisition proposals in the merger agreement do not prohibit EMC from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act, except that any such disclosure or statement will be subject to the terms and conditions of the merger agreement.

VMware and its subsidiaries are not considered subsidiaries of EMC required to comply, or for which EMC is obligated to cause to comply, with the foregoing restrictions on the solicitation of alternative acquisition proposals, except that EMC and its other subsidiaries and their respective representatives are not permitted to encourage, cause, recommend or facilitate:

•	the taking of any action by VMware or its subsidiaries of the type that would be restricted with respect to an acquisition proposal related to EMC;

•	the making of an acquisition proposal by VMware or its subsidiaries; or

•	the solicitation, initiation or knowing encouragement by VMware or its subsidiaries, or knowing facilitation or knowing inducement by VMware or its subsidiaries, of (1) the making of any acquisition proposal by any other person, or (2) the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any acquisition proposal by any other person.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of EMC) or businesses that constitute more than 20% of the consolidated revenues, net income or assets of EMC and its subsidiaries, taken as a whole, or more than 20% of any class of equity securities of EMC or any significant subsidiary (as defined in Rule 12b-2 under the Exchange Act) of EMC, (2) any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of any class of equity securities of EMC or any of its significant subsidiaries, or (3) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, extraordinary dividend or distribution, repurchase or redemption of common stock, share exchange or similar transaction involving EMC, in each of cases (1) through (3), other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide proposal or offer from any person that is not an affiliate of EMC that if consummated would result in such person (or its stockholders) owning, directly or indirectly, (1) more than 50% of the shares of EMC common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or (2) assets (including equity securities of any subsidiary of EMC) or businesses that constitute more than 50% of the consolidated revenues, net income or assets of the EMC and its subsidiaries, taken as a whole, which the EMC board of directors reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, timing, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making the proposal or offer, to be more favorable to the EMC shareholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any changes to the financial terms of the merger agreement proposed by Denali in writing prior to the time of such determination).

Recommendation of EMC Board of Directors

The EMC board of directors has agreed to recommend that EMC’s shareholders approve the merger agreement and to include such recommendation in this proxy statement/prospectus, and agreed not to (1) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Denali such recommendation (other than as described under “—Solicitation of Acquisition Proposals” above, or (2) make any other public statement in connection with the special meeting contrary to such recommendation.

Efforts to Consummate the Merger

Each party has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable and in any event on or prior to December 16, 2016, including preparing and filing or delivering as promptly as practicable and advisable all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any governmental entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, permits or orders, of or by any governmental entity, that are necessary or advisable in connection with the merger and the other transactions contemplated by the merger agreement. Each party has agreed to use reasonable best efforts to defend against any action, whether brought by a governmental entity or a private party, challenging the merger or other transactions contemplated in the merger agreement.

In addition, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any contract required for the consummation of the transactions contemplated by the merger agreement, except that the parties are not required to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any contract required for the consummation of the transactions contemplated by the merger agreement.

Governmental Approvals

Denali and EMC have agreed to use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the merger under the HSR Act or any other applicable antitrust law. The parties have agreed that Denali and Merger Sub will determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any governmental entity or third party as contemplated by the merger agreement, and EMC has agreed to use its reasonable best efforts to take such actions as reasonably requested by Denali or Merger Sub in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers. Each party to the merger agreement has agreed to use reasonable best efforts to resolve any objections asserted with respect to the transactions contemplated by the merger agreement under any antitrust law, including using reasonable best efforts to defend any lawsuits or other legal proceedings challenging the merger agreement or the transactions contemplated thereby (including seeking to have any stay or temporary restraining order vacated or reversed).

Denali has agreed that it will not, and will not permit any of its affiliates to, enter into any agreement or transaction or any agreement to effect any transaction that would be reasonably expected to materially delay or materially adversely affect Denali’s ability to:

•	obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust law as promptly as practicable and in any event before December 16, 2016; and

•	avoid the entry of the commencement of any action or proceeding seeking the entry of, or effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement under the HSR Act or any other antitrust laws.

Denali has agreed to, and to cause its subsidiaries to, propose, negotiate, offer and commit to make any divestitures, assign or hold separate any assets and agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of their or EMC’s and its subsidiaries’ businesses, to resolve such objections, if any, as any governmental entity or private party may assert under antitrust laws with respect to the transactions contemplated by the merger agreement so as to avoid the entry of any order or establishment of any law preliminarily or permanently restraining, enjoining or prohibiting the transactions contemplated by the merger agreement and to enable the closing to occur before December 16, 2016, unless such actions would, individually or in the aggregate, be materially adverse (determined based on aggregate revenues) to Denali and its subsidiaries (including EMC and its subsidiaries), taken as a whole, after giving effect to the transactions contemplated by the merger agreement. EMC and its subsidiaries agree to make or effect any divestitures, assign or hold separate any assets, or implement any other remedy, requirement, obligation, condition or restriction on the conduct of its and its subsidiaries’ business (in each case solely to the extent implementation and effectiveness of such actions are contingent upon the closing of the merger) to resolve any governmental entity’s or private party’s objections to or concerns about the transactions contemplated by the merger agreement.

Treatment of EMC Equity Awards

The merger agreement provides that the EMC board of directors shall take all actions it determines to be necessary or appropriate to provide that each currently outstanding EMC stock option will become vested and fully exercisable for a reasonable period of time prior to the effective time of the merger. Each EMC stock option that remains outstanding immediately prior to the effective time of the merger will be automatically exercised immediately prior to the effective time of the merger on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of EMC common stock otherwise issuable. Each such holder of a net exercised EMC stock option shall thereafter be entitled to receive the merger consideration with respect to the net number of shares of EMC common stock issued upon such net exercise.

Except for a limited number of restricted stock units that may be granted following the date of the merger agreement and that will continue in effect as cash awards following the effective time of the merger, the merger agreement also provides that each EMC restricted stock unit that is outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award).

The merger agreement further provides that, effective as of immediately prior to the effective time of the merger, each then-outstanding share of EMC restricted stock will become fully vested and the restrictions thereon will lapse, and each such share of EMC restricted stock will be cancelled and converted into the right to receive the merger consideration in respect of such share.

The merger agreement provides that Denali may agree with individual award recipients to different equity treatment with respect to awards granted prior to the execution of the merger agreement. No such agreements were in effect as of the date of this proxy statement/prospectus. In addition, the merger agreement provides that EMC will reasonably cooperate with Denali and Merger Sub to allow, immediately prior to the effective time of the merger, EMC common stock or EMC equity awards held by certain employees of EMC or its subsidiaries to be contributed to Denali, Merger Sub or their affiliates in exchange for equity securities of Denali, Merger Sub or their affiliates, with the written agreement of Denali and the holders of such EMC equity awards.

Indemnification and Insurance

Denali has agreed (1) to cause the surviving corporation or an applicable subsidiary to assume and honor the obligations with respect to all rights to indemnification and exculpation from liabilities, including the advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of EMC and its subsidiaries (other than VMware and its subsidiaries) as provided in the EMC articles, the EMC bylaws, the organizational documents of EMC’s subsidiaries or any indemnification contract between such directors or officers and EMC or any of its subsidiaries (other than VMware and its subsidiaries), in each case as in effect on the date of the merger agreement, and (2) for six years following the closing date of the merger, to cause the surviving corporation or an applicable subsidiary not to amend, repeal or modify any such provisions in a manner that would adversely affect the rights thereunder of individuals who at the effective time of the merger were current or former directors or officers of EMC or any of its subsidiaries (other than VMware and its subsidiaries).

For a period of six years following the closing date of the merger, Denali has agreed to cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each such person) each current and former director or officer of EMC or any of its subsidiaries (other than VMware and its subsidiaries) and each person who served, at the request of EMC or any of its subsidiaries (other than VMware and its subsidiaries), as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, such persons referred to herein as insurance indemnitees, to the same extent any such insurance indemnitee would have been entitled prior to the date of the merger agreement under the EMC articles, the EMC bylaws or the organizational documents of EMC’s subsidiaries, against any costs or expenses, including the advancement of expenses for reasonable attorneys’ fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action arising out of, relating to or in connection with any act or omission occurring or alleged to have occurred either before or after the effective time of the merger in connection with such insurance indemnitee’s service as a director or officer of, or service as an officer, director, member, trustee or other fiduciary in any other entity at the request or for the benefit of, EMC or any of its subsidiaries (other than VMware and its subsidiaries), including the merger and the other transactions contemplated by the merger agreement.

For six years after the effective time of the merger, Denali has agreed to cause the surviving corporation to maintain in effect EMC’s and its subsidiaries’ current directors’ and officers’ liability insurance and fiduciary liability insurance (or other insurance that is no less favorable to the current beneficiaries thereof) in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by EMC’s or its subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms no less favorable than those of such policies in effect on the date of the merger agreement. However:

•	EMC may substitute for the existing policies a single premium tail policy with respect to such directors’ and officers’ liability insurance and fiduciary liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered thereunder as the limits, terms and conditions in the existing policies of EMC and its subsidiaries; or

•	if EMC does not substitute for the existing policies as described above, then Denali may substitute therefor policies of Denali (from an insurance carrier with the same or better credit rating as the current insurance carrier of EMC and its subsidiaries) that contain terms with respect to coverage (including as coverage relates to deductibles and exclusions) no less favorable to such directors and officers.

In connection with the above, neither EMC nor Denali will pay a one-time premium in excess of 300% of a specified amount or be obligated to pay annual premiums in excess of a specified amount. The parties have agreed that if such coverage cannot be obtained for such specified amount or less, the surviving corporation will obtain the maximum amount of coverage as may be obtained for such amount.

To the fullest extent permitted under applicable law, from and after the effective time, Denali has agreed to cause the surviving corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any insurance indemnitee in enforcing the indemnity and other obligations provided in the merger agreement, to the extent that such insurance indemnitee is determined to be entitled to receive such indemnification.

In the event Denali, the surviving corporation or any of their respective successors or assigns (1) consolidates with or merges into any other person or (2) transfers all or substantially all of its properties, rights and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Denali or the surviving corporation, as the case may be, shall assume the obligations set forth above.

Employee Matters

Denali has agreed to cause the surviving corporation and its subsidiaries to, for at least one year following the closing date of the merger, provide to each employee of EMC or its subsidiaries who continues employment following the closing of the merger, referred to as the continuing employees, (1) annual base salary or base wages, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than such annual base salary or base wages, as applicable, and cash target incentive compensation opportunities provided to the continuing employees immediately prior to the closing, (2) severance compensation and benefits to any continuing employee during the year following the closing date of the merger that are no less favorable than the levels of such severance compensation and benefits as in effect under the EMC benefit plans in effect immediately prior to the closing and (3) defined contribution retirement and health and welfare benefits that are no less favorable in the aggregate than those provided to continuing employees under the EMC benefit plans immediately prior to the closing.

Financing

Denali has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the financing necessary to consummate the transactions contemplated by the merger agreement on the terms and conditions described in the debt commitment letter (including as necessary, the “flex” provisions contained in the related fee letter). Denali has agreed not to amend the debt commitment letter except to the extent permitted by the merger agreement or the common stock purchase agreements with the existing Denali stockholder investors without EMC’s consent and to promptly notify EMC and use reasonable best efforts to obtain alternative financing if any portion of the financing for the merger becomes, or is reasonably expected to become, unavailable. EMC has agreed to, and to cause its subsidiaries (in general, other than VMware and its subsidiaries) to, and to use reasonable best efforts to cause its representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Denali in connection with the arrangement of the financing of the transactions contemplated by the merger agreement, including by providing certain information and assistance with the marketing of such financing. For additional information regarding the financing of the merger, see “Proposal 1: Approval of the Merger Agreement—Financing of the Merger” and “—Common Stock Purchase Agreements.”

Each of Denali and Dell has agreed to, promptly upon request by EMC, reimburse EMC for all out-of-pocket costs and expenses incurred by EMC or its subsidiaries or their respective representatives in connection with their cooperation with the financing and to indemnify and hold harmless EMC and its subsidiaries and their respective representatives for and against any and all losses actually suffered or incurred by them in connection with the arrangement of the financing or any other financing that Denali may raise in connection with the transactions contemplated by the merger agreement.

Denali Cash on Hand

Each of Denali and Dell has agreed to take all actions required to collectively have available cash on hand in bank accounts located in the United States in an amount no less than $2.95 billion, referred to as the Denali cash on hand, no later than the date the marketing period commences and thereafter at all times until the earliest of (1) the closing of the merger, (2) the termination of the merger agreement in accordance with its terms and (3) the date on which such marketing period is deemed to have not commenced pursuant to the definition thereof so that such period ceases to be the marketing period, except the required amount of Denali cash on hand shall be decreased (but not below zero) by the aggregate amount of indebtedness for borrowed money of Denali or its subsidiaries that is repaid or redeemed by Denali or its subsidiaries before the closing date of the merger that, if outstanding as of the closing date of the merger, would have been required to be repaid, redeemed, discharged or refinanced as required by the debt commitment letter. Each of Denali and Dell has also agreed to cause the Denali cash on hand (after giving effect to any permitted reduction in the amount of Denali cash on hand described in the prior sentence) to be available without restriction no later than the closing date of the merger for the purpose of financing the transactions contemplated by the merger agreement at the effective time of the merger. Denali has agreed to confirm to EMC in writing that Denali and Dell have the Denali cash on hand, with reasonable supporting evidence of the sources thereof, on the marketing period commencement date. Denali shall promptly notify EMC in writing (1) of any permitted reduction in the amount of Denali cash on hand, providing reasonable supporting evidence thereof, and (2) in the event that at any time Denali and Dell do not have the Denali cash on hand (after giving effect to any permitted reduction in the amount of available cash on hand).

Liquidation of Investments; Cash Transfers

Prior to the closing date, subject to compliance with applicable law by EMC and its subsidiaries and subject to certain permitted reductions, EMC has agreed to, and to cause its wholly owned subsidiaries to, (1) sell for cash marketable securities (other than shares of VMware common stock) and cash equivalents held by, or on behalf of or for the benefit of, EMC and/or any of such subsidiaries, and (2) transfer from such subsidiaries, prior to the effective time of the merger, an amount of cash to EMC, such that EMC may (i) make available at the effective time of the merger no less than the Target Amount (as defined below) of cash on hand and (2) use reasonable efforts to make available at the effective time of the merger any additional cash that exceeds the Target Amount of cash on hand to the extent a specific amount of available cash in excess of the Target Amount of cash on hand is requested in writing by Denali at least 15 days prior to the anticipated expiration of the marketing period. EMC has agreed to make available no less than the Target Amount of cash on hand at the closing to finance the cash payments to be made on the closing date of the merger and to use reasonable efforts to make available any additional available cash pursuant to the terms of the merger agreement.

For purposes of the merger agreement, “Target Amount” means an amount equal to: (1) $4.75 billion; (2) plus, the aggregate amount of any indebtedness for borrowed money of EMC and its subsidiaries (other than VMware and its subsidiaries), subject to certain exclusions, incurred between September 30, 2015 and the closing date of the merger, to the extent such indebtedness for borrowed money remains outstanding on the closing date; (3) plus, the aggregate amount, if any, received from VMware prior to the closing of the merger agreement upon any voluntary repayment of the outstanding principal amount of the VMware intercompany notes; and (4) minus, the aggregate amount of any indebtedness for borrowed money of EMC and its subsidiaries (other than VMware and its subsidiaries) repaid or redeemed by EMC and its subsidiaries (other than VMware and its subsidiaries) between September 30, 2015 and the closing date of the merger that, if outstanding as of the closing date of the merger, would have been commercial paper debt or otherwise required to be repaid, redeemed, discharged or refinanced as required by the debt commitment letter. The Target Amount of cash on hand may also be decreased pursuant to an irrevocable written notice delivered by Denali to EMC in accordance with the terms of the merger agreement.

Cooperation with Divestitures

To the extent requested by Denali, EMC has agreed to, and to cause its subsidiaries (other than VMware and its subsidiaries) to, use commercially reasonable efforts to provide assistance with respect to such actions as may be reasonably necessary and reasonably requested by Denali in connection with its pursuit of divestitures of certain businesses of EMC after the closing date of the merger, including (1) assisting Denali in preparation for commencing a sales process with potential purchasers of any of EMC’s or its subsidiaries’ businesses or other assets, (2) furnishing available materials describing each business that is contemplated to be divested such as sales and marketing materials and internal reports regarding the performance of such businesses, (3) preparing and furnishing financial (including pro forma) information and other pertinent information regarding EMC and its subsidiaries and preparing and furnishing financial statements for such businesses or assets and, if requested, assisting in any audit of such financial statements and in the preparation of pro forma financial information, (4) preparing confidential information memoranda and related presentation and other materials with respect to any such divestitures, (5) assisting with the evaluation and planning of restructuring activities to permit the consummation of such divestitures and (6) participating in a reasonable number of due diligence meetings, presentations and sessions with Denali and its representatives in connection with the foregoing, except that EMC shall not be required to take any action that would be reasonably likely to prevent or delay the consummation of the merger. Denali and Dell have agreed to reimburse EMC and its subsidiaries upon demand for all out-of-pocket costs and expenses reasonably incurred by them in taking the actions requested in connection with any such cooperation.

Works Councils

EMC has agreed to, within sixty days of the date of the merger agreement, inform Denali of whether EMC or any of its subsidiaries is bound by any material local or national level collective agreements with trade unions, works councils or other similar employee representative bodies, and provide to Denali copies of any such agreements to the extent that they may impact any party’s obligations to inform and/or consult with employees of EMC or any of its subsidiaries or their representatives.

Denali Certificate; By-laws; Tracking Stock Policy Statement

Denali has agreed (1) prior to the effective time of the merger, to cause a new certificate of incorporation to be filed with the Secretary of State of the State of Delaware substantially in the form attached to the merger agreement, except for such amendments or modifications that would not require the consent of the holders of Class V Common Stock voting as a separate class if such amendment or modifications were made following the effective time of the merger, and (2) concurrently with the filing of such certificate of incorporation, to adopt by-laws containing certain provisions specified in an exhibit to the merger agreement and the Denali Tracking Stock Policy in the form attached as an exhibit to the merger agreement.

Company Headquarters

The parties have agreed that for at least ten years following the effective time of the merger, the global headquarters for the combined enterprise systems business of Denali and EMC will be located in the Commonwealth of Massachusetts.

Independent Directors

Denali has agreed, prior to the effective time of the merger, to consult with the chairman of the EMC board of directors concerning the three persons to serve on the Denali board of directors following the effective time of the merger who satisfy the independence requirements of a company listed on the national securities exchange on which the Class V Common Stock will be listed. After such consultation and after being provided with the list of three persons whom Denali desires to serve as the independent directors of Denali, the chairman of the EMC board of directors may within two business days after receiving such list deliver a written notice to Denali that he desires one (but not more than one) of such persons to be taken out of consideration for election as an independent director of Denali. If such a notice is properly delivered, Denali will not designate such person to be elected as an independent director of Denali and will instead determine in its sole discretion, but after consultation with the chairman of the EMC board of directors, the person who will serve as the third independent director of Denali.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants related to:

•	cooperation between Denali and EMC regarding the preparation of this proxy statement/prospectus;

•	adoption of the merger agreement by Denali, as the sole stockholder of merger sub;

•	confidentiality and access by each party to certain information about the other party during the period prior to the earlier of the effective time of the merger or the termination of the merger agreement;

•	necessary steps in respect of applicable notice or information and consultation requirements regarding any works council, labor agreements and non-U.S. law with respect to non-U.S. employees of EMC or any of its subsidiaries;

•	cooperation between Denali and EMC in connection with public announcements;

•	adoption of board resolutions exempting individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act from the application of Rule 16b-3 under the Exchange Act;

•	cooperation between Denali and EMC in the defense or settlement of any litigation relating to the merger;

•	the use of reasonable best efforts by Denali to cause the shares of Class V Common Stock to be issued in the merger to be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, prior to the effective time of the merger;

•	avoiding the application of state or other takeover laws;

•	causing the shares of EMC common stock to be de-listed from the NYSE and deregistered under the Exchange Act;

•	cooperation regarding integration planning following the closing of the merger;

•	delivery of payoff letters in respect of existing EMC indebtedness; and

•	cooperation regarding tax treatment of the merger and the transactions contemplated by the merger agreement, the preparation of tax opinions to be delivered at the closing and the amendment of the tax sharing agreement entered into between EMC and VMware.

Conditions to the Merger

Conditions to Denali’s and EMC’s Obligations to Complete the Merger

The obligations of each of Denali and EMC to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by EMC shareholders;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that makes illegal or prohibits the consummation of the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act and any other antitrust law of certain other jurisdictions, and all consents under any such other antitrust law having been obtained; and

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part.

Conditions to Denali’s Obligation to Complete the Merger

The obligation of Denali to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of EMC related to EMC’s capital structure, indebtedness, corporate power, authority, execution and delivery and enforceability and broker’s fees and expenses being true and correct in all material respects (which, as it relates to representations and warranties covering the number of outstanding shares of EMC common stock, EMC equity awards or outstanding indebtedness of EMC and its subsidiaries, means that there are no inaccuracies in such representations and warranties that would result in the sum of (1) the increase in the aggregate merger consideration required to be paid to EMC shareholders or holders of EMC equity awards following the closing of the merger and (2) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money of EMC and its subsidiaries, exceeding $275,000,000) as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date);

•	the representations and warranties of EMC related to EMC not having suffered a material adverse effect since January 1, 2015, and the required vote of EMC shareholders to approve the merger agreement being true in all respects as of the date of the merger agreement and as of the closing date of the merger;

•	each other representation and warranty of EMC being true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect”) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly relate to a specified date, in which case, as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	EMC having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and having performed in all respects the obligation to make available a certain amount of cash prior to the closing;

•	the absence of a material adverse effect since the date of the merger agreement;

•	the receipt of a certificate executed by the chief executive officer or chief financial officer of EMC certifying that the five preceding conditions have been satisfied; and

•	Denali having received a tax opinion from Simpson Thacher & Bartlett LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to EMC referred to below.

Conditions to EMC’s Obligation to Complete the Merger

The obligation of EMC to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Denali, Dell and Merger Sub related to the Class V Common Stock and solvency being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger;

•	the representations and warranties of Denali, Dell and Merger Sub related to Denali’s and Dell’s financial statements being true and correct (without giving effect to any limitations as to “materiality” or “parent material adverse effect”) as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly related to a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

•	all other representations and warranties of Denali, Dell and Merger Sub being true and correct (without giving effect to any limitations as to “materiality”) as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be so true and correct, individually or in the aggregate, that have not prevented, and would not reasonably be expected to prevent the ability of Denali, Dell or Merger Sub to consummate the merger and the other transactions contemplated by the Merger Agreement;

•	Denali, Dell and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger, and having performed in all respects the obligation to make available the Denali cash on hand prior to the closing of the merger;

•	the receipt of a certificate executed by an executive officer of Denali certifying that the four preceding conditions have been satisfied;

•	EMC having received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to Denali referred to above; and

•	the approval for listing by the NYSE or Nasdaq, subject to official notice of issuance, of the Class V Common Stock.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the EMC shareholder approval, under the following circumstances:

•	by mutual written consent of Denali and EMC;

•	by either Denali or EMC:

•	if the merger is not consummated on or before December 16, 2016, referred to as the outside date, except that no party may terminate the merger agreement if the merger is not consummated by the outside date if such party’s material breach of its representations, warranties or covenants in the merger agreement has been the principal cause of the failure of the merger to be consummated on or before the outside date;

•

if any governmental entity of competent jurisdiction located in the United States or certain other jurisdictions where the parties conduct business has adopted, enacted, issued, entered or promulgated, enforced or deemed applicable to the merger any law that prohibits or makes permanently illegal the consummation of the merger or issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or action shall have become final and nonappealable, except that no party may terminate the merger agreement due to such law or action if such party’s material breach of the merger agreement was the principal cause of such action;

•	if EMC shareholders vote on and fail to approve the merger agreement at the EMC special meeting;

•	if the other party breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the terminating party’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from the non-breaching party, except that no party may terminate the merger agreement for such reason if such party is then in material breach of the merger agreement so as to cause any of the conditions to effect the merger in favor of the non-breaching party not to be capable of being satisfied;

•	by Denali:

•	if (1) the EMC board of directors or any committee thereof shall have made a change of recommendation, (2) EMC shall have willfully and materially breached or willfully and materially failed to perform in any material respect its obligations or agreements with respect to the solicitation of alternative acquisition proposals or its obligation to convene the special meeting, (3) EMC shall have failed to include its recommendation that EMC shareholders vote “for” the approval of the merger agreement in this proxy statement/prospectus, (4) an alternative acquisition proposal has been publicly announced and the EMC board of directors has failed to issue a press release that expressly reaffirms its recommendation that EMC shareholders vote for the approval of the merger agreement within ten business days of receipt of a written request by Denali to provide such reaffirmation, (5) any tender offer or exchange offer is commenced with respect to the outstanding shares of EMC common stock, and the EMC board of directors shall not have recommended that EMC’s shareholders reject such tender offer or exchange offer and not tender their EMC common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, or (6) EMC or the EMC board of directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the foregoing actions;

•	by EMC:

•	if, at any time prior to approval of the merger agreement by EMC’s shareholders (but after expiration of the five business day period following EMC’s notice to Denali of EMC’s intention to make a change of recommendation), (1) the EMC board of directors determines, in response to an acquisition proposal from a person that is not an affiliate of EMC, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that such acquisition proposal is a superior proposal and that, after consultation with its outside legal advisors, the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law, (2) EMC has complied in all material respects with its obligations with respect to the solicitation of alternative acquisition proposals, (3) EMC executes an alternative acquisition agreement with respect to such superior proposal concurrently with EMC’s termination of the merger agreement and (4) EMC concurrently with its termination of the merger agreement pays to Denali the EMC termination fee (as defined below); or

•	if (1) all of the conditions to Denali’s obligation to effect the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing of the merger so long as such conditions would be satisfied if the closing date of the merger were the date of termination of the merger agreement) at the time the closing of the merger is required to occur pursuant to the merger agreement, (2) EMC has irrevocably notified Denali in writing that all of the conditions to EMC’s obligation to effect the merger have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the closing of the merger so long as such conditions would be satisfied if the closing date of the merger were the date of such notice of termination of the merger agreement) or that EMC is waiving any such unsatisfied conditions for the purpose of consummating the closing of the merger, and that EMC is ready, willing and able to consummate the closing of the merger and will consummate the closing of the merger if Denali and Merger Sub do) and (3) Denali and Merger Sub fail to complete the closing of the merger within three business days following the later of the date the closing of the merger was required to occur pursuant to the merger agreement and the date of receipt of such notice from EMC.

Effect of Termination

If the merger agreement is validly terminated, it will become void and have no effect, without any liability or obligation on the part of any party, except that (1) no such termination will relieve EMC from any liability for damages for fraud or willful and material breach by EMC of the merger agreement, up to a maximum aggregate amount of $4 billion, suffered by Denali, Dell or Merger Sub and (2) certain provisions of the merger agreement, including those relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the merger agreement.

Termination Fees

Except as expressly provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the following circumstances:

EMC will be obligated to pay a termination fee, referred to as the EMC termination fee, of $2.5 billion to Denali if:

•	the merger agreement is terminated by Denali at a time when (1) the EMC board of directors or any committee thereof shall have made a change of recommendation, (2) EMC shall have willfully and materially breached or willfully and materially failed to perform in any material respect its obligations or agreements with respect to the solicitation of alternative acquisition proposals or its obligation to convene the special meeting, (3) EMC shall have failed to include its recommendation that EMC shareholders vote for the approval of the merger agreement in this proxy statement/prospectus, (4) an alternative acquisition proposal has been publicly announced and the EMC board of directors has failed to issue a press release that expressly reaffirms its recommendation that EMC shareholders vote for the approval of the merger agreement within ten business days of receipt of a written request by Denali to provide such reaffirmation, (5) any tender offer or exchange offer is commenced with respect to the outstanding shares of EMC common stock, and the EMC board of directors shall not have recommended that EMC’s shareholders reject such tender offer or exchange offer and not tender their EMC common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, or (6) EMC or the EMC board of directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the foregoing actions;

•	the merger agreement is terminated by EMC where the merger is not consummated on or before December 16, 2016, at a time when Denali was permitted to terminate the merger agreement as set forth in the immediately preceding bullet;

•	the merger agreement is terminated by EMC at any time prior to approval of the merger agreement by EMC’s shareholders (but after expiration of the five business day period following EMC’s notice to Denali of EMC’s intention to make a change of recommendation), where (1) the EMC board of directors has determined, in response to an acquisition proposal from a person that is not an affiliate of EMC, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that such acquisition proposal is a superior proposal and that, after consultation with its outside legal advisors, the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law, (2) EMC has complied in all material respects with its obligations with respect to the solicitation of alternative acquisition proposals and (3) EMC has executed an alternative acquisition agreement with respect to such superior proposal concurrently with EMC’s termination of the merger agreement, except that, if such alternative acquisition agreement providing for a superior proposal was entered into prior to 11:59 p.m. (Eastern Time) on December 11, 2015, then the EMC termination fee shall instead be $2 billion; or

•	an alternative acquisition proposal has been made to EMC or directly to the EMC shareholders or otherwise has become publicly known or any person has publicly announced an intention to make an acquisition proposal and the merger agreement is terminated (1) by Denali or EMC where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting or (2) by Denali where EMC has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Denali’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from Denali, and, within 12 months of such termination, EMC enters into a definitive agreement for an alternative acquisition proposal or consummates the transactions contemplated by an alternative transaction proposal, except that references to 20% in the definition of alternative acquisition proposal will be deemed to be references to 50% and references to “or any significant subsidiary of EMC” and “or any of its significant subsidiaries” shall be deemed to refer only to VMware.

If the merger agreement is terminated (1) by EMC or Denali where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting or (2) by Denali where EMC has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Denali’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from Denali, then EMC will reimburse Denali for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Denali, Merger Sub or their respective affiliates, and all out-of-pocket fees and expenses of financing sources for which Denali, Merger Sub or their affiliates may be responsible) incurred by Denali, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate maximum amount of $50 million.

Denali and Dell will be obligated to pay a termination fee, referred to as the reverse termination fee, of $4 billion to EMC if:

•

the merger agreement is terminated by EMC due to a breach of covenants by Denali, Dell or Merger Sub or due to a breach of their representations and warranties related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock, which breach would give rise to the failure of a condition to EMC’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from EMC;

•	the merger agreement is terminated by EMC in a circumstance where all of the conditions to Denali’s obligation to consummate the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing so long as such conditions would be satisfied if the closing date were the date of termination of the merger agreement) at the time the closing is required to occur pursuant to the merger agreement, and, subject to the terms and conditions set forth in the merger agreement regarding such termination, Denali and Merger Sub fail to complete the closing as required by the merger agreement, except that if merger agreement is terminated by EMC as described in this paragraph and at such time (1) EMC has made available the Target Amount of cash on hand that EMC is required to make available under the merger agreement and has otherwise complied with its obligations relating to making such cash available (see “—Liquidation of Investments; Cash Transfers”), (2) the financing sources for Denali’s debt financing have confirmed that the debt financing will be funded in accordance with the terms thereof at the closing of the merger (assuming the substantially concurrent funding of Denali’s equity financing under the common stock purchase agreements with the existing Denali stockholder investors and the availability of the target amount of cash on hand to be made available by EMC and Denali), and (3) Denali and Dell do not make available the amount of Denali cash on hand to be made available by Denali for the purpose of financing the transactions contemplated by the merger agreement, then the reverse termination fee payable by Dell shall instead be $6 billion; or

•	the merger agreement is terminated by Denali where the merger was not consummated by the outside date in circumstances where EMC would have been entitled to terminate the merger agreement due to a breach of covenants by Denali, Dell or Merger Sub or due to a breach of the representations and warranties of Denali, Dell or Merger Sub related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock, which breach would give rise to the failure of a condition to EMC’s obligations to effect the merger as described in the first bullet of this sentence.

Amendment and Waiver

Amendment

The merger agreement may be amended solely by an instrument in writing signed on behalf of each of the parties, either before or after the shareholders of EMC have approved the merger agreement, except that after such shareholder approval has been obtained, no amendment may be made that by law requires further approval of EMC shareholders, unless such required approval has been obtained.

Waiver

At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	to the extent permitted by applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance; Governing Law and Jurisdiction; Third-Party Beneficiaries

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which the parties are entitled at law or in equity, except that EMC will be entitled to specific performance to cause the full funding of the equity financing for the merger under the common stock purchase agreements with the existing Denali stockholder investors and to cause Denali and Merger Sub to consummate the merger, if and only if:

•	all of the conditions to Denali and Merger Sub’s obligation to consummate the merger contained in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing so long as such conditions are capable of being satisfied at such time if specific performance was granted) at the time the closing was required to occur pursuant to the merger agreement;

•	Denali and Merger Sub have failed to complete the closing following the date the closing of the merger is required to occur under the merger agreement;

•	The debt financing has been funded or the debt financing sources have confirmed that the debt financing will be funded in accordance with the terms thereof at the closing of the merger; and

•	EMC has irrevocably confirmed to Denali in writing that it is ready, willing and able for the closing of the merger to occur if specific performance is granted and the debt financing for the merger is funded.

Governing Law and Jurisdiction

The merger agreement is governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of or relate to the debt financing for the merger or involve the financing sources for the debt financing are governed by the laws of the State of New York.

The parties have agreed to bring any action or proceeding with respect to the merger agreement, including the recognition and enforcement of any judgment in respect of the merger agreement, exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (of if such court does not have jurisdiction, any state court located within the Commonwealth of Massachusetts, or if those courts do not have jurisdiction then any federal court of the United States located within the Commonwealth of Massachusetts).

The parties have agreed to bring any action against the financing sources for the debt financing relating to the merger and the transactions contemplated by the merger agreement, including any dispute relating to the debt commitment letter, in the state or federal courts sitting in the Borough of Manhattan in the City of New York.

Third-Party Beneficiaries

Except as expressly provided in the merger agreement, the merger agreement is not intended to and does not confer upon any person other than the parties thereto any rights or remedies.

Common Stock Purchase Agreements

Concurrently with the execution of the merger agreement, Denali entered into common stock purchase agreements, referred to as the common stock purchase agreements, with (1) Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P., referred to as the SLP investors, (2) Michael S. Dell and the Susan Lieberman Dell

Separate Property Trust, referred to as the MD investors, (3) MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC, referred to as the MSD Partners investors and, together with the MD investors and the SLP investors, the existing Denali stockholder investors, and (4) an affiliate of Temasek Holdings (Private) Limited, which affiliate is referred to as Temasek and, together with the existing Denali stockholder investors, the common stock investors, pursuant to which the common stock investors agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $4.25 billion.

Share Purchase Commitments

Under the terms of the applicable common stock purchase agreement and subject to the following paragraph, on the closing date of the merger, (i) the SLP investors will purchase from Denali up to 37,797,228 shares of Denali Class B Common Stock, (ii) the MD investors will purchase from Denali up to 109,748,740 shares of Denali Class A Common Stock, (iii) the MSD Partners investors will purchase from Denali up to 6,999,487 shares of Denali Class A Common Stock and (iv) Temasek will purchase from Denali 18,181,818 shares of Denali Class C Common Stock. The per-share price to be paid by each of the common stock investors for such shares of common stock will be $27.50. Certain of the common stock investors have agreed to purchase shares of non-voting Class D Common Stock instead of voting common stock if certain approvals and clearances under antitrust law are not obtained.

Under the common stock purchase agreements with the existing Denali stockholder investors, the existing Denali stockholder investors have agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $4.25 billion. However, each agreement contains provisions pursuant to which the number of shares to be purchased, and the aggregate purchase price to be paid by such investors for their respective shares of common stock, may be reduced under certain circumstances. To the extent that the purchase by Temasek of its shares of Class C Common Stock is consummated, the number of shares to be purchased by each of the existing Denali stockholder investors under the applicable common stock purchase agreement and the aggregate purchase price to be paid by such investors will be reduced on a pro rata basis based on each such investor’s commitment. In addition, in the event that the proceeds from the sale of shares to the existing Denali stockholder investors are not required in full to finance the merger, refinance certain existing indebtedness and pay fees and expenses related thereto, Denali has the right to reduce the number of shares to be purchased by each of the existing Denali stockholder investors on a pro rata basis. The MSD Partners investors may assign all or a portion of their obligation to purchase Denali Class A Common Stock to the MD investors or affiliated investment funds or co-investors, and each of the MD investors may assign (1) all or a portion of its obligation to purchase Denali Class A Common Stock to certain permitted transferees specified in the Denali stockholders agreement or co-investors and (2) up to 50% of its obligation to purchase Denali Class A Common Stock to the MSD Partners investors or MSD Partners’ affiliated investment funds or co-investors. Such an assignment will not relieve the MSD Partners investors or the MD investors of their respective obligations under the applicable common stock purchase agreement except to the extent that an assignee actually purchases shares of Denali and fully pays the cash purchase price to Denali at the closing of the merger.

Representations and Warranties

Each common stock purchase agreement contains representations and warranties made by Denali to the applicable common stock investors and the applicable common stock investors to Denali. The representations and warranties made by Denali to the respective common stock investors include representations and warranties with respect to:

•	incorporation and good standing;

•	capital structure and outstanding equity;

•	authority to execute, deliver and perform its obligations under, and to complete the transactions contemplated by, the common stock purchase agreement;

•	due authorization and valid issuance of the shares to be purchased by the common stock investors;

•	governmental authorizations, absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of Denali entering into the common stock purchase agreements;

•	financial statements and absence of certain contingent liabilities;

•	absence of certain litigation and investigations; and

•	compliance with certain laws.

The representations made by the common stock investors to Denali include, as applicable, representations and warranties with respect to:

•	organization and good standing;

•	authority to execute, deliver and perform their respective obligations under, and to complete the transactions contemplated by, the common stock purchase agreements;

•	governmental authorizations, absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of such investor entering into the common stock purchase agreements; and

•	financial capacity to consummate the purchase of the shares.

Covenants

Denali and the common stock investors have agreed to certain covenants in each of the common stock purchase agreements that govern the actions of the parties between the date of the applicable common stock purchase agreement and the closing date of the merger. The covenants regarding Denali’s and the applicable common stock investor’s activities include obligations and restrictions with respect to:

•	as applicable, making antitrust filings deemed necessary and related matters;

•	Denali declaring or paying dividends on, or its repurchase of, its shares of capital stock;

•	the due authorization and valid issuance by Denali of the shares;

•	the filing of the Denali certificate with the Secretary of State of the State of Delaware;

•	the waiver of any rights the existing Denali stockholder investors have with respect to the issuance of shares of common stock under any applicable stockholders agreement between the applicable existing Denali stockholder investor and Denali; and

•	a reduction of the per-share purchase price, if Denali issues common stock (other than issuances of Class V Common Stock and certain other exceptions) at a price per share that is lower than the price to be paid by the common stock investor under the common stock purchase agreement, in which case, for each common stock investor, the number of shares to be purchased by such common stock investor shall be increased so that the aggregate purchase price to be paid by such common stock investor does not change (except in the case of Temasek, in which case the number of shares to be purchased shall be maintained so that the aggregate purchase price to be paid by Temasek shall be correspondingly reduced).

Denali and Temasek have also agreed to certain additional obligations and restrictions in their common stock purchase agreement, including with respect to:

•	communications to the general public regarding the merger agreement and related financing;

•	disclosure of confidential information regarding Denali and the merger;

•	restrictions on the acquisition by Temasek or its affiliates of EMC or VMware or the shares of either of them;

•	entering into a registration rights agreement and a stockholders’ agreement at the closing; and

•	voting the shares to be purchased by such investor in the same way as all other votes cast in connection with certain amendments to the Denali certificate.

Conditions to Closing

The obligation of Denali to consummate the issuance and sale of shares under each of the common stock purchase agreements is subject to the substantially simultaneous closing of the merger.

The respective obligations of each of the existing Denali stockholder investors to consummate the purchase of shares under the applicable common stock purchase agreement on the closing date of the merger is subject to the satisfaction (or waiver by the applicable investor) of the following conditions:

•	the satisfaction or waiver of the conditions to Denali’s obligation to consummate the merger;

•	the filing and effectiveness of the Denali certificate; and

•	the substantially simultaneous closing of the merger.

The obligation of Temasek to consummate the purchase of shares under its common stock purchase agreement on the closing date of the merger is subject to the satisfaction (or waiver by Temasek) of the following additional conditions:

•	the representations and warranties of Denali relating to incorporation and standing, due authorization of the common stock purchase agreement and the shares and valid issuance of the shares being true and correct in all material respects (unless qualified as to materiality, in which case such representations or warranties shall be true and correct in all respects), as of the date of the common stock purchase agreement with Temasek and as of the closing date of the merger;

•	the performance by Denali in all material respects of its obligations under the common stock purchase agreement with Temasek at or prior to the closing date of the merger;

•	Denali shall not have entered into any amendment or modification of the merger agreement (or knowingly waived a condition thereunder) in a manner materially adverse to the interests of Temasek in its capacity as a holder of the shares;

•	receipt by Denali of financing in an amount sufficient to consummate the closing of the merger;

•	the filing of the Denali certificate;

•	the delivery to Temasek of a certificate by an executive officer of Denali certifying that immediately after the closing of the share purchase the closing of the merger will occur in accordance with the merger agreement; and

•	the execution of a stockholders’ agreement and a registration rights agreement by Denali and the existing Denali stockholder investors.

The obligation of Denali to consummate the purchase of shares under the common stock purchase agreement with Temasek on the closing date of the merger is subject to the satisfaction (or waiver by Denali) of the following additional conditions:

•	The representations and warranties of Temasek being true and correct in all material respects (unless qualified as to materiality, in which case such representations or warranties shall be true and correct in all respects), as of the date of the common stock purchase agreement with Temasek and as of the closing date of the merger;

•	the performance by Temasek in all material respects of its obligations under the common stock purchase agreement with Temasek at or prior to the closing date of the merger; and

•	the execution of a stockholders’ agreement and a registration rights agreement by Temasek and the existing Denali stockholder investors.

Termination of the Common Stock Purchase Agreements

Each common stock purchase agreement may be terminated by either party at any time if the closing of the merger does not occur on or before the outside date under the merger agreement (through no fault of Denali and its representatives in the case of termination by Denali of the agreement with Temasek), and will terminate automatically upon termination of the merger agreement. The common stock purchase agreement with Temasek also provides that such agreement may be terminated by any party thereto if Denali enters into an amendment to the merger agreement (or knowingly waives any condition thereunder) in a manner that is materially adverse to the interests of Temasek in its capacity as a holder of shares, without Temasek’s consent.

EMC’s Rights Under the Common Stock Purchase Agreements

EMC is an express third-party beneficiary of the common stock purchase agreements entered into between Denali and each of the existing Denali stockholder investors, with the right to seek and obtain injunctive relief or specific performance to cause the applicable investor to fund the amount such investor is obligated to pay under the applicable agreement. The common stock purchase agreements between Denali and the existing Denali stockholder investors may not be amended or waived without EMC’s prior written consent if such amendment or waiver would require EMC’s prior written consent under the merger agreement (which requires prior written consent of EMC for any amendment or waiver of any provision or remedy under the common stock purchase agreements). EMC is not a third-party beneficiary of the common stock purchase agreement with Temasek.

Specific Performance

The parties to the common stock purchase agreements have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of the applicable common stock purchase agreement were not performed in accordance with their specific terms or were otherwise breached, and have accordingly agreed that they will be entitled to an injunction or injunctions to prevent breaches of the applicable agreement and to enforce specifically the terms and provisions thereof, without proof of actual damages or otherwise.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that EMC provide its shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for the named executive officers of EMC, as disclosed in the table and accompanying footnotes in the section entitled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers—Golden Parachute Compensation.”

EMC is asking its shareholders to indicate their approval of the various change of control payments and equity acceleration which the named executive officers of EMC will or may be eligible to receive in connection with the transaction. These payments are set forth in the table accompanying footnotes in the section entitled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers—Golden Parachute Compensation.” The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of EMC’s overall compensation program for its named executive officers, which has been disclosed to EMC’s shareholders, including as required in the Compensation Discussion and Analysis and related sections of EMC’s annual proxy statements. EMC is seeking approval of the following resolution:

“RESOLVED, that the shareholders of EMC approve, on an advisory, non-binding basis, the golden parachute compensation which may be paid to the named executive officers of EMC in connection with the transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the table and accompanying footnotes in the section entitled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers—Golden Parachute Compensation.”

EMC shareholders should note that this proposal is regarding an advisory vote which will not be binding on EMC, its board of directors or Denali. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the transaction is consummated, the eligibility of the named executive officers of EMC for such payments and benefits will not be affected by the outcome of the advisory vote.

The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger.

THE EMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EMC SHAREHOLDERS VOTE “FOR” THE NON-BINDING PROPOSAL APPROVING COMPENSATION TO THE EMC NAMED EXECUTIVE OFFICERS RELATED TO THE TRANSACTION.

PROPOSAL 3: ADJOURNMENT OF SPECIAL MEETING OF EMC SHAREHOLDERS

EMC shareholders are being asked to approve a proposal that will give the EMC board of directors authority to adjourn the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

If this proposal is approved, the special meeting could be adjourned to any date permitted by the EMC bylaws. If the special meeting is adjourned, EMC shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares of EMC common stock will be voted in favor of the adjournment proposal.

Whether or not a quorum is present, the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

THE EMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EMC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT.

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income (loss) for the year ended January 30, 2015, and for the six months ended July 31, 2015, combine the historical consolidated statements of income of Denali and EMC, giving effect to the merger and related financing transactions as if they had occurred on February 1, 2014, the first day of the fiscal year ended January 30, 2015. The unaudited pro forma condensed combined statement of financial position as of July 31, 2015, combines the historical consolidated statements of financial position of Denali and EMC, giving effect to the merger and related financing transactions as if they had occurred on July 31, 2015. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are included elsewhere or incorporated by reference in this proxy statement/prospectus:

•	separate historical consolidated financial statements of Denali as of, and for the year ended, January 30, 2015, and the related notes;

•	separate historical consolidated financial statements of EMC as of, and for the year ended, December 31, 2014, and the related notes included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	separate historical consolidated financial statements of Denali as of, and for the six months ended, July 31, 2015, and the related notes; and

•	separate historical consolidated financial statements of EMC as of, and for the six months ended, June 30, 2015, and the related notes included in EMC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Denali believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information has been prepared by Denali using the acquisition method of accounting in accordance with GAAP. Denali has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Under the HSR Act and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what Denali can learn about EMC. Accordingly, the assets and liabilities of EMC have been measured based on various preliminary estimates using assumptions that Denali believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the merger actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur prior to, or subsequent to, the completion of the merger (including to obtain required regulatory approvals), the projected realization of revenue synergies or cost savings that may be realized as a result of the merger, or any potential changes in compensation plans.

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

	Year Ended January 30, 2015
(in millions, except per share amounts)	Denali Fiscal year ended January 30, 2015	EMC Fiscal year ended December 31, 2014	Pro forma adjustments		Pro forma combined
Net revenue:
Products	$46,690	$14,051	$(414)	(c)		$60,327
Services, including software related	11,429	10,389	(2,027)	(a)		19,791

Total net revenue	58,119	24,440	(2,441)			80,118

Cost of net revenue:
Products	40,415	5,745	3,037	(b)		48,310
			(414)	(c)		—
			(473)	(d)		—
Services, including software related	7,496	3,504	—			11,000

Total cost of net revenue	47,911	9,249	2,150			59,310

Gross margin	10,208	15,191	(4,591)			20,808
Operating expenses:
Selling, general, and administrative	9,428	8,096	288	(b)		17,812
Research, development, and engineering	1,202	3,058	(7)	(b)		4,253

Total operating expenses	10,630	11,154	281			22,065

Operating income (loss)	(422)	4,037	(4,872)			(1,257)
Interest and other, net	(924)	(275)	(2,046)	(e)		(3,317)
	—	—	(72)	(f)		—

Income (loss) before income taxes	(1,346)	3,762	(6,990)			(4,574)
Income tax provision (benefit)	(125)	868	(2,446)	(h)		(1,703)

Net income (loss)	(1,221)	2,894	(4,544)			(2,871)

Net income (loss) attributable to non-controlling interests	—	(180)	296	(i)		116

Net income attributable to common shareholders	$(1,221)	$2,714	$(4,248)			$(2,755)

DHI Group common stock:
Earnings (loss) per share, basic	$(3.02)				$
Earnings (loss) per share, diluted	$(3.02)				$

Weighted average shares outstanding, basic	404		155	(g)		559
Weighted average shares outstanding, diluted	404		155	(g)		559
Net income (loss) attributable to DHI Group common stock	n/a			(g)	$

Class V Common Stock:
Earnings (loss) per share, basic	n/a				$
Earnings (loss) per share, diluted	n/a				$

Weighted average shares outstanding, basic	n/a		223	(g)		223
Weighted average shares outstanding, diluted	n/a		223	(g)		223
Net income (loss) attributable to Class V Common Stock	n/a			(g)	$

See accompanying notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements.

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (LOSS)

	Six Months Ended July 31, 2015
(in millions, except per share amounts)	Denali Six months ended July 31, 2015	EMC Six months ended June 30, 2015	Pro forma adjustments		Pro forma combined
Net revenue:
Products	$21,748	$6,130	$(165)	(c)		$27,713
Services, including software related	5,789	5,480	(471)	(a)		10,798

Total net revenue	27,537	11,610	(636)			38,511

Cost of net revenue:
Products	19,205	2,765	1,518	(b)		23,072
			(165)	(c)
			(251)	(d)
Services, including software related	3,627	1,949	—			5,576

Total cost of net revenue	22,832	4,714	1,102			28,648

Gross margin	4,705	6,896	(1,738)			9,863
Operating expenses:
Selling, general, and administrative	4,429	4,215	144	(b)		8,788
Research, development, and engineering	644	1,622	(3)	(b)		2,263

Total operating expenses	5,073	5,837	141			11,051

Operating income (loss)	(368)	1,059	(1,879)			(1,188)
Interest and other, net	(403)	4	(1,033)	(e)		(1,455)
	—	—	(23)	(f)		—

Income (loss) before income taxes	(771)	1,063	(2,935)			(2,643)
Income tax provision (benefit)	(2)	252	(1,028)	(h)		(778)

Net income (loss)	(769)	811	(1,907)			(1,865)

Net income (loss) attributable to non-controlling interests	—	(72)	110	(i)		38

Net income attributable to common shareholders	$(769)	$739	$(1,797)			$(1,827)

DHI Group common stock:
Earnings (loss) per share, basic	$(1.90)				$
Earnings (loss) per share, diluted	$(1.90)				$

Weighted average shares outstanding, basic	405		155	(g)		560
Weighted average shares outstanding, diluted	405		155	(g)		560
Net income (loss) attributable to DHI Group common stock	n/a			(g)	$

Class V Common Stock:
Earnings (loss) per share, basic	n/a				$
Earnings (loss) per share, diluted	n/a				$

Weighted average shares outstanding, basic	n/a		223	(g)		223
Weighted average shares outstanding, diluted	n/a		223	(g)		223
Net income (loss) attributable to Class V Common Stock	n/a			(g)	$

See accompanying notes to Denali Pro Forma Condensed Combined Financial Statements

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

	As of July 31, 2015
(in millions)	Denali As of July 31, 2015	EMC As of June 30, 2015	Pro forma adjustments			Pro forma combined
Current assets:
Cash and cash equivalents	$6,294	$5,803	$(4,705)	(a)		$7,392
Short-term investments	—	1,939	(576)	(d)		1,363
Accounts receivable, net	6,096	3,345	—			9,441
Short-term financing receivables, net	2,973	—	—			2,973
Inventories, net	1,503	1,224	602	(c)		3,329
Other current assets	4,382	1,776	(30)	(b)		6,128

Total current assets	21,248	14,087	(4,709)			30,626
Property, plant, and equipment, net	2,406	3,788	—			6,194
Long-term investments	118	7,041	(3,199)	(d	)	3,960
Long-term financing receivable, net	2,193	—	—			2,193
Goodwill	10,049	16,185	27,429	(f	)	53,663
Purchased intangible assets, net	10,669	1,953	33,037	(g	)	45,659
Other non-current assets	625	1,813	23	(i	)	2,461

Total assets	$47,308	$44,867	$52,581			$144,756

Current liabilities:
Short-term debt	$3,543	$1,948	$(3,419)	(e)		$2,072
Accounts payable	13,450	1,219	—			14,669
Accrued and other	4,442	2,983	(224)	(k)		7,935
			734	(l)
Short-term deferred revenue	4,101	6,357	(2,115)	(j)		8,343

Total current liabilities	25,536	12,507	(5,024)			33,019
Long-term debt	11,026	5,472	40,884	(h)		57,382
Long-term deferred revenue	4,357	4,344	(1,352)	(j)		7,349
Other non-current liabilities	4,424	982	11,232	(l)		16,638

Total liabilities	$45,343	$23,305	$45,740			$114,388

Redeemable Shares	100	—	—			100
Stockholders’ equity
Preferred stock	—	—	—			—
Common stock and additional paid-in capital	5,697	19	22,465	(m)		28,181
Retained earnings (deficit)	(3,602)	20,516	(21,166)	(n)		(4,252)
Accumulated other comprehensive income (loss)	(230)	(458)	458	(o)		(230)

Total stockholders’ equity	1,965	20,077	1,757			23,799

Non-controlling interests	—	1,485	5,084	(p)		6,569

Total liabilities and equity	$47,308	$44,867	$52,581			$144,756

See accompanying notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO DENALI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

Denali and EMC are parties to the merger agreement pursuant to which, subject to the terms and conditions set forth therein, merger Sub will merge with and into EMC and EMC will become a wholly owned subsidiary of Denali and will no longer be a publicly held corporation. If the merger is completed, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly-owned subsidiaries, and other than shares with respect to which appraisal rights may be properly exercised and not withdrawn) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. In order to complete the merger, among other conditions, EMC stockholders must approve the merger agreement. The aggregate number of shares of Class V Common Stock expected to be issued following the completion of the merger and the other transactions described in this proxy statement/prospectus is intended to represent approximately 65% of EMC’s economic interest in the approximately 81% of the outstanding shares of VMware common stock currently owned by EMC, reflecting approximately 53% of the total economic interest in the outstanding shares of VMware common stock.

The merger will be financed with a combination of equity and debt financing and cash on hand. Denali has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Goldman Sachs, Deutsche Bank, and RBC Capital Markets, for the purpose of financing the merger and refinancing certain existing indebtedness of Denali and EMC. The obligations of the lenders under Denali’s debt financing commitments are subject to a number of customary conditions. Denali’s debt financing commitments will terminate upon the earliest of (1) the termination of the merger agreement in accordance with its terms, (2) the consummation of the merger without the funding of such commitments and (3) December 16, 2016. In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion in the case of EMC) at the closing of the merger for the purpose of financing the transactions contemplated by the merger agreement.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of Denali and EMC. Denali’s fiscal year end is the 52 or 53 week period ending on the Friday nearest January 31 while EMC’s fiscal year end is December 31. Denali’s fiscal year ended January 30, 2015 included 52 weeks. The unaudited pro forma condensed combined statement of income (loss) for the year ended January 30, 2015 combines Denali’s consolidated statement of income (loss) for the fiscal year ended January 30, 2015 with EMC’s consolidated income statement for the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined statement of income for the six months ended July 31, 2015 combines Denali’s consolidated statement of income for the six months ended July 31, 2015 with EMC’s consolidated income statement for the six months ended June 30, 2015. The unaudited pro forma condensed combined statement of financial position as of July 31, 2015 combines Denali’s consolidated statement of financial position as of July 31, 2015 with EMC’s consolidated balance sheet as of June 30, 2015. In addition, EMC’s historical “restructuring and acquisition-related expenses” have been reclassified to conform with Denali’s presentation as shown below:

(in millions)	Year Ended January 30, 2015	Six Months Ended July 31, 2015
Products, cost of net revenue	$7	$3
Services, cost of net revenue	51	27
R&D	67	52
SG&A	114	76

Net adjustment	$239	$158

The acquisition method of accounting is based on ASC 805, and uses the fair value concepts defined in ASC 820, Fair Value Measurements. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred by Denali include estimated fees related to the issuance of long-term debt, as well as financial advisory, legal and accounting fees. Total acquisition-related transaction costs expected to be incurred by Denali and EMC are estimated to be approximately $1.8 billion, which includes an estimated $1.1 billion of debt issuance costs. During the six months ended July 31, 2015, neither Denali nor EMC incurred any material acquisition-related acquisition costs.

The unaudited pro forma condensed combined statement of financial position as of July 31, 2015 is required to include adjustments which give effect to events that are directly attributable to the merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Denali and EMC subsequent to July 31, 2015 of approximately $1.8 billion are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of financial position as of July 31, 2015 as follows:

•	a decrease to cash of $1.8 billion;

•	an increase to other non-current assets of $978 million for capitalized debt costs;

•	a decrease to long-term debt of $130 million for debt discounts;

•	a decrease in other current liabilities of $170 million for the assumed tax benefit of transaction costs expensed; and

•	a decrease to retained earnings of $524 million, net of related tax benefits.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Denali may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Denali’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may occur prior to, or subsequent to, the completion of the merger (including in order to obtain required regulatory approvals), the projected realization of revenue synergies and cost savings following completion of the merger, or any potential changes in compensation plans. Although Denali projects that revenue synergies and cost savings will result from the merger, there can be no assurance that these will be achieved.

3.	Accounting Policies

Upon the completion of the merger, Denali will review EMC’s accounting policies. As a result of that review, Denali may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Denali is not aware of any differences that would have a material impact on the combined financial statements, and therefore the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

4.	Estimate of Consideration Transferred and Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the consideration expected to be transferred, assets to be acquired, and liabilities to be assumed by Denali in the merger, reconciled to the estimate of total consideration expected to be transferred:

(in millions)
Consideration Transferred
Cash	$48,416
Class V Common Stock (1)	18,234

Total consideration transferred	66,650
Rollover equity (2)	6,569

Total value to allocate	$73,219

Purchase Price Allocation:
Current assets:
Cash and cash equivalents	$5,803
Short-term investments	1,939
Accounts receivable, net	3,345
Inventories, net	1,826
Other current assets	1,776

Total current assets	14,689
Property, plant and equipment, net	3,788
Investments	7,041
Goodwill (3)	43,614
Purchased intangibles, net (4)	34,990
Other non-current assets	966

Total assets	$105,088

Current liabilities:
Short-term debt	$1,948
Accounts payable	1,219
Accrued and other	3,729
Short-term deferred revenue	4,242

Total current liabilities	11,138
Long-term debt	5,525
Long-term deferred revenue	2,992
Other non-current liabilities	12,214

Total liabilities	$31,869

Total net assets	$73,219

(1)	The fair value of the Class V Common Stock is based on the assumed issuance of approximately 223 million shares with a per-share fair value of $81.78 (the intraday volume-weighted average price for VMware common stock on October 7, 2015), which shares are intended to represent 65% of EMC’s economic interest in the VMware business. The actual fair value at the time of the merger may differ, and the difference may be material. A 10% change in the fair value of the Class V Common Stock would change the value of goodwill by $1.8 billion.
(2)

Rollover equity is comprised of non-controlling interests of $6.6 billion. The fair value of the non-controlling interest relating to VMware was calculated by multiplying outstanding shares of VMware common stock that were not owned by EMC by $81.78, the intraday volume-weighted average price for VMware common stock on October 7, 2015. A 10%-25% change in the fair value of VMware’s share price would change the value of goodwill by approximately $0.6-$1.6 billion. For the purposes of these unaudited pro forma condensed combined financial statements, we have assumed that the fair value of the non-controlling interest in Pivotal is equal to book value as this amount is not material.
(3)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.
(4)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value.

As of the date of this proxy statement/prospectus, Denali does not have sufficient information as to the amount, timing, and risk of the cash flows from all of EMC’s identifiable intangible assets to definitively determine their fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Denali’s ability to obtain specific information about EMC’s intangible assets prior to the completion of the merger. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, EMC’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of EMC’s identifiable intangible assets, and their weighted-average useful lives have been preliminarily estimated as follows:

	Estimated life (years)	Estimated fair value (in millions)
Developed technology	7	$22,990
Customer relationships	10	4,400
In-process research and development	Indefinite	2,740
Trade names	Indefinite	4,860

Total identifiable intangible assets		$34,990

These preliminary estimates of fair value and weighted-average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Denali has full access to information about EMC’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets (as applicable) and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Denali only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological, and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable EMC intangible assets and/or to the estimated weighted-

average useful lives from what Denali has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Denali’s estimate of associated amortization expense.

As of the completion of the merger, various other assets and liabilities are required to be measured at fair value, including, but not limited to: receivables, property, plant, and equipment, leases, and legal contingencies. As of the date of this proxy statement/prospectus, Denali does not have sufficient information to make a reasonable preliminary estimate of the fair value of these assets and liabilities. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Denali has assumed that the historical EMC book values represent the best estimate of fair value.

5.	Sources and Uses of Cash

The following is a preliminary estimate of the sources and uses of cash for the merger:

		(in millions)
Cash from historical balance sheet	(1)	$4,705
Liquidation of investments	(2)	3,775
Debt incurred	(3)	48,350
Issuance of equity	(4)	4,250

Total Sources		$61,080

Cash consideration to EMC’s shareholders	(5)	$48,416
Refinance existing EMC debt	(6)	1,948
Refinance existing Denali debt	(7)	8,914
Transaction costs	(8)	1,802

Total Uses		$61,080

(1)	Represents the amount of existing Denali and EMC cash that is expected to be used to finance the merger.
(2)	Represents the sale of investments to raise cash as a financing source for the merger.
(3)	Upon the closing of the merger, Denali will incur approximately $48.4 billion of debt consisting of a revolving loan, term loans, senior notes, a margin loan, and other permanent financing. Denali has debt financing commitments for up to $49.5 billion in the aggregate.
(4)	Upon the closing of the merger, Denali expects to issue approximately 155 million shares of DHI Group common stock at a price of $27.50 per share in a private placement.
(5)	Represents cash payments to EMC’s shareholders consisting of $24.05 per share based on an estimated 2 billion shares outstanding, including the assumed vesting of outstanding stock options and restricted stock units.
(6)	Represents the repayment of $1.9 billion of EMC’s commercial paper.
(7)	Represents the repayment of $8.9 billion of Denali’s notes and term loans.
(8)	Represents estimated transaction costs relating primarily to debt issuance costs, as well as financial advisory, legal, and accounting costs.

6.	Pro Forma Adjustments

Pro Forma Adjustments to the Statements of Income (Loss):

(a)	To record the decrease in revenue related to the decrease in fair value of EMC’s deferred revenue based on the purchase price allocation. As a portion of EMC’s deferred revenue relates to three-year maintenance contracts, it is expected that EMC’s revenue will be impacted by the fair value adjustment recorded in acquisition accounting for up to three years.

(b)	To record the change in intangible asset amortization based on the purchase price allocation as follows:

(in millions)	Year Ended January 30, 2015	Six Months Ended July 31, 2015
Historical intangible amortization:
Products, cost of net revenue	$247	$124
Research, development, and engineering	7	3
Selling, general, and administrative	152	76

Total historical intangible amortization	$406	$203

Pro forma amortization:
Products, cost of net revenue	3,284	1,642
Selling, general, and administrative	440	220

Total pro forma amortization	$3,724	$1,862

Amortization adjustment:
Products, cost of net revenue	3,037	1,518
Research, development, and engineering	(7)	(3)
Selling, general, and administrative	288	144

Net pro forma adjustment	$3,318	$1,659

(c)	To record the elimination of sales activity between Denali and EMC as such sales would represent intercompany transactions if the merger had occurred on February 1, 2014.

(d)	To eliminate historical amortization of capitalized software as its fair value is recorded in developed technology in the preliminary purchase price allocation.

(e)	To record the increase in interest expense due to the incurrence of $48.4 billion of debt to finance the merger, the decrease in interest expense related to the debt of Denali and EMC that is to be repaid as part of the merger, and the recording of the debt at fair value based on the preliminary purchase price allocation as follows:

(in millions)	Year Ended January 30, 2015	Six Months Ended July 31, 2015
Interest expense and amortization of debt issuance costs on new debt	$2,508	$1,254
Less: interest expense and amortization of debt issuance costs on Denali’s refinanced debt	(457)	(218)
Less: interest expense on EMC’s refinanced debt	—	(1)
Less: amortization of change in fair value of acquired debt	(5)	(2)

Total interest expense adjustment	$2,046	$1,033

Interest expense was calculated based on a weighted-average interest rate of 4.73%. A change in the weighted average interest rate of 0.125 of a percent would change interest expense by $60 million.

(f)	To eliminate historical investment income relating to investments that will be liquidated as a financing source for the merger.

(g)	To record the issuance of 155 million shares of DHI Group common stock and 223 million shares of Class V Common Stock in conjunction with the acquisition and calculate earnings per share under the two-class method due to the issuance of Class V Common Stock. Income allocable to Class V and DHI Group shareholders is calculated as follows:

(in millions)	Year Ended January 30, 2015	Six Months Ended July 31, 2015
Pro forma Class V segment net income
Net income attributable to non-controlling interests

Pro forma Class V segment income attributable to Denali
Class V tracking share percentage of Denali’s economic interest in VMware
Pro forma net income allocable to Class V shareholders

Pro forma Class V segment income allocable to DHI Group shareholders
Pro forma Denali/EMC combined income allocable to DHI Group shareholders

Pro forma net income allocable to DHI Group shareholders

(h)	To record the income tax expense impact of the pro forma adjustments at the statutory rate of 35%. Denali and EMC operate in multiple jurisdictions, so the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

(i)	To record the impact of the pro forma adjustments above to non-controlling interests as follows:

(in millions)	Year Ended January 30, 2015	Six Months Ended July 31, 2015
Non-controlling interest impact of change in amortization expense	$169	$81
Non-controlling interest impact of deferred revenue haircut	127	29

Total non-controlling interest adjustment	$296	$110

Pro Forma Adjustments to the Statement of Financial Position:

(a)	To record the adjustment to the cash balance to effectuate the merger, as follows:

(in millions)
Cash received from debt incurred	$48,350
Cash received from equity issuance	4,250
Cash received from liquidation of investments	3,775
Cash consideration for EMC’s shareholders	(48,416)
Repayment of existing EMC short-term debt	(1,948)
Repayment of existing Denali short- and long-term debt	(8,914)
Transaction costs	(1,802)

Total cash adjustment	$(4,705)

No adjustment has been made to EMC’s cash balance as of June 30, 2015 for EMC’s purchase of Virtustream for cash consideration of $1.2 billion, which closed on July 9, 2015. No pro forma adjustment has been made for any possible tax liabilities resulting from the repatriation of cash currently held in foreign jurisdictions.

(b)	To write off historical debt issuance costs related to Denali debt to be repaid in conjunction with the merger.

(c)	To record the write-up of inventory to fair value based on the preliminary purchase price allocation.

(d)	To record the sale of investments used to raise cash as a financing source for the merger.

(e)	To eliminate the short-term debt that is being repaid in conjunction with the merger.

(f)	To record the adjustment to goodwill based on the preliminary purchase price allocation, as follows:

(in millions)
Elimination of EMC’s historical goodwill	$(16,185)
Goodwill from preliminary purchase price allocation	43,614

Total goodwill adjustment	$27,429

(g)	To record the adjustment to intangible assets based on the preliminary purchase price allocation, as follows:

(in millions)
Elimination of EMC’s historical intangible assets	$(1,953)
Intangible assets from preliminary purchase price allocation	34,990

Total intangible asset adjustment	$33,037

(h)	To record the adjustment to the long term debt balance, as follows:

(in millions)
Debt incurred in conjunction with the merger	$48,350
Discount on new debt	(130)
Historical long-term Denali debt repaid	(7,443)
Write-off of historical Denali debt discount	54
Fair value adjustment for purchase price allocation	53

Total long-term debt adjustment	$40,884

Denali will incur debt in the form of a revolving loan, term loans, senior notes, a margin loan and other permanent financing with interest rates ranging from 2%-8% and terms ranging from 1-7 years.

(i)	To adjust other non-current assets for the write-off of historical capitalized software and Denali debt issuance costs and to record debt issuance costs on the new debt as follows:

(in millions)
Elimination of EMC’s historical capitalized software	$(847)
Elimination of Denali’s historical debt issuance costs	(108)
Record debt issuance costs on new debt	978

Total other non-current assets adjustment	$23

(j)	To record the estimated fair value of EMC’s deferred revenue as follows:

(in millions)
Estimated fair value of short-term deferred revenue	$4,242
Elimination of historical short-term deferred revenue	(6,357)

Total short-term deferred revenue adjustment	$(2,115)

(in millions)
Estimated fair value of long-term deferred revenue	$2,992
Elimination of historical long-term deferred revenue	(4,344)

Total long-term deferred revenue adjustment	$(1,352)

(k)	To record the adjustment of income tax payable as follows:

(in millions)
Reduction in tax payable associated with EMC’s outstanding equity awards	$(640)
Reduction in tax payable for deferred financing cost deduction	(67)
Reduction in tax payable for transaction expenses	(170)
Record payable for US deferred revenue acceleration previously unrecognized for tax	653

Total income tax payable adjustment	$(224)

(l)	To record the adjustment of tax liabilities (assets) as follows:

	(in millions)
	Current	Non-Current
Elimination of EMC’s historical DTL on capitalized software	$—	$(316)
Elimination of EMC’s historical DTL for hedging loss	—	(63)
Elimination of EMC’s historical DTL for prior intercompany gain transactions	—	(188)
Elimination of EMC’s historical DTA on outstanding equity awards	148	16
Elimination of EMC’s historical DTA for unrecognized losses on investment securities	33	—
Record DTL for fair value adjustment increasing book basis in inventory	211	—
Record DTL for fair value adjustment increasing book basis in identifiable intangibles	—	11,563
Record DTL for fair value adjustment to deferred revenue	740	475
Record DTA for US deferred revenue acceleration previously unrecognized for tax	(398)	(255)

Total deferred tax adjustment	$734	$11,232

(m)	To eliminate EMC’s historical common stock and record the issuance of common stock to finance the merger as follows:

(in millions)
Elimination of EMC’s common stock	$(19)
Issuance of DHI Group common stock	4,250
Issuance of Class V Common Stock	18,234

Total common stock adjustment	$22,465

(n)	To eliminate EMC’s historical retained earnings, to estimate the after-tax portion of the acquisition-related transaction costs to be incurred after July 31, 2015 and to record the after-tax write-off of debt issuance costs as follows:

(in millions)
Elimination of EMC’s retained earnings	$(20,516)
Transaction costs	(524)
Write-off of Denali’s historical debt issuance costs	(126)

Total retained earnings adjustment	$(21,166)

(o)	To eliminate EMC’s historical accumulated other comprehensive loss of $458 million.

(p)	To adjust the non-controlling interest balance to estimated fair value.

DESCRIPTION OF DENALI CAPITAL STOCK FOLLOWING THE MERGER

The following discussion is a summary of the terms of the capital stock of Denali and should be read in conjunction with “Comparison of Rights of Denali Stockholders and EMC Shareholders.” This summary is not meant to be complete and is qualified in its entirety by reference to the Denali certificate, the Denali bylaws, the DGCL and other Delaware laws related to corporations. You are urged to read those documents carefully. Copies of the Denali certificate and the Denali bylaws are incorporated by reference and will be sent to Denali and EMC shareholders upon request. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Authorized Capital Stock

Under the Denali certificate, Denali’s authorized capital stock will consist of 2,143,025,308 shares of common stock, par value $0.01 per share, referred to as Denali common stock, and 1,000,000 shares of preferred stock, par value $0.01 per share, referred to as Denali preferred stock. There will be five series of Denali common stock, including: one series of common stock designated as Class A Common Stock consisting of 600,000,000 shares, par value $0.01 per share; one series of common stock designated as Class B Common Stock consisting of 200,000,000 shares, par value $0.01 per share; one series of common stock designated as Class C Common Stock consisting of 900,000,000 shares, par value $0.01 per share; one series of common stock designated as Class D Common Stock consisting of 100,000,000 shares, par value $0.01 per share; and one series of Class V Common Stock consisting of 343,025,308 shares, par value $0.01 per share. The Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock are collectively referred to as the DHI Group common stock.

As of October 12, 2015, there were 404,879,093.51 shares of Denali common stock issued and outstanding (with no shares held in Denali’s treasury) consisting of 306,515,974 shares of Denali common stock that will be reclassified as Class A Common Stock upon filing of the Denali certificate, 98,181,818 shares of Denali common stock that will be reclassified as Class B Common Stock upon filing of the Denali certificate and 181,301 shares of Denali common stock that will be reclassified as Class C Common Stock upon filing of the Denali certificate. In connection with the closing of the merger, in addition to the Class V Common Stock to be issued as merger consideration, it is expected that an additional 172,727,273 shares of DHI Group common stock will be issued.

The outstanding shares of Denali common stock are, and the shares of Denali common stock issued in the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Denali Preferred Stock

Subject to obtaining any required stockholder votes or consents provided for in the Denali stockholders agreement or in the Denali certificate or in any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, the Denali board of directors will be expressly vested with the authority to adopt resolutions providing for the issue of authorized but unissued shares of Denali preferred stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Denali board of directors. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Denali preferred stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights, will be such as are stated and expressed in resolutions adopted by the Denali board of directors.

Subject to obtaining any required stockholder votes or consents provided for in the Denali stockholders agreement or in the Denali certificate or in any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, the issuance of shares of one or more series of Denali preferred stock may be authorized from time to time as may be determined by and for such consideration as may be fixed by the Denali board of directors. Except in respect of series particulars fixed by the Denali board of directors, all shares of Denali preferred stock will rank equally and will be identical, and all shares of any one series of Denali preferred stock so designated by the Denali board of directors will be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends on such shares will be cumulative.

Denali Common Stock

General

The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger. The assets and liabilities of Denali that are intended to be tracked by Class V Common Stock, referred to as the Class V Group, will, as of the closing of the merger, will be composed of the approximately 343 million shares of VMware common stock currently owned by EMC, reflecting EMC’s current economic interest in the VMware business. As of the closing of the merger, the approximately 223 million shares of Class V Common Stock issuable to EMC shareholders as merger consideration (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) will represent approximately 65% of the shares of Class V Common Stock authorized to be issued under the Denali certificate and, as a result, are intended to represent approximately 65% of EMC’s current economic interest in the VMware business. The number of shares of Class V Common Stock authorized to be issued under the Denali certificate initially will have a one-to-one relationship to the number of shares of VMware common stock currently owned by EMC. Based on the number of shares of EMC common stock Denali currently expects will be issued and outstanding immediately prior to completion of the merger, Denali estimates that EMC shareholders will receive approximately 0.111 shares of Class V Common Stock as merger consideration for each share of EMC common stock. Denali’s other series of common stock are intended to track the performance of Denali’s assets not included in the Class V Group, generally referred to as the DHI Group. The DHI Group initially will include an interest in the Class V Group, which will initially represent the remainder of EMC’s economic interest (approximately 35%, assuming that EMC shareholders either are not entitled to or do not properly exercise appraisal rights) in the VMware business, as represented by authorized but unissued shares of Class V Common Stock.

Subject to certain exceptions set forth in the definitions of these terms under “Description of Denali Capital Stock Following the Merger—Definitions,” the “Class V Group” is defined to include:

•	the direct and indirect economic rights of Denali in all of the shares of common stock of VMware owned by Denali immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group, in each case, after the completion of the merger and as will be determined by the Denali board of directors; and

•	all net income and net losses arising in respect of the foregoing, including dividends received by Denali with respect to common stock of VMware, and the proceeds of any disposition of any of the foregoing;

and the “DHI Group” is defined to include:

•	the direct and indirect interest of Denali and any of its subsidiaries (including EMC, but excluding VMware and its subsidiaries) immediately following the completion of the merger in all of the businesses, assets (including the VMware intercompany notes), properties, liabilities and preferred stock of Denali and any of its subsidiaries (other than VMware and its subsidiaries), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group, in each case, after the completion of the merger and as determined by the Denali board of directors;

•	all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing; and

•	an inter-group interest in the Class V Group equal to one minus the Outstanding Interest Fraction as of such date.

The “inter-group interest in the Class V Group” is defined in the Denali certificate to represent the proportionate undivided interest that the DHI Group may be deemed to hold in the economic performance of the Class V Group not represented by issued and outstanding Class V Common Stock. The inter-group interest in the Class V Group is expressed in terms of “Number of Retained Interest Shares,” which are represented by a number of unissued shares of Class V Common Stock. The “Outstanding Interest Fraction” is defined in the Denali certificate to represent the interest of shares of Class V Common Stock outstanding on such date in the Class V Group. At any time that all of the interest in the economic performance of the Class V Group is not reflected by the outstanding Class V Common Stock, this fraction will be used, in effect, to allocate to the DHI Group the right to participate, to the extent of its inter-group interest, in any dividend, distribution, liquidation or other payment made to holders of Class V Common Stock. At any time that all of the interest in the economic performance of the Class V Group is fully reflected by the outstanding Class V Common Stock, this fraction will equal one and, accordingly, the DHI Group will not have an inter-group interest in the Class V Group. The DHI Group’s inter-group interest in the Class V Group may be adjusted from time to time under the circumstances described under “—Certain Adjustments to the Number of Retained Interest Shares.” For more information regarding the specific definitions of the terms described above, see “Description of Denali Capital Stock Following the Merger—Definitions” below.

Dividends

Dividends on Class V Common Stock

Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (1) the assets of Denali legally available therefor and (2) the Class V Group Available Dividend Amount.

The “Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Denali board of directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Denali board of directors in light of all factors deemed relevant by the Denali board of directors.

If the DHI Group has an inter-group interest in the Class V Group on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

•	if such dividend consists of cash, U.S. publicly traded securities (other than shares of Class V Common Stock) or other assets, Denali will attribute to the DHI Group, referred to as a Retained Interest Dividend, an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Denali board of directors, referred to as the Retained Interest Dividend Amount, with a fair value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Number of Retained Interest Shares as of the record date for such dividend by the fair value of such dividend payable with respect to each outstanding share of Class V Common Stock, as determined in good faith by the Denali board of directors; or

•	if such dividend consists of shares of Class V Common Stock (including dividends of securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Number of Retained Interest Shares as of the record date for such dividend by the number of shares (including any fraction of a share) of Class V Common Stock issuable for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to the fourth bullet of “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” below, the Retained Interest Dividend Amount may be increased, at the election of the Denali board of directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group disposition if such shares were not so converted.

A Retained Interest Dividend may, at the discretion of the Denali board of directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

Dividends on DHI Group Common Stock

Dividends on DHI Group common stock may be declared and paid only out of the lesser of (1) the assets of Denali legally available therefor and (2) the DHI Group Available Dividend Amount (as defined below).

The “DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Denali board of directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Group common stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Denali board of directors in light of all factors deemed relevant by the Denali board of directors.

Dividends of Class V Common Stock (or dividends of securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Group common stock if the DHI Group has an inter-group interest in the Class V Group on the record date for any such dividend, but only if the sum of:

•	the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for shares of Class V Common Stock to be so issued), and

•	the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for shares of Class V Common Stock then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

Subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock will be entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of Denali that may be declared by the Denali board of directors from time to time with respect to the DHI Group common stock out of the assets or funds of Denali legally available therefor, except that in the event that any such dividend is paid in the form of shares of DHI Group common stock or securities convertible, exchangeable or exercisable for shares of DHI Group common stock, holders of each class of DHI Group common stock will receive shares of such class of DHI Group common stock or securities convertible, exchangeable or exercisable for shares of such class of DHI Group common stock, as the case may be.

Discrimination between DHI Group Common Stock and Class V Common Stock

The Denali certificate does not provide for mandatory dividends. The Denali board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, or any other factor.

Voting Rights

Generally

Subject to of the terms of the Denali certificate, each holder of record of (1) Class A Common Stock will be entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock will be entitled to 10 votes per share of Class B Common Stock; (3) Class C Common Stock will be entitled to one vote per share of Class C Common Stock; (4) Class D Common Stock will not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder will be entitled to one vote per share of Class D Common Stock); and (5) Class V Common Stock will be entitled to one vote per share of Class V Common Stock, in the case of each of (1) through (5), which is outstanding in his, her or its name on the books of Denali and which is entitled to vote. Subject to certain exceptions in the Denali certificate (including those described in “—Special Voting Rights of the Class V Common Stock” below), the holders of shares of all series of Denali common stock will vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of Denali, except that the holders of Class A Common Stock (and no other series of Denali common stock) will vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other series of Denali common stock) will vote with respect to the election of Group III Directors. Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled.

Special Voting Rights of the Class V Common Stock

If Denali proposes to:

•	amend the Denali certificate (1) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (2) to make any amendment, change or alteration to the restrictions on corporate actions described under “—Restrictions on Corporate Actions,” in each case whether by merger, consolidation or otherwise; or

•	effect any merger or business combination as a result of which (1) the holders of all classes and series of Denali common stock will no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (2) the holders of Class V Common Stock do not receive consideration of the same type as the other series of Denali common stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate fair value of the outstanding Class V Common Stock over the 30-trading day period ending on the trading day preceding the date of the first public announcement of such merger or business combination to the aggregate fair value of the other outstanding series of Denali common stock over the same 30-trading day period (unless such securities are not publicly traded, in which case the aggregate fair value of such securities will be determined as of the fifth trading day of such period), then, in each case, such action will be subject to, and will not be undertaken unless, Denali has received the affirmative vote of the holders of record (other than shares held by Denali’s affiliates, which currently includes the MD stockholders, the MSD Partners stockholders and the SLP stockholders), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by Denali’s affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any such vote will be in addition to, and not in lieu of, any vote of the stockholders of Denali required by law to be taken with respect to the applicable action.

For so long as any shares of Class V Common Stock remain outstanding, Section 5 of Article 4 of the Denali bylaws (which establishes the Capital Stock Committee (as defined under “Description of Denali Capital Stock Following the Merger—Definitions” and described under “—Description of Denali Tracking Stock Policy—Capital Stock Committee”) will not be amended or repealed (1) by the stockholders of Denali unless such action has received the affirmative vote of the holders of record (other than shares held by Denali’s affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by Denali’s affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class and (ii) Denali common stock representing a majority of the aggregate voting power of Denali common stock present, in person or by proxy, at such meeting and entitled to vote thereon or (2) by any action of the Denali board of directors.

Except as otherwise described above, no class or series of Denali common stock will be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to the Denali certificate that (1) would increase (i) the number of authorized shares of common stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of Denali, or (2) decrease (i) the number of authorized shares of common stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of Denali hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of Denali will be required for the approval of any such matter, except that, the foregoing will only apply to a proposed increase in the number of shares of Class V Common Stock authorized to be issued under the Denali certificate when such increase has received the approval of the Capital Stock Committee in such circumstances and as provided in the Denali bylaws.

Redemption for VMware Common Stock

At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, Denali may, at its option and subject to assets of Denali being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware, referred to as the Distributed VMware Shares, as provided in the Denali certificate. Each outstanding share of Class V Common Stock would be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”) and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this paragraph would occur on the date set forth in the public notice made pursuant to the applicable notice provisions of the Denali certificate, referred to as the Class V Group VMware Redemption Date. Denali will not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this paragraph without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with the foregoing.

Redemption for Securities of Class V Group Subsidiary

At any time at which a wholly owned subsidiary of Denali, referred to as a Class V Group subsidiary, holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, Denali may, at its option and subject to assets of Denali being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group subsidiary, provided that the common stock received is the only outstanding equity security of such Class V Group subsidiary and that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group subsidiary to be delivered in such a redemption of each outstanding share of Class V Common Stock would be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (1) the product of (i) the number of outstanding shares of common stock of the Class V Group subsidiary and (ii) the Outstanding Interest Fraction, by (2) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”). Denali will not redeem shares of Class V Common Stock for shares of common stock of the Class V Group subsidiary as described above without redeeming all outstanding shares of Class V Common Stock in accordance with the foregoing.

Any such redemption will occur on a Class V Group Redemption Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”) set forth in a notice to holders of Class V Common Stock pursuant to the applicable notice provisions of the Denali certificate.

If the Denali board of directors determines to effect a redemption of the Class V Common Stock as described above, shares of Class V Common Stock will be redeemed in exchange for common stock of the Class V Group subsidiary, as determined by the Denali board of directors, on an equal per share basis.

Dividend, Redemption or Conversion in Case of Class V Group Disposition

In the event of a disposition, in one transaction or a series of related transactions, by Denali and its subsidiaries (other than VMware and its subsidiaries) of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more persons (other than in one or a series of Excluded Transactions (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section), referred to as a Class V Group disposition, Denali will, on or prior to the 120th trading day following the consummation of such Class V Group disposition and in accordance with the applicable provisions of the Denali certificate, take the actions referred to below, as elected by the Denali board of directors:

•	Subject to the discussion below under “—Dividends—Dividends on Class V Common Stock,” Denali may declare and pay a dividend payable in cash, publicly traded securities (other than securities of Denali) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate fair value equal to the Class V Group Allocable Net Proceeds (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section) of such Class V Group disposition (regardless of the form or nature of the proceeds received by Denali from the Class V Group disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Denali board of directors, with such dividend to be paid in accordance with the applicable provisions under “—Dividends.”

•

Provided that there are assets of Denali legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to the first bullet above in lieu of effecting the redemption provided for in this second bullet, Denali may apply an aggregate amount of cash or publicly traded securities (other than securities of Denali) or any combination thereof with a fair value equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition (regardless of the form or nature of the proceeds received by Denali from the Class V Group disposition) as of the Class V Group Redemption Selection Date, referred to as the Class V Group

Redemption Amount, to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the 2nd trading day following the public announcement of the Class V Group Net Proceeds (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section) as set forth in the applicable notice provisions of the Denali certificate, except that if such Class V Group disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption as described in this second bullet will be a redemption of all outstanding shares of Class V Stock in exchange for an aggregate amount of cash or publicly traded securities (other than securities of Denali) or any combination thereof, with a fair value equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition, on an equal per share basis.

•	Provided that the Class C Common Stock is then traded on a U.S. securities exchange, Denali may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the 2nd trading day following the public announcement of the Class V Group Net Proceeds pursuant to the applicable notice provisions of the Denali certificate into an aggregate number (or fraction) of fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the 2nd trading day following the public announcement of the Class V Group Net Proceeds pursuant to the applicable notice provisions of the Denali certificate by (2) the average market value of one share of Class C Common Stock over the same 10-trading day period.

•	Provided that the Class C Common Stock is then traded on a U.S. securities exchange, Denali may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by the third bullet above with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in the first bullet above (in the case of a dividend) or the second bullet above (in the case of a redemption) (including the limitations specified in other sections of the Denali certificate referred to therein).

In the event the Denali board of directors elects the option pursuant to the fourth bullet above, the portion of the outstanding shares of Class V Common Stock to be converted into fully paid and non-assessable shares of Class C Common Stock will be determined by the Denali board of directors and will be so converted at the conversion rate determined in accordance with the third bullet above and Denali will (1) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions under “—Dividends” or (2) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (1) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group disposition in accordance with the fourth bullet above and any related adjustment to the Number of Retained Interest Shares, by (2) one minus a fraction, the numerator of which will be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with the fourth bullet above and the denominator of which will be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (1) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock will be redeemed for cash, publicly traded securities (other than securities of Denali) or other assets, or any combination thereof, with an aggregate fair value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with the fourth bullet above, such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions described under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed will be determined pursuant to the second bullet above, substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with the fourth bullet above, and such shares will be redeemed for cash, publicly traded securities (other than securities of Denali) or other assets, or any combination thereof, with an aggregate fair value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition”). In the case of a redemption, the allocation of the cash, publicly traded securities (other than securities of Denali) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated pursuant to the second bullet above.

For purposes of the provisions described in this section “—Dividend, Redemption or Conversion in Case of Class V Group Disposition:”

•	“Excluded Transaction” means, with respect to the Class V Group:

•	the disposition by Denali of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of Denali and the distribution of assets to stockholders as referred to under “—Liquidation and Dissolution;”

•	the disposition of the businesses, assets, properties, liabilities and preferred stock of the Class V Group as contemplated under “—Redemption for VMware Common Stock” or “—Redemption for Securities of Class V Group Subsidiary,” or otherwise to all holders of Class V Common Stock, divided among such holders on a pro rata basis in accordance with the number of shares of Class V Common Stock outstanding;

•	the disposition to any wholly owned subsidiary of Denali; or

•	a disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Denali’s affiliates), voting as a separate voting group.

•	“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group disposition, an amount, if any, equal to the fair value of what remains of the gross proceeds of such disposition to Denali after any payment of, or reasonable provision for, without duplication, (1) any taxes, including withholding taxes, payable by Denali or any of its subsidiaries (other than VMware and its subsidiaries) (currently, or otherwise as a result of the utilization of Denali’s tax attributes) in respect of such disposition or in respect of any resulting dividend or redemption pursuant to the first, second, third or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition;” (2) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; (3) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of Denali or any of its subsidiaries (other than VMware and its subsidiaries) incurred in connection with or resulting from such disposition or otherwise, and any liabilities for future purchase price adjustments; and (4) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

•	“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (1) the Class V Group Net Proceeds of such Class V Group disposition, by (2) the Outstanding Interest Fraction as of such date.

For purposes of the provisions described in this section “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and the definition of “Class V Group Disposition”:

•	as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-fair value of the assets of the Class V Group as of such date;

•	in the case of a Class V Group disposition effected in a series of related transactions, such Class V Group disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

•	if the Denali board of directors seeks the approval of the holders of Class V Common Stock entitled to vote thereon to qualify a Class V Group disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group disposition was consummated for purposes of making the determinations and taking the actions prescribed under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and the applicable notice provisions of the Denali certificate, and no subsequent vote may be taken to qualify such Class V Group disposition as an Excluded Transaction; and

•	in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to the second or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” at a time when the Number of Retained Interest Shares is greater than zero, Denali will attribute to the DHI Group concurrently with such redemption an aggregate amount, referred to as the Retained Interest Redemption Amount, of cash, securities (other than securities of Denali) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate fair value equal to the difference between (1) the Class V Group Net Proceeds and (2) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with the second and fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” (such attribution being referred to as the Retained Interest Partial Redemption). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in clause (2) of the second bullet of the definition of “Number of Retained Interest Shares” under “—Definitions.” The Retained Interest Redemption Amount may, at the discretion of the Denali board of directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

Certain Adjustments to the Number of Retained Interest Shares

As set forth in more complete detail under the definition of Number of Retained Interest Shares as set forth under “Description of Denali Capital Stock Following the Merger—Definitions,” the Number of Retained Interest Shares as follows will from time to time be:

•	adjusted:

•	to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Class V Common Stock; and

•	upon the issuance of dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

•	decreased:

•	when Denali issues or sells shares of Class V Common Stock and the proceeds of such an issuance or sale are attributed to the DHI Group or issued as a dividend to the holders of DHI Group common stock;

•	in the case of an attribution of cash, securities (other than securities of Denali) to the DHI Group upon the redemption of shares of Class V Common Stock in connection a disposition of all or substantially all of the assets attributed to the Class V Group;

•	upon the conversion, exchange or exercise of any convertible securities that, immediately prior to the issuance or sale of such convertible securities, were included in the Number of Retained Interest Shares; and

•	upon the transfer or allocation of assets from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares;

•	increased:

•	in the case of a retirement or redemption of Class V Common Stock following (1) a purchase or redemption of such Class V Common Stock with funds attributed to the DHI Group, (2) a retirement or redemption of such Class V Common Stock owned by the DHI Group or (3) a conversion of such Class V Common Stock in connection with a disposition of all or substantially all of the assets attributed to the Class V Group;

•	upon the payment of a dividend to holders of Class V Common Stock consisting of shares of Class V Common Stock;

•	in the case of a deemed conversion, exchange or exercise of convertible securities into shares of Class V Common Stock; and

•	upon the transfer or allocation of assets from the DHI Group to the Class V Group in consideration of an increase in the Number of Retained Interest Shares; and

•	increased or decreased:

•	under such other circumstances as the Denali board of directors determines appropriate or required by the other terms of the Denali certificate to reflect the economic substance of any other event or circumstance, except that each such adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Treatment of Convertible Securities

After any Class V Group Redemption Date or Class V Group Conversion Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”) on which all outstanding shares of Class V Common Stock are redeemed or converted, each share of Class V Common Stock of Denali that is to be issued on exchange, conversion or exercise of any convertible securities will, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, Denali or the Denali board of directors or the holder of such convertible security:

•	in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to the second bullet under “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition” or “—Denali Common Stock—Redemption for Securities of Class V Group Subsidiary,” be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

•	in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to the third or fourth bullets under “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition” or under “—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali,” be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence will not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption Class V Common Stock are otherwise made or applied pursuant to the provisions of such convertible securities.

Deemed Conversion of Certain Convertible Securities

To the extent convertible securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an inter-group interest in the Class V Group, in addition to making an adjustment pursuant to the second bullet of the third paragraph under “—Denali Common Stock—Dividends—Dividends on Class V Common Stock,” Denali may, when at any time such convertible securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such convertible securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to the third bullet of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions,” and must do so to the extent such convertible securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such convertible securities require payment of consideration for such conversion, exchange or exercise, the DHI Group will then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of convertible securities deemed converted, exchanged or exercised (and the Class V Group will be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such convertible securities were so considered converted, exchanged or exercised will be deemed held by the DHI Group and such convertible securities will no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of convertible securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise will be filed with the secretary of Denali and, upon such filing, such deemed conversion, exchange or exercise will be effectuated.

Certain Determinations by the Denali Board of Directors

Generally

The Denali board of directors will make such determinations with respect to (1) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (2) the application of the provisions of the Denali certificate to transactions to be engaged in by Denali and (3) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Denali common stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to under this section “—Certain Determinations by the Denali Board of Directors,” except that any of such determinations that would require approval of the Capital Stock Committee under the Denali bylaws will be effective only if made in accordance with the Denali bylaws. A record of any such determination will be filed with the records of the actions of the Denali board of directors.

•	Upon any acquisition by Denali or its subsidiaries (other than VMware and its subsidiaries) of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either the DHI Group or the Class V Group, the Denali board of directors will determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) will be for the benefit of the DHI Group or the Class V Group or both and, accordingly, will be attributed to such group or groups, in accordance with the definitions of DHI Group or Class V Group set forth above, as the case may be.

•

Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Denali board of directors will determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued will reduce such Number of Retained Interest Shares. Upon any repurchase of shares of

Class V Common Stock at any time, the Denali board of directors will determine, based on whether the cash or other assets paid in such repurchase was attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased will increase such Number of Retained Interest Shares.

•	Upon any issuance by Denali or any subsidiary thereof of any securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such convertible securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Denali board of directors will determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto will, in whole or in part, reduce such Number of Retained Interest Shares.

•	Upon any issuance of any shares of preferred stock (or stock other than Denali common stock) of any series, the Denali board of directors will attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Denali common stock) in the business of either the DHI Group or the Class V Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both groups, in such proportion as the Denali board of directors will determine.

•	Upon any redemption or repurchase by Denali or any subsidiary thereof of shares of preferred stock (or stock other than Denali common stock) of any class or series or of other securities or debt obligations of Denali, the Denali board of directors will determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased will be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Denali common stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each group.

•	Upon any transfer to either the DHI Group or the Class V Group of businesses, assets or properties attributed to the other group, the Denali board of directors will determine the consideration therefor to be attributed to the transferring group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or will decrease or increase the Number of Retained Interest Shares, as described in clause (4) of the second or third bullet, as the case may be, of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions.”

•	Upon any assumption by either the DHI Group or the Class V Group of liabilities or preferred stock attributed to the other group, the Denali board of directors will determine the consideration therefor to be attributed to the assuming group in exchange therefor, including, without limitation, cash, securities or other property of the other group, or will decrease or increase the Number of Retained Interest Shares, as described in clause (4) of the second or third bullet, as the case may be, of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions.”

Certain Determinations Not Required

Notwithstanding the foregoing provisions under “—Certain Determinations by the Denali Board of Directors” or any other provision in the Denali certificate, at any time when there are no shares of Class V Common Stock outstanding (or securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), Denali need not:

•	attribute any of the businesses, assets, properties, liabilities or preferred stock of Denali or any of its subsidiaries (other than VMware and its subsidiaries) to the DHI Group or the Class V Group; or

•	make any determination required in connection therewith, nor will the Denali board of directors be required to make any of the determinations otherwise required under “—Certain Determinations by the Denali Board of Directors,”

and in such circumstances the holders of the shares of DHI Group common stock outstanding will (unless otherwise specifically provided in the Denali certificate) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of Denali common stock.

Denali Board of Directors Determinations Binding

Any determinations made in good faith by the Denali board of directors under any provision described under “—Certain Determinations by the Denali Board of Directors” or otherwise in furtherance of the application of such provisions will be final and binding, except that any of such determinations that would require approval of the Capital Stock Committee under the Denali bylaws will be final and binding only if made in accordance with the Denali bylaws.

Conversion

Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock

At any time and from time to time, any holder of Class A Common Stock, Class B Common Stock or Class D Common Stock will have the right by written election to Denali to convert all or any of the shares of such class, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis, subject, in the case of any holder of Class D Common Stock, to any legal requirements applicable to such holder (including any applicable requirements under the HSR Act and any other applicable antitrust laws).

Upon any transfer of shares of Class A Common Stock or Class B Common Stock to any person, such shares shall automatically be converted into shares of Class C Common Stock on a one-for-one basis, except (1) a transfer to certain affiliated or related persons permitted under the Denali certificate, (2) in the case of the Class A Common Stock, (i) in a transfer pursuant to certain change of control transactions described in the Denali certificate or (ii) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Group common stock held by the MSD Partners stockholders and their permitted transferees greater than 50% of the outstanding shares of DHI Group common stock owned by the MSD Partners stockholders immediately following the closing of the merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the merger) to any person or group of affiliated persons or (3) in the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Group common stock held by the transferor and its permitted transferees greater than 50% of the outstanding shares of DHI Group common stock owned by the SLP stockholders immediately following the closing of the merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the merger) to any person or group of affiliated persons.

Denali will at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that will be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali

At the option of Denali, exercisable at any time the Class C Common Stock is then traded on a U.S. securities exchange, the Denali board of directors may authorize (the date the Denali board of directors makes such authorization being referred to as the Class V Conversion Determination Date) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of fully paid and non-assessable publicly traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage (as defined in “Description of Denali Capital Stock Following the Merger—Definitions”) as of the Class V Conversion Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of

Class V Common Stock over the 10-trading day period ending on the trading day preceding the Class V Conversion Determination Date by (2) the average market value of a share of Class C Common Stock over the same 10-trading day period.

At the option of Denali, if certain tax events described in the Denali certificate occur, the Denali board of directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period ending on the trading day preceding the Class V Conversion Determination Date by (2) the average market value of a share of Class C Common Stock over the same 10-trading day period, except that such conversion will only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

If Denali determines to convert shares of Class V Common Stock into Class C Common Stock as described above, such conversion will occur on a Class V Group Conversion Date on or prior to the 45th day following the Class V Conversion Determination Date and will otherwise be effected pursuant to the applicable notice provisions of the Denali certificate.

Denali will not convert shares of Class V Common Stock into shares of Class C Common Stock as described above without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock as described above.

Transfer Taxes

Denali will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Denali common stock pursuant to the Denali certificate. Denali will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Denali common stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to Denali or its transfer agent the amount of any such tax, or has established to the satisfaction of Denali or its transfer agent that such tax has been paid.

Liquidation and Dissolution

Generally

In the event of a liquidation, dissolution or winding up of Denali, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of Denali and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of Denali (regardless of whether the shares are to be attributed to the DHI Group or the Class V Group), the holders of shares of Denali common stock and the holders of shares of Class V Common Stock will be entitled to receive their proportionate interests in the assets of Denali remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of Denali common stock and Class V Common Stock.

Neither (1) the consolidation or merger of Denali with or into any other person or persons, (2) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of Denali nor (3) the sale, transfer or lease of all or substantially all of the assets of Denali will itself be deemed to be a liquidation, dissolution or winding up of Denali.

Liquidation Units

The liquidation units per share of Class V Common Stock in relation to the DHI Group common stock will be as follows:

•	each share of DHI Group common stock will have one liquidation unit; and

•	each share of Class V Common Stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period commencing on (and including) the first trading day on which the Class V Common Stock trades in the “regular way” market, by (2) the fair value of a share of Class C Common Stock, determined as of the fifth trading day of such period by the Denali board of directors;

except that if Denali, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Denali board of directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to the number of liquidation units, Denali will promptly thereafter prepare and file a statement of such adjustment with the secretary of Denali. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

Restrictions on Corporate Actions

From the completion of the merger through the two-year anniversary of the completion of the merger, Denali and its subsidiaries (other than VMware and its subsidiaries) will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Exchange Act, in each case, unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with Denali for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

For so long as any shares of Class V Common Stock remain outstanding, Denali will not authorize or issue any class or series of common stock (other than (1) Class V Common Stock or (2) Denali common stock with an inter-group interest in the Class V Group) intended to reflect an economic interest of Denali in assets comprising the Class V Group, including common stock of VMware.

Preemptive Rights

Subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, no holder of shares of stock of Denali will have any preemptive or other rights, except as such rights are expressly provided by the Denali stockholders agreement or other contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of Denali, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Denali board of directors to such persons, and on such terms and for such lawful consideration, as in its discretion it will deem advisable or as to which Denali will have by binding contract agreed.

The Denali stockholders agreement will provide that, prior to an initial underwritten public offering of DHI Group common stock, each of the MD stockholders, the MSD Partners stockholders and the SLP stockholders will be entitled to participate in any issuance by Denali of DHI Group common stock on a pro rata basis on the same terms and conditions and at the same price per share. This participation right is subject to certain customary exceptions.

Transfer Agent

The transfer agent and registrar for shares of Class V Common Stock will be [●].

Listing of Class V Common Stock

It is a condition to the completion of the transaction that the shares of Class V Common Stock to be issued in the transaction be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance.

Definitions

For purposes of the Denali certificate and Denali bylaws, the following terms have the meanings set forth below:

•	“Applicable Conversion Percentage” means (1) from the first date the Class C Common Stock is traded on a U.S. securities exchange until the first anniversary thereof, 120%, (2) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (3) from and after the second anniversary of such date, 110%.

•	“Capital Stock Committee” means the standing committee of the Denali board of directors as provided for in the Denali bylaws.

•	“Class V Group” means, as of any date:

•	the direct and indirect economic rights of Denali in all of the shares of common stock of VMware owned by Denali as of immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the completion of the merger and as will be determined by the Denali board of directors; and

•	all net income and net losses arising in respect of the foregoing, including dividends received by Denali with respect to common stock of VMware, and the proceeds of any disposition of any of the foregoing;

except that the Class V Group will not include (1) any assets, liabilities or businesses disposed of after the completion of the merger for which fair value of the proceeds has been allocated to the Class V Group, (2) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such disposition, (3) any assets, liabilities or businesses transferred or allocated after the completion of the merger from the Class V Group to the DHI Group, from and after the date of such transfer or allocation or (4) any Retained Interest Dividend Amount or Retained Interest Redemption Amount (each as defined above under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition”), from and after the date of such transfer or allocation.

•	“Class V Group Conversion Date” means any date and time fixed by the Denali board of directors for a conversion of shares of Class V Common Stock pursuant to the Denali certificate.

•	“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Denali board of directors on which shares of Class V Common Stock are to be selected for exchange pursuant to the Denali certificate (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

•	“Class V Group Redemption Date” means any date and time fixed by the Denali board of directors for a redemption of shares of Class V Common Stock pursuant to the Denali certificate.

•	“Class V Group Redemption Selection Date” means the date and time fixed by the Denali board of directors on which shares of Class V Common Stock are to be selected for redemption pursuant to the Denali certificate (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

•	“DHI Group” means, as of any date:

•	the direct and indirect interest of Denali and any of its subsidiaries (including EMC, but excluding VMware and its subsidiaries) immediately following the completion of the merger in all of the businesses, assets (including the VMware intercompany notes), properties, liabilities and preferred stock of Denali and any of its subsidiaries (other than VMware and its subsidiaries), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Group common stock, convertible securities convertible into or exercisable or exchangeable for shares of DHI Group common stock, or indebtedness or Denali preferred stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any inter-group interest in the Class V Group), in each case, after the completion of the merger and as determined by the Denali board of directors;

•	all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing; and

•	an inter-group interest in the Class V Group equal to one minus the Outstanding Interest Fraction as of such date;

except, that the DHI Group will not include (1) any assets, liabilities or businesses disposed of after the completion of the merger for which fair value of the proceeds has been allocated to the DHI Group, (2) any assets, liabilities or businesses disposed of by dividend to holders of DHI Group common stock or in redemption of shares of DHI Group common stock, from and after the date of such disposition or (3) any assets, liabilities or businesses transferred or allocated after the completion of the merger from the DHI Group to the Class V Group (other than through the inter-group interest in the Class V Group, if any, pursuant to clause (4) above), from and after the date of such transfer or allocation.

•	“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with the Denali certificate, which will be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by Denali and its subsidiaries (other than VMware and its subsidiaries) immediately following the completion of the merger date minus the number of shares of Class V Common Stock to be issued in the merger and will from time to time thereafter be (without duplication):

•	adjusted, if before such adjustment such number is greater than zero, as determined by the Denali board of directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

•	decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Denali board of directors (without duplication): (1) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by Denali, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Group common stock pursuant to the second paragraph under “—Denali Common Stock—Dividends—Dividends on DHI Group Common Stock;” (2) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to the second or fourth bullets of “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition,” by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (3) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any convertible securities that, immediately prior to the issuance or sale of such convertible securities, were included in the Number of Retained Interest Shares and (4) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (i) the aggregate fair value, as of a date within 90 days of the determination to be made pursuant to this clause (4), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (ii) the fair value of a share of Class V Common Stock as of the date of such transfer or allocation;

•	increased, by action of the Denali board of directors, (1) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (i) following their purchase or redemption with funds or other assets attributed to the DHI Group, (ii) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (iii) following their conversion into shares of Class C Common Stock pursuant to the third or fourth bullets of “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition;” (2) in accordance with the applicable provisions of the second bullet of the third paragraph under “—Denali Common Stock—Dividends—Dividends on Class V Common Stock;” (3) the number of shares of Class V Common Stock into or for which convertible securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to “—Deemed Conversion of Certain Convertible Securities” and (4) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (i) the fair value, as of a date within 90 days of the determination to be made pursuant to this clause (4), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (ii) the fair value of a share of Class V Common Stock as of the date of such contribution; and

•	increased or decreased under such other circumstances as the Denali board of directors determines to be appropriate or required by the other terms of the Denali certificate to reflect the economic substance of any other event or circumstance, except that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

DESCRIPTION OF DENALI TRACKING STOCK POLICY

The description set forth below of the Denali Tracking Stock Policy does not purport to be complete and is qualified in its entirety by reference to the Denali Tracking Stock Policy, a copy of which is attached as Annex B to this proxy statement/prospectus. All stockholders are urged to read the Denali Tracking Stock Policy carefully in its entirety.

General Policy

The Class V Group is intended initially to reflect the direct and indirect economic rights of Denali in the shares of Class A Common Stock, par value $0.01 per share, of VMware, and shares of Class B Common Stock, par value $0.01 per share, of VMware, in each case as owned indirectly by Denali immediately following completion of the merger as a result of Denali’s acquisition of EMC. As of the date of this proxy statement/prospectus, EMC owns 43,025,000 shares of Class A Common Stock of VMware and 300,000,000 shares of Class B Common Stock of VMware. From time to time, the Denali board of directors may reallocate assets and liabilities attributed to the Class V Group and the DHI Group, subject to the limitations set forth in the Denali certificate, the Denali bylaws and as set forth in the Denali Tracking Stock Policy.

The Denali Tracking Stock Policy provides that all material matters as to which the holders of DHI Group common stock and the holders of Class V Common Stock may have potentially divergent interests will be resolved in a manner that the Denali board of directors and, where expressly provided in the Denali Tracking Stock Policy or in the Denali bylaws, the Capital Stock Committee (as described under “—Capital Stock Committee”) determine in accordance with such directors’ business judgment to be in the best interests of Denali and its stockholders as a whole.

To the extent the Denali Tracking Stock Policy conflicts with any agreement that may exist from time to time between VMware and EMC, referred to collectively herein as the EMC/VMware Agreements, the terms of such EMC/VMware Agreement will control, and will be deemed consistent with the Denali Tracking Stock Policy.

Amendment and Modification

The Denali board of directors may not change the policies set forth in the Denali Tracking Stock Policy without the approval of the Capital Stock Committee, subject to certain limitations. The Denali board of directors also may not, without the approval of the Capital Stock Committee, adopt additional policies or make exceptions with respect to the application of the policies described in the Denali Tracking Stock Policy in connection with particular facts and circumstances, all as the Denali board of directors may determine in accordance with its business judgment to be in the best interests of Denali and its stockholders as a whole. Any decision by the Denali board of directors to amend, modify or rescind the Denali Tracking Stock Policy will require the approval of the Capital Stock Committee and will be final, binding and conclusive.

Corporate Opportunities

Allocation

The Denali Tracking Stock Policy provides that the Denali board of directors will allocate any business opportunities and operations and any acquired assets and businesses between the DHI Group and the Class V Group, in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of Denali and its stockholders as a whole, which may involve the consideration of a number of factors that the Denali board of directors determines to be relevant including, without limitation:

•	whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of the business of either the DHI Group or the Class V Group;

•	whether the DHI Group or the Class V Group is better positioned to undertake or have allocated to it that business opportunity or operation or acquired asset or business; and

•	existing contractual agreements and restrictions.

No Prohibition

The DHI Group and the Class V Group will not be prohibited from:

•	engaging in the same or similar business activities or lines of business as the other group;

•	doing business with any potential or actual supplier, competitor or customer of the other group; or

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other group.

No Duty, Responsibility or Obligation

In addition, neither Denali nor the DHI Group or the Class V Group will have any duty, responsibility or obligation:

•	to communicate or offer any business or other corporate opportunity that one group has to the other group, including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that is, from its nature, in the line of either group’s business and is of practical advantage to either group;

•	to have one group provide financial support to the other group; or

•	otherwise to have one group assist the other group.

Relationship between the DHI Group and the Class V Group

The Denali Tracking Stock Policy provides that Denali will manage the businesses in the DHI Group and the businesses in the Class V Group in a manner intended to maximize the operations, assets and value of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

Commercial Inter-Group Transactions

All material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s-length dealings with unrelated third parties. Neither group is under any obligation to use or make available to its customers services provided by the other group, and each group may use or make available to its customers services provided by a competitor of the other group.

Other Transfers of Assets and Liabilities

To the extent not governed under “—General Policy,” the Denali board of directors may not, without the approval of the Capital Stock Committee, otherwise allocate and reallocate assets and liabilities from one group to the other. Any such reallocation will be effected by:

•	the reallocation of assets or consideration (including services) of the transferor group to the transferee group and/or of liabilities of the transferor group to the transferee group;

•	in the case of a reallocation of assets, the creation of inter-group debt owed by the transferee group to the transferor group or the reduction of inter-group debt owed by the transferor group to the transferee group;

•	in the case of a reallocation of assets of the DHI Group to the Class V Group or an assumption by the DHI Group of liabilities of the Class V Group, an increase in the Number of Retained Interest Shares;

•	in the case of a reallocation of assets of the Class V Group to the DHI Group or an assumption by the Class V Group of liabilities of the DHI Group, a decrease in the Number of Retained Interest Shares; or

•	a combination of any of the above;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group. For these purposes, the fair value of the assets or liabilities transferred will be determined in accordance with the Denali certificate to the extent applicable and otherwise by the Denali board of directors, but only with the approval of the Capital Stock Committee, in each case in good faith in accordance with such directors’ business judgment.

Treasury and Cash Management Policies

Upon completion of the merger, all of the debt and preferred stock of Denali and its subsidiaries (other than debt and preferred stock of VMware and its subsidiaries) will be allocated to the DHI Group. Thereafter, the following will apply:

•	Denali will attribute each future incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of VMware and its subsidiaries) and the proceeds thereof to the DHI Group, subject to certain exceptions. Repurchases or repayment of debt or preferred stock will be charged to the group to which such debt or preferred stock was allocated.

•	Debt attributed to the Class V Group (other than debt and preferred stock of VMware and its subsidiaries), including any loans made by the DHI Group to the Class V Group, will bear interest at a rate at which Denali could borrow such funds. Debt attributed to the DHI Group will bear interest at a rate equal to the difference between Denali’s actual interest expense and the interest expense allocated to the Class V Group (inclusive of the interest expense of the debt of VMware and its subsidiaries).

•	Denali will attribute each future issuance of DHI Group common stock and the proceeds thereof to the DHI Group and will attribute each future issuance of Class V Common Stock and the proceeds thereof to the Class V Group, except in respect of such issuances resulting in a reduction in the DHI Group’s inter-group interest in the Class V Group.

•	Dividends on DHI Group common stock will be charged against the DHI Group, and dividends on Class V Common Stock will be charged against the Class V Group. At the time of any dividend on Class V Common Stock while the Number of Retained Interest Shares is greater than zero, Denali will reallocate to the DHI Group a proportionate amount of assets of the Class V Group (of the same kind as paid as a dividend on Class V Common Stock) in respect of the Number of Retained Interest Shares.

•	Repurchases of DHI Group common stock will be charged against the DHI Group. Repurchases of Class V Common Stock may be charged either against the Class V Group and/or the DHI Group as determined by the Denali board of directors in its sole discretion. If a repurchase of Class V Common Stock is charged against the DHI Group, such Class V Common Stock will be deemed to be purchased by the DHI Group, and the Number of Retained Interest Shares will be increased by the number of shares deemed to be so purchased. If a repurchase of Class V Common Stock is charged against the Class V Group, the Number of Retained Interest Shares will not be changed as a result thereof.

•

Denali will account for all cash transfers from one group to or for the account of the other group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Retained Interest Shares) as inter-group revolving credit loans unless (1) the Denali board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (2) the Denali board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution to the Class V Group increasing the Number of Retained Interest

Shares, or (3) the Denali board of directors determines that a given transfer (or type of transfer) should be accounted for as a repurchase of shares within the Number of Retained Interest Shares or as a dividend on the Number of Retained Interest Shares. There are no specific criteria to determine when Denali will account for a cash transfer as a long-term loan, a capital contribution or a repurchase of or dividend on the Number of Retained Interest Shares rather than an inter-group revolving credit loan. The Denali directors will make such a determination in the exercise of their business judgment at the time of such transfer based upon all relevant circumstances. Factors the Denali board of directors may consider include, without limitation, the current and projected capital structure of each group; the financing needs and objectives of the recipient group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

•	Cash transfers accounted for as inter-group loans will bear interest at the rates described in the first bullet above. In addition, any cash transfer accounted for as a long-term loan will have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which Denali could borrow such funds.

•	Any cash transfer from the DHI Group to the Class V Group (or for its account) accounted for as a capital contribution will correspondingly increase the Class V Group’s equity account and the Number of Retained Interest Shares.

•	Any cash transfer from the Class V Group to the DHI Group (or for its account) accounted for as a repurchase of shares within the Number of Retained Interest Shares will correspondingly reduce the Class V Group’s equity account and the Number of Retained Interest Shares.

•	In the event that any convertible securities or similar rights to acquire shares of Class V Common Stock that are attributed to the Number of Retained Interest Shares are exercised, the consideration for such exercise will be allocated to the DHI Group and the Number of Retained Interest Shares will be correspondingly reduced.

Intangible Assets

Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by Denali in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. The Denali Tracking Stock Policy provides that these assets will be attributed to the respective groups based on specific identification and where acquired companies have been divided between the DHI Group and the Class V Group. Such assets will be allocated based on the respective fair values at the date of purchase of the related operations attributed to each group.

Dividend Policy

Subject to the limitations on dividends set forth in the Denali certificate and to applicable law, the holders of DHI Group common stock and the holders of Class V Common Stock will be entitled to receive dividends on their respective series of stock when, as and if the Denali board of directors authorizes and declares such dividends.

Denali does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Denali board of directors will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of Denali as a whole, and other factors that the Denali board of directors considers relevant.

Financial Reporting; Allocation Matters

Financial Reporting

Denali will prepare and include in its filings with the SEC consolidated financial statements of Denali and segment information in respect of the DHI Group and the Class V Group in accordance with GAAP for so long as DHI Group common stock and Class V Common Stock are outstanding. For purposes of these financial statements, the Class V Common Stock, the DHI Group common stock (in respect of its inter-group interest in the Class V Group and such amount of VMware shares owned by Denali and not attributed to the Class V Group) and the Class V Group segment will be allocated the debt and preferred stock of VMware and its subsidiaries outstanding from time to time in accordance with GAAP.

Shared Services and Support Activities

If the Class V Group is allocated operating assets, Denali will directly charge specifically identifiable corporate overhead and other costs to the Class V Group. Where determinations based on specific usage alone are impracticable, Denali will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in, and total revenues generated by, each group.

Taxes

In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of the DHI Group or the Class V Group will be attributed to that group in the reasonable discretion of the Denali board of directors. Tax items that are attributable to a group that are carried forward or back and used as a tax benefit in another tax year will be attributed to that group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both groups, such taxes and tax benefits will be attributed to each group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each group. Such allocation to or from a group is intended to reflect its actual effect, whether positive or negative, on Denali’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a group generating those benefits but can be used to reduce the tax liability of the other group will be credited to the group that generated those benefits, and a corresponding amount will be charged to the group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each group may not necessarily be the same as that which would have been payable or refundable had that group filed separate income tax returns.

EMC, VMware and the other entities included in Denali’s consolidated tax group are parties to a tax sharing agreement. The tax sharing agreement provides that VMware will make payments to EMC, and EMC will make payments to VMware in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of VMware and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of Denali’s or EMC’s affiliated group. Any payments made pursuant to the tax sharing agreement will be credited or charged to the DHI Group or the Class V Group, as the case may be and, to the extent such payments relate to tax liabilities, tax benefits or other tax items charged or credited to the payor group hereunder, such payment will offset the applicable charge or credit, as determined in the reasonable discretion of the Denali board of directors.

The DHI Group will be allocated any tax liability of Denali or its subsidiaries resulting from the Class V Common Stock issued in connection with the closing of the merger being treated as other than stock of Denali or the deemed disposition of assets of the Class V Group resulting from the issuance of Class V Common Stock in connection with the closing of the merger, except that any such tax liability will be allocated to the Class V Group to the extent such tax liability results from certain types of changes in U.S. federal income tax law or comparable changes in state or local income tax laws after the effective time of the merger, referred to as a post-change tax liability. Nevertheless, to the extent such post-change tax liability reasonably could have been avoided by the conversion of Class V Common Stock into Class C Common Stock by Denali after the occurrence of a “Tax Event” pursuant to the Denali certificate and (1) Denali has not so converted the Class V Common Stock or (2) has so converted the Class V Common Stock but failed to use its reasonable best efforts to list the Class C Common Stock for trading on the NYSE or Nasdaq, all of such post-change tax liability will be allocated to the DHI Group and not the Class V Group.

Capital Stock Committee

Upon completion of the merger, Denali will amend its bylaws to establish a standing committee of the Denali board of directors known as the Capital Stock Committee, which will consist of at least three members, and will at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed (or if the Class V Common Stock is not so listed, then of a company listed on the NYSE). Pursuant to the merger agreement, representatives of Denali will consult with the chairman of the EMC board of directors concerning the initial three members of the Capital Stock Committee. Each director serving on the Capital Stock Committee will have one vote on all matters presented to such committee.

The Capital Stock Committee will have such powers, authority and responsibilities as are set forth in the Denali bylaws and in the Denali Tracking Stock Policy, and such other powers, authority and responsibilities as the Denali board of directors may grant to such committee, which will include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties. See “Management of Denali After the Merger—Committees of the Board of Directors—Capital Stock Committee” for further detail on the powers, authority and responsibilities as are set forth in the Denali bylaws.

To the extent the members of the Capital Stock Committee who are independent directors are granted equity compensation in either DHI Group common stock or Class V Common Stock and/or options thereon, approximately half (as determined by the Denali board of directors) of the value at grant of all such compensation will consist of Class V Common Stock or options thereon.

In making determinations in connection with the Denali Tracking Stock Policy, the members of the Denali board of directors and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Denali board of directors and of the Capital Stock Committee, in performing their duties in connection with the matters covered by the Denali Tracking Stock Policy, will be fully protected in relying in good faith upon the records of Denali and upon such information, opinions, reports, advice or statements presented to Denali, the Denali board of directors or the Capital Stock Committee by any of Denali’s officers or employees, or other committees of the Denali board of directors, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of Denali, the Denali board of directors or the Capital Stock Committee.

COMPARISON OF RIGHTS OF DENALI STOCKHOLDERS AND EMC SHAREHOLDERS

The rights of EMC shareholders are currently governed by the EMC articles, the EMC bylaws, the MBCA and other Massachusetts laws related to corporations. Upon completion of the merger, the rights of EMC shareholders who become stockholders of Denali in the merger will be governed by the Denali certificate, the Denali bylaws, the DGCL and other Delaware laws related to corporations. While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a Massachusetts corporation, there are certain differences.

Note that Delaware law commonly refers to “stockholders” of a corporation, while Massachusetts law commonly refers to “shareholders.” These distinctions do not have any substantive significance. For purposes of this proxy statement/prospectus, holders of Denali common stock are referred to as “stockholders,” and holders of EMC common stock are referred to as “shareholders.”

The following description summarizes significant differences that may affect the rights of stockholders of Denali and shareholders of EMC. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the Denali certificate, the Denali bylaws, the EMC articles, the EMC bylaws, the DGCL, the MBCA and other corporation-related laws of Delaware and Massachusetts to the extent they relate to corporations organized in such states for a more complete understanding of the differences between being a stockholder of Denali and a shareholder of EMC. EMC has filed with the SEC the governing documents referenced in this comparison of stockholder rights, the Denali certificate and the Denali bylaws will be filed by later amendment to this proxy statement/prospectus. Denali and EMC will send copies of these governing documents referenced in this comparison of stockholder rights to you, without charge, upon your request. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Authorized Capital Stock

Denali. Under the Denali certificate, Denali’s authorized capital stock will consist of 2,143,025,308 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. There will be five series of authorized common stock, including 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D Common Stock and 343,025,308 shares of Class V Common Stock.

EMC. The total authorized shares of capital stock of EMC consists of 6,000,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Economic Terms of Common Stock

Denali. The Class V Common Stock is intended to track the economic performance of the Class V Group, which represents a portion of Denali’s business. The DHI Group common stock is intended to track the economic performance of the rest of Denali’s business, including the DHI Group’s retained interest in the Class V Group.

EMC. EMC has only one class of common stock. Shares of EMC’s common stock are not limited to tracking the separate economic performance of a portion of EMC’s business.

Voting Rights

Denali. Delaware law provides that stockholders entitled to vote will have one vote for each share of stock owned by them, unless otherwise provided in a company’s certificate of incorporation, which may provide for more or less than one vote per share. Under the Denali certificate, subject to provisions in the Denali certificate related to the election, removal and filling of vacancies in respect of directors, each holder of record of Class V Common Stock will be entitled to one vote per share of Class V Common Stock. Holders of Class A Common Stock and Class B Common Stock will be entitled to 10 votes per share of Class A Common Stock or Class B Common Stock, as applicable and holders of Class C Common Stock will be entitled to one vote per share of Class C Common Stock. Holders of Class D Common Stock will not vote on any matters except to the extent required under Delaware law (in which case such holders will be entitled to one vote per share of Class D Common Stock). Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled. The Denali certificate does not provide for cumulative voting.

Holders of Class V Common Stock will vote together with the DHI Group common stock as a single class except in certain limited circumstances under which the holders of Class V Common Stock will have the right to vote as a separate class, including the right to vote as a separate class (1) to approve certain changes to the Denali certificate that (i) would adversely alter or change the powers, preferences or special rights of the shares of Class V Common Stock or (ii) would change or alter certain restrictions on corporate actions, (2) to approve any merger or business combination pursuant to which (i) the holders of Denali common stock would not own at least 50% of the voting power of the surviving corporation or the parent corporation of the surviving corporation and (ii) the holders of Class V Common Stock would not receive the same type of consideration as the other series of common stock in an aggregate amount equal to or greater in value than the proportion of the average of the aggregate fair market value of the outstanding Class V Common Stock over the prior thirty day trading period to the aggregate fair market value of the other outstanding series of Denali common stock over the same thirty day trading period and (3) to approve the amendment or repeal of the provisions in the Denali bylaws that establish the Capital Stock Committee. In addition, the Group II Directors of Denali will be elected solely by the holders of Class A Common Stock voting as a separate class, and the Group III Directors of Denali will be elected solely by the holders of Class B Common Stock voting as a separate class.

EMC. Massachusetts law provides that shareholders entitled to vote will have one vote for each share of stock owned by them. Massachusetts law also allows a corporation with two or more classes of stock to specify in its articles of organization different voting powers for the different classes of stock. EMC has only one class of common stock. Each holder of EMC common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Board of Directors—Number, Election and Removal of Directors and Filling Vacancies

Denali. The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors, as fixed by the corporation’s bylaws or certificate of incorporation. The DGCL further provides that directors of Denali may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors; however, whenever the holders of any class or series of stock are entitled to elect one or more directors by a corporation’s certificate of incorporation, in respect of the removal without cause of any directors so elected, the right to remove such directors without cause by the holders of a majority of shares entitled to vote at an election of directors applies only to the vote of the holders of the outstanding shares of that class or series entitled to elect such directors and not to the vote of the outstanding shares of the corporation as a whole.

In respect of vacancies, the DGCL provides that, unless otherwise provided by the corporation’s certificate of incorporation or bylaws, a vacancy or newly created directorship resulting from an increase in the number of directors may be filled by a majority of directors then in office, even if less than a quorum, or by the vote of the stockholders. Pursuant to the DGCL, whenever the holders of any class or series of stock are entitled to elect one or more directors by a corporation’s certificate of incorporation, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office. Also pursuant to the DGCL, if, at the time of filling any vacancy or newly created directorship, the number of directors then in office represents less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware may, upon application of stockholders holding at least 10% of the voting stock outstanding having the right to vote for such directors, order an election to fill vacancies or newly created directorships, or replace directors chosen by the board of directors then in office to fill vacancies or newly created directorships.

Following completion of the merger, Denali’s stockholders will be entitled to elect, remove and fill vacancies in respect of members of the Denali board of directors as follows:

•	Group I Directors. The Group I Directors will initially number three. The holders of Denali common stock (other than the holders of Class D Common Stock) voting together as a single class, will be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors can be increased (to no more than seven) or decreased (to no less than three) by action of the Denali board of directors that includes the affirmative vote of (1) a majority of the Denali board of directors, (2) a majority of the Group II Directors and (3) a majority of the Group III Directors. Any newly created directorship on the Denali board of directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the Denali board of directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Denali common stock (other than the Class D Common Stock) voting together as a single class, will be entitled remove any Group I Director with or without cause at any time. In the event that the Denali board of directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven, the number of Group I Directors will automatically be increased to such number as is necessary to ensure that the voting power of the Denali board of directors is equal to an aggregate of seven votes (assuming, for each such calculation, full attendance by each director). The number of votes the Group I Directors, the Group II Directors and the Group III Directors are respectively entitled to is described below.

•	Group II Directors. The Group II Directors will initially number one. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock will have the right, voting separately as a class, to elect up to three Group II Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock described in this paragraph will immediately terminate and no right to elect Group II Directors will thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class A Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group II Directors, such vacancy will only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a class. The holders of Class A Common Stock, voting separately as a class, will be entitled to remove any Group II Director with or without cause at any time.

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Group III Directors. The Group III Directors will initially number two. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class B Common Stock, the holders of

Class B Common Stock will have the right, voting separately as a class, to elect up to three Group III Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock described in this paragraph will immediately terminate and no right to elect Group III Directors will thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class B Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group III Directors, such vacancy or newly created directorship will only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a class. The holders of Class B Common Stock, voting separately as a class, will be entitled to remove any Group III Director with or without cause at any time.

Elections of the members of the Denali board of directors will be held annually at the annual meeting of Denali stockholders and each director will be elected for a term commencing on the date of that director’s election and ending on the earlier of (1) the date that director’s successor is elected and qualified, (2) the date of that director’s death, resignation, disqualification or removal, (3) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) with respect to the Class A Common Stock and (4) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) with respect to the Class B Common Stock.

It is expected that the Denali board of directors will delegate to an executive committee consisting entirely of at least one Group II Director and one Group III Director a substantial portion of the Denali board of directors’ power and authority over most corporate matters not directly related to the Class V Common Stock or shares of VMware common stock held by EMC, excluding activities of the audit committee. Matters directly related to the Class V Common Stock will be managed by or under the direction of the Denali board of directors and the Capital Stock Committee as described under “Description of Denali Tracking Stock Policy.” The aggregate voting power of the Group II Directors and Group III Directors on the executive committee will be proportionate to their voting power on the Denali board of directors.

EMC. The MBCA requires classification of a public corporation’s board of directors into three classes, each having a three-year term, unless the directors vote to have the corporation be exempt from such requirement or the shareholders elect to have the corporation be exempt from such requirement by a vote of two-thirds of each class of stock outstanding. The MBCA further requires that the number of directors be determined as set forth in the corporation’s articles of organization or bylaws. In addition, whenever there is more than one shareholder of the corporation, there must be at least three directors, except if there are two shareholders then the number of directors may not be less than two.

The EMC board of directors currently consists of eleven members and is not classified. The EMC bylaws state that the number of directors will be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but will not be less than three if there are more than two shareholders. There is no upper limit to the number of directors under the EMC bylaws.

The EMC bylaws provide that other than in a Contested Election Meeting, a nominee for director will be elected at a meeting of shareholders at which a quorum is present if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election). Pursuant to the EMC articles and bylaws, in a Contested Election Meeting, directors shall be elected by a plurality of the votes cast at such meeting. In this context, a Contested Election Meeting is a meeting of shareholders where there are more persons nominated for election than there are directors to be elected, as of a date determined in accordance with the EMC bylaws.

Per the MBCA, if a public corporation’s board of directors is not classified, shareholders may remove directors with or without cause, unless otherwise provided in its articles of organization or bylaws. The EMC bylaws provide that directors of EMC may be removed from office, but only for cause (as defined in the MBCA), by vote of the holders of a majority of shares entitled to vote at an election of directors and only at a shareholder meeting called for the purpose of removing the director or directors where the notice of the meeting states that such removal is the purpose or one of the purposes of the meeting. Additionally, pursuant to the MBCA, EMC directors may be removed for cause by directors by vote of a greater of a majority of directors then in office or the number of directors required under the EMC articles or bylaws to take action on a matter before the board, in either case at a meeting called for the purpose of removing a director.

The EMC bylaws provide that a vacancy on the EMC board of directors, including a vacancy resulting from an increase in the size of the EMC board of directors, may be filled by (1) the board of directors, (2) if the directors remaining in office constitute fewer than a quorum, by the affirmative vote of a majority of all directors remaining in office or (3) shareholders in accordance with procedures set forth the EMC articles, bylaws and Massachusetts law.

Removal of Officers; Chairman of the Board

Denali. Subject to the rights of the holders of Class A Common Stock described below, the Denali bylaws will provide that any officer or agent elected or appointed by the Denali board of directors may be removed, either with or without cause, by the vote of directors representing a majority of the voting power of the directors at a special meeting called for the purpose, or at any regular meeting of the Denali board of directors.

The Denali certificate provides that prior to the consummation of an initial underwritten public offering of DHI Group common stock, as long as Michael S. Dell has not died and is not disabled and the MD stockholders own either more than (x) 35% of the outstanding DHI Group common stock or (y) the number of shares of DHI Group common stock beneficially owned by the SLP stockholders, then (1) removal of the chief executive officer of Denali will require the approval of the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, and (2) unless otherwise consented to by the holders of a majority of the outstanding Class A Common Stock, voting separately as a class, the chief executive officer of Denali will also serve as chairman of the Denali board of directors (provided the chief executive officer is a director of Denali).

EMC. The EMC bylaws provide that the EMC board of directors may remove any officer elected by the EMC board of directors with or without cause at any time. Pursuant to the Corporate Governance Guidelines adopted by the EMC board of directors, the EMC board of directors is required to annually review the board’s leadership structure and determine whether it is best for EMC that (1) the role of the chairman of the EMC board of directors be combined or separated from the role of the chief executive officer of EMC and (2) the chairman of the EMC board of directors be an independent director.

Amendments to Corporate Charter

Denali. Under the DGCL, a certificate of incorporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation. The Denali certificate will not require a higher vote except that the affirmative vote of the holders of a majority of the then-issued and outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the then-issued and outstanding shares of Class B Common Stock will be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of the provisions of the Denali certificate that will govern Denali’s authorized capital stock and the Denali board of directors and, for so long as the MD stockholders or the SLP stockholders own any Denali common stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of the provisions of the Denali certificate that will govern limitation of liability and indemnification of certain individuals, including Denali’s directors and officers and persons serving as a director or officer of another organization at Denali’s request, waiver of the corporate opportunities doctrine and amendments to the Denali certificate. Subject to the foregoing limitations and subject to certain special voting rights of the Class V Common Stock over actions that affect the Class V Common Stock described under “—Voting Rights,” certain consent rights of Denali stockholders described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” and any stockholder votes or consents provided for in any resolutions creating a series of preferred stock of Denali, Denali reserves the right to amend any provision of the Denali certificate in any manner provided by law, and all rights conferred to any directors or stockholders by the Denali certificate will be granted subject to this reservation.

EMC. Under the MBCA, an amendment to the articles of organization of a corporation must be adopted by the board of directors of the corporation. Following its adoption by the board of directors, subject to certain limitations, including certain limited amendments that may be made by the board of directors of a corporation without shareholder approval, the affirmative vote of two-thirds of all shares entitled to vote on the matter and two-thirds of the shares of any voting group entitled to vote separately on the matter is generally required to authorize an amendment to the articles of organization of a corporation. Under the MBCA, a corporation may in its articles of organization reduce the vote required to approve an amendment to its articles of organization, but not below a majority of all shares in a voting group eligible to vote on the amendment. Per the EMC articles, unless a greater vote is required by its articles of organization or its bylaws, adoption of an amendment to its articles of organization requires the affirmative vote of at least a majority of all shares entitled generally to vote on the matter and at least a majority of the shares of any voting group entitled to vote separately on the matter. Additionally, under the MBCA and the EMC articles, EMC’s board of directors can condition its submission of an amendment to the EMC articles to EMC shareholders on any basis, including requiring a greater vote than as set forth above.

Amendments to Bylaws

Denali. Under the DGCL, after a corporation has received any payment for any of its stock, its bylaws may be adopted, amended or repealed by a vote of its stockholders or, if power is so conferred in the corporation’s certificate of incorporation, by the board of directors, except that the corporation’s stockholders will not be divested of their power to adopt, amend or repeal any bylaws of the corporation even if such power has been conferred upon the board of directors.

The Denali certificate provides that, subject to certain special voting rights of the Class V Common Stock with respect to the amendment or repeal of provisions of the Denali bylaws related to the Capital Stock Committee described under “—Voting Rights” and certain consent rights of Denali stockholders described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” the Denali board of directors will be expressly authorized to adopt, amend or repeal the Denali bylaws or adopt new Denali bylaws, without any action on the part of the stockholders, except that Denali bylaws adopted or amended by the Directors may be amended, altered, or repealed by the stockholders, subject to any limitation set forth in the Denali certificate.

EMC. Under the MBCA, the power to make, amend or repeal bylaws lies with the shareholders. If authorized by the articles of organization or by the bylaws pursuant to authorization in the articles of organization, directors, may also make, amend or repeal the bylaws, except with respect to any provisions which by law, the articles of organization or the bylaws require action by the shareholders. Any action taken by the board of directors of a corporation with respect to the bylaws may be amended or repealed by the shareholders.

The EMC bylaws provide that they may be altered, amended or repealed by vote of the shareholders at any annual or special meeting called for such purpose; the notice of the meeting must specify the subject matter of the proposed change. Per the EMC articles, the EMC board of directors may also make, amend or repeal the bylaws, except with respect to bylaws which by law or the EMC bylaws require action by EMC’s shareholders. The EMC bylaws provide that EMC’s board of directors may not take any action which provides for indemnification of directors or any action to amend the bylaw provisions governing amendments to the EMC bylaws.

Action by Consent of Stockholders

Denali. The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, actions required or permitted to be taken at any meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the Denali certificate, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be taken, shall be signed by both (1) the holders of Denali stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares of Denali stock entitled to vote thereon were present and voted and (2) each of the holders of a majority of the outstanding DHI Group common stock beneficially owned by the MD stockholders and a majority of the outstanding DHI Group common stock beneficially owned by the SLP stockholders, if any, that are stockholders at such time.

EMC. Per the EMC articles and the EMC bylaws, any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting by written consent of shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. Shareholders may act by less than unanimous written consent only if shareholders who own (as ownership is defined in the EMC articles) in the aggregate at least 25% of the outstanding shares of EMC (1) request in writing that the EMC board of directors fix a record date prior to soliciting any consents in respect of the action, (2) solicit consents to take action from all shareholders and (3) continuously own not less than 25% of the outstanding shares through the date of delivery of the written consents by shareholders having the requisite votes to take action. The EMC board of directors must promptly but in any event within ten business days of receipt of the request set the record date. The EMC board of directors, however, is not obligated to set a record date if, among other matters, (i) the EMC board of directors has called or calls for an annual or special meeting to be held within 90 days after receipt of the shareholder request and the board determines in good faith that the business of such annual or special meeting is to include the business specified in the shareholder request or (ii) an annual or special meeting that included the business specified in the request, as determined by the board in good faith, was held not more than 90 days before the request was received. If written consents are solicited by or at the direction of the EMC board of directors, shareholders may also act without a meeting by written consent of shareholders having not less than the minimum number of votes necessary to take action at a meeting at which all shareholders entitled to vote are present and voting without complying with the foregoing provisions. Additionally, EMC shareholders may act without a meeting by unanimous written consent.

Notice of Specific Actions by Holders of Shares

Denali. The Denali bylaws will provide that a written notice of the place, date and hour of all meetings of stockholders, and, in case of a special meeting, the purpose or purposes for which the meeting is called will be given to each stockholder entitled to vote at the meeting at least ten and no more than 60 days before the meeting.

EMC. The EMC bylaws provide that a written notice of each meeting of shareholders, stating the place, date, hour and purposes of the meeting will be given to each shareholder entitled to vote at the meeting and to each shareholder who, by law, by the EMC articles or by the EMC bylaws is entitled to notice, at least seven and no more than 60 days before the meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Denali. The Denali bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by the MD stockholders and the SLP stockholders pursuant to the Denali stockholders agreement. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide certain information. Generally, to be timely, a stockholder’s notice must be received at Denali’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of Denali stockholders. The Denali bylaws will also specify requirements as to the form and content of a stockholder’s notice. The Denali bylaws will allow the chairman of the meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Denali.

EMC. The EMC bylaws provide that shareholder proposals and nominations may be made only after giving timely notice in writing to the secretary of EMC. In order to be timely given, a shareholder’s notice must be received at the principal executive offices of EMC (1) not less than 95 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of EMC or (2) in the case of a special meeting or if the annual meeting is called for a date not within 30 days before or after such anniversary date, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. The EMC bylaws also specify requirements as to the form and content of a shareholder’s notice, and allow the chairman of the board or other presiding officer of the meeting to disregard items of business at a meeting if the procedures set forth in the bylaws are not followed.

Special Stockholder Meetings

Denali. The Denali bylaws will provide that special meetings of the stockholders for any purpose or purposes may be called at any time by the chairman of the Denali board of directors (if any), or by directors representing a majority of the voting power of the Denali board of directors, and shall be called by Denali’s chief executive officer, president or secretary upon delivery of a written request for a special meeting, stating the purpose or purposes of the meeting, signed by the holders of at least fifty percent of voting power of the issued and outstanding stock entitled to vote at such meeting.

EMC. The EMC bylaws provide that a special meeting of the shareholders may be called by the president at the direction of the chairman of the board of directors or by a majority of directors, and will be called by the secretary upon the written request of shareholders holding in the aggregate at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting. Any shareholder request must state the purpose of the proposed meeting and include other information specified in the EMC bylaws. A special meeting requested by shareholders will be held on a date and at a time and place as will be determined by the EMC board of directors, which date will not be more than 90 days after the request for the meeting is received by the secretary. A special meeting requested by shareholders will not be held if (1) the stated business to be brought is not a proper subject for shareholder action under applicable law, (2) the EMC board of directors has called or calls for an annual meeting of shareholders to be held within 90 days after the secretary receives the request for the special meeting and the board determines in good faith that the business of the annual meeting includes the business specified in the shareholder request or (3) an annual or special meeting that included the business specified in the request, as determined in good faith by the board, was held not more than 90 days before the request to call a special meeting was received by the secretary.

Inspection Rights

Denali. Under the DGCL, every stockholder has the right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of such demand. Upon refusal of the corporation (or an agent or officer of the corporation) to permit an inspection demanded by a stockholder, or upon the failure to reply to a stockholder’s demand within five business days after such demand has been made, a stockholder may apply to the Delaware Court of Chancery to compel the inspection. Where a stockholder seeks to have the Delaware Court of Chancery compel an inspection of the corporation’s books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a “proper purpose” is one that is reasonably related to such person’s interest as a stockholder.

The Denali bylaws will further provide that a complete list of stockholders entitled to vote at any meeting of stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting and during the meeting.

EMC. The MBCA requires that every domestic corporation maintain in Massachusetts, the corporation’s articles of organization, bylaws, resolutions adopted by its board of directors creating one or more classes or series of shares, records of all meetings and actions of shareholders for the past three years, all written communications to shareholders generally within the past three years, a list of the names and business addresses of its current directors and officers and its most recent annual report delivered to the secretary of state. Each shareholder of the corporation has the right to inspect and copy, during regular business hours at the office where they are maintained, copies of any such records, if he gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy. A shareholder similarly may inspect and copy excerpts from records of meetings of, and actions taken by, the board of directors, certain accounting records and a record of the corporation’s shareholders, provided that the shareholder’s demand is made in good faith and for a proper purpose, the purpose and the records the shareholder desires to inspect are described with reasonable particularity, the records are directly connected with such purpose and the corporation does not determine in good faith that disclosure of such records would adversely affect the corporation in the conduct of its business. In addition to the rights of inspection provided by the MBCA, a shareholder of a Massachusetts corporation may seek to inspect additional documents, if a request for such inspection is refused by the corporation, by petitioning a court for the appropriate order. The granting of such a petition is discretionary, and the shareholder has the burden of demonstrating (1) that he is acting in good faith and for the purposes of advancing the interests of the corporation and protecting his own interest as a shareholder and (2) that the requested documents are relevant to those purposes.

The EMC articles provide that no shareholder will have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation will be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination will be subject to such reasonable regulations as the directors may establish in regard thereto.

Limitation of Personal Liability of Directors and Indemnification

Denali. The Denali certificate provides that no director of Denali will be personally liable to Denali or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for the following, which are expressly not subject to limitation under the DGCL:

•	any breach of the director’s duty of loyalty to Denali or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Denali certificate and the Denali bylaws provide that Denali will, to the fullest extent permitted by law, indemnify any and all of Denali’s officers and directors, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Denali board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities, except that Denali’s indemnification obligation in connection with proceedings initiated by indemnified persons will extend only to such proceedings (or parts thereof) that were authorized by the Denali board of directors. The DGCL provides that such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful. The Denali certificate provides that the foregoing right to indemnification shall include the right to be paid by Denali the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL so requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Denali of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall be ultimately determined that such person is not entitled to be indemnified under the Denali certificate or otherwise. Denali may, by action of the Denali board of directors, provide indemnification to employees and agents of Denali, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Denali certificate. The right to indemnification and the advancement and payment of expenses that will be conferred by the Denali certificate and the Denali bylaws will not be exclusive of any other right which any indemnified person may have or acquire.

EMC. The EMC articles provide that no director of EMC will be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, except that to the extent required by the MBCA, the foregoing provision will not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to EMC or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the MBCA, or (4) for any transaction from which the director derived an improper personal benefit.

The EMC bylaws provide that EMC will, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer. Such indemnification will not be available to a director for any matter as to which a director is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of EMC or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of any employee benefit plan. As to any matter disposed of by a compromise payment by such director or officer pursuant to a consent decree or otherwise, no indemnification for said payment will be provided unless such compromise is approved as in the best interests of EMC after notice that it involves such indemnification:

•	by a disinterested majority of the directors then in office;

•	by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director appears to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of EMC; or

•	by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer.

Waiver of Corporate Opportunities Doctrine

Denali. Section 122(17) of the DGCL provides that a corporation may renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The Denali certificate provides for Denali, to the fullest extent permitted by law, to renounce any interest or expectancy to participate in any business or investments of any Covered Person (as defined below) as currently conducted or as may be conducted in the future, and to waive any claim against a Covered Person and to indemnify a Covered Person against any claim that such Covered Person is liable to Denali, its subsidiaries or their respective stockholders for breach of any fiduciary duty solely by reason of such person’s participation in any such business or investment, and for Denali to further renounce any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except, in each case, for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of Denali or its subsidiaries.

EMC. The MBCA does not directly address the doctrine of corporate opportunities, and neither the EMC articles nor the EMC bylaws address the doctrine of corporate opportunities.

Dividends

Denali. The Denali certificate provides that the Denali board of directors may declare dividends upon the capital stock of Denali from time to time. The terms of the Denali certificate applicable to the availability and payment of dividends are more particularly described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Dividends.”

EMC. The EMC articles provide that the EMC board of directors may declare dividends upon the common stock of EMC from time to time, as permitted by law.

Relevant Business Combination Provisions and Statutes

Denali. Section 203 of the DGCL generally provides that, if a person acquires 15% or more of the voting stock of a Delaware corporation without the prior approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years, with certain exceptions. A Delaware corporation may elect in its certificate of incorporation or bylaws not be governed by Section 203. The Denali certificate includes such an election.

EMC. Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. A Massachusetts corporation may elect in its articles of organization or bylaws not be governed by Chapter 110F. The EMC bylaws include such an election.

Under the Massachusetts control share acquisitions statute (Chapter 110D of the Massachusetts General Laws), a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting stock of the corporation, referred to as a control share acquisition, must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (1) any shares owned by any person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (2) any shares owned by any officer of the corporation and (3) any shares owned by any employee of the corporation who is also a director of the corporation) for the purpose of acquiring voting rights for the shares that such person acquires in crossing the foregoing thresholds.

The Massachusetts control share acquisitions statute permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (1) no control share acquisition statement is delivered by the acquiring person or (2) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the shareholders in accordance with the applicable provision of the control share acquisitions statute.

The Massachusetts control share acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute. The EMC bylaws contain such an opt-out provision but also include additional procedures with regard to EMC’s redemption of shares acquired in a control share acquisition if EMC becomes subject to the control share acquisitions statute.

Chapter 110C of the Massachusetts General Laws (1) subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a takeover bid, defined to include any acquisition of or offer to acquire more than 10% of the issued and outstanding equity securities of a target company and (2) provides that, if a person (together with its associates and affiliates) beneficially owns more than 5% of the stock of a Massachusetts corporation, such person may not make a takeover bid if during the preceding year such person acquired any of the subject stock with the undisclosed intent of gaining control of the corporation. The statute contains certain exceptions to these prohibitions, including if the board of directors approves the takeover bid, recommends it to the corporation’s shareholders and the terms of the takeover are furnished to shareholders.

Mergers, Acquisitions and Other Transactions

Denali. The DGCL generally requires the affirmative vote of the holders of a majority in voting power of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation. With respect to Denali, authorization or approval of a merger or consolidation of the corporation will also be subject to certain special voting rights of the Class V Common Stock over actions that affect the Class V Common Stock under “—Voting Rights” and certain consent rights of Denali stockholders described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals.”

EMC. Under the MBCA, approval of mergers and consolidations generally requires the affirmative vote of two-thirds of all shares entitled to vote on the transaction and two-thirds of the shares in any voting group entitled to vote separately on the transaction. A corporation’s articles of organization, however, may provide for a vote of a lesser proportion, but not less than a majority of each such class. The EMC articles provide that approval by the shareholders of a plan of merger or share exchange in accordance with the MBCA will require approval by at least a majority of all the shares entitled generally to vote on the matter by the EMC articles and, in addition, at least a majority of the shares in any voting group entitled to vote separately on the matter by the MBCA, the EMC articles or the EMC bylaws. Additionally, the EMC board of directors can condition its submission of the merger or share exchange to shareholders on any basis, including requiring a greater vote than described in the foregoing sentence.

Dissenters’ and Appraisal Rights

Denali. Under Delaware law, the rights of stockholders to obtain a judicial appraisal of the fair value for their shares, referred to as appraisal rights, may be available in connection with a statutory merger or consolidation in certain specific situations if the stockholders have neither voted in favor of nor consented in writing to the merger or consolidation.

In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

•	shares of stock of the surviving corporation;

•	shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;

•	cash instead of fractional shares of such stock; or

•	any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation’s certificate of incorporation. The Denali certificate does not grant such rights. Appraisal rights are also not available to a corporation’s stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

EMC. The appraisal rights of EMC shareholders are governed in accordance with the MBCA. Under the MBCA, appraisal rights offer shareholders of a corporation the ability to demand payment in cash for the fair value of their shares of common stock in the event of the following corporate or other actions: (1) certain mergers that require shareholder approval under the MBCA or the corporation’s articles of organization, unless the shareholders receive as consideration only cash equal to what they would receive upon dissolution, or, in the case of shareholders holding marketable securities in the target corporation, only marketable securities in the surviving corporation, cash, or a combination thereof, and in both cases, no director, officer, or controlling shareholder has an extraordinary financial interest in the transaction; (2) a plan of share exchange, unless both the existing shares and the consideration consist of marketable securities and no director, officer or controlling shareholder has an extraordinary financial interest in the transaction; (3) a sale or exchange of all or substantially all of the corporation’s property other than in the regular course of business; (4) an amendment of the corporation’s articles of organization that materially and adversely affects the shareholders’ rights as specified in the MBCA; (5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration of any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares; (6) any corporate action taken pursuant to a shareholder vote to the extent that the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal; and (7) conversion of the corporation into a nonprofit organization or other entity pursuant to certain provisions of the MBCA. The MBCA provides, among other procedural requirements for the exercise of appraisal rights, that (A) only those shares entitled to vote are eligible for appraisal, (B) a shareholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of shareholders and (C) a shareholder requesting appraisal may not vote any shares in favor of the proposed action. See the section entitled “Appraisal Rights of EMC Shareholders” and the text of Part 13 of the MBCA reproduced in its entirety as Annex C to this proxy statement/prospectus for further information.

Preemptive Rights

Denali. Under Delaware law, stockholders do not have any preemptive rights to subscribe to additional issues of a corporation’s stock unless such rights are so provided in the corporation’s certificate of incorporation. Subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, the Denali certificate does not provide for preemptive rights, except such rights as are expressly provided by the Denali stockholders agreement or other contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of Denali or securities convertible into or exchangeable for stock of Denali. The Denali stockholders agreement will provide for preemptive rights in favor of the MD stockholders, the MSD Partners stockholders and the SLP stockholders. See “Description of Denali Capital Stock Following the Merger—Preemptive Rights.”

EMC. Under the MBCA, shareholders do not have any preemptive rights to subscribe to additional issues of a corporation’s stock unless they are so provided in the corporation’s articles of organization or in a contract to which the corporation is a party. The EMC articles do not provide for preemptive rights.

Exclusive Forum Provision

Denali. Under the Denali certificate, unless Denali consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Denali, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of Denali to Denali or Denali’s stockholders, (3) any action asserting a claim against Denali or any director or officer or stockholder of Denali arising pursuant to any provision of the DGCL or Denali certificate or Denali bylaws, or (4) any action asserting a claim against Denali or any director or officer or stockholder of Denali governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

EMC. Neither the EMC articles nor the EMC bylaws contains an exclusive forum provision.

Definitions

For purposes of the Denali certificate and Denali bylaws, the following terms have the meanings set forth below:

•	“Aggregate Group II Director Votes” means, as of the date of measurement:

•	seven votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Group common stock; or, so long as the foregoing is not applicable,

•	three votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to more than 66 2/3% of the Reference Number;

•	two votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

•	one vote for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

•	zero votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock less than 10% of the Reference Number;

except that subject to the immediately succeeding sentence, at any time that the MD stockholders beneficially own a number of shares of DHI Group common stock equal to or greater than 1.5 times the number of shares of DHI Group common stock beneficially owned by the SLP stockholders, the Aggregate Group II Director Votes will equal seven votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes, except that if the Disabling Event is a Disability of MD, then this sentence will cease to apply, and the number of votes of the Group II Directors and the Group III Directors will be calculated without regard to this sentence, upon the cessation of such Disabling Event, and except that following and during the continuance of a Disabling Event, if the MD stockholders beneficially own at least a majority of the outstanding DHI Group common stock and an MD Stockholder enters into certain qualified sale transactions described in the Denali certificate which require approval of the Denali board of directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Denali board of directors on any such qualified sale transaction, definitive agreements and filings related thereto and/or the consummation thereof will be determined without giving effect to such Disabling Event.

•	“Aggregate Group III Director Votes” means, as of the date of measurement:

•	three votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) equal to more than 66 2⁄3% of the Reference Number;

•	two votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) representing more than 33 1⁄3% but less than or equal to 66 2⁄3% of the Reference Number;

•	one vote for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1⁄3% of the Reference Number; and

•	zero votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

•	“Covered Person” means (1) any director or officer of Denali or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners or Silver Lake Partners, (2) MSD Partners and the MSD Partners stockholders, and (3) Silver Lake Partners and the SLP stockholders, except that MD will not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of certain subsidiaries specified in the Denali certificate.

•	“Designation Rights Trigger Event” means the earliest to occur of the following: (1) an initial underwritten public offering that is registered under the Securities Act of DHI Group common stock, (2) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero and (3) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero.

•	“Disabling Event” means either the death, or the continuation of any disability, of Michael S. Dell.

•	“Reference Number” means 98,181,818 shares of DHI Group common stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the merger).

APPRAISAL RIGHTS OF EMC SHAREHOLDERS

Under the provisions of Part 13 of the MBCA, a shareholder of a Massachusetts corporation is entitled to appraisal rights, and payment of the fair value of his, her or its shares, in the event of certain corporate actions. Appraisal rights offer shareholders the ability to demand payment in cash of the fair value of their shares in the event they are dissatisfied with the consideration that they are to receive in connection with the corporate action. Under Section 13.02(a)(1) of the MBCA, shareholders of a Massachusetts corporation generally are entitled to appraisal rights in the event of a merger, but such rights are subject to certain exceptions. Under the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights. EMC has concluded that EMC shareholders may be entitled to appraisal rights.

An exception set forth in Section 13.02(a)(1) of the MBCA generally provides that shareholders are not entitled to appraisal rights in a merger in which shareholders already holding marketable securities receive cash and/or marketable securities of the surviving corporation in the merger and no director, officer or controlling shareholder has an extraordinary financial interest in the transaction. As of the date of this proxy statement/prospectus, this provision has not been the subject of judicial interpretation as to whether this exception applies where, as here, shareholders will receive marketable securities of the parent of the surviving corporation in a merger. We reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger and to assert the applicability of the foregoing exception. We also reserve the right to raise such additional arguments, if any, we may have in opposition to appraisal. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger.

Any shareholder who believes that he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, a copy of which is attached to this proxy statement/prospectus as Annex C, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which shareholders may be entitled. To the extent any shareholder seeks to assert appraisal rights but is determined by a court not to be entitled to such appraisal rights (or was entitled to exercise such appraisal rights but failed to take all necessary action to perfect them or effectively withdraws or loses them), such shareholder will be entitled to receive the merger consideration, without interest.

Under the MBCA, shareholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to demand payment of the “fair value” of their shares of EMC common stock, together with interest, each as determined under Part 13 of the MBCA. The fair value of the shares is the value of the shares immediately before the effective time of the merger, excluding any element of value arising from the expectation or accomplishment of the merger, unless exclusion would be inequitable. Shareholders should be aware that the fair value of their shares of EMC common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

Shareholders who wish to exercise appraisal rights or to preserve their right to do so should review the following discussion and Part 13 of the MBCA carefully. Shareholders who fail to timely and properly comply with the procedures specified will lose their appraisal rights. If a broker, bank or other nominee holds your shares of EMC common stock and you wish to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the MBCA, you will lose any right to demand appraisal of your shares. You should note that a vote in favor of the merger agreement will result in the waiver of any right that you would otherwise have to demand payment for your shares under the appraisal rights provisions of the MBCA.

A shareholder who wishes to assert appraisal rights must deliver written notice of such shareholder’s intent to demand payment to EMC’s principal offices at the following address: EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748, Attention: Secretary. If EMC does not receive a shareholder’s written notice of intent to demand payment prior to the vote at the special meeting of shareholders, or if such shareholder votes, or causes or permits to be voted, his, her or its shares of EMC common stock in favor of approval of the merger agreement, such shareholder will not be entitled to any appraisal rights under the provisions of the MBCA and will instead only be entitled to receive the merger consideration. The submission of a proxy card voting “against” or “abstaining” on the merger agreement proposal will not constitute sufficient notice of a shareholder’s intent to demand appraisal rights to satisfy Part 13 of the MBCA.

Only a holder of record of shares of EMC common stock may exercise appraisal rights. Except as described below, a shareholder may assert appraisal rights only if such shareholder seeks such rights with respect to all of his, her or its shares. A record shareholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies EMC in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name will be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

If the merger is completed, Part 13 of the MBCA requires EMC to deliver a written appraisal notice to all shareholders who satisfied the requirements described above. The appraisal notice must be sent by EMC no earlier than the date the merger becomes effective and no later than 10 days after such date. The appraisal notice must include a copy of Part 13 of the MBCA and a certification form that specifies the date of the first announcement to EMC shareholders of the principal terms of the merger and requires the shareholder asserting appraisal rights to certify (1) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the announcement date and (2) that the shareholder did not vote in favor of the merger agreement. The appraisal notice also must state:

•	the date by which EMC must receive the certification form, which may not be fewer than 40 nor more than 60 days after the date the appraisal notice and certification form are sent to shareholders demanding appraisal, and that the shareholder waives the right to demand appraisal with respect to the shares unless EMC receives the certification form by such date;

•	where the certification form must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited;

•	EMC’s estimate of the fair value of the shares;

•	that, if requested by the shareholder in writing, EMC will provide the number of shareholders who return certification forms by the due date and the total number of shares owned by them; and

•	the date by which the notice to withdraw a demand for appraisal must be received.

Once a shareholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed certification form, the shareholder loses all rights as a shareholder unless the shareholder withdraws from the appraisal process by notifying EMC in writing by the withdrawal deadline. A shareholder who does not withdraw from the appraisal process in this manner may not later withdraw without EMC’s written consent. A shareholder who does not execute and return the form (and in the case of certificated shares, deposit such shareholder’s share certificates) by the due date will not be entitled to payment under Part 13 of the MBCA.

Part 13 of the MBCA provides for certain differences in the rights of shareholders exercising appraisal rights depending on whether their shares are acquired before or after the announcement of a merger. Except with respect to shares acquired after the announcement date of October 12, 2015, EMC must pay in cash to those shareholders who are entitled to appraisal rights and have complied with the procedural requirements of Part 13 of the MBCA, the amount that EMC estimates to be the fair value of their shares, plus interest. Interest accrues from the effective time of the merger until the date of payment, at the average rate currently paid by EMC on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. This payment must be made by EMC within 30 days after the due date of the certification form, and must be accompanied by:

•	recent financial statements of EMC;

•	a statement of EMC’s estimate of the fair value of the shares, which estimate must equal or exceed EMC’s estimate given in the appraisal notice; and

•	a statement that shareholders who complied with the procedural requirements have the right, if dissatisfied with such payment, to demand further payment as described below.

A shareholder who has been paid EMC’s estimated fair value and is dissatisfied with the amount of the payment must notify EMC in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A shareholder who fails to notify EMC in writing of his, her or its demand to be paid such shareholder’s stated estimate of the fair value plus interest within 30 days after receiving EMC’s payment waives the right to demand further payment and will be entitled only to the payment made by EMC based on EMC’s estimate of the fair value of the shares.

EMC may withhold payment from shareholders who are entitled to appraisal rights but did not certify that beneficial ownership of all of such shareholder’s shares for which appraisal rights are asserted was acquired before the announcement date. If EMC elects to withhold payment, it must provide such shareholders notice of certain information within 30 days after the due date of the certification form, including EMC’s estimate of fair value and the shareholder’s right to accept EMC’s estimate of fair value, plus interest, in full satisfaction of the shareholder’s demand. Those shareholders who wish to accept the offer must notify EMC of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a shareholder’s acceptance, EMC must pay in cash the amount it offered in full satisfaction of the accepting shareholder’s demand.

A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of such shareholder’s shares, plus interest. A shareholder who fails to notify EMC in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving EMC’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by EMC based on EMC’s estimate of the fair value of the shares. Those shareholders who do not reject EMC’s offer in a timely manner will be deemed to have accepted EMC’s offer, and EMC must pay to them in cash the amount it offered to pay within 40 days after sending the offer.

If a shareholder makes a demand for payment which remains unsettled, EMC must commence an equitable proceeding in Middlesex Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If EMC does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount such shareholder demanded, plus interest. EMC must make all shareholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by EMC to the shareholder for such shares or (2) the fair value, plus interest, of the shareholder’s shares for which EMC elected to withhold payment.

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against EMC, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against EMC and in favor of any or all shareholders demanding appraisal if the court finds EMC did not substantially comply with its requirements under Part 13 of the MBCA; or

•	against either EMC or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against EMC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent EMC fails to make a required payment pursuant to Part 13 of the MBCA, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from EMC all costs and expenses of the suit, including counsel fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement/prospectus as Annex C. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show information regarding the beneficial ownership of each class of Denali’s common stock. The first table shows beneficial ownership of common stock currently outstanding as of December 1, 2015. The second table shows beneficial ownership of common stock as adjusted to give effect to the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of Denali’s certificate of incorporation. Each table shows beneficial ownership for:

•	each person known by Denali to beneficially own more than 5% of the shares of any series of Denali’s common stock currently outstanding;

•	each named executive officer of Denali identified under “Executive Compensation”;

•	each member of Denali’s board of directors; and

•	all of Denali’s directors and executive officers as a group.

Denali’s certificate of incorporation in effect as of December 1, 2015 authorizes a total of 700,000,100 shares of capital stock, consisting of 350,000,000 shares of Series A Common Stock, 150,000,000 shares of Series B Common Stock, 200,000,000 shares of Series C Common Stock and 100 shares of preferred stock. After the merger, the Denali certificate will authorize 2,144,025,308 shares of capital stock, consisting of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D Common Stock, 343,025,308 shares of Class V Common Stock and 1,000,000 shares of preferred stock. For more information about the terms of each series of Denali capital stock that will be authorized under the Denali certificate, see “Description of Denali Capital Stock Following the Merger.”

The calculation of beneficial ownership is made in accordance with SEC rules. According to such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Under these rules, beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or dispositive power as of such date or within 60 days thereafter through the vesting of restricted stock units held by that person or the exercise of any stock option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated below and under applicable community property laws, Denali believes that the beneficial owners of the common stock listed below, based on information furnished by such beneficial owners, have sole voting and investment power with respect to the shares shown.

Beneficial ownership as of December 1, 2015

Name of Beneficial Owner	Series A Common Stock		Series B Common Stock		Series C Common Stock			Percentage Ownership of All Outstanding Denali Common Stock
	Number	Percent (1)	Number	Percent (1)	Number	Percent (1)
Executive Officers and Directors:
Michael S. Dell (2)	264,879,600	86%	—	—	19,408	8%		65%

Egon Durban (4)	—	—	—	—	—	—		—
Simon Patterson (4)	—	—	—	—	—	—		—
All directors and executive officers as a group ( persons)		%	—	—			%	%

Other Stockholders:
SLD Trust	24,551,291	8%	—	—	—	—		6%
MSD Partners Funds (3)	18,181,818	6%	—	—	—	—		4%
SLP stockholders (4)	—	—	98,181,818	100%	—	—		24%

(1)	Represents the percentage of Series A Common Stock, Series B Common Stock or Series C Common Stock, respectively, beneficially owned by each stockholder included in the table.
(2)	The shares of Series A Common Stock shown as beneficially owned by Mr. Dell include 4,363,636 shares of Series A Common Stock that Mr. Dell either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of December 1, 2015. Such shares do not include 24,551,291 shares of Series A Common Stock owned by the Susan Lieberman Dell Separate Property Trust, referred to as the SLD Trust, a separate property trust for the benefit of Mr. Dell’s wife, or 18,181,818 shares of Series A Common Stock owned by the MSD Partners Funds referred to in footnote (3). The MSD Partners Funds are managed by MSD Partners, L.P., an investment firm that was formed by the principals of MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family. Mr. Dell may be deemed to beneficially own the shares held by the SLD Trust and the MSD Partners Funds, but he disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.
(3)	The shares of Series A Common Stock shown as beneficially owned by the MSD Partners Funds consist of 17,044,000 shares of Series A Common Stock owned of record by MSDC Denali Investors, L.P. and 1,137,818 shares of Series A Common Stock owned of record by MSDC Denali EIV, LLC, referred to together with MSDC Denali Investors, L.P. as the MSD Partners Funds.

MSD Partners, L.P. is the investment manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Denali Investors, L.P. The address of MSD Partners, L.P. is 645 Fifth Avenue, 21st Floor, New York, New York 10022. MSD Partners (GP), LLC is the general partner of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSD Partners, L.P. Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Partners (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, securities beneficially owned by MSD Partners (GP), LLC. Each of Mr. Fuhrman and Mr. Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

MSDC Denali (GP), LLC is the manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Denali EIV, LLC. MSD Partners (GP),

LLC is the manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Denali (GP), LLC. Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Partners (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, securities beneficially owned by MSD Partners (GP), LLC. Each of Mr. Fuhrman and Mr. Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

(4)	The shares of Series B Common Stock shown as beneficially owned by the SLP stockholders consist of 42,424,800 shares of Series B Common stock owned of record by Silver Lake Partners III, L.P., 1,211,564 shares of Series B Common Stock owned of record by Silver Lake Technology Investors III, L.P., 28,669,091 shares of Series B Common Stock owned of record by Silver Lake Partners IV, L.P., 421,818 shares of Series B Common Stock owned of record by Silver Lake Technology Investors IV, L.P. and 25,454,545 shares of Series B Common stock owned of record by SLP Denali Co-Invest, L.P. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III (GP), L.L.C, referred to as SLTA III. An investment committee of SLTA III has sole voting and dispositive control over such securities. Mike Bingle, Jim Davidson, Egon Durban, Ken Hao, Christian Lucas, Greg Mondre and Joe Osnoss are the members of the Investment Committee of SLTA III. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P., and the sole member of SLP Denali Co-Invest GP, L.L.C., is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C, referred to as SLTA IV. An investment committee of SLTA IV has sole voting and dispositive control over such securities. Mike Bingle, Jim Davidson, Egon Durban, Ken Hao, Greg Mondre and Joe Osnoss are the members of the Investment Committee of SLTA IV. The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities held by the SLP stockholders. The address for each of the SLP stockholders and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Beneficial ownership as of December 1, 2015, as adjusted to give effect to the merger and the other transactions contemplated by the merger agreement, including:

•	the issuance of Class V Common Stock to EMC shareholders in the merger; and

•	the issuance of Class A Common Stock, Class B Common Stock or Class C Common Stock to the MD stockholders, the SLP stockholders and Temasek pursuant to their respective common stock purchase agreements with Denali.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		Class C Common Stock			Class D Common Stock		Class V Common Stock		Percentage Ownership of All Outstanding Denali Common Stock
	Number	Percent (1)	Number	Percent (1)	Number	Percent (1)		Number	Percent (1)	Number	Percent (1)
Executive Officers and Directors:
Michael S. Dell (2)	353,370,525	85%	—	—	26,000	*		—	—	—	—	45%

Egon Durban (4)	—	—	—	—	—	—		—	—	—	—	—
Simon Patterson (4)	—	—	—	—	—	—		—	—	—	—	—
All directors and executive officers as a group ( persons)		%	—	—			%	—	—	—	—	%

Other Stockholders:
SLD Trust	32,890,897	8%	—	—	—	—		—	—	—	—	4%
MSD Partners Funds (3)	24,357,835	6%	—	—	—	—		—	—	—	—	3%
SLP stockholders (4)	—	—	131,532,313	100%	—	—		—	—	—	—	17%
Temasek (5)	—	—	—	—	18,181,818	99%		—	—	—	—	2%

*	Less than 1%.
(1)	Represents the percentage of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Class V Common Stock, respectively, beneficially owned by each stockholder included in the table.
(2)	The shares of Class A common stock shown as beneficially owned by Mr. Dell include 4,363,636 shares of Class A Common Stock that Mr. Dell either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of December 1, 2015. Such shares do not include 32,890,897 shares of Series A common stock owned by the SLD Trust or 24,357,835 shares of Class A Common Stock owned by the MSD Partners Funds. Mr. Dell may be deemed to beneficially own the shares held by the SLD Trust and the MSD Partners Funds, but he disclaims such beneficial ownership except to the extent of his pecuniary interest therein.
(3)	The shares of Class A Common Stock shown as beneficially owned by the MSD Partners Funds consist of 22,833,522 shares of Class A Common Stock owned of record by MSDC Denali Investors, L.P. and 1,524,313 shares of Class A Common Stock owned of record by MSDC Denali EIV, LLC.
(4)

The shares of Class B Common Stock shown as beneficially owned by the SLP stockholders consist of 61,879,511 shares of Class B Common Stock owned of record by Silver Lake Partners III, L.P., 1,767,150 shares of Class B Common Stock owned of record by Silver Lake Technology Investors III, L.P., 41,815,856 shares of Class B Common Stock owned of record by Silver Lake Partners IV, L.P., 615,251 shares of Class B Common Stock owned of record by Silver Lake Technology Investors IV, L.P. and 25,454,545 shares of Class B Common Stock owned of record by SLP Denali Co-Invest, L.P. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III. An investment committee of SLTA III has sole voting and dispositive control over such securities. Mike Bingle, Jim Davidson, Egon Durban, Ken Hao, Christian Lucas, Greg Mondre and Joe Osnoss are the members of the Investment Committee of SLTA III. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P., and the sole member of SLP

Denali Co-Invest GP, L.L.C., is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV. An investment committee of SLTA IV has sole voting and dispositive control over such securities. Mike Bingle, Jim Davidson, Egon Durban, Ken Hao, Greg Mondre and Joe Osnoss are the members of the Investment Committee of SLTA IV. The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities held by the SLP stockholders. The address for each of the SLP stockholders and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(5)	All 18,181,818 shares of Class C Common Stock are owned of record by Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited. The address of Venezio Investments Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, Singapore.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Denali Stockholders Agreement

Denali will be party to an amended and restated stockholders agreement with the MD stockholders, the MSD Partners stockholders and the SLP stockholders, referred to as the Denali stockholders agreement. The Denali stockholders agreement, as further described below, will contain specific rights, obligations and agreements of these parties as owners of Denali’s common stock. In addition, the Denali stockholders agreement will contain provisions related to the composition of the Denali board of directors and its committees, which are discussed under “Management of Denali after the Merger—Board of Directors.”

MD Stockholder and SLP Stockholder Approvals

The Denali stockholders agreement provides that, subject to the Denali certificate, the Denali bylaws and applicable law, Denali and its subsidiaries (other than VMware) shall not take any of the following actions without the approval of the MD stockholders and the SLP stockholders:

•	amend the organizational documents of Denali or certain of Denali’s subsidiaries, subject to limited exceptions;

•	increase or decrease the size of the Denali board of directors or certain of Denali’s subsidiaries or delegate the powers of any such board of directors to a committee, subject to certain exceptions;

•	make acquisitions or investments or enter into joint ventures or create any non-wholly owned subsidiaries for aggregate consideration in excess of $500 million in any calendar year, subject to certain exceptions;

•	enter into a transaction, commercial agreement or capital investment involving consideration or commitments payable by Denali and its subsidiaries in excess of $500 million;

•	enter into any transaction involving a merger, consolidation or other business combination of Denali or its subsidiaries, a sale of Denali common stock or other securities representing a majority of the outstanding voting power of all Denali capital stock, or a sale of all or substantially all of the assets of Denali, other than a change in control of Denali in which the SLP stockholders receive consideration consisting entirely of cash and marketable securities for their shares of DHI common stock having an aggregate value that results in the SLP stockholders receiving a return on their investment in DHI common stock of at least both two times the amount invested by the SLP stockholders and a 20% internal rate of return;

•	sell, transfer or license assets or other rights for aggregate consideration in excess of $500 million in any calendar year, subject to certain exceptions;

•	incur, assume or guarantee additional indebtedness in excess of $500 million in the aggregate, subject to certain exceptions;

•	create any new class or series of, or sell or issue, any equity securities, debt securities exercisable or exchangeable for, or convertible into equity securities, or any option, warrant or other right to acquire any such equity securities or debt securities, subject to certain exceptions including issuances pursuant to the Denali management equity plan;

•	effect an initial public offering of DHI common stock except for an initial public offering of Class C Common Stock after October 29, 2013 involving the sale of more than 10% of the outstanding DHI common stock to the public after giving effect to such transaction and results in the Class C Common Stock being listed on the NYSE or Nasdaq or any listing of equity securities on a national securities exchange or substantially equivalent market other than Class V Common Stock, subject to certain exceptions;

•	enter into, amend or terminate any transactions with the MD stockholders, the SLP stockholders or any of their respective affiliates, subject to certain exceptions;

•	redeem, acquire or reclassify any of Denali’s equity securities, subject to certain exceptions;

•	liquidate, dissolve or wind-up the operations of Denali or any of its material subsidiaries;

•	adopt, terminate or amend any new employee equity plan or grant any equity award to any directors or members of the Denali executive leadership team, subject to certain exceptions;

•	settle or compromise any litigation, governmental investigation or proceeding that would result in a payment by Denali or its subsidiaries in excess of $500 million, that would impose materially adverse limitations on the operations of Denali or any of its subsidiaries or in which any MD stockholder or MSD Partners stockholder or their family members or affiliates has a material interest;

•	convert shares of VMware Class B common stock into shares of VMware Class A common stock;

•	vote to approve or consent to (1) any matter subject to EMC’s consent rights under the VMware certificate, (2) any action under Article VI of the VMware certificate, (3) any amendment to the VMware certificate or the Amended and Restated Bylaws of VMware, (4) any sale of all or substantially all of the assets of VMware or (5) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors;

•	take any action as a stockholder of VMware to remove or appoint (other than to fill vacancies) any directors of VMware other than the reelection of those VMware directors who will be standing for reelection at the 2016 annual meeting of stockholders of VMware; and

•	take any other action by written consent as a stockholder of VMware.

The consent rights of the MD stockholders and the SLP stockholders will terminate on the earliest of (1) the consummation of an initial underwritten public offering of DHI Group common stock on the NYSE or Nasdaq involving the offering and sale of a the number of shares of DHI Group common stock in excess of 10% of the outstanding DHI Group common stock after giving effect to such initial public offering, (2) an initial underwritten public offering of DHI Group common stock that is approved by the MD stockholders and the SLP stockholders and (3) such time as the aggregate number of shares of DHI Group common stock beneficially owned by the MD stockholders (with respect to their consent rights) or the SLP stockholders (with respect to their consent rights) is less than 50% of the Reference Number (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”).

The Denali stockholders agreement will also provide that prior to an initial underwritten public offering of DHI Group common stock, as long as Michael S. Dell has not died and is not disabled and the MD stockholders own more than 35% of the outstanding DHI Group common stock or, if less, the number of shares of DHI Group common stock beneficially owned by the SLP stockholders, then (1) removal of the chief executive officer of Denali will require the approval of the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, and (2) unless otherwise consented to by the holders of a majority of the outstanding Class A Common Stock, voting separately as a class, the chief executive officer of Denali will also serve as chairman of the Denali board of directors.

Transfer Restrictions and Liquidity Rights

The Denali stockholders agreement will include the following provisions relating to the transfer of the shares of DHI common stock held by the MD stockholders, the MSD Partners stockholders and the SLP stockholders:

•	The MD stockholders will generally be prohibited from transferring shares of DHI common stock prior to an initial underwritten public offering of DHI Group common stock except (1) in connection with a change in control of Denali in which the SLP stockholders receive consideration consisting entirely of cash and marketable securities for their shares of DHI common stock having an aggregate value that results in the SLP stockholders receiving a minimum return on their investment in DHI common stock of at least both two times the amount invested by the SLP stockholders and a 20% internal rate of return, (2) to their permitted transferees specified in the Denali stockholders agreement, (3) after October 28, 2018, in any twelve-month period, a number of shares of DHI common stock equal to 5% of the number of shares of DHI common stock held by the MD stockholders on October 29, 2013, (4) following the death or disability of Michael S. Dell, provided that he or his power of attorney, guardian or comparable person has waived certain rights under the Denali stockholders agreement or (5) with the consent of the SLP stockholders.

•	The MSD Partners stockholders will generally be prohibited from transferring shares of DHI common stock prior to the earlier of October 29, 2018 or an initial underwritten public offering of DHI Group common stock, except (1) to their permitted transferees specified in the Denali stockholders agreement or (2) with the consent of the MD stockholders and the SLP stockholders; and

•	The SLP stockholders will generally be prohibited from transferring shares of DHI common stock prior to the earlier of October 29, 2018 or an initial underwritten public offering of DHI Group common stock, except (1) to their permitted transferees specified in the Denali stockholders agreement or (2) with the consent of the MD stockholders.

The SLP stockholders may require an initial underwritten public offering of DHI Group common stock to be consummated on the NYSE or Nasdaq prior to October 29, 2018, if the offering price implies a return on the SLP stockholders’ investment in DHI common stock that satisfies certain minimum thresholds, and at any time on or after October 29, 2018.

Other Provisions

The Denali stockholders agreement will provide for a renunciation of corporate opportunities presented to any director or officer of Denali or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners or Silver Lake Partners (other than Michael S. Dell for so long as he is an executive officer of Denali or certain of its subsidiaries).

Under the Denali stockholders agreement, Denali will agree, subject to certain exceptions, to indemnify the MD stockholders, the MSD Partners stockholders, the SLP stockholders and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, Denali.

Denali Registration Rights Agreement

Denali will be a party to an amended and restated registration rights agreement with certain holders of DHI Group common stock (and other securities convertible into or exchangeable or exercisable for shares of DHI Group common stock), referred to as the Denali registration rights agreement. Pursuant to the Denali registration rights agreement, certain of Denali’s security holders, their affiliates and certain of their transferees, will have the right, under certain circumstances and subject to certain restrictions, to require Denali to register for resale the shares of Class C Common Stock (including shares of Class C Common Stock issuable upon conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock) to be sold by them.

Following an initial public offering of DHI Group common stock, certain holders will each have the right to demand that Denali register Class C Common Stock to be sold by them. Subject to certain exceptions, such registration demands are limited in number and each registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $100 million. In certain circumstances, Denali may postpone the filing of a registration statement for up to 90 days once in any 12 month period.

In addition, following an initial public offering of DHI Group common stock, Denali will be required to use reasonable best efforts to register the sale of shares of Class C Common Stock on Form S-3 or Form F-3, or on Form S-1 or Form F-1 permitting sales of shares of Class C Common Stock into the market from time to time over an extended period and certain holders will have the right to request that Denali do the same. Subject to certain limitations, at any time when Denali has an effective shelf registration statement, certain holders each shall have the right to make no more than two marketed underwritten shelf takedowns during any 12 month period.

Certain holders will also have the ability to exercise certain piggyback registration rights in respect of shares of Class C Common Stock to be sold by them in connection with registered offerings requested by certain other holders or initiated by Denali.

Transactions with Michael S. Dell and Related Persons

Pursuant to a Dell policy, Mr. Dell, Denali’s Chairman and Chief Executive Officer, is required to fly privately when traveling. Mr. Dell owns a private aircraft through a wholly-owned limited liability company. For Mr. Dell’s business flights, Dell leases the plane from the limited liability company and engages a third-party flight services company to act as its agent, including operating the aircraft and providing flight personnel. Dell pays the flight services company a fee attributable to Mr. Dell’s business travel on the aircraft. During fiscal 2016, Dell paid approximately $1.1 million for Mr. Dell’s business travel through these arrangements. Mr. Dell directly pays one hundred percent of the costs of operating the aircraft for all personal flights.

Entities affiliated with MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family, purchase services or products from Dell on standard commercial terms available to comparable unrelated customers. These entities paid Dell approximately $700,000 for services and products in fiscal 2016.

Mr. Dell reimburses Dell for costs related to his or his family’s personal security protection. Reimbursements for this purpose in fiscal 2016 totaled approximately $1.9 million.

Mr. Dell also holds a non-controlling equity interest in, and appoints a representative to serve on the board of, a landscaping services company. During fiscal 2016, Dell’s third-party facilities maintenance vendor subcontracted its landscaping obligations to the landscaping services company. The landscaping services company was paid approximately $389,000 between February and October 2015 for landscaping services to Dell. Future annual payments are expected to be a minimum of $493,000.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to existing arrangements between Denali, the MD stockholders and the SLP stockholders, certain transactions between Denali and its subsidiaries, on the one hand, and Michael S. Dell and his affiliates, on the other hand, must be approved by the Denali directors appointed by the SLP stockholders. Similarly, certain transactions between Denali and its subsidiaries, on the one hand, and Silver Lake and its affiliates, on the other hand, must be approved by the Denali directors appointed by the MD stockholders. In addition to these approval requirements, in connection with the completion of the merger the Denali board intends to adopt a written policy setting forth procedures for the review and approval or ratification of related transactions. The policy will cover, with various exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Denali was or is to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including transactions between Denali and its subsidiaries and Mr. Dell, SLP or their respective affiliates. Denali’s audit committee will be responsible for reviewing and approving transactions with related persons.

LEGAL MATTERS

The validity of the shares of Class V Common Stock issuable pursuant to the merger will be passed upon for Denali by Simpson Thacher & Bartlett LLP.

EXPERTS

Denali

The consolidated financial statements of Denali Holding Inc. and its subsidiaries as of January 30, 2015 and January 31, 2014, and for the year ended January 30, 2015 and the period October 29, 2013 to January 31, 2014, referred to as the Successor, and the consolidated financial statements of Dell Inc. and its subsidiaries for the period February 2, 2013 to October 28, 2013 and for the year ended February 1, 2013, referred to as the Predecessor, included in this proxy statement/prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EMC

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of EMC for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

EMC

It is expected that EMC will hold its 2016 annual meeting of shareholders unless the merger is completed prior to the expected date of EMC’s 2016 annual meeting of shareholders.

Pursuant to Rule 14a-8 under the Exchange Act, referred to as Rule 14a-8, shareholder proposals submitted for inclusion in EMC’s proxy statement and proxy card for the 2016 annual meeting would have to have been received at EMC’s principal executive offices no later than November 21, 2015 if the 2016 annual meeting were held on or near April 30, 2016. In the event that EMC elects to hold the 2016 annual meeting more than 30 days before or after April 30, 2016, such shareholder proposals would have to be received by EMC a reasonable time before EMC began to print and send its proxy materials. Shareholder nominations of directors are not shareholder proposals within the meaning of Rule 14a-8 and are therefore not eligible for inclusion in EMC’s proxy statement pursuant to Rule 14a-8.

Under the EMC bylaws, shareholders who wish to present proposals for action, or to nominate directors (other than proposals to be included in EMC’s proxy statement and form of proxy card pursuant to Rule 14a-8), at the next annual meeting of shareholders of EMC, if any, must give written notice to the Secretary of EMC at the address set forth below in accordance with the provisions of the EMC bylaws. The EMC bylaws currently require that such notice be given not more than 125 days, nor less than 95 days, prior to the first anniversary of EMC’s 2015 annual meeting of shareholders (i.e., no earlier than December 27, 2015 and no later than January 26, 2016). If, however, EMC advances the date of the next annual meeting by more than 30 days before or delays such date by more than 30 days after the first anniversary of EMC’s 2015 annual meeting of stockholders, notice by the shareholder must be given not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. Shareholder notices must contain the information required by the EMC bylaws. If any other business should properly come before the annual meeting as directed by the EMC board of directors, the proxy holders shall have discretionary authority to vote all such proxies as they shall decide, to the extent permitted by Rule 14a-4(c) under the Exchange Act.

All shareholder proposals and director nominations must be addressed to the attention of EMC’s Secretary at 176 South Street, Hopkinton, Massachusetts 01748. The Chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary or Assistant Secretary of EMC at 176 South Street, Hopkinton, MA 01748.

DIRECTORS OF EMC AND DIRECTORS OF VMWARE

The members of the EMC board of directors are described in EMC’s proxy statement for the 2015 annual meeting, filed with the SEC on March 20, 2015, under the section entitled “Proposal 1—Election of Directors,” and in EMC’s Current Report on Form 8-K, filed with the SEC on September 23, 2015. Laura J. Sen was elected to the EMC board of directors on September 22, 2015. David Strohm and Jose E. Almeida resigned from the EMC board of directors on October 6, 2015 and October 30, 2015, respectively. The members of the VMware board of directors are described in VMware’s proxy statement for the 2015 annual meeting, filed with the SEC on April 15, 2015, under the section entitled “Our Board of Directors and Nominees.” Mr. Strohm resigned from the VMware board of directors on October 6, 2015. Pamela J. Craig and Dennis D. Powell resigned from the VMware board of directors on December 11, 2015. Donald J. Carty was elected to the VMware board of directors on December 13, 2015. Information about Mr. Carty may be found in EMC’s proxy statement for the 2015 annual meeting, under the section entitled “Proposal 1—Election of Directors.” Copies of the proxy statements and reports filed with the SEC by EMC and VMware are available on the SEC’s website, www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

Denali has filed a registration statement on Form S-4 to register with the SEC the shares of Denali Class V Common Stock to be issued to EMC shareholders as the stock portion of the merger consideration. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Denali in addition to being a proxy statement of EMC for the special meeting. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Denali and the Class V Common Stock. The rules and regulations of the SEC allow Denali and EMC to omit certain information included in the registration statement from this proxy statement/prospectus.

EMC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including EMC, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Denali’s and EMC’s website for more information about Denali or EMC, respectively. Denali’s website is www.dell.com. EMC’s website is www.emc.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

The SEC allows EMC to “incorporate by reference” into this proxy statement/prospectus information that EMC files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this proxy statement/prospectus and in earlier filings with the SEC. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the Denali or EMC documents described in this proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which EMC has filed with the SEC, are incorporated by reference into this prospectus:

EMC SEC Filings (File No. 001-09853)

•	EMC’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015;

•	EMC’s Proxy Statement for the 2015 annual meeting, filed with the SEC on March 20, 2015;

•	EMC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 4, 2015, August 5, 2015 and November 9, 2015, respectively; and

•	EMC’s Current Reports on Form 8-K, filed with the SEC on January 12, 2015, January 29, 2015, March 23, 2015, May 1, 2015, May 8, 2015, May 26, 2015, July 9, 2015, September 23, 2015, October 13, 2015 and November 2, 2015 (other than the portions of those documents not deemed to be filed).

In addition, all documents filed by EMC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and made a part of this proxy statement/prospectus from the respective dates of filing, except that EMC is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

Denali has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Denali, as well as all pro forma financial information, and EMC has supplied all such information relating to EMC.

Denali does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.

Documents incorporated by reference are available from Denali or EMC, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing, via email or by telephone from the appropriate party at the following addresses and telephone numbers:

Denali Holding Inc. One Dell Way Round Rock, Texas 78682 Attention: Investor Relations Email: investor_relations@dell.com Telephone: (512) 728-7800	EMC Corporation 176 South Street Hopkinton, Massachusetts 01748 Attention: Investor Relations Email: emc_ir@emc.com Telephone: (508) 435-1000

If you would like to request documents, please do so by no later than five business days before the date of the special meeting (which is [●], 2016).

You should not rely on information that purports to be made by or on behalf of Denali or EMC other than the information contained in or incorporated by reference into this proxy statement/prospectus. Neither Denali nor EMC has authorized anyone to provide you with information on behalf of Denali or EMC, respectively, that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated [●], 2016. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of Denali common stock in the merger will create any implication to the contrary.

DENALI FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of Denali Holding Inc.

Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Financial Position as of January 30, 2015 and January 31, 2014 of Denali Holding Inc. (Successor)	F-4

Consolidated Statements of Income (Loss) for the year ended January 30, 2015, the period from October  29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), the period from February 2, 2013 through October 28, 2013, and the year ended February 1, 2013 of Dell Inc. (Predecessor)

F-5

Consolidated Statements of Comprehensive Income (Loss) for the year ended January  30, 2015, the period from October 29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), the period from February 2, 2013 through October 28, 2013, and the year ended February  1, 2013 of Dell Inc. (Predecessor)

F-6

Consolidated Statements of Cash Flows for the year ended January 30, 2015, the period from October  29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), the period from February 2, 2013 through October 28, 2013, and the fiscal year ended February 1, 2013 of Dell Inc. (Predecessor)

F-7

Consolidated Statements of Stockholders’ Equity for the year ended January  30, 2015, the period from October 29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), the period from February 2, 2013 through October 28, 2013, and the year ended February  1, 2013 of Dell Inc. (Predecessor)

F-9

Notes to Audited Consolidated Financial Statements	F-11

Unaudited Condensed Consolidated Financial Statements of Denali Holding Inc.

Unaudited Condensed Consolidated Statements of Financial Position as of July 31, 2015	F-66

Unaudited Condensed Consolidated Statements of Income (Loss) for the three and six months ended July 31, 2015 and August 1, 2014	F-67

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended July 31, 2015 and August 1, 2014	F-68

Unaudited Condensed Consolidated Statements of Cash Flows for the three and six months ended July 31, 2015 and August 1, 2014	F-69

Notes to Unaudited Condensed Consolidated Financial Statements	F-70

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Denali Holding Inc.

In our opinion, the accompanying consolidated statements of financial position at January 30, 2015 and January 31, 2014 and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for the year ended January 30, 2015 and for the period from October 29, 2013 through January 31, 2014 present fairly, in all material respects, the financial position of Denali Holding Inc. and its subsidiaries (the “Successor”) at January 30, 2015 and January 31, 2014, and the results of their operations and their cash flows for the year ended January 30, 2015 and for the period from October 29, 2013 through January 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

December 14, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Denali Holding Inc.

In our opinion, the accompanying consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for the period from February 2, 2013 through October 28, 2013 and for the year ended February 1, 2013 present fairly, in all material respects, the results of operations and cash flows of Dell Inc. and its subsidiaries (the “Predecessor”) for the period from February 2, 2013 through October 28, 2013 and for the year ended February 1, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

December 14, 2015

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions)

	Successor
	January 30, 2015	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,398	$6,449
Accounts receivable, net	6,066	6,244
Short-term financing receivables, net	3,022	3,299
Inventories, net	1,663	1,780
Other current assets	4,799	3,913

Total current assets	20,948	21,685
Property, plant, and equipment, net	2,630	2,907
Long-term investments	95	112
Long-term financing receivables, net	2,003	1,659
Goodwill	10,053	10,016
Intangible assets, net	11,774	14,057
Other non-current assets	689	717

Total assets	$48,192	$51,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,921	$3,063
Accounts payable	13,439	12,504
Accrued and other	5,040	5,049
Short-term deferred revenue	3,948	3,436

Total current liabilities	25,348	24,052
Long-term debt	11,234	14,352
Long-term deferred revenue	4,069	3,191
Other non-current liabilities	4,584	5,544

Total liabilities	45,235	47,139

Commitments and contingencies (Note 11)
Redeemable shares	53	—
Stockholders’ equity:
Common stock and capital in excess of $.01 par value; shares authorized: 700 (Series A: 350, Series B: 150, Series C: 200); shares issues and outstanding: 405 (Series A: 307, Series B: 98) and 402 (Series A: 304, Series B: 98), respectively	5,708	5,653
Retained earnings (deficit)	(2,833)	(1,612)
Accumulated other comprehensive income (loss)	29	(27)

Total stockholders’ equity	2,904	4,014

Total liabilities and stockholders’ equity	$48,192	$51,153

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in millions, except per share amounts)

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
Net revenue:
Products	$46,690	$11,253	$32,786	$44,744
Services, including software related	11,429	2,822	9,516	12,196

Total net revenue	58,119	14,075	42,302	56,940

Cost of net revenue:
Products	40,415	10,695	28,150	36,683
Services, including software related	7,496	1,987	6,161	8,071

Total cost of net revenue	47,911	12,682	34,311	44,754

Gross margin	10,208	1,393	7,991	12,186

Operating expenses:
Selling, general, and administrative	9,428	2,863	6,528	8,102
Research, development, and engineering	1,202	328	945	1,072

Total operating expenses	10,630	3,191	7,473	9,174

Operating income (loss)	(422)	(1,798)	518	3,012
Interest and other, net	(924)	(204)	(198)	(171)

Income (loss) before income taxes	(1,346)	(2,002)	320	2,841
Income tax provision (benefit)	(125)	(390)	413	469

Net income (loss)	$(1,221)	$(1,612)	$(93)	$2,372

Earnings (loss) per share:
Basic	$(3.02)	$(4.06)	$(0.05)	$1.36

Diluted	$(3.02)	$(4.06)	$(0.05)	$1.35

Cash dividends declared per common share	$—	$—	$0.37	$0.16
Weighted-average shares outstanding:
Basic	404	397	1,755	1,745
Diluted	404	397	1,755	1,755

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
Net income (loss)	$(1,221)	$(1,612)	$(93)	$2,372

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(192)	(28)	(44)	(33)

Available-for-sale investments
Change in unrealized gains (losses)	—	—	(4)	7
Reclassification adjustment for net (gains) losses included in net income (loss)	—	—	(4)	(13)

Net change	—	—	(8)	(6)

Cash Flow Hedges
Change in unrealized gains (losses)	427	3	5	(18)
Reclassification adjustment for net (gains) losses included in net income (loss)	(179)	(2)	(56)	59

Net change	248	1	(51)	41

Total other comprehensive income (loss), net of tax benefit (expense) of $(10), $(3), $3, and $(8), respectively	56	(27)	(103)	2

Comprehensive income (loss), net of tax	$(1,165)	$(1,639)	$(196)	$2,374

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; continued on next page)

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
Cash flows from operating activities:
Net income (loss)	$(1,221)	$(1,612)	$(93)	$2,372
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,977	762	990	1,144
Stock-based compensation expense	72	82	184	347
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	90	12	68	18
Deferred income taxes	(465)	(544)	(239)	(428)
Provision for doubtful accounts—including financing receivables	216	290	158	258
Other	153	19	42	19
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(238)	(102)	134	(150)
Financing receivables	(550)	(199)	65	(193)
Inventories	71	(36)	(206)	48
Other assets	(623)	72	59	(334)
Accounts payable	1,029	1,316	(311)	(74)
Deferred revenue	1,431	410	49	382
Accrued and other liabilities	(391)	612	704	(126)

Change in cash from operating activities	2,551	1,082	1,604	3,283

Cash flows from investing activities:
Investments:
Purchases	(27)	(10)	(514)	(2,615)
Maturities and sales	15	129	2,939	4,354
Capital expenditures	(478)	(101)	(431)	(513)
Proceeds from the sale of facilities, land, and other assets	23	—	—	90
Collections on purchased financing receivables	175	53	93	167
Acquisitions of businesses, net of cash acquired	(73)	(8,624)	(571)	(4,844)
Divestitures of businesses, net of cash transferred	10	—	48	45

Change in cash from investing activities	(355)	(8,553)	1,564	(3,316)

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued, in millions)

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
Cash flows from financing activities:
Payment of dissenting shares obligation	—	(251)	—	—
Repurchases of common stock	—	—	—	(724)
Cash dividends paid	—	—	(653)	(278)
Proceeds from equity issuance	28	2,096	—	—
Issuance of common stock under employee plans	—	—	44	52
Repayment of commercial paper (maturity 90 days or less), net	—	—	—	(331)
Payments for debt issuance costs	(7)	(264)	—	—
Proceeds from debt	2,936	14,074	1,127	3,311
Repayments of debt	(6,053)	(1,584)	(5,149)	(3,248)
Settlement of predecessor stock options	—	(111)	—	—
Other	2	—	1	8

Change in cash from financing activities	(3,094)	13,960	(4,630)	(1,210)

Effect of exchange rate changes on cash and cash equivalents	(153)	(40)	(67)	(40)
Change in cash and cash equivalents	(1,051)	6,449	(1,529)	(1,283)
Cash and cash equivalents at beginning of the period	6,449	—	12,569	13,852

Cash and cash equivalents at end of the period	$5,398	$6,449	$11,040	$12,569

Income tax paid	$557	$95	$572	$283
Interest paid	$724	$135	$228	$279

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions; continued on next page)

	Common Stock and Capital in Excess of Par Value		Treasury Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Denali Stockholders’ Equity	Non- Controlling Interest	Total Stockholders’ Equity
	Issued Shares	Amount	Shares	Amount
Predecessor
Balances at February 3, 2012	3,390	$12,187	1,154	$(31,445)	$28,236	$(61)	$8,917	$—	$8,917
Net income (loss)	—	—	—	—	2,372	—	2,372	—	2,372
Other comprehensive income (loss)	—	—	—	—	—	2	2	—	2

Total comprehensive income (loss)	—	—	—	—	—	—	2,374	—	2,374
Stock issuances under employee plans and other (a)	23	36	—	—	—	—	36	—	36
Repurchases of common stock	—	—	46	(700)	—	—	(700)	—	(700)
Cash dividends declared	—	—	—	—	(278)	—	(278)	—	(278)
Stock-based compensation related	—	358	—	—	—	—	358	—	358
Net tax shortfall from employee stock plans	—	(27)	—	—	—	—	(27)	—	(27)
Noncontrolling interest assumed through acquisitions	—	—	—	—	—	—	—	21	21

Balances at February 1, 2013	3,413	12,554	1,200	(32,145)	30,330	(59)	10,680	21	10,701
Net income (loss)	—	—	—	—	(93)	—	(93)	—	(93)
Other comprehensive income (loss)	—	—	—	—	—	(103)	(103)	—	(103)

Total comprehensive income (loss)	—	—	—	—	—	—	(196)	—	(196)
Stock issuances under employee plans and other (a)	22	40	—	—	—	—	40	—	40
Cash dividends declared	—	—	—	—	(653)	—	(653)	—	(653)
Stock-based compensation related	—	184	—	—	—	—	184	—	184
Net tax shortfall from employee stock plans	—	(23)	—	—	—	—	(23)	—	(23)
Sale of noncontrolling interest	—	—	—	—	—	—	—	(21)	(21)
Retirement of outstanding common stock	(475)	—	—	—	—	—	—	—	—

Balances at October 28, 2013	2,960	$12,755	1,200	$(32,145)	$29,584	$(162)	$10,032	$—	$10,032

(a)	Stock issuance under employee plans is net of shares withheld for employee taxes.

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(continued, in millions)

	Common Stock and Capital in Excess of Par Value		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
	Issued Shares	Amount
Successor
Balances at October 29, 2013	—	$—	$—	$—	$—
Issuance of common stock	402	5,521	—	—	5,521
Net income (loss)	—	—	(1,612)	—	(1,612)
Other comprehensive income (loss)	—	—	—	(27)	(27)

Total comprehensive income (loss)	—	—	—	—	(1,639)
Stock-based compensation related	—	132	—	—	132

Balances at January 31, 2014	402	5,653	(1,612)	(27)	4,014
Issuance of common stock	3	36	—	—	36
Net income (loss)	—	—	(1,221)	—	(1,221)
Other comprehensive income (loss)	—	—	—	56	56

Total comprehensive income (loss)	—	—	—	—	(1,165)
Stock-based compensation related	—	72	—	—	72
Revaluation of redeemable shares	—	(53)	—	—	(53)

Balances at January 30, 2015	405	$5,708	$(2,833)	$29	$2,904

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GOING-PRIVATE TRANSACTION AND BASIS OF PRESENTATION

Going-private Transaction—On October 29, 2013, pursuant to the terms of an agreement and plan of merger, dated as of February 5, 2013, as amended as of August 2, 2013 (the “going-private transaction agreement”), by and among Dell Inc. (“Dell”), Denali Holding Inc. (“the Company” or “Denali”), Denali Intermediate Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Intermediate”), and Denali Acquiror Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Sub,” and together with Parent and Intermediate, (the “Parent Parties”), Merger Sub was merged with and into Dell (the “going-private transaction”), with Dell surviving the going-private merger as a direct wholly-owned subsidiary of Intermediate and an indirect subsidiary of Parent. Parent is a Delaware corporation owned, upon the closing of the going-private transaction, by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, and his related family trust (together, the “MD Investors”), investment funds affiliated with Silver Lake Partners, a global private equity firm (the “SLP Investors”), investment funds affiliated with MSDC Management L.P. (the “MSDC Investors”), and certain members of Dell’s management. Following completion of the going-private transaction, Mr. Dell continues to lead Dell as Chairman and Chief Executive Officer.

At the effective time of the going-private transaction, each share of Dell common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares and shares held by any of Dell’s stockholders who were entitled to, properly exercised and did not withdraw appraisal rights under Delaware law) was converted into the right to receive $13.75 in cash, without interest (the “going-private transaction consideration”), less any applicable withholding taxes, whereupon all such shares were automatically canceled upon the conversion thereof and ceased to exist. In addition, each share of Dell common stock held as of the close of business on October 28, 2013 was entitled to receive a special dividend of $0.13 per share declared by Dell’s board of directors on October 18, 2013. Shares of common stock held by the Parent Parties, by the MD Investors, and by Dell or any wholly-owned subsidiary of Dell were not entitled to receive the going-private transaction consideration. In connection with the going-private transaction, the Company recorded a liability related to Dell shares subject to the appraisal proceedings described in Note 11 of the Notes to the Consolidated Financial Statements. As of January 30, 2015, this liability was approximately $560 million, including $39 million in accrued interest. The aggregate purchase price for the acquisition of Dell by Denali Holding was approximately $24.1 billion.

In connection with the going-private transaction, the existing credit facility and the existing structured financing debt of Dell and its subsidiaries were terminated and all of such outstanding borrowings repaid. Also in connection with the going-private transaction, on November 29, 2013, Dell redeemed its 5.625% Senior Notes due April 2014 in the aggregate principal amount of $500 million and its 2.10% Senior Notes due April 2014 in the aggregate principal amount of $400 million.

Parent financed the going-private transaction, the redemption of $900 million in aggregate principal amount of senior notes, the repayment of certain other existing debt of Dell and its subsidiaries, and the payment of fees and expenses related to the going-private transaction and related transactions with cash equity investments by Mr. Dell, the MSDC Investors and the SLP Investors, the contribution by the MD Investors of shares of Dell common stock to Parent immediately prior to the completion of the going-private transaction, proceeds from the debt financings described in Note 6 of the Notes to the Consolidated Financial Statements, and cash on hand at Dell and its subsidiaries.

Basis of Presentation—For the purposes of these financial statements, periods prior to October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Dell and its consolidated subsidiaries prior to the going-private transaction (the “Predecessor”) and periods beginning on or after October 29, 2013 reflect the financial position, results of operations, and changes in financial position of the Company and its consolidated subsidiaries subsequent to the going-private transaction (the “Successor”).

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The going-private transaction was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. This guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities on the date of acquisition. Accordingly, periods prior to the going-private transaction are not comparable to subsequent periods due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

NOTE 2—DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—The Company offers a broad range of technology solutions, including servers and networking products, storage products, software, mobility products, desktops, and third-party software and peripherals.

Fiscal Year—The Company’s fiscal year is the 52 or 53 week period ending on the Friday nearest January 31. The fiscal years ended January 30, 2015 (“Fiscal 2015”), January 31, 2014 (“Fiscal 2014”), and February 1, 2013 (“Fiscal 2013”) all included 52 weeks.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Denali Holding, its wholly-owned subsidiaries and controlled variable interest entities and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany transactions and balances have been eliminated.

Use of Estimates—The preparation of financial statements in accordance with GAAP requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at fiscal year-end, and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.

Cash and Cash Equivalents—All highly liquid investments, including credit card receivables due from banks, with original maturities of 90 days or less at date of purchase, are reported at fair value and are considered to be cash equivalents. All other investments not considered to be cash equivalents are separately categorized as investments.

Investments—In the successor period, the Company’s investments are in non-marketable equity securities. These investments are recorded at cost which approximates fair value. If the fair value of an individual investment declines below its cost or carrying value and is determined to be permanently impaired, an impairment loss will be recognized in interest and other, net, and will reduce the investment’s carrying amount. In the predecessor period, Dell’s investments were primarily in debt securities, which were classified as available-for-sale and reported at fair value (based primarily on quoted prices and market observable inputs), using the specific identification method. Unrealized gains and losses, net of taxes, were reported as a component of stockholders’ equity, while realized gains and losses were recognized in interest and other, net.

Allowance for Doubtful Accounts—The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses, net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in selling, general, and administrative expenses. As of January 30,

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

2015 and January 31, 2014, the allowance for doubtful accounts was $60 million and $17 million, respectively. The lower balance in the allowance for doubtful accounts as of January 31, 2014 was due to purchase accounting adjustments related to the going-private transaction.

Financing Receivables—Financing receivables are presented net of allowance for losses and consist of customer receivables and residual interest. Customer receivables include revolving loans and fixed-term leases and loans resulting primarily from the sale of the Company’s products and services. The Company has two portfolio segments that are based on how risk is assessed to determine the appropriate allowance levels: (1) fixed-term leases and loans and (2) revolving loans. The portfolio segments are further segregated into classes based on products, customer type, and credit risk evaluation: (1) Revolving—Dell Preferred Account (“DPA”); (2) Revolving—Dell Business Credit (“DBC”); (3) Fixed-term—Consumer and Small Commercial; and (4) Fixed-term—Medium and Large Commercial. Fixed-term leases and loans are offered to qualified small and medium-sized businesses, large commercial accounts, governmental organizations, and educational entities. Additionally, fixed-term loans are also offered to certain individual consumer customers. Revolving loans are offered under private label credit financing programs. The DPA revolving loan programs are offered to individual consumers and the DBC revolving loan programs are offered to small and medium-sized business customers.

The Company retains a residual interest in equipment leased under its fixed-term lease programs. The amount of the residual interest is established at the inception of the lease based upon estimates of the value of the equipment at the end of the lease term using historical studies, industry data, and future value-at-risk demand valuation methods. On a quarterly basis, the Company assesses the carrying amount of its recorded residual values for impairment. Anticipated declines in specific future residual values that are considered to be other-than-temporary are recorded currently in earnings.

Allowance for Financing Receivable Losses

The Company recognizes an allowance for losses on financing receivables in an amount equal to the probable losses net of recoveries. The allowance for losses is generally determined at the aggregate portfolio level based on a variety of factors, including historical and anticipated experience, past due receivables, receivable type, and customer risk profile. Customer account principal and interest are charged to the allowance for losses when an account is deemed to be uncollectible or generally when the account is 180 days delinquent. While the Company does not generally place financing receivables on non-accrual status during the delinquency period, accrued interest is included in the allowance for loss calculation, and therefore, the Company is adequately reserved in the event of charge off. Recoveries on receivables previously charged off as uncollectible are recorded to the allowance for financing receivables losses. The expense associated with the allowance for financing receivables losses is recognized as cost of net revenue. Both fixed and revolving receivable loss rates are affected by macro-economic conditions, including the level of GDP growth, unemployment rates, the level of commercial capital equipment investment, and the credit quality of the borrower.

Asset Securitization

The Company transfers certain U.S. customer financing receivables to Special Purpose Entities (“SPEs”) that meet the definition of a Variable Interest Entity (“VIE”) and are consolidated into the Company’s Consolidated Financial Statements. These SPEs are bankruptcy remote legal entities with separate assets and liabilities. The purpose of the SPEs is to facilitate the funding of customer receivables in the capital markets. These SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The asset securitizations in the SPEs are being accounted for as secured borrowings. See Note 5 of the Notes to the Audited Consolidated Financial Statements for additional information on the impact of the consolidation.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Inventories—Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances.

Property, Plant, and Equipment—Property, plant, and equipment are carried at depreciated cost. Depreciation is determined using the straight-line method over the estimated economic lives of the assets, which range from ten to thirty years for buildings and two to five years for all other assets. Leasehold improvements are amortized over the shorter of five years or the lease term. Gains or losses related to retirements or disposition of fixed assets are recognized in the period incurred.

Software Development Costs—Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with authoritative guidance until the product is available for general release. Software development costs incurred subsequent to a product establishing technological feasibility are usually not significant, and accordingly, no significant software development costs have been capitalized as of January 30, 2015 or January 31, 2014.

The Company capitalizes eligible internal-use software development costs incurred subsequent to the completion of the preliminary project stage. Development costs are amortized over the shorter of the expected useful life of the software or five years. Costs associated with maintenance and minor enhancements to the features and functionality of the Company’s website are expensed as incurred.

Impairment of Long-Lived Assets—The Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the assets. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. The Company reviews long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

Business Combinations—The Company accounts for business combinations, including the going-private transaction described in Note 1 of the Notes to the Consolidated Financial Statements, using the acquisition method of accounting. Accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. During the measurement period, if new information is obtained about facts and circumstances that existed as of the acquisition date, changes in the estimated fair values of the net assets recorded may change the amount of the purchase price allocable to goodwill. During the measurement period, which expires one year from the acquisition date, changes to any purchase price allocations that are material to the Company’s consolidated financial results will be adjusted retroactively.

In-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. All acquisition costs are expensed as incurred, and the results of operations of acquired businesses are included in the Consolidated Financial Statements from the acquisition date.

Intangible Assets Including Goodwill—Identifiable intangible assets with finite lives are amortized over their estimated useful lives. In addition, intangible assets are reviewed for impairment if indicators of potential impairment exist. Goodwill and indefinite lived intangible assets are tested for impairment on an annual basis in the third fiscal quarter, or sooner if an indicator of impairment occurs.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation—The majority of the Company’s international sales are made by international subsidiaries, most of which have the U.S. dollar as their functional currency. The Company’s subsidiaries that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date. Revenue and expenses from these international subsidiaries are translated using the monthly average exchange rates in effect for the period in which the items occur. Foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) (“OCI”) in stockholders’ equity.

Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities. Gains and losses from remeasurement of monetary assets and liabilities are included in interest and other, net.

Hedging Instruments—The Company uses derivative financial instruments, primarily forwards, options, and swaps, to hedge certain foreign currency and interest rate exposures. The relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking hedge transactions, are formally documented. The Company does not use derivatives for speculative purposes.

All derivative instruments are recognized as either assets or liabilities in the Consolidated Statements of Financial Position and are measured at fair value. Hedge accounting is applied based upon the criteria established by accounting guidance for derivative instruments and hedging activities. Derivatives are assessed for hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative. Any hedge ineffectiveness is recognized currently in earnings as a component of interest and other, net. For derivatives that are not designated as hedges or do not qualify for hedge accounting treatment, the Company recognizes the change in the instrument’s fair value currently in earnings as a component of interest and other, net. The Company’s hedge portfolio includes non-designated derivatives and derivatives designated as cash flow hedges.

For derivative instruments that are designated as cash flow hedges, hedge ineffectiveness is measured by comparing the cumulative change in the fair value of the hedge contract with the cumulative change in the fair value of the hedged item, both of which are based on forward rates. The Company records the effective portion of the gain or loss on the derivative instrument in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity, and reclassifies the gain or loss into earnings in the period during which the hedged transaction is recognized in earnings.

Cash flows from derivative instruments are presented in the same category on the Consolidated Statements of Cash Flows as the cash flows from the underlying hedged items. See Note 7 of the Notes to the Audited Consolidated Financial Statements for a description of the Company’s derivative financial instrument activities.

Revenue Recognition—Net revenue includes sales of hardware, services, software, and peripherals. The Company recognizes revenue for these products and services when it is realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the Company’s fee to its customer is fixed or determinable; and collection of the resulting receivable is reasonably assured.

Revenue from third-party software sales and extended warranties for third-party products, for which the Company does not meet the criteria for gross revenue recognition, is recognized on a net basis. All other revenue is recognized on a gross basis.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Services revenue and cost of services revenue captions on the Consolidated Statements of Income include the Company’s services, third-party software revenue, and support services related to Company-owned software offerings.

Multiple Deliverables

The Company’s multiple deliverable arrangements include hardware products that are sold with software or services such as extended warranty, installation, maintenance, and other services contracts. The Company’s service contracts may include a combination of services arrangements, including support and deployment services, infrastructure, cloud and security services, and applications and business process services. The nature and terms of these multiple deliverable arrangements will vary based on the customized needs of the Company’s customers.

The deliverables included in the Company’s multiple deliverable arrangements typically represent a separate unit of accounting. Accordingly, consideration is allocated to these deliverables based on each unit’s relative selling price. The hierarchy used to determine the selling price of a deliverable is: (1) vendor specific objective evidence (“VSOE”), (2) third-party evidence of selling price (“TPE”), and (3) best estimate of the selling price (“ESP”). In instances where the Company cannot establish VSOE, the Company establishes TPE by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers.

Products

Revenue from the sale of products is recognized when title and risk of loss passes to the customer. Delivery is considered complete when products have been shipped to the Company’s customer, title and risk of loss has transferred to the customer, and customer acceptance has been satisfied. Customer acceptance is satisfied if acceptance is obtained from the customer, if all acceptance provisions lapse, or if the Company has evidence that all acceptance provisions have been satisfied.

The Company records reductions to revenue for estimated customer sales returns, rebates, and certain other customer incentive programs. These reductions to revenue are made based upon reasonable and reliable estimates that are determined by historical experience, contractual terms, and current conditions. The primary factors affecting the Company’s accrual for estimated customer returns include estimated return rates as well as the number of units shipped that have a right of return that has not expired as of the balance sheet date. If returns cannot be reliably estimated, revenue is not recognized until a reliable estimate can be made or the return right lapses.

The Company sells its products directly to customers as well as through other distribution channels, such as retailers, distributors, and resellers. The Company recognizes revenue on these sales when the reseller has economic substance apart from the Company; any credit risk has been identified and quantified; title and risk of loss has passed to the sales channel; the fee paid to the Company is not contingent upon resale or payment by the end user; and the Company has no further obligations related to bringing about resale or delivery.

Sales through the Company’s distribution channels are primarily made under agreements allowing for limited rights of return, price protection, rebates, and marketing development funds. The Company has generally limited return rights through contractual caps or has an established selling history for these arrangements. Therefore, there is sufficient data to establish reasonable and reliable estimates of returns for the majority of these sales. To the extent price protection or return rights are not limited and a reliable estimate cannot be made, all of the revenue and related costs are deferred until the product has been sold to

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

the end-user or the rights expire. The Company records estimated reductions to revenue or an expense for distribution channel programs at the later of the offer or the time revenue is recognized.

The Company defers the cost of shipped products awaiting revenue recognition until revenue is recognized.

Services

Services include a broad range of configurable IT and business services, including support and deployment services, infrastructure, cloud, and security services, and applications and business process services. Revenue is recognized for services contracts as earned, which is generally on a straight-line basis over the term of the contract or on a proportional performance basis as the services are rendered and the Company’s obligations are fulfilled. Revenue from time and materials or cost-plus contracts is recognized as the services are performed. Revenue from fixed price contracts is recognized on a straight-line basis, unless revenue is earned and obligations are fulfilled in a different pattern. These service contracts may include provisions for cancellation, termination, refunds, or service level adjustments. These contract provisions would not have a significant impact on recognized revenue as the Company generally recognizes revenue for these contracts as the services are performed.

For sales of extended warranties with a separate contract price, the Company defers revenue equal to the separately stated price. Revenue associated with undelivered elements is deferred and recorded when delivery occurs or services are provided. Revenue from extended warranty and service contracts, for which the Company is obligated to perform, is recorded as deferred revenue and subsequently recognized over the term of the contract on a straight-line basis or when the service is completed and the costs associated with these contracts are recognized as incurred.

Software

The Company recognizes revenue in accordance with industry specific software accounting guidance for all software and post-contract support (“PCS”) that are not essential to the functionality of the hardware. Accounting for software that is essential to the functionality of the hardware is accounted for as specified above under “Multiple Deliverables.” The Company has not established VSOE of fair value for the undelivered elements of third-party software offerings. For the majority of Company-owned software offerings, the Company has established VSOE to support a separation of the software license and undelivered elements. These elements include PCS as well as professional services. VSOE of the undelivered element is determined by reference to the prices customers pay for support when it is sold separately. In instances where VSOE is established, the Company recognizes revenue from the sale of software licenses at the time of initial sale, assuming all of the above criteria have been met, and revenue from the undelivered elements over the maintenance period. When the Company has not established VSOE to support a separation of the software license and undelivered elements, the revenue and related costs are generally recognized over the term of the agreement.

Other

The Company records revenue from the sale of equipment under sales-type leases as product revenue in an amount equal to the present value of minimum lease payments at the inception of the lease. Sales-type leases also produce financing income, which is included in net revenue in the Consolidated Statements of Income and is recognized at consistent rates of return over the lease term. The Company also offers qualified customers revolving credit lines for the purchase of products and services offered by the Company. Financing income attributable to these revolving loans is recognized in net revenue on an accrual basis.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Standard Warranty Liabilities—The Company records warranty liabilities for its standard limited warranty at the time of sale for the estimated costs that may be incurred under its limited warranty. The liability for standard warranties is included in accrued and other current and other non-current liabilities in the Consolidated Statements of Financial Position. The specific warranty terms and conditions vary depending upon the product sold and the country in which the Company does business, but generally includes technical support, parts, and labor over a period ranging from one to three years. Factors that affect the Company’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company’s warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the average remaining aggregate warranty period of the covered installed base is approximately 16 months, repair parts are generally already in stock or available at pre-determined prices, and labor rates are generally arranged at pre-established amounts with service providers. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Deferred Revenue—Deferred revenue represents amounts received in advance for extended warranty services, amounts due or received from customers under a legally binding commitment prior to services being rendered, deferred revenue related to the Company-owned software offerings, and other deferred revenue, which primarily consists of deferred profit on third-party software offerings.

Vendor Rebates and Settlements—The Company may receive consideration from vendors in the normal course of business. Certain of these funds are rebates of purchase price paid and others are related to reimbursement of costs incurred by the Company to sell the vendor’s products. The Company recognizes a reduction of cost of goods sold and inventory if the funds are a reduction of the price of the vendor’s products. If the consideration is a reimbursement of costs incurred by the Company to sell or develop the vendor’s products, then the consideration is classified as a reduction of that cost in the Consolidated Statements of Income, most often operating expenses. In order to be recognized as a reduction of operating expenses, the reimbursement must be for a specific, incremental, and identifiable cost incurred by the Company in selling the vendor’s products or services.

In addition, the Company may settle commercial disputes with vendors from time to time. Claims for loss recoveries are recognized when a loss event has occurred, recovery is considered probable, the agreement is finalized, and collectability is assured. Amounts received by the Company from vendors for loss recoveries are generally recorded as a reduction of cost of goods sold.

Loss Contingencies—The Company is subject to the possibility of various losses arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as the Company’s ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted and whether new accruals are required.

Shipping Costs—The Company’s shipping and handling costs are included in cost of net revenue in the Consolidated Statements of Income.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Selling, General, and Administrative—Selling expenses include items such as sales salaries and commissions, marketing and advertising costs, and contractor services. Advertising costs are expensed as incurred in selling, general, and administrative expenses in the Consolidated Statements of Income. For the successor periods ended January 30, 2015 and January 31, 2014, advertising expenses were $660 million and $166 million, respectively, and for the predecessor periods ended October 28, 2013 and February 1, 2013, advertising expenses were $504 million and $833 million, respectively. General and administrative expenses include items for the Company’s administrative functions, such as finance, legal, human resources, and information technology support. These functions include costs for items such as salaries, maintenance and supplies, insurance, depreciation expense, and allowance for doubtful accounts.

Research, Development, and Engineering Costs—Research, development, and engineering costs are expensed as incurred. Research, development, and engineering expenses primarily include payroll and headcount-related costs, contractor fees, infrastructure costs, and administrative expenses directly related to research and development support.

Income Taxes—Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company calculates a provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes. The Company provides valuation allowances for deferred tax assets, where appropriate. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event the Company determines all or part of the net deferred tax assets are not realizable in the future, the Company will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

The accounting guidance for uncertainties in income tax prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company recognizes a tax benefit from an uncertain tax position in the financial statements only when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits and a consideration of the relevant taxing authority’s administrative practices and precedents.

Stock-Based Compensation—The Company measures stock-based compensation expense for all share-based awards granted based on the estimated fair value of those awards at grant date. For the predecessor periods, the cost of restricted stock units and performance-based restricted stock units was determined using the fair market value of Dell’s common stock on the date of grant. For stock options granted in the predecessor periods under Dell’s stock incentive plans, the Company typically estimated the fair value of these awards using the Black-Scholes valuation model. For stock options assumed through Dell’s legacy business acquisitions, the Company used the lattice binomial valuation model to estimate the fair value of the assumed awards. In connection with the acquisition of Dell by Denali Holding, the board of directors of Denali Holding approved the Denali Holding Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”). Denali Holding primarily grants service-based and performance-based stock options from this plan. For service-based stock options issued under the 2013 Stock Incentive Plan, the Company typically estimates the fair value of these awards using the Black-Scholes valuation model and for performance-based stock options issued under the 2013 Stock Incentive Plan, the Company estimates the fair value of these awards using the Monte Carlo valuation model.

The compensation cost of service-based stock options is recognized net of any estimated forfeitures on a straight-line basis over the employee requisite service period. Compensation cost for performance-based options,

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containing a market condition, is recognized on a graded accelerated basis net of estimated forfeitures over the requisite service period. Forfeiture rates are estimated at grant date based on historical experience and adjusted in subsequent periods for differences in actual forfeitures from those estimates. See Note 13 of the Notes to the Audited Consolidated Financial Statements for further discussion of stock-based compensation.

Recently Issued Accounting Pronouncements

Discontinued Operations—In April 2014, the FASB issued guidance that changed the criteria for reporting a discontinued operation. Only disposals of a component that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results is considered a discontinued operation. The guidance also requires expanded disclosures about discontinued operations and disposals of a significant part of an entity that does not qualify for discontinued operations reporting. The guidance is effective for Denali beginning in the first quarter of Fiscal 2016. The Company does not expect this guidance to impact its Consolidated Financial Statements.

Revenue from Contracts with Customers—In May 2014, the Financial Accounting Standards Board (“FASB”) issued amended guidance on the recognition of revenue from contracts with customers. The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In July 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for reporting periods beginning after December 15, 2017. Non-public entities must adopt the new standard for annual reporting periods beginning after December 15, 2018, with an option of applying the standard as early as the original effective date for public entities, reporting periods beginning after December 15, 2016. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. Denali is currently evaluating the impact of the new guidance, the effective date and the method of adoption.

Going Concern—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern—In August 2014, the FASB issued new guidance requiring companies to evaluate at each reporting period whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures will be required if management concludes that substantial doubt exists. This guidance is effective for the Company beginning in the Fiscal 2017 annual period. The Company does not expect this new guidance to impact its Consolidated Financial Statements.

Consolidation—In February 2015, the FASB issued amended consolidation guidance. Specifically, this guidance affects the consolidation analysis of reporting entities that are involved with VIEs, modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partner, and provides a scope exception from consolidation guidance for certain investment funds. The Company does not expect this new guidance to impact its Consolidated Financial Statements.

Presentation of Debt Issuance Costs—In April 2015, the FASB issued amended guidance which will change the classification of debt issuance costs on the Statement of Financial Position. The new standard will require debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability consistent with the presentation of debt discounts, rather than as an asset as currently presented. The guidance

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related to recognition and measurement of debt issuance costs remains unchanged. The Company will be required to implement the new presentation in the first quarter of Fiscal 2017. Except for the reclassification of debt issuance costs on the Statement of Financial Position, there will be no other impact to the Consolidated Financial Statements.

Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement—In April 2015, the FASB issued guidance about whether a cloud computing arrangement includes software and how to account for that software license. If a cloud computing arrangement includes a software license element, the related fees are accounted for as an internal-use software intangible. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a services contract. The Company will be required to adopt the new guidance in the first quarter of Fiscal 2017, with early application permitted. The Company is currently evaluating the impact of the new guidance and timing of adoption, but does not expect it to have a material impact on its Consolidated Financial Statements.

Simplifying the Accounting for Measurement-Period Adjustments—In September 2015, the FASB issued amended guidance which eliminates the requirement that an acquirer in a business combination account for a measurement-period adjustment retrospectively. Instead, an acquirer will be required to recognize a measurement-period adjustment during the period in which the amount of the adjustment is determined. The new guidance will be effective for the Company in the first quarter of Fiscal 2017, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on the Consolidated Financial Statements.

Balance Sheet Classification of Deferred Taxes—In November 2015, the FASB amended guidance for classification of deferred income taxes which will require that deferred tax assets and liabilities be classified as non-current in the statement of financial position. The objective of the new standard is to simplify the presentation under current GAAP, whereby entities are required to separate deferred income taxes into current and non-current amounts. This presentation under current GAAP does not provide benefit to users of financial statements as the classification does not generally align with the time period in which the recognized deferred tax amounts are expected to be recovered or settled. The Company will be required to implement the new presentation in the first quarter of Fiscal 2018, but early adoption is permitted. The Company is currently evaluating the timing of adoption. Except for the reclassification of deferred tax amounts on the statement of financial position, there will be no other impact to the Consolidated Financial Statements.

NOTE 3—BUSINESS COMBINATIONS

Fiscal 2014 Acquisitions

Acquisition of Dell by Denali Holding

On October 29, 2013, Dell was acquired, for an aggregate GAAP purchase price of $24.1 billion for all of its outstanding shares, by Denali Holding, a Delaware corporation owned, upon the closing of the going-private transaction, by Michael S. Dell, the Chairman, Chief Executive Officer, and founder of Dell, and his related family trust, investment funds affiliated with MSDC Management, L.P., investment funds affiliated with Silver Lake Partners, a global private equity firm, and certain members of Dell’s management. There was no contingent consideration related to this transaction, other than with respect to dissenting shares for which appraisal has been demanded under Delaware law, as discussed in Note 11 of the Notes to the Consolidated Financial Statements.

Through January 30, 2015, the Company has incurred $312 million in transaction-related expenses. These expenses consist of professional fees and the reimbursement of certain expenses, which were approved by Dell’s former board of directors, incurred in connection with the going-private transaction. Of this amount, $172 million was recognized in the predecessor period ended October 28, 2013, $120 million was recognized in the successor

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period ended January 31, 2014, and $20 million was incurred in the fiscal year ended January 30, 2015. These costs were recognized in selling, general, and administrative expenses in the Consolidated Statements of Income.

In addition, as of January 30, 2015, the Company expects to incur approximately $87 million in compensation-related expenses, net of forfeitures, that will be expensed through October 2018. These expenses will be recognized in cost of net revenue and operating expenses in the Company’s Consolidated Statements of Income. See “going-private transaction” in Note 14 of the Notes to the Audited Consolidated Financial Statements for more information on these expenses.

The following table summarizes the purchase price of this transaction as of October 29, 2013:

Purchase Price
(in millions)
Purchase price:
Consideration paid	$19,664
Equity rollover	3,440
Other (a)	247
Liability for dissenting shares (Note 11)	770

Total	$24,121

(a)	Represents the fair value for which services were rendered as of the close of the transaction under share-based payment arrangements.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the going-private transaction, all of Dell’s assets and liabilities were accounted for and recognized at fair value on October 29, 2013, in the Company’s Consolidated Financial Statements. The following table summarizes the fair value of the assets acquired and the liabilities assumed by major class as a result of this transaction:

	Cost	Weighted-Average Useful Life
	(in millions)	(in years)
Intangible Assets:
Amortizable intangible assets:
Customer relationships	$10,776	6.6
Technology	1,955	4.7
Trade names	334	6.5

Total amortizable intangible assets	13,065	6.3
In-process research and development	141
Indefinite lived intangible asset (Dell trade name)	1,435

Total intangible assets	14,641
Goodwill	10,005
Cash and cash equivalents (a)	11,040
Accounts receivable, net	6,274
Inventories, net	1,760
Short-term financing receivables, net	3,456
Short-term investments and other current assets	3,912
Property, plant, and equipment, net	3,002
Long-term financing receivables, net	1,610
Long-term investments and other non-current assets	916
Short-term debt	(1,399)
Accounts payable	(11,228)
Accrued and other	(4,146)
Short-term deferred revenue	(3,219)
Long-term debt	(3,418)
Long-term deferred revenue	(3,034)
Other non-current liabilities	(6,051)

Total	$24,121

(a)	Of the above cash and cash equivalents, $4.3 billion was used in connection with the financing requirements of the going-private transaction.

The Company recorded $10.0 billion in goodwill related to this transaction. This amount represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed associated with this transaction. Goodwill is an asset representing future economic benefits arising from other assets acquired that are not individually identified and separately recognized.

Fiscal 2013 Acquisitions

During Fiscal 2013, Dell acquired Quest Software Inc. (“Quest Software”), SonicWALL, Inc. (“SonicWall”), Wyse Technology, Inc. (“Wyse Technology”), AppAssure Software, Inc., Clerity Solutions, Inc., Make Technologies Inc., Gale Technologies, Inc., and Credant Technologies, Inc. The total purchase

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consideration for all of these acquisitions was approximately $5.0 billion in cash for all of their outstanding shares. Quest Software, the largest of these acquisitions, is a global provider of IT management software. Of the other Fiscal 2013 acquisitions, SonicWALL and Wyse Technology were the larger acquisitions. SonicWALL is a global technology company that offers advanced network security and data protection software solutions, and Wyse Technology is a global provider of client computing solutions designed to extend desktop virtualization offerings.

Dell recorded $3.5 billion in goodwill related to acquisitions during Fiscal 2013. This amount primarily represents synergies associated with combining the acquired companies with Dell to provide Dell’s customers with a broader range of IT solutions. This goodwill is not deductible for tax purposes. Dell also recorded $2.2 billion in intangible assets related to these acquisitions, which consist primarily of purchased technology and customer relationships. The intangible assets have weighted-average useful lives ranging from 4 to 7 years.

NOTE 4—FAIR VALUE MEASUREMENTS

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of January 30, 2015 and January 31, 2014:

	Successor
	January 30, 2015			January 31, 2014
	Level 1	Level 2	Total	Level 1	Level 2	Total
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
	(in millions)
Assets:
Money market funds	$1,778	$—	$1,778	$3,475	$—	$3,475
Derivative instruments	—	437	437	—	79	79

Total assets	$1,778	$437	$2,215	$3,475	$79	$3,554

Liabilities:
Derivative instruments	$—	$56	$56	$—	$8	$8

Total liabilities	$—	$56	$56	$—	$8	$8

The Company did not transfer any securities between levels during the fiscal year ended January 30, 2015. The Company did not have any Level 3 assets or liabilities as of January 30, 2015 or January 31, 2014.

The following section describes the valuation methodologies the Company uses to measure financial instruments at fair value:

Money Market Funds—The Company’s money market funds are classified as cash equivalents with original maturities of 90 days or less and are recognized at fair value. The valuations of these securities are based on quoted prices in active markets for identical assets, when available, or pricing models whereby all significant inputs are observable or can be derived from or corroborated by observable market data. The Company reviews security pricing and assesses liquidity on a quarterly basis.

Derivative Instruments—The Company’s derivative financial instruments consist primarily of foreign currency forward and purchased option contracts and interest rate swaps. The fair value of the portfolio is determined using valuation models based on market observable inputs, including interest rate curves, forward

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

and spot prices for currencies, and implied volatilities. Credit risk is also factored into the fair value calculation of the Company’s derivative instrument portfolio. See Note 7 of the Notes to the Audited Consolidated Financial Statements for a description of the Company’s derivative financial instrument activities.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—Certain assets are measured at fair value on a nonrecurring basis and therefore are not included in the recurring fair value table above. These assets consist primarily of non-financial assets such as goodwill and intangible assets and investments accounted for under the cost method. See Note 8 of the Notes to the Audited Consolidated Financial Statements for additional information about goodwill and intangible assets. Investments accounted for under the cost method are measured at fair value initially and subsequently, when there is an indicator of impairment, the impairment is recognized.

NOTE 5—FINANCIAL SERVICES

Dell Financial Services

The Company offers or arranges various financing options and services for its business and consumer customers in the United States, Canada, Europe, and Mexico through Dell Financial Services and its affiliates (“DFS”). DFS’s key activities include the origination, collection, and servicing of customer receivables primarily related to the purchase of the Company’s products and services. New financing originations, which represent the amounts of financing provided by DFS to customers for equipment and related software and services, including third-party originations, were $3.7 billion for the fiscal year ended January 30, 2015 and $958 million for the successor period ended January 31, 2014, and for the predecessor periods, new financing originations, including third-party originations, were $2.3 billion and $3.5 billion for the periods ended October 28, 2013 and February 1, 2013, respectively.

The Company’s financing receivables are aggregated into the following categories:

•	Revolving loans—Revolving loans offered under private label credit financing programs provide qualified customers with a revolving credit line for the purchase of products and services offered by the Company. These private label credit financing programs are referred to as DPA and DBC. The DPA product is primarily offered to individual consumer customers, and the DBC product is primarily offered to small and medium-sized commercial customers. Revolving loans in the United States bear interest at a variable annual percentage rate that is tied to the prime rate. Based on historical payment patterns, revolving loan transactions are typically repaid within twelve months on average.

•	Fixed-term sales-type leases and loans—The Company enters into sales-type lease arrangements with customers who desire lease financing. Leases with business customers have fixed terms of generally two to four years. Future maturities of minimum lease payments as of January 30, 2015, were as follows: Fiscal 2016—$1,449 million; Fiscal 2017—$947 million; Fiscal 2018—$448 million; Fiscal 2019—$107 million; Fiscal 2020 and beyond—$27 million. The Company also offers fixed-term loans to qualified small businesses, large commercial accounts, governmental organizations, educational entities, and certain individual consumer customers. These loans are repaid in equal payments including interest and have defined terms of generally three to four years.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the components of the Company’s financing receivables segregated by portfolio segment as of January 30, 2015 and January 31, 2014:

	Successor
	January 30, 2015			January 31, 2014
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Financing Receivables, net:
Customer receivables, gross	$1,438	$3,291	$4,729	$1,730	$2,943	$4,673
Allowances for losses	(145)	(49)	(194)	(171)	(44)	(215)

Customer receivables, net	1,293	3,242	4,535	1,559	2,899	4,458
Residual interest	—	490	490	—	500	500

Financing receivables, net	$1,293	$3,732	$5,025	$1,559	$3,399	$4,958

Short-term	$1,293	$1,729	$3,022	$1,559	$1,740	$3,299
Long-term	—	2,003	2,003	—	1,659	1,659

Financing receivables, net	$1,293	$3,732	$5,025	$1,559	$3,399	$4,958

The following table summarizes the changes in the allowance for financing receivable losses for the respective periods:

	Successor
	Fiscal Year Ended January 30, 2015			October 29, 2013 through January 31, 2014
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Allowance for financing receivable losses:
Balance at beginning of period	$171	$44	$215	$—	$—	$—
Charge-offs, net of recoveries	(151)	(17)	(168)	(35)	(4)	(39)
Provision charged to income statement	125	22	147	206	48	254

Balance at end of period	$145	$49	$194	$171	$44	$215

	Predecessor
	February 2, 2013 through October 28, 2013			Fiscal Year Ended February 1, 2013
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Allowance for financing receivable losses:
Balance at beginning of period	$169	$23	$192	$179	$23	$202
Charge-offs, net of recoveries	(104)	(15)	(119)	(154)	(14)	(168)
Provision charged to income statement	79	16	95	144	14	158

Balance at end of period	$144	$24	$168	$169	$23	$192

On October 29, 2013, in connection with the acquisition of Dell by Denali Holding, the Company’s financing receivables, net, were re-measured on a fair value basis and recognized in the Consolidated Statement of Financial Position accordingly. In addition, in accordance with authoritative guidance for business combinations, the Company recorded a provision for losses of $204 million on customer receivables to recognize

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

an estimate of incurred losses on principal balances. The provision was calculated using the same methodology in determining the allowance for the Predecessor entity and was recognized in cost of net revenue in the Consolidated Statement of Income for the Successor entity.

The following table summarizes the aging of the Company’s customer financing receivables, gross, including accrued interest, as of January 30, 2015 and January 31, 2014, segregated by class:

	Successor
	January 30, 2015				January 31, 2014
	Current	Past Due 1—90 Days	Past Due > 90 Days	Total	Current	Past Due 1—90 Days	Past Due > 90 Days	Total
	(in millions)
Revolving—DPA	$969	$140	$54	$1,163	$1,195	$171	$62	$1,428
Revolving—DBC	244	26	5	275	273	24	5	302
Fixed-term—Consumer and Small Commercial	319	14	3	336	328	12	1	341
Fixed-term—Medium and Large Commercial	2,800	138	17	2,955	2,497	98	7	2,602

Total customer receivables, gross	$4,332	$318	$79	$4,729	$4,293	$305	$75	$4,673

DFS Acquisitions

During Fiscal 2014, prior to the acquisition of Dell by Denali Holding, the Company completed its acquisition of CIT Vendor Finance’s Dell-related financing assets portfolio and sales and servicing functions in Europe which enabled global expansion of the Company’s direct finance model. This acquisition included a purchased portfolio of $374 million in gross contractual payments under fixed-term leases and loans with a fair value at purchase of approximately $356 million. As part of the same purchase, the Company acquired a liquidating portfolio of operating leases which are included in property, plant, and equipment in the Consolidated Statements of Financial Position. At the time of the acquisition, the gross amount of the equipment associated with these operating leases was approximately $169 million. In connection with this transaction, a Company subsidiary, Dell International Bank Limited (“Dell International Bank”), obtained a bank license from The Central Bank of Ireland to facilitate the Company’s ongoing offerings of financial services in Europe.

Credit Quality

The following table summarizes customer receivables, gross, including accrued interest, by credit quality indicator segregated by class, as of January 30, 2015 and January 31, 2014. The categories shown in the table below segregate customer receivables based on the relative degrees of credit risk. The credit quality indicators for DPA revolving accounts are primarily as of each quarter-end date, while all other indicators are generally updated on a periodic basis.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For DPA revolving receivables shown in the table below, the Company makes credit decisions based on proprietary scorecards, which include the customer’s credit history, payment history, credit usage, and other credit agency-related elements. The higher quality category includes prime accounts generally of a higher credit quality that are comparable to U.S. customer FICO scores of 720 or above. The mid-category represents the mid-tier accounts that are comparable to U.S. customer FICO scores from 660 to 719. The lower category is generally sub-prime and represents lower credit quality accounts that are comparable to U.S customer FICO scores below 660. For the DBC revolving receivables and fixed-term Commercial receivables shown in the table below, an internal grading system is utilized that assigns a credit level score based on a number of considerations, including liquidity, operating performance, and industry outlook. The grading criteria and classifications for the fixed-term products differ from those for the revolving products as loss experience varies between these product and customer groups. The credit quality categories cannot be compared between the different classes as loss experience varies substantially between the classes.

	Successor
	January 30, 2015				January 31, 2014
	Higher	Mid	Lower	Total	Higher	Mid	Lower	Total
	(in millions)
Revolving—DPA	$165	$327	$671	$1,163	$182	$412	$834	$1,428
Revolving— DBC	$84	$80	$111	$275	$98	$86	$118	$302
Fixed-term—Consumer and Small Commercial	$92	$145	$99	$336	$73	$143	$125	$341
Fixed-term— Medium and Large Commercial	$1,701	$761	$493	$2,955	$1,519	$644	$439	$2,602

Securitizations and Structured Financing Debt

The Company transfers certain U.S. customer financing receivables to SPEs that meet the definition of a VIE and are consolidated, along with the associated debt, into the Company’s Consolidated Financial Statements, as the Company is the primary beneficiary of those VIEs. These SPEs are bankruptcy remote legal entities with separate assets and liabilities. The purpose of these SPEs is to facilitate the funding of customer receivables in the capital markets.

The following table shows financing receivables held by the consolidated VIEs as of the respective dates:

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Financing receivables held by consolidated VIEs, net:
Short-term, net	$2,086	$2,302
Long-term, net	891	1,001

Financing receivables held by consolidated VIEs, net	$2,977	$3,303

Financing receivables transferred via securitization through SPEs were $2.7 billion and $4.5 billion for the fiscal year ended January 30, 2015, and the successor period ended January 31, 2014, respectively. For the predecessor periods, financing receivables transferred via securitization through SPEs were $0.9 billion and $2.0 billion for the periods ended October 28, 2013 and February 1, 2013, respectively. The significant amount of receivables securitized through SPEs in the Fiscal 2014 periods reflect the Company’s entry into new securitization programs as a result of the going-private transaction.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Some of the SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The Company’s risk of loss related to securitized receivables is limited to the amount by which the Company’s right to receive collections for assets securitized exceeds the amount required to pay interest, principal, and fees and expenses related to the asset-backed securities. The Company provides credit enhancement to the securitization in the form of over-collateralization.

The Company’s total structured financing debt, which is collateralized by financing receivables in the U.S., Canada, and Europe, was $2.7 billion and $2.5 billion, as of January 30, 2015, and January 31, 2014, respectively.

•	The structured financing debt program in the U.S., which is related to the fixed-term lease and loan securitization program and the revolving loan securitization program, was $1.8 billion and $2.3 billion as of January 30, 2015 and January 31, 2014, respectively. During the second quarter of Fiscal 2015, the Company paid down $0.6 billion of the structured financing debt in the fixed-term securitization program. This debt is collateralized solely by the U.S financing receivables in the programs. The debt has a variable interest rate, and the duration of this debt generally ranges from 12 to 48 months, based on the terms of the underlying financing receivables. As of January 30, 2015, the total debt capacity related to the securitization programs was $2.5 billion. The Company enters into interest rate swap agreements to effectively convert a portion of its structured financing debt from a floating rate to a fixed rate. See Note 7 of the Notes to the Audited Consolidated Financial Statements for additional information about interest rate swaps.

The Company’s securitization programs are effective for three years, beginning on October 29, 2013, and contain standard structural features related to the performance of the securitized receivables. The structural features include defined credit losses, delinquencies, average credit scores, and minimum collection requirements. In the event one or more of these criteria are not met and the Company is unable to restructure the program, no further funding of receivables will be permitted and the timing of the Company’s expected cash flows from over-collateralization will be delayed. As of January 30, 2015, these criteria were met.

•	During Fiscal 2015, the Company issued $722 million in asset-backed debt securities to private investors. As of January 30, 2015, the associated debt balance of these securities was $515 million. The asset-backed debt securities are collateralized solely by the U.S. financing receivables in the offering, which are held by SPEs. The interest rate on these securities is fixed and ranges from 0.26% to 2.68%, and the duration of these securities generally ranges from 12 to 48 months, based on the terms of the underlying financing receivables. See Note 6 of the Notes to the Audited Consolidated Financial Statements for additional information regarding the Company’s structured financing debt.

•	In connection with the Company’s international financing operations, the Company entered into revolving structured financing debt programs related to its fixed-term lease and loan products sold in Canada and Europe. As of January 30, 2015, the Canadian program, which is effective for two years, beginning on September 19, 2014, and is collateralized solely by the Canadian financing receivables, had a total debt capacity of $153 million. The European program, which is effective for three years, beginning on December 23, 2013, and is collateralized solely by the European financing receivables, had a total debt capacity of $386 million as of January 30, 2015. This capacity was increased during the fourth quarter of Fiscal 2015 under the existing terms of the program. The outstanding balance of both revolving structured loans was $388 million and $152 million, as of January 30, 2015 and January 31, 2014, respectively.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Asset Sales

To manage certain concentrations of customer credit exposure, the Company may sell selected fixed-term financing receivables to unrelated third parties on a periodic basis. During the fiscal year ended January 30, 2015 the amount of receivables sold was $61 million. During the successor period ended January 31, 2014, the Company did not sell any receivables. For the predecessor periods ended October 28, 2013 and February 1, 2013, the amount of receivables sold was $127 million and $375 million, respectively.

NOTE 6—DEBT

The following table summarizes the Company’s outstanding debt as of the dates indicated:

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Secured Debt
4.00% Secured asset-backed credit line (“ABL Credit Facility”)	$—	$750
Structured financing debt	2,690	2,504
3.75% Floating rate due October 2018 (“Term Loan C Facility”)	1,284	1,463
4.50% Floating rate due April 2020 (“Term Loan B Facility”)	4,602	4,648
4.75% Floating rate due April 2020 (“Term Loan Euro Facility”)	785	954
5.625% due October 2020 (“Senior First Lien Notes”)	1,400	1,400
Unsecured Notes and Debentures
0.847% Floating rate due April 2014 (“2014B Notes”)	—	300
2.30% due September 2015	700	700
3.10% due April 2016	400	400
5.65% due April 2018	500	500
5.875% due June 2019	600	600
4.625% due April 2021	400	400
7.10% due April 2028	300	300
6.50% due April 2038	388	400
5.40% due September 2040	265	300
Other
7.25% due October 2023 to Microsoft Global Finance (“Microsoft Note”)	26	2,018
Other	47	44

Total debt, principal amount	14,387	17,681
Unamortized discount, net of unamortized premium	(232)	(266)

Total debt, carrying value	$14,155	$17,415

Total short-term debt	$2,921	$3,063
Total long-term debt	$11,234	$14,352

To finance the acquisition of Dell by Denali Holding, the Company issued $13.9 billion in debt, which included borrowings under the Term Loan facilities and the ABL Credit Facility, proceeds from the sale of the Senior First Lien Notes and the Microsoft Note, as well as borrowings under the structured financing debt programs. During Fiscal 2015, the Company repaid $3.3 billion of debt, which primarily consisted of $2.0 billion principal amount of the Microsoft Note, $0.8 billion of borrowings outstanding under the ABL Credit Facility, $0.3 billion in maturing 2014B Notes, and $0.2 billion in Term Loan Facilities. In addition, during Fiscal 2015, the Company issued $0.2 billion, net, in additional structured financing debt.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Term Loan Facilities—The $1.5 billion Term Loan C Facility was issued on October 29, 2013, and provides for equal quarterly principal amortizations in an annual amount equal to 10% of the original principal amount in the first year of the agreement and increasing annual percentage amounts in subsequent years with the payment of the outstanding balance due at maturity, in October 2018. The annual principal amortization percentage is currently 17.5%. The $4.7 billion Term Loan B Facility and the €700 million Term Loan Euro Facility were issued on October 29, 2013, and provide for quarterly principal amortizations in an annual amount equal to 1% of the original principal amount and payment of the outstanding balances due at maturity in April 2020. Borrowings under the Term Loan facilities bear interest, payable quarterly, at a rate per annum equal to an applicable margin, plus, at the borrowers’ option, either (a) a base rate or (b) a LIBOR rate for the applicable currency, in each case, subject to interest rate floors. Under the Term Loan facilities, if Dell has excess cash flows that are not reinvested in working capital, strategic investment, or finance activities on an annual basis and if Dell’s secured leverage ratio falls within certain thresholds, a percentage of the excess cash flows is required to prepay secured debt. An excess cash flow payment of approximately $0.1 billion was determined to be required for Fiscal 2015, and this amount has been reclassified from long-term debt to short-term debt as of January 30, 2015.

Senior First Lien Notes—The Senior First Lien Notes were issued on October 7, 2013, in an aggregate principal amount of $1.5 billion and are payable in full at maturity, in October 2020. The Company purchased approximately $100 million in aggregate principal amount of these notes in the open market during the third quarter of Fiscal 2014. Interest on the Senior First Lien Notes is payable semiannually.

ABL Credit Facility—On October 29, 2013, the Company entered into a secured ABL Credit Facility to support its working capital needs. The maximum aggregate borrowings under this revolving credit facility are approximately $2.0 billion. Borrowings under the ABL Credit Facility are subject to a borrowing base, which consists of certain receivables and inventory. Available borrowings under the ABL Credit Facility are reduced by draws on the facility as well as letters of credit. As of January 30, 2015, available borrowings under this facility, taking into account outstanding letters of credit, totaled $1.7 billion. Borrowings under the facility bear interest at a rate per annum equal to an applicable margin, plus, at the borrowers’ option, either (a) a base rate, (b) a LIBOR rate or (c) certain other applicable rates. The applicable margin under the facility is determined based on excess liquidity as a percentage of the maximum borrowing amount under the facility. The ABL Credit Facility will expire in October 2018.

The borrowers under the Term Loan facilities and the ABL Credit Facility and the co-issuers of the Senior First Lien Notes are subsidiaries of Dell Inc. Dell Inc. and substantially all of its domestic subsidiaries guarantee the borrowings under the Term Loan facilities and the obligations under the Senior First Lien Notes. Dell Inc. and certain of its domestic subsidiaries guarantee the borrowings under the ABL Credit Facility. All borrowings and other obligations under the Term Loan facilities and the ABL Credit Facility generally are secured by first-priority or second-priority security interests in substantially all of the assets of Dell Inc., the borrowers under the facilities and the guarantors of the facilities, as well as by pledges of the equity interests of Dell Inc. and Dell Inc.’s domestic subsidiaries, and a portion of the equity interests of certain first-tier foreign subsidiaries of Dell Inc. All obligations under the Senior First Lien Notes are secured by a first-priority security interest in certain cash flow collateral and a second-priority security interest in other collateral securing the ABL Credit Facility.

Structured Financing Debt—As of January 30, 2015 and January 31, 2014, the Company had $2.7 billion and $2.5 billion, respectively, in outstanding structured financing debt, which was primarily related to the fixed-term lease and loan, and revolving loan securitization programs. See Note 5 and Note 7 of the Notes to the Audited Consolidated Financial Statements for further discussion of the structured financing debt and the interest rate swap agreements that hedge a portion of that debt.

Microsoft Note—In connection with the acquisition of Dell by Denali Holding, Denali Holding issued a $2.0 billion subordinated note to Microsoft Global Finance, a subsidiary of Microsoft Corporation. Interest on the

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Microsoft Note accrues at a per annum rate of 7.25% and is payable quarterly. The Company may elect to pay up to 3.5% per annum of interest in kind (“PIK Interest”) instead of paying cash. As of August 1, 2014, the Company elected to make all future interest payments for the Microsoft Note in the form of cash. During the year ended January 30, 2015, the Company made principal prepayments totaling approximately $2.0 billion and paid $0.1 billion in interest. No prepayment penalties may be assessed pursuant to the terms of this note. The remaining $26 million principal amount of the Microsoft Note is payable at maturity in October 2023.

Unsecured Notes and Debentures—The Company’s Unsecured Notes and Debentures were issued by the Predecessor entity prior to the acquisition of Dell by Denali Holding. Interest on these borrowings is payable semiannually. During Fiscal 2015, the Company repurchased $47 million of these notes.

As of January 30, 2015 the total carrying value and estimated fair value of the outstanding Senior First Lien Notes and Unsecured Notes and Debentures, including the current portion, was $4.8 billion and $5.1 billion, respectively. In comparison, both the total carrying value and estimated fair value of the outstanding Senior First Lien Notes and Unsecured Debentures, including the current portion, was $5.1 billion as of January 31, 2014. As of January 30, 2015, the total carrying value and estimated fair value of the Term Loan facilities, including the current portion, was $6.6 billion and $6.7 billion, respectively. In comparison, both the total carrying value and estimated fair value of the Term Loan facilities, including the current portion, was $7.0 billion as of January 31, 2014. The fair value of the outstanding Senior First Lien Notes, the outstanding Unsecured Notes and Debentures, and the Term Loan facilities were determined based on observable market prices in a less active market and was categorized as Level 2 in the fair value hierarchy. The fair value of the Microsoft Note approximates its carrying value based on pricing available for instruments comparable in maturity and credit quality. The fair values of the other short-term debt, the structured financing debt, and borrowings under the ABL Credit Facility approximate their carrying values due to their short-term maturities.

As of January 30, 2015, aggregate future maturities of the Company’s debt were as follows:

	Maturities by Fiscal Year
	2016	2017	2018	2019	2020	Thereafter	Total
	(in millions)
Structured Financing Debt	$1,763	$655	$222	$47	$3	$—	$2,690
Term Loan Facilities and Senior First Lien Notes	428	401	429	336	55	6,422	8,071
Unsecured Notes and Debentures	700	400	—	500	600	1,353	3,553
Other	30	17	—	—	—	26	73

Total maturities, principal amount	2,921	1,473	651	883	658	7,801	14,387
Associated carrying value adjustments	—	2	—	—	(2)	(232)	(232)

Total maturities, carrying value	$2,921	$1,475	$651	$883	$656	$7,569	$14,155

Covenants and Restricted Net Assets

The credit agreements for the Term Loan facilities and the ABL Credit Facility and the indenture governing the Senior First Lien Notes contain covenants restricting the ability of Dell and its restricted subsidiaries, subject to specified exceptions, to incur additional debt, create liens on certain assets to secure debt, pay dividends and make other restricted payments, make certain investments, sell or transfer certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets, and enter into certain transactions with affiliates. Substantially all of Denali’s consolidated net assets, results of operations and cash flows, other than as discussed below related to the Microsoft Note, consist of its investments in Dell and its consolidated subsidiaries, all of

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

which are restricted subsidiaries as of January 30, 2015. The ability of Denali to pay dividends is dependent on Dell operations, and the ability of Dell to pay dividends to Denali is limited by Dell liquidity measures set forth in the agreements governing the Term Loan Facilities and the ABL Credit Facility and in the indenture covering the Senior First Lien Notes. The indentures governing the Unsecured Notes and Debentures contain covenants limiting Dell’s ability to create certain liens, enter into sale-and-lease back transactions, and consolidate or merge with, or convey, transfer, or lease all or substantially all of its assets to, another person. The credit agreements and all such indentures contain customary events of default, including failure to make required payments, failure to comply with covenants, and the occurrence of certain events of bankruptcy and insolvency. The ABL Credit Facility requires compliance with conditions that must be satisfied prior to any borrowing and maintenance of a minimum fixed charge coverage ratio. The Company was in compliance with all financial covenants as of January 30, 2015.

During the fiscal years ended January 30, 2015 and January 31, 2014, Denali (parent company) received dividends from Dell in the amounts of $2 billion and $19 million, respectively, and used those proceeds to make principal prepayments of approximately $2 billion and interest payments totaling $0.1 billion in the fiscal year ended January 30, 2015, and interest payments totaling $19 million in the fiscal year ended January 31, 2014. Denali (parent company) recorded interest expense of $89 million and $37 million during the fiscal years ended January 30, 2015 and January 31, 2014, respectively. Liabilities for the Microsoft Note and related interest at Denali (parent company) were $26 million and $2 billion as of January 30, 2015 and January 31, 2014, respectively.

The parent company stand-alone financial statements of Denali are not presented as substantially all of the operations, cash flows, and net assets of Denali on a consolidated basis reside at Dell. The Denali (parent company) financial statements primarily include the Microsoft note and the equity investment in Dell and it consolidated subsidiaries. Denali (parent company) has no other significant independent assets or operations.

NOTE 7—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Instruments

As part of its risk management strategy, the Company uses derivative instruments, primarily forward contracts, purchased options, and interest rate swaps to hedge certain foreign currency and interest rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with gains and losses on the derivative contracts used to hedge the exposures, thereby reducing volatility of earnings and protecting the fair values of assets and liabilities. For derivatives designated as cash flow hedges, the Company assesses hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative and recognizes any ineffective portion of the hedge in earnings as a component of interest and other, net. Hedge ineffectiveness recognized in earnings was not material during the fiscal year ended January 30, 2015.

Foreign Exchange Risk

The Company uses forward contracts and purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted transactions denominated in currencies other than the U.S. dollar. The risk of loss associated with purchased options is limited to premium amounts paid for the option contracts. The risk of loss associated with forward contracts is equal to the exchange rate differential from the time the contract is entered into until the time it is settled. The majority of these contracts typically expire in twelve months or less.

During the fiscal year ended January 30, 2015, the Company did not discontinue any cash flow hedges related to foreign exchange contracts that had a material impact on the Company’s results of operations due to the probability that the forecasted cash flows would not occur. However, as a result of the acquisition of Dell by

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Denali Holding, the cash flow hedges that were outstanding at the end of the predecessor period were de-designated as of October 29, 2013, due to the change in control of Dell resulting from the going-private transaction.

The Company uses forward contracts to hedge monetary assets and liabilities denominated in a foreign currency. These contracts generally expire in three months or less, are considered economic hedges, and are not designated for hedge accounting. The change in the fair value of these instruments represents a natural hedge as their gains and losses offset the changes in the underlying fair value of the monetary assets and liabilities due to movements in currency exchange rates.

In connection with the expanded offerings of Dell Financial Services in Europe, forward contracts are used to hedge financing receivables denominated in foreign currencies. The majority of these contracts expire within three years or less and are not designated.

Interest Rate Risk

The Company uses interest rate swaps to hedge the variability in cash flows related to the interest rate payments on structured financing debt. The interest rate swaps economically convert the variable rate on the structured financing debt to a fixed interest rate to match the underlying fixed rate being received on fixed-term customer leases and loans. The duration of these contracts typically ranges from 30 to 42 months. As of January 30, 2015, these swaps were not being designated for hedge accounting as cash flow hedges.

Interest rate swaps are utilized to manage the interest rate risk, at a portfolio level, associated with Dell Financial Services operations in Europe. The interest rate swaps economically convert the fixed rate on financing receivables to a three month Euribor floating rate basis in order to match the floating rate nature of the banks’ funding pool. Most of the contracts expire within three years or less and are not designated for hedge accounting.

Notional Amounts of Outstanding Derivative Instruments

The notional amounts of the Company’s outstanding derivative instruments were as follows as of the dates indicated:

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Foreign Exchange Contracts
Designated as cash flow hedging instruments	$4,759	$2,366
Non-designated as hedging instruments	1,219	550

Total	$5,978	$2,916

Interest Rate Contracts
Non-designated as hedging instruments	$1,434	$1,829

Total	$1,434	$1,829

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Effect of Derivative Instruments on the Consolidated Statements of Financial Position and the Consolidated Statements of Income (Loss)

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI, Net of Tax, on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)	Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
(in millions)
Successor
For the fiscal year ended January 30, 2015
		Total net revenue	$163
Foreign exchange contracts	$427	Total cost of net revenue	15
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$1

Total	$427		$178		$1

October 29, 2013 through January 31, 2014
		Total net revenue	$(4)
Foreign exchange contracts	$3	Total cost of net revenue	6
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$—

Total	$3		$2		$—

Predecessor
February 2, 2013 through October 28, 2013
		Total net revenue	$43
Foreign exchange contracts	$4	Total cost of net revenue	13
Interest rate contracts	1	Interest and other, net	(1)	Interest and other, net	$1

Total	$5		$55		$1

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Derivative Instruments in the Consolidated Statements of Financial Position

The Company presents its foreign exchange derivative instruments on a net basis in the Consolidated Statements of Financial Position due to the right of offset by its counterparties under master netting arrangements. The fair value of those derivative instruments presented on a gross basis as of each date indicated below was as follows:

	Successor
	January 30, 2015
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non- Current Liabilities	Total Fair Value
	(in millions)
Derivatives Designated as Hedging Instruments
Foreign exchange contracts in an asset position	$254	$—	$33	$—	$287
Foreign exchange contracts in a liability position	(8)	—	(2)	—	(10)

Net asset (liability)	246	—	31	—	277

Derivatives not Designated as Hedging Instruments
Foreign exchange contracts in an asset position	556	—	36	—	592
Foreign exchange contracts in a liability position	(365)	—	(120)	—	(485)
Interest rate contracts in a liability position	—	—	—	(3)	(3)

Net asset (liability)	191	—	(84)	(3)	104

Total derivatives at fair value	$437	$—	$(53)	$(3)	$381

	Successor
	January 31, 2014
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non- Current Liabilities	Total Fair Value
	(in millions)
Derivatives Designated as Hedging Instruments
Foreign exchange contracts in an asset position	$35	$—	$2	$—	$37
Foreign exchange contracts in a liability position	(8)	—	(1)	—	(9)

Net asset (liability)	27	—	1	—	28

Derivatives not Designated as Hedging Instruments
Foreign exchange contracts in an asset position	178	—	7	—	185
Foreign exchange contracts in a liability position	(126)	—	(15)	—	(141)
Interest rate contracts in a liability position	—	—	—	(1)	(1)

Net asset (liability)	52	—	(8)	(1)	43

Total derivatives at fair value	$79	$—	$(7)	$(1)	$71

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the gross amounts of the Company’s derivative instruments, amounts offset due to master netting agreements with the Company’s various counterparties, and the net amounts recognized in the Consolidated Statements of Financial Position.

Description	Successor
	January 30, 2015
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position
				Financial Instruments	Cash Collateral Received or Pledged	Net Amount
	(in millions)
Derivative Instruments
Financial assets	$879	$(442)	$437	$—	$—	$437
Financial liabilities	(498)	442	(56)	—	—	(56)

Total Derivative Instruments	$381	$—	$381	$—	$—	$381

	Successor
	January 31, 2014
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position

				Gross Amounts not Offset in the Statement of Financial Position
Description				Financial Instruments	Cash Collateral Received or Pledged	Net Amount
	(in millions)
Derivative Instruments
Financial assets	$222	$(143)	$79	$—	$—	$79
Financial liabilities	(151)	143	(8)	—	—	(8)

Total Derivative Instruments	$71	$—	$71	$—	$—	$71

NOTE 8—GOODWILL AND INTANGIBLE ASSETS

In connection with the acquisition of Dell by Denali Holding on October 29, 2013, all of the Company’s tangible and intangible assets and liabilities were accounted for and recognized at fair value on the transaction date. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was accounted for and recognized as goodwill. Accordingly, on the date of the transaction, there was no excess fair value for any of the Company’s goodwill reporting units.

In the first quarter of Fiscal 2015, the Company completed certain organizational realignments within its product and services business units to conform to the way it now internally manages its performance. These realignments primarily consisted of the transfer of services that are closely tied to the sale of hardware offerings, such as support and deployment services, from Dell Services to Client Solutions and the Enterprise Solutions Group. As a direct result of this organizational realignment, in the first quarter of Fiscal 2015, the Company’s assessment of its goodwill reporting units also changed, and goodwill was re-allocated to the new goodwill

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

reporting units on a relative fair value basis. The Company did not incur any impairment charges during the first quarter of Fiscal 2015 as a result of this change in goodwill reporting units.

Goodwill

The following table presents goodwill allocated to Denali’s business segments as of January 30, 2015 and January 31, 2014, and changes in the carrying amount of goodwill for the respective periods:

	Client Solutions	Enterprise Solutions Group	Dell Software Group	Dell Services	Total
	(in millions)
Predecessor
Balance at February 1, 2013	$1,499	$2,244	$890	$4,671	$9,304
Goodwill acquired during the period	17	—	38	—	55
Adjustments	(2)	(4)	(84)	(8)	(98)

Balance at October 28, 2013	$1,514	$2,240	$844	$4,663	$9,261

Successor
Balance at October 29, 2013	$—	$—	$—	$—	$—
Goodwill recognized through the going-private transaction	663	1,878	1,179	6,296	10,016

Balance at January 31, 2014	$663	$1,878	$1,179	$6,296	$10,016

Segment realignment adjustment (a)	$3,770	$2,033	$183	$(5,986)	$—

Balance at January 31, 2014	$4,433	$3,911	$1,362	$310	$10,016
Goodwill acquired during the period (b)	—	—	49	—	49
Adjustments	(5)	(4)	(1)	(2)	(12)

Balance at January 30, 2015	$4,428	$3,907	$1,410	$308	$10,053

(a)	During the first quarter of Fiscal 2015, the Company made certain realignments within its product and services business units to conform to the way the Company internally manages performance. These realignments primarily consisted of the transfer of services that are closely tied to the sale of hardware offerings, such as support and deployment services, from Dell Services to Client Solutions and ESG.
(b)	Amount represents goodwill acquired in connection with the acquisition of StatSoft, Inc. The purchase price for this acquisition was $73 million.

During Fiscal 2015, the Company recorded $12 million in net adjustments to goodwill primarily related to purchase accounting for the going-private transaction described above. These adjustments included a reduction of a liability balance as well as a change in tax assumption related to purchase accounting.

During the second quarter of Fiscal 2015, the Company elected to change the date of its annual impairment analysis of goodwill and indefinite-lived intangible assets from the second fiscal quarter to the third fiscal quarter. The Company determined that this change was preferable, as it allows the Company to incorporate into that analysis, and give the most timely effect to, the Company’s forecasts for the upcoming years. Based on the results of the annual impairment test, which was a qualitative and quantitative test, no impairment of goodwill or indefinite-lived intangible assets existed as of October 31, 2014. As a result of this analysis, it was determined that the excess of fair value over the carrying value for each of the Company’s goodwill reporting units was above 15%. Further, no triggering events transpired subsequent to the annual impairment test that would indicate

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

a potential impairment of goodwill as of January 30, 2015. In addition, the Company did not have any accumulated goodwill impairment charges as of January 30, 2015.

Management exercised significant judgment related to the above assessment, including the identification of goodwill reporting units, assignment of assets and liabilities to goodwill reporting units, assignment of goodwill to reporting units, and determination of the fair value of each goodwill reporting unit. The fair value of each goodwill reporting unit is generally estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, the estimation of the long-term growth rate of the Company’s business and the determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the fair value of the goodwill reporting unit, potentially resulting in a non-cash impairment charge.

Intangible Assets

Denali’s intangible assets as of January 30, 2015 and January 31, 2014, were as follows:

	Successor			Successor
	January 30, 2015			January 31, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(in millions)
Customer relationships	$10,766	$(2,236)	$8,530	$10,776	$(457)	$10,319
Technology	2,120	(579)	1,541	1,955	(114)	1,841
Trade names	334	(66)	268	334	(13)	321

Finite-lived intangible assets	13,220	(2,881)	10,339	13,065	(584)	12,481
In-process research and development (a)	—	—	—	141	—	141
Indefinite-lived intangible assets	1,435	—	1,435	1,435	—	1,435

Total intangible assets	$14,655	$(2,881)	$11,774	$14,641	$(584)	$14,057

(a)	In-process research and development was placed into service during the fourth quarter of Fiscal 2015.

Amortization expense related to finite-lived intangible assets was approximately $2,299 million and $584 million during successor periods ended January 30, 2015 and January 31, 2014, respectively, and for the predecessor periods, amortization expense related to finite-lived intangible assets was $594 million and $613 million during the periods ended October 28, 2013 and February 1, 2013, respectively. There were no material impairment charges related to intangible assets during the successor periods ended January 30, 2015 and January 31, 2014 or during the predecessor periods ended October 28, 2013 and February 1, 2013.

Estimated future annual pre-tax amortization expense of finite-lived intangible assets as of January 30, 2015, over the next five fiscal years and thereafter is as follows:

Fiscal Years	(in millions)
2016	$2,201
2017	2,178
2018	1,941
2019	1,860
2020	989
Thereafter	1,170

Total	$10,339

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—WARRANTY AND DEFERRED EXTENDED WARRANTY REVENUE

The Company records a liability for its standard limited warranties at the time of sale for the estimated costs that may be incurred. The liability for standard warranties is included in accrued and other current liabilities and other non-current liabilities in the Consolidated Statements of Financial Position. Changes in the Company’s liabilities for standard limited warranties are presented in the following tables for the periods indicated.

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Warranty liability:
Warranty liability at beginning of period	$774	$—	$762	$888
Fair value recognized through purchase accounting	—	822	—	—
Costs accrued for new warranty contracts and changes in estimates for pre-existing warranties (a)(b)	860	225	775	992
Service obligations honored	(955)	(273)	(771)	(1,118)

Warranty liability at end of period	$679	$774	$766	$762

Current portion	$453	$496	$486	$492
Non-current portion	226	278	280	270

Warranty liability at end of period	$679	$774	$766	$762

(a)	Changes in cost estimates related to pre-existing warranties are aggregated with accruals for new standard warranty contracts. The Company’s warranty liability process does not differentiate between estimates made for pre-existing warranties and new warranty obligations.
(b)	Includes the impact of foreign currency exchange rate fluctuations.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue from the sale of extended warranties is recognized over the term of the contract or when the service is completed, and the costs associated with these contracts are recognized as incurred. Deferred extended warranty revenue is included in deferred revenue in the Consolidated Statements of Financial Position. Changes in the Company’s liabilities for deferred revenue related to extended warranties are presented in the following tables for the periods indicated.

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Deferred extended warranty revenue:
Deferred extended warranty revenue at beginning of period	$5,686	$—	$7,048	$7,002
Fair value recognized through purchase accounting	—	$5,466	$—	$—
Revenue deferred for new extended warranties (a)	4,370	983	2,955	4,029
Service revenue recognized	(3,483)	(763)	(3,034)	(3,983)

Deferred extended warranty revenue at end of period	$6,573	$5,686	$6,969	$7,048

Current portion	$2,958	$2,742	$3,334	$3,366
Non-current portion	3,615	2,944	3,635	3,682

Deferred extended warranty revenue at end of period	$6,573	$5,686	$6,969	$7,048

(a)	Includes the impact of foreign currency exchange rate fluctuations.

NOTE 10—SEVERANCE

In connection with the transformation of the Company’s business model, the Company incurs costs related to employee severance. The Company records a liability for these costs when it is probable that employees will be entitled to termination benefits and the amounts can be reasonably estimated. The liability related to these actions is included in accrued and other current liabilities in the Consolidated Statements of Financial Position. For the successor entity, the liability related to these actions was $110 million and $498 million for fiscal year ended January 30, 2015 and January 31, 2014, respectively.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the activity related to the Company’s severance liability for the respective periods:

Severance Costs
(in millions)
Predecessor
Balance at February 3, 2012	$66
Severance charges to provision	146
Cash paid and other	(159)

Balance at February 1, 2013	53
Severance charges to provision	237
Cash paid and other	(125)

Balance at October 28, 2013	165

Successor
Balance at October 29, 2013	—
Fair value recognized through purchase accounting	165
Severance charges to provision	399
Cash paid and other	(66)

Balance at January 31, 2014	498
Severance charges to provision	77
Cash paid and other	(465)

Balance at January 30, 2015	$110

Severance costs are included in cost of net revenue, selling, general and administrative expenses, and research, development, and engineering expense in the Consolidated Statement of Income as follows:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2014	Fiscal Year Ended February 1, 2013
	(in millions)		(in millions)
Severance:
Cost of net revenue	$36	$68	$33	$43
Selling, general, and administrative	36	293	192	92
Research, development, and engineering	5	38	12	11

Total	$77	$399	$237	$146

NOTE 11—COMMITMENTS AND CONTINGENCIES

Lease Commitments—The Company leases property and equipment, manufacturing facilities, and office space under non-cancelable leases. Certain of these leases obligate the Company to pay taxes, maintenance, and repair costs. At January 30, 2015, future minimum lease payments under these non-cancelable leases were as follows: $126 million in Fiscal 2016; $108 million in Fiscal 2017; $79 million in Fiscal 2018; $58 million in Fiscal 2019; $38 million in Fiscal 2020; and $50 million thereafter.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Rent expense under all leases totaled $159 million and $40 million during the successor periods ended January 30, 2015 and January 31, 2014, respectively, and during the predecessor periods ended October 28, 2013 and February 1, 2013, rent expense totaled $128 million and $137 million, respectively.

Purchase Obligations—The Company has contractual obligations to purchase goods or services, which specify significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. As of January 30, 2015, the Company had $2.2 billion, $65 million, and $78 million in purchase obligations for Fiscal 2016, Fiscal 2017, and Fiscal 2018 and thereafter, respectively.

Legal Matters—The Company is involved in various claims, suits, assessments, investigations, and legal proceedings that arise from time to time in the ordinary course of its business, including those identified below, consisting of matters involving consumer, antitrust, tax, intellectual property, and other issues on a global basis. The Company accrues a liability when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company reviews these accruals at least quarterly and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel, and other relevant information. To the extent new information is obtained and the Company’s views on the probable outcomes of claims, suits, assessments, investigations, or legal proceedings change, changes in the Company’s accrued liabilities would be recorded in the period in which such determination is made. For some matters, the amount of liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. The following is a discussion of the Company’s significant legal matters and other proceedings:

Going-Private Transaction Litigation—Prior to and shortly following the announcement on February 5, 2013, of the execution of the original going-private transaction agreement, described in Note 1 of the Notes to the Condensed Consolidated Financial Statements, relating to the proposed acquisition of Dell Inc., twenty-five lawsuits challenging the transaction were filed, of which twenty-one were filed in the Delaware Court of Chancery and four were filed in the District Court of Travis County in Texas. The Delaware actions were consolidated as In re Dell, Inc. Shareholder Litigation (C.A. No. 8329-CS) (the “Delaware litigation”).

The Delaware litigation was a putative class action filed on behalf of the stockholders of Dell Inc. other than the defendants and their affiliates. The operative complaint alleged that the Dell directors breached their fiduciary duties in connection with their approval of the going-private transaction agreement and that the entity defendants aided and abetted those breaches. The complaint sought, among other relief, declaratory and injunctive relief enjoining the going-private transaction, and compensatory damages in an unspecified amount. The stayed Texas action referred to below makes similar allegations on behalf of the same putative class.

On April 4, 2013, three of the Texas lawsuits were voluntarily dismissed, without prejudice, and the remaining action, Nelson v. Dell Inc. et al. (Cause No. D-1-GN-13-000220), was stayed by the Texas court. The Delaware litigation was voluntarily dismissed, without prejudice, on March 10, 2014.

On May 30, 2013, a putative class action was filed in the United States District Court for the Southern District of Texas, captioned John Michael Van Buiten et al. v. Dell Inc. et al. (Docket No. 13-cv-01585)(the “Van Buiten litigation”). The action named as defendants Dell Inc., its directors, Silver Lake Partners L.P., and the Parent Parties, and asserted disclosure claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 as well as state common law claims for breach of fiduciary duties and aiding and abetting breach of fiduciary duties. The complaint sought, among other remedies, injunctive relief enjoining the going-private transaction. The Van Buiten litigation was voluntarily dismissed, without prejudice, on April 8, 2014.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The defendants believe that the claims that have been asserted against them in the lawsuits are without merit.

Appraisal Proceedings—Holders of shares of Dell common stock who did not vote on September 12, 2013, in favor of the proposal to adopt the amended going-private transaction agreement and who properly demanded appraisal of their shares and who otherwise comply with the requirements of Section 262 of the Delaware General Corporate Law (“DGCL”) are entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares in lieu of receiving the going-private transaction consideration. This appraised value could be more than, the same as, or less than the $13.75 per share going-private transaction consideration. The Company has recorded a liability of $13.75 for each share with respect to which appraisal has been demanded and as to which the demand has not been withdrawn, together with interest at the statutory rate discussed below.

Between October 29, 2013, and February 25, 2014, former Dell stockholders filed petitions in 13 separate matters commencing appraisal proceedings in the Delaware Court of Chancery in which they seek a determination of the fair value of a total of approximately 38 million shares of Dell common stock plus interest, costs and attorneys’ fees. These matters have been consolidated as In Re Appraisal of Dell (C.A. No. 9322-VCL). Discovery has started and trial is currently set for October 2015.

The appraisal proceedings will be conducted in accordance with the rules of the Delaware Court of Chancery. In these proceedings, the Court of Chancery will determine the fair value of the shares as to which appraisal has been properly demanded, exclusive of any element of value arising from the accomplishment or expectation of the going-private transaction. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest on such fair value from the going-private transaction effective time through the date of payment of the judgment will be compounded quarterly and will accrue at a per annum rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time. Any payment in respect of the shares subject to appraisal rights will be required to be paid in cash.

The outcome of the appraisal proceedings is uncertain. A judgment determining fair value in excess of the recorded liability of $13.75 per share noted above for any shares properly subject to appraisal could have a material adverse effect on the Company’s results of operations and liquidity.

Securities Litigation—On May 22, 2014, a securities class action seeking compensatory damages was filed in the United States District Court for the Southern District of New York, captioned the City of Pontiac Employee Retirement System vs. Dell Inc. et. al. (Case No. 1:14-cv-03644). The action names as defendants Dell Inc. and certain current and former executive officers, and alleges that Dell made false and misleading statements about Dell’s business operations and products between February 22, 2012, and May 22, 2012, which resulted in artificially inflated stock prices. The defendants believe the claims asserted are without merit and the risk of material loss is remote.

Copyright Levies—The Company’s obligation to collect and remit copyright levies in certain European Union (“EU”) countries may be affected by the resolution of legal proceedings pending in Germany against various companies, including Dell’s German subsidiary, and elsewhere in the EU against other companies in Dell’s industry. The plaintiffs in those proceedings, some of which are described below, generally seek to impose or modify the levies with respect to sales of such equipment as multifunction devices, phones, personal computers, and printers, alleging that such products enable the copying of copyrighted materials.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Some of the proceedings also challenge whether the levy schemes in those countries comply with EU law. Certain EU member countries that do not yet impose levies on digital devices are expected to implement legislation to enable them to extend existing levy schemes, while some other EU member countries are expected to limit the scope of levy schemes and their applicability in the digital hardware environment. Dell, other companies, and various industry associations have opposed the extension of levies to the digital environment and have advocated alternative models of compensation to rights holders. The Company continues to collect levies in certain EU countries where it has determined that based on local laws it is probable that it has a payment obligation. The amount of levies is generally based on the number of products sold and the per-product amounts of the levies, which vary. The Company accrues a liability when it believes that it is both probable that a loss has been incurred and when it can reasonably estimate the amount of the loss.

On December 29, 2005, Zentralstelle Für private Überspielungrechte (“ZPÜ”), a joint association of various German collecting societies, instituted arbitration proceedings against Dell’s German subsidiary before the Board of Arbitration at the German Patent and Trademark Office in Munich, and subsequently filed a lawsuit in the German Regional Court in Munich on February 21, 2008, seeking levies to be paid on each personal computer sold by Dell in Germany through the end of calendar year 2007. On December 23, 2009, ZPÜ and the German industry association, BCH, reached a settlement regarding audio-video copyright levy litigation (with levies ranging from €3.15 to €13.65 per unit). Dell joined this settlement on February 23, 2010, and has paid the amounts due under the settlement. On March 25, 2014, ZPÜ and Dell reached a settlement for levies to be paid on each personal computer sold for the period of January 2, 2011 through December 31, 2016. The amount of the settlement is not material to the Company. The amount of any levies payable after calendar year 2016, as well as the Company’s ability to recover such amounts through increased prices, remains uncertain.

German courts are also considering a lawsuit originally filed in July 2004 by VG Wort, a German collecting society representing certain copyright holders, against Hewlett-Packard Company in the Stuttgart Civil Court seeking levies on printers, and a lawsuit originally filed in September 2003 by the same plaintiff against Fujitsu Siemens Computer GmbH in Munich Civil Court in Munich, Germany seeking levies on personal computers. In each case, the civil and appellate courts held that the subject classes of equipment were subject to levies. In July 2011, the German Federal Supreme Court, to which the lower court holdings have been appealed, referred each case to the Court of Justice of the European Union, submitting a number of legal questions on the interpretation of the European Copyright Directive which the German Federal Supreme Court deems necessary for its decision. In August 2014, the German Supreme Court delivered an opinion noting that printers and personal computers are subject to levies, and referred the case back to the Court of Appeals.

Proceedings seeking to impose or modify copyright levies for sales of digital devices also have been instituted in courts in other EU member states. Even in countries where Dell is not a party to such proceedings, decisions in those cases could impact Dell’s business and the amount of copyright levies Dell may be required to collect.

The ultimate resolution of these proceedings and the associated financial impact to the Company, if any, including the number of units potentially affected, the amount of levies imposed, and the ability of the Company to recover such amounts, remain uncertain at this time. Should the courts determine there is liability for previous units shipped beyond the amount of levies the Company has collected or accrued, the Company would be liable for such incremental amounts. Recovery of any such amounts from others by Dell would be possible only on future collections related to future shipments.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Other Litigation—The various legal proceedings in which Dell is involved include commercial litigation and a variety of patent suits. In some of these cases, Dell is the sole defendant. More often, particularly in the patent suits, Dell is one of a number of defendants in the electronics and technology industries. Dell is actively defending a number of patent infringement suits, and several pending claims are in various stages of evaluation. While the number of patent cases has grown over time, Dell does not currently anticipate that any of these matters will have a material adverse effect on its business, financial condition, results of operations, or cash flows.

As of January 30, 2015, the Company does not believe there is a reasonable possibility that a material loss exceeding the amounts already accrued for these or other proceedings or matters has been incurred. However, since the ultimate resolution of any such proceedings and matters is inherently unpredictable, the Company’s business, financial condition, results of operations, or cash flows could be materially affected in any particular period by unfavorable outcomes in one or more of these proceedings or matters. Whether the outcome of any claim, suit, assessment, investigation, or legal proceeding, individually or collectively, could have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows will depend on a number of variables, including the nature, timing, and amount of any associated expenses, amounts paid in settlement, damages, or other remedies or consequences.

Indemnifications—In the ordinary course of business, the Company enters into contractual arrangements under which Denali may agree to indemnify the third party to such arrangements from any losses incurred relating to the services it performs on behalf of the Company or for losses arising from certain events as defined in the particular contract, such as litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments related to these indemnifications have not been material to the Company.

Certain Concentrations—The Company maintains cash and cash equivalents, derivatives and certain other financial instruments with various financial institutions that potentially subject us to concentration of credit risk. As part of its risk management processes, the Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company has not sustained material credit losses from instruments held at these financial institutions. Further, the Company does not anticipate nonperformance by any of the counterparties.

The Company markets and sells its products and services to large corporate clients, governments, and health care and education accounts, as well as to small and medium-sized businesses and individuals. No single customer accounted for more than 10% of the Company’s consolidated net revenue during Fiscal 2015, Fiscal 2014, or Fiscal 2013.

The Company purchases a number of components from single or limited sources. In some cases, alternative sources of supply are not available. In other cases, the Company may establish a working relationship with a single source or a limited number of sources if the Company believes it is advantageous to do so based on performance, quality, support, delivery, capacity, or price considerations.

The Company utilizes a limited number of contract manufacturers who assemble its products. The Company may purchase components from suppliers and sell those components to the contract manufacturers, thereby creating receivable balances from the contract manufacturers. The agreements with the majority of the contract manufacturers allow the Company to offset its payables against these receivables, thus mitigating the credit risk wholly or in part. Receivables from four contract manufacturers represented the majority of the gross non-trade receivables of $2.8 billion and $2.7 billion as of January 30, 2015 and January 31, 2014, respectively, of which $2.1 billion and $2.2 billion as of January 30, 2015 and January 31, 2014, respectively, have been offset against

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

the corresponding payables. The portion of receivables not offset against payables are included in other current assets in the Consolidated Statement of Financial Position. The Company does not reflect the sale of the components in revenue and does not recognize any profit on the component sales until the related products are sold.

NOTE 12—INCOME AND OTHER TAXES

The provision for income taxes consisted of the following for the respective periods:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Current:
Federal	$118	$73	$420	$656
State/local	4	35	36	50
Foreign	218	46	196	191

Current	340	154	652	897

Deferred:
Federal	(405)	(428)	(339)	(297)
State/local	(29)	(75)	(15)	(23)
Foreign	(31)	(41)	115	(108)

Deferred	(465)	(544)	(239)	(428)

Provision (benefit) for income taxes	$(125)	$(390)	$413	$469

Income before provision for income taxes consisted of the following for the respective periods:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Domestic	$(3,316)	$(1,680)	$(448)	$24
Foreign	1,970	(322)	768	2,817

Income (loss) before income taxes	$(1,346)	$(2,002)	$320	$2,841

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The components of the Company’s net deferred tax assets (liabilities) were as follows as of January 30, 2015 and January 31, 2014:

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Deferred tax assets:
Deferred revenue and warranty provisions	1,018	851
Provisions for product returns and doubtful accounts	142	137
Credit carryforwards	86	87
Loss carryforwards	334	356
Operating and compensation related accruals	321	311
Other	166	223

Deferred tax assets	2,067	1,965
Valuation allowance	(432)	(399)

Deferred tax assets, net of valuation allowance	1,635	1,566

Deferred tax liabilities:
Leasing and financing	(140)	(193)
Property and equipment	(254)	(286)
Acquired intangibles	(2,014)	(2,318)
Other	(138)	(76)

Deferred tax liabilities	(2,546)	(2,873)

Net deferred tax assets (liabilities)	(911)	(1,307)

The tables below summarize the net operating losses, tax credit carryforwards, and other deferred tax assets with related valuation allowances recognized as of January 30, 2015 and January 31, 2014.

	Successor
	January 30, 2015
	(in millions)
	Deferred Tax Assets	Valuation Allowance	Net Deferred Tax Assets	First Year Expiring
Credit carryforwards	$86	$(38)	$48	Fiscal 2016
Loss carryforwards	334	(177)	157	Fiscal 2016
Other deferred tax assets	1,647	(217)	1,430	NA

Total	$2,067	$(432)	$1,635

	Successor
	January 31, 2014
	(in millions)
	Deferred Tax Assets	Valuation Allowance	Net Deferred Tax Assets	First Year Expiring
Credit carryforwards	$87	$(48)	$39	Fiscal 2015
Loss carryforwards	356	(151)	205	Fiscal 2015
Other deferred tax assets	1,522	(200)	1,322	NA

Total	$1,965	$(399)	$1,566

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of January 30, 2015, the Company had $100 million, $41 million, and $193 million of deferred tax assets related to federal, state, and foreign net operating loss carryforwards, respectively. In comparison, as of January 31, 2014, the Company had $102 million, $41 million, and $213 million of deferred tax assets related to federal, state, and foreign net operating loss carryforwards, respectively. The company’s credit carryforwards as of January 30, 2015 and January 31, 2014, relate primarily to state tax and U.S. foreign tax credits. The valuation allowances for other deferred tax assets as of January 30, 2015 and January 31, 2014, are primarily related to foreign jurisdictions. The Company has determined that it will be able to realize the remainder of its deferred tax assets.

Deferred taxes have not been recorded on the excess book basis in the shares of certain foreign subsidiaries because these basis differences are not expected to reverse in the foreseeable future and are expected to be permanent in duration. The basis differences in the amount of approximately $21.8 billion as of January 30, 2015 arose primarily from undistributed book earnings, which the Company intends to reinvest indefinitely. The basis differences could be reversed through a sale of the subsidiaries or the receipt of dividends from the subsidiaries, as well as various other events. Net of available foreign tax credits, residual income tax of approximately $6.8 billion would be due upon reversal of this excess book basis as of January 30, 2015.

A portion of the Company’s operations is subject to a reduced tax rate or is free of tax under various tax holidays. The Company’s significant tax holidays expire in whole or in part during Fiscal 2017 through Fiscal 2023. Many of these tax holidays and reduced tax rates may be extended when certain conditions are met or may be terminated early if certain conditions are not met. For the successor periods ended January 30, 2015 and January 31, 2014, the income tax benefits attributable to the tax status of these subsidiaries were estimated to be approximately $218 million ($0.54 per share) and $65 million ($0.16 per share), respectively. For the predecessor periods ended October 28, 2013 and February 1, 2013, these benefits were estimated to be approximately $87 million ($0.05 per share) and $410 million ($0.23 per share), respectively.

The effective tax rate from statutory U.S. federal income tax rate as follows for the respective periods:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
U.S. federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.4	2.1	6.6	0.9
Foreign income taxed at different rates	(25.3)	(15.8)	4.1	(19.3)
Change in valuation allowance and non-deductible operating losses	(7.1)	(0.1)	78.1	3.2
Non-deductible transaction costs	—	(1.1)	8.8	—
Vendor and other settlements	2.8	—	—	(4.3)
Other	1.5	(0.6)	(3.5)	1.0

Total	9.3%	19.5%	129.1%	16.5%

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the Predecessor and Successor entities is as follows:

Total
(in millions)
Predecessor
Balance at February 3, 2012	$2,194
Increases related to tax positions of the current year	219
Increases related to tax position of prior years	107
Reductions for tax positions of prior years	(44)
Lapse of statute of limitations	(19)
Audit settlements	(11)

Balance at February 1, 2013	2,446
Increases related to tax positions of the current year	121
Increases related to tax position of prior years	6
Reductions for tax positions of prior years	(42)
Lapse of statute of limitations	(16)
Audit settlements	2

Balance at October 28, 2013	2,517

Successor
Balance at October 29, 2013	—
Fair value recognized through purchase accounting	2,517
Increases related to tax positions of the current year	29
Increases related to tax position of prior years	22
Reductions for tax positions of prior years	(11)
Lapse of statute of limitations	(26)
Audit settlements	(68)

Balance at January 31, 2014	2,463
Increases related to tax positions of the current year	142
Increases related to tax position of prior years	14
Reductions for tax positions of prior years	(80)
Lapse of statute of limitations	(34)
Audit settlements	(50)

Balance at January 30, 2015	$2,455

The Company recorded net unrecognized tax benefits of $3.0 billion as of both January 30, 2015 and January 31, 2014. The unrecognized tax benefits in the table above do not include accrued interest and penalties. As of January 30, 2015 and January 31, 2014, accrued interest and penalties were $858 million and $805 million, respectively. These interest and penalties are offset by tax benefits from transfer pricing, interest deductions, and state income tax, which are also not included in the table above. As of January 30, 2015 and January 31, 2014, these benefits were $336 million and $313 million, respectively.

Interest and penalties related to income tax liabilities are included in income tax expense. For the successor periods ended January 30, 2015 and January 31, 2014, the Company recorded $35 million and $5 million related to interest and penalties, respectively, and for the predecessor periods ended October 28, 2013, and February 1, 2013, the Company recorded $32 million and $104 million related to interest and penalties, respectively.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During Fiscal 2014, the Internal Revenue Service (“IRS”) agency issued a revised Revenue Agent’s Report for fiscal years 2004 through 2006, proposing certain assessments primarily related to transfer pricing matters. The Company disagrees with certain of the proposed assessments and has contested them through the IRS administrative appeals procedures. In addition, the Company’s U.S. federal income tax returns for fiscal years 2007 through 2009 are currently under examination by the IRS. The Company is currently under income tax audits in various state and foreign jurisdictions. The Company maintains ongoing discussions and negotiations relating to tax matters with the taxing authorities in these jurisdictions. The Company believes that it has provided adequate reserves related to all matters contained in tax periods open to examination. Although the Company believes it has made adequate provisions for the uncertainties surrounding these audits, should the Company experience unfavorable outcomes, such outcomes could have a material impact on its results of operations, financial position, and cash flows. Although timing of resolution or closure of audits is not certain, the Company believes it is reasonably possible that tax audit resolutions could reduce its unrecognized tax benefits by an amount between $150 to $700 million in the next 12 months. Such a reduction would not have a material effect on the Company’s effective tax rate. Net unrecognized tax benefits, if recognized, would favorably affect the Company’s effective tax rate. The tax periods open to examination by the major taxing jurisdictions to which the Company is subject include fiscal years 2000 through 2014.

The Company takes certain non-income tax positions in the jurisdictions in which it operates and has received certain non-income tax assessments from various jurisdictions. The Company believes that a material loss in these matters is not probable and that it is not reasonably possible that a material loss exceeding amounts already accrued has been incurred. The Company believes its positions in these non-income tax litigation matters are supportable and that it will ultimately prevail. In the normal course of business, the Company’s positions and conclusions related to its non-income taxes could be challenged and assessments may be made. To the extent new information is obtained and the Company’s views on its positions, probable outcomes of assessments, or litigation change, changes in estimates to the Company’s accrued liabilities would be recorded in the period in which such a determination is made. In the resolution process for income tax and non-income tax audits, the Company may be required to provide collateral guarantees or indemnification to regulators and tax authorities until the matter is resolved.

NOTE 13—EARNINGS PER SHARE

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. The Company excludes equity instruments from the calculation of diluted earnings per share if the effect of including such instruments is anti-dilutive. Accordingly, certain stock-based incentive awards have been excluded from the calculation of diluted earnings per share totaling 55 million shares for the fiscal year ended January 30, 2015, and 46 million shares for the successor period ended January 31, 2014. For the predecessor periods, stock-based incentive awards excluded total 90 million shares and 121 million shares for the period ended October 28, 2013 and the fiscal year ended February 1, 2013, respectively.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the computation of basic and diluted earnings per share for each of the periods presented:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions, except per share amounts)
Numerator:
Net income (loss)	$(1,221)	$(1,612)	$(93)	$2,372

Denominator:
Weighted-average shares outstanding:
Basic	404	397	1,755	1,745
Effect of dilutive options, restricted stock units, restricted stock, and other	—	—	—	10

Diluted	404	397	1,755	1,755

Earnings (loss) per share:
Basic	$(3.02)	$(4.06)	$(0.05)	$1.36
Diluted	$(3.02)	$(4.06)	$(0.05)	$1.35

NOTE 14—STOCK-BASED COMPENSATION AND BENEFIT PLANS

Stock-based Compensation

Going-Private Transaction

In connection with the acquisition of Dell by Denali Holding on October 29, 2013, the board of directors of Denali Holding approved the Denali Holding Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”). Immediately prior to the going-private transaction, Dell had 78 million outstanding options, and subsequent to the going-private transaction, 75 million of these options were settled for a one-time cash payment. In accordance with authoritative guidance, the Company re-valued these options as of the transaction date using the lattice binomial valuation. The difference between the fair value of the canceled awards and the cash payment that pertained to services rendered prior to the transaction date was recognized as additional paid in capital upon close of the transaction, while $67 million that pertained to services forgone subsequent to the transaction was immediately recognized as stock-based compensation expense in the successor period. In addition, immediately prior to the going-private transaction, Dell had 22 million unvested restricted stock units, 21 million of which were converted to deferred cash awards that will continue to have a service period requirement post close of the going-private transaction. As of January 30, 2015, the Company expects to incur approximately $18 million, in additional compensation-related expense, net of forfeitures, through December 2017 related to the deferred cash awards. A limited number of outstanding options and restricted stock units issued by Dell were converted into equity awards issued by Denali Holding. In connection with these awards, the Company expects to incur $2 million in additional compensation-related expense through December 2017.

Under terms of a new employment agreement effective as of close of the transaction, Michael S. Dell, Chief Executive Officer of the Company, was issued an option to purchase 11 million shares of Series A common stock of Denali Holding at an exercise price of $13.75 per share. The option is service-based and vests ratably over five years on each anniversary of the going-private transaction or will vest fully earlier, upon a change in control of Denali Holding. The Company expects to incur approximately $67 million of additional compensation-related expense through October 2018 for this option grant.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Description of the Plans

The 2013 Stock Incentive Plan provides for the grant of stock-based incentive awards to aid in recruiting and the retention of employees. Denali Holding intends to continue to grant long-term cash incentive awards, but no other type of equity-based award, pursuant to the Dell Inc. 2012 Long-Term Incentive Plan (as renamed the Denali Holding Inc. 2012 Long-Term Incentive Plan, the “2012 Plan”). In Fiscal 2013 and Fiscal 2012, in connection with Dell’s business acquisitions, Dell assumed some stock incentive plans of its acquired companies. No future equity grants will be made under the assumed plans or any previous Dell stock incentive plans.

The 2013 Stock Incentive Plan provides for the grant of stock-based incentive awards to the Company’s employees, consultants, and non-employee directors. Equity awards available for issuance under the 2013 Stock Incentive Plan include stock options, stock appreciation rights, restricted stock units, and other equity-based awards. Those awards include certain rights that allow the holder to exercise a put feature for the underlying stock, requiring the Company to purchase the stock at its fair market value. The put feature is subject to a six-month holding period following the issuance of the common stock. Accordingly, these awards are subject to reclassification from equity to temporary equity, and the Company determines the amounts to be classified as temporary equity as follows:

•	For stock options subject to service requirements, the intrinsic value of the option is multiplied by the portion of the option that is vested. Upon exercise of the option, the amount in temporary equity represents the fair value of the Company’s common stock.

•	For stock appreciation rights and restricted stock units, the fair value of the share is multiplied by the portion of the share that is vested.

•	For share-based arrangements that are subject to the occurrence of a contingent event, those amounts are not reclassified to temporary equity until the contingency has been satisfied.

The amount of redeemable shares classified as temporary equity as of January 30, 2015 was $53 million comprised of 0.5 million issued and outstanding common shares, 0.3 million unvested restricted stock units, and 18.8 million outstanding stock options.

As of January 30, 2015 and January 31, 2014 there were approximately 17 million and 12 million shares of common stock of Denali Holding available for future grants under the 2013 Stock Incentive Plan, respectively. In comparison, there were approximately 98 million Dell common stock available for future grants under Dell’s previous stock incentive plans as of February 1, 2013.

Stock Option Agreements—Stock options granted under the 2013 Stock Incentive Plan include service-based awards and performance-based awards. Service-based stock options typically vest pro-rata at each option anniversary date over a five year period. Performance-based stock options, with a market condition, become exercisable upon achievement of Return on Equity (ROE) metrics up to the seven year anniversary of the going-private transaction date, depending upon the achievement of the market condition. Both service-based and performance-based stock options are granted with option exercise prices equal to the fair market value of Denali common stock, as determined by the Denali Holding board of directors. Generally, common stock issued under both service-based and performance-based awards are subject to liquidity events, such as an IPO, change in control, annual company liquidity program, calls, and puts. Stock options expire ten years after the date of grant. Compensation expense for service-based stock options is recognized on a straight-line basis over the requisite service period, while compensation expense for performance-based stock options, with a market condition, is recognized on a graded accelerated basis net of estimated forfeitures over the requisite service period.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Stock Option Activity

The following table summarizes stock option activity during the respective periods:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term
	(in millions)	(per share)	(in years)
Predecessor
Options outstanding—February 3, 2012	143	$25.37
Granted and assumed through acquisitions (a)	23	7.18
Exercised	(6)	9.40
Forfeited	(5)	13.63
Cancelled/expired	(37)	26.96

Options outstanding—February 1, 2013	118	22.51

Granted and assumed through acquisitions (a)	—	—
Exercised	(6)	7.59
Forfeited	(9)	8.03
Cancelled/expired	(101)	24.46
Converted	(2)	$29.67

Options outstanding—October 28, 2013	—	$—

Successor
Options outstanding—October 29, 2013	—	$—
Granted and assumed through the going-private transaction (b)	60	14.32
Exercised	—	—
Forfeited	—	—
Cancelled/expired	—	—

Options outstanding—January 31, 2014	60	$14.32

Granted	2	17.08
Exercised	—	—
Forfeited	(6)	13.75
Cancelled/expired	(1)	32.22

Options outstanding—January 30, 2015	55	$14.11

Vested and expected to vest (net of estimated forfeitures)—January 30, 2015	48	$14.13	8.7
Exercisable—January 30, 2015	6	$15.44	8.0

(a)	In connection with Fiscal 2013 acquisitions, Dell assumed approximately 21 million stock options with a weighted-average exercise price per share of $6.47. Dell did not assume any stock options in connection with business acquisitions during the predecessor period ended October 28, 2013.
(b)	In Fiscal 2014, in connection with the acquisition of Dell by Denali Holding on October 29, 2013, Denali Holding assumed 2 million stock options with a weighted-average exercise price per share of $29.67 that were outstanding under a previous Dell stock incentive plan. In addition, one-time awards totaling 58 million stock options with an exercise price of $13.75 per share were granted to certain members of the Company’s management under the 2013 Stock Incentive Plan.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the successor periods ended January 30, 2015 and January 31, 2014, the total fair value of options vested was $41 million and immaterial, respectively. In comparison, for the predecessor periods ended October 28, 2013 and February 1, 2013, the total fair value of options vested was $74 million and $83 million, respectively. For the successor entity as of January 30, 2015 and January 31, 2014, there were $235 million and $325 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock options expected to be recognized over a weighted-average period of 4.0 and 4.9 years, respectively. For the Predecessor entity, as of February 1, 2013 there was $83 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock options expected to be recognized over a weighted-average period of 1.6 years.

Valuation of Service-Based Stock Option Awards

For the service-based stock options granted by the successor entity under the 2013 Stock Incentive Plan, Denali Holding utilized the Black-Scholes option pricing model to estimate the fair value of stock options at the grant date. The Black-Scholes option pricing model incorporates various assumptions, including leveraged adjusted volatility of a public peer group, expected term, risk-free interest rates, and dividend yields. The weighted assumptions utilized for valuation of options under this model as well as the weighted-average grant date fair value of stock options granted during the respective periods are presented below. There were no option grants by the Predecessor entity in Fiscal 2014 under previous Dell stock incentive plans.

The expected term of both the successor and Predecessor periods shown below is based on historical experience and on the terms and conditions of the stock awards granted to employees. For the predecessor periods shown below, volatility was based on a blend of implied and historical volatility of Dell’s common stock over the most recent period commensurate with the estimated expected term of Dell’s predecessor stock options. For the successor period, option valuations used leverage-adjusted volatility of a peer group and the expected term was based on analysis of Dell historical option settlement experience and on the terms and conditions of the stock awards granted.

Valuation of Performance-Based Stock Option Awards

For the performance-based stock options granted under the 2013 Stock Incentive Plan, Denali Holding used the Monte Carlo valuation model to simulate probabilities of achievement of the market condition and the grant date fair value. The valuation model used leverage adjusted peer volatility and corresponding risk free interest rate. Upon fulfillment of a ROE condition, a specific portion of the performance options become exercisable. An embedded binomial lattice option pricing model was used to determine the value of these exercisable options using the assumption that these options will be exercised at the midpoint between the point of a ROE condition being fulfilled and option expiration. The assumptions utilized in this model as well as the weighted-average grant date fair value of stock options granted during the successor period are presented below.

Valuation of Assumed Service-Based Stock Option Awards

For stock options assumed by Dell in business acquisitions consummated before the going-private transaction, the Company utilized the lattice binomial valuation model to estimate the fair value of the award as of the going-private transaction effective date. The use of the lattice binomial model requires actual employee exercise behavior data for the purpose of estimating the expected term of the award. The lattice binomial valuation model incorporates various assumptions, including volatility, risk-free interest rate, expected term, and dividend yield. Below are the underlying assumptions used to value stock options assumed in such business acquisitions in Fiscal 2013. Stock-based compensation expense recognized for stock options awards that were valued using the lattice binomial valuation model was not material for the successor periods ended January 30, 2015 and January 31, 2014, or for the predecessor periods ended October 28, 2013 and February 1, 2013.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Below are the assumptions utilized to value stock option grants during the respective periods:

	Successor				Predecessor
	Service- Based	Performance- Based	Service- Based	Performance- Based	Service- Based	Assumed
	Fiscal Year Ended January 30, 2015	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014 (a)	October 29, 2013 through January 31, 2014	Fiscal Year Ended February 1, 2013	Fiscal Year Ended February 1, 2013
Weighted-average grant date fair value of stock options granted per option	$8.75	$9.01	$7.02	$5.92	$4.88	$3.09
Expected term (in years)	5.2	—	6.9	—	4.8	4.5
Risk-free rate (U.S. Government Treasury Note)	1.6%	2.4%	1.9%	2.5%	1.0%	1.3%
Volatility	62%	55%	49%	48%	37%	36%
Dividend Yield	—%	—%	—%	—%	2.7%	3.2%

(a)	The 11 million options granted to Michael Dell by Denali Holding, included in the service-based column for successor above, were valued using an expected term of 10 years and corresponding risk-free interest rate. This resulted in a grant date fair value of $8.22 per option.

Restricted Stock Unit Awards

Non-vested restricted stock unit awards and activities for the respective periods are as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in millions)	(per share)
Predecessor
Non-vested restricted stock units:
Non-vested restricted stock unit balance as of February 3, 2012	42	$14.29
Granted	27	16.97
Vested (a)	(19)	13.39
Forfeited	(8)	16.71

Non-vested restricted stock unit balance as of February 1, 2013	42	15.95
Granted	—	—
Vested (a)	(16)	16.02
Forfeited	(4)	16.96
Converted	(22)	$15.69

Non-vested restricted stock unit balance as of October 28, 2013	—	$—

(a)

Upon vesting of restricted stock units, some of the underlying shares were generally sold to cover the required withholding taxes. However, select participants could choose the net shares settlement method to cover withholding tax requirements. In the successor periods ended January 30, 2015 and January 31, 2014, total shares withheld for tax withholdings were not material. In the predecessor periods, total shares withheld were approximately 320,000 and 930,000 for the period ended October 28, 2013 and February 1, 2013, respectively. Total payments for the employee’s tax obligations to the taxing authorities in the

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

predecessor periods were $5 million, and $16 million for the predecessor periods ended October 28, 2013 and February 1, 2013, respectively, and are reflected as a financing activity within the Consolidated Statements of Cash Flows.

In connection with the going-private transaction, the successor entity assumed 0.8 million unvested restricted stock units with a re-measured grant date fair value of $13.75 per share. As of January 30, 2015 and January 31, 2014 there was $2 million and $6 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to these awards expected to be recognized over a weighted-average period of approximately 2.6 years and 2.4 years, respectively. For the Predecessor entity, as of February 1, 2013 there was $354 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to non-vested restricted stock awards expected to be recognized over a weighted-average period of approximately 1.8 years.

For the successor periods ended January 30, 2015 and January 31, 2014, the total estimated vest date fair value of restricted stock unit awards was not material, and for the predecessor periods ended October 28, 2013 and February 1, 2013, the total estimated vest date fair value of restricted stock unit awards was $232 million and $297 million, respectively.

Stock-based Compensation Expense

Stock-based compensation expense was allocated as follows for the respective periods:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
			(in millions)
Stock-based compensation expense:
Cost of net revenue	$13	$5	$31	$59
Operating expenses	59	77	153	288

Stock-based compensation expense before taxes	72	82	184	347
Income tax benefit	(26)	(24)	(54)	(104)

Stock-based compensation expense, net of income taxes	$46	$58	$130	$243

Employee Benefit Plans

401(k) Plan—The Company has a defined contribution retirement plan (the “401(k) Plan”) that complies with Section 401(k) of the Internal Revenue Code. Substantially all employees in the U.S. are eligible to participate in the 401(k) Plan. Effective January 1, 2008, the Company matches 100% of each participant’s voluntary contributions, subject to a maximum contribution of 5% of the participant’s eligible compensation, and participants vest immediately in all contributions to the 401(k) Plan. The Company’s contributions during the successor periods ended January 30, 2015 and January 31, 2014 were $162 million and $37 million, respectively, and for the predecessor periods ended October 28, 2013 and February 1, 2013, Dell’s contributions were $136 million and $175 million, respectively. The Company’s matching contributions and participants voluntary contributions are invested according to each participant’s elections in the investment options provided under the Plan. Investment options included Dell common stock for a portion of the plan year before the going-private transaction, but neither participant nor Dell contributions were required to be invested in Dell common stock.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—SEGMENT INFORMATION

Denali’s reportable segments are based on the following product and services business units:

•	Client Solutions

•	Enterprise Solutions Group (“ESG”)

•	Dell Software Group (“DSG”)

•	Dell Services

Client Solutions includes desktops, thin clients, notebooks, and tablets, as well as services, and third party software and peripherals closely tied to the sale of Client Solutions hardware. ESG includes servers, networking, and storage, as well as services and third party software and peripherals that are closely tied to the sale of ESG hardware. DSG includes systems management, security software solutions, and information management software offerings. Dell Services includes a broad range of IT and business services, including infrastructure, cloud, applications, and business process services.

The reportable segments disclosed herein are based on information reviewed by Denali’s management to evaluate the business segment results. Denali’s measure of segment operating income for management reporting purposes excludes the impact of purchase accounting, amortization of intangible assets, unallocated corporate expenses, severance and facility action costs, acquisition-related charges, and costs related to the going-private transaction. See Note 1 of the Notes to the Audited Consolidated Financial Statements for more information on the going-private transaction. Denali does not allocate assets to the above reportable segments for internal reporting purposes.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a reconciliation of net revenue by Denali’s reportable segments to Denali’s consolidated net revenue as well as a reconciliation of consolidated segment operating income to Denali’s consolidated operating income:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Consolidated net revenue:
Client Solutions	$39,634	$9,839	$28,101	$39,231
Enterprise Solutions Group	14,714	3,500	10,875	14,009
Dell Software Group	1,493	360	951	632
Dell Services	2,982	739	2,219	2,898

Segment net revenue	$58,823	$14,438	$42,146	$56,770
Corporate (a)	272	61	156	170
Impact of purchase accounting (b)	(976)	(424)	—	—

Total	58,119	14,075	42,302	56,940

Consolidated operating income (loss):
Client Solutions	$2,051	$289	$1,070	$2,824
Enterprise Solutions Group	1,230	270	867	1,256
Dell Software Group	(30)	(52)	(196)	(141)
Dell Services	124	2	(44)	(87)

Segment operating income	3,375	509	1,697	3,852
Impact of purchase accounting (b)	(1,116)	(1,252)	—	—
Amortization of intangible assets	(2,299)	(584)	(594)	(613)
Corporate (a)	(182)	102	—	121
Other (c)	(200)	(573)	(585)	(348)

Total	$(422)	$(1,798)	$518	$3,012

(a)	Corporate primarily consists of unallocated transactions and certain security offerings.
(b)	Impact of purchase accounting in the successor periods includes amortization of intangibles and costs related to the going-private transaction.
(c)	Other costs include severance, facility, acquisition, and compensation expenses and costs related to the going-private transaction.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net revenue by product and services categories:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Net revenue:
Client Solutions:
Desktops and thin client	$13,457	$3,421	$9,739	$12,915
Mobility	15,504	3,743	10,342	15,226
Client Solutions services	2,718	683	2,020	2,674
Peripherals and third-party software	7,955	1,992	6,000	8,416

Total Client Solutions net revenue	39,634	9,839	28,101	39,231

Enterprise Solutions Group:
Servers and networking	9,749	2,222	7,054	8,799
Storage	1,437	375	1,143	1,694
ESG services	2,445	626	1,927	2,539
ESG peripherals and third-party software	1,083	277	751	977

Total ESG net revenue	14,714	3,500	10,875	14,009

Dell Software Group:

Total Dell Software Group net revenue	1,493	360	951	632

Dell Services:
Infrastructure and cloud services	1,734	426	1,309	1,603
Applications and business process services	1,248	313	910	1,295

Total Dell Services revenue	2,982	739	2,219	2,898

Total segment net revenue	58,823	14,438	42,146	56,770

The following tables present net revenue and long-lived asset information allocated between the U.S. and foreign countries:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Net revenue:
United States	$28,079	$6,441	$21,370	$28,231
Foreign countries	30,040	7,634	20,932	28,709

Total	$58,119	$14,075	$42,302	$56,940

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Long-lived assets:
United States	$1,838	$2,058
Foreign countries	792	849

Total	$2,630	$2,907

The allocation between domestic and foreign net revenue is based on the location of the customers. Net revenue from any single foreign country did not constitute more than 10% of Denali’s consolidated net revenues for the fiscal year ended January 30, 2015, the successor period ended January 31, 2014, the predecessor period ended October 28, 2013, or the fiscal year ended February 1, 2013. Long-lived assets from any single foreign country did not constitute more than 10% of Denali’s consolidated long-lived assets as of January 30, 2015 or January 31, 2014.

NOTE 16— SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

Supplemental Consolidated Statements of Financial Position Information

The following table provides information on amounts included in accounts receivable, net, inventories, net, property, plant, and equipment, net, accrued and other liabilities, and other non-current liabilities, as well as prepaid expenses as of January 30, 2015, and January 31, 2014.

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Accounts receivable, net:
Gross accounts receivable	$6,126	$6,261
Allowance for doubtful accounts	(60)	(17)

Total	$6,066	$6,244

Inventories, net:
Production materials	$511	$596
Work-in-process	296	212
Finished goods	856	972

Total	$1,663	$1,780

Prepaid expenses (a)	$489	$556

Property, plant, and equipment, net:
Computer equipment	$1,425	$1,143
Land and buildings	1,609	1,599
Machinery and other equipment	322	291

Total property, plant, and equipment	3,356	3,033
Accumulated depreciation and amortization	(726)	(126)

Total	$2,630	$2,907

(a)	Prepaid expenses are included in other current assets in the Consolidated Statements of Financial Position.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the successor periods ended January 30, 2015 and January 31, 2014, the Company recognized $678 million and $178 million in depreciation expense, respectively, and during the predecessor periods ended October 28, 2013 and February 1, 2013, the Company recognized $396 million and $531 million in depreciation expense, respectively.

	Successor
	January 30, 2015	January 31, 2014
	(in millions)
Accrued and other current liabilities:
Compensation	$1,492	$1,417
Warranty liability	453	496
Income and other taxes	1,238	741
Other	1,857	2,395

Total	$5,040	$5,049

Other non-current liabilities:
Warranty liability	$226	$278
Unrecognized tax benefits, net	2,260	2,955
Deferred tax liabilities	1,956	2,225
Other	142	86

Total	$4,584	$5,544

Supplemental Consolidated Statements of Income

The table below provides details of interest and other, net for Fiscal 2015, Fiscal 2014, and Fiscal 2013:

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Interest and other, net:
Investment income, primarily interest	$47	$9	$53	$100
Gain (loss) on investments, net	(29)	1	1	35
Interest expense	(807)	(235)	(178)	(270)
Foreign exchange	(96)	27	(68)	(18)
Other	(39)	(6)	(6)	(18)

Interest and other, net	$(924)	$(204)	$(198)	$(171)

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Valuation and Qualifying Accounts

	Successor		Predecessor
	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended February 1, 2013
	(in millions)
Trade Receivables—Allowance for doubtful accounts
Balance at beginning of period (a)	$17	$—	$72	$63
Impact of purchase accounting (b)	$34	$11	$—	$—
Charged to income	$69	$36	$63	$100
Charged to allowance	$60	$30	$74	$91
Balance at end of period	$60	$17	$61	$72

Trade Receivables—Allowance for customer returns
Balance at beginning of period (a)	$108	$—	$112	$86
Impact of purchase accounting (b)	$56	$42	$—	$—
Charged to income	$454	$88	$299	$694
Charged to allowance	$486	$22	$313	$668
Balance at end of period	$132	$108	$98	$112

Customer Financing Receivables—Allowance for financing receivable losses
Balance at beginning of period (a)	$215	$—	$192	$202
Impact of purchase accounting (c)	$—	$204	$—	$—
Charged to income	$147	$50	$95	$158
Charged to allowance (d)	$168	$39	$119	$168
Balance at end of period	$194	$215	$168	$192

Tax Valuation Allowance
Balance at beginning of period	$399	$—	$163	$73
Charged to income tax provision	$33	$—	$237	$61
Allowance acquired	$—	$399	$(1)	$29
Balance at end of period	$432	$399	$399	$163

(a)	Due to purchase accounting for the going-private transaction, trade receivables and customer financing receivables were recognized at fair value as of the transaction date. Accordingly, the allowance for these receivables was adjusted to zero on day one of the successor period.
(b)	The impact of purchase accounting includes purchase accounting adjustments recorded under the acquisition method of accounting, related to the going-private transaction.
(c)	In connection with the going-private transaction, the Company recorded a provision for losses of $204 million on customer receivables to recognize an estimate of incurred losses on principal balances.
(d)	Charge-offs to the allowance for financing receivable losses for customer financing receivables includes principal and interest.

NOTE 17—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) is presented in stockholders’ equity in the Consolidated Statements of Financial Position and is comprised of amounts related to foreign currency translation adjustments and amounts related to the Company’s cash flow hedges.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents changes in accumulated other comprehensive income (loss), net of tax, by the following components for the periods indicated:

	Foreign Currency Translation Adjustments	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
	(in millions)
Successor
Balances at October 29, 2013	$—	$—	$—
Other comprehensive income (loss) before reclassifications	(28)	3	(25)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(2)	(2)

Total change for the period	(28)	1	(27)

Balances at January 31, 2014	$(28)	$1	$(27)

Balances at January 31, 2014	$(28)	$1	$(27)
Other comprehensive income (loss) before reclassifications	(192)	427	235
Amounts reclassified from accumulated other comprehensive income (loss)	—	(179)	(179)

Total change for the period	(192)	248	56

Balances at January 30, 2015	$(220)	$249	$29

Amounts related to the Company’s cash flow hedges are reclassified to net income during the same period in which the items being hedged are recognized in earnings. In addition, any hedge ineffectiveness related to cash flow hedges is recognized currently in net income. See Note 7 of the Notes to the Audited Consolidated Financial Statements for more information on the Company’s derivative instruments.

The following table presents gains and (losses) reclassified from accumulated other comprehensive loss, net of tax, to net income (loss) for the respective periods:

	Successor
	Fiscal Year Ended January 30, 2015		October 29, 2013 through January 31, 2014
	Cash Flow Hedges	Total Reclassifications, net of tax	Cash Flow Hedges	Total Reclassifications, net of tax
	(in millions)
Net Revenue	$163	$163	$(4)	$(4)
Cost of net revenue	15	15	6	6
Interest and other, net	1	1	—	—

Total	$179	$179	$2	$2

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18—CAPITALIZATION

Preferred Stock

Authorized Shares—Denali Holding is authorized to issue 100 shares of preferred stock, par value $.01 per share. As of January 30, 2015 and January 31, 2014, no shares of preferred stock were issued or outstanding.

Common Stock

Authorized Shares—As of January 30, 2015, Denali Holding was authorized to issue 350 million shares of Series A common stock, 150 million shares of Series B common stock, and 200 million shares of Series C common stock. The par value for all series of common stock is $.01 per share.

Issued and Outstanding Shares—As of January 30, 2015 and January 31, 2014, 307 million and 304 million shares of Series A common stock were issued and outstanding, respectively. As of both January 30, 2015 and January 31, 2014, 98 million shares of Series B common stock were issued and outstanding.

NOTE 19—SUBSEQUENT EVENTS

Announcement of SecureWorks Corp. Initial Public Offering

On December 2, 2015, SecureWorks Corp. (“SecureWorks”), a consolidated subsidiary of Dell, announced that it plans to conduct a registered initial public offering of its Class A common stock. Subject to market and other conditions, the offering is expected to commence after the Securities and Exchange Commission completes the review process previously initiated by the confidential submission by SecureWorks of its registration statement on Form S-1 relating to the proposed offering. The number of shares to be offered and the price range for the offering have not yet been determined. SecureWorks intends to use the proceeds from the offering for working capital and other general corporate purposes.

DENALI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions)

	July 31, 2015	January 30, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,294	$5,398
Accounts receivable, net	6,096	6,066
Short-term financing receivables, net	2,973	3,022
Inventories, net	1,503	1,663
Other current assets	4,382	4,799

Total current assets	21,248	20,948
Property, plant, and equipment, net	2,406	2,630
Long-term investments	118	95
Long-term financing receivables, net	2,193	2,003
Goodwill	10,049	10,053
Intangible assets, net	10,669	11,774
Other non-current assets	625	689

Total assets	$47,308	$48,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$3,543	$2,921
Accounts payable	13,450	13,439
Accrued and other	4,442	5,040
Short-term deferred revenue	4,101	3,948

Total current liabilities	25,536	25,348
Long-term debt	11,026	11,234
Long-term deferred revenue	4,357	4,069
Other non-current liabilities	4,424	4,584

Total liabilities	45,343	45,235

Commitments and contingencies (Note 8)
Redeemable shares	100	53
Stockholders’ equity:
Common stock and capital in excess of $.01 par value; shares authorized: 700 (Series A: 350, Series B: 150, Series C: 200); shares issued and outstanding: 405 (Series A: 307, Series B: 98) and 405 (Series A: 307, Series B: 98), respectively	5,697	5,708
Retained earnings (deficit)	(3,602)	(2,833)
Accumulated other comprehensive income (loss)	(230)	29

Total stockholders’ equity	1,865	2,904

Total liabilities and stockholders’ equity	$47,308	$48,192

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DENALI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in millions, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Net revenue:
Products	$11,088	$11,908	$21,748	$23,780
Services, including software related	2,911	2,917	5,789	5,714

Total net revenue	13,999	14,825	27,537	29,494

Cost of net revenue:
Products	9,749	10,137	19,205	20,343
Services, including software related	1,782	1,925	3,627	3,831

Total cost of net revenue	11,531	12,062	22,832	24,174

Gross margin	2,468	2,763	4,705	5,320

Operating expenses:
Selling, general, and administrative	2,189	2,428	4,429	4,842
Research, development, and engineering	318	301	644	595

Total operating expenses	2,507	2,729	5,073	5,437

Operating income (loss)	(39)	34	(368)	(117)
Interest and other, net	(224)	(208)	(403)	(473)

Loss before income taxes	(263)	(174)	(771)	(590)
Income tax provision (benefit)	2	4	(2)	24

Net loss	$(265)	$(178)	$(769)	$(614)

Earnings (loss) per share:
Basic	$(0.65)	$(0.44)	$(1.90)	$(1.52)

Diluted	$(0.65)	$(0.44)	$(1.90)	$(1.52)

Cash dividends declared per common share	$—	$—	$—	$—
Weighted-average shares outstanding:
Basic	405	405	405	404
Diluted	405	405	405	404

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DENALI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions; unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Net loss	$(265)	$(178)	$(769)	$(614)

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(14)	(24)	(47)	22
Cash flow hedges:
Change in unrealized gains (losses)	66	27	60	(21)
Reclassification adjustment for net (gains) losses included in net income (loss)	(88)	7	(272)	25

Net change	(22)	34	(212)	4

Total other comprehensive income (loss), net of tax benefit (expense) of $(5) and $(1), respectively and $8 and $3, respectively	(36)	10	(259)	26

Comprehensive loss, net of tax	$(301)	$(168)	$(1,028)	$(588)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DENALI HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Six Months Ended
	July 31, 2015	August 1, 2014
Cash flows from operating activities:
Net loss	$(769)	$(614)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,437	1,510
Stock-based compensation expense	34	36
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	53	39
Deferred income taxes	(216)	(314)
Provision for doubtful accounts—including financing receivables	76	91
Other	49	127
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(175)	(795)
Financing receivables	(268)	(213)
Inventories	150	(68)
Other assets	298	(299)
Accounts payable	68	1,532
Deferred revenue	459	836
Accrued and other liabilities	(464)	(749)

Change in cash from operating activities	732	1,119

Cash flows from investing activities:
Investments:
Purchases	(26)	(10)
Maturities and sales	1	7
Capital expenditures	(230)	(226)
Proceeds from sale of facilities, land, and other assets	85	23
Collections on purchased financing receivables	49	96
Acquisitions of businesses, net of cash acquired	—	(73)
Divestitures of businesses, net of cash transferred	8	—

Change in cash from investing activities	(113)	(183)

Cash flows from financing activities:
Proceeds from equity issuance	—	28
Issuance of common stock under employee plans	2	—
Proceeds from debt	3,078	1,875
Repayments of debt	(2,749)	(3,964)
Other	(4)	(5)

Change in cash from financing activities	327	(2,066)

Effect of exchange rate changes on cash and cash equivalents	(50)	9

Change in cash and cash equivalents	896	(1,121)
Cash and cash equivalents at beginning of the period	5,398	6,449

Cash and cash equivalents at end of the period	$6,294	$5,328

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1—GOING-PRIVATE TRANSACTION AND BASIS OF PRESENTATION

Going-Private Transaction—On October 29, 2013, pursuant to the terms of an agreement and plan of merger, dated as of February 5, 2013, as amended as of August 2, 2013 (the “going-private transaction agreement”), by and among Dell Inc. (“Dell”), Denali Holding Inc. (“the Company” or “Denali Holding”), Denali Intermediate Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Intermediate”), and Denali Acquiror Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Sub,” and together with Parent and Intermediate, the “Parent Parties”), Merger Sub was merged with and into Dell (the “going-private transaction”), with Dell surviving the going-private transaction as a direct wholly-owned subsidiary of Intermediate and an indirect subsidiary of Parent. Parent is a Delaware corporation owned, upon the closing of the going-private transaction, by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, and his related family trust (together, the “MD Investors”), investment funds affiliated with Silver Lake Partners, a global private equity firm (the “SLP Investors”), investment funds affiliated with MSDC Management L.P. (the “MSDC Investors”), and certain members of Dell’s management. Following completion of the going-private transaction, Mr. Dell continues to lead Dell as Chairman and Chief Executive Officer.

Basis of Presentation—The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the accompanying Condensed Consolidated Financial Statements reflect all adjustments of a normal recurring nature considered necessary to fairly state the financial position of Denali Holding Inc. (individually and together with its consolidated subsidiaries, “the Company”) as of July 31, 2015 and January 30, 2015, the results of its operations and corresponding comprehensive income for the three and six months ended July 31, 2015 and August 1, 2014, and its cash flows for the six months ended July 31, 2015 and August 1, 2014. The accompanying Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and accompanying Notes in the Company’s Financial Statementsfor the fiscal year ended January 30, 2015 (“Fiscal 2015”).

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s Condensed Consolidated Financial Statements and the accompanying Notes. Actual results could differ materially from those estimates. The results of operations, comprehensive income, and cash flows for the three and six months ended July 31, 2015 and August 1, 2014, are not necessarily indicative of the results to be expected for the full fiscal year or for any other fiscal period.

The Company’s fiscal year is the 52 or 53 week period ending on the Friday nearest January 31. The fiscal year ending January 29, 2016 (“Fiscal 2016”), will be a 52 week period.

Recently Issued Accounting Pronouncements

Revenue from Contracts with Customers—In May 2014, the Financial Accounting Standards Board (“FASB”) issued amended guidance on the recognition of revenue from contracts with customers. The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for reporting periods

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

beginning after December 15, 2017. Non-public entities must adopt the new standard for annual reporting periods beginning after December 15, 2018, with an option of applying the standard as early as the original effective date for public entities, reporting periods beginning after December 15, 2016. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of the new guidance, the effective date and the method of adoption.

Presentation of Debt Issuance Costs—In April 2015, the FASB issued amended guidance which will change the classification of debt issuance costs on the Statement of Financial Position. The new standard will require debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability consistent with the presentation of debt discounts, rather than as an asset as currently presented. The guidance related to recognition and measurement of debt issuance costs remains unchanged. The Company will be required to implement the new presentation in the first quarter of Fiscal 2017. Except for the reclassification of debt issuance costs on the Statement of Financial Position, there will be no other impact to the Consolidated Financial Statements.

Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement—In April 2015, the FASB issued guidance about whether a cloud computing arrangement includes software and how to account for that software license. If a cloud computing arrangement includes a software license element, the related fees are accounted for as an internal-use software intangible. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a services contract. The Company will be required to adopt the new guidance in the first quarter of Fiscal 2017, with early application permitted. The Company is currently evaluating the impact of the new guidance and timing of adoption, but does not expect it to have a material impact on its Consolidated Financial Statements.

Simplifying the Accounting for Measurement-Period Adjustments—In September 2015, the FASB issued amended guidance which eliminates the requirement that an acquirer in a business combination account for a measurement-period adjustment retrospectively. Instead, an acquirer will be required to recognize a measurement-period adjustment during the period in which the amount of the adjustment is determined. The new guidance will be effective for the Company in the first quarter of Fiscal 2017, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on the Consolidated Financial Statements.

Balance Sheet Classification of Deferred Taxes—In November 2015, the FASB amended guidance for classification of deferred income taxes which will require that deferred tax assets and liabilities be classified as non-current in the statement of financial position. The objective of the new standard is to simplify the presentation under current GAAP, whereby entities are required to separate deferred income taxes into current and non-current amounts. This presentation under current GAAP does not provide benefit to users of financial statements as the classification does not generally align with the time period in which the recognized deferred tax amounts are expected to be recovered or settled. The Company will be required to implement the new presentation in the first quarter of Fiscal 2018, but early adoption is permitted. The Company is currently evaluating the timing of adoption. Except for the reclassification of deferred tax amounts on the statement of financial position, there will be no other impact to the Consolidated Financial Statements.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 2—FAIR VALUE MEASUREMENTS

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of July 31, 2015 and January 30, 2015:

	July 31, 2015			January 30, 2015
	Level 1	Level 2	Total	Level 1	Level 2	Total
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
	(in millions)
Assets:
Money market funds	$2,881	$—	$2,881	$1,778	$—	$1,778
Derivative instruments	—	118	118	—	437	437

Total assets	$2,881	$118	$2,999	$1,778	$437	$2,215

Liabilities:
Derivative instruments	$—	$41	$41	$—	$56	$56

Total liabilities	$—	$41	$41	$—	$56	$56

The Company did not transfer any securities between levels during the six months ended July 31, 2015. The Company did not have any Level 3 assets or liabilities as of July 31, 2015 or January 30, 2015.

The following section describes the valuation methodologies the Company uses to measure financial instruments at fair value:

Money Market Funds—The Company’s money market funds are classified as cash equivalents with original maturities of 90 days or less and are recognized at fair value. The valuations of these securities are based on quoted prices in active markets for identical assets, when available, or pricing models whereby all significant inputs are observable or can be derived from or corroborated by observable market data. The Company reviews security pricing and assesses liquidity on a quarterly basis.

Derivative Instruments—The Company’s derivative financial instruments consist primarily of foreign currency forward and purchased option contracts and interest rate swaps. The fair value of the portfolio is determined using valuation models based on market observable inputs, including interest rate curves, forward and spot prices for currencies, and implied volatilities. Credit risk is also factored into the fair value calculation of the Company’s derivative instrument portfolio. See Note 5 of the Notes to the Unaudited Condensed Consolidated Financial Statements for a description of the Company’s derivative financial instrument activities.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—Certain assets are measured at fair value on a nonrecurring basis and therefore are not included in the recurring fair value table above. These assets consist primarily of non-financial assets such as goodwill and intangible assets and investments accounted for under the cost method. See Note 6 of the Notes to the Unaudited Condensed Consolidated Financial Statements for additional information about goodwill and intangible assets. Investments accounted for under the cost method are measured at fair value initially. Subsequently, when there is an indicator of impairment, the impairment is recognized.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3—FINANCIAL SERVICES

Dell Financial Services

The Company offers or arranges various financing options and services for its business and consumer customers in the United States, Canada, Europe, and Mexico through Dell Financial Services and its affiliates (“DFS”). DFS’s key activities include the origination, collection, and servicing of customer receivables primarily related to the purchase of Dell products and services. New financing originations, which represent the amounts of financing provided by DFS to customers for equipment and related software and services, including third-party originations, were $1,027 million and $964 million for the three months ended July 31, 2015 and August 1, 2014, respectively, and $1.9 billion and $1.8 billion for the six months ended July 31, 2015 and August 1, 2014, respectively.

The Company’s financing receivables are aggregated into the following categories:

•	Revolving loans—Revolving loans offered under private label credit financing programs provide qualified customers with a revolving credit line for the purchase of products and services offered by Dell. These private label credit financing programs are referred to as Dell Preferred Account (“DPA”) and Dell Business Credit (“DBC”). The DPA product is primarily offered to individual consumer customers, and the DBC product is primarily offered to small and medium-sized commercial customers. Revolving loans in the United States bear interest at a variable annual percentage rate that is tied to the prime rate. Based on historical payment patterns, revolving loan transactions are typically repaid within twelve months on average.

•	Fixed-term sales-type leases and loans—The Company enters into sales-type lease arrangements with customers who desire lease financing. Leases with business customers have fixed terms of generally two to four years. Future maturities of minimum lease payments as of July 31, 2015, were as follows: Fiscal 2016—$813 million; Fiscal 2017—$1,252 million; Fiscal 2018—$753 million; Fiscal 2019—$249 million; Fiscal 2020 and beyond—$69 million. The Company also offers fixed-term loans to qualified small businesses, large commercial accounts, governmental organizations, educational entities, and certain individual consumer customers. These loans are repaid in equal payments including interest and have defined terms of generally three to five years.

The following table summarizes the components of the Company’s financing receivables segregated by portfolio segment as of July 31, 2015 and January 30, 2015:

	July 31, 2015			January 30, 2015
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Financing Receivables, net:
Customer receivables, gross	$1,247	$3,619	$4,866	$1,438	$3,291	$4,729
Allowances for losses	(127)	(50)	(177)	(145)	(49)	(194)

Customer receivables, net	1,120	3,569	4,689	1,293	3,242	4,535
Residual interest	—	477	477	—	490	490

Financing receivables, net	$1,120	$4,046	$5,166	$1,293	$3,732	$5,025

Short-term	$1,120	$1,853	$2,973	$1,293	$1,729	$3,022
Long-term	—	2,193	2,193	—	2,003	2,003

Financing receivables, net	$1,120	$4,046	$5,166	$1,293	$3,732	$5,025

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table summarizes the changes in the allowance for financing receivable losses for the respective periods:

	Three Months Ended
	July 31, 2015			August 1, 2014
	Revolving	Fixed- term	Total	Revolving	Fixed- term	Total
	(in millions)
Allowance for financing receivable losses:
Balance at beginning of period	$134	$53	$187	$158	$41	$199
Charge-offs, net of recoveries	(21)	(7)	(28)	(37)	(7)	(44)
Provision charged to income statement	14	4	18	29	5	34

Balance at end of period	$127	$50	$177	$150	$39	$189

	Six Months Ended
	July 31, 2015			August 1, 2014
	Revolving	Fixed- term	Total	Revolving	Fixed- term	Total
	(in millions)
Allowance for financing receivable losses:
Balance at beginning of period	$145	$49	$194	$171	$44	$215
Charge-offs, net of recoveries	(52)	(9)	(61)	(78)	(10)	(88)
Provision charged to income statement	34	10	44	57	5	62

Balance at end of period	$127	$50	$177	$150	$39	$189

The following table summarizes the aging of the Company’s customer financing receivables, gross, including accrued interest, as of July 31, 2015 and January 30, 2015, segregated by class:

	July 31, 2015				January 30, 2015
	Current	Past Due 1—90 Days	Past Due > 90 Days	Total	Current	Past Due 1—90 Days	Past Due > 90 Days	Total
	(in millions)
Revolving—DPA	$862	$105	$34	$1,001	$969	$140	$54	$1,163
Revolving—DBC	221	20	5	246	244	26	5	275
Fixed-term—Consumer and Small Commercial	321	15	2	338	319	14	3	336
Fixed-term—Medium and Large Commercial	3,173	97	11	3,281	2,800	138	17	2,955

Total customer receivables, gross	$4,577	$237	$52	$4,866	$4,332	$318	$79	$4,729

Credit Quality

The following table summarizes customer receivables, gross, including accrued interest, by credit quality indicator segregated by class, as of July 31, 2015 and January 30, 2015. The categories shown in the table below segregate customer receivables based on the relative degrees of credit risk. The credit quality indicators for DPA revolving accounts are measured primarily as of each quarter-end date, while all other indicators are generally updated on a periodic basis.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

For DPA revolving receivables shown in the table below, the Company makes credit decisions based on proprietary scorecards, which include the customer’s credit history, payment history, credit usage, and other credit agency-related elements. The higher quality category includes prime accounts generally of a higher credit quality that are comparable to U.S. customer FICO scores of 720 or above. The mid-category represents the mid-tier accounts that are comparable to U.S. customer FICO scores from 660 to 719. The lower category is generally sub-prime and represents lower credit quality accounts that are comparable to U.S customer FICO scores below 660. For the DBC revolving receivables and fixed-term commercial receivables shown in the table below, an internal grading system is utilized that assigns a credit level score based on a number of considerations, including liquidity, operating performance, and industry outlook. The grading criteria and classifications for the fixed-term products differ from those for the revolving products as loss experience varies between these product and customer groups. The credit quality categories cannot be compared between the different classes as loss experience varies substantially between the classes.

	July 31, 2015				January 30, 2015
	Higher	Mid	Lower	Total	Higher	Mid	Lower	Total
	(in millions)
Revolving—DPA	$149	$311	$541	$1,001	$165	$327	$671	$1,163
Revolving—DBC	$74	$71	$101	$246	$84	$80	$111	$275
Fixed-term—Consumer and Small Commercial	$104	$145	$89	$338	$92	$145	$99	$336
Fixed-term—Medium and Large Commercial	$1,703	$990	$588	$3,281	$1,701	$761	$493	$2,955

Securitizations and Structured Financing Debt

The Company transfers certain U.S. customer financing receivables to Special Purpose Entities (“SPEs”) that meet the definition of a Variable Interest Entity (“VIE”) and are consolidated, along with the associated debt, into the Company’s Condensed Consolidated Financial Statements, as the Company is the primary beneficiary of those VIEs. These SPEs are bankruptcy remote legal entities with separate assets and liabilities. The purpose of these SPEs is to facilitate the funding of customer receivables in the capital markets.

The following table shows financing receivables held by the consolidated VIEs as of the respective dates:

	July 31, 2015	January 30, 2015
	(in millions)
Financing receivables held by consolidated VIEs, net:
Short-term, net	$2,145	$2,086
Long-term, net	1,181	891

Financing receivables held by consolidated VIEs, net	$3,326	$2,977

Financing receivables transferred via securitization through SPEs were $760 million and $753 million for the three months ended July 31, 2015 and August 1, 2014, respectively, and $1.8 billion and $1.4 billion for the six months ended July 31, 2015 and August 1, 2014, respectively.

Some of the SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The Company’s risk of loss related to securitized receivables is limited to the amount by which the Company’s right to receive collections for assets securitized exceeds the

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

amount required to pay interest, principal, and fees and expenses related to the asset-backed securities. The Company provides credit enhancement to the securitization in the form of over-collateralization.

The Company’s total structured financing debt, which is collateralized by financing receivables in the U.S., Canada, and Europe, was $3.4 billion and $2.7 billion, as of July 31, 2015 and January 30, 2015, respectively, under the programs detailed below:

•	The structured financing debt program in the U.S., which is related to the fixed-term lease and loan securitization program and the revolving loan securitization program, was $1.6 billion and $1.8 billion as of July 31, 2015 and January 30, 2015, respectively. This debt is collateralized solely by the U.S financing receivables in the programs. The debt has a variable interest rate and the duration of this debt is based on the terms of the underlying financing receivables. As of July 31, 2015, the total debt capacity related to the securitization programs was $2.3 billion. The Company enters into interest swap agreements to effectively convert the portion of its structured financing debt from a floating rate to a fixed rate. See Note 5 of the Notes to the Unaudited Condensed Consolidated Financial Statements for additional information about interest rate swaps.

The Company’s securitization programs became effective on October 29, 2013. The revolving program is effective for three years. The fixed term program, which was extended during the first quarter of Fiscal 2016, is effective for four and a half years. The programs contain standard structural features related to the performance of the securitized receivables which include defined credit losses, delinquencies, average credit scores, and minimum collection requirements. In the event one or more of these criteria are not met and the Company is unable to restructure the program, no further funding of receivables will be permitted and the timing of the Company’s expected cash flows from over-collateralization will be delayed. As of July 31, 2015, these criteria were met.

•	The Company may periodically issue asset-backed debt securities to private investors. As of July 31, 2015, the associated debt balance of these securities was $1.2 billion. The asset-backed debt securities are collateralized solely by the U.S. fixed-term financing receivables in the offerings, which are held by SPEs. The interest rate on these securities is fixed and ranges from 0.26% to 2.84% and the duration of these securities is based on the terms of the underlying financing receivables. See Note 4 of the Notes to the Unaudited Condensed Consolidated Financial Statements for additional information regarding the Company’s structured financing debt.

•	In connection with the Company’s international financing operations, the Company entered into revolving structured financing debt programs related to its fixed-term lease and loan products sold in Canada and Europe. As of July 31, 2015, the Canadian program, which is effective for two years, beginning on September 19, 2014, and is collateralized solely by the Canadian financing receivables, had a total debt capacity of $147 million. The European program, which was extended during the first quarter of Fiscal 2016, is effective for four years, beginning on December 23, 2013. The program is collateralized solely by the European financing receivables and had a total debt capacity of $663 million as of July 31, 2015. The aggregate outstanding balance of the Canadian and European revolving structured loans as of July 31, 2015 and January 30, 2015 was $514 million and $388 million, respectively.

Asset Sales

To manage certain concentrations of customer credit exposure, the Company may sell selected fixed-term financing receivables to unrelated third parties on a periodic basis. The Company did not have any material asset sales during the six months ended July 31, 2015 or August 1, 2014.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 4—DEBT

The following table summarizes the Company’s outstanding debt as of the dates indicated:

	July 31, 2015	January 30, 2015
	(in millions)
Secured Debt
Structured financing debt	$3,361	$2,690
3.75% Floating rate due October 2018 (“Term Loan C Facility”)	1,153	1,284
4.00% Floating rate due April 2020 (“Term Loan B Facility”)	4,351	4,602
4.00% Floating rate due April 2020 (“Term Loan Euro Facility”)	910	785
5.625% due October 2020 (“Senior First Lien Notes”)	1,400	1,400
Unsecured Notes and Debentures
2.30% due September 2015	700	700
3.10% due April 2016	400	400
5.65% due April 2018	500	500
5.875% due June 2019	600	600
4.625% due April 2021	400	400
7.10% due April 2028	300	300
6.50% due April 2038	388	388
5.40% due September 2040	265	265
Other	73	73

Total debt, principal amount	14,801	14,387
Unamortized discount, net of unamortized premium	(232)	(232)

Total debt, carrying value	$14,569	$14,155

Total short-term debt	$3,543	$2,921
Total long-term debt	$11,026	$11,234

To finance the acquisition of Dell by Denali Holding, the Company issued $13.9 billion in debt, which included borrowings under the Term Loan facilities and the ABL Credit Facility, proceeds from the sale of the Senior First Lien Notes and other notes, as well as borrowings under the structured financing debt programs. During the six months ended July 31, 2015, the Company repaid $0.2 billion, net, of Term Loan debt. In addition, during the six months ended July 31, 2015, the Company issued approximately $0.6 billion, net, in additional structured financing debt.

Term Loan Facilities—The $1.5 billion Term Loan C Facility was issued on October 29, 2013, and provides for equal quarterly principal amortizations in an annual amount equal to 10% of the original principal amount in the first year of the agreement and increasing annual percentage amounts in subsequent years with the payment of the outstanding balance due at maturity, in October 2018. The annual principal amortization percentage is currently 17.5%. The $4.7 billion Term Loan B Facility and the €0.7 billion Term Loan Euro Facility were issued on October 29, 2013, and provide for quarterly principal amortizations in an annual amount equal to 1% of the original principal amount and payment of the outstanding balances due at maturity in April 2020. Borrowings under the Term Loan facilities bear interest, payable quarterly, at a rate per annum equal to an applicable margin, plus, at the borrowers’ option, either (a) a base rate or (b) a LIBOR rate for the applicable currency, in each case, subject to interest rate floors. Under the Term Loan facilities, if Dell has excess cash flows that are not reinvested

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

in working capital, strategic investment, or finance activities on an annual basis and if Dell’s secured leverage ratio falls within certain thresholds, a percentage of the excess cash flows is required to prepay secured debt.

On June 10, 2015, the Company refinanced and amended the Term Loan facilities to reduce interest rate floors and margins and to modify certain covenant requirements. The refinancing increased the outstanding Term Loan Euro Facility from €0.6 billion to €0.8 billion offset by a decrease in the Term Loan B Facility from $4.6 billion to $4.4 billion. The interest rate for both the Term Loan B Facility and Term Loan Euro Facility was reduced to 4%. The refinancing was evaluated in accordance with FASB Accounting Standards Codification 470-50, Debt-Modifications and Extinguishments. The refinancing was accounted for as a debt extinguishment with respect to lenders that exited the syndicate, and as a debt modification with respect to lenders remaining in the syndicate. The Company recognized a resulting $9 million loss on extinguishment of debt during the three months ended July 31, 2015, which represented write-offs of debt issuance costs and original issuance discounts. The Company also recognized $3 million of repricing fees under the modification during the three months ended July 31, 2015.

Senior First Lien Notes—The Senior First Lien Notes were issued on October 7, 2013, in an aggregate principal amount of $1.5 billion and are payable in full at maturity, in October 2020. As of July 31, 2015, the outstanding balance of these notes was $1.4 billion. Interest on the Senior First Lien Notes is payable semiannually.

ABL Credit Facility—On October 29, 2013, the Company entered into a secured ABL Credit Facility to support its working capital needs. The maximum aggregate borrowings under this revolving credit facility are approximately $2.0 billion. Borrowings under the ABL Credit Facility are subject to a borrowing base, which consists of certain receivables and inventory. Available borrowings under the ABL Credit Facility are reduced by draws on the facility as well as letters of credit. As of July 31, 2015, there were no draws on the facility and, after taking into account outstanding letters of credit, available borrowings totaled $1.8 billion. Borrowings under the facility bear interest at a rate per annum equal to an applicable margin, plus, at the borrowers’ option, either (a) a base rate, (b) a LIBOR rate or (c) certain other applicable rates. The applicable margin under the facility is determined based on excess liquidity as a percentage of the maximum borrowing amount under the facility. The ABL Credit Facility will expire in October 2018.

The borrowers under the Term Loan facilities and the ABL Credit Facility and the co-issuers of the Senior First Lien Notes are subsidiaries of Dell Inc. Dell Inc. and substantially all of its domestic subsidiaries guarantee the borrowings under the Term Loan facilities and the obligations under the Senior First Lien Notes. Dell Inc. and certain of its domestic subsidiaries guarantee the borrowings under the ABL Credit Facility. All borrowings and other obligations under the Term Loan facilities and the ABL Credit Facility generally are secured by first-priority or second-priority security interests in substantially all of the assets of Dell Inc., the borrowers under the facilities and the guarantors of the facilities, as well as by pledges of the equity interests of Dell Inc. and certain of its subsidiaries, and a portion of the equity interests of certain first-tier foreign subsidiaries of Dell Inc. All obligations under the Senior First Lien Notes are secured by a first-priority security interest in certain cash flow collateral and a second-priority security interest in other collateral securing the ABL Credit Facility.

Structured Financing Debt—As of July 31, 2015 and January 30, 2015, the Company had $3.4 billion and $2.7 billion, respectively in outstanding structured financing debt, which was primarily related to the fixed-term lease and loan, and revolving loan securitization programs. See Note 3 and Note 5 of the Notes to the Unaudited Condensed Consolidated Financial Statements for further discussion of the structured financing debt and the interest rate swap agreements that hedge a portion of that debt.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Unsecured Notes and Debentures—The Company’s Unsecured Notes and Debentures were issued prior to the acquisition of Dell by Denali Holding. Interest on these borrowings is payable semiannually.

As of July 31, 2015, the total carrying value and estimated fair value of the outstanding Senior First Lien Notes and Unsecured Notes and Debentures, including the current portion, was $4.8 billion and $5.0 billion, respectively. In comparison, as of January 30, 2015, the total carrying value and estimated fair value of the outstanding Senior First Lien Notes and Unsecured Debentures, including the current portion, was $4.8 billion and $5.1 billion, respectively. As of July 31, 2015, both the total carrying value and estimated fair value of the Term Loan facilities, including the current portion, was $6.4 billion. In comparison, as of January 30, 2015, the total carrying value and estimated fair value of the Term Loan facilities, including the current portion, was $6.6 billion and $6.7 billion, respectively. The fair value of the outstanding Senior First Lien Notes, the outstanding Unsecured Notes and Debentures, and the Term Loan facilities were determined based on observable market prices in a less active market and was categorized as Level 2 in the fair value hierarchy. The fair values of the other short-term debt and the structured financing debt approximate their carrying values due to their short-term maturities.

As of July 31, 2015, aggregate future maturities of the Company’s debt were as follows:

	Maturities by Fiscal Year
	2016 (remaining six months)	2017	2018	2019	2020	Thereafter	Total
	(in millions)
Structured Financing Debt	$1,090	$1,480	$582	$193	$16	$—	$3,361
Term Loan Facilities and Senior First Lien Notes	176	400	428	334	53	6,423	7,814
Unsecured Notes and Debentures	700	400	—	500	600	1,353	3,553
Other	25	15	7	—	—	26	73

Total maturities, principal amount	1,991	2,295	1,017	1,027	669	7,802	14,801
Associated carrying value adjustments	—	1	—	—	(2)	(231)	(232)

Total maturities, carrying value	$1,991	$2,296	$1,017	$1,027	$667	$7,571	$14,569

The credit agreements for the Term Loan facilities and the ABL Credit Facility and the indenture governing the Senior First Lien Notes contain covenants restricting the ability of Dell and its restricted subsidiaries, subject to specified exceptions, to incur additional debt, create liens on certain assets to secure debt, pay dividends and make other restricted payments, make certain investments, sell or transfer certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets, and enter into certain transactions with affiliates. The indentures governing the Unsecured Notes and Debentures contain covenants limiting Dell’s ability to create certain liens, enter into sale-and-lease back transactions, and consolidate or merge with, or convey, transfer, or lease all or substantially all of its assets to, another person. The credit agreements and all such indentures contain customary events of default, including failure to make required payments, failure to comply with covenants, and the occurrence of certain events of bankruptcy and insolvency. The ABL Credit Facility requires compliance with conditions that must be satisfied prior to any borrowing and maintenance of a minimum fixed charge coverage ratio. The Company was in compliance with all financial covenants as of July 31, 2015.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Instruments

As part of its risk management strategy, the Company uses derivative instruments, primarily forward contracts, purchased options, and interest rate swaps to hedge certain foreign currency and interest rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with gains and losses on the derivative contracts used to hedge the exposures, thereby reducing volatility of earnings and protecting the fair values of assets and liabilities. For derivatives designated as cash flow hedges, the Company assesses hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative and recognizes any ineffective portion of the hedge in earnings as a component of interest and other, net. Hedge ineffectiveness recognized in earnings was not material during the three and six months ended July 31, 2015 and August 1, 2014.

Foreign Exchange Risk

The Company uses forward contracts and purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted transactions denominated in currencies other than the U.S. dollar. The risk of loss associated with purchased options is limited to premium amounts paid for the option contracts. The risk of loss associated with forward contracts is equal to the exchange rate differential from the time the contract is entered into until the time it is settled. The majority of these contracts typically expire in twelve months or less.

During the three and six months ended July 31, 2015 and August 1, 2014, the Company did not discontinue any cash flow hedges related to foreign exchange contracts that had a material impact on the Company’s results of operations due to the probability that the forecasted cash flows would not occur.

The Company uses forward contracts to hedge monetary assets and liabilities denominated in a foreign currency. These contracts generally expire in three months or less, are considered economic hedges, and are not designated for hedge accounting. The change in the fair value of these instruments represents a natural hedge as their gains and losses offset the changes in the underlying fair value of the monetary assets and liabilities due to movements in currency exchange rates.

In connection with the expanded offerings of Dell Financial Services in Europe, forward contracts are used to hedge financing receivables denominated in foreign currencies. The majority of these contracts expire within three years or less and are not designated for hedge accounting.

Interest Rate Risk

The Company uses interest rate swaps to hedge the variability in cash flows related to the interest rate payments on structured financing debt. The interest rate swaps economically convert the variable rate on the structured financing debt to a fixed interest rate to match the underlying fixed rate being received on fixed-term customer leases and loans. The duration of these contracts typically ranges from 24 to 40 months. As of July 31, 2015, these swaps were not being designated for hedge accounting as cash flow hedges.

Interest rate swaps are utilized to manage the interest rate risk, at a portfolio level, associated with Dell Financial Services operations in Europe. The interest rate swaps economically convert the fixed rate on financing receivables to a three month Euribor floating rate basis in order to match the floating rate nature of the banks’ funding pool. Most of the contracts expire within three years or less and are not designated for hedge accounting.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Notional Amounts of Outstanding Derivative Instruments

The notional amounts of the Company’s outstanding derivative instruments were as follows as of the dates indicated:

	July 31, 2015	January 30, 2015
	(in millions)
Foreign Exchange Contracts
Designated as cash flow hedging instruments	$4,352	$4,759
Non-designated as hedging instruments	695	1,219

Total	$5,047	$5,978

Interest Rate Contracts
Non-designated as hedging instruments	$1,247	$1,434

Total	$1,247	$1,434

Effect of Derivative Instruments on the Condensed Consolidated Statements of Financial Position and the Condensed Consolidated Statements of Income (Loss)

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI, Net of Tax, on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)	Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
(in millions)
For the three months ended July 31, 2015
		Total net revenue	$82
Foreign exchange contracts	$66	Total cost of net revenue	7
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$(1)

Total	$66		$89		$(1)

For the three months ended August 1, 2014
		Total net revenue	$(3)
Foreign exchange contracts	$27	Total cost of net revenue	(4)
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$—

Total	$27		$(7)		$—

For the six months ended July 31, 2015
		Total net revenue	$255
Foreign exchange contracts	$60	Total cost of net revenue	18
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$(1)

Total	$60		$273		$(1)

For the six months ended August 1, 2014
		Total net revenue	$(28)
Foreign exchange contracts	$(21)	Total cost of net revenue	3
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$—

Total	$(21)		$(25)		$—

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Fair Value of Derivative Instruments in the Condensed Consolidated Statements of Financial Position

The Company presents its foreign exchange derivative instruments on a net basis in the Condensed Consolidated Statements of Financial Position due to the right of offset by its counterparties under master netting arrangements. The fair value of those derivative instruments presented on a gross basis as of each date indicated below was as follows:

	July 31, 2015
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non- Current Liabilities	Total Fair Value
	(in millions)
Derivatives Designated as Hedging Instruments
Foreign exchange contracts in an asset position	$85	$—	$26	$—	$111
Foreign exchange contracts in a liability position	(6)	—	(2)	—	(8)

Net asset (liability)	79	—	24	—	103

Derivatives not Designated as Hedging Instruments
Foreign exchange contracts in an asset position	273	—	61	—	334
Foreign exchange contracts in a liability position	(234)	—	(124)	—	(358)
Interest rate contracts in a liability position	—	—	—	(2)	(2)

Net asset (liability)	39	—	(63)	(2)	(26)

Total derivatives at fair value	$118	$—	$(39)	$(2)	$77

	January 30, 2015
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non- Current Liabilities	Total Fair Value
	(in millions)
Derivatives Designated as Hedging Instruments
Foreign exchange contracts in an asset position	$254	$—	$33	$—	$287
Foreign exchange contracts in a liability position	(8)	—	(2)	—	(10)

Net asset (liability)	246	—	31	—	277

Derivatives not Designated as Hedging Instruments
Foreign exchange contracts in an asset position	556	—	36	—	592
Foreign exchange contracts in a liability position	(365)	—	(120)	—	(485)
Interest rate contracts in a liability position	—	—	—	(3)	(3)

Net asset (liability)	191	—	(84)	(3)	104

Total derivatives at fair value	$437	$—	$(53)	$(3)	$381

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table presents the gross amounts of the Company’s derivative instruments, amounts offset due to master netting agreements with the Company’s various counterparties, and the net amounts recognized in the Condensed Consolidated Statements of Financial Position.

	July 31, 2015
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Received or Pledged
	(in millions)
Derivative Instruments
Financial assets	$445	$(327)	$118	$—	$—	$118
Financial liabilities	(368)	327	(41)	—	—	(41)

Total Derivative Instruments	$77	$—	$77	$—	$—	$77

	January 30, 2015
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Received or Pledged
	(in millions)
Derivative Instruments
Financial assets	$879	$(442)	$437	$—	$—	$437
Financial liabilities	(498)	442	(56)	—	—	(56)

Total Derivative Instruments	$381	$—	$381	$—	$—	$381

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

In connection with the acquisition of Dell by Denali Holding on October 29, 2013, all of the Company’s tangible and intangible assets and liabilities were accounted for and recognized at fair value on the transaction date. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was accounted for and recognized as goodwill. Accordingly, on the date of the transaction, there was no excess fair value for any of the Company’s goodwill reporting units.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Goodwill

The following table presents goodwill allocated to Denali’s business segments as of July 31, 2015 and January 30, 2015, and changes in the carrying amount of goodwill for the respective periods:

	Client Solutions	Enterprise Solutions Group	Dell Software Group	Dell Services	Total
	(in millions)
Balance at January 30, 2015	$4,428	$3,907	$1,410	$308	$10,053
Goodwill acquired during the period	—	—	—	—	—
Adjustments	—	—	(4)	—	(4)

Balance at July 31, 2015	$4,428	$3,907	$1,406	$308	$10,049

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances may indicate that an impairment has occurred. Based on the results of the annual impairment test, which was a qualitative and quantitative test, no impairment of goodwill or indefinite-lived intangible assets existed as of October 31, 2014. Further, no triggering events transpired subsequent to the annual impairment test that would indicate a potential impairment of goodwill as of July 31, 2015. In addition, the Company did not have any accumulated goodwill impairment charges as of July 31, 2015.

Management exercised significant judgment related to the above assessment, including the identification of goodwill reporting units, assignment of assets and liabilities to goodwill reporting units, assignment of goodwill to reporting units, and determination of the fair value of each goodwill reporting unit. The fair value of each goodwill reporting unit is generally estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, the estimation of the long-term growth rate of the Company’s business, and the determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the fair value of the goodwill reporting unit, potentially resulting in a non-cash impairment charge.

Intangible Assets

The Company’s intangible assets as of July 31, 2015 and January 30, 2015, were as follows:

	July 31, 2015			January 30, 2015
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(in millions)
Customer relationships	$10,764	$(3,066)	$7,698	$10,766	$(2,236)	$8,530
Technology	2,115	(820)	1,295	2,120	(579)	1,541
Trade names	334	(93)	241	334	(66)	268

Finite-lived intangible assets	13,213	(3,979)	9,234	13,220	(2,881)	10,339
Indefinite-lived intangible assets	1,435	—	1,435	1,435	—	1,435

Total intangible assets	$14,648	$(3,979)	$10,669	$14,655	$(2,881)	$11,774

Amortization expense related to finite-lived intangible assets was approximately $550 million and $585 million during the three months ended July 31, 2015 and August 1, 2014, respectively, and $1,100 million and

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

$1,169 million during the six months ended July 31, 2015 and August 1, 2014, respectively. There were no material impairment charges related to intangible assets during the three and six month periods ended July 31, 2015 and August 1, 2014.

Estimated future annual pre-tax amortization expense of finite-lived intangible assets as of July 31, 2015, over the next five fiscal years and thereafter is as follows:

Fiscal Years	(in millions)
2016 (remaining six months)	$1,100
2017	2,177
2018	1,940
2019	1,860
2020	988
Thereafter	1,169

Total	$9,234

NOTE 7—WARRANTY AND DEFERRED EXTENDED WARRANTY REVENUE

The Company records a liability for its standard limited warranties at the time of sale for the estimated costs that may be incurred. The liability for standard warranties is included in accrued and other current liabilities and other non-current liabilities in the Condensed Consolidated Statements of Financial Position.

Changes in the Company’s liabilities for standard limited warranties are presented in the following table for the periods indicated.

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Warranty liability:
Warranty liability at beginning of period	$675	$770	$679	$774
Costs accrued for new warranty contracts and changes in estimates for pre-existing warranties (a)	201	206	403	439
Service obligations honored	(223)	(229)	(429)	(466)

Warranty liability at end of period	$653	$747	$653	$747

Current portion	$434	$481	$434	$481
Non-current portion	219	266	219	266

Warranty liability at end of period	$653	$747	$653	$747

(a)	Changes in cost estimates related to pre-existing warranties are aggregated with accruals for new standard warranty contracts. The Company’s warranty liability process does not differentiate between estimates made for pre-existing warranties and new warranty obligations.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Revenue from the sale of extended warranties is recognized over the term of the contract or when the service is completed, and the costs associated with these contracts are recognized as incurred. Deferred extended warranty revenue is included in deferred revenue in the Condensed Consolidated Statements of Financial Position.

Changes in the Company’s liabilities for deferred revenue related to extended warranties are presented in the following table for the periods indicated.

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Deferred extended warranty revenue:
Deferred extended warranty revenue at beginning of period	$6,753	$5,902	$6,573	$5,686
Revenue deferred for new extended warranties	1,118	1,158	2,173	2,239
Service revenue recognized	(888)	(845)	(1,763)	(1,710)

Deferred extended warranty revenue at end of period	$6,983	$6,215	$6,983	$6,215

Current portion	$3,115	$2,866	$3,115	$2,866
Non-current portion	3,868	3,349	3,868	3,349

Deferred extended warranty revenue at end of period	$6,983	$6,215	$6,983	$6,215

NOTE 8—COMMITMENTS AND CONTINGENCIES

Legal Matters—The Company is involved in various claims, suits, assessments, investigations, and legal proceedings that arise from time to time in the ordinary course of its business, including those identified below, consisting of matters involving consumer, antitrust, tax, intellectual property, and other issues on a global basis. The Company accrues a liability when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company reviews these accruals at least quarterly and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel, and other relevant information. To the extent new information is obtained and the Company’s views on the probable outcomes of claims, suits, assessments, investigations, or legal proceedings change, changes in the Company’s accrued liabilities would be recorded in the period in which such determination is made. For some matters, the amount of liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. The following is a discussion of the Company’s significant legal matters and other proceedings:

Going-Private Transaction Litigation—Prior to and shortly following the announcement on February 5, 2013, of the execution of the original going-private transaction agreement, described in Note 1 of the Notes to the Condensed Consolidated Financial Statements, relating to the proposed acquisition of Dell Inc., twenty-five lawsuits challenging the transaction were filed, of which twenty-one were filed in the Delaware Court of Chancery and four were filed in the District Court of Travis County in Texas. The Delaware actions were consolidated as In re Dell, Inc. Shareholder Litigation (C.A. No. 8329-CS) (the “Delaware litigation”).

The Delaware litigation was a putative class action filed on behalf of the stockholders of Dell Inc. other than the defendants and their affiliates. The operative complaint alleged that the Dell directors breached their fiduciary duties in connection with their approval of the going-private transaction agreement and that the entity defendants aided and abetted those breaches. The complaint sought, among other relief,

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

declaratory and injunctive relief enjoining the going-private transaction, and compensatory damages in an unspecified amount. The stayed Texas action referred to below makes similar allegations on behalf of the same putative class.

On April 4, 2013, three of the Texas lawsuits were voluntarily dismissed, without prejudice, and the remaining action, Nelson v. Dell Inc. et al. (Cause No. D-1-GN-13-000220), was stayed by the Texas court. The Delaware litigation was voluntarily dismissed, without prejudice, on March 10, 2014.

On May 30, 2013, a putative class action was filed in the United States District Court for the Southern District of Texas, captioned John Michael Van Buiten et al. v. Dell Inc. et al. (Docket No. 13-cv-01585)(the “Van Buiten litigation”). The action named as defendants Dell Inc., its directors, Silver Lake Partners L.P., and the Parent Parties, and asserted disclosure claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 as well as state common law claims for breach of fiduciary duties and aiding and abetting breach of fiduciary duties. The complaint sought, among other remedies, injunctive relief enjoining the going-private transaction. The Van Buiten litigation was voluntarily dismissed, without prejudice, on April 8, 2014.

The defendants believe that the claims that have been asserted against them in the lawsuits are without merit.

Appraisal Proceedings—Holders of shares of Dell common stock who did not vote on September 12, 2013, in favor of the proposal to adopt the amended going-private transaction agreement and who properly demanded appraisal of their shares and who otherwise comply with the requirements of Section 262 of the Delaware General Corporate Law (“DGCL”) are entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares in lieu of receiving the going-private transaction consideration. This appraised value could be more than, the same as, or less than the $13.75 per share going-private transaction consideration. The Company has recorded a liability of $13.75 for each share with respect to which appraisal has been demanded and as to which the demand has not been withdrawn, together with interest at the statutory rate discussed below. As of July 31, 2015, this liability was approximately $576 million, including $55 million in accrued interest.

Between October 29, 2013, and February 26, 2014, former Dell stockholders filed petitions in eight separate matters commencing appraisal proceedings in the Delaware Court of Chancery in which they seek a determination of the fair value of a total of approximately 38 million shares of Dell common stock plus interest, costs and attorneys’ fees. These matters have been consolidated as In Re Appraisal Action of Dell (C.A. No. 9322-VCL). The trial took place the week of October 5, 2015. The parties are now engaged in post-trial briefing and expect a ruling sometime in 2016.

The appraisal proceedings will be conducted in accordance with the rules of the Delaware Court of Chancery. In these proceedings, the Court of Chancery will determine the fair value of the shares as to which appraisal has been properly demanded, exclusive of any element of value arising from the accomplishment or expectation of the going-private transaction. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest on such fair value from the going-private transaction effective time through the date of payment of the judgment will be compounded quarterly and will accrue at a per annum rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time. Any payment in respect of the shares subject to appraisal rights will be required to be paid in cash.

The outcome of the appraisal proceedings is uncertain. A judgment determining fair value in excess of the recorded liability of $13.75 per share noted above for any shares properly subject to appraisal could have a material adverse effect on the Company’s results of operations and liquidity.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Securities Litigation—On May 22, 2014, a securities class action seeking compensatory damages was filed in the United States District Court for the Southern District of New York, captioned the City of Pontiac Employee Retirement System vs. Dell Inc. et. al. (Case No. 1:14-cv-03644). The action names as defendants Dell Inc. and certain current and former executive officers, and alleges that Dell made false and misleading statements about Dell’s business operations and products between February 22, 2012, and May 22, 2012, which resulted in artificially inflated stock prices. The defendants believe the claims asserted are without merit and the risk of material loss is remote.

Copyright Levies—The Company’s obligation to collect and remit copyright levies in certain European Union (“EU”) countries may be affected by the resolution of legal proceedings pending in Germany against various companies, including Dell’s German subsidiary, and elsewhere in the EU against other companies in Dell’s industry. The plaintiffs in those proceedings, some of which are described below, generally seek to impose or modify the levies with respect to sales of such equipment as multifunction devices, phones, personal computers, and printers, alleging that such products enable the copying of copyrighted materials. Some of the proceedings also challenge whether the levy schemes in those countries comply with EU law. Certain EU member countries that do not yet impose levies on digital devices are expected to implement legislation to enable them to extend existing levy schemes, while some other EU member countries are expected to limit the scope of levy schemes and their applicability in the digital hardware environment. Dell, other companies, and various industry associations have opposed the extension of levies to the digital environment and have advocated alternative models of compensation to rights holders. The Company continues to collect levies in certain EU countries where it has determined that based on local laws it is probable that it has a payment obligation. The amount of levies is generally based on the number of products sold and the per-product amounts of the levies, which vary. The Company accrues a liability when it believes that it is both probable that a loss has been incurred and when it can reasonably estimate the amount of the loss.

On December 29, 2005, Zentralstelle Für private Überspielungrechte (“ZPÜ”), a joint association of various German collecting societies, instituted arbitration proceedings against Dell’s German subsidiary before the Board of Arbitration at the German Patent and Trademark Office in Munich, and subsequently filed a lawsuit in the German Regional Court in Munich on February 21, 2008, seeking levies to be paid on each personal computer sold by Dell in Germany through the end of calendar year 2007. On December 23, 2009, ZPÜ and the German industry association, BCH, reached a settlement regarding audio-video copyright levy litigation (with levies ranging from €3.15 to €13.65 per unit). Dell joined this settlement on February 23, 2010, and has paid the amounts due under the settlement. On March 25, 2014, ZPÜ and Dell reached a settlement for levies to be paid on each personal computer sold for the period of January 2, 2011 through December 31, 2016. The amount of the settlement is not material to the Company. The amount of any levies payable after calendar year 2016, as well as the Company’s ability to recover such amounts through increased prices, remains uncertain.

German courts are also considering a lawsuit originally filed in July 2004 by VG Wort, a German collecting society representing certain copyright holders, against Hewlett-Packard Company in the Stuttgart Civil Court seeking levies on printers, and a lawsuit originally filed in September 2003 by the same plaintiff against Fujitsu Siemens Computer GmbH in Munich Civil Court in Munich, Germany seeking levies on personal computers. In each case, the civil and appellate courts held that the subject classes of equipment were subject to levies. In July 2011, the German Federal Supreme Court, to which the lower court holdings have been appealed, referred each case to the Court of Justice of the European Union, submitting a number of legal questions on the interpretation of the European Copyright Directive which the German Federal Supreme Court deems necessary for its decision. In August 2014, the German Supreme Court delivered an opinion noting that printers and personal computers are subject to levies, and referred the case back to the Court of Appeals.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Proceedings seeking to impose or modify copyright levies for sales of digital devices also have been instituted in courts in Spain and in other EU member states. Even in countries where Dell is not a party to such proceedings, decisions in those cases could impact Dell’s business and the amount of copyright levies Dell may be required to collect.

The ultimate resolution of these proceedings and the associated financial impact to the Company, if any, including the number of units potentially affected, the amount of levies imposed, and the ability of the Company to recover such amounts, remain uncertain at this time. Should the courts determine there is liability for previous units shipped beyond the amount of levies the Company has collected or accrued, the Company would be liable for such incremental amounts. Recovery of any such amounts from others by the Company would be possible only on future collections related to future shipments.

Other Litigation—The various legal proceedings in which Dell is involved include commercial litigation and a variety of patent suits. In some of these cases, Dell is the sole defendant. More often, particularly in the patent suits, Dell is one of a number of defendants in the electronics and technology industries. Dell is actively defending a number of patent infringement suits, and several pending claims are in various stages of evaluation. While the number of patent cases has grown over time, Dell does not currently anticipate that any of these matters will have a material adverse effect on its business, financial condition, results of operations, or cash flows.

As of July 31, 2015, the Company does not believe there is a reasonable possibility that a material loss exceeding the amounts already accrued for these or other proceedings or matters has been incurred. However, since the ultimate resolution of any such proceedings and matters is inherently unpredictable, the Company’s business, financial condition, results of operations, or cash flows could be materially affected in any particular period by unfavorable outcomes in one or more of these proceedings or matters. Whether the outcome of any claim, suit, assessment, investigation, or legal proceeding, individually or collectively, could have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows will depend on a number of variables, including the nature, timing, and amount of any associated expenses, amounts paid in settlement, damages, or other remedies or consequences.

Indemnifications—In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the third party to such arrangements from any losses incurred relating to the services it performs on behalf of the Company or for losses arising from certain events as defined in the particular contract, such as litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments related to these indemnifications have not been material to the Company.

NOTE 9—INCOME AND OTHER TAXES

For the three and six months ended July 31, 2015, the Company’s effective income tax rates were (0.8)% and 0.3% on pre-tax losses of $263 million and $771 million, respectively. In comparison, for the three and six months ended August 1, 2014, the Company’s effective income tax rates were (2.3)% and (4.1)% on pre-tax losses of $174 million and $590 million, respectively. The change in the Company’s provision for income taxes was primarily attributable to greater discrete tax benefits relating to adjustments to estimated tax provisions, as well as a reduced impact from the expiration of certain U.S tax benefits. These tax benefits were offset in part by a change in the mix of geographic income to higher tax jurisdictions. The income tax rate for future quarters of Fiscal 2016 will be impacted by the actual mix of jurisdictions in which income is generated.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The differences between the estimated effective income tax rates and the U.S. federal statutory rate of 35% principally result from the Company’s geographical distribution of income, change in valuation allowance for deductible temporary differences or carryforwards, and differences between the book and tax treatment of certain items. A portion of the Company’s operations is subject to a reduced tax rate or is free of tax under various tax holidays. The Company’s significant tax holidays expire in whole or in part during fiscal years 2017 through 2023. Many of these tax holidays and reduced tax rates may be extended when certain conditions are met or may be terminated early if certain conditions are not met.

During Fiscal 2014, the Internal Revenue Service (“IRS”) agency issued a revised Revenue Agent’s Report for fiscal years 2004 through 2006, proposing certain assessments primarily related to transfer pricing matters. The Company disagrees with certain of the proposed assessments and has contested them through the IRS administrative appeals procedures. In addition, the Company’s U.S. federal income tax returns for fiscal years 2007 through 2009 are currently under examination by the IRS.

The Company is currently under income tax audits in various state and foreign jurisdictions. The Company maintains ongoing discussions and negotiations relating to tax matters with the taxing authorities in these jurisdictions. The Company believes that it has provided adequate reserves related to all matters contained in tax periods open to examination. Although the Company believes it has made adequate provisions for the uncertainties surrounding these audits, should the Company experience unfavorable outcomes, such outcomes could have a material impact on its results of operations, financial position, and cash flows. Although timing of resolution or closure of audits is not certain, the Company believes it is reasonably possible that tax audit resolutions could reduce its unrecognized tax benefits by an amount between $150 to $750 million in the next twelve months. Such a reduction would not have a material effect on the Company’s effective tax rate. Net unrecognized tax benefits, if recognized, would favorably affect the Company’s effective tax rate. With respect to major U.S. state and foreign taxing jurisdictions, the Company is generally not subject to tax examinations for years prior to fiscal year 2000.

Judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. The Company’s net unrecognized tax benefits, included in accrued and other, and other non-current liabilities in the Condensed Consolidated Statements of Financial Position, were $3.0 billion as of both July 31, 2015 and January 30, 2015.

The Company takes certain non-income tax positions in the jurisdictions in which it operates and has received certain non-income tax assessments from various jurisdictions. The Company believes that a material loss in these matters is not probable and that it is not reasonably possible that a material loss exceeding amounts already accrued has been incurred. The Company believes its positions in these non-income tax litigation matters are supportable and that it ultimately will prevail. In the normal course of business, the Company’s positions and conclusions related to its non-income taxes could be challenged and assessments may be made. To the extent new information is obtained and the Company’s views on its positions, probable outcomes of assessments, or litigation change, changes in estimates to the Company’s accrued liabilities would be recorded in the period in which such a determination is made. In the resolution process for income tax and non-income tax audits, the Company may be required to provide collateral guarantees or indemnification to regulators and tax authorities until the matter is resolved.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 10—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) is presented in stockholders’ equity in the Condensed Consolidated Statements of Financial Position and is comprised of amounts related to foreign currency translation adjustments and amounts related to the Company’s cash flow hedges.

The following table presents changes in accumulated other comprehensive income (loss), net of tax, by the following components for the periods indicated:

	Foreign Currency Translation Adjustments	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balances at January 30, 2015	$(220)	$249	$29
Other comprehensive income (loss) before reclassifications	(47)	60	13
(Gain) loss amounts reclassified from accumulated other comprehensive income (loss)	—	(272)	(272)

Total change for the period	(47)	(212)	(259)

Balances at July 31, 2015	$(267)	$37	$(230)

Amounts related to the Company’s cash flow hedges are reclassified to net income during the same period in which the items being hedged are recognized in earnings. In addition, any hedge ineffectiveness related to cash flow hedges is recognized currently in net income. See Note 5 to the Unaudited Condensed Consolidated Financial Statements for more information on Denali’s derivative instruments.

The following table presents reclassifications out of accumulated other comprehensive loss, net of tax, which consists entirely of gains and losses related to cash flow hedges, to net income for the three and six months ended July 31, 2015:

	Three Months Ended	Six Months Ended
	(in millions)
Total Reclassifications, net of tax:
Net revenue	$82	$255
Cost of net revenue	7	18
Interest and other, net	(1)	(1)

Total	$88	$272

NOTE 11—EARNINGS PER SHARE

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. Denali excludes equity instruments from the calculation of diluted earnings per share if the effect of including such instruments is anti-dilutive. Accordingly, certain stock-based incentive awards have been excluded from the calculation of

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

diluted earnings per share, totaling 55 million common shares for the three and six months ended July 31, 2015 and 56 million for the three and six months ended August 1, 2014.

The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended July 31, 2015 and August 1, 2014:

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions, except per share amounts)
Numerator:
Net loss	$(265)	$(178)	$(769)	$(614)

Denominator:
Weighted-average shares outstanding:
Basic	405	405	405	404
Effect of dilutive options, restricted stock units, restricted stock, and other	—	—	—	—

Diluted	405	405	405	404

Earnings (loss) per share:
Basic	$(0.65)	$(0.44)	$(1.90)	$(1.52)
Diluted	$(0.65)	$(0.44)	$(1.90)	$(1.52)

NOTE 12—REDEEMABLE SHARES

The 2013 Stock Incentive Plan provides for the grant of stock-based incentive awards to the Company’s employees, consultants, and non-employee directors. Equity awards available for issuance under the 2013 Stock Incentive Plan include stock options, stock appreciation rights, restricted stock units, and other equity-based awards. Those awards include certain rights that allow the holder to exercise a put feature for the underlying stock, requiring the Company to purchase the stock at its fair market value. The put feature is subject to a six-month holding period following the issuance of the common stock. Accordingly, these awards are subject to reclassification from equity to temporary equity, and the Company determines the amounts to be classified as temporary equity as follows:

•	For stock options subject to service requirements, the intrinsic value of the option is multiplied by the portion of the option that is vested. Upon exercise of the option, the amount in temporary equity represents the fair value of the Company’s common stock.

•	For stock appreciation rights and restricted stock units, the fair value of the share is multiplied by the portion of the share that is vested.

•	For share-based arrangements that are subject to the occurrence of a contingent event, those amounts are not reclassified to temporary equity until the contingency has been satisfied.

The amount of redeemable shares classified as temporary equity as of July 31, 2015 and January 30, 2015 was $100 million and $53 million, respectively. As of July 31, 2015, the redeemable shares was comprised of 0.8 million issued and outstanding common shares, 0.2 million unvested restricted stock units and 18.9 million outstanding stock options. As of January 30, 2015, the redeemable shares was comprised of 0.5 million issued and outstanding common shares, 0.3 million unvested Restricted Stock Units and 18.8 million outstanding stock options.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 13—SEGMENT INFORMATION

Denali’s reportable segments are based on the following product and services business units:

•	Client Solutions

•	Enterprise Solutions Group (“ESG”)

•	Dell Software Group (“DSG”)

•	Dell Services

In the first quarter of Fiscal 2016, Denali redefined the categories within Client Solutions and ESG to reflect the way the Company currently organizes products and services within these business units. Prior period amounts were not recast in the Audited Consolidated Financial Statements as it was not considered material. None of these changes impacted the Company’s consolidated or total business unit results.

Client Solutions includes desktops, thin clients, notebooks, and tablets, as well as services, and third party software and peripherals closely tied to the sale of Client Solutions hardware. The categories within Client Solutions are consumer, commercial, and third-party software and after-point-of-sale peripherals. The consumer and commercial categories include hardware, peripherals, and service offerings designed to meet the needs of the relevant customer. ESG includes servers, networking, and storage, as well as services and third party software and peripherals that are closely tied to the sale of ESG hardware. DSG includes systems management, security software solutions, and information management software offerings. Dell Services includes a broad range of IT and business services, including infrastructure, cloud, applications, and business process services

The reportable segments disclosed herein are based on information reviewed by Denali’s management to evaluate the business segment results. Denali’s measure of segment operating income for management reporting purposes excludes the impact of purchase accounting, amortization of intangible assets, unallocated corporate expenses, severance and facility action costs, acquisition-related charges, and costs related to the going-private transaction. See Note 1 of the Notes to the Unaudited Consolidated Financial Statements for more information on the going-private transaction. Denali does not allocate assets to the above reportable segments for internal reporting purposes.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table presents a reconciliation of net revenue by Denali’s reportable segments to Denali’s consolidated net revenue as well as a reconciliation of consolidated segment operating income to Denali’s consolidated operating income:

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Consolidated net revenue:
Client Solutions	$9,235	$10,141	$18,104	$20,456
Enterprise Solutions Group	3,769	3,773	7,471	7,275
Dell Software Group	347	363	680	718
Dell Services	703	756	1,414	1,498

Segment net revenue	$14,054	$15,033	$27,669	$29,947
Corporate (a)	80	62	156	128
Impact of purchase accounting (b)	(135)	(270)	(288)	(581)

Total	13,999	14,825	27,537	29,494

Consolidated operating income (loss):
Client Solutions	$323	$660	$542	$1,286
Enterprise Solutions Group	280	384	519	640
Dell Software Group	6	(18)	(21)	(51)
Dell Services	39	29	62	36

Segment operating income	648	1,055	1,102	1,911
Impact of purchase accounting (b)	(157)	(292)	(333)	(626)
Amortization of intangible assets	(550)	(585)	(1,100)	(1,169)
Corporate (a)	50	(121)	47	(130)
Other (c)	(30)	(23)	(84)	(103)

Total	$(39)	$34	$(368)	$(117)

(a)	Corporate primarily consists of unallocated transactions and certain security offerings.
(b)	Impact of purchase accounting primarily represents the non-cash purchase accounting adjustments related to the going-private transaction.
(c)	Other costs include severance, facility, acquisition, and compensation expenses and costs related to the going-private transaction.

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table presents net revenue by product and services categories:

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Net revenue:
Client Solutions:
Commercial	$5,754	$6,378	$11,043	$12,737
Consumer	2,110	2,276	4,327	4,759
Peripherals and third-party software	1,371	1,487	2,734	2,960

Total Client Solutions net revenue	9,235	10,141	18,104	20,456

Enterprise Solutions Group:
Servers and networking	3,212	3,170	6,364	6,100
Storage	557	603	1,107	1,175

Total ESG net revenue	3,769	3,773	7,471	7,275

Dell Software Group:

Total Dell Software Group net revenue	347	363	680	718

Dell Services:
Infrastructure and cloud services	425	434	838	869
Applications and business process services	278	322	576	629

Total Dell Services net revenue	703	756	1,414	1,498

Total segment net revenue	14,054	15,033	27,669	29,947

NOTE 14—SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on amounts included in inventories, as of July 31, 2015 and January 30, 2015:

	July 31, 2015	January 30, 2015
	(in millions)
Inventories, net:
Production materials	$573	$511
Work-in-process	221	296
Finished goods	709	856

Total	$1,503	$1,663

DENALI HOLDING INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 15—SUBSEQUENT EVENTS

Announcement of SecureWorks Corp. Initial Public Offering

On December 2, 2015, SecureWorks Corp. (“SecureWorks”), a consolidated subsidiary of Dell, announced that it plans to conduct a registered initial public offering of its Class A common stock. Subject to market and other conditions, the offering is expected to commence after the Securities and Exchange Commission completes the review process previously initiated by the confidential submission by SecureWorks of its registration statement on Form S-1 relating to the proposed offering. The number of shares to be offered and the price range for the offering have not yet been determined. SecureWorks intends to use the proceeds from the offering for working capital and other general corporate purposes.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 12, 2015

among

DENALI HOLDING INC.,

DELL INC.,

UNIVERSAL ACQUISITION CO.

and

EMC CORPORATION

i

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	33
Acquisition Proposal	35
Actions	15
Affiliate	67
Agreement	1
Alternative Acquisition Agreement	35
Alternative Reverse Termination Fee	63
Antitrust Law	40
Applicable Jurisdiction	58
Articles of Merger	2
Available Cash	54
Bankruptcy and Equity Exception	11
Book-Entry Shares	3
Business Day	67
Capitalization Date	8
Cash Consideration	3
Cash on Hand	55
Cash Transfers	53
Certificate	3
Certificate of Merger	2
Change of Recommendation	38
Class V Common Stock	3
Closing	1
Closing Date	1
Code	1
Commercial Paper Debt	67
Commitment Papers	26
Common Equity Financing	26
Common Equity Purchase Agreements	26
Commonly Controlled Entity	18
Company	1
Company Articles	2
Company Benefit Plan	18
Company Bylaws	2
Company Common Stock	2
Company Disclosure Letter	8
Company Equity Awards	9
Company ESPP	9
Company Personnel	67
Company Preferred Stock	8
Company PSU Award	9
Company Recommendation	11
Company Restricted Stock	8
Company RSU Award	9
Company SEC Documents	12
Company Shareholder Approval	23
Company Shareholders’ Meeting	37
Company Stock Option	9
Company Stock Plans	67

Page
Company Tax Opinion	60
Company Tax Opinion Materials	57
Company Termination Fee	62
Company U.S. Benefit Plan	18
Confidentiality Agreement	39
Continuing Employees	46
Contract	11
Credit Facility	67
Debt Commitment Letter	26
Debt Financing	26
Definitive Agreements	47
Dell	1
Dell Financial Statements	27
Dell Obligations	67
DGCL	1
Dissenting Shares	4
DOJ	40
Effective Time	2
Environmental Laws	23
ERISA	18
Exchange Act	12
Exchange Agent	4
Exchange Fund	4
Existing Transfer Restrictions	68
Fee Letter	26
Filed Contracts	68
Financing	26
Financing Sources	68
Foreign Antitrust Laws	40
Form S-4	37
FTC	40
GAAP	12
Governmental Entity	11
Hazardous Materials	68
HSR Act	11
Indemnified Party	44
Infringe	22
Intellectual Property	68
Intended Tax Treatment	56
Investments Liquidation	53
IRS	18
Key Personnel	68
Knowledge	68
Law	11
Leases	21
Liens	8
Losses	44
Margin Loan Financing	68
Marketing Period	68
Marketing Period Commencement Date	53
Material Adverse Effect	70

Page
Material Contracts	15
MBCA	1
Merger	1
Merger Consideration	3
Merger Sub	1
Minimum Parent Cash Period	53
NISPOM	25
No-Shop Period Start Date	33
NYSE	12
Order	11
Outside Date	60
Owned Real Property	21
Parent	1
Parent Cash on Hand	53
Parent Certificate	3
Parent Disclosure Letter	23
Parent Financial Statements	27
Parent Material Adverse Effect	70
Parent Plans	46
Parent Tax Opinion	59
Parent Tax Opinion Materials	57
Per Share Closing Price	42
Permits	17
Permitted Liens	71
person	71
Pivotal	29
Pivotal Class A Common Stock	33
Pivotal Class B Common Stock	33
Pivotal Series A Preferred Stock	33
principal executive officer	71
principal financial officer	71
Proxy Statement	37
Real Property	21
Representatives	71
Required Information	50
Reverse Termination Fee	63
Revolving Credit Facility	71
Rule 144	68
SEC	12
Securities Act	12
Significant Subsidiary	8
Software	71
Solvent	28
SOX	13
Specified Person	63
Stock Consideration	3
Subsidiary	72
Superior Proposal	35
Surviving Corporation	1
Syndication and Offering Materials	51
Target Amount	55

v

Page
Tax	21
Tax Return	21
Tax Sharing Agreement	57
Taxing Authority	21
Transaction Litigation	46
Transfer Restrictions	72
VMware	7
VMware Certificate	32
VMware Class A Common Stock	9
VMware Class B Common Stock	9
VMware Common Stock	9
VMware Intercompany Agreements	72
VMware Plans	18
VMware Promissory Notes	10
VMware SEC Documents	13
WARN Act	18

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 12, 2015, among DENALI HOLDING INC., a Delaware corporation (“Parent”), DELL INC., a Delaware corporation (“Dell”), UNIVERSAL ACQUISITION CO., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and EMC CORPORATION, a Massachusetts corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, for the Company to enter into this Agreement, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the merger of Merger Sub with and into the Company (the “Merger”) and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously approved and declared advisable, and the Board of Directors of Merger Sub has unanimously approved and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger, together with related transactions, qualifies as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and

WHEREAS, Dell will receive direct benefits from the Merger, including as a result of the expected contribution of the Company to Dell following the Effective Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing); provided, that, if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (a) a Business Day during the Marketing Period specified by Parent on no fewer than three Business Days written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing of the transactions contemplated by this Agreement) and (b) the first Business Day following the final day of the Marketing Period (subject in each of the case of the foregoing clauses (a) and (b), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in ARTICLE VI for the Closing as of the date determined pursuant to this proviso). Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California 94304, unless another place is agreed to in writing by Parent and the Company.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the Commonwealth of Massachusetts articles of merger (the “Articles of Merger”) and by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in each case in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the MBCA and DGCL, and shall make all other filings or recordings required under the MBCA and DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Articles of Organization and Bylaws.

(a) At the Effective Time, the Restated Articles of Organization of the Company (the “Company Articles”) shall be amended as a result of the Merger so as to read in their entirety as set forth in Exhibit A hereto and, as so amended, shall be the articles of organization of the Surviving Corporation until, subject to Section 5.06(a), thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended so as to read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until, subject to Section 5.06(a), thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), or of any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Parent-Owned Stock. Each share of Company Common Stock that is directly or indirectly owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Stock Owned by Subsidiaries of the Company. Each share of Company Common Stock beneficially owned by a Subsidiary of the Company which is directly or indirectly wholly-owned by the Company shall be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal in value to such converted shares of Company Common Stock.

(d) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (x) shares to be canceled in accordance with Section 2.01(b), (y) shares to be converted in accordance with Section 2.01(c) and (z) any Dissenting Shares) shall be converted into the right to receive (A) a number of shares of validly issued, fully paid and nonassessable shares of common stock, par value, $0.01 per share, designated as Class V Common Stock (the “Class V Common Stock”) of Parent (the “Stock Consideration”) having terms as set forth in the Amended and Restated Certificate of Incorporation of Parent attached as Exhibit C hereto to be filed with the Secretary of State of the State of Delaware and made effective as of immediately prior to the Effective Time (the “Parent Certificate”) equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (I) 222,966,450 by (II) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued as a result of vesting of Company Equity Awards and shares contributed to Parent, Merger Sub or any of their Affiliates, in each case as contemplated by Section 5.04) (which aggregate number will be set forth in a certificate of the Company delivered as of immediately prior to the Effective Time) and (B) $24.05 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), without interest, in each case to be issued or paid in consideration therefor subject to compliance with the procedures set forth in this Section 2.01 upon surrender of such Certificate in accordance with Section 2.02(b), in the case of certificated shares, and immediately, in the case of Book-Entry Shares.

(ii) If between the date of this Agreement and the Effective Time, there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Cash Consideration shall be appropriately adjusted to reflect such action; provided, however, that nothing in this Section 2.01(d)(ii) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(iii) Notwithstanding anything herein to the contrary, the right of any holder of Company Common Stock to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(e) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted such shares in favor of this Agreement and who are entitled to appraisal rights and have properly exercised such rights in accordance with Part 13 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.01(d), and the holders thereof shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Part 13 of the MBCA; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such shareholder’s rights under Part 13 of the MBCA or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided by Part 13 of the MBCA, such shareholder’s shares of Company Common Stock shall thereupon cease to be Dissenting Shares (including for purposes of Section 2.01(d)(i)), and shall be deemed to have been converted, at the Effective Time into the right to receive the Merger Consideration (payable without any interest thereon) upon surrender of the Certificates or Book-Entry Shares formerly representing such shares of Company Common Stock and related documents, as compensation for such cancellation. At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Part 13 of the MBCA and as provided in the previous sentence.

(ii) The Company shall give Parent (A) prompt written notice of any notice received by the Company of intent to demand appraisal or the fair value of any shares of Company Common Stock, withdrawals of such notices or demands and any other instruments or notices served pursuant to the MBCA and (B) if taking place prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to such notices and demands and the exercise of appraisal rights under the MBCA. The Company shall not, except with the prior written consent of Parent, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MBCA.

Section 2.02 Exchange of Certificates; Book-Entry Shares.

(a) Exchange Agent. At or immediately following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates and Book-Entry Shares, book-entry shares (or certificates if requested) representing shares of Class V Common Stock, and cash, in each case in an aggregate amount equal to the number of shares or amount of cash (as applicable) into which such shares of Company Common Stock have been converted pursuant to Section 2.01(d), except that Parent shall not be required to deposit with the Exchange Agent any shares of Class V Common Stock or cash for any shares of Company Common Stock with respect to which the Company has received a notice of an intent to demand payment of the fair value of such shares if the Merger is effectuated pursuant to Section 13.21(a) of the MBCA. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Class V Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Class V Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Section 2.01(d), Section 2.02(c) and Section 2.02(e) out of the Exchange Fund. Except to the extent set forth in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate representing shares of Company Common Stock that were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(d), (ii) shares of Class V Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(d) (after taking into account all shares of Company Common Stock held by such holder that were converted into the right to receive the Merger Consideration), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled.

(ii) In the event of a transfer of ownership of a Certificate or Book-Entry Share which is not registered in the transfer records of the Company, payment of the Merger Consideration, any dividends or distributions payable pursuant to Section 2.02(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.02(e) may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE II.

(iii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such share of Company Common Stock, together with any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Class V Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Class V Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Class V Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(iii)) in accordance with this ARTICLE II. Following the surrender of any Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(iii)), there shall be paid to the record holder of the certificate representing whole shares of Class V Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or receipt, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class V Common Stock and the amount of any cash payable in lieu of a fractional share of Class V Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or receipt and a payment date subsequent to such surrender or receipt payable with respect to such whole shares of Class V Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates (or immediately, in the case of Book-Entry Shares) in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation for transfer, it shall be canceled against delivery thereof and exchanged as provided in this ARTICLE II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Class V Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Class V Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares formerly held by such holder that are converted into the right to receive the Merger Consideration) would otherwise be entitled by (B) the average closing price of a share of VMware Class A Common Stock over the ten (10) trading day period prior to the Effective Time (as such closing price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as Parent may determine)).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for, and, subject to Section 2.02(g), Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this ARTICLE II.

(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Class V Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, that any investment of cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such banks that are then publicly available). Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this ARTICLE II.

(j) Withholding Rights. Parent, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent determine are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents and the VMware SEC Documents filed with or furnished to the SEC by the Company or VMware, Inc., a Delaware corporation (“VMware”), since January 1, 2014 and publicly available prior to the date of this Agreement (provided, that nothing disclosed in such Company SEC Documents or VMware SEC Documents shall be deemed to be a qualification or modification to the representations and warranties set forth in Section 3.01(c), Section 3.01(d), the first sentence of Section 3.01(i) or Section 3.01(v)), but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature, and except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and deemed reference to such items or matters disclosed in other sections or subsections of the Company Disclosure Letter (other than Section 3.01(c), Section 3.01(d), the first sentence of Section 3.01(i) or Section 3.01(v)) to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Articles and the Company Bylaws and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) (a “Significant Subsidiary”) of the Company, in each case as amended to the date hereof. The Company Articles and the Company Bylaws so delivered are in full force and effect and the Company is not in violation of the Company Articles or Company Bylaws.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its jurisdiction of incorporation or formation) and (ii) each other Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company (other than VMware and its Subsidiaries) are directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by the Company (x) have been validly issued and are fully paid and nonassessable, (y) except as would not reasonably be expected to be adverse to the Company in any material respect, are owned directly or indirectly by the Company free and clear of any pledges, liens, charges, encumbrances, adverse claims or security interests of any kind or nature whatsoever (collectively, “Liens”) (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws), and (z) are owned directly or indirectly by the Company free of any material restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(c) Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 6,000,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(i) At the close of business on October 9, 2015 (the “Capitalization Date”), 1,939,730,246 shares of Company Common Stock were issued and outstanding;

(ii) At the Capitalization Date, there were (A) 386,162 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”) issued and outstanding under Company Stock Plans, (B) 29,245,241 shares of

Company Common Stock subject to outstanding options under Company Stock Plans to purchase shares of Company Common Stock (each, a “Company Stock Option”), with a weighted average exercise price of $12.95, (C) 43,877,501 shares of Company Common Stock underlying restricted stock units issued under Company Stock Plans (each, a “Company RSU Award”), (D) 12,107,368 shares of Company Common Stock underlying performance stock units (assuming target performance) issued under Company Stock Plans (each, a “Company PSU Award”), and (E) 17,301,984 shares of Company Common Stock reserved for issuance under the Company’s Amended and Restated 1989 Employee Stock Purchase Plan (the “Company ESPP”). All outstanding shares of Company Common Stock are, and all such shares issued upon exercise of Company Stock Options or in settlement of Company RSU Awards or Company PSU Awards will be when issued, duly authorized, validly issued, fully paid and nonassessable, and are not or will not be, as applicable, subject to, and were not or will not be, as applicable, issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right (other than any right of repurchase by the Company pursuant to the terms of the applicable Company Stock Plans or as set forth in any equity award agreement entered into pursuant thereto);

(iii) As of the date of this Agreement, no shares of Company Preferred Stock were issued or outstanding;

(iv) As of the date of this Agreement, no shares of Company Common Stock were held by any direct or indirect wholly-owned Subsidiary of the Company;

(v) As of the date of this Agreement, the Company is (A) the record or beneficial owner of 43,025,308 shares of Class A Common Stock, par value $0.01 per share, of VMware (the “VMware Class A Common Stock”) and (B) the record and beneficial owner of 300,000,000 shares of Class B Common Stock, par value $0.01 per share, of VMware (the “VMware Class B Common Stock” and, together with the VMware Class A Common Stock, the “VMware Common Stock”) representing 100% of the issued and outstanding VMware Class B Common Stock, and holds good and valid title to such VMware Common Stock, free and clear of all Liens (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws, including the Existing Transfer Restrictions) and (ii) no Subsidiary of the Company is the record or beneficial owner of any shares of VMware Common Stock. The VMware Common Stock owned by the Company (w) is not subject to any Transfer Restrictions other than Existing Transfer Restrictions, (x) is not subject to any shareholder’s agreement, investor rights agreement or other similar agreement or any voting restriction, (y) 326,500,000 shares are held by the Company in certificated form subject to restrictive legends, and (z) 16,525,308 shares are held by the Company beneficially through brokers;

(vi) As of the date of this Agreement, except as set forth above in this Section 3.01(c) and except for changes since October 6, 2015 resulting from the issuance of shares of Company Common Stock under the Company Stock Plans pursuant to the Company Stock Options, Company Restricted Stock, Company RSU Awards and Company PSU Awards (collectively, the “Company Equity Awards”) that were issued and outstanding on the Capitalization Date and purchase rights under the Company ESPP set forth above in this Section 3.01(c) or as expressly permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There is not, and has not been, any Company policy or practice to grant, Company Equity Awards prior to, or otherwise coordinate the grant of such awards with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Other than agreements, proxies or understandings solely between any wholly-owned Subsidiary of the Company and the Company and/or any other wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities;

(vii) As of the date of this Agreement, there is an aggregate of $26,836,941 of accrued dividends payable upon the vesting of Company Restricted Stock, Company RSU Awards and Company PSUs Awards, in each case which are not vested as of the date hereof;

(viii) Section 3.01(c)(viii) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (A) each outstanding Company Stock Option, including the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan governing such Company Option, (B) each outstanding Company RSU Award, including the number of shares of Company Common Stock underlying such Company RSU Award, the applicable grant date thereof and the applicable Company Stock Plan governing such Company RSU Award, (C) each outstanding Company PSU Award, including the target and maximum number of shares of Company Common Stock underlying such Company PSU Award, the applicable grant date thereof and the applicable Company Stock Plan governing such Company PSU Award, and (D) each award of Company Restricted Stock, including the number of shares of Company Restricted Stock subject to such award, the applicable grant date thereof and the applicable Company Stock Plan governing such award of Company Restricted Stock;

(ix) Section 3.01(c)(ix) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a schedule showing the principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries, other than VMware and its Subsidiaries (for the avoidance of doubt, excluding (A) any amounts owed by the Company or any of its Subsidiaries to the Company or any other Subsidiary of the Company and (B) any letters of credit (to the extent undrawn), capital leases, operating leases or similar obligations); and

(x) As of the date of this Agreement, there is an aggregate principal amount of $1,500,000,000 owed by VMware to the Company pursuant to promissory notes issued pursuant to the Note Exchange Agreement, dated as of January 21, 2014, between the Company and VMware (the “VMware Promissory Notes”), and the Company holds good and valid title to the VMware Promissory Notes, free and clear of all Liens (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws).

(d) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the receipt of the Company Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company, at a duly held meeting has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the Merger, (iii) directed that the Company submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company in accordance with the terms of this Agreement and (iv) subject to Section 4.02, resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”) at the Company Shareholders’ Meeting.

(e) Noncontravention. Subject to receipt of the Company Shareholder Approval and the governmental consents and other matters referred to in the following sentence, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with, or result in any violation of the Company Articles or the Company Bylaws or the comparable organizational documents of any of the Company’s Significant Subsidiaries, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries pursuant to any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, or legally binding obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), binding upon the Company or any of its Subsidiaries or to which any of their respective properties, rights or assets are subject or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, decision, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) or Permit applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or termination of the waiting period required thereunder, and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods as may be required under any other applicable Antitrust Law, (2) compliance with the applicable requirements of the

Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (3) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the filing of the Certificate of Merger with the Secretary of State of Delaware, (4) any filings with and approvals of the New York Stock Exchange, Inc. (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Company SEC Documents.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since January 1, 2014 (such documents, together with any documents filed or furnished since January 1, 2014 by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2015, nor, to the Knowledge of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since June 30, 2015 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), in each case, where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents. Except for VMware, none of the Subsidiaries of the Company are, or have at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that (x) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”). Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the principal executive officer and the principal financial officer of the Company have disclosed, based on their most recent evaluation of the Company’s internal controls over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies and material weaknesses in the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management of the Company or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

(iii) Since January 1, 2014 through the date hereof, neither the Company nor any of its Subsidiaries (other than VMware and its Subsidiaries) has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(iv) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(v) To the Knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) or the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(g) VMware SEC Documents.

(i) VMware has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by VMware under the Exchange Act since January 1, 2014 (such documents, together with any documents filed or furnished since January 1, 2014 by VMware to the SEC on a voluntary basis on Current Reports on Form 8-K, the “VMware SEC Documents”). Each of the VMware SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such VMware SEC Document, and none of the VMware SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of VMware included in the VMware SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of VMware and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of VMware and its Subsidiaries as of June 30, 2015, neither VMware nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of VMware and its Subsidiaries as of June 30, 2015, nor, to the Knowledge of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since June 30, 2015 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither VMware nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among VMware and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), in each case where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, VMware or any of its Subsidiaries in VMware’s consolidated financial statements or other VMware SEC Documents. None of the Subsidiaries of VMware are, or have at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) VMware’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that (x) material information required to be disclosed by VMware in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) all such material information is accumulated and communicated to VMware’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the principal executive officer and the principal financial officer of VMware have disclosed, based on their most recent evaluation of VMware’s internal controls over financial reporting prior to the date hereof, to VMware’s auditors and the audit committee of VMware’s Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies and material weaknesses in VMware’s internal controls over financial reporting which are reasonably likely to adversely affect VMware’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management of VMware or other employees of VMware who have a significant role in VMware’s internal controls over financial reporting.

(iii) Each of the principal executive officer of VMware and the principal financial officer of VMware (or each former principal executive officer of VMware and each former principal financial officer of VMware, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the VMware SEC Documents, and the statements contained in such certifications are true and accurate.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at any time it is amended or supplemented and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied, or required to be supplied, by or on behalf of Parent, Dell, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference in the Form S-4 or Proxy Statement. The Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since January 1, 2015 through the date of this Agreement, there shall not have been any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Since June 30, 2015 through the date of this Agreement, (x) except in connection with this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries (other than VMware and its Subsidiaries) have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (y) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a)(i), (iii), (viii), (xiii), (xi) or (xvi), Section 4.01(b) or Section 4.01(c).

(j) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits or investigations from, by or before any arbitrator, court, tribunal or other Governmental Entity (“Actions”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or any of the officers or directors of the Company, except for any such Actions (i) not seeking material injunctive relief or other material specific performance against the Company or its Subsidiaries or (ii) for which the amount claimed against or sought from the Company or its Subsidiaries is less than $10,000,000. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(k) Material Contracts.

(i) Except for this Agreement, the Filed Contracts, the VMware Intercompany Agreements and the Contracts disclosed on Section 3.01(k)(i) of the Company Disclosure Letter (the Contracts set forth in such section of the Company Disclosure Letter, the Filed Contracts and the VMware Intercompany Agreements collectively, the “Material Contracts”), none of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) is, as of the date of this Agreement, a party to or otherwise bound by:

(A) Any Contract that (I) relates to third-party indebtedness for borrowed money or any third party financial guaranty, in each case, in excess of $25,000,000 (other than letters of credit and guarantees of payment, performance and other obligations by the Company or its Subsidiaries to vendors, suppliers or customers entered into in the ordinary course of business), (II) grants a Lien, other than a Permitted Lien, on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, (III) restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or (IV) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(B) Any Contract that contains a right of first refusal, first offer or first negotiation with respect to any asset owned by the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(C) Any Contract (I) containing covenants that place a restriction on the right of the Company or any of its Subsidiaries, (A) in a material manner, to compete or transact in any business or with any person in any geographic area, which business or geographic area is material to the Company and its Subsidiaries, taken as a whole, (B) to acquire any product or other asset or service that is material to the Company and its Subsidiaries, taken as a whole, from any other person, or (C) to develop, sell, supply, distribute or service any product or technology or other asset that is material to the Company and its Subsidiaries, taken as a whole, to or for any other person or (II) that grants material and exclusive rights to license, market, sell or deliver any product or service of the Company or any of its Subsidiaries or that contains any “most favored nation” or similar provisions in favor of the other party that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries in excess of $150,000,000 per annum;

(D) any Contract pursuant to which (I) the Company or a Subsidiary of the Company exclusively licenses in or out, or obtains or grants exclusive rights to use, Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, in each case outside of the ordinary course of business; (II) the Company or a Subsidiary of the Company grants licenses or cross-licenses to use or otherwise exploit all or substantially all of the patents of the Company and its Subsidiaries; (III) the Company or a Subsidiary of the Company grants portfolio-wide licenses or cross-licenses that would, upon consummation of the Merger, require Parent or any of its Affiliates (other than the Company and its Subsidiaries) to grant any third party a portfolio-wide license or covenant not to sue with respect to all or substantially all of the Intellectual Property of Parent and its Affiliates; or (IV) the Company or a Subsidiary of the Company is a member of or is bound by an industry standards body that requires the Company or any such Subsidiary to grant to any third party a license or covenant not to sue with respect to all or substantially all of the material Intellectual Property of the Company and its Subsidiaries;

(E) Any Contract that provides for the establishment or governance of a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries), which partnership or joint venture is material to the Company and its Subsidiaries, taken as a whole;

(F) Any Contract relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) other than this Agreement pursuant to which the Company or any of its Subsidiaries has any continuing and unpaid “earn-out” or similar contingent payment obligations, in each case in an amount in excess of $50,000,000;

(G) any Contract between or among the Company and its Subsidiaries (other than VMware and its Subsidiaries), on the one hand, and VMware and its Subsidiaries, on the other hand, (I) for which there are outstanding obligations on the part of the Company and its Subsidiaries or VMware and its Subsidiaries with a value in excess of $75,000,000 or (II) for which the termination thereof would be materially adverse to either the Company and its Subsidiaries (other than VMware and its Subsidiaries), taken as a whole, or VMware and its Subsidiaries, taken as a whole;

(H) Any Contract (other than Contracts of the type described in subclauses (A) through (G) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $250,000,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice or that are terminable or cancelable without material penalty to the Company or any of its Subsidiaries on 90 days’ notice or less.

(ii) True and complete copies of each of the Material Contracts, as amended through the date hereof, have been made available to Parent prior to the date hereof. Each such Material Contract is valid and in full force and effect and enforceable against the Company or Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have previously expired in accordance with their terms, been terminated in accordance with their terms by the counterparty thereto (other than for a breach by the Company or any of its Subsidiaries) or been terminated by the Company or any of its Subsidiaries that is a party thereto not in violation of the terms of this Agreement or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(l) Compliance with Laws; Permits.

(i) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2014 in compliance with all Laws (including those related to data privacy and security) and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with any Governmental Entity (collectively, “Permits”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to revoke, not renew, or modify on terms more burdensome than currently applicable any such Permit; and

(C) there has occurred no default under, or violation of, any such Permit.

(ii) Since January 1, 2014, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its or their respective directors, executives, officers, representatives, agents or employees has: (A) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (B) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (C) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or the Corruption of Foreign Public Officials Act (Canada) or any Law of similar effect (but, in each case, only to the extent such Law is applicable to the foregoing persons); (D) established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (E) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(iii) The Company and each of its Subsidiaries are, and have at all times since January 1, 2014, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Without limiting the foregoing, to the Knowledge of the Company, there are no material pending or threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or export licenses.

(m) Labor Relations and Other Employment Matters. No labor union has been recognized or certified as the representative of any employees of the Company or any of its Subsidiaries for purposes of collective bargaining, and none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any employee of the Company or any of its Subsidiaries, nor is any such agreement being negotiated by the Company or any of its Subsidiaries as of the date hereof. To the Company’s Knowledge there is no labor union organizing activity ongoing among the employees of the Company or any of its Subsidiaries. As of the date hereof, there are no strikes, work stoppages, material slowdowns, lockouts or similar material labor disputes pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no Actions, charges or complaints pending against the Company or any of its Subsidiaries which arise out of labor and employment, and (b) the Company and each of its Subsidiaries is in material compliance with all applicable Laws relating to employment matters, including the payment of wages for all time worked, the payment of overtime, the engagement of individuals as contractors, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”), and the provision of meal, rest and other breaks.

(n) Employee Benefits and ERISA Compliance.

(i) Section 3.01(n)(i) of the Company Disclosure Letter contains a complete and accurate list of each material Company Benefit Plan covering employees in the United States or to which employees in the United States are parties. For the purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material employment, individual consulting, employee loan, bonus, pension, retirement, profit sharing, deferred compensation, incentive compensation, equity-based compensation, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or arrangements sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or arrangement that is either (i) mandated by and maintained solely pursuant to applicable Law or (ii) maintained or contributed to solely by VMware or a Subsidiary of VMware (collectively, the “VMware Plans”)), in each case providing benefits to any Company Personnel or under which the Company or any of its Subsidiaries or Commonly Controlled Entities otherwise have any material obligations or liabilities. Not later than 60 days after the date of this Agreement, the Company shall make available to Parent each material Company Benefit Plan covering employees outside of the United States or to which employees outside of the United States are parties.

(ii) The Company has made available to Parent current, complete and accurate copies of (A) each material Company Benefit Plan maintained primarily for the benefit of individuals regularly employed in the United States (each a “Company U.S. Benefit Plan”), (B) the most recent (1) annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other

Governmental Entity with respect to each material Company U.S. Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, and (3) actuarial valuation reports, (C) the most recent summary plan description and summary of material modifications for each material Company U.S. Benefit Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity agreement relating to any material Company U.S. Benefit Plan and (E) the most recent IRS determination letter, in each of clauses (A)-(D), to the extent applicable.

(iii) Each Company Benefit Plan (i) has been administered in accordance with its terms, and (ii) if so required under applicable Laws, is funded or book reserved, as appropriate, except as, in each case, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Benefit Plan) and each Company Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, all Company U.S. Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company U.S. Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event has occurred since the date of the most recent determination letter relating to any such Company U.S. Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company U.S. Benefit Plan.

(v) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any Company Benefit Plan that is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA) or (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(vi) The Company has no liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Laws), except for any liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(vii) With respect to any Company Benefit Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are, to the Knowledge of the Company, pending or threatened relating to or otherwise in connection with such Company Benefit Plan and (B) to the Knowledge of the Company, no administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entity is pending, or threatened that, in each of clauses (A) and (B), are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(viii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(ix) Except as provided in Section 5.04, none of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (C) result in any breach or violation of, or a default under, any Company Benefit Plan.

(x) Each Company Benefit Plan or Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material compliance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto and no Company Benefit Plan, arrangement or other Contract provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(xi) To the Knowledge of the Company, each of the VMware Plans has been maintained in material compliance with applicable Law.

(o) No Parachute Gross Up. No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(p) Taxes.

(i) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(A) The Company and each of its Subsidiaries have (1) timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete and (2) timely paid all Taxes required to have been paid by them or have established on the Company’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(B) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(C) No Tax claims, audits, assessments or other proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received a written notice of any pending or proposed claims, audits, assessments or proceedings with respect to Taxes.

(D) None of the Company or any of its Subsidiaries is potentially liable for Taxes of another person pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) by virtue of having been a member of a consolidated, combined, unitary or affiliated group for Tax purposes (other than as a result of having been a member of the consolidated group in which it is currently a member), as a transferee or successor, by contract, or otherwise.

(E) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(F) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(G) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(H) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid over under applicable Law; such withheld Taxes were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each third-party recipient, as required under Law.

(ii) As used in this Agreement, (1) “Tax” means all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value-added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other kind of tax, customs, duty or governmental fee, or other like assessment or charge, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fines, levies or other assessments; (2) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (3) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with a Taxing Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Company there are no facts, agreements, plans or other circumstances, that would reasonably be expected to prevent or impede the Merger, taken together with related transactions, from qualifying as an exchange described in Section 351 of the Code.

(q) Title to Properties.

(i) Section 3.01(q)(i) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company and its Subsidiaries (other than VMware and its Subsidiaries) in fee simple as of the date hereof that is material to the Company and its Subsidiaries, taken as a whole, (together with real property owned by VMware and its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, the “Owned Real Property”) identifying the address thereof.

(ii) Section 3.01(q)(ii) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all material leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 150,000 square feet (such property, together with the Owned Real Property, and any material leases or subleases of real property under which VMware and its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 150,000 square feet, the “Real Property”) identifying the address thereof. True, correct and complete copies of the Leases have been delivered or made available to Parent prior to the date hereof.

(iii) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and except with respect to such property or assets that have been disposed of in the ordinary course of business, the Company or one or more of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to (x) the Real Property and (y) the other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect and enforceable in accordance with their terms against the Company or Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, the counterparties thereto, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have expired in accordance with their terms, been terminated in accordance with their terms by the counterparty thereto (other than for a breach by the Company or any of its Subsidiaries) or been terminated by the Company or any of its Subsidiaries that is a party thereto not in violation of the terms of this Agreement, or (B) such failure to comply or be in full force and effect or enforceable that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be likely to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(r) Intellectual Property.

(i) Each material Intellectual Property registration or application owned or purported to be owned by the Company or any Subsidiary of the Company (other than VMware and its Subsidiaries) as of the date hereof is subsisting and unexpired, has not been abandoned or canceled and, to the Knowledge of the Company, is valid and enforceable.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and its Subsidiaries exclusively own or have the right or a valid and enforceable license to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Actions or Orders are pending or, to the Knowledge of the Company, threatened in writing (including cease and desist letters or invitations to obtain a license) against the Company or its Subsidiaries with regard to any Intellectual Property; (C) the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and, to the Knowledge of the Company, as of the date hereof, no person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets); (E) no material Software owned by the Company or any Subsidiary of the Company is derived from and modifies or adapts any Software subject to an “open source” or similar license that requires the licensing, offer or provision of the source code of the applicable material Software to others on “open source” or similar terms with respect to applicable material Software that is licensed, distributed or conveyed to others; and (F) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their material information technology networks and systems, and, to the Knowledge of the Company, since January 1, 2014 through the date of this Agreement, there have been no material breaches, violations, or unauthorized access of same.

(s) Affiliated Transactions. Since January 1, 2014 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents or the VMware SEC Documents.

(t) Insurance. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is

in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute a breach or default, or permit a termination or modification of any of the insurance policies of the Company and its Subsidiaries, except for such breaches or defaults or terminations or modifications that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(u) Certain Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has, in a manner that could give rise to liability under applicable Laws, released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and, to the Knowledge of the Company, (A) Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in liability to or otherwise adversely affect the Company or any of its Subsidiaries, and (B) there is no reasonable basis for any claim against it or any of its Subsidiaries, or any liability or obligation of it or any of its Subsidiaries, under any Laws related to protection of human health and safety or the environment or natural resources (“Environmental Laws”), or regarding Hazardous Materials; and (ii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any claim under any Environmental Laws or regarding any Hazardous Materials against the Company or any of its Subsidiaries.

(v) Voting Requirements. The affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Shareholder Approval”), at the Company Shareholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(w) State Takeover Laws. The Board of Directors of the Company has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

(x) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Morgan Stanley & Co. LLC and Evercore Group L.L.C.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(y) Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Board of Directors of the Company has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

Section 3.02 Representations and Warranties of Parent, Dell and Merger Sub. Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and deemed reference to such items or matters disclosed in other sections or subsections of the Parent Disclosure Letter (other than Section 3.02(h)) to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), Parent, Dell and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, Dell and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. Each of Parent, Dell and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. The Certificate of Incorporation and Bylaws of Parent, Dell and Merger Sub are in full force and effect. Parent, Dell and Merger Sub are not in violation of the Certificate of Incorporation and Bylaws of Parent, Dell or Merger Sub.

(b) Authority. Each of Parent, Merger Sub and Dell has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Dell and Merger Sub and the consummation by Parent, Dell and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Dell and Merger Sub and no other corporate proceedings on the part of Parent, Dell or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by Parent, Dell and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of Parent, Dell and Merger Sub, as applicable, enforceable against Parent, Dell and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Noncontravention. Subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the receipt of the governmental consents and other matters referred to in the following sentence, the execution and delivery of this Agreement by Parent, Dell and Merger Sub do not, and the consummation by Parent, Dell and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent, Dell and Merger Sub with the provisions of this Agreement will not, (i) conflict with, or result in any violation of the Certificate of Incorporation or Bylaws of Parent, Dell or Merger Sub or the comparable organizational documents of any other Subsidiary of Parent, Dell or Merger Sub, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent, Dell or Merger Sub or any of their Subsidiaries pursuant to any Contract binding upon Parent, Dell or Merger Sub or any of their respective Subsidiaries or to which any of their respective properties, rights or assets are subject or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) Law applicable to Parent, Dell, Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets or (B) Order or Permit applicable to Parent, Dell or Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Dell or Merger Sub or any of their respective

Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Dell and Merger Sub or the consummation by Parent, Dell and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods as may be required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the NYSE or NASDAQ, (4) any filings required pursuant to applicable foreign securities laws and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (5) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (6) the filing of the Parent Certificate with the Secretary of State of the State of Delaware and (7) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement.

(d) CFIUS and DSS. The consummation of the transactions contemplated by this Agreement will not result in the transfer of control of the Company to a “foreign person” pursuant to 31 C.F.R. Part 800.216 and will not constitute a “covered transaction” pursuant to 31 C.F.R. Part 800.207. The transactions contemplated by this Agreement will not cause the Company to be considered under Foreign Ownership, Control or Influence within the meaning of Chapter 2, Section 3 of the National Industrial Security Program Operating Manual, DoD 5220.22-M (the “NISPOM”).

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Dell or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at any time it is amended or supplemented, and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Dell or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied, or required to be supplied, by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or Proxy Statement. The Form S-4 and the Proxy Statement will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

(f) Litigation. Except for Transaction Litigation to the extent Parent, Dell or Merger Sub is a defendant therein, there are no Actions pending or, to the Knowledge of Parent, threatened, against Parent, Dell or Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets or any of the officers or directors of Parent, in their capacities as officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. Except with respect to Transaction Litigation to the extent Parent, Dell or Merger Sub is a defendant therein, none of Parent, Dell, Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets is subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement.

(g) Financing. Parent has delivered to the Company a complete and accurate copy of (i) executed common stock purchase agreements, dated the date hereof (the “Common Equity Purchase Agreements”), from each of Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P., pursuant to which each of the foregoing lenders, respectively, has committed, subject to the terms and conditions thereof, to provide the common equity financing set forth in the applicable Common Equity Purchase Agreement (the “Common Equity Financing”), and (ii) an executed commitment letter (including all exhibits, schedules, annexes and amendments thereto in effect as of the date of this Agreement, and each fee letter (each, a “Fee Letter”) associated therewith which Fee Letter has been redacted in a customary manner solely with respect to fee amounts, yield or interest rate caps, original issue discount amounts and “flex” and “securities demand” terms and other similar economic terms that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under the Debt Financing), dated the date hereof (the “Debt Commitment Letter” and, together with the Common Equity Purchase Agreements the “Commitment Papers”) from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Royal Bank of Canada and RBC Capital Markets, pursuant to which each of such persons has committed, subject to the terms and conditions thereof, to provide the debt financing set forth therein (the “Debt Financing” and, together with the Common Equity Financing, the “Financing”). As of the date of this Agreement, (i) the Commitment Papers have not been amended, restated or otherwise modified or waived in any respect, (ii) the respective commitments contained in the Commitment Papers have not been terminated, withdrawn, modified, repudiated or rescinded in any respect and no such amendment, restatement, modification, waiver, withdrawal, repudiation or rescission is contemplated (other than any such amendment, restatement or modification to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof), and (iii) except as expressly set forth in the Commitment Papers, there are no side letters or Contracts or understandings related to the funding or investing, as applicable, of the full amount of the Financing (or any portion thereof). As of the date of this Agreement, the Commitment Papers are in full force and effect and constitute the valid and legally binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent or other contingencies to the funding of the full amount of the Financing (or any portion thereof) other than as expressly set forth in the Commitment Papers. Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, the net proceeds of the Common Equity Financing and the Debt Financing, together with (A) Parent’s and Dell’s available cash on hand and the proceeds of loans available under existing revolving credit facilities of Parent and Dell, in each case, to the extent permitted to be used without restriction, for the purpose of financing the transactions contemplated by this Agreement on the Closing Date, and (B) the Target Amount of Cash on Hand to be made available by the Company at the Effective Time, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, the repayment, redemption, discharge or refinancing of any indebtedness required by the Debt Commitment Letter, and the payment of all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the Financing, and required to be paid on or prior to the date of the Closing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, no event has occurred or circumstance exists which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Papers, under the Commitment Papers or would otherwise result in any portion of the Financing not being available. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it or its Subsidiaries contained in the Commitment Papers or that the full amounts committed pursuant to each of the Commitment Papers will not be available on or before the date of the Closing. Parent has fully paid all fees required to be paid on or prior to the date of this Agreement pursuant to the Debt Commitment Letter, and there are no fees required to be paid pursuant to the Common Equity Purchase Agreements. Dell and its Subsidiaries have available cash on hand and available borrowing capacity under existing revolving credit facilities in an aggregate amount no less than the amount of the Reverse Termination Fee, in each case, available without restriction for the purpose of paying (A) in full the Reverse Termination Fee if and when due and payable in accordance with this Agreement or (B) if the Alternative Reverse Termination Fee is payable in lieu of the Reverse Termination Fee, available without restriction for the purpose of paying a portion of the Alternative Reverse Termination Fee no less than the amount of the Reverse Termination Fee (provided that the foregoing representation as to Dell’s available cash on hand and borrowing capacity shall not impair the Company’s rights to seek payment in full of the Alternative Reverse Termination Fee, if and when due and payable in accordance with this Agreement).

(h) Class V Common Stock. Except for shares of Class V Common Stock contemplated to be issued pursuant to this Agreement or as set forth on Section 3.02(h) of the Parent Disclosure Letter, (x) there are not issued, reserved for issuance or outstanding (A) any shares of Class V Common Stock, (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Class V Common Stock, (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any shares of Class V Common Stock or securities convertible into or exchangeable or exercisable for shares of Class V Common Stock or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Class V Common Stock on a deferred basis or other rights that are linked to the value of Class V Common Stock and (y) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Class V Common Stock or to issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of Class V Common Stock. All shares of Class V Common Stock, when issued hereunder, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and will be issued free and clear of Liens (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws).

(i) Financial Statements. Prior to the date of this Agreement, Parent has provided to the Company true and correct copies of (i) the audited consolidated financial statements of Parent (including the balance sheet, and statements of operations and cash flows) as of and for the period ended January 30, 2015, (ii) the unaudited consolidated financial statements of Parent (including the balance sheet, and statements of operations and cash flows) as of and for the period ended July 31, 2015, (iii) the audited consolidated financial statements of Dell (including the balance sheet, and statements of operations and cash flows) as of and for the period ended January 30, 2015, (iv) the unaudited consolidated financial statements of Dell (including the balance sheet, and statements of operations and cash flows) as of and for the period ended July 31, 2015 (the statements set forth in clauses (i) and (ii), the “Parent Financial Statements” and the statements set forth in clauses (iii) and (iv), the “Dell Financial Statements”). The Parent Financial Statements and the Dell Financial Statements were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries or Dell and its Subsidiaries, as applicable, as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the balance sheet of Parent and its Subsidiaries as of July 31, 2015, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries as of July 31, 2015, nor, to the Knowledge of Parent, does any basis exist therefor, other than (A) liabilities or obligations incurred since July 31, 2015 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(j) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Dell or Merger Sub that would be required to be paid by the Company or any of its Subsidiaries prior to the Closing or that will be allocated to the shares of Class V Common Stock. None of Parent, Dell, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding with any person (i) awarding any person any financial advisory role on an exclusive basis that would prevent such person from acting as financial advisor in connection with an Acquisition Proposal or (ii) solely with respect to the Financing Sources for the Debt Financing, prohibiting or seeking to prohibit such person from providing or seeking to provide financing to any person in connection with an Acquisition Proposal.

(k) Prior Activity; Capitalization of Merger Sub. Merger Sub is newly formed and has not conducted any business prior to the date of this Agreement, nor has Merger Sub, prior to the Effective Time, had assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement. As of the date hereof, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, ten (10) shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is directly owned by Parent. Merger Sub has no outstanding options, warrants, rights, or any other agreement pursuant to which any person other than Parent may directly or indirectly acquire any equity security of Merger Sub.

(l) Solvency. None of Parent, Dell or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation. Assuming (i) the accuracy in all material respects of the representations and warranties of the Company contained in Section 3.01 and in any certificate delivered pursuant to the terms hereof, (ii) the performance in all material respects by the Company of its obligations hereunder, (iii) the Company’s and VMware’s financial statements (including the related notes) included in the Company SEC Documents or the VMware SEC Documents fairly presented in all material respects the consolidated financial condition of the Company and its Subsidiaries or of VMware and its Subsidiaries (as applicable) as of the end of the period covered thereby and the consolidated results of operations of the Company and its Subsidiaries or of VMware and its Subsidiaries (as applicable) for the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (iv) any estimates, projections or forecasts of the Company and its Subsidiaries delivered by the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable and (v) the satisfaction of the conditions to Parent’s obligations to consummate the transactions contemplated by this Agreement, Parent and the Company will, immediately after giving effect to the transactions contemplated by this Agreement (including the Financing and the payment of any amounts required to be paid pursuant to ARTICLE II, the repayment, redemption, discharge or refinancing of any indebtedness required as a result of consummation of the Merger, and the payment of all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the Financing), be Solvent. “Solvent” means that, as of any date of determination and with respect to any person: (x) the present fair saleable value of the properties, rights and assets of such person and its Subsidiaries exceeds the total liabilities of such person and its Subsidiaries (including a reasonable estimate of the contingent liabilities that would be recorded in accordance with GAAP), (y) the capital of such person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such person and its Subsidiaries, taken as a whole, and (z) such person and its Subsidiaries, taken as a whole, do not have debts beyond their ability to pay such debts as they mature in the ordinary course of business.

(m) Tax Treatment. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there are no facts, agreements, plans or other circumstances, that would reasonably be expected to prevent or impede the Merger, taken together with related transactions, from qualifying as an exchange described in Section 351 of the Code.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

Section 4.01 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as required or expressly contemplated or permitted by this Agreement or (z) as set forth in Section 4.01(a) of the Company Disclosure Letter or as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve in all material respects its current business organization and goodwill, keep available the services of its current officers, employees and consultants and preserve in all material respects its relationships with customers, suppliers, licensors, licensees, distributors, others having material business dealings with it and Governmental Entities having regulatory dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as required or expressly contemplated or permitted by this Agreement or (z) as set forth in Section 4.01(a) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, VMware, Pivotal Software, Inc., a Delaware corporation (“Pivotal”), and their respective Subsidiaries shall not be considered Subsidiaries of the Company for which the Company is obligated to cause to comply with this Section 4.01(a) except as set forth on Section 4.01 of the Company Disclosure Letter (but subject to the restrictions set forth in Section 4.01(b) (with respect to VMware) and Section 4.01(c) (with respect to Pivotal)):

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders and except for regular quarterly dividends by the Company of up to $0.115 per share of Company Common Stock (subject to equitable adjustment for any reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction) in each case with usual declaration, record and payment dates in accordance with past dividend practice, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans, (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (3) in connection with the issuance of Company Common Stock upon the net exercise of Company Stock Options or net settlement of Company RSU Awards or Company PSU Awards (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Stock Plans not involving any payment of cash or other consideration therefor or (4) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, settlement of Company RSU Awards or Company PSU Awards or purchase rights under the Company ESPP, in each case outstanding on the date hereof and in accordance with their terms on the date hereof);

(iii) amend the Company Articles or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any properties, rights or assets, except, in each case, for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) acquisitions, investments or capital contributions not exceeding $200,000,000 in the aggregate and (3) purchases of marketable securities by or on behalf of the Company or its Subsidiaries for cash management purposes in the ordinary course of business, consistent with past practice, and, except, in the case of clause (y), acquisitions of inventory, merchandise, products or services in the ordinary course of business, consistent with past practice;

(v) sell, pledge, dispose of, transfer, abandon, lease, license, allow to lapse or expire, or otherwise encumber or subject to any Lien (other than Permitted Liens) any properties, rights or assets, of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations, or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that are not material to the Company and its Subsidiaries, taken as a whole, (2) non-material leases or licenses in the ordinary course of business consistent with past practice, (3) transactions solely among the Company and/or its wholly owned Subsidiaries, (4) sales, dispositions, transfers, leases or licenses of products or services of the Company or any of its Subsidiaries to third parties in the ordinary course of business consistent with past practice and (5) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations or encumbrances of properties, rights or assets of the Company or any of its Subsidiaries having a value not to exceed $125,000,000 in the aggregate;

(vi) (x) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (in each case, other than indebtedness for borrowed money of no more than $200,000,000 in the aggregate (inclusive of any prepayment premium, make-whole, penalty or similar payment) or indebtedness for borrowed money under the Commercial Paper Debt (inclusive of any prepayment premium, make-whole, penalty or similar payment) or pursuant to the Revolving Credit Facility (in the case of the Revolving Credit Facility, not in excess of aggregate commitments thereunder as in effect on the date of this Agreement plus any increases in commitments permitted under the Revolving Credit Facility as in effect on the date of this Agreement and inclusive of any prepayment premium, make-whole, penalty or similar payment), in each case only if such indebtedness is prepayable at closing without premium, make-whole, penalty or similar payment) or (y) except as set forth in Section 4.01(a)(vi)(y) of the Company Disclosure Letter, make any loans or advances to any person which would cause the aggregate principal amount of all loans and advances made by the Company and its Subsidiaries (other than VMware and its Subsidiaries) after the date of this Agreement to exceed $25,000,000;

(vii) incur any capital expenditures in excess of $180,000,000 in the aggregate in any fiscal quarter;

(viii) except for Transaction Litigation (which shall be subject to Section 5.10) or as required by any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any Actions, other than the payment, discharge, settlement or satisfaction of less than $10,000,000 individually or $30,000,000 in the aggregate or (y) in order to settle or satisfy any Action, waive or assign to a third party any claims or rights of the Company or any Subsidiary of the Company asserted by the Company or any Subsidiary of the Company to have a value in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(ix) (x) other than in the ordinary course of business, consistent with past practice, enter into, materially modify, terminate or cancel any Contract that is or would have been if in existence on the date of this Agreement a Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement;

(x) except as required to comply with any Company Benefit Plan or other Contract entered into prior to the date hereof or thereafter in accordance with this Section 4.01(a) or as contemplated under Section 5.11, (1) adopt, enter into, terminate or amend any Company Benefit Plan except for any amendment that would not result in a material increase to the cost to the Company under such Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement) and except for the issuance of offer letters in the ordinary course, consistent with past practice, in connection with hiring employees to the extent permitted by the terms of this Agreement, (2) grant any severance or termination pay to, or increase the compensation or fringe benefits of any Company Personnel, except for (A) annual base salary increases in the ordinary course of business consistent with past practice with respect to Company Personnel who are not Key Personnel and (B) payment of annual bonuses for the 2015 calendar year and establishment of annual bonus opportunities for the 2016 calendar year, in each case, in the ordinary course of business consistent with past practice, (3) loan or advance any money to any Key Personnel, (4) allow for the commencement of any new offering periods under the Company ESPP, (5) remove or accelerate the lapse of any existing vesting restrictions in any Company Benefit Plans or awards made thereunder, (6) take any action to fund the payment of nonqualified deferred compensation or severance benefits under any Company Benefit Plan, or (7) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a defined benefit pension plan or materially change the manner in which contributions to any such Company Benefit Plan are made or the basis on which such contributions are determined;

(xi) recognize any labor organization (not including any non-U.S. trade union or works council) as the representative of any employees of the Company or any of its Subsidiaries, or enter into, materially modify, materially amend or terminate any collective bargaining agreement with any labor organization;

(xii) except in accordance with GAAP and as advised by the Company’s regular independent public accountant, (A) revalue any assets or liabilities of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole or (B) make any material change in accounting methods, principles or practices;

(xiii) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of the WARN Act, to the extent applicable;

(xiv) authorize, recommend or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xv) outside of the ordinary course of the Company’s administration of its Tax matters, change any material method of Tax accounting in respect of recognition of income, settle any material Tax audit, claim or proceeding, change any material Tax election or file any amended material Tax Return;

(xvi) fail to acquire additional shares of VMware Common Stock if such failure would cause VMware to cease to be a member of the affiliated group of corporations filing a consolidated tax return with the Company for purposes of Section 1502 of the Code and the regulations thereunder; or

(xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Actions with Respect to VMware. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, the Company shall not, and shall cause any of its Subsidiaries that are record or beneficial owners of shares of VMware Common Stock not to, without Parent’s prior written consent (which consent, in the case of clauses (v)–(vii) below (and, to the extent applicable to any of clauses (v)–(vii) below, clause (viii) below) shall not be unreasonably withheld, conditioned or delayed):

(i) sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws), any shares of VMware Common Stock or any of the VMware Promissory Notes;

(ii) purchase or otherwise acquire any shares of VMware Common Stock other than in order to cause VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Company for purposes of Section 1502 of the Code and the regulations thereunder;

(iii) convert any shares of VMware Class B Common Stock into shares of VMware Class A Common Stock;

(iv) vote to approve or provide any consent to (A) any action under Article VI of the Amended and Restated Certificate of Incorporation of VMware (the “VMware Certificate”), (B) any amendment to the VMware Certificate or the Amended and Restated Bylaws of VMware, (C) any sale, transfer, lease or other disposition of all or substantially all of the assets of VMware or (D) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors pursuant to Section 4.01(b)(v);

(v) take any action as a stockholder of VMware to remove or appoint (other than to fill vacancies) any directors of VMware other than the re-election of those Class I Members (as defined in the VMware Certificate) and Class II (as defined in the VMware Certificate) directors who will be standing for reelection at the 2016 annual meeting;

(vi) take any other action by written consent as a stockholder of VMware;

(vii) enter into, amend, cancel, supplement or otherwise modify any agreement with VMware or its Subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice (it being understood that any amendment, cancellation, supplement or modification to or waiver of the VMware Intercompany Agreements or the VMware Promissory Notes or any Contract governing the transaction referred to on Section 4.01(b)(vii) of the Company Disclosure Letter shall not be considered a transaction entered into in the ordinary course of business, consistent with past practice); or

(viii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) Actions with Respect to Pivotal. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, the Company shall not, and shall cause any of its Subsidiaries (other than VMware and its Subsidiaries) that are registered owners of shares of capital stock of Pivotal, not to, without

Parent’s prior written consent (which consent, in the case of clause (v)-(vi) below (and, to the extent applicable to clause (v)-(vi) below, clause (vii) below) shall not be unreasonably withheld, conditioned or delayed):

(i) sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws), any shares of capital stock of Pivotal;

(ii) (x) purchase, redeem or otherwise acquire any shares of (A) Series A Preferred Stock, par value $0.01 per share of Pivotal (the “Pivotal Series A Preferred Stock”), (B) Class A Common Stock, par value $0.01 per share of Pivotal (the “Pivotal Class A Common Stock”) or (C) Class B Common Stock, par value $0.01 per share of Pivotal (the “Pivotal Class B Common Stock”) or any other securities of Pivotal or its Subsidiaries or (y) make any loans or advances to, or investments in, Pivotal or any of its Subsidiaries;

(iii) convert any shares of Pivotal Series A Preferred Stock into shares of Pivotal Class B Common Stock;

(iv) vote to approve or provide any consent to (A) any action under Article VII of the Certificate of Incorporation of Pivotal or the Second Amended and Restated Shareholders’ Agreement, dated as of August 23, 2015, by and among Pivotal, the Company, VMware, GE Energy Europe B.V. and General Electric Company (the “Pivotal Shareholders Agreement”), (B) any amendment to the Certificate of Incorporation of Pivotal or the Pivotal Shareholders Agreement or (C) any other action submitted to a vote of the Pivotal stockholders;

(v) take any other action by written consent as a stockholder of Pivotal;

(vi) enter into, amend, cancel, supplement or otherwise modify any agreement with Pivotal or its Subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice; or

(vii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 4.02 Solicitation by the Company.

(a) Notwithstanding any provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on December 11, 2015 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to, directly or indirectly through another person, (i) solicit, initiate, encourage or facilitate or assist or cooperate with respect to, any Acquisition Proposal from any person that is not an Affiliate of the Company or the making thereof and (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information or data in connection with, any Acquisition Proposal to any person that is not an Affiliate of the Company pursuant to a customary confidentiality agreement on terms, that taken as a whole, are not materially more favorable to such person than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and which does not prohibit the Company from complying with its obligations under this Agreement (an “Acceptable Confidentiality Agreement”), provided, that all such information and data has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person. No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each person from whom the Company has received an Acquisition Proposal prior to the No-Shop Period Start Date that has not been withdrawn and for which the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal and provide to Parent (x) a copy of any such Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any such Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as expressly permitted under Section 4.02(a), from the date of this Agreement the Company agrees that neither it nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or knowingly facilitate or knowingly induce, the making of any Acquisition Proposal, or the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, facilitate, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person any information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of the Company or any of its Subsidiaries to any person in connection with any Acquisition Proposal, (iii) enter into any agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement prior to the No-Shop Period Start Date or in accordance with this Section 4.02(b)), (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent) with respect to the Company or any of its Subsidiaries (unless the Company concludes in good faith, after consultation with its outside legal advisors, that the failure to so waive, terminate, modify or fail to enforce would be inconsistent with its fiduciary duties under applicable Law), (v) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company Articles or Company Bylaws, inapplicable to any transactions contemplated by any Acquisition Proposal or (vi) authorize any of, or commit or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(b) by the Company. On the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted theretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Section 4.02(b) to the contrary, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal from a person that is not an Affiliate of the Company that the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the No-Shop Period Start Date in violation of this Section 4.02(b), the Company may, subject to compliance with this Section 4.02, (x) furnish information or data with respect to the Company and its Subsidiaries to the person that is not an Affiliate of the Company making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, if the Company has received, following the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) is or would reasonably be expected to lead to a Superior Proposal, the Company may continue to engage in the activities described in Section 4.02(x) and (y) above with respect to the person who made such Acquisition Proposal and shall not be required to request the prompt return or destruction of all confidential information previously furnished in connection therewith, including with respect to any amended or new proposal submitted by such person following the No-Shop Period Start Date and prior to the obtaining the Company Shareholder Approval, in each case for so long as such Acquisition Proposal continues to qualify as the type of Acquisition Proposal for which the Company would be permitted to engage in the activities described in Section 4.02(x) and (y) above if such Acquisition Proposal had been made after the No-Shop Period Start Date.

The term “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute more than 20% of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or more than 20% of any class of equity securities of the Company or any Significant Subsidiary of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of any class of equity securities of the Company or any of its Significant Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, extraordinary dividend or distribution, repurchase or redemption of common stock, share exchange or similar transaction involving the Company, in each of cases (i) through (iii), other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide proposal or offer from any person that is not an Affiliate of the Company that if consummated would result in such person (or its stockholders) owning, directly or indirectly, (i) more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or (ii) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute more than 50% of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, timing, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making the proposal or offer to be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in writing prior to the time of such determination).

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) make a Change of Recommendation; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or submit to a vote of the shareholders of the Company a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract or any tender offer providing for, with respect to, or in connection with, any Acquisition Proposal (an “Alternative Acquisition Agreement”) (whether before or after the No-Shop Period Start Date). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to compliance with Section 4.02(d), the Board of Directors of the Company may (A) make a Change of Recommendation other than in response to an Acquisition Proposal if the Board of Directors of the Company concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and/or (B) make a Change of Recommendation or terminate this Agreement under Section 7.01(d)(ii) and enter into an Alternative Acquisition Agreement in response to an Acquisition Proposal if (x) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized recognition) that such Acquisition Proposal constitutes a Superior Proposal and (y) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(d) Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company shall not be entitled to exercise its right to make a Change of Recommendation and the Company shall not be entitled to terminate this Agreement under Section 7.01(d)(ii) unless (i) the Company has complied in all material respects with this Section 4.02, (ii) the Company promptly notifies Parent, in writing, at least five (5) Business Days before taking that action, of its intention to take such action (which notification shall specify the details of the event giving rise to the Change of Recommendation and, if applicable, the identity of the person making an Acquisition Proposal that was determined to constitute a Superior Proposal and the material terms thereof, together with copies of any written offer or proposal, proposed definitive agreement, proposed or committed financing documentation and any other related documents in respect of such Acquisition Proposal), (iii) during such five (5)-Business Day period, if requested by Parent, the Company and its Representatives shall meet and engage in good faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner as would permit the Board of Directors of the Company or the Company to not take such actions, and (iv) following the end of such five (5)-Business Day period, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal advisors, and taking into account any changes to the terms of this Agreement proposed by Parent following any notice provided pursuant to this Section 4.02(d) or otherwise, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable Law and, in the case of a Change of Recommendation in response to an Acquisition Proposal or termination under Section 7.01(d)(ii), after consultation with a financial advisor of nationally recognized reputation, that the Acquisition Proposal giving rise to such notice continues to constitute a Superior Proposal; provided, however, that if (A) the Company receives an Acquisition Proposal pursuant to which the Board of Directors of the Company determines in good faith, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that, if consummated, would result in the holders of Company Common Stock receiving consideration valued at 115% or more of the Merger Consideration (measured as the cash or fair market value of the applicable consideration), and (B) the Board of Directors of the Company determines that such Acquisition Proposal constitutes a Superior Proposal, then the requirements of this Section 4.02(d) shall not apply to such Acquisition Proposal, any amendment thereof or any new Acquisition Proposal from such person meeting the requirements set forth in clause (A) of this proviso; provided, further, that any amendment to the financial terms or other material terms or conditions (including the provision of financing) of the Acquisition Proposal which was determined to constitute a Superior Proposal (other than an Acquisition Proposal described in clause (A) of the foregoing proviso) shall require a new written notification from the Company and an additional two (2)-Business Day period that (other than as to the five (5) Business Day time periods set forth herein) satisfies this Section 4.02(d).

(e) In addition to the obligations of the Company set forth in clauses (a), (b), (c) and (d) of this Section 4.02, after the No-Shop Period Start Date the Company shall as promptly as practicable (and in any event within 24 hours after receipt) notify Parent orally and in writing of any Acquisition Proposal (other than an Acquisition Proposal received prior to the No-Shop Period Start Date which was withdrawn prior to the No-Shop Period Start Date), such notice to include the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal, including draft agreements or term sheets, financing commitments and other related documents submitted in connection therewith (or, where no such copy is available, a reasonably detailed written description of such Acquisition Proposal), including any material modifications thereto. Following the No-Shop Period Start Date, the Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal and (y) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Acquisition Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information or the information contemplated by the last sentence of Section 4.02(a) to Parent or otherwise limits or impairs the Company’s or its Subsidiaries’ or Representatives’ ability to comply with their respective obligations in this Section 4.02.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that any such disclosure or statement will be subject to the terms and conditions of this Agreement, including this Section 4.02.

(g) Notwithstanding anything herein to the contrary, VMware and its Subsidiaries shall not be considered a Subsidiary of the Company required to comply or for which the Company is obligated to cause to comply with this Section 4.02; provided, however that the Company and its other Subsidiaries and their respective Representatives shall not, directly or indirectly through another person, encourage, cause, recommend, or facilitate (x) the taking of any action by VMware or its Subsidiaries of the type contemplated by Section 4.02(b) with respect to an Acquisition Proposal related to the Company and provided, further, that for the purposes of this Section 4.02, directors of VMware who are also directors of the Company shall not constitute Representatives of the Company, to the extent acting in the capacities as directors of VMware, (y) the making of an Acquisition Proposal by VMware or its Subsidiaries or (z) the solicitation, initiation or knowing encouragement by VMware or its Subsidiaries, or knowing facilitation or knowing inducement by VMware or its Subsidiaries, of (1) the making of any Acquisition Proposal by any other person, or (2) the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any Acquisition Proposal by any other person.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meetings.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company (with Parent’s reasonable cooperation) shall prepare and file with the SEC the proxy statement (together with the letter to shareholders, notice of meeting and form of proxy and any other document incorporated by reference therein, each as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the meeting of the Company’s shareholders to be held to consider approval of this Agreement (the “Company Shareholders’ Meeting”) and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Class V Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the Merger and the issuance of the Class V Common Stock. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Each of Parent and the Company shall furnish all information (including financial information) as may be reasonably requested by the other that is customarily included in a proxy statement or registration statement on Form S-4 prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by the SEC or applicable Law, in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement, including in response to any comments from the SEC. As promptly as practicable after the Form S-4 shall have become effective (but in any event not before the No-Shop Period Start Date), the Company shall cause the Proxy Statement to be mailed to its shareholders. Notwithstanding anything to the contrary contained herein, no filing of, or amendment or supplement to, the Form S-4 (or responses to any written comments of the SEC with respect thereto) will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement (or responses to any written comments of the SEC with respect thereto) will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon (including the proposed final version of such document or response) and Parent and the Company will consider in good faith any comments reasonably proposed by the other party and shall not file or mail any such document or respond to any written comments of the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Parent and the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Class V Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

(b) The Company shall duly call, give notice of, convene and hold the Company Shareholders’ Meeting (with a record date and meeting date to be selected after reasonable consultation with Parent) on a date as soon as reasonably practicable following the effectiveness of the Form S-4 solely for the purpose of (i) obtaining the Company Shareholder Approval and shall, subject to the ability of the Board to make a Change of Recommendation in accordance with Section 4.02(c) and Section 4.02(d), use its reasonable best efforts to solicit the approval of this Agreement by such shareholders (provided that for the avoidance of doubt the making of a Change of Recommendation shall not alter the obligations of the Company to call, give, notice of, convene and hold the Company Shareholder’s Meeting or cause the Proxy Statement to be mailed to its shareholders pursuant to Section 5.01(a)) and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the shareholders of the Company for a non-binding advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Without limiting the foregoing, the Company will use its reasonable efforts to cause the Proxy Statement to be disseminated to the shareholders of the Company as promptly as reasonably practicable (but in no event later than five (5) Business Days) following the later of the effectiveness of the Form S-4 and the No-Shop Period Start Date. Once established, the Company shall not change the record date for the Company Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law. The Board of Directors of the Company shall make the Company Recommendation and shall include such Company Recommendation in the Proxy Statement, and the Board of Directors of the Company and all committees thereof shall not (i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation, or (ii) make any other public statement in connection with the Company Shareholders’ Meeting contrary to such recommendation (any action described in clauses (i) or (ii) being referred to herein as a “Change of Recommendation”); provided, that the Board of Directors of the Company may make a Change of Recommendation in accordance with Section 4.02(c) and Section 4.02(d).

(c) Unless this Agreement is terminated in accordance with its terms prior to the date of the Company Shareholders’ Meeting, including pursuant to Section 7.01(d)(ii), (i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting and to hold a vote of the Company’s shareholders on the approval of this Agreement and the Merger at the Company Shareholders’ Meeting shall not be affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by a Change of Recommendation, and (ii) in any case in which the Company makes a Change of Recommendation pursuant to Section 4.02, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (B) any proxy card shall provide that signed proxies which do not specify the manner in which the shares of Company Common Stock subject thereto are to be voted shall be voted “FOR” approving this Agreement).

(d) Immediately following the execution of this Agreement, Parent shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement for purposes of the Merger.

Section 5.02 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford (and with respect to access as it relates to VMware and its Subsidiaries, use commercially reasonable efforts to afford) to Parent, and to Parent’s Representatives (including, to the extent requested by Parent in accordance with Section 5.13(g), Parent’s Financing Sources), reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the earlier of the Effective Time and the termination of this Agreement to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly (and as it relates to VMware and its Subsidiaries, use commercially reasonable efforts to furnish promptly) to Parent and its Representatives (including, to the extent requested by Parent in accordance with Section 5.13(g), Parent’s Financing Sources) all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (other than, subject to the requirements of Section 4.02, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions). Nothing in this Section 5.02 shall require the Company or its Subsidiaries to permit any inspection, provide any access or disclose any information that, in the reasonable judgment of the Company, would (A) unreasonably interfere with the Company’s or its Subsidiaries’ business operations or (B) result in the disclosure of any materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege; provided, however, that in each of clauses (A) and (B), the Company uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated October 28, 2014 between Parent and the Company (the “Confidentiality Agreement”); provided, however, that (i) the definition of “Representatives” in Section 1 of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing source of Parent or Merger Sub that are not competitors of the Company or its Subsidiaries (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to prospective debt and equity financing sources that are not competitors of the Company or its Subsidiaries in connection with the syndication and marketing of the Financing subject to receipt of customary confidentiality undertakings from such prospective debt and equity financing sources) and (ii) the third sentence of Section 1 of the Confidentiality Agreement and the restrictions set forth in Section 9 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or arrangements by or on behalf of a party permitted by this Agreement (including in response to a notice pursuant to Section 4.02(d)). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing herein shall be read to permit the disclosure of any information that is classified pursuant to Executive Order 13526 or any similar or successor executive order or regulation to any person except as would otherwise be permitted pursuant to the regulations established by NISPOM or any similar regulation.

Section 5.03 Reasonable Best Efforts; Further Action.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date, including preparing and filing or delivering as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof) all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any Governmental Entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, Permits or orders, of or by any Governmental Entity, in each case that are necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable and advisable after the date hereof (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof), (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act and any other applicable Antitrust Laws.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under applicable Antitrust Laws; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party under applicable Antitrust Laws, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party under applicable Antitrust Laws, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States. Notwithstanding the foregoing, Parent and Merger Sub shall determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Entity or third party as contemplated hereby, and the Company shall use its reasonable best efforts to take such actions as reasonably requested by Parent or Merger Sub in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers; provided, that Parent and Merger Sub will consider in good faith any views or input provided by the Company with respect to such matters.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 5.03(a) and Section 5.03(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed).

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement on any basis whatsoever, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to defend against, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit (i) a party’s right to terminate this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii), in accordance therewith or (ii) a party’s right to take any action contemplated by Section 4.02.

(f) Notwithstanding the foregoing or any other provision of this Agreement, Parent shall, and shall cause its Subsidiaries to, propose, negotiate, offer and commit to make any divestitures, assign or hold separate any assets and agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of their or the Company’s and its Subsidiaries’ business, to resolve such objections, if any, as any Governmental Entity or private party may assert under the Antitrust Laws with respect to the transactions contemplated by this Agreement so as to avoid the entry of any Order or establishment of any Law preliminarily or permanently restraining, enjoining or prohibiting the transactions contemplated by this Agreement and to enable the Closing to occur before the Outside Date (including, without limitation, unless Parent otherwise agrees in its sole discretion that the Marketing Period would otherwise commence notwithstanding that the conditions to closing set forth in Section 6.01(c) (other than the Excluded Conditions) are not satisfied, to enable the conditions to Closing set forth in Section 6.01(c) (other than the Excluded Conditions) to be satisfied before the date that is thirty (30) Business Days prior to the Outside Date), unless such action would, individually or in the aggregate, be materially adverse (determined based on aggregate revenues) to Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the transactions contemplated by this Agreement. Without limiting the prior sentence, Parent shall not be required to agree to any amendment to, or waiver under, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Parent and Merger Sub shall have the sole and exclusive right to propose, negotiate, offer or commit to make or effect any divestitures, to assign or hold separate any assets, or to agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of their or the Company’s and its Subsidiaries’ business in order to resolve any Governmental Entity’s or private party’s objections to or concerns about the transactions contemplated by this Agreement. The Company and its Subsidiaries shall agree to make or effect any divestitures, assign or hold separate any assets, or implement any other remedy, requirement, obligation, condition or restriction on the conduct of its and its Subsidiaries’ business (in each case solely to the extent implementation and effectiveness of such actions are contingent upon the Closing) pursuant to this Section 5.03(f) to resolve any Governmental Entity’s or private party’s objections to or concerns about the transactions contemplated by this Agreement if and to the extent instructed in writing by Parent or Merger Sub. For avoidance of doubt, the Company and its Subsidiaries shall not make or effect any divestitures, assign or hold separate any assets, or agree to or implement any other remedy, requirement, obligation, condition or restriction on the conduct of its and its Subsidiaries’ business pursuant to this Section 5.03(f), unless so instructed in writing by Parent or Merger Sub in order to resolve any Governmental Entity’s or private party’s objections to or concerns about the transactions contemplated by this Agreement.

(g) Parent shall not, and shall not permit any of its Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect Parent’s ability to: (i) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the Outside Date; and (ii) avoid the entry of the commencement of any action or proceeding seeking the entry of, or effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws.

(h) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any Contract required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 5.03 will require a party to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any Contract required for the consummation of the transactions contemplated by this Agreement.

Section 5.04 Company Equity Awards .. Other than with respect to equity and equity-based awards described in Section 4.01(a)(x) of the Company Disclosure Letter (which shall be treated in the manner described in the Company Disclosure Letter), outstanding equity and equity-based awards of the Company shall be treated as follows:

(a) Company Stock Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all actions it determines to be necessary and appropriate to provide that, each Company Stock Option shall become vested and fully exercisable for a reasonable period of time prior to the Effective Time, provide written notice to the holders of the Company Stock Options at least twenty (20) days prior to the effective time of the period to exercise the Company Stock Option and that such Company Stock Option will terminate and be of no further force and effect as of the Effective Time. Except as may otherwise be agreed by and between Parent and a holder of a Company Stock Option, each Company Stock Option that remains outstanding immediately prior to the Effective Time will be automatically exercised immediately prior to the Effective Time on a net exercise basis whereby (A) the full payment of the aggregate exercise price for each such Company Stock Option is satisfied by the Company withholding from the shares of Company Common Stock otherwise issuable to such holder of a Company Stock Option, that number of shares of Company Common Stock having an aggregate fair market value, determined based on the closing price of a share of Company Common Stock on the last trading day prior to the Effective Time (as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as Parent may determine)) (the “Per Share Closing Price”), equal to the product of (x) the exercise price for such Company Stock Option and (y) the number of shares of Company Common Stock subject to such Company Stock Option, and (B) the applicable Tax withholding obligation in respect of such Company Stock Option exercise is satisfied by the Company withholding from the shares of Company Common Stock otherwise issuable to the holder of such Company Stock Options that number of shares of Company Common Stock having an aggregate fair market value, determined based on the Per Share Closing Price, equal to the amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law. Each such holder of a net exercised Company Stock Option shall thereafter be entitled to receive the Merger Consideration with respect to the net number of shares (including with respect to any fractional shares of Company Common Stock) of Company Common Stock issued upon such net exercise.

(b) Company RSU Awards. Except as may otherwise be agreed by and between Parent and a holder of a Company RSU Award, each Company RSU Award that is outstanding immediately prior to the Effective Time, shall become fully vested immediately prior to the Effective Time for the number of shares of Company Common Stock subject to such Company RSU Award minus the number of shares of Company Common Stock having an aggregate fair market value based on the Per Share Closing Price, equal to the amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the vesting of such Company RSU Award. Each such holder of a settled Company RSU Award shall thereafter be entitled to receive the Merger Consideration with respect to the net number of shares (including with respect to any fractional shares of Company Common Stock) of Company Common Stock issued upon the vesting of the Company RSU Awards.

(c) Company PSU Awards. Except as may otherwise be agreed by and between Parent and a holder of a Company PSU Award, each Company PSU Award that is outstanding immediately prior to the Effective Time, shall become fully vested immediately prior to the Effective Time for the number of shares of Company Common Stock subject to such Company PSU Award, determined based on the target number of shares of Company Common Stock subject to Company PSUs Awards awarded to each holder thereof, minus the number of shares of Company Common Stock having an aggregate fair market value based on the Per Share Closing Price, equal to the amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the vesting of such Company PSU Award. Each such holder of a settled Company PSU Award shall thereafter be entitled to receive the Merger Consideration with respect to the net number of shares (including with respect to any fractional shares of Company Common Stock) of Company Common Stock issued upon the vesting of the Company PSU Awards.

(d) Company Restricted Stock. Except as may otherwise be agreed by and between Parent and a holder of a Company Restricted Stock, effective as of immediately prior to the Effective Time, each then-outstanding share of Company Restricted Stock shall automatically become fully vested and the restrictions thereon shall lapse, and each such share of Company Restricted Stock shall be cancelled and converted into the right to receive the Merger Consideration.

(e) Dividend Equivalents. Where holders of Company Restricted Stock, Company RSU Awards or Company PSU Awards are entitled to dividends in respect of such awards, effective as of immediately prior to the Effective Time, all such dividends corresponding to such awards shall vest and Parent shall pay to the holders of such awards the cash amounts in respect of such dividends, less such amounts as are required to be withheld or deducted under the Code or any other applicable Tax Law with respect to the making of such payment, within five calendar days following the Effective Time. For Company PSU Awards, the total number of shares of Company Common Stock with respect to which dividends shall be payable shall be determined in the manner set forth in Section 5.04(c).

(f) Management Equity Rollover. Notwithstanding any other provision in this Agreement to the contrary, the Company shall, and shall cause its Subsidiaries and Representatives to, reasonably cooperate with Parent and Merger Sub and their respective Representatives to allow, immediately prior to the Effective Time, Company Common Stock or Company Equity Awards held by certain employees of the Company or its Subsidiaries to be contributed to Parent, Merger Sub or their Affiliates in exchange for equity securities of Parent, Merger Sub or their Affiliates, with the written agreement of Parent and the holders of such Company Equity Awards.

(g) Employee Stock Purchase Plan. The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP and all outstanding rights thereunder as of immediately prior to the Effective Time; provided, that, from and after the date hereof, the Company shall take all actions necessary to ensure that (i) no new offering periods under the Company ESPP shall commence after the date hereof, (ii) no new participants be permitted into the Company ESPP, and (iii) that the existing participants thereunder may not increase their elections with respect to the offering period then in effect. Immediately prior to the Effective Time, any then outstanding offering periods under the Company ESPP shall terminate and the Company shall distribute to each Company ESPP participant all Company Common Stock purchased pursuant to such offering period and all of his or her remaining accumulated payroll deductions which are not used with respect to such offering period.

Section 5.05 Non-U.S. Employee Notifications. Prior to Closing, the Company agrees to take such reasonable steps as the Company, in good faith, considers to be necessary in respect of applicable notice or information and consultation requirements regarding any works council, labor agreements and non-U.S. Law with respect to non-U.S. employees of the Company or any of its Subsidiaries.

Section 5.06 Indemnification, Exculpation and Insurance.

(a) Parent shall cause the Surviving Corporation or its applicable Subsidiary to assume and honor the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (other than VMware and its Subsidiaries) as provided in the Company Articles, the Company Bylaws, the organizational documents of the Company’s Subsidiaries (other than VMware’s Subsidiaries) or any indemnification Contract between such directors or officers and the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms as of the date hereof. For a period of six years following the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries).

(b) For a period of six years following the Closing Date, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) and each person who served, at the request of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries), as a director, officer, member, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), to the same extent any such Indemnified Party would have been entitled to be indemnified and held harmless (and been entitled to advancement of funds) prior to the date of this Agreement under the Company Articles or Company Bylaws or the organizational documents of the Company’s Subsidiaries (other than VMware’s Subsidiaries), against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company), including the Merger and the other transactions contemplated by this Agreement; provided, that any person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance and fiduciary liability insurance (or such other insurance that is no less favorable to the current beneficiaries thereof than the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance and fiduciary liability insurance) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance policies (complete and accurate copies of which have been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date hereof; provided, however, (i) the Company may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance and fiduciary liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company and its Subsidiaries; or (ii) if the Company does not substitute as provided in clause (i) above, then Parent may substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers; provided, further, that in connection with this Section 5.06(c), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of 300% of the amount set forth in Section 5.06(c)(i) of the Company Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy or fiduciary liability insurance policy described above) in excess of the annual premiums set forth in Section 5.06(c)(ii) of the Company Disclosure Letter. It is understood and agreed that if such coverage cannot be obtained for such amount or less, then the Surviving Corporation shall obtain the maximum amount of coverage as may be obtained for such amount.

(d) To the fullest extent permitted under applicable Law, from and after the Effective Time, Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.06 if and to the extent that such Indemnified Party is determined to be entitled to receive such indemnification.

(e) The provisions of this Section 5.06 (i) shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnitee referred to above and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties, rights and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.06.

Section 5.07 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude, after consultation with its outside legal advisors, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement. Notwithstanding the foregoing, except as may be necessary for the Company to comply with its obligations in Section 4.02, the Company shall not be required to provide any such review or right to comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation, and Parent shall not be required to provide any such review or right to comment to the Company in connection with any response to an Acquisition Proposal or a Change of Recommendation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.08 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take appropriate action to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Class V Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a)

of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Class V Common Stock to be approved for listing upon the Effective Time on the NYSE or NASDAQ, at the election of Parent, subject to official notice of issuance, and the Company shall use its reasonable best efforts to provide to Parent such assistance in connection with the foregoing as Parent reasonably requests.

Section 5.10 Transaction Litigation. If any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company, any executive officers of the Company or any members of the Board of Directors of the Company (in their capacity as executive officers or as members of the Board of Directors of the Company) after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed on a continuing basis with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and promptly and diligently responding to reasonable inquiries with respect to any Transaction Litigation made by Parent or its counsel. The Company shall give Parent the opportunity to (i) participate in the defense of any Transaction Litigation and (ii) consult with counsel to the Company regarding the defense, settlement or compromise of any Transaction Litigation and consider Parent’s views with respect to any Transaction Litigation, and the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.11 Employee Matters.

(a) Parent covenants and agrees to cause the Surviving Corporation and its Subsidiaries to, for the period commencing from the Closing Date and ending no earlier than the first anniversary of the Closing Date provide to each employee of the Company or its Subsidiaries who continues employment following the Closing (collectively, the “Continuing Employees”) (i) annual base salary or base wages, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than such annual base salary or base wages, as applicable, and cash target incentive compensation opportunities provided to the Continuing Employees immediately prior to the Closing, (ii) severance compensation and benefits to any Continuing Employee during the one (1) year period following the Closing Date at levels that are no less favorable than the levels of such severance compensation and benefits as in effect under the Company Benefit Plans immediately prior to the Closing and (iii) defined contribution retirement and health and welfare benefits that are no less favorable in the aggregate than those provided to Continuing Employees under the Company Benefit Plans immediately prior to the Closing.

(b) For purposes of eligibility, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor or other entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service. In addition, Parent, the Surviving Corporation or any of their respective Subsidiaries will cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and (iii) for the plan year in which the Closing occurs, the crediting of each Continuing Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable copayments, deductibles or out-of-pocket requirements under any Parent Plan.

(c) Nothing in this Agreement shall confer upon any Company Personnel any right to continue in the employ or service of Parent, the Company or any of their respective Subsidiaries. Any provision in this Agreement to the contrary notwithstanding, nothing in this Section 5.11 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent Plan, (ii) create any third party rights in any current or former service provider or employee of Parent, the Company or any of their respective Subsidiaries (or any beneficiaries or dependents thereof), (iii) alter or limit the ability of Parent, the Company or of their respective Subsidiaries to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (iv) confer upon any current or former employee or other service provider of Parent, the Company or their respective Subsidiaries, any right to employment or service or continued employment or continued service with Parent, the Company or any of their respective Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of, any employee or other service provider.

Section 5.12 Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Chapters 110C, 110D and 110F of the Massachusetts General Laws) or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.13 Financing. (a) Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Papers (including, as necessary, the “flex” provisions contained in any Fee Letter), including using its reasonable best efforts with respect to (i) complying with and maintaining in effect the Commitment Papers, including by complying with the “flex” provisions contained in any Fee Letter in accordance with the terms thereof and using reasonable best efforts to ensure the accuracy of all representations and warranties and the compliance with all covenants and agreements of Parent and its Subsidiaries under the Commitment Papers, (ii) negotiating, executing and delivering definitive agreements (and thereafter and until the Effective Time complying with and maintaining in effect such definitive agreements) with respect to the Debt Financing (the “Definitive Agreements”) (draft and executed copies of definitive credit agreements, indentures and/or purchase agreements and material ancillary documents shall be provided to the Company as promptly as practicable following reasonable request therefor) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any Fee Letter) or, if available, on other terms that (A) are acceptable to Parent in its sole discretion, (B) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.13(b)(ii), and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions to obtaining the Financing that are within the control of Parent and its Subsidiaries and by paying when due any fees or deposits required by the Commitment Papers or any Fee Letter. If all of the respective conditions contained in any of the Commitment Papers have been satisfied (or upon funding will be satisfied) or waived, Parent shall use its reasonable best efforts to timely (A) cause the Financing Sources under the Debt Commitment Letter to fully fund the Financing provided for thereunder and (B) fully enforce its rights (including through litigation) under such Commitment Papers (and in the case of the Debt Financing under any Definitive Agreements) in the event of breach or threatened breach by the Financing Sources, including by seeking specific performance of the parties’ obligations thereunder, in each case, to the extent required to consummate the transactions contemplated by this Agreement at the Closing.

Without limiting this Section 5.13(a), Parent acknowledges and agrees that it shall be fully responsible for obtaining the Common Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain and consummate the Common Equity Financing at or prior to the Closing, including (1) satisfying on a timely basis all conditions to the obligations of the Financing Sources under the Common Equity Purchase Agreements to consummate the Common Equity Financing that are within the control of Parent and its Subsidiaries and (2) in the event any net proceeds are received by Parent under the Common Equity Purchase Agreements in advance of the Closing, holding and maintaining such funds for the purpose of consummating the transactions contemplated by this Agreement at the Closing.

(b) Parent shall not, without the prior written consent of the Company, (i) terminate or permit the termination, withdrawal, repudiation or rescission of, or release the obligations of any Financing Sources under, any of the Commitment Papers or Definitive Agreements (other than in the case of the Debt Financing either (x) a reduction of commitments in respect of the facilities in an amount equal to the net cash proceeds received by Parent or any of its domestic subsidiaries from the issuance of debt securities or incurrence of loans in accordance with the terms of the Debt Commitment Letter or (y) a Financing Reduction Exception), unless such Commitment Paper or Definitive Agreement is replaced at such time with a new commitment letter or credit agreement that, were it structured as an amendment to such Commitment Paper or Definitive Agreement, would satisfy the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any provision or remedy under, or replace, any of the Commitment Papers or Definitive Agreements if such amendment, modification, waiver, or replacement (w) adversely impacts in any material respect the ability of Parent to enforce its rights against the Financing Sources party to such Commitment Papers or Definitive Agreements, (x) would (1) add any new condition to the Financing (or modify any existing condition in a manner adverse to Parent) or otherwise be reasonably expected to materially delay or adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated by this Agreement, or (2) taking into account the expected timing of the Marketing Period, reasonably be expected to materially delay or prevent or make less likely the timely funding in full of any of the Financing or satisfaction of the conditions to obtaining any of the Financing, (y) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing provided for under such Commitment Papers or Definitive Agreements (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing) unless, in the case of a reduction in the amount of the Debt Financing, the transactions contemplated hereby could still be consummated and all of Parent’s obligations hereunder satisfied through the aggregate net proceeds of the Common Equity Financing, any remaining portion of the Debt Financing and any debt financing under any new debt commitment letter that, were it structured as an amendment to the Debt Commitment Letter, would otherwise satisfy this clause (ii), together with the Parent Cash on Hand to be made available by Parent at the Effective Time and the Target Amount of Cash on Hand to be made available by the Company at the Effective Time (this clause (y), the “Financing Reduction Exception”), or (z) taking into account the expected timing of the Marketing Period, would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent may amend the Debt Commitment Letter to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof. Notwithstanding the foregoing, Parent shall not, without the prior written consent of the Company, (A) terminate or permit the termination, withdrawal, repudiation or rescission of, or release the obligations of any Financing Sources under, the Common Equity Purchase Agreements or (B) permit any amendment or modification to, or any waiver of any provision or remedy under, or replace, the Common Equity Purchase Agreements. Upon any such amendment, modification, waiver or replacement of the Debt Financing or the Common Equity Financing in accordance with this Section 5.13(b), the term “Debt Financing,” or “Common Equity Financing” shall mean the Debt Financing or Common Equity Financing, as the case may be, as so amended, supplemented, modified, waived or replaced, and the terms “Debt Commitment Letter,” “Definitive Agreements,” and “Common Equity Purchase Agreements” shall mean the Debt Commitment Letter, the Definitive Agreements, and the Common Equity Purchase Agreements, as the case may be, as so amended, supplemented, modified, waived or replaced.

(c) If any portion of the aggregate amount of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter, regardless of the reason therefor, Parent shall (i) as promptly as practicable after obtaining Knowledge that such portion has become or is reasonably expected to become unavailable, notify the Company of such unavailability and, to the Knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative financing (in an amount sufficient to enable the transactions contemplated hereby to be consummated) from the same or other sources and on terms and conditions that are not less favorable in the aggregate to Parent than such unavailable Debt Financing (including the “flex” provisions contained in any Fee Letter) pursuant to commitment letters (or other agreements) (complete and correct executed copies of which shall be promptly provided to the Company; provided, that any Fee Letter (or similar confidential letter) may be redacted in a customary manner solely with respect to fee amounts, yield and interest caps, original issue discount amounts and “flex” and “securities demand” terms and other similar economic terms that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under the Debt Financing). Notwithstanding the foregoing, no such alternative financing may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the funding of such alternative financing less likely to occur. For the purposes of this Agreement, the terms “Debt Commitment Letter”, “Debt Financing” and “Fee Letter” shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with this Section 5.13(c) (and any Debt Commitment Letter, Debt Financing and Fee Letter remaining in effect at the time in question).

(d) If any portion of the aggregate amount of the Common Equity Financing becomes unavailable (or is reasonably expected to become unavailable) on the terms and conditions set forth in the respective Common Equity Purchase Agreements, regardless of the reason therefor, Parent shall (i) as promptly as practicable after obtaining Knowledge thereof, notify the Company of such unavailability and, to the Knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative common equity financing (in an amount sufficient to enable the transactions contemplated hereby to be consummated) from, pursuant to commitment letters (or similar agreements) with (complete and correct executed copies of which shall be promptly provided to the Company), the same or other sources and on terms and conditions that are not less favorable in the aggregate to Parent than such unavailable Common Equity Financing. Notwithstanding the foregoing, no such alternative financing may expand upon the conditions precedent or contingencies to the funding of the Common Equity Financing, as applicable, on the Closing Date as set forth in the respective Common Equity Purchase Agreements, in each case, in effect on the date hereof or otherwise include terms that would reasonably be expected to make the funding of such alternative financing less likely to occur. For the purposes of this Agreement, the terms “Common Equity Purchase Agreements” and “Common Equity Financing”, shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with this Section 5.13(d) (and any Common Equity Purchase Agreements and Common Equity Financing, as applicable, remaining in effect at the time in question).

(e) The Company acknowledges and agrees that Parent shall not be required to consummate the Debt Financing until the final day of the Marketing Period. Parent acknowledges and agrees that the obtaining of the Financing (including any alternative financing) or any portion thereof is not a condition to the Closing.

(f) Parent shall provide the Company with prompt oral and written notice (i) of (x) any breach or default (or threatened breach or default or event which with notice or lapse of time or both would reasonably be expected to constitute a default) by any party to any of the Commitment Papers or the Definitive Agreements of which Parent has Knowledge or any actual or threatened termination, withdrawal, repudiation or rescission of any of the Commitment Papers or the Definitive Agreements or (y) any dispute or disagreement between or among Parent, on the one hand, and the Financing Sources under the Financing on the other hand, with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing), and (ii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the aggregate amount of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Papers or the Definitive Agreements; provided, however, that in no event will Parent be under any obligation to disclose any information shared among Parent and its professional advisors in connection with matters contemplated by clause (x) or (y) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing (or any alternative financing).

(g) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (including, for the avoidance of doubt, any offering of Notes (as defined in the Debt Commitment Letter)) (provided, that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) except as set forth in Section 5.13(g)(x) below, VMware and its Subsidiaries shall not be considered a Subsidiary of the Company for which the Company is obligated to comply with this Section 5.13(g)), which reasonable best efforts shall include:

(i) furnishing Parent as promptly as reasonably practicable with (x) financial information and other pertinent information and disclosures regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Financing as is customary to be included in Syndication and Offering Materials, (y) (A) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three (3) most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date and unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year) and, in each case, setting forth comparative figures for the prior fiscal year or the related period in the prior fiscal year, as the case may be, and summary and selected financial data related to the Company and its Subsidiaries of the type customarily included in Syndication and Offering Materials, in each case prepared in accordance with GAAP, except (in the case of the consolidated balance sheets and related statements of income and cash flows in respect of a fiscal quarter) for normal year-end audit adjustments, and (B) all other information and data related to the Company and its Subsidiaries necessary for Parent to satisfy the conditions set forth in paragraph 5, and clause (a) of paragraph 12 of Exhibit G of the Debt Commitment Letter and (z) all information and data related to the Company and its Subsidiaries that would be necessary for the lead arrangers to receive customary (in connection with an offering of debt securities pursuant to Rule 144A promulgated under the Securities Act) “comfort” letters (which shall include customary “negative assurance” comfort) from the independent accountants of the Company and its Subsidiaries in connection with such an offering;

(ii) reasonably cooperating with Parent in the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X as of the date that would be prescribed by Rule 11-02 of Regulation S-X as of the last day of the Marketing Period to be included in Syndication and Offering Materials; provided, that (x) Parent shall be responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the Merger and the other transactions contemplated herein and (y) the cooperation by the Company shall relate solely to the financial information and data derived from the Company’s historical books and records (such financial information and data required to prepare such pro forma financial statements, together with all information described in clause (i)(y) above, the “Required Information”);

(iii) in each case following Parent’s reasonable request, participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies in connection with the Financing (in each case at times and locations to be reasonably mutually agreed), and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, registration statements, prospectuses, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents customarily required in connection with financings similar to the Financing;

(iv) in each case following Parent’s reasonable request, cooperating with respect to due diligence in connection with the Financing, to the extent customary and reasonable;

(v) in each case following Parent’s reasonable request, using reasonable best efforts to obtain (A) customary consents of independent accountants of the Company and its Subsidiaries for use of their auditor opinions in customary materials relating to the Financing, (B) drafts of customary “comfort” letters of independent accountants of the Company and its Subsidiaries (which shall include customary “negative assurance” comfort) prior to the beginning of the Marketing Period, which such accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities) pursuant to Rule 144A under the Securities Act upon completion of customary procedures, (C) surveys of real property owned by the Company or any of its Subsidiaries that is to be mortgaged in connection with the Debt Financing, (D) title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (E) reasonable assistance with Parent’s obtaining legal opinions;

(vi) in each case following Parent’s reasonable request, assisting reasonably in the preparation of a customary confidential information memorandum, rating agency presentations, road show presentations, offering documents, private placement memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), prospectuses and similar documents to be used in connection with the syndication of the Credit Facilities or offering of notes in connection with the Debt Financing (collectively, “Syndication and Offering Materials”);

(vii) in each case following Parent’s reasonable request, reasonably assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower or parent guarantor under the Credit Facilities and public ratings for any of the Credit Facilities or securities to be offered in connection with the Debt Financing;

(viii) to the extent that the Company or any of its Subsidiaries are to be party to the Financing following the Closing Date, in each case following Parent’s reasonable request, (A) assisting reasonably in the preparation of one or more credit or other agreements required in connection with the Financing, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and required in connection with the Financing and otherwise reasonably facilitating the pledging and perfection of collateral required in connection with the Debt Financing (including the perfection of a security interest in the VMware Common Stock to be pledged in connection with the Margin Loan Financing as required in the Debt Commitment Letter), (B) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of Parent, (C) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Company and its Subsidiaries that is reasonably requested by the lenders in connection with the Debt Financing and such lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least ten (10) Business Days prior to Closing and (D) reasonably facilitating the execution of resolutions or consents by the Company and its Subsidiaries that do not become effective until the Closing with respect to entering into such definitive financing documents and otherwise as necessary to permit consummation of the Financing, solely with the assistance of directors and officers who will continue to hold such offices and positions from and after the Effective Time;

(ix) in each case following Parent’s reasonable request, establishing one or more special purpose vehicles requested by Parent prior to Closing in connection with the Margin Loan Financing included in the Financing, with organizational documents for such special purpose vehicles in such customary form (including with respect to establishing bankruptcy remoteness) as Parent reasonably requests and appointing concurrently with the Effective Time to the board of directors (or comparable governing body) of such special purpose vehicles those persons reasonably designated by Parent in writing prior to Closing; provided, that no transfer of properties or assets or assignment of rights to such special purpose vehicles shall be effective prior to Closing; and

(x) with respect to the VMware Common Stock to be pledged in connection with the Margin Loan Financing, facilitating discussions with VMware regarding (A) the deposit of such shares of VMware Common Stock with The Depository Trust Company and the registration of such pledged shares of VMware Common Stock in the name of The Depository Trust Company or its nominee without any restrictive legends, (B) the execution and delivery of a customary issuer letter and (C) if requested by Parent in order to facilitate the perfection of security interest in such Common Stock, the issuance of physical certificates evidencing such Common Stock to the Company prior to Closing (or, in lieu thereof, the execution and delivery of a customary issuer control agreement by VMware with respect thereto);

provided, however, (A) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Financing prior to the Effective Time (except as otherwise provided by Section 5.13(g)(viii)(D)), (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any agreement, certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing, and (C) none of the Company, its Subsidiaries or any of their respective Representatives shall be required to (x) pay any commitment or other fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Dell promptly after written request by the Company or incur any other liability, in each case in connection with the Financing prior to the Closing, (y) take any action or permit the taking of any action that would conflict with or violate the Company’s organizational documents or any Laws or material Contracts or (z) take or permit the taking of any action that would (i) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, or (ii) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability. Nothing contained in this Section 5.13(g) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Financing that is not conditioned on the Closing. Parent or Dell shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Financing or any other financing that Parent may raise in connection with the transactions contemplated by this Agreement, any action taken by them pursuant to this Section 5.13(g) and any information utilized in connection therewith (other than information regarding the Company or its Subsidiaries provided in writing by the Company or its Subsidiaries specifically for use in connection therewith).

(h) The Company hereby consents to the use of its and its Subsidiaries’ logos (in the case of VMware’s and its Subsidiaries’ logos, solely to the extent the Company may be entitled to consent thereto) solely for the purpose of obtaining the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(i) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, any of Parent to (i) pay any fees to the lenders or increase any interest rates or original issue discounts applicable to the Debt Financing in excess of those contemplated in the Debt Commitment Letter and any related Fee Letters (including the “flex” provisions thereof), whether to secure waiver of any conditions contained therein or otherwise, (ii) amend or waive any of the terms or conditions hereof or under any of the Commitment Papers or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 1.02.

(j) No later than the date of commencement of the Marketing Period (such date, the “Marketing Period Commencement Date”) and thereafter at all times until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with its terms and (iii) the date on which such Marketing Period is deemed to have not commenced pursuant to the definition thereof so that such period ceases to be the Marketing Period (such period, a “Minimum Parent Cash Period”), each of Parent and Dell shall take all actions required so that they collectively have available cash on hand in bank accounts located in the United States in an amount no less than Two Billion Nine Hundred Fifty Million ($2,950,000,000) (such minimum amount, the “Parent Cash on Hand”); provided, that the required minimum amount of Parent Cash on Hand shall be decreased (but not below zero) by the aggregate amount of any indebtedness for borrowed money of Parent or its Subsidiaries that is repaid or redeemed by Parent or its Subsidiaries before the Closing Date that, if outstanding as of the Closing Date, would have been required to be repaid, redeemed, discharged or refinanced as required by Annex I to Exhibit A to the Debt Commitment Letter (any such reduction, a “Permitted Reduction”). Parent and Dell shall cause the Parent Cash on Hand (after giving effect to any Permitted Reduction) to be available without restriction no later than the Closing Date for the purpose of financing the transactions contemplated by this Agreement at the Effective Time. On the Marketing Period Commencement Date, Parent shall confirm to the Company in writing that it and Dell have the Parent Cash on Hand, providing reasonable supporting evidence of the sources thereof. During any Minimum Parent Cash Period, Parent shall notify the Company in writing promptly (A) of any Permitted Reduction, providing reasonable supporting evidence thereof, and (B) in the event that at any time Parent and Dell do not have the Parent Cash on Hand (after giving effect to any Permitted Reduction). Parent and Dell agree that, at the Closing, Parent and Dell shall make available to finance the cash payments to be made on the Closing Date in accordance with this Agreement, no less than the Parent Cash on Hand (after giving effect to any Permitted Reduction).

Section 5.14 Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish a mechanism reasonably acceptable to both parties by which the parties will, subject to applicable Law, confer on a regular and continued basis regarding integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

Section 5.15 Liquidation of Investments; Cash Transfers.

(a) Prior to the Closing Date, subject to compliance with applicable Law by the Company and its Subsidiaries, the Company shall, and shall cause its wholly-owned Subsidiaries to (i) sell for cash, with effect as of a date reasonably proximate to the Closing Date, marketable securities (other than shares of VMware Common Stock) and cash equivalents held by, or on behalf of or for the benefit of, the Company and/or any of such Subsidiaries (the “Investments Liquidation”), and (ii) transfer from such Subsidiaries (whether through loans, loan repayments, dividends, distributions or other transfers to the Company or other such Subsidiaries), prior to the Effective Time, an amount of Available Cash to the Company (the “Cash Transfers”), such that the Company shall (A) make available at the Effective Time no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)) and (B) use reasonable efforts to make available at the Effective Time any additional Available Cash that exceeds the Target Amount of Cash on Hand to the extent a specific amount of Available Cash in excess of the Target Amount of Cash on Hand is requested in writing by Parent at least fifteen (15) days prior to the anticipated expiration of the Marketing Period. The Company shall, and shall cause its Representatives to, keep Parent and its Representatives reasonably informed regarding the planning and status of the Cash Transfers and consult with Parent and its Representatives in good faith in advance on the method of completing the Cash Transfers. The Company agrees that, at the Closing, the Company shall make available to finance the cash payments to be made on the Closing Date in accordance with this Agreement, no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)) and shall use reasonable efforts to make available any additional Available Cash pursuant to clause (B) above.

(b) The Company shall not make Cash Transfers from Subsidiaries located outside of the United States if such Cash Transfers would be reasonably likely to result in any Tax becoming payable with respect to such Cash Transfers, unless Parent shall have given its prior written consent to such Cash Transfers (or, if applicable, any strategic plan preapproved by Parent in writing under which such Cash Transfers will be effected, which strategic plan contemplates such Taxes becoming payable); provided, that if any Cash Transfers with respect to which Parent withheld its consent pursuant to this sentence are necessary to permit the Company to make available at the Effective Time no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)), then Parent and the Company shall cooperate in good faith to find an alternative structure to effect such Cash Transfers (including through loans to Subsidiaries of Parent, as designated by Parent, made concurrently with the Closing on the Closing Date) and if no such alternative is agreed after such cooperation, upon the tenth (10th) day prior to the anticipated expiration of the Marketing Period, Parent shall automatically be deemed to have consented to any such Cash Transfers solely to the extent necessary to permit the Company to make available at the Effective Time no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)). It is understood and agreed that any Taxes payable with respect to Cash Transfers required by this Section 5.15 shall be the responsibility of the Company or its applicable Subsidiaries following the Closing and shall not reduce Available Cash for purposes of determining whether the Company has made available the Target Amount of Cash on Hand.

(c) As promptly as practicable prior to the Closing (but not less than three (3) Business Days prior to the Closing Date), if Parent determines that the amount of Cash on Hand necessary to effectuate the transactions contemplated by this Agreement to occur on the Closing Date is less than the Target Amount, Parent may, in its sole discretion, elect to irrevocably notify the Company in writing (which notification shall include a schedule of estimated sources and uses of cash on the Closing Date in connection with the transactions contemplated by this Agreement) of a decrease in the Target Amount of Cash on Hand that the Company is required to make available at the Effective Time and if such notice identifies the Subsidiaries of the Company that will continue to retain cash that would otherwise have been the subject of a Cash Transfer but for the notice delivered pursuant to this Section 5.15(c), such cash shall be retained at such Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 6.02(b), as it applies to the obligations under this Section 5.15, shall be deemed satisfied if the Company makes available at the Effective Time no less than the Target Amount of Cash on Hand and has complied in good faith using all reasonable efforts with respect to all other obligations under this Section 5.15.

(d) The Company shall confirm in writing to Parent and provide reasonable supporting evidence of the amount of Cash on Hand as of the opening of business on the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Company shall (i) not be obligated to initiate or effect any Cash Transfers or Investments Liquidation until on or after the date that is fifteen (15) days prior to the anticipated expiration of the Marketing Period and (ii) have no obligation to initiate or effect any Cash Transfers or Investments Liquidation under this Section 5.15 unless and until Parent has delivered a written notice meeting the requirements of Section 5.13(j) with respect to the Parent Cash on Hand, together with any updates thereto to the extent required under Section 5.13(j).

(e) For the purposes of this Section 5.15:

(i) “Available Cash” means cash that is unrestricted under applicable Law) and that (prior to the Cash Transfers, but after giving effect to the Investments Liquidation) is held by one or more wholly-owned Subsidiaries of the Company that, in the aggregate, exceeds One Billion Dollars ($1,000,000,000).

(ii) “Cash on Hand” means cash held in one or more bank accounts registered in the name of the Company and available without restriction for the funding of the Merger and the other transactions contemplated by this Agreement to occur at the Closing.

(iii) “Target Amount” means an amount equal to:

(A) Four Billion Seven Hundred Fifty Million Dollars ($4,750,000,000);

(B) plus, the aggregate amount of any indebtedness for borrowed money of the Company and its Subsidiaries (other than VMware and its Subsidiaries) incurred between September 30, 2015 and the Closing Date (for avoidance of doubt, excluding (A) any such indebtedness for borrowed money outstanding between (i) the Company and any wholly-owned Subsidiary of the Company or (ii) wholly-owned Subsidiaries of the Company) and (B) any letters of credit (to the extent undrawn on the Closing Date), capital leases, operating leases or similar obligations), to the extent such indebtedness for borrowed money remains outstanding on the Closing Date;

(C) plus, the aggregate amount, if any, received from VMware prior to the Closing upon any voluntary repayment of the outstanding principal amount of the VMware Promissory Notes; and

(D) minus, the aggregate amount of any indebtedness for borrowed money of the Company and its Subsidiaries (other than VMware and its Subsidiaries) repaid or redeemed by the Company and its Subsidiaries (other than VMware and its Subsidiaries) between September 30, 2015 and the Closing Date that, if outstanding as of the Closing Date, would have been Commercial Paper Debt (it being understood and agreed that pursuant to the definition thereof, no notes constituting Commercial Paper Debt shall be permitted to mature on a date occurring after the Effective Time) or otherwise required to be repaid, redeemed, discharged or refinanced as required by Annex I to Exhibit A to the Debt Commitment Letter (which Annex I includes the Revolving Credit Facility);

provided, that the Target Amount shall be irrevocably decreased to the extent set forth in any notice delivered by Parent pursuant to Section 5.15(c).

Section 5.16 Cooperation with Divestitures. To the extent requested by Parent, the Company will, and will cause its Subsidiaries (other than VMware and its Subsidiaries) to, use commercially reasonable efforts to provide assistance with respect to such actions as may be reasonably necessary and reasonably requested by Parent in connection with its pursuit of divestitures of certain businesses of the Company after the Closing Date, including (a) assisting Parent in preparation for commencing a sales process (including setting up an electronic data room) with potential purchasers of any of the Company’s or its Subsidiaries’ businesses or other assets proposed by Parent to be subject to any such divestitures, (b) furnishing available materials describing each business that is contemplated to be divested such as sales and marketing materials and internal reports regarding the performance of such businesses, (c) preparing and furnishing financial (including pro forma) information and other pertinent information regarding the Company and its Subsidiaries and preparing and furnishing financial statements for such businesses or assets and, if requested, assisting in any audit of such financial statements and in the preparation of pro forma financial information, (d) preparing confidential information memoranda and related presentation and other materials with respect to any such divestitures, (e) assisting with the evaluation and planning of restructuring activities to permit the consummation of such divestitures and (f) participating in a reasonable number of due diligence meetings, presentations and sessions with Parent and its Representatives in connection with the foregoing; provided, however, that the Company shall not be required to take any action that would be reasonably likely to prevent or delay the consummation of the Merger; provided, further, the foregoing shall not be construed as requiring the Company or any of its Subsidiaries to negotiate or enter into, prior to the Closing, any Contracts for the sale of any of its businesses or other assets and Parent agrees not to contact any potential purchasers regarding any divestiture of any business of the Company or any of its Subsidiaries until after the Effective Time without the prior consent of the Company. Parent and Dell agree to reimburse the Company and its Subsidiaries upon demand for all out-of-pocket costs and expenses reasonably incurred by them in taking the actions requested by Parent pursuant to this Section 5.16.

Section 5.17 Treatment of Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall deliver to Parent a copy of a payoff letter (subject to delivery of funds), in customary form and substance, from the Administrative Agent (as defined in the Revolving Credit Facility) under the Revolving Credit Facility. The Company shall, and shall cause its Subsidiaries to, deliver all notices (which notices may be subject to the consummation of the Financing) and take all other actions to facilitate the termination of commitments under the Revolving Credit Facility, the repayment in full of all Obligations (as defined in the Revolving Credit Facility) then outstanding thereunder and the release of any Liens and termination of all guarantees (if any) in connection therewith on the Closing Date.

Section 5.18 Works Councils. Within sixty (60) days following the date hereof, the Company shall inform Parent of whether the Company or any of its Subsidiaries is bound by any material local or national level collective agreements with trade unions, works councils or other similar employee representative bodies, and provide to Parent copies of any such agreements to the extent that they may impact any party’s obligations to inform and/or consult with employees of the Company or any of its Subsidiaries or their representatives. Neither the Company nor any of its Subsidiaries shall provide any material information to any of its employees or employee representatives in connection with the intentions of Parent regarding the Company’s and its Subsidiaries’ employees without first consulting with Parent.

Section 5.19 Parent Certificate; By-laws; Tracking Stock Policy Statement. Prior to the Effective Time, Parent shall cause the Parent Certificate to be filed with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit C, except for such amendments or modifications thereto that would not require the consent of the holders of Class V Common Stock voting as a separate class if such amendment or modifications were made following the Effective Time. Concurrent with the filing of the Parent Certificate pursuant to this Section 5.19, Parent’s Board of Directors shall adopt by-laws containing the provisions set forth on Exhibit D and the Tracking Stock Policy Statement Regarding DHI Group Matters and Class V Group Matters in the form attached hereto as Exhibit E.

Section 5.20 De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the shares of Company Common Stock to be de-listed from the NYSE and deregistered under the Exchange Act, and to cause all other registration statements related to securities of the Company to be withdrawn and the securities covered thereby to be deregistered under the Exchange Act, in each case, as soon as practicable following the Effective Time.

Section 5.21 Tax Matters.

(a) Notwithstanding anything herein to the contrary, none of Parent, the Company or Merger Sub shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as an exchange described in Section 351 of the Code. Both prior to and following the Effective Time, Parent and the Company shall use their commercially reasonable best efforts, and shall cause their respective Subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”), including (i) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Merger to such party or its shareholders), and (iii) using its reasonable best efforts to obtain the opinions referred to in Section 6.02(d) and Section 6.03(c), and any tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, including by executing customary letters of representation. In the event the parties are not able to obtain such tax opinions, solely to the extent necessary to obtain the opinions referred to in Section 6.02(d) and Section 6.03(c), Parent and the Company shall modify the structure of the transaction such that a new holding corporation is formed to acquire both Parent and Company in a transaction described in Section 351 of the Code, which modification to the structure of the transaction shall preserve to the greatest extent possible the economic substance of the transactions contemplated by this Agreement, and shall work together in good faith to promptly implement such modification. Each of Parent and the Company shall report the Merger, taken together with related transactions (or, if the structure of the transaction is modified pursuant to Section 5.21(a), such modified transaction, taken together with related transactions), as an exchange described in Section 351 of the Code and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) After the date of this Agreement, Parent shall cooperate with the Company in good faith to deliver to the Company a copy of the proposed form of the Parent Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Parent Tax Opinion Materials”). The Company shall be entitled to a reasonable amount of time to provide Parent with written comments on the Parent Tax Opinion Materials. Parent shall furnish the Company with a copy of the final Parent Tax Opinion Materials.

(c) After the date of this Agreement, the Company shall cooperate with Parent in good faith to deliver to Parent a copy of the proposed form of the Company Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Company Tax Opinion Materials”). Parent shall be entitled to a reasonable amount of time to provide the Company with written comments on the Company Tax Opinion Materials. The Company shall furnish Parent with a copy of the final Company Tax Opinion Materials.

(d) Prior to Closing, the Company shall use reasonable efforts to facilitate discussions between VMware and Parent as to an amendment to the Tax Sharing Agreement dated August 13, 2007 between the Company, VMware and the other parties thereto (the “Tax Sharing Agreement”), whereby Parent and its Subsidiaries will become parties to the Tax Sharing Agreement effective as of the Closing Date and which amendment will reflect that the Company and its Subsidiaries will become members of one or more combined, consolidated or affiliated tax groups, the common parent of which is Parent.

Section 5.22 Headquarters. As of and for at least ten (10) years following the Effective Time, the global headquarters for the combined enterprise systems business of Parent and the Company shall be located in the Commonwealth of Massachusetts.

Section 5.23 Independent Directors. Prior to the Effective Time, representatives of Parent shall consult with the Chairman of the Board of Directors of the Company concerning the three (3) persons to serve on the Board of Directors of Parent following the Effective Time who satisfy the independence requirements of a company listed on the national securities exchange on which the Class V Stock will be listed (the “Parent Independent Directors”). After such consultation and after being provided with the list of three (3) persons who Parent desires to serve as the Parent Independent Directors, the Chairman of the Board of Directors of the Company may within two (2) Business Days after receiving such list deliver a written notice to Parent that he desires one (but not more than one) of such persons to be taken out of consideration for election as a Parent Independent Director. If such a notice is properly delivered, Parent will not designate such person to be elected as a Parent Independent Director and will instead determine in its sole discretion, but after consultation with the Chairman of the Board of Directors of the Company, the person who will serve as the third Parent Independent Director. Parent shall take such actions as are necessary to cause the three (3) persons selected in accordance with the provisions of this Section 5.23 to be elected to the Board of Directors of Parent as of the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, has material business or operations (each such jurisdiction, an “Applicable Jurisdiction”) that prohibits or makes illegal the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been adopted, enacted, issued, enforced, entered, or promulgated in the United States or any Applicable Jurisdiction that prohibits or makes illegal the consummation of the Merger.

(c) Antitrust Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(c) of the Parent Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(d) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(c)(i), (ii), (iii), (v), (vi), (ix) and (x), Section 3.01(d) and Section 3.01(x) shall be true and correct in all material respects (which, with respect to the representations and warranties contained in Section 3.01(c)(i), (ii), (iii), (vi) or (ix) will mean that there are no inaccuracies in such representations and warranties that, individually or in the aggregate would result in the sum of (x) the increase in the aggregate of consideration required to be paid to the holders of Company Common Stock and Company Equity Awards hereunder at the Closing) and (y) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money exceeding $275,000,000, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in the first sentence of Section 3.01(i) and Section 3.01(v) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing (except for the obligation under Section 5.15(a) for the Company to make available no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)), which the Company shall have performed in all respects), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(d) Tax Opinion. Parent shall have received (A) from Simpson Thacher & Bartlett LLP a written opinion dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, (x) the Merger, taken together with related transactions, (or, if the structure of the transaction is modified pursuant to Section 5.21(a), such modified transaction, taken together with related transactions) should qualify as an exchange described in Section 351 of the Code and (y) for U.S. Federal income tax purposes the Class V Common Stock should be considered common stock of Parent (collectively, the “Parent Tax Opinion”) and (B) a copy of the Company Tax Opinion. Such counsel shall be entitled to rely upon customary representation letters from each of Parent and the Company (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Dell and Merger Sub contained in Section 3.02(h) and Section 3.02(l) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties of Parent, Dell and Merger Sub contained in Section 3.02(i) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) all other representations and warranties of Parent, Dell and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, have not prevented, and would not reasonably be expected to prevent, the ability of Parent, Dell, or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent, Dell and Merger Sub. Parent, Dell and Merger Sub shall have performed in all material respects (except for the obligations under Section 5.19, which Parent, Dell and Merger Sub shall have performed in all respects) all obligations required to be performed by them under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received (A) from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, a written opinion dated the Closing Date to the effect that, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, (x) the Merger, taken together with related transactions, (or, if the structure of the transaction is modified pursuant to Section 5.21(a), such modified transaction, taken together with related transactions) should qualify as an exchange described in Section 351 of the Code and (y) for U.S. Federal income tax purposes the Class V Common Stock should be considered common stock of Parent (collectively, the “Company Tax Opinion”) and (B) a copy of the Parent Tax Opinion. Such counsel shall be entitled to rely upon customary representation letters from each of Parent and the Company (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(d) Listing. The shares of Class V Common Stock issuable to the Company’s shareholders pursuant to this Agreement shall have been approved for listing on the NYSE or NASDAQ, subject to official notice of issuance.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (other than in the case of a termination pursuant to Section 7.01(d)(ii) which may only be invoked prior to the receipt of the Company Shareholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 16, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if any Governmental Entity of competent jurisdiction located in the United States or any Applicable Jurisdiction shall have (x) adopted, enacted, issued, entered, or promulgated, enforced or deemed applicable to the Merger any Law that prohibits or makes permanently illegal the consummation of the Merger or (y) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the vote was taken;

(c) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company at least three Business Days prior to the Outside Date or, if capable of being so cured, shall not have been cured by the Company until the earlier of (x) three Business days prior to the Outside Date and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be capable of being satisfied; or

(ii) (A) the Board of Directors of the Company or any committee thereof shall have made a Change of Recommendation, (B) the Company shall have Willfully and Materially breached or Willfully and Materially failed to perform in any material respect its obligations or agreements contained in Section 4.02 or its obligation under Section 5.01 to convene the Company Shareholders’ Meeting, (C) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (D) an Acquisition Proposal has been publicly announced and the Board of Directors of the Company shall have failed to issue a press release that expressly reaffirms the Company Recommendation within ten Business Days of receipt of a written request by Parent to provide such reaffirmation, (E) any tender offer or exchange offer is commenced with respect to the outstanding shares of Company Common Stock, and the Board of Directors of the Company shall not have recommended that the Company’s shareholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten Business Days after commencement of such tender offer or exchange offer, or (F) the Company or its Board of Directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the actions specified in this Section 7.01(c)(ii);

(d) by the Company if:

(i) Parent, Dell or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured by Parent, Dell or Merger Sub at least three Business Days prior to the Outside Date or, if capable of being cured, shall not have been so cured by Parent, Dell or Merger Sub until the earlier of (x) three Business Days prior to the Outside Date and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be capable of being satisfied;

(ii) at any time prior to obtaining the Company Shareholder Approval (but only after the expiration of any notice period required under Section 4.02(d)) if (A) the Board of Directors of the Company determines, in response to an Acquisition Proposal from a person that is not an Affiliate of the Company, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that such Acquisition Proposal is a Superior Proposal (after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise) and that, after consultation with its outside legal advisors, the failure to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law, (B) the Company has complied in all material respects with its obligations under Section 4.02, (C) the Company executes an Alternative Acquisition Agreement with respect to such Superior Proposal concurrently with the termination of this Agreement and (D) the Company concurrently with the termination of this Agreement pays to Parent the Company Termination Fee; or

(iii) (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that, by their nature, cannot be satisfied until the Closing so long as such conditions would be satisfied if the Closing Date were the date of such termination of this Agreement) at the time the Closing is required to occur pursuant to Section 1.02; (B) the Company has irrevocably notified Parent in writing (x) that all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the Closing so long as such conditions would be satisfied if the Closing Date were the date of such notice of termination of this Agreement) or that it is waiving any such unsatisfied conditions to Section 6.01 and Section 6.03 for the purpose of consummating the Closing and (y) it is ready, willing and able to consummate the Closing and will consummate the Closing if Parent and Merger Sub do (provided that such irrevocable notice may remain subject to the continued satisfaction as of the Closing of the conditions set forth in Section 6.01(b), Section 6.03(a) (solely as such condition relates to the representations set forth in Section 3.02(h)), Section 6.03(b) (solely as such condition relates to the obligations under Section 5.19), Section 6.01(d) and Section 6.03(d)); and (C) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the later of (x) the date the Closing was required to occur under Section 1.02 and (y) the date of receipt of such notice from the Company (provided that during such three (3)-Business Day period Parent shall not be permitted to terminate this Agreement pursuant to Section 7.01(b)(i)).

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Dell, Merger Sub or the Company under this Agreement, except that (a) the Dell Obligations and (b) this Section 7.02, Section 7.03 and Article VIII shall survive such termination indefinitely; provided, however, that no such termination shall relieve the Company from any liability or damages for fraud or Willful and Material Breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement, up to a maximum aggregate amount of Four Billion Dollars ($4,000,000,000) suffered by Parent, Dell or Merger Sub. “Willful and Material Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

Section 7.03 Fees and Expenses.

(a) Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b) If this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) (or by the Company pursuant to Section 7.01(b)(i) at a time when Parent was permitted to terminate this Agreement pursuant to Section 7.01(c)(ii)), then the Company shall pay Parent (or its designee) a fee in the amount equal to Two Billion Five Hundred Million Dollars ($2,500,000,000) (the “Company Termination Fee”) by wire transfer of same-day funds no later than the second Business Day following the date of such termination of this Agreement.

(c) If this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds prior to or concurrently with such termination; provided, that, and only in such circumstances, if such termination occurs prior to the No-Shop Period Start Date, the Company Termination Fee shall mean a fee in the amount equal to Two Billion Dollars ($2,000,000,000).

(d) If after the date hereof, (i) an Acquisition Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) thereafter this Agreement is terminated pursuant to Section 7.01(b)(iii) or Section 7.01(c)(i) and (iii) within 12 months after any such termination referred to in clause (ii) above, the Company enters into an Alternative Acquisition Agreement with respect to, or consummates the transactions contemplated by, an Acquisition Proposal (regardless of whether such Acquisition Proposal is (x) made before or after termination of this Agreement or (y) is the same Acquisition Proposal referred to in clause (i) above), then (subject to the aggregate limitation set forth in the proviso to Section 7.02), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds, on the date of the first to occur of such event(s) referred to above in this clause (iii); provided, however, that for purposes of the definition of “Acquisition Proposal” in this Section 7.03(d), references to “20%” shall be replaced by “50%”; and references to “or any Significant Subsidiary of the Company” and “or any of its Significant Subsidiaries” shall be deemed to refer only to VMware, subject to Section 7.03(d) of the Company Disclosure Letter.

(e) If this Agreement is terminated by the Company (x) pursuant to Section 7.01(d)(i) due to a breach of covenants by Parent, Dell or Merger Sub or due to a breach of the representations and warranties contained in Section 3.02(g) or Section 3.02(h), (y) pursuant to Section 7.01(d)(iii) or (z) by Parent pursuant to Section 7.01(b)(i) in circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 7.01(d)(i) due to a breach of covenants by Parent, Dell or Merger Sub or due to a breach of the representations and warranties contained in Section 3.02(g) or Section 3.02(h), then Parent or Dell shall pay to the Company a fee in the amount equal to Four Billion Dollars ($4,000,000,000) (the “Reverse Termination Fee”); provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.01(d)(iii) and at such time (1) the Company has made available the Target Amount of Cash on Hand and has otherwise complied with its obligations under Section 5.15 and (2) the Financing Sources for the Debt Financing have confirmed that the Debt Financing will be funded in accordance with the terms thereof at the Closing (assuming the substantially concurrent funding of the Common Equity Financing, the Target Amount of Cash on Hand and the Parent Cash on Hand), and (3) Parent and Dell do not make available the Parent Cash on Hand for the purpose of financing the transactions contemplated by this Agreement, then Dell shall pay to the Company, in lieu of the Reverse Termination Fee (and without duplication), a fee in the amount equal to Six Billion Dollars ($6,000,000,000) (the “Alternative Reverse Termination Fee”). The Reverse Termination Fee or the Alternative Reverse Termination Fee, as applicable, shall be paid by Parent or Dell by wire transfer of same-day funds no later than the second Business Day following the date of such termination of this Agreement.

(f) Without limiting or otherwise affecting other remedies that may be available to Parent and Merger Sub, in the event of the termination of this Agreement by the Company or Parent pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i), then the Company shall pay to, or as directed by, Parent as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub or their respective Affiliates, and all out-of-pocket fees and expenses of Financing Sources for which Parent, Merger Sub or their Affiliates may be responsible) incurred by Parent, Merger Sub or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum amount of Fifty Million Dollars ($50,000,000), by wire transfer of same day funds, which amount shall be credited against any Company Termination Fee that becomes subsequently payable to Parent.

(g) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing when required by Section 1.02 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (x) a decree or order of specific performance or an injunction or injunctions if and to the extent permitted by Section 8.09, (y) the termination of this Agreement pursuant to Section 7.01(b)(i), Section 7.01(d)(i) or Section 7.01(d)(iii) and receipt of payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) pursuant to Section 7.03(e), if payable in accordance with the terms hereof and (z) the Company’s rights against Parent and Dell in respect of the Dell Obligations, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against any of Parent, Merger Sub, Dell, the stockholders of Parent, the Financing Sources and any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except with respect to Parent, Merger Sub and Dell as provided in the immediately foregoing clause (i), none of the Specified

Persons will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement, the Commitment Papers or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the right of Parent and Merger Sub (or following the Effective Time, the Surviving Corporation) under the Commitment Papers or the Company’s rights as a third party beneficiary of Parent’s rights under the Common Equity Purchase Agreements to cause Parent to obtain the proceeds of and consummate the Common Equity Financing if and to the extent permitted thereunder and by Section 8.09, the Company acknowledges and agrees that none of the Financing Sources shall have any liability or obligation to the Company or any of its Affiliates if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Commitment Papers. Without limiting clause (ii) above or the Company’s rights set forth in the immediately preceding sentence, upon payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) in accordance with the terms of this Agreement, none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Commitment Papers or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, other than liability of Dell in respect of the Dell Obligations. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be deemed to be in breach of this Agreement or to have failed to perform any of its obligations under this Agreement, including for purposes of Section 7.01(b)(i), solely as a result of the inability (in and of itself) of Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing was required to have occurred pursuant to Section 1.02 due to the proceeds of the Debt Financing not being available in full pursuant to the terms thereof, if neither Parent nor Merger Sub has otherwise breached or failed to perform its representations, warranties, covenants or agreements contained in this Agreement; provided, that the foregoing shall not limit the Company’s rights to seek specific performance or injunctive relief to the extent otherwise permitted under Section 8.09.

(h) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the Company Termination Fee, Reverse Termination Fee or the Alternative Reverse Termination Fee, as applicable, or any portion thereof, the Company shall pay to Parent, or Dell shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company. The parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion and in no event will Dell be required to pay both the Reverse Termination Fee and the Alternative Reverse Termination Fee or to pay either such fee on more than one occasion.

Section 7.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 7.03(g), this Section 7.04, Section 8.06, Section 8.07, Section 8.09 and Section 8.10 may not be modified, waived or terminated in a manner adverse in any respect to the Financing Sources or their Specified Persons without the prior written consent of the relevant Financing Source.

Section 7.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.06 Procedure for Termination or Amendment. A party terminating this Agreement pursuant to Section 7.01 (other than pursuant to Section 7.01(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 7.01 pursuant to which this Agreement is being terminated. A termination of this Agreement pursuant to Section 7.01 or an amendment or waiver of this Agreement pursuant to Section 7.04 or Section 7.05 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or a duly authorized committee thereof.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival; No Other Representations and Warranties; Due Investigation.

(a) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

(b) Except for the representations and warranties contained in Article III, neither the Company nor any of its Representatives makes or has made any other representation or warranty on behalf of the Company or otherwise in respect of the Company and its Subsidiaries, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including set forth in any electronic data room or provided in any presentations, supplemental information or other due diligence materials) or otherwise made available by or on behalf of the Company. The Company expressly disclaims any and all other representations and warranties, whether express or implied.

(c) Except for the representations and warranties contained in Article IV, none of Parent, Dell or Merger Sub, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Parent, Dell or Merger Sub or otherwise in respect of Parent and its Subsidiaries, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including set forth in any electronic data room or provided in any presentations, supplemental information or other due diligence materials) or otherwise made available by or on behalf of Parent. Parent, Dell and Merger Sub expressly disclaim any and all other representations and warranties, whether express or implied.

(d) Each of Parent, Dell and Merger Sub has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company. In entering into this Agreement, each of Parent, Dell and Merger Sub has relied solely upon its own investigation and analysis, and acknowledges and agrees that, other than with respect to the representations and warranties contained in Article III, the Company, its Subsidiaries and their respective Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates or any of their respective Representatives (including in Contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub or their respective Affiliates or any of their respective Representatives.

Section 8.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed by non-automated response) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, Dell or Merger Sub, to:

Dell Inc.

One Dell Way, RR1-33

Round Rock, Texas 78682

Facsimile: (512) 283-9501

Attention: Richard Rothberg, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Fax: (650) 251-5002

Attention: Richard Capelouto; Atif I. Azher

and:

Simpson Thacher & Bartlett LLP

600 Travis Street

Suite 5400

Houston, Texas 77002

Fax: (713) 821-5602

Attention: Christopher R. May

if to the Company, to:

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Fax: (508) 497-6915

Attention: Office of the General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Fax: (617) 305-4815

Attention: Margaret A. Brown; Laura P. Knoll

Notices shall be deemed given upon receipt.

Section 8.03 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Commercial Paper Debt” means indebtedness of the Company in a principal amount not to exceed Two Billion Five Hundred Million Dollars ($2,500,000,000) in the aggregate at any time outstanding, evidenced by unsecured promissory notes with a maximum maturity of 30 days for any such notes issued and sold after the date hereof; provided, that, from and after the date of the Company’s receipt of a written notice from Parent stating that Parent reasonably and in good faith expects that the Effective Time will occur not later than 30 days after the date of such notice, the maximum maturity of any notes issued and sold after receipt of such notice shall be seven days and, in no event, shall any such notes mature on a date occurring after the Effective Time.

(d) “Company Personnel” means any current or former officer, employee, director or individual consultant of the Company or any of its Subsidiaries.

(e) “Company Stock Plans” means collectively, the EMC Corporation 1985 Stock Option Plan (as amended June 7, 2002), the 1992 EMC Corporation Stock Option Plan for Directors (as amended January 27, 2005), the EMC Corporation 1993 Stock Option Plan (as amended June 7, 2002), the EMC Corporation 2001 Stock Option Plan (as amended April 29, 2010), the EMC Corporation Amended and Restated 2003 Stock Plan (as amended and restated as of April 30, 2015), the Avamar Technologies, Inc. 2000 Equity Incentive Plan (as amended and restated as of February 20, 2002, and further amended as of April 1, 2003, July 21, 2004, May 6, 2005 and February 9, 2006), the Aveksa, Inc. 2005 Equity Incentive Plan, the BusinessEdge Solutions, Inc. Amended and Restated 1999 Stock Incentive Plan, the Fundamental Software, Inc. 2000 Stock Option / Stock Issuance Plan, the Data Domain, Inc. 2002 Stock Plan, the Data Domain, Inc. 2007 Equity Incentive Plan, the DSSD, Inc. 2013 Equity Incentive Plan (as amended), the FastScale Technology, Inc. 2006 Stock Incentive Plan, the Greenplum, Inc. 2006 Stock Plan (as amended November 26, 2007), the Iomega Corporation 1997 Stock Incentive Plan, the Iomega Corporation 2007 Stock Incentive Plan, the Isilon Systems, Inc. 2006 Equity Incentive Plan (as amended and restated April 12, 2010), the Kashya Israel Ltd. 2003 Stock Plan, the Kazeon Systems, Inc. 2003 Stock Plan (as amended September 20, 2006, December 13, 2006 and November 14, 2007), the Likewise Software, Inc. 2004 Stock Plan (as amended April 15, 2010), the Maginatics, Inc. 2010 Stock Incentive Plan, the NetWitness Acquisition Corp. 2006 Equity Incentive Plan, the nLayers Ltd. 2003 Share Option Plan, the nLayers Ltd. US Appendix to the 2003 Share Option Plan, the Pi Corporation 2006 Stock Plan, the PassMark Security, Inc. 2004 Stock Plan, the ScaleIO, Inc. 2011 Stock Incentive Plan, the Silver Tail Systems, Inc. 2008 Stock Plan, the Spanning Cloud Apps, Inc. Amended and Restated 2011 Stock Plan, the Tablus, Inc. 2006 Stock Plan, the TwinStrata, Inc. 2008 Stock Option and Purchase Plan, the Virtustream Group Holdings, Inc. 2009 Equity Incentive Plan (as amended December 15, 2009, January 15, 2010, December 14, 2011, March 14, 2012 and April 21, 2014), the SysDm, Inc. 2003 Stock Option/Stock Issuance Plan, the Amended and Restated Stock Option Plan for Xtreme Labs Inc., the XtremIO Ltd. Amended and Restated 2010 US Share Option Plan and the XtremIO Ltd. 2010 Israeli Share Option Plan.

(f) “Credit Facilities” means the credit facilities contemplated by the Debt Commitment Letter.

(g) “Dell Obligations” means (i) all costs and expenses of the Company and interest on the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) payable by Dell pursuant to Section 7.03(e) in connection with the Company’s collection of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable), (ii) all reimbursement and indemnification obligations of Dell pursuant to Section 5.13(g) in connection with the Company’s cooperation with the Financing, (iii) all reimbursement obligations of Dell pursuant to Section 5.16 in connection with the Company’s cooperation with proposed divestitures, and (iv) all liabilities and obligations of Parent under the Confidentiality Agreement, including those arising pursuant to Section 5.02(b).

(h) “Existing Transfer Restrictions” means Transfer Restrictions on the VMware Common Stock owned by the Company or its Affiliates (i) on account of the fact that the Company or its Affiliates, as the case may be, is an “affiliate” of VMware within the meaning of Rule 144 under the Securities Act (“Rule 144”); (ii) on account of the fact that the shares of VMware Common Stock are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began no later than October 12, 2014, and (iii) as set forth in the VMware Certificate.

(i) “Filed Contracts” means each Contract filed by the Company with the SEC, furnished by the Company to the SEC, or incorporated by reference, (i) as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014 or in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (b) as a “material definitive agreement” filed pursuant to, Item 1.01 of Form 8-K of the SEC under the Exchange Act in any Current Report on Form 8-K filed from and after January 1, 2015 and prior to the date hereof.

(j) “Financing Sources” means the entities that have committed to provide the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Papers and any joinder agreements or definitive agreements relating thereto.

(k) “Hazardous Materials” means (i) petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and (ii) any substance or waste defined or regulated under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, or any term of similar meaning.

(l) “Intellectual Property” shall mean all intellectual property rights worldwide, including without limitation patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including Software, databases, applications, source and object code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, social media identifiers, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, data and other confidential or proprietary information, and in the case of each of the foregoing, any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, reexaminations, substitutions, extensions, registrations and applications.

(m) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company (other than VMware or its Subsidiaries or Pivotal and its Subsidiaries) with the title of Senior Vice President or higher.

(n) “Knowledge” means, with respect to any matter in question, (i) in the case of the Company, the actual knowledge of the individuals identified on Section 8.03(n) of the Company Disclosure Letter and (ii) in the case of Parent, the actual knowledge of the individuals identified on Section 8.03(n) of the Parent Disclosure Letter.

(o) “Margin Loan Financing” means the financing contemplated by Exhibit E to the Debt Commitment Letter.

(p) “Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and (b)(i) the conditions set forth in Section 6.01 and Section 6.02 are satisfied

(other than those conditions in Section 6.02 that by their nature are to be satisfied at Closing, but subject to those conditions being capable of being satisfied at such time); provided, that if on the date that is thirty (30) Business Days prior to the Outside Date, all of such conditions are satisfied except for Section 6.01(b) or Section 6.01(c) solely in respect of the Applicable Jurisdictions set forth on Section 8.03(p) of the Company Disclosure Letter (the “Excluded Conditions”) and no Excluded Condition is incapable of being satisfied on or prior to the Outside Date, the satisfaction of the Excluded Conditions shall not be required in order to commence or continue the Marketing Period as long as all other prerequisites to commencing and continuing the Marketing Period have been satisfied (it being understood that such Marketing Period shall be deemed to have commenced no earlier than such date that is thirty (30) Business Days prior to the Outside Date), and (ii) nothing has occurred and no condition exists that entitles Parent to terminate this Agreement pursuant to Section 7.01(c)(i); provided, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained in full; provided further that (x) such twenty (20) consecutive Business Day period shall only occur within any of the following time periods: (i) beginning on January 4, 2016 and ending on (and including) February 8, 2016, (ii) beginning on March 24, 2016 and ending on (and including) May 9, 2016, (iii) beginning on May 10, 2016 and ending on (and including) June 11, 2016, (iv) beginning June 3, 2016 and ending on (and including) August 8, 2016, (v) beginning on August 9, 2016 and ending on (and including) September 10, 2016, (vi) beginning on September 12, 2016 and ending on (and including) November 8, 2016, and (vii) beginning on November 9, 2016 and ending on (and including) December 10, 2016, (y) the Marketing Period shall either end on or prior to August 19, 2016 or, if the Marketing Period has not ended on or prior to August 19, 2016, then the Marketing Period shall commence no earlier than September 6, 2016, and (z) the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in any documents filed or furnished by the Company or VMware with the SEC, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such twenty (20) consecutive Business Day period are not, during each day of such period, the most recent consolidated financial statements of the Company on which the Company’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the Marketing Period shall not be deemed to commence until the receipt by Parent of such most recent consolidated financial statements, (III) the Required Information, when taken as a whole along with any documents filed or furnished by the Company with the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information and documents filed or furnished by the Company with the SEC have been updated so that there is no longer any such untrue statement or omission, or (IV) the Company or any of its Subsidiaries shall have announced any intention to restate any historical financial statements of the Company or any of its Subsidiaries or other financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, or (B) the Company or any of its Subsidiaries shall have been delinquent in filing or furnishing any document required to be filed or furnished with the SEC, in which case, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured. If the Company shall in good faith reasonably believe that (1) clause (b) to this definition has been satisfied and (2) it has delivered the Required Information that satisfies the requirements of clause (z) of the proviso to this definition, it may give to Parent a written notice to that effect, in which case the Company shall be deemed to have complied with clauses (1) and (2) sufficient to commence the Marketing Period, unless Parent in good faith reasonably believes the Company has not so complied, and within eight (8) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity which elements of clauses (1) and (2) have not been complied with, including whether Required Information has not been delivered by the Company or does not satisfy the requirements of clause (z) of the proviso to this definition).

(q) “Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) the negotiation, execution, delivery or performance of this Agreement (other than with respect to the Company’s obligations under the first sentence of Section 4.01(a)), the identity of Parent, or the public announcement, pendency or consummation of this Agreement or the Merger or the other transactions contemplated hereby (including the effect thereof on relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, partners or Governmental Entities), and including any Transaction Litigation or any demand, action, claim or proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the MBCA in connection herewith, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (v) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (vi) any change in the price or trading volume of the Company Common Stock or the VMware Common Stock or the credit rating of the Company or VMware, in and of itself, (vii) any failure by the Company or VMware to meet any published analyst estimates or expectations of the Company’s or VMware’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or VMware to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (viii) compliance with the terms of, or the taking of any action expressly required by, this Agreement (other than with respect to the Company’s obligations under the first sentence Section 4.01(a)); except (A) in the cases of clause (i), (ii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate and (B) that clause (vi) or (vii) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(v) or (viii) hereof) underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clause (iii) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.01(e) (to the extent related to such portions of such representation) the purposes of which are to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement.

(r) “Parent Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) the negotiation, execution, delivery or performance of this Agreement, the identity of the Company or VMware, or the public announcement, pendency or consummation of this Agreement or the Merger or the other transactions contemplated hereby (including the effect thereof on relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers, partners or Governmental

Entities), and including any Transaction Litigation to the extent Parent or its Subsidiaries is a defendant thereto, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (v) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (vi) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (vii) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iv) or (v), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Parent and its Subsidiaries operate and (B) that clause (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(v) or (vii) hereof) underlying such changes or failures constitute or contribute to a Parent Material Adverse Effect.

(s) “Permitted Liens” means any (i) Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity which, in each case, would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (iv) Liens, encroachments, covenants, restrictions, or state of facts which an accurate survey or inspection of the real property owned or leased by the Company or its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (v) with respect to securities, restrictions on transfer imposed by applicable securities Laws, and (vi) nonexclusive licenses or other nonexclusive grants of Intellectual Property.

(t) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(u) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(v) “Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

(w) “Revolving Credit Facility” means the revolving credit facility pursuant to the Credit Agreement, dated as of February 27, 2015, by and among the Company, the lenders party thereto and Citibank, N.A. as administrative agent.

(x) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) data, databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and training documentation, related to any of the foregoing.

(y) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(z) “Transfer Restrictions” means, with respect to any shares of VMware Common Stock, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such shares or enforce the provisions thereof or of any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such shares of VMware Common Stock be consented to or approved by any person including the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such shares and (iii) any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to any federal securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such shares being a “restricted security” or the Company being an “affiliate” of VMware, as such terms are defined in Rule 144).

(aa) “VMware Intercompany Agreements” means the (i) Master Transaction Agreement, dated as of August 13, 2007, (ii) Administrative Services Agreement, dated as of August 13, 2007, (iii) Employee Benefits Agreement, dated as of August 13, 2007, (iv) Insurance Matters Agreement, dated as of August 13, 2007, (v) Intellectual Property Agreement, dated as of August 13, 2007, (vi) Amended and Restated Real Estate License Agreement, dated as of September 21, 2015, (vii) Purchase and Sale Agreement, dated as of August 1, 2007 and (viii) Tax Sharing Agreement, dated as of August 13, 2007, in each case, between the Company and VMware.

Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; provided, that for purposes of any representation or warranty contained in this Agreement that is made as of a specific date or dates, references to any Contract, instrument or Law shall be deemed to refer to such Contract, instrument or Law, in each case, as of such date. The words “made available to Parent” or words of similar import refer to documents (x) posted to an electronic data room accessible by Parent, Merger Sub or any of their respective Representatives prior to the date of this Agreement, (y) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives prior to the date of this Agreement or (z) filed or furnished with the SEC by the Company or VMware to the extent publicly available, including all reports, schedules, forms, statements and other documents and any exhibits and other information incorporated therein at least one (1) Business Day prior to the date of this

Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The specification of any dollar amount in any representation or warranty contained in ARTICLE III is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. References to a person are also to its successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

Section 8.06 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except for (a) Section 7.03(g), Section 7.04, this sentence of this Section 8.06, Section 8.09(d) and Section 8.10 (in each case, solely to the extent relating to the Financing Sources), which shall be for the benefit of the Financing Sources and their Specified Persons, (b) Section 7.03(g) which shall be for the benefit of the Specified Persons and (c) Section 5.06, which shall be for the benefit of any indemnitee referred to in Section 5.06, this Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any agreements entered into contemporaneously herewith are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.07 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void; provided, however, that without the consent of the other parties, the rights, interests and obligations of Merger Sub hereunder may be assigned to another wholly-owned Subsidiary of Parent if such other wholly-owned Subsidiary of Parent provides in writing that the representation in the first sentence of Section 3.02(k) is true with respect to such Subsidiary as of the date of such assignment, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and permitted assigns.

Section 8.09 Specific Enforcement; Consent to Jurisdiction.

(a) Subject to Section 8.09(b), the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, subject to Section 8.09(b), the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedies are subject to Section 7.03(g). The parties expressly acknowledge and agree that the Company’s entitlement to specific performance under this Section 8.09(a) in respect of Parent’s obligations to have and maintain the Parent Cash on Hand as required by Section 5.13(j) shall not be subject to the conditions set forth in Section 8.09(b).

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to specific performance and any other injunctive relief in order to cause Parent to cause the full funding of the Common Equity Financing under the Common Equity Purchase Agreements and to cause Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement to occur at the Closing, if and only if:

(i) all of the conditions to Closing set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to those conditions being capable of being satisfied at such time if specific performance was granted pursuant to this Section 8.09(b)) at the time when the Closing would have been required to occur pursuant to Section 1.02;

(ii) Parent and Merger Sub have failed to complete the Closing following the date the Closing is required to occur pursuant to Section 1.02;

(iii) the Debt Financing has been funded or the Financing Sources for the Debt Financing have confirmed that the Debt Financing will be funded in accordance with the terms thereof at the Closing; and

(iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able for the Closing to occur if specific performance is granted and that if the Debt Financing is funded, then the Closing will occur (provided that such irrevocable notice may remain subject to the continued satisfaction as of the Closing of the conditions set forth in Section 6.01(b), Section 6.03(a) (solely as such condition relates to the representations set forth in Section 3.02(h), Section 6.01(d) and Section 6.03(d)) and Section 6.03(b) (solely as such condition relates to the obligations under Section 5.19).

For the avoidance of doubt, it is understood and agreed that (A) in no event shall the Company be entitled to the remedies set forth in this Section 8.09(b) if the conditions set forth under clauses (i) through (iv) above are not satisfied and (B) the election of the Company to pursue a grant of specific performance and any other injunctive relief to the extent permitted by this Section 8.09(b) with respect to the matters set forth in this Section 8.09(b) shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and collect payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) pursuant to Section 7.03(e); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance to require Parent and Merger Sub to consummate the Closing and (B) payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable).

(c) Each of the parties hereto irrevocably agrees that any legal action or proceeding brought by any party to this Agreement with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (or if such court does not have jurisdiction, any state court located within the Commonwealth of Massachusetts, or if those courts do not have jurisdiction, then any federal court of the United States located within the Commonwealth of Massachusetts). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party to this Agreement with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.09(c), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) waives, to the fullest extent permitted by the applicable Law, any claim that (A) such suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.02.

(d) Notwithstanding the foregoing and without limiting Section 8.09(c), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources for the Debt Financing or their Specified Persons in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of, or relate to, the Debt Financing or involve the Financing Sources for the Debt Financing or their Specified Persons (whether in law, contract, tort, equity or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or Merger Sub have the right (taking into account any applicable cure provisions) to terminate its obligations under this Agreement or decline to consummate the Merger and (iii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, that the parties intend that the remedies and limitations thereon (including the limitations on liability contained in Section 7.02 and provisions that, subject to the terms and limitations set forth in Section 8.09(b), payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) be the exclusive remedy for the recipient thereof and the limitation on liabilities of the Specified Persons) contained in Article VII and Section 8.09 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

[signature page follows]

IN WITNESS WHEREOF, Parent, Dell, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

DENALI HOLDING INC.

By:	/s/ Thomas W. Sweet
	Name: Title:	Thomas W. Sweet Senior Vice President and Chief Financial Officer

DELL INC.

By:	/s/ Thomas W. Sweet
	Name: Title:	Thomas W. Sweet Senior Vice President and Chief Financial Officer

UNIVERSAL ACQUISITION CO.

By:	/s/ Thomas W. Sweet
	Name: Title:	Thomas W. Sweet Senior Vice President and Chief Financial Officer

EMC CORPORATION

By:	/s/ Paul T. Dacier
	Name: Title:	Paul T. Dacier Executive Vice President and General Counsel

[Signature Page to Agreement and Plan of Merger]

Annex B

Tracking Stock Policy

DENALI HOLDING INC.

BOARD OF DIRECTORS

TRACKING STOCK POLICY STATEMENT

REGARDING DHI GROUP

AND CLASS V GROUP MATTERS

1.	General Policy

The Class V Common Stock is intended to initially reflect the direct and indirect economic rights of Denali Holding Inc., a Delaware corporation (the “Company”), in [43,025,308] shares of Class A Common Stock, par value $0.01 per share, of VMware, Inc., a Delaware corporation (“VMware”), and [300,000,000] shares of Class B Common Stock, par value $0.01 per share, of VMware, in each case as owned by the Company as of the Effective Date. From time to time additional assets and liabilities may be allocated to the Class V Group in accordance with the limitations set forth in the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Bylaws of the Company and as set forth herein.

All material matters as to which the holders of DHI Common Stock and the holders of Class V Common Stock may have potentially divergent interests will be resolved in a manner that the Board of Directors or any committee appointed by the Board of Directors to so act (in either case, the “Board”) of the Company and, where expressly provided herein or in the Bylaws, the Capital Stock Committee (as defined below) determine in accordance with such directors’ business judgment to be in the best interests of the Company and its stockholders as a whole. All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Certificate of Incorporation.

To the extent this or any subsequent policy statement (this “Policy Statement”) conflicts with any agreement that may exist from time to time between VMware and EMC (collectively, the “EMC/VMware Agreements”), the terms of such EMC/VMware Agreement shall control, and shall be deemed consistent with this Policy Statement.

2.	Amendment and Modification

The Board may, with the approval of the Capital Stock Committee (as defined below) but without stockholder approval, subject in each case to any limitations set forth in the Certificate of Incorporation, the Bylaws of the Company and to any limitations imposed by the fiduciary duties of the Board or applicable law, change the policies set forth in this Policy Statement, including any resolution implementing the provisions of this Policy Statement. The Board also may, with the approval of the Capital Stock Committee but without stockholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in this Policy Statement in connection with particular facts and circumstances, all as the Board may determine in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any decision by the Board to amend, modify or rescind this Policy Statement shall require the approval of the Capital Stock Committee and will be final, binding and conclusive.

3.	Corporate Opportunities

(i) Allocation. The Board will allocate any business opportunities and operations and any acquired assets and businesses between the DHI Group and the Class V Group (together, the “Groups”), in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that the Board determines to be relevant including, without limitation:

(a)	whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of one Group’s business;

1

(b)	whether one Group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business; and

(c)	existing contractual agreements and restrictions.

(ii) No Prohibition. No Group will be prohibited from:

(a)	engaging in the same or similar business activities or lines of business as the other Group;

(b)	doing business with any potential or actual supplier, competitor or customer of the other Group; or

(c)	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other Group.

(iii) No Duty, Responsibility or Obligation. In addition, neither the Company nor any Group will have any duty, responsibility or obligation:

(a)	to communicate or offer any business or other corporate opportunity that one Group has to the other Group, including any business or other corporate opportunity that may arise that either Group may be financially able to undertake, and that is, from its nature, in the line of either Group’s business and is of practical advantage to either Group;

(b)	to have one Group provide financial support to the other Group; or

(c)	otherwise to have one Group assist the other Group.

4.	Relationship between the Groups

The Company will manage the businesses in the DHI Group and the businesses in the Class V Group in a manner intended to maximize the operations, assets and value of both Groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

(i) Commercial Inter-Group Transactions. All material commercial transactions in the ordinary course of business between the Groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s-length dealings with unrelated third parties. Neither Group is under any obligation to use or make available to its customers services provided by the other Group, and each Group may use or make available to its customers services provided by a competitor of the other Group.

(ii) Other Transfers of Assets and Liabilities. To the extent not governed by clause (i) above, the Board may, with the approval of the Capital Stock Committee but without stockholder approval, otherwise allocate and reallocate assets and liabilities from one Group to the other. Any such reallocation will be effected by:

(a)	the reallocation of other assets or consideration (including services) of the transferee Group to the transferor Group and/or of liabilities of the transferor Group to the transferee Group;

(b)	in the case of a reallocation of assets, the creation of inter-Group debt owed by the transferee Group to the transferor Group or the reduction of inter-Group debt owed by the transferor Group to the transferee Group;

(c)	in the case of a reallocation of assets of the DHI Group to the Class V Group or an assumption by the DHI Group of liabilities of the Class V Group, an increase in the Number of Retained Interest Shares;

(d)	in the case of a reallocation of assets of the Class V Group to the DHI Group or an assumption by the Class V Group of liabilities of the DHI Group, a decrease in the Number of Retained Interest Shares; or

(e)	a combination of any of the above;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group. For these purposes, the fair value of the assets or liabilities transferred will be determined in accordance with the Certificate of Incorporation to the extent applicable and otherwise by the Board with the approval of the Capital Stock Committee, in each case in good faith in accordance with its business judgment.

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(iii) Treasury and Cash Management Policies. As of the Effective Date, all of the debt and preferred stock of the Company and its subsidiaries (other than debt and preferred stock of VMware and its subsidiaries) will be allocated to the DHI Group. Thereafter, the following will apply:

(a)	The Company will attribute each future incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of VMware and its subsidiaries) and the proceeds thereof to the DHI Group, except as otherwise provided with respect to Convertible Securities in paragraph (c) below or where the Board with the approval of the Capital Stock Committee determines that such debt or preferred stock is being incurred for the benefit of the Class V Group rather than the DHI Group. Any repurchases or repayment of debt or preferred stock will be charged to the Group to which such debt or preferred stock was allocated.

(b)	Debt attributed to the Class V Group (other than debt and preferred stock of VMware and its subsidiaries), including any loans made by the DHI Group to the Class V Group, will bear interest at a rate at which the Company could borrow such funds. Debt attributed to the DHI Group will bear interest at a rate equal to the difference between the Company’s actual interest expense and the interest expense allocated to the Class V Group (inclusive of the interest expense of the debt of VMware and its subsidiaries). Interest rates will be calculated on a quarterly basis. Dividends on any preferred stock attributed to the DHI Group will be charged to the DHI Group, and dividends on any preferred stock attributed to the Class V Group will be charged to the Class V Group.

(c)	The Company will attribute each future issuance of DHI Common Stock (or any Convertible Securities convertible into or exchangeable or exercisable for shares of DHI Common Stock) and the proceeds thereof to the DHI Group. The Company will attribute each future issuance of Class V Common Stock (or any Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) and the proceeds thereof to the Class V Group, except to the extent the Company attributes any such issuance and the proceeds thereof to the DHI Group in respect of a reduction in the Number of Retained Interest Shares.

(d)	Dividends on DHI Common Stock will be charged against the DHI Group, and dividends on Class V Common Stock will be charged against the Class V Group. At the time of any dividend on Class V Common Stock while the Number of Retained Interest Shares is greater than zero, the Company will reallocate to the DHI Group a proportionate amount of assets of the Class V Group (of the same kind as paid as a dividend on Class V Common Stock) in respect of the Number of Retained Interest Shares.

(e)	Repurchases of DHI Common Stock will be charged against the DHI Group. Repurchases of Class V Common Stock may be charged either against the Class V Group and/or the DHI Group as determined by the Board in its sole discretion. If a repurchase of Class V Common Stock is charged against the DHI Group, such Class V Common Stock will be deemed to be purchased by the DHI Group, and the Number of Retained Interest Shares will be increased by the number of shares deemed to be so purchased. If a repurchase of Class V Common Stock is charged against the Class V Group, the Number of Retained Interest Shares shall not be changed as a result thereof.

(f)

The Company will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Retained Interest Shares) as inter-Group revolving credit loans unless (i) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (ii) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution to the Class V Group increasing the Number of Retained Interest Shares, or (iii) the Board determines that a given transfer (or type of transfer) should be accounted for as a repurchase of shares within the Number of Retained Interest Shares or as a dividend on the Number of Retained Interest Shares. There are no specific criteria to determine when the Company will account for a cash transfer as a long-term loan, a capital contribution or a repurchase of or dividend on the Number of Retained Interest Shares rather than an inter-Group revolving credit loan. The Board will make such a determination in the exercise of its business judgment at the time of such transfer based upon all

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relevant circumstances. Factors the Board may consider include, without limitation, the current and projected capital structure of each Group; the financing needs and objectives of the recipient Group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

(g)	Cash transfers accounted for as inter-Group loans will bear interest at the rates described in paragraph (a) above. In addition, any cash transfers accounted for as a long-term loan will have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which the Company could borrow such funds.

(h)	Any cash transfer from the DHI Group to the Class V Group (or for its account) accounted for as a capital contribution will correspondingly increase the Class V Group’s equity account and the Number of Retained Interest Shares.

(i)	Any cash transfer from the Class V Group to the DHI Group (or for its account) accounted for as a repurchase of shares within the Number of Retained Interest Shares will correspondingly reduce the Class V Group’s equity account and the Number of Retained Interest Shares.

(j)	In the event that any convertible securities or similar rights to acquire shares of Class V Common Stock that are attributed to the Number of Retained Interest Shares are exercised, the consideration for such exercise shall be allocated to the DHI Group and the Number of Retained Interest Shares will be correspondingly reduced.

(iv) Intangible Assets. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. These assets will be attributed to the respective Groups based on specific identification and where acquired companies have been divided between the DHI Group and the Class V Group, the intangible assets will be allocated based on the respective fair values at the date of purchase of the related operations attributed to each Group.

5.	Dividend Policy

Subject to the limitations on dividends set forth in the Certificate of Incorporation and to applicable law, the holders of DHI Common Stock and the holders of Class V Common Stock will be entitled to receive dividends on that stock when, as and if the Board authorizes and declares dividends on that stock.

The Company does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Board will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of the Company as a whole, and other factors that the Board considers relevant.

6.	Financial Reporting; Allocation Matters

(i) Financial Reporting. The Company will prepare and include in its filings with the Securities and Exchange Commission consolidated financial statements of the Company and segment information in respect of the DHI Group and the Class V Group in accordance with GAAP for so long as DHI Common Stock and Class V Common Stock are outstanding. For purposes of these financial statements, the Class V Common Stock, the DHI Common Stock (in respect of its Inter-Group Interest in the Class V Group and such amount of VMware shares owned by the Company and not attributed to the Class V Group) and the Class V Group segment will be allocated the debt and preferred stock of VMware and its subsidiaries outstanding from time to time in accordance with GAAP.

(ii) Shared Services and Support Activities. If the Class V Group is allocated operating assets, the Company will directly charge specifically identifiable corporate overhead and other costs to the Class V

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Group. Where determinations based on specific usage alone are impracticable, the Company will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in and total revenues generated by each Group.

7.	Taxes

In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of a Group will be attributed to that Group in the reasonable discretion of the Board. Tax items that are attributable to a Group that are carried forward or back and used as a tax benefit in another tax year will be attributed to that Group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both Groups, such taxes and tax benefits will be attributed to each Group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each Group. Such allocation to or from a Group is intended to reflect its actual effect, whether positive or negative, on the Company’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a Group generating those benefits but can be used to reduce the tax liability of the other Group will be credited to the Group that generated those benefits, and a corresponding amount will be charged to the Group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each Group may not necessarily be the same as that which would have been payable or refundable had that Group filed separate income tax returns.

EMC, VMware and the other entities included in the Company’s consolidated tax group are parties to a tax sharing agreement (the “Agreement”). The Agreement provides that VMware will make payments to EMC, and EMC will make payments to VMware in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of VMware and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of the Company’s or EMC’s affiliated group. Any payments made pursuant to the Agreement will be credited or charged to the DHI Group or the Class V Group, as the case may be and, to the extent such payments relate to tax liabilities, tax benefits or other tax items charged or credited to the payor group hereunder, such payment shall offset the applicable charge or credit, as determined in the reasonable discretion of the Board.

Taxes and tax items from employee or director compensation or employee benefits will be allocated to the Group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group).

Notwithstanding the foregoing, the DHI Group shall be allocated any tax liability of the Company or its subsidiaries resulting from the Class V Common Stock issued on the [closing date] being treated as other than stock of the Company or the deemed disposition of assets of the Class V Group resulting from the issuance of Class V Common Stock on the [closing date]; provided, that any such tax liability shall be allocated to the Class V Group to the extent such tax liability results from any change in U.S. federal income tax law described in clause (i) of the definition of Tax Event set forth in the Certificate of Incorporation or any comparable change in state or local income tax laws after the [closing date] (a “Post-Change Tax Liability”). Notwithstanding the proviso set forth in the immediately preceding sentence, the Class V Group shall not be allocated any Post-Change Tax Liability, and the DHI Group shall be allocated any Post-Change Tax Liability, to the extent such tax liability reasonably could have been avoided by the conversion of Class V Common Stock into Class C Common Stock by the Company after the occurrence of a Tax Event pursuant to Section 5.2(r) of the Certificate of Incorporation and (i) the Company has not so converted the Class V Common Stock or (ii) has so converted the Class V Common Stock but failed to use its reasonable best efforts to list the Class C Common Stock for trading on the New York Stock Exchange or the NASDAQ Stock Market.

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8.	Capital Stock Committee

The Company will establish a standing committee of the Board known as the Capital Stock Committee (the “Capital Stock Committee”). The Capital Stock Committee shall consist of at least three members, and shall at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed or if the Class V Common Stock is not so listed then of a company listed on the New York Stock Exchange. Each director serving on the Capital Stock Committee will have one vote on all matters presented to such committee. The Capital Stock Committee will have such powers, authority and responsibilities as are set forth in the Bylaws of the Company and in this Policy Statement, and such other powers, authority and responsibilities as the Board may grant to such committee, which shall include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

To the extent the members of the Capital Stock Committee who are independent directors are granted equity compensation in either DHI Common Stock or Class V Common Stock and/or options thereon, approximately half (as determined by the Board) of the value at grant of all such compensation shall consist of Class V Common Stock or options thereon.

In making determinations in connection with this Policy Statement, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Board and of the Capital Stock Committee, in performing their duties in connection with the matters covered by this Policy Statement, shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, advice or statements presented to the Company, the Board or the Capital Stock Committee by any of the Company’s officers or employees, or other committees of the Board, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of the Company, the Board or the Capital Stock Committee.

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Annex C

Part 13 of the Massachusetts Business Corporation Act

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

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Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate; (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

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(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights

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of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

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(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

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Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

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Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

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(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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Annex D

October 11, 2015

The Board of Directors

EMC Corporation

176 South Street

Hopkinton, MA 01748

Members of the Board:

We understand that EMC Corporation (the “Company”), Denali Holding Inc. (the “Buyer”), Dell Inc. and Universal Acquisition Co., a direct wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 11, 2015 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held directly or indirectly by the Buyer, Acquisition Sub or any subsidiary which is directly or indirectly wholly-owned by the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) a certain number of shares of common stock, par value $0.01 per share, designated as Class V common stock of the Buyer (the “Class V Common Stock”), determined pursuant to the formula set forth in the Merger Agreement and having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer included as Exhibit C to the Merger Agreement (the “Stock Consideration”), and (ii) $24.05 per share in cash (together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and VMware, Inc. (“VMware”), respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and VMware, respectively;

3)	Reviewed certain financial projections prepared by the management of the Company concerning the Company and VMware;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer;

5)	Discussed the past and current operations and financial condition and the prospects of the Company and VMware, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Reviewed the reported prices and trading activity for the Company Common Stock and the VMware common stock;

7)	Compared the financial performance of the Company and VMware and the prices and trading activity of the Company Common Stock and the VMware common stock with that of certain other publicly-traded companies comparable with the Company and VMware, respectively, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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9)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Buyer related to the Class V Common Stock, the draft commitment letter from a lender substantially in the form of the draft dated October 10, 2015 (the “Commitment Letter”) and certain related documents;

11)	Reviewed the Buyer’s proposed sources and uses of funds in connection with the transactions contemplated by the Merger Agreement; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Buyer, respectively, of the future financial performance of the Company and VMware. At the Company’s direction, our analysis relating to the business and financial prospects of the Company and VMware for purposes of this opinion has been made on the basis of the Company projections concerning the Company and VMware. We have been advised by the Company, and have assumed, with the Company’s consent, that the financial projections are reasonable bases upon which to evaluate the business and financial prospects of the Company and VMware, respectively. We express no view as to the financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as an exchange, pursuant to the Internal Revenue Code of 1986, as amended, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of VMware, the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, the Buyer or VMware, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any parties, other than the Buyer, as to the possible acquisition of the Company or any of its constituent businesses.

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We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and financial advisory and financing services for the Buyer and certain affiliates of the Buyer, and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company, VMware, the Buyer and certain affiliates of the Buyer in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, VMware or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in investment funds managed by affiliates of Morgan Stanley that in the ordinary course may hold direct equity and/or partnership interests in private equity funds managed by affiliates of the Buyer. In addition, a director of the Company is also a member of the Morgan Stanley board of directors and qualifies as an “independent director” under Morgan Stanley’s corporate governance policies.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Class V Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Robert Eatroff
Robert Eatroff Managing Director

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Annex E

October 11, 2015

The Board of Directors of

EMC Corporation

176 South Street

Hopkinton, MA 01748

Members of the Board of Directors:

We understand that EMC Corporation, a Massachusetts corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of October 12, 2015 (the “Merger Agreement”), with Denali Holding Inc., a Delaware corporation (“Parent”), Dell Inc., a Delaware corporation and Universal Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), other than Company Common Stock directly or indirectly owned by Parent or Merger Sub, Company Common Stock beneficially owned by a Subsidiary of the Company that is directly or indirectly wholly owned by the Company and any Dissenting Shares, will be converted into the right to receive (i) a number of shares of Class V Common Stock, par value, $0.01 per share, of Parent (which will have the terms set forth in the Amended and Restated Certificate of Incorporation of Parent attached as Exhibit C to the Merger Agreement) equal to the quotient obtained by dividing (I) 222,966,450 by (II) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued as a result of vesting of Company Equity Awards) (the “Stock Consideration”) and (ii) $24.05 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and VMware, Inc. (“VMware”) that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and VMware prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company under alternative business assumptions and certain non-public projected financial data relating to the Company, the Company (excluding VMware) and VMware on a stand-alone basis, each prepared and furnished to us by management of the Company;

(iv)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(v)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock and VMware common stock;

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(vii)	reviewed certain publicly available information relating to financial performance of publicly traded tracking stock of other companies;

(viii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	reviewed a draft of the Merger Agreement, dated October 11, 2015, including a draft of Exhibit C thereto received on the same date, which we have assumed are in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

(x)	reviewed Parent’s proposed sources and uses of funds in connection with the transactions contemplated by the Merger Agreement; and

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and VMware referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and VMware under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or VMware, or the assumptions on which they are based. We have further assumed that (i) Parent and its Subsidiaries will be Solvent immediately after giving effect to the transactions contemplated by the Merger Agreement and (ii) neither Parent nor any of its Subsidiaries will incur any material Tax obligation as a result of the consummation of the transactions contemplated by the Merger Agreement. We have also assumed that the Merger, together with the related transactions contemplated by the Merger Agreement, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification

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to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of Parent, including Class V Common Stock, or shares of VMware will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C. and its affiliates, provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, the only material relationship that existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship was the representation of the Special Committee of the Board of Directors of Dell Inc. in relation to its acquisition by a consortium of investors. Prior to this engagement, we, Evercore Group L.L.C. and its affiliates, have also performed services for certain portfolio companies of funds managed by Silver Lake Partners, which also manages funds that are investors in Parent, and have received customary fees for rendering these services. We may provide financial or other services to Parent (or the Surviving Corporation) in the future and in connection with any such services we may receive compensation. In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, VMware, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ J. Stuart Francis
J. Stuart Francis Senior Managing Director

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Delaware law, the Denali certificate and the Denali bylaws related to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article X of the Denali certificate and Article VI of the Denali bylaws.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Article X of the Denali certificate and Article VI of the Denali bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, referred to as a proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of Denali or is or was serving or has agreed to serve at the request of Denali as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by Denali to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators.

As permitted by Section 102(b)(7) of the DGCL, the Denali certificate provides that a director of Denali shall not be personally liable to Denali or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

As permitted by Section 145(g) of the DGCL, Denali also maintains a directors’ and officers’ insurance policy which insures the directors and officers of Denali against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Denali bylaws or otherwise.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of October 12, 2015, among Denali Holding Inc., Dell Inc., Universal Acquisition Co. and EMC Corporation (included as Annex A to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

3.1*	Form of Fourth Amended and Restated Certificate of Incorporation of Denali Holding Inc.

3.2*	Form of Amended and Restated Bylaws of Denali Holding Inc.

4.1	Indenture, dated as of April 27, 1998, between Dell Computer Corporation and Chase Bank of Texas, National Association (incorporated by reference to Exhibit 99.2 of Dell Inc.’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.2	Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell Inc.’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.4 of Dell Inc.’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.3	Form of Dell Inc.’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.6 of Dell Inc.’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.4	Indenture, dated as of April 17, 2008, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (including the form of notes) (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4.5	Indenture, dated as of April 6, 2009, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed April 6, 2009, Commission File No. 0-17017).

4.6	Second Supplemental Indenture, dated June 15, 2009, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed June 15, 2009, Commission File No. 0-17017).

4.7	Form of 5.875% Notes due 2019 (incorporated by reference to Exhibit 4.3 of Dell Inc.’s Current Report on Form 8-K filed June 15, 2009, Commission File No. 0-17017).

4.8	Third Supplemental Indenture, dated September 10, 2010, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed September 10, 2010, Commission File No. 0-17017).

4.9	Form of 5.40% Notes due 2040 (incorporated by reference to Exhibit 4.4 of Dell Inc.’s Current Report on Form 8-K filed September 10, 2010, Commission File No. 0-17017).

4.10	Fourth Supplemental Indenture, dated March 31, 2011, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed March 31, 2011, Commission File No. 0-17017).

4.11	Form of 3.100% Notes due 2016 (incorporated by reference to Exhibit 4.4 of Dell Inc.’s Current Report on Form 8-K filed March 31, 2011, Commission File No. 0-17017).

4.12	Form of 4.625% Notes due 2021 (incorporated by reference to Exhibit 4.5 of Dell Inc.’s Current Report on Form 8-K filed March 31, 2011, Commission File No. 0-17017).

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the Denali Holding Inc. Class V Common Stock being registered pursuant to this Registration Statement.

Exhibit Number	Description

8.1*	Opinion of Simpson Thacher & Bartlett LLP relating to tax matters.

8.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters

10.1*	Form of Amended and Restated Stockholders Agreement, to be entered into among Denali Holding Inc. and the stockholders of Denali Holding Inc. party thereto.

10.2*	Form of Amended and Restated Registration Rights Agreement, to be entered into among Denali Holding Inc. and the stockholders of Denali Holding Inc. party thereto.

10.3	Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Appendix A of Dell’s 2007 proxy statement filed October 31, 2007, Commission File No. 0-17017).

10.4	Dell Inc. 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Dell Inc.’s Current Report on Form 8-K filed July 19, 2012, Commission File No. 0-17017).

10.5*	Denali Holding Inc. 2013 Stock Incentive Plan.

10.6*	Executive Annual Incentive Bonus Plan.

10.7*	Employment Agreement, dated as of October 29, 2013, between Michael S. Dell and Denali Holding Inc.

10.8*	Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement.

10.9*	Form of Indemnification Agreement between Denali Holding Inc. and each of its directors and officers.

21.1*	Subsidiaries of Denali Holding Inc.

23.1*	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1).

23.2*	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 8.1).

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.2).

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Denali Holding Inc.

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of EMC Corporation.

24.1	Power of Attorney (contained on signature page to this Registration Statement).

99.1*	Form of Proxy Card of EMC Corporation.

99.2	Consent of Morgan Stanley & Co. LLC.

99.3	Consent of Evercore Group L.L.C.

*	To be filed by amendment.
†	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Denali agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Round Rock, Texas, on December 14, 2015.

DENALI HOLDING INC.

By:	/s/ Michael S. Dell

	Name:	Michael S. Dell

	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears above and below hereby constitutes and appoints Thomas W. Sweet, Richard J. Rothberg and Janet B. Wright, and each of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, with full power and authority to act in any and all capacities in connection with a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Class V Common Stock of Denali Holding Inc., including, without limiting the generality of the foregoing, to execute the Registration Statement on his or her behalf as a director or officer of, or on behalf of, Denali Holding Inc., and any or all amendments or supplements thereto, including any or all pre- and post-effective amendments, whether on Form S-4 or otherwise, and any new registration statement related thereto, filed under Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done or incidental to the performance and execution of the powers herein expressly granted and that may be required to enable Denali Holding Inc. to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 14, 2015.

Name	Title

/s/ Michael S. Dell Name: Michael S. Dell	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas W. Sweet Name: Thomas W. Sweet	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Maya McReynolds Name: Maya McReynolds	Vice President and Chief Accounting Officer (Principal Accounting Officer)

Name	Title

/s/ Egon Durban Name: Egon Durban	Director

/s/ Simon Patterson Name: Simon Patterson	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of October 12, 2015, among Denali Holding Inc., Dell Inc., Universal Acquisition Co. and EMC Corporation (included as Annex A to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

3.1*	Form of Fourth Amended and Restated Certificate of Incorporation of Denali Holding Inc.

3.2*	Form of Amended and Restated Bylaws of Denali Holding Inc.

4.1	Indenture, dated as of April 27, 1998, between Dell Computer Corporation and Chase Bank of Texas, National Association (incorporated by reference to Exhibit 99.2 of Dell Inc.’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.2	Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell Inc.’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.4 of Dell Inc.’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.3	Form of Dell Inc.’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.6 of Dell Inc.’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.4	Indenture, dated as of April 17, 2008, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (including the form of notes) (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4.5	Indenture, dated as of April 6, 2009, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed April 6, 2009, Commission File No. 0-17017).

4.6	Second Supplemental Indenture, dated June 15, 2009, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed June 15, 2009, Commission File No. 0-17017).

4.7	Form of 5.875% Notes due 2019 (incorporated by reference to Exhibit 4.3 of Dell Inc.’s Current Report on Form 8-K filed June 15, 2009, Commission File No. 0-17017).

4.8	Third Supplemental Indenture, dated September 10, 2010, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed September 10, 2010, Commission File No. 0-17017).

4.9	Form of 5.40% Notes due 2040 (incorporated by reference to Exhibit 4.4 of Dell Inc.’s Current Report on Form 8-K filed September 10, 2010, Commission File No. 0-17017).

4.10	Fourth Supplemental Indenture, dated March 31, 2011, between Dell Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Dell Inc.’s Current Report on Form 8-K filed March 31, 2011, Commission File No. 0-17017).

4.11	Form of 3.100% Notes due 2016 (incorporated by reference to Exhibit 4.4 of Dell Inc.’s Current Report on Form 8-K filed March 31, 2011, Commission File No. 0-17017).

4.12	Form of 4.625% Notes due 2021 (incorporated by reference to Exhibit 4.5 of Dell Inc.’s Current Report on Form 8-K filed March 31, 2011, Commission File No. 0-17017).

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the Denali Holding Inc. Class V Common Stock being registered pursuant to this Registration Statement.

8.1*	Opinion of Simpson Thacher & Bartlett LLP relating to tax matters.

Exhibit Number	Description

8.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters

10.1*	Form of Amended and Restated Stockholders Agreement, to be entered into among Denali Holding Inc. and the stockholders of Denali Holding Inc. party thereto.

10.2*	Form of Amended and Restated Registration Rights Agreement, to be entered into among Denali Holding Inc. and the stockholders of Denali Holding Inc. party thereto.

10.3	Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Appendix A of Dell’s 2007 proxy statement filed October 31, 2007, Commission File No. 0-17017).

10.4	Dell Inc. 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Dell Inc.’s Current Report on Form 8-K filed July 19, 2012, Commission File No. 0-17017).

10.5*	Denali Holding Inc. 2013 Stock Incentive Plan.

10.6*	Executive Annual Incentive Bonus Plan.

10.7*	Employment Agreement, dated as of October 29, 2013, between Michael S. Dell and Denali Holding Inc.

10.8*	Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement.

10.9*	Form of Indemnification Agreement between Denali Holding Inc. and each of its directors and officers.

21.1*	Subsidiaries of Denali Holding Inc.

23.1*	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1).

23.2*	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 8.1).

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.2).

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Denali Holding Inc.

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of EMC Corporation.

24.1	Power of Attorney (contained on signature page to this Registration Statement).

99.1*	Form of Proxy Card of EMC Corporation.

99.2	Consent of Morgan Stanley & Co. LLC.

99.3	Consent of Evercore Group L.L.C.

*	To be filed by amendment.
†	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Denali agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.